Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-217244

CONYERS PARK ACQUISITION CORP.
1 Greenwich Office Park, 2nd Floor
Greenwich, CT 06831

Dear Conyers Park Acquisition Corp. Stockholders:

You are cordially invited to attend the special meeting in lieu of the 2017 annual meeting of stockholders of Conyers Park Acquisition Corp., which is referred to as “Parent,” “Conyers Park” or the “Company,” on July 5, 2017, at 11:00 a.m., Eastern time, to be held at the offices of Kirkland & Ellis LLP, located at 601 Lexington Avenue, New York, New York 10022. This proxy statement/prospectus is dated June 15, 2017 and is first being mailed to stockholders of the Company on or about June 15, 2017.

At the special meeting, Conyers Park stockholders will be asked to consider and vote upon a proposal, which is referred to collectively herein as the “Business Combination Proposal” or “Proposal No. 1,” to approve and adopt the Agreement and Plan of Merger, dated as of April 10, 2017, as it may be amended from time to time, which is referred to as the “Merger Agreement,” a copy of which is attached to this proxy statement/prospectus as Annex A, pursuant to which (a) Conyers Park Parent Merger Sub, Inc. (“Parent Merger Sub”), a wholly-owned subsidiary of The Simply Good Foods Company, a Delaware corporation (“Simply Good Foods”), will merge with and into Parent, with Parent surviving such merger (the “Parent Merger”), and (b) immediately after the Parent Merger, Conyers Park Merger Sub 1, Inc., a wholly-owned subsidiary of Simply Good Foods (“Atkins Merger Sub,” together with Parent Merger Sub, the “Merger Subs”), will merge with and into NCP-ATK Holdings, Inc. (“Atkins”), with Atkins surviving such merger (the “Atkins Merger,” and together with the Parent Merger, the “Business Combination”), as a result of which Parent and Atkins will become wholly-owned subsidiaries of Simply Good Foods.

Subject to the terms of the Merger Agreement and customary adjustments set forth therein, the aggregate purchase price for the Business Combination and related transactions is expected to be approximately $730,125,000 of cash and equity consideration, which amount will be reduced by, among other things, the aggregate amount of funds used to repay certain debt obligations of Atkins as set forth in the Merger Agreement. The consideration will be paid to holders of equity interests in Atkins as of the time immediately after the Business Combination, which are referred to as “Selling Equityholders.” The amount of cash consideration is the sum of (i) cash available to Conyers Park from the trust account, which is referred to as Conyers Park’s “Trust Account,” that holds the proceeds (including interest) of Conyers Park’s initial public offering that closed on July 20, 2016, which is referred to as “Conyers Park’s IPO,” after giving effect to taxes payable, any redemptions that may be elected by any of Conyers Park’s public stockholders for their pro rata share of the aggregate amount of funds on deposit prior to closing the Business Combination (which instructions to redeem are further discussed in the accompanying proxy statement/prospectus) and certain transaction fees and expenses in connection with the Business Combination, including the payment of deferred underwriting commissions agreed to at the time of Conyers Park’s IPO, (ii) the net proceeds of our anticipated debt financing that is described in this proxy statement/prospectus and (iii) the net proceeds from the sale of shares of newly issued Conyers Park common stock in a private placement (the “Common Stock Private Placement”). The amount of stock consideration is a number of newly issued shares of Simply Good Foods’ common stock, payable to Selling Equityholders for their ownership interests therein and which is referred to as the “Stock Consideration.” To the extent not utilized to consummate the Business Combination or to repay the remainder of certain of Atkins’ existing debt at the closing of the Business Combination, the proceeds from the Trust Account, debt financing and Common Stock Private Placement will be used by Simply Good Foods for general corporate purposes, including, but not limited to, working capital for operations, capital expenditures and future potential acquisitions.

At the closing of the Business Combination, Simply Good Foods will enter into the Tax Receivable Agreement with Roark Capital Acquisition LLC, a Georgia limited liability company (the “Stockholders’ Representative”) (on behalf of the Selling Equityholders). The Tax Receivable Agreement will generally provide for the payment by Simply Good Foods to the Selling Equityholders for certain federal, state, local and non-U.S. tax benefits deemed realized (as described in more detail in the section entitled “Proposal No. 1 — Approval of the Business Combination — The Tax Receivable Agreement”) in post-closing taxable periods by Simply Good Foods, the Company, Atkins and Atkins eligible subsidiaries from the use of up to $100 million of the following tax attributes: (i) net operating losses available to be carried forward as of the closing of the Business Combination; (ii) certain deductions generated by the consummation of the transactions contemplated by the Merger Agreement; and (iii) remaining depreciable tax basis from the 2003 acquisition of Atkins Nutritionals, Inc. In addition, Simply Good Foods will pay the Selling Equityholders for the use of 75% of up to $7.6 million of alternative minimum tax credit carryforwards. The preliminary estimated fair value of the contingent payments associated with the Tax Receivable Agreement are valued at $16,058,000.

At closing, Simply Good Foods and Conyers Park Sponsor LLC, a Delaware limited liability company (“Sponsor”), will enter into an Investor Rights Agreement, substantially in the form attached hereto as Annex D, providing for, among other things, certain customary registration rights to Sponsor. See the section entitled “Proposal No. 1 — Approval of the Business Combination — The Investor Rights Agreement with Conyers Park.”

Additionally, Simply Good Foods, Sponsor and Atkins Holdings LLC, a Georgia limited liability company, will enter into an Investor Rights Agreement, substantially in the form attached hereto as Annex E, providing for, among other things, subject to the terms thereof, customary registration rights and information rights in favor of Atkins Holdings LLC. Pursuant thereto, Atkins Holdings LLC will agree not to sell, transfer, pledge or otherwise dispose of its shares of common stock acquired in connection with the Business Combination for 180 days from the closing of the Business Combination. Atkins Holdings LLC will also have the right to nominate one director to serve on the board of directors of Simply Good Foods subject to the terms and conditions set forth in the Investor Rights Agreement. See the section entitled “Proposal No. 1 — Approval of the Business Combination — The Investor Rights Agreement with Atkins Holdings LLC.”

You will also be asked to consider and vote upon whether to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Business Combination Proposal, which is referred to as the “Adjournment Proposal” or “Proposal No. 2.”

Each of these proposals is more fully described in this proxy statement/prospectus, which each stockholder is encouraged to review carefully.

Conyers Park common stock, units and warrants are currently listed on The NASDAQ Stock Market LLC (“NASDAQ”) under the symbols “CPAA,” “CPAA.U” and “CPAA.W,” respectively. Simply Good Foods has applied to list its common stock and warrants on NASDAQ under the symbols “SMPL” and “SMPL.W,” respectively, upon the closing of the Business Combination.

Pursuant to Conyers Park’s amended and restated certificate of incorporation, the Company is providing Conyers Park public stockholders with the opportunity to redeem, upon the closing of the Business Combination, shares of the Conyers Park’s common stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the closing of the Business Combination) in the Trust Account that holds the proceeds (including interest but less taxes payable and any interest that we may withdraw for working capital) of Conyers Park’s IPO. For illustrative purposes, based on funds in the Trust Account of approximately $403.1 million on March 31, 2017, $402.5 million of which Conyers Park intends to use for the purposes of consummating a business combination, the estimated per share redemption price would have been approximately $10.00, excluding the impact of up to $1,000,000 of interest income available to us for working capital requirements. Public stockholders may elect to redeem their shares even if they vote for the Business Combination Proposal. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 10% of the shares of common stock included in the units sold in Conyers Park’s IPO. Holders of Conyers Park’s outstanding public warrants do not have redemption rights in connection with the Business Combination. Sponsor, officers and directors have agreed to waive their redemption rights with respect to any shares of Conyers Park capital stock they may hold (“Founder Shares”) in connection with the consummation of the Business Combination, and the Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, Sponsor owns 20% of Parent’s issued and outstanding shares of common stock, including all of the Founder Shares. Sponsor, directors and officers have agreed to vote any shares of Conyers Park common stock owned by them in favor of the Business Combination Proposal.

Conyers Park is providing this proxy statement/prospectus and accompanying proxy card to Conyers Park stockholders in connection with the solicitation of proxies to be voted at the special meeting in lieu of the 2017 annual meeting of stockholders and at any adjournments or postponements of the special meeting. Whether or not you plan to attend the special meeting, Conyers Park urges you to read this proxy statement/prospectus (and any documents incorporated into this proxy statement by reference) carefully. Please pay particular attention to the section entitled “Risk Factors.”

After careful consideration, the board of directors of Conyers Park has unanimously approved and adopted the Merger Agreement and the transactions contemplated therein and unanimously recommends that Conyers Park stockholders vote “FOR” adoption and approval of the Business Combination Proposal and “FOR” all other proposals presented to Conyers Park stockholders in this proxy statement/prospectus. When you consider the board of directors’ recommendation of these proposals, you should keep in mind that the directors and officers of Conyers Park have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “Proposal No. 1 — Approval of the Business Combination — Interests of Certain Persons in the Business Combination.”

Approval of the Business Combination Proposal requires the affirmative vote of holders of a majority of the shares of Conyers Park common stock that are voted at the special meeting. Approval of the Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of Conyers Park common stock represented in person or by proxy and entitled to vote thereon at the special meeting. The board of directors and Selling Equityholders have already approved the Business Combination.

Each redemption of shares of Conyers Park common stock by Conyers Park public stockholders will decrease the amount in the Trust Account, which held total assets of approximately $403.1 million as of March 31, 2017, $402.5 million of which Conyers Park intends to use for the purposes of consummating a business combination within the time period described in this proxy statement/prospectus, with approximately $14.1 million in deferred underwriting commissions to the underwriters of Conyers Park’s IPO. In no event will Conyers Park redeem public shares in an amount that would cause the net tangible assets of Conyers Park to be less than $5,000,001.

Your vote is very important. If you are a registered stockholder, please vote your shares as soon as possible to ensure that your vote is counted, regardless of whether you expect to attend the special meeting in person, by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the special meeting. The transactions contemplated by the Merger Agreement will be consummated only if the Business Combination Proposal is approved at the special meeting. Unless waived by the parties to the Merger Agreement, the closing of the Business Combination is conditioned upon the approval of the Business Combination Proposal at the special meeting. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the special meeting. If you fail to return your proxy card or fail to submit your proxy by telephone or over the Internet, or fail to instruct your bank, broker or other nominee how to vote, and do not attend the special meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will have no effect on the proposals. If you are a stockholder of record and you attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST AFFIRMATIVELY VOTE EITHER “FOR” OR “AGAINST” THE BUSINESS COMBINATION PROPOSAL AND DEMAND THAT CONYERS PARK REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO CONYERS PARK’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT SUCH MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of the Conyers Park board of directors, I would like to thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,
June 15, 2017
James M. Kilts
Executive Chairman of the Board of Directors

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated June 15, 2017 and is first being mailed to stockholders on or about June 15, 2017.

CONYERS PARK ACQUISITION CORP.
1 Greenwich Office Park, 2nd Floor
Greenwich, CT 06831

NOTICE OF SPECIAL MEETING IN LIEU OF 2017 ANNUAL MEETING
OF STOCKHOLDERS OF CONYERS PARK ACQUISITION CORP.

To Be Held on July 5, 2017

To the Stockholders of Conyers Park Acquisition Corp.:

NOTICE IS HEREBY GIVEN that a special meeting in lieu of the 2017 annual meeting of stockholders, referred to as the “special meeting,” of Conyers Park Acquisition Corp., a Delaware corporation, which is referred to as “Parent,” “Conyers Park” or the “Company,” will be held on July 5, 2017, at 11:00 a.m., Eastern time, to be held at the offices of Kirkland & Ellis LLP, located at 601 Lexington Avenue, New York, New York 10022. You are cordially invited to attend the special meeting for the following purposes:

1.       The Business Combination Proposal — to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of April 10, 2017, as it may be amended from time to time, which is referred to as the “Merger Agreement,” a copy of which is attached to this proxy statement/prospectus as Annex A, pursuant to which (a) Conyers Park Merger Sub, Inc., (“Parent Merger Sub”) a wholly-owned subsidiary of The Simply Good Foods Company (“Simply Good Foods”), will merge with and into Parent with Parent surviving such merger (the “Parent Merger”), and (b) immediately after the Parent Merger, Conyers Park Merger Sub 1, Inc., a wholly-owned subsidiary of Simply Good Foods (“Atkins Merger Sub,” together with Parent Merger Sub, the “Merger Subs”), will merge with and into NCP-ATK Holdings, Inc. (“Atkins”), with Atkins surviving such merger (the “Atkins Merger,” and together with the Parent Merger, the “Business Combination”), as a result of which Parent and Atkins will become wholly-owned subsidiaries of Simply Good Foods (this proposal is referred to herein as the “Business Combination Proposal” or “Proposal No. 1”); and

2.       The Adjournment Proposal — to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal (this proposal is referred to herein as the “Adjournment Proposal” or “Proposal No. 2”).

Only holders of record of Conyers Park common stock at the close of business on May 26, 2017 are entitled to notice of the special meeting and to vote at the special meeting and any adjournments or postponements of the special meeting. A complete list of Conyers Park stockholders of record entitled to vote at the special meeting will be available for ten days before the special meeting at the principal executive offices of Conyers Park for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting.

Pursuant to Conyers Park’s amended and restated certificate of incorporation, Conyers Park will provide holders of its public shares with the opportunity to redeem their shares of Conyers Park common stock for cash equal to their pro rata share of the aggregate amount on deposit in the trust account, which is referred to as the “Trust Account,” which holds the proceeds of Conyers Park’s IPO as of two business days prior to the consummation of the transactions contemplated by the Business Combination Proposal (less taxes payable and any interest earned on the funds held in the Trust Account and not previously released to Conyers Park to pay up to $1,000,000 of the Company’s working capital requirements) upon the closing of the transactions contemplated by the Business Combination Agreement. For illustrative purposes, based on funds in the Trust Account of approximately $403.1 million on March 31, 2017, $402.5 million of which Conyers Park intends to use for the purposes of consummating a business combination, the estimated per share redemption price would have been approximately $10.00, excluding the impact of up to $1,000,000 of interest income available to us for working capital requirements. Public stockholders may elect to redeem their shares even if they vote for the Business Combination Proposal. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming his, her or its shares with respect to more than an aggregate of 10% of the public shares. The holders of Conyers Park shares issued prior to its initial public offering (“Founder Shares”) have agreed to waive their redemption rights with respect to their Founder Shares and any other shares they may hold in connection with the consummation of the Business Combination, and the Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, Conyers Park Sponsor LLC, a Delaware limited liability company (“Sponsor”), certain of its affiliates and Conyers Park’s independent directors and officers own approximately 20% of the issued and outstanding shares of Conyers Park common stock, consisting of all of the Founder Shares. Sponsor and other founders have agreed to vote any shares of Conyers Park common stock owned by them in favor of the Merger Agreement.

Approval of the Business Combination Proposal requires the affirmative vote of holders of a majority of the shares of Conyers Park common stock that are voted at the special meeting. Approval of the Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of Conyers Park common stock represented in person or by proxy and entitled to vote thereon at the special meeting. The board of directors and Selling Equityholders have already approved the Business Combination.

As of March 31, 2017, there was approximately $403.1 million in the Trust Account, $402.5 million of which Conyers Park intends to use for the purposes of consummating a business combination within the time period described in this proxy statement/prospectus, with approximately $14.1 million in deferred underwriting commissions to the underwriters of Conyers Park’s IPO. Each redemption of shares of Conyers Park common stock by its public stockholders will decrease the amount in the Trust Account. In no event, however, will Conyers Park redeem public shares in an amount that would cause its net tangible assets to be less than $5,000,001.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the annexes thereto) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. We encourage you to read this proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call us at (212) 429-2211.

By Order of the Board of Directors,
June 15, 2017
James M. Kilts
Executive Chairman of the Board of Directors

TABLE OF CONTENTS

SUMMARY TERM SHEET	1
FREQUENTLY USED TERMS	3
QUESTIONS AND ANSWERS ABOUT THE PROPOSALS FOR STOCKHOLDERS	5
SUMMARY OF THE PROXY STATEMENT/PROSPECTUS	15
SUMMARY HISTORICAL AND OTHER FINANCIAL INFORMATION OF ATKINS	24
SUMMARY HISTORICAL FINANCIAL INFORMATION OF THE COMPANY	26
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	27
RISK FACTORS	29
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	57
COMPARATIVE SHARE INFORMATION	70
SPECIAL MEETING IN LIEU OF 2017 ANNUAL MEETING OF COMPANY STOCKHOLDERS	71
PROPOSAL NO. 1 — APPROVAL OF THE BUSINESS COMBINATION	76
PROPOSAL NO. 2 — THE ADJOURNMENT PROPOSAL	104
INFORMATION ABOUT PARENT	105
SELECTED HISTORICAL FINANCIAL INFORMATION OF THE COMPANY	118
THE COMPANY’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	119
INFORMATION ABOUT ATKINS	124
SELECTED HISTORICAL FINANCIAL INFORMATION OF ATKINS	144
ATKINS’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	145
MANAGEMENT AND BOARD OF DIRECTORS AFTER THE BUSINESS COMBINATION	163
DESCRIPTION OF PARENT SECURITIES	170
DESCRIPTION OF THE SIMPLY GOOD FOODS COMPANY’S SECURITIES	181
COMPARISON OF RIGHTS OF STOCKHOLDERS OF CONYERS PARK AND SIMPLY GOOD FOODS	184
BENEFICIAL OWNERSHIP OF SECURITIES	193
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	196
PRICE RANGE OF SECURITIES AND DIVIDENDS	199
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	200
APPRAISAL RIGHTS	200
LEGAL MATTERS	200
EXPERTS	200
TRANSFER AGENT AND REGISTRAR	200
SUBMISSION OF STOCKHOLDER PROPOSALS	200
FUTURE STOCKHOLDER PROPOSALS	200
WHERE YOU CAN FIND MORE INFORMATION	201
INDEX TO FINANCIAL STATEMENTS	F-1

Annexes

Annex A — Agreement and Plan of Merger

Annex B — Form of Amended and Restated Certificate of Incorporation of The Simply Good Foods Company

Annex C — Form of Amended and Restated Bylaws of The Simply Good Foods Company

Annex D — Investor Rights Agreement between The Simply Good Foods Company and Conyers Park Sponsor LLC

Annex E — Investor Rights Agreement among The Simply Good Foods Company, Conyers Park Sponsor LLC and Atkins Holdings LLC

i

SUMMARY TERM SHEET

This Summary Term Sheet, together with the sections entitled “Questions and Answers About the Proposals for Stockholders” and “Summary of the Proxy Statement/Prospectus,” summarize certain information contained in this proxy statement/prospectus, but do not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus, including the attached annexes, for a more complete understanding of the matters to be considered at the Special Meeting. In addition, for definitions of terms commonly used throughout this proxy statement/prospectus, including this Summary Term Sheet, see the section entitled “Frequently Used Terms.”

•         Conyers Park is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. There currently are 40,250,000 shares of Conyers Park’s Class A common stock issued and outstanding and 10,062,500 shares of Class B common stock that were issued to Sponsor prior to Conyers Park’s IPO (of which 100,000 shares were subsequently transferred to the independent directors of Conyers Park). In addition, there currently are 20,116,667 warrants of Conyers Park outstanding, consisting of 13,416,667 public warrants originally sold as part of units in Conyers Park’s IPO and 6,700,000 private placement warrants sold to Sponsor in a private placement simultaneously with the consummation of Conyers Park’s IPO. Each warrant entitles its holder to purchase one share of Conyers Park Class A common stock at an exercise price of $11.50 per share. The public warrants will become exercisable on the later of 30 days after the completion of Conyers Park’s initial business combination or 12 months from the consummation of Conyers Park’s IPO, and expire at 5:00 p.m., New York time, five years after the completion of Conyers Park’s initial business combination or earlier upon redemption or liquidation. For the purposes of Conyers Park’s amended and restated certificate of incorporation and the warrant agreement governing Conyers Park’s outstanding warrants, the Business Combination constitutes a “business combination.” Once the warrants become exercisable, Conyers Park may redeem the outstanding public warrants at a price of $0.01 per warrant, if the last sale price of our common stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading day period ending on the third business day before Conyers Park sends the notice of redemption to the public warrant holders. The private placement warrants, however, are non-redeemable so long as they are held by Sponsor or its permitted transferees. For more information about Conyers Park and its securities, see the sections entitled “Information About Parent,” “The Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Parent Securities.”

•         Atkins is a growing developer, marketer and seller of branded nutritional foods and snacking products, whose product portfolio consists primarily of nutrition bars, ready-to-drink (“RTD”) shakes, snacks and confectionery products marketed under the Atkins®, SimplyProtein®, Atkins Harvest Trail, Atkins Endulge® and Atkins Lift brand names. For more information about Atkins, see the sections entitled “Information About Atkins” and “Atkins’ Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

•         The management and board of directors of Conyers Park considered various factors in determining whether to approve the Merger Agreement and the transactions contemplated thereby, including, among other things, that the Atkins brand is in alignment with consumer mega trends, Atkins’ proven track record of growth, and its experienced and proven management team. For more information about Conyers Park’s decision-making process, see the section entitled “Proposal No. 1 — Approval of the Business Combination — The Company’s Board of Directors’ Reasons for the Approval of the Business Combination.”

•         Pursuant to Conyers Park’s amended and restated certificate of incorporation, holders of its public shares may elect to have their Class A common stock redeemed for cash at $10.00 per share. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Conyers Park’s transfer agent at least two business days prior to the Special Meeting. Please see the section entitled “Special Meeting in Lieu of 2017 Annual Meeting of Company Stockholders — Redemption Rights.”

•         In addition to voting on the proposal to adopt the Merger Agreement and approve the transactions contemplated thereunder, including the Business Combination, at the Special Meeting, the stockholders of Conyers Park will be asked to vote on:

•         a proposal to adjourn the Special Meeting to a later date, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal (Proposal No. 2). Please see the section entitled “Proposal No. 2 — The Adjournment Proposal.”

•         The proposed Business Combination involves numerous risks. For more information about these risks, please see the section entitled “Risk Factors” beginning on page 29.

•         In considering the recommendation of the Conyers Park board of directors to vote for the proposals presented at the Special Meeting, including the Business Combination Proposal, you should be aware that aside from their interests as stockholders, Sponsor and certain members of its board of directors and officers have interests in the Business Combination that are different from, or in addition to, the interests of Conyers Park’s stockholders generally. The Company’s board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination and transaction agreements and in recommending to its stockholders that they vote in favor of the proposals presented at the Special Meeting, including the Business Combination Proposal. Stockholders should take these interests into account in deciding whether to approve the proposals presented at the Special Meeting, including the Business Combination Proposal. These interests include, among other things:

•         the continued right of Sponsor to hold Simply Good Foods common stock;

•         the fact that Sponsor paid an aggregate of $10,050,000 for its private placement warrants at the time of Conyers Park’s IPO and such securities will expire worthless if an initial business combination is not consummated by July 20, 2018;

•         the fact that Sponsor has agreed not to redeem any of its Founder Shares in connection with a stockholder vote to approve a proposed initial business combination;

•         the fact that Sponsor paid an aggregate of $25,000 for its Founder Shares and such securities will have a significantly higher value at the time of the Business Combination;

•         if the Trust Account is liquidated, including in the event Conyers Park is unable to complete an initial business combination within the required time period, Sponsor has agreed to indemnify Conyers Park to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Conyers Park has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Conyers Park, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•         the continuation of all seven of Conyers Park’s existing directors as directors of the post-combination company; and

•         the continued indemnification of Conyers Park’s existing directors and officers and the continuation of Conyers Park’s directors’ and officers’ liability insurance after the Business Combination.

FREQUENTLY USED TERMS

In this document:

“Agreement and Plan of Merger” or “Merger Agreement” refers to the Agreement and Plan of Merger, dated as of April 10, 2017, by and among Conyers Park Acquisition Corp., The Simply Good Foods Company, Conyers Park Parent Merger Sub Inc., Conyers Park Merger Sub 1, Inc., Conyers Park Merger Sub 2, Inc., Conyers Park Merger Sub 3, Inc., Conyers Park Merger Sub 4, Inc., NCP-ATK HOLDINGS, INC., Atkins Holdings LLC, solely in its capacity as the Majority Stockholder and, solely in its capacity as the Stockholders’ Representative, Roark Capital Acquisition.

“Atkins” refers to NCP-ATK HOLDINGS, INC., a Delaware corporation.

“Atkins Group Companies” refers to, collectively, Atkins and each of Atkins’ subsidiaries.

“Atkins Subsidiary” means any subsidiary of Atkins.

“Business Combination” refers to the transactions contemplated by the Agreement and Plan of Merger.

“Business Combination Proposal” refers to the proposal to approve and adopt the Agreement and Plan of Merger.

“Closing” refers to the consummation of the Business Combination.

“Code” refers to the Internal Revenue Code of 1986, as amended.

“Common Stock Private Placement” refers to the sale of shares of newly issued Conyers Park common stock in a private placement.

“Company Merger Sub 1” refers to Conyers Park Merger Sub 1, Inc., a Delaware corporation and a wholly-owned subsidiary of Intermediateco.

“Company Merger Sub 2” refers to Conyers Park Merger Sub 2, Inc., a Delaware corporation and a wholly-owned subsidiary of Company Merger Sub 1.

“Company Merger Sub 3” refers to Conyers Park Merger Sub 3, Inc., a Delaware corporation and a wholly-owned subsidiary of Company Merger Sub 2.

“Company Merger Sub 4” refers to Conyers Park Merger Sub 4, Inc., a Delaware corporation and a wholly-owned subsidiary of Company Merger Sub 3.

“Company Surviving Subsidiary” refers to the surviving corporation in the merger with Company Merger Sub 1.

“Conyers Park” refers to Conyers Park Acquisition Corp., a Delaware corporation.

“DGCL” refers to the Delaware General Corporation Law.

“Equity Holders” means Atkins’ stockholders, option holders and warrant holders.

“Exchange Act” refers to the Securities Exchange Act of 1934, as amended.

“Intermediateco” refers to Atkins Intermediate Holdings, LLC, a Delaware limited liability company and wholly-owned subsidiary of Simply Good Foods.

“IRI” refers to Information Resources, Inc.

“Merger Subs” refers to, collectively, Company Merger Sub 1, Company Merger Sub 2, Company Merger Sub 3, Company Merger Sub 4 and Company Merger Sub 5.

“NASDAQ” refers to the Nasdaq Stock Market.

“Parent” refers to Conyers Park Acquisition Corp., a Delaware corporation.

“Parent Merger Sub” refers to Conyers Park Parent Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Intermediateco.

“Parent Parties” means, collectively, the Merger Subs, together with Simply Good Foods, Parent and Parent Merger Sub.

“Roark Capital Acquisition” refers to Roark Capital Acquisition LLC, a Georgia limited liability company.

“Selling Equityholders” refers to holders of equity interests in Atkins as of the time immediately before the Business Combination.

“Simply Good Foods” refers to The Simply Good Foods Company, a Delaware corporation and a wholly-owned subsidiary of Conyers Park.

“Trust Account” refers to the trust account which holds the proceeds of Conyers Park’s initial public offering, and which has Continental Stock Transfer & Trust Company as trustee.

“U.S. Multi-Outlet Retail Sales” means the dollar value of sales of Atkins products, as recorded at the register of groceries, drug stores, mass merchants and club stores, as reported by IRI (for the period from 2012 to present) and by Nielsen FDMx and Retail Link (for the period from 2008 to 2011).

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS FOR STOCKHOLDERS

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the special meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to our stockholders. Unless otherwise indicated, references in this Questions and Answers About the Proposals for Stockholders to “we,” “us” or “our” refer to The Simply Good Foods Company. References to the “Company” refer to Conyers Park Acquisition Corp. We urge stockholders to read carefully this entire proxy statement/prospectus, including the annexes and the other documents referred to herein.

Q:      Why am I receiving this proxy statement/prospectus?

A:      Conyers Park stockholders are being asked to consider and vote upon a proposal to approve and adopt the Merger Agreement, among other proposals. Conyers Park has entered into the Merger Agreement as a result of which Parent Merger Sub shall merge with and into Parent with Parent surviving such merger and immediately after the Parent Merger, Atkins Merger Sub shall merge with and into Atkins, with Atkins surviving such merger, as a result of which Parent and Atkins will become wholly-owned subsidiaries of Simply Good Foods. We refer to these mergers collectively as the “Business Combination.” Subject to the terms of the Merger Agreement and customary adjustments set forth therein, the aggregate purchase price for the Business Combination and related transactions is expected to be approximately $730,125,000, of cash and equity consideration, which amount will be reduced by, among other things, the aggregate amount of funds used to repay certain debt obligations of Atkins as set forth in the Merger Agreement. We refer to such aggregate amount as the “Aggregate Purchase Price.” A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

Conyers Park Class A common stock, units and warrants are currently listed on NASDAQ under the symbols “CPAA,” “CPAA.U” and “CPAA.W,” respectively. Simply Good Foods has applied to list its common stock and warrants on NASDAQ under the symbols “SMPL” and “SMPL.W,” respectively, upon the closing of the Business Combination.

This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the special meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its annexes.

Q:      What is being voted on at the special meeting?

A:      Below are proposals on which Conyers Park stockholders are being asked to vote.

1.       Business Combination Proposal — To approve and adopt the Business Combination and the other transactions contemplated by the Merger Agreement; and

2.       Adjournment Proposal — To approve the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal. This proposal will only be presented at the special meeting if there are not sufficient votes to approve the Business Combination Proposal.

Q:      Are the proposals conditioned on one another?

A:      The Business Combination is conditioned on the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus. It is important for you to note that in the event that the Business Combination Proposal does not receive the requisite vote for approval, then we will not consummate the Business Combination. If Conyers Park does not consummate the Business Combination and fails to complete an initial business combination by July 20, 2018, Conyers Park will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to its public stockholders.

Q:      Why is the Company providing stockholders with the opportunity to vote on the Business Combination?

A:      Under its current certificate of incorporation, Conyers Park must provide all holders of its public shares with the opportunity to have their public shares redeemed upon the consummation of Conyers Park’s initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote. For business and other reasons, Conyers Park has elected to provide its stockholders with the opportunity to have their public shares redeemed in connection with a stockholder vote rather than a tender offer. Therefore, Conyers Park is seeking to obtain the approval of its stockholders of the Business Combination Proposal in order to allow its public stockholders to effectuate redemptions of their public shares in connection with the closing of its Business Combination. It is also a condition in the Merger Agreement.

Q:      What will happen in the Business Combination?

A:      At the closing of the Business Combination, (i) Parent Merger Sub will merge with and into Parent, with Parent surviving such merger, as a result of which equity holders of Parent will receive shares of Simply Good Foods, and (ii) immediately after the Parent Merger, Company Merger Sub will merge with and into Atkins, with Atkins surviving such merger, as a result the Selling Equityholders will receive, among other things, shares of Simply Good Foods. Upon consummation of the Business Combination, Parent and Atkins will become wholly-owned subsidiaries of Simply Good Foods. In connection with the Business Combination, the cash held in the Trust Account, the proceeds from the Common Stock Private Placement and the proceeds of the Debt Financing will be used to repay existing debt of Atkins, to pay consideration to the Selling Equityholders, to pay certain fees and expenses in connection with the Business Combination, and for working capital and general corporate purposes. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

Q:      What equity stake will current stockholders of the Company and Selling Equityholders hold in the post-combination company after the closing?

A:      It is anticipated that, upon completion of the Business Combination, the Company’s public stockholders (other than the Common Stock Private Placement investors) will retain an ownership interest of approximately 57% in the post-combination company, the Common Stock Private Placement investors will own approximately 14% of the post-combination company (such that public stockholders, including Common Stock Private Placement investors, will own approximately 71% of the post-combination company), Sponsor will retain an ownership interest of approximately 14% in the post-combination company and the Selling Equityholders will own approximately 13% of the outstanding common stock of the post-combination company. The ownership percentage with respect to the post-combination company following the Business Combination does not take into account (i) the redemption of any shares by Conyers Park’s public stockholders, (ii) warrants to purchase common stock that may remain outstanding following the Business Combination or (iii) the issuance of any shares upon completion of the Business Combination under the 2017 Long Term Incentive Plan, which is intended to be entered into following consummation of the Business Combination. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by the Company’s existing stockholders in the post-combination company will be different.

See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Q:      Will the Company obtain new financing in connection with the Business Combination?

A:      Yes. We have obtained a debt commitment letter from a syndicate of lenders to provide debt financing, which we refer to as the “Debt Financing,” to the post-combination company, consisting of a senior secured term loan in an aggregate principal amount of up to $300 million and a senior secured revolving facility in an aggregate principal amount of up to $75 million. The proceeds of the Debt Financing are expected to be used to repay a portion of Atkins’ existing indebtedness and to pay certain fees and expenses in connection with the Business Combination, and for working capital and general corporate purposes.

Q:      What conditions must be satisfied to complete the Business Combination?

A:      There are a number of closing conditions in the Merger Agreement, including the approval by the stockholders of the Company of the Business Combination Proposal. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section entitled “Proposal No. 1 — Approval of the Business Combination — The Merger Agreement.”

Q:      Are there any arrangements to help ensure that the Company will have sufficient funds, together with the proceeds in its Trust Account and from the Debt Financing, to fund the Aggregate Purchase Price?

A:      Yes. In April 2017, the Company entered into subscription agreements with the investors named therein providing for the issuance by the Company of 10,000,000 shares of Conyers Park common stock at $10.00 per share in a private placement (subject to certain conditions, including the closing of the Business Combination) for gross proceeds to the Company of $100,000,000, which we refer to as the “Common Stock Private Placement.”

To the extent not utilized to consummate the Business Combination, the proceeds from the Trust Account, Debt Financing and Common Stock Private Placement will be used for general corporate purposes, including, but not limited to, working capital for operations, capital expenditures and future acquisitions. The Common Stock Private Placement is contingent upon stockholder approval, and the consummation, of the Business Combination.

The Subscription Agreements also provide that in the event the shares purchased in the Common Stock Private Placement are not registered in connection with the consummation of the Business Combination, Conyers Park agrees that it (or its successor) will file with the Securities and Exchange Commission a registration statement registering such resale and use its commercially reasonable efforts to have the registration statement declared effective as soon as practicable.

Q:      What happens if I sell my shares of common stock before the special meeting?

A:      The record date for the special meeting is earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of common stock after the record date, but before the special meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the special meeting. However, you will not be able to seek redemption of your shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination. If you transfer your shares of common stock prior to the record date, you will have no right to vote those shares at the special meeting or redeem those shares for a pro rata portion of the proceeds held in our Trust Account.

Q:      What vote is required to approve the proposals presented at the special meeting?

A:      The approval of the Business Combination Proposal requires the affirmative vote of holders of a majority of the shares of Conyers Park common stock that are voted at the special meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person at the special meeting will not be counted towards the number of shares of common stock required to validly establish a quorum, and if a valid quorum is otherwise established, it will have no effect on the outcome of the vote on the Business Combination Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established and will have the same effect as a vote “AGAINST” the Business Combination Proposal.

The approval of the Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of Conyers Park common stock represented in person or by proxy and entitled to vote thereon at the special meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person at the special meeting will not be counted towards the number of shares of common stock required to validly establish a quorum, and if a valid quorum is otherwise established, it will have no effect on the outcome of any vote on the Adjournment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established and will have the same effect as a vote “AGAINST” the Adjournment Proposal.

Q:      May the Company, Sponsor or the Company’s directors, officers, advisors or their affiliates purchase shares in connection with the Business Combination?

A:      In connection with the stockholder vote to approve the proposed Business Combination, Sponsor, directors, officers or advisors or their respective affiliates may privately negotiate transactions to purchase shares from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per-share pro rata portion of the Trust Account. None of Conyers Park’s directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of Conyers Park shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and could include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser. In the event that Sponsor, directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are below or in excess of the per-share pro rata portion of the Trust Account.

Q:      How many votes do I have at the special meeting?

A:      Conyers Park stockholders are entitled to one vote at the special meeting for each share of common stock held of record as of May 26, 2017, the record date for the special meeting. As of the close of business on the record date, there were 50,312,500 outstanding shares of Conyers Park common stock.

Q:      What constitutes a quorum at the special meeting?

A:      Holders of a majority in voting power of the Company’s common stock issued and outstanding and entitled to vote at the special meeting, present in person or represented by proxy, constitute a quorum. In the absence of a quorum, the chairman of the meeting has power to adjourn the special meeting. As of the record date for the special meeting, 25,156,251 shares of Conyers Park common stock would be required to achieve a quorum.

Q:      How will Sponsor, directors and officers vote?

A:      The Company’s initial stockholders have agreed to vote their Founder Shares, as well as any public shares purchased during or after Conyers Park’s IPO in favor of the initial business combination. Accordingly, if Conyers Park seeks stockholder approval of its initial business combination, it is more likely that the necessary stockholder approval will be received than would be the case if Conyers Park’s initial stockholders agreed to vote their Founder Shares in accordance with the majority of the votes cast by Conyers Park public stockholders.

Q:      What interests do the Company’s current officers and directors have in the Business Combination?

A:      Sponsor, members of Conyers Park’s board of directors and its executive officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interest. These interests include:

•         the continued right of Sponsor to hold Simply Good Foods common stock;

•         the fact that Sponsor paid an aggregate of $10,050,000 for its private placement warrants at the time of Conyers Park’s IPO and such securities will expire worthless if an initial business combination is not consummated by July 20, 2018;

•         the fact that Sponsor has agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve a proposed initial business combination;

•         the fact that Sponsor paid an aggregate of $25,000 for its Founder Shares and such securities will have a significantly higher value at the time of the Business Combination;

•         if the Trust Account is liquidated, including in the event Conyers Park is unable to complete an initial business combination within the required time period, Sponsor has agreed to indemnify Conyers Park to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Conyers Park has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Conyers Park, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•         the continuation of all seven of Conyers Park’s existing directors as directors of the post-combination company; and

•         the continued indemnification of Conyers Park’s existing directors and officers and the continuation of Conyers Park’s directors’ and officers’ liability insurance after the Business Combination.

These interests may influence Conyers Park’s directors in making their recommendation that you vote in favor of the approval of the Business Combination.

Q:      What happens if I vote against the Business Combination Proposal?

A:      Pursuant to Conyers Park’s amended and restated certificate of incorporation, if the Business Combination Proposal is not approved and Conyers Park does not otherwise consummate an alternative business combination by July 20, 2018, Conyers Park will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the public stockholders.

Q:      Do I have redemption rights?

A:      Pursuant to Conyers Park’s amended and restated certificate of incorporation, holders of public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with Conyers Park’s amended and restated certificate of incorporation. As of March 31, 2017, based on funds in the Trust Account of approximately $403.1 million, $402.5 million of which Conyers Parks intends to use for the purposes of consummating a business combination, this would have amounted to approximately $10.00 per share, excluding the impact of up to $1,000,000 of interest income available to us for working capital requirements. If a holder exercises its redemption rights, then such holder will be exchanging its shares of Conyers Park common stock for cash and will no longer own shares of the Company. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Conyers Park’s transfer agent prior to the special meeting of stockholders. See the section entitled “Special Meeting in Lieu of 2017 Annual Meeting of Company Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Q:      Will how I vote affect my ability to exercise redemption rights?

A:      No. You may exercise your redemption rights whether you vote your shares of common stock “FOR” or “AGAINST” the Business Combination Proposal or any other proposal described by this proxy statement/prospectus. As a result, the Merger Agreement can be approved by stockholders who will redeem their shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a potentially less liquid trading market, fewer stockholders, potentially less cash and the potential inability to meet the listing standards of NASDAQ.

Q:      How do I exercise my redemption rights?

A:      In order to exercise your redemption rights, you must (i) affirmatively vote either “FOR” or “AGAINST” the Business Combination Proposal, (ii) check the box on the enclosed proxy card to elect redemption, and (iii) prior to 5:00 PM, Eastern time, on June 30, 2017 (two (2) business days before the special meeting), tender your shares physically or electronically and submit a request in writing that we redeem your public shares for cash to Continental Stock Transfer & Trust Company, our transfer agent, at the following address:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attn:    Mark Zimkind
E-mail:  mzimkind@continentalstock.com

Please check the box on the enclosed proxy card marked “Stockholder Certification” if you are not acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other stockholder with respect to shares of common stock. Notwithstanding the foregoing, a holder of the public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) will be restricted from seeking redemption rights with respect to more than 10% of the shares of common stock included in the units sold in Conyers Park’s IPO, which we refer to as the “10% threshold.” Accordingly, all public shares in excess of the 10% threshold beneficially owned by a public stockholder or group will not be redeemed for cash.

Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is Conyers Park’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, Conyers Park does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Conyers Park’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to Conyers Park’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Conyers Park’s transfer agent return the shares (physically or electronically). You may make such request by contacting Conyers Park’s transfer agent at the phone number or address listed under the question “Who can help answer my questions?” below.

Q:      What are the U.S. federal income tax consequences of exercising my redemption rights?

A:      The U.S. federal income tax consequences of exercising your redemption rights depend on your particular facts and circumstances. See the section entitled “Proposal No. 1 — Approval of the Business Combination — Material U.S. Federal Income Tax Considerations to Conyers Park Common Stockholders and Warrant Holders.” Conyers Park urges you to consult your tax advisor regarding the tax consequences of exercising your redemption rights.

Q:      What are the U.S. federal income tax consequences as a result of the Business Combination?

A:      It is anticipated that the Parent Merger will constitute a tax-deferred transaction pursuant to Section 351 or Section 368 of the Code, and that holders of Conyers Park common stock generally will not recognize gain or loss for U.S. federal income tax purposes as a result of the exchange of their Conyers Park common stock for Simply Good Foods common stock. You are strongly urged to consult with a tax advisor to determine the particular U.S. federal, state or local or foreign income or other tax consequences of the Business Combination to you. See the section entitled “Proposal No. 1 — Approval of the Business Combination — Material U.S. Federal Income Tax Considerations to Conyers Park Common Stockholders and Warrant Holders” beginning on page 94.

Q:      If I am a Company warrant holder, can I exercise redemption rights with respect to my warrants?

A:      No. The holders of Conyers Park warrants have no redemption rights with respect to Conyers Park warrants.

Q:      Do I have appraisal rights if I object to the proposed Business Combination?

A:      No. There are no appraisal rights available to holders of common stock in connection with the Business Combination.

Q:      What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A:      If the Business Combination is consummated, the funds held in the Trust Account will be released to pay (i) a portion of the Merger Consideration pursuant to the Merger Agreement, (ii) Company stockholders who properly exercise their redemption rights, (iii) up to $8,100,313 in deferred underwriting commissions to the underwriters of Conyers Park’s IPO in connection with the Business Combination (this reflects the waiver by Deutsche Bank Securities, Inc. of the underwriting fee they were entitled to from Conyers Park’s IPO), (iv) certain other fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees, and other professional fees) that were incurred by the Company or Atkins in connection with the transactions contemplated by the Business Combination and pursuant to the terms of the Merger Agreement, (v) certain permitted transaction expenses of Atkins, (vi) unpaid franchise and income taxes of the Company and (vii) for general corporate purposes including, but not limited to, working capital for operations, capital expenditures and future potential acquisitions.

Q:      What happens if the Business Combination is not consummated?

A:      There are certain circumstances under which the Merger Agreement may be terminated. See the section entitled “Proposal No. 1 — Approval of the Business Combination — The Merger Agreement” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Merger Agreement or otherwise, Conyers Park is unable to complete the Business Combination or another initial business combination transaction by July 20, 2018, Conyers Park’s amended and restated certificate of incorporation provides that it will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, subject to lawfully available funds therefor, redeem 100% of the public shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to it to pay up to $1,000,000 of the Company’s working capital requirements as well as to pay the Company’s franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), by (B) the total number of then outstanding public shares, which redemption will completely extinguish rights of the public stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemptions, subject to the approval of the remaining stockholders and the board of directors in accordance with applicable law, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to its obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

Conyers Park expects that the amount of any distribution its public stockholders will be entitled to receive upon its dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the Business Combination, subject in each case to Conyers Park’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law. Holders of Conyers Park’s Founder Shares have waived any right to any liquidation distribution with respect to those shares.

In the event of liquidation, there will be no distribution with respect to Conyers Park’s outstanding warrants. Accordingly, the warrants will expire worthless.

Q:      When is the Business Combination expected to be completed?

A:      The closing of the Business Combination is expected to take place (a) in June 2017 or (b) if later, the second business day following the satisfaction or waiver of the conditions described below under the section entitled “Proposal No. 1 — Approval of the Business Combination — Structure of the Business Combination — Conditions to Closing of the Business Combination”; provided that if the marketing period under the Merger Agreement, which is referred to as the “Marketing Period,” has not ended at the time that the closing would otherwise have occurred, the closing will instead occur at (i) the earlier to occur of (A) any business day after such date during the Marketing Period to be specified by the Company to Atkins on no less than two (2) business days’ notice and (B) the first business day following the last day of the Marketing Period, provided that if the Marketing Period would otherwise be completed prior to the date on which the approval of the stockholders of the Company is obtained, then the Marketing Period shall be automatically extended to the date that is five (5) business days following the date of such approval or (ii) such other date as agreed to by the parties to the Merger Agreement in writing, in each case, subject to the satisfaction or waiver of the closing conditions. The Merger Agreement may be terminated by either the Company or Atkins if the closing of the Business Combination has not occurred by August 21, 2017.

For a description of the conditions to the completion of the Business Combination, see the section entitled “Proposal No. 1 — Approval of the Business Combination.”

Q:      What do I need to do now?

A:      You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:      How do I vote?

A:      If you were a holder of record of Conyers Park common stock on May 26, 2017, the record date for the special meeting, you may vote with respect to the proposals in person at the special meeting, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the special meeting and vote in person, obtain a proxy from your broker, bank or nominee.

Q:      What will happen if I abstain from voting or fail to vote at the special meeting?

A:      At the special meeting, Conyers Park will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the Business Combination Proposal and the Adjournment Proposal. Broker non-votes, while considered present for the purposes of establishing a quorum, will have the effect of a vote “AGAINST” the Business Combination Proposal, but will have no effect on the Adjournment Proposal. Additionally, if you abstain from voting or fail to vote at the special meeting, you will not be able to exercise your redemption rights (as described above).

Q:      What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:      Signed and dated proxies received by Conyers Park without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal presented to the stockholders. The proxyholders may use their discretion to vote on any other matters which properly come before the special meeting.

Q:      If I am not going to attend the special meeting in person, should I return my proxy card instead?

A:      Yes. Whether you plan to attend the special meeting or not, please read the enclosed proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:      If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:      No. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. Conyers Park believes the proposals presented to the stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:      May I change my vote after I have mailed my signed proxy card?

A:      Yes. You may change your vote by sending a later-dated, signed proxy card to Conyers Park’s secretary at the address listed below so that it is received by Conyers Park’s secretary prior to the special meeting or attend the special meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to Conyers Park’s secretary, which must be received by Conyers Park’s secretary prior to the special meeting.

Q:      What should I do if I receive more than one set of voting materials?

A:      You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:      Who will solicit and pay the cost of soliciting proxies?

A:      The Company will pay the cost of soliciting proxies for the special meeting. The Company has engaged Morrow Sodail LLC to assist in the solicitation of proxies for the special meeting. The Company has agreed to pay Morrow Sodali LLC a fee of $22,500, plus disbursements. The Company will reimburse Morrow Sodali LLC for reasonable out-of-pocket expenses and will indemnify Morrow Sodali LLC and its affiliates against certain claims, liabilities, losses, damages and expenses. The Company will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of the Company’s common stock for their expenses in forwarding soliciting materials to beneficial owners of the Company’s common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:      Who can help answer my questions?

A:      If you have questions about the proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card you should contact:

Brian Ratzan
Conyers Park Acquisition Corp.
c/o Conyers Park Sponsor LLC
1 Greenwich Office Park, 2nd Floor
Greenwich, CT 06831
Tel: (212) 429-2211
E-mail: bratzan@centerviewcapital.com

You may also contact our proxy solicitor at:

Morrow Sodali LLC

470 West Avenue

Stamford, CT 06902

Individuals call toll-free: (800) 662-5200
Banks and brokerage, please call: (203) 658-9400
Email: CPAA.info@morrowsodali.com

To obtain timely delivery, Conyers Park stockholders must request the materials no later than five (5) business days prior to the special meeting.

You may also obtain additional information about Conyers Park from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to Conyers Park’s transfer agent prior to the special meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attn:    Mark Zimkind
E-mail:  mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the Business Combination and the proposals to be considered at the special meeting, you should read this entire proxy statement/prospectus carefully, including the annexes. See also the section entitled “Where You Can Find More Information.”

Unless otherwise indicated or the context otherwise requires, references in this Summary of the Proxy Statement/Prospectus to the combined company, “we,” “our” “us” and other similar terms refer to The Simply Good Foods Company and its consolidated subsidiaries after giving effect to the Business Combination. References to the “Company” refer to Conyers Park Acquisition Corp.

Unless otherwise specified, all share calculations assume no exercise of redemption rights by the Company’s public stockholders and do not include any shares of common stock issuable upon the exercise of the Company’s warrants.

Parties to the Business Combination

Conyers Park

Conyers Park is a Delaware special purpose acquisition company formed in April 2016 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving Conyers Park and one or more businesses. Conyers Park’s securities are traded on NASDAQ under the ticker symbols “CPAA,” “CPAA.U” and “CPAA.W.” The mailing address of Conyers Park’s principal executive office is 1 Greenwich Office Park, 2nd Floor, Greenwich, CT 06831.

Simply Good Foods

Simply Good Foods, a Delaware corporation, was formed on March 30, 2017 to consummate the Business Combination. Following the Business Combination, Simply Good Foods will own directly or indirectly all of the equity in Conyers Park and Atkins. Simply Good Foods intends to list its common stock on the NASDAQ stock market under the symbol “SMPL.”

Parent Merger Sub

Parent Merger Sub, a Delaware corporation, is an indirect wholly-owned subsidiary of Simply Good Foods formed on March 28, 2017 to consummate the Business Combination. In the Business Combination, Parent Merger Sub will merge with and into Conyers Park, with Conyers Park surviving the merger.

Atkins Merger Sub

Atkins Merger Sub, a Delaware corporation, is an indirect wholly-owned subsidiary of Simply Good Foods formed on March 28, 2017 to consummate the Business Combination. In the Business Combination, Atkins Merger Sub will merge with and into Atkins, with Atkins surviving the merger.

Atkins

Overview

Atkins is a growing developer, marketer and seller of branded nutritional foods and snacking products. Its highly-focused product portfolio consists primarily of nutrition bars, ready-to-drink (“RTD”) shakes, snacks and confectionery products marketed under the Atkins®, SimplyProtein®, Atkins Harvest Trail, Atkins Endulge® and Atkins Lift brand names. Over the past 45 years, Atkins has become an iconic American brand that for many consumers stands for “low carb,” “low sugar” and “protein rich” nutrition. For the 52-week period ended August 27, 2016, its net sales were $427.9 million, net income was $10.0 million and Adjusted EBITDA (as defined below in the section entitled “— Summary Historical Financial Information of Atkins”) was $64.2 million. When adjusting the 52-week period ended August 27, 2016 for the impact of the licensing of its frozen meals business effective September 1, 2016, Atkins’ Pro Forma Adjusted Net Sales were $371.0 million and Atkins’ Pro Forma Adjusted EBITDA was $64.2 million (as defined below in the section entitled “— Summary Historical Financial Information of Atkins”).

Atkins is a leading brand in nutritional snacking with a broad and growing consumer base. In its core snacking business, Atkins strives to offer a complete line of nutrition bars, RTD shakes and confections that satisfy hunger while providing consumers with a convenient, “better-for-you” snacking alternative. Atkins sales, marketing and R&D capabilities enable it to distribute products into a national customer base across the mass merchandiser, grocery and drug channels. We believe that Atkins’ broad brand recognition, depth of management talent and strong cash generation position it to continue to innovate in the Atkins brand and acquire other brands, and thereby become an industry leading snacking platform. To that end, in December 2016, Atkins completed the acquisition of Wellness Foods, Inc., a Canada-based developer, marketer and seller of the SimplyProtein® brand that is focused on protein-rich and low-sugar products, which Atkins’ management believes has significant opportunity for expansion in the U.S. In addition to snacking products, Atkins has entered into a license arrangement for frozen meals sold in the U.S. by Bellisio Foods, Inc. which reduces Atkins’ GAAP net sales as they no longer ship direct to customers.

Snacking occasions are on the rise as consumers crave convenient, healthy and delicious foods, snacks and meal replacements for their on-the-go lifestyles. Atkins’ emphasis on nutrition bars and RTD shakes positions it to capitalize on consumers’ busy schedules. We believe a number of existing and emerging consumer trends within the U.S. food and beverage industry — including increased consumption of smaller, more frequent meals throughout the day, consumers’ strong preference for convenient, “better-for-you” snacks, consumers’ greater focus on health and wellness, and consumers’ moves toward controlling carbohydrate and sugar consumption — will continue to both drive the growth of the nutritional snacking category and increase the demand for Atkins’ product offerings.

Atkins believes that Conyers Park’s principals bring deep and seasoned industry expertise in branded food, nutrition and snacking, as well as strong public company capabilities and experience with executing growth strategies and integrating M&A. As a result, Atkins believes the combination with Conyers Park positions it to take advantage of existing and emerging trends within the $60 billion U.S. snacking category as well as within the $447 billion broader U.S. food sector. Going forward, as the post-combination company executes its growth strategy, we believe we will continue to grow revenue and leverage our platform and efficient, asset-light infrastructure, generating continued earnings growth and strong free cash flow, which will create additional equity value for our stockholders.

As a result of strong brand recognition, a loyal consumer following and differentiated operating capabilities, Atkins has delivered strong financial performance. In accordance with generally accepted accounting principles in the U.S. (GAAP), on a GAAP reported basis and on an adjusted pro forma basis, which is reflective of how management will evaluate results given the execution of the frozen meals license agreement, results were as follows:

•         For the 53-week period ended August 29, 2015 compared to the 52-week period ended August 27, 2016:

•         Net sales grew from $419.1 million to $427.9 million, representing a growth rate of 2.1% with Net sales excluding the change in frozen meals growing from $354.1 million to $367.0 million, representing a growth rate of 3.6%

•         Net income grew from $9.1 million to $10.0 million, representing a growth rate of 9.9%

•         Adjusted EBITDA grew from $59.4 million to $64.2 million, representing a growth rate of 8.2%

•         Adjusted EBITDA margin expanded from 14.2% to 14.9%, representing a margin expansion of 70 basis points

•         For the 26-week period ended February 27, 2016 compared to the 26-week period ended February 25, 2017:

•         Net sales decreased from $219.8 million to $202.1 million, representing a decrease of 8.1%

•         Net income grew from $8.1 million to $10.3 million, representing a growth rate of 27.2%

•         Atkins’ Pro Forma Adjusted Net Sales grew from $190.8 million to $202.1 million, representing a growth rate of 5.9%

•         Atkins’ Pro Forma Adjusted EBITDA grew from $35.2 million to $40.4 million, representing a growth rate of 14.8%

•         Atkins’ Pro Forma Adjusted EBITDA margin expanded from 18.4% to 20.0%, representing a margin expansion of 160 basis points.

For reconciliation of Atkins’ Pro Forma to GAAP financials, please refer to “— Summary Historical Financial Information of Atkins.”

Atkins’ Strengths

Powerful brand with strong consumer awareness and loyalty. Atkins is a leading player in the fast-growing nutritional snacking category, and one of the only brands with scale in both nutrition bars and RTD shakes. Its iconic brand has 85% aided brand awareness (an indication of how many survey participants in a sample recognize the Atkins brand) with U.S. consumers today, based on a study conducted by Atkins in January 2016. Atkins continues to add new consumers, as demonstrated by a 9% compound annual increase in its consumer base over the past five fiscal years. Its highly-focused snacking portfolio provides it with a unique position within retailers’ nutrition and wellness aisles, resulting in meaningful shelf space. Atkins’ ability to appeal to both weight management program consumers and consumers focused on everyday nutritious eating makes it a highly attractive and strategic brand for a diverse set of retailers across various distribution channels.

Aligned with consumer mega trends. Increasing global concern about growing rates of obesity and weight-related diseases and other health issues has resulted in increased scientific, media and consumer focus on nutrition. Over 100 independent, peer reviewed, clinical studies show the benefits of controlling carbohydrates. Atkins’ management believes that this focus is prompting consumers to rebalance their nutritional breakdown away from carbohydrates. In fact, 73% of consumers are seeking to lower their carbohydrate intake according to Health Focus International. For many consumers, the Atkins brand stands for “low carb,” “low sugar” and “protein rich” nutrition, attributes which are well aligned with consumer mega trends. In addition, consumers’ eating habits are gradually shifting towards increased convenience, snacking and meal replacement. Atkins’ portfolio of convenient and nutritious products as well as its ongoing effort to meet consumer demands for “cleaner labels,” which Atkins defines as products made with fewer, simpler and more recognizable ingredients, are strategically aligned with these trends.

Scalable snacking and food platform. With the highly-recognized Atkins brand as an anchor, Atkins has been able to grow its product offerings through new brand extensions such as Atkins Harvest Trail and Atkins Lift and via acquisitions such as its December 2016 acquisition of Wellness Foods, Inc., a Canada-based developer, marketer and seller of the SimplyProtein® brand. Atkins’ in-house product development experience, combined with its outsourced manufacturing model, allow it to bring new products to market quickly. Atkins prides itself on knowing its consumers and mining insights that lead to new products and ideas. Atkins believes that it has the ability to leverage its strong relationships with its retail customers and distributors, brand building record, and merchandising expertise to help new products, brands and brand extensions gain distribution and consumer recognition, allowing Atkins to continue to successfully expand its snacking platform.

Asset-light business with strong cash generation. Atkins retains core in-house capabilities including sales and marketing, brand management, customer relationships, product development, and supply-chain know-how, while partnering with a diversified pool of contract manufacturers and distributors to execute manufacturing and distribution. Outsourcing these competencies allows Atkins to focus its efforts on innovation, marketing and sales to strive to meet consumer demands. Atkins’ lean infrastructure allows for significant flexibility and speed-to-market and minimal capital investment, which translates into consistent and robust free cash flow generation over time, driven by strong gross margins, EBITDA margins and EBITDA less capital expenditure margins.

Experienced leadership team. Atkins’ experienced team of industry veterans has extensive experience across multiple branded consumer products, food and nutrition categories. For example, its Chief Executive Officer, Joseph Scalzo, has significant experience operating packaged foods businesses, having served in various leadership roles at Dean Foods, WhiteWave Foods, The Gillette Company, The Coca-Cola Company, and The Procter & Gamble Company. Conyers Park complements Atkins’ extensive experience with the significant industry expertise of James Kilts, the former Chief Executive Officer of The Gillette Company and Nabisco, and former President of Kraft USA and Oscar Mayer, and David West, the former Chief Executive Officer of Big Heart Pet Brands and The Hershey Company. The Atkins’ management team’s deep expertise and proven track record in managing brands and operating packaged food businesses is a key driver of Atkins’ success and positions the Conyers Park and Atkins combination as an attractive vehicle for future long-term growth within the snacking space and broader food category.

Atkins’ Strategies

Continue Atkins’ advocacy, education and activation for core program consumers. Consumers who purchase Atkins’ products have shown a strong affinity for the brand as evidenced by a relatively high level of servings per buyer, per year. Historically, Atkins’ core target consumer base has consisted of individuals participating in branded weight management programs. These consumers are Atkins’ most loyal, profitable and frequent purchasers. Atkins’ management believes that social media is a cost-effective way of continuing to attract and retain these core consumers. Atkins’ management expects that Atkins’ recently improved website and mobile application will continue to attract core consumers, including millennials, to its products. Atkins’ marketing also continues to use television and print behind its celebrity spokeswoman Alyssa Milano and its “Happy Weight” communication, which was created to encourage consumers to go to Atkins’ website and app to learn more about Atkins and weight management. In addition, Atkins management believes that its ongoing efforts to educate consumers about the benefits of a lower carbohydrate lifestyle will further reinforce the brand to core consumers who are focused on a programmatic approach to weight management.

Further develop marketing strategy to reach self-directed low carbohydrate consumers. Atkins will continue to make focused changes to its approach to consumer outreach. Based on a July 2013 study by IRI commissioned by Atkins (the “IRI Study”), over 50% of current Atkins consumers are self-directed eaters (not on a program diet) who buy and consume Atkins products, despite the fact that historically, Atkins’ marketing and advertising have not been targeted towards them. Based on a study it conducted in January 2016, Atkins believes that the addressable market for its products is expandable from approximately 8 million low carbohydrate, program weight management consumers to approximately 46 million consumers, including individuals focused on self-directed weight management and those who have adopted a low carbohydrate approach to eating unrelated to weight management. Atkins’ management expects that the brand’s redesigned marketing and advertising, such as its food-focused television advertising, will be effective at reaching the large addressable market of self-directed low carbohydrate consumers. Additionally, social media continues to be an important component of Atkins’ marketing tools and Atkins has an active and growing presence on key social channels such as Facebook, Instagram and Twitter. During the 52-week period ended August 27, 2016, Atkins had over 10 million new visitors to its website.

Innovate and expand the portfolio of product offerings to meet consumer demands for “cleaner labels,” higher protein products and new product forms. Atkins’ management expects that its ongoing efforts to meet consumer demands for “cleaner labels,” which it defines as products made with fewer, simpler and more recognizable ingredients, will be effective at reaching self-directed low carbohydrate consumers, who are focused on weight management as part of overall health, wellness and “clean eating.” Atkins’ management is committed to continually finding new and innovative formulations to reduce the number of product ingredients, as well as using “better for you” ingredients like nuts, fiber and whey protein in its existing products, while maintaining and improving taste and quality. In addition, Atkins will continue to enhance, strengthen and expand its product offerings with new and innovative flavors and forms, simple ingredients and packaging alternatives, all while maintaining a commitment to delivering products that meet Atkins’ nutritional profile and provide the convenience that consumers crave. Atkins’ in-house research and development laboratory allows it to develop new products internally and bring them to market quickly through its contract manufacturing network without diverging from high standards of taste, quality, safety and nutritional content. Additionally, Atkins is able to meet consumer demands through M&A, such as its December 2016 acquisition of Wellness Foods, Inc., a Canada-based developer, marketer and seller of the SimplyProtein® brand that is focused on “cleaner label,” protein-rich, and low-sugar products, which Atkins’ management believes has significant opportunity for expansion in the U.S., particularly among self-directed low carbohydrate consumers.

Expand distribution in white space opportunities. In the 52-week period ended August 27, 2016, over 80% of Atkins’ gross sales were through the mass retailer and grocery distribution channels. The Atkins management team believes there is opportunity for the brand to further penetrate other distribution channels such as convenience and club stores. Atkins’ management also believes that the development of the SimplyProtein® brand will allow Atkins to expand distribution into the natural and specialty channel. In addition, while shoppers have become heavy consumers of e-commerce purchases generally, only 2% of Atkins’ gross sales for the 52-week period ended August 27, 2016 were through its e-commerce channel. Atkins intends to leverage its brand recognition to further develop the distribution channels through which it reaches consumers, including through the expansion of the e-commerce channel.

Leverage platform to expand in attractive food and snacking categories. Atkins’ management believes the fragmented snacking category presents a substantial opportunity for consolidation and the opportunity to build, through disciplined acquisitions, a leading platform in the snacking space and broader food category. As a leader in nutritious snacking, both Conyers Park’s and Atkins’ managements believe Atkins has the unique capability to leverage its operating platform and customer relationships to expand beyond the Atkins brand. Atkins’ experienced management team has deep expertise in brand building to expand the business into additional brands and products in the snacking segment. Atkins is actively seeking to identify and evaluate new acquisition opportunities to complement the Atkins platform, and sees significant opportunity for growth and synergies in complementary adjacent snacking categories such as sports/active and adult nutritional snacks, salty snacks and protein snacks, as well as in the “better-for-you” eating space. In addition to building scale through bolt-on acquisitions, Conyers Park believes that Atkins remains an attractive Reverse Morris Trust partner for large strategic players.

Structure of the Business Combination

At the closing of the Business Combination, (i) Parent Merger Sub will merge with and into Parent, with Parent surviving such merger, and (ii) immediately after the Parent Merger, Atkins Merger Sub will merge with and into Atkins, with Atkins surviving such merger, as a result of which equity holders of Atkins will receive shares of Simply Good Foods. Upon consummation of the Business Combination, Parent and Atkins will become wholly-owned subsidiaries of Simply Good Foods.

The following diagram illustrates the structure of the post-combination company immediately following the Business Combination and the transactions contemplated thereby:

Public Stockholders
57%/45%*
Common Stock Private Placement Stockholders
14%/18%*
Conyers Park Sponsor and Affiliates
14%/18%*
Former Atkins Shareholders
15%/18%*
The Simply Good Foods Company
Atkins Intermediate Holdings, LLC
Conyers Park Acquisition Corp.
NCP-ATK Holdings, Inc.
Atkins Nutritionals Holdings, Inc.
Atkins Nutritional Holdings II, Inc.
Atkins Nutritionals, Inc.

*Ownership percentages on the left assume no public stockholders have redeemed their shares for cash; ownership percentages on the right assume that 15,000,000 shares of common stock have been redeemed by public stockholders.

Reasons for the Business Combination

Conyers Park was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Conyers Park sought to do this by utilizing the networks and industry experience of both its management team and its board of directors to identify, acquire and operate one or more businesses in the consumer sector within or outside of the United States.

In particular, Conyers Park’s board of directors considered the following positive factors, although not weighted or in any order of significance:

•         Powerful Brand with Strong Competitive Position. Atkins is a brand with strong consumer equity, as demonstrated by its 85% aided brand awareness based on a January 2016 study conducted by Atkins. Atkins is a player of meaningful scale in both nutrition bars and RTD shakes and is a leader in the fast growing nutritional snacking space.

•         Alignment with Consumer Mega Trends. The Atkins brand is well positioned at the confluence of snacking and better-for-you nutrition. Health concerns continue to grow, driven by obesity and diabetes rates reaching 38% and 13% of U.S. adults, respectively. Snacking benefits from the tailwind trends of convenience, meal replacement, health and wellness, as well as “clean eating.” For many consumers, the Atkins brand stands for “low carb,” “low sugar” and “protein rich” nutrition. With 73% of consumers claiming to be lowering their carbohydrate intake, Atkins is well aligned with consumer mega trends.

•         Proven Track Record of Growth. Atkins has demonstrated eight consecutive years of U.S. Multi-Outlet Retail Sales growth of its snacking products, with a 16% U.S. Multi-Outlet Retail Sales CAGR from December 2008 through the fiscal year ended August 2016. For the fiscal year ended August 2016, Atkins’ snacking products generated $443 million in U.S. Multi-Outlet Retail Sales, representing growth of 6.6% from the fiscal year ended August 2015. Atkins has continued to demonstrate growth in fiscal year 2017: for the first half of fiscal year 2017 (ended February), Atkins’ snacking products generated $215 million in U.S. Multi-Outlet Retail Sales, representing growth of 6.9% from the first half of fiscal year 2016 (ended February). Atkins’ management believes the brand has the opportunity to expand its target marketing audience by up to four times and thereby sustain a strong organic growth trajectory. Conyers Park’s board of directors reviewed data from IRI, Nielsen FDMx and Retail Link relating to U.S. Multi-Outlet Retail Sales for the period from 2008 to 2016.

•         Asset-Light Model Characterized by Strong Cash Flow Generation. Atkins benefits from strong cash flow generation, with strong and consistent EBITDA margins, minimal annual capital expenditure needs of approximately $1 million and modest working capital requirements.

•         Experienced and Proven Management Team with Premier Sponsorship. Central to the post-combination company’s platform is its leadership team, combining Conyers Park principals’ extensive experience building and revitalizing brands with Atkins’ private and public company experience across multiple branded consumer products, food and nutrition categories. Selling Equityholders will own 10,250,000 shares in the post-combination company, ensuring continuity and alignment of interest.

•         Opportunities for Platform Growth Through M&A. Atkins is a scalable M&A platform, due to the combination of the brand’s leadership in nutritional snacking, its management’s deep expertise in brand building, merchandising and product development, and Atkins’ strong customer relationships with key food/drug/mass players. The food industry and snacking industry in particular are highly fragmented and offer attractive opportunities for consolidation. Atkins is well positioned to drive consolidation across the nutritional snacking space and the broader food sector, via both bolt-on acquisitions and Reverse Morris Trust partnerships with large strategic players.

For more information about Conyers Park’s decision-making process, please see the section entitled “Proposal No. 1 — Approval of the Business Combination — The Company’s Board of Directors’ Reasons for the Approval of the Business Combination.”

Redemption Rights

Pursuant to Conyers Park’s amended and restated certificate of incorporation, holders of its public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with Conyers Park’s amended and restated certificate of incorporation. As of March 31, 2017, based on funds in the Trust Account of approximately $403.1 million, this would have amounted to approximately $10.00 per share, excluding the impact of up to $1,000,000 of interest income available to us for working capital requirements. If a holder exercises its redemption rights, then such holder will be exchanging its shares of Conyers Park common stock for cash and will no longer own shares of Conyers Park or receive shares in Simply Good Foods. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent prior to the special meeting of stockholders. See the section entitled “Special Meeting in Lieu of 2017 Annual Meeting of Company Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Debt Financing

In connection with the Business Combination, we expect Atkins Nutritionals, Inc., Atkins Nutritionals Holdings, Inc., Atkins Nutritionals Holdings II, Inc. and Atkins to enter into a new senior secured credit facility, consisting of a $200 million term loan facility and a $75 million revolving loan facility with Barclays Bank PLC and Goldman Sachs Bank USA, as Joint Lead Arrangers and Bookrunners, the proceeds of which are expected to be made available to us at Closing. The term loan facility will mature seven years after Closing and the revolving loan facility will mature five years after Closing. The credit facility will contain traditional negative covenants and events of default. The obligations under the credit facility will be guaranteed by Conyers Park, Intermediateco and the borrowers’ wholly-owned domestic subsidiaries other than certain excluded subsidiaries. For more information, see “Proposal No. 1 — Approval of the Business Combination — Debt Financing.”

Common Stock Private Placement

In connection with the Business Combination, Conyers Park entered into subscription agreements with investors to purchase 10,000,000 shares of Conyers Park common stock at $10.00 per share for an aggregate commitment amount of $100,000,000, subject to certain conditions, including the approval of the Business Combination.

The shares of Conyers Park common stock to be issued pursuant to the subscription agreements will not be registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. The subscription agreements will be terminated, and be of no further force and effect, upon the earlier to occur of (i) the termination of the Merger Agreement in accordance with its terms, (ii) the mutual written agreement of the parties thereto or (iii) if any of the conditions to the closing are not satisfied on or prior to the closing and which make the consummation of the Business Combination fail to occur.

Board of Directors of the Combined Company Following the Business Combination

Upon consummation of the Business Combination, Simply Good Foods’ board of directors anticipates having nine directors, with each Class I director having an initial term that expires at the post-combination company’s annual meeting of stockholders in 2018, each Class II director having an initial term that expires at the post-combination company’s annual meeting of stockholders in 2019 and each Class III director having an initial term that expires at the post-combination company’s annual meeting of stockholders in 2020, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death. See the section entitled “Management and Board of Directors After the Business Combination” for additional information.

Date, Time and Place of Special Meeting

The special meeting will be held at 11:00 a.m., Eastern time, on July 5, 2017, at the offices of Kirkland & Ellis LLP, located at 601 Lexington Avenue, New York, New York 10022, or at such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Proxy Solicitation

Proxies may be solicited by mail. We have engaged Morrow Sodali LLC to assist in the solicitation of proxies.

If a stockholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the special meeting. A stockholder may also change its vote by submitting a later-dated proxy, as described in the section entitled “Special Meeting in Lieu of 2017 Annual Meeting of Company Stockholders — Revoking Your Proxy.”

Accounting Treatment

The Business Combination will be accounted for using the acquisition method under the provisions of Accounting Standards Codification 805 “Business Combinations” with Conyers Park being considered the accounting acquirer and Atkins being considered the acquiree.

Appraisal Rights

Appraisal rights are not available to Conyers Park stockholders in connection with the Business Combination.

Quorum and Required Vote for Stockholder Proposals

A quorum of Conyers Park stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting of stockholders if a majority of the common stock outstanding and entitled to vote at the special meeting is represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for purposes of establishing a quorum.

The approval of the Business Combination Proposal requires the affirmative vote of a majority of the shares of Conyers Park common stock entitled to vote at the special meeting of the stockholders. The Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of Conyers Park common stock represented in person or by proxy and entitled to vote thereon at the special meeting. Accordingly, a Conyers Park stockholder’s failure to vote by proxy or to vote in person at the special meeting or the failure of a Conyers Park stockholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee (a “broker non-vote”) will, assuming a valid quorum is established, have no effect on the outcome of any vote on the Business Combination Proposal or the Adjournment Proposal. Abstentions will have the same effect as a vote “AGAINST” the Business Combination Proposal and the Adjournment Proposal.

The proposals are all conditioned on each other, except for the Adjournment Proposal. The Adjournment Proposal does not require the approval of any other proposal to be effective. It is important for you to note that in the event the Business Combination Proposal does not receive the requisite vote for approval, then Conyers Park will not consummate the Business Combination. If Conyers Park does not consummate the Business Combination and fails to complete an initial business combination by July 20, 2018, it will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to its public stockholders.

Recommendation to Stockholders

Conyers Park’s board of directors believes that both the Business Combination Proposal and Adjournment Proposal to be presented at the special meeting is in the best interests of Conyers Park and its stockholders and unanimously recommends that Conyers Park stockholders vote “FOR” both of the proposals.

When you consider the recommendation of Conyers Park board of directors in favor of approval of these proposals, you should keep in mind that Conyers Park directors and officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests as a stockholder. These interests include, among other things:

•         the continued right of Sponsor to hold Simply Good Foods common stock;

•         the fact that Sponsor paid an aggregate of $10,050,000 for its private placement warrants at the time of the Company’s IPO and such securities will expire worthless if a business combination is not consummated by July 20, 2018;

•         the fact that Sponsor has agreed not to redeem any of its Founder Shares in connection with a stockholder vote to approve a proposed initial business combination;

•         the fact that Sponsor paid an aggregate of $25,000 for its Founder Shares and such securities will have a significantly higher value at the time of the Business Combination;

•         if the Trust Account is liquidated, including in the event Conyers Park is unable to complete an initial business combination within the required time period, Sponsor has agreed to indemnify Conyers Park to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Conyers Park has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Conyers Park, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•         the continuation of all seven of Conyers Park’s existing directors as directors of the post-combination company; and

•         the continued indemnification of Conyers Park’s existing directors and officers and the continuation of Conyers Park’s directors’ and officers’ liability insurance after the Business Combination.

Risk Factors

In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.”

SUMMARY HISTORICAL AND OTHER FINANCIAL INFORMATION OF ATKINS
(In Thousands)

The following table sets forth summary historical and other financial information derived from Atkins’ (i) unaudited financial statements included elsewhere in this proxy statement/prospectus for the 26-week periods ended February 25, 2017 and February 27, 2016, (ii) audited financial statements for the 52-week period ended August 27, 2016, (iii) unaudited financial statements for the 53-week period ended August 29, 2015 and (iv) with respect to Atkins’ Pro Forma Adjusted Net Sales and Atkins’ Pro Forma Adjusted EBITDA, the Unaudited Pro Forma Condensed Combined Financial Information included elsewhere in this proxy statement/prospectus. You should read the following summary financial information in conjunction with the section entitled “Atkins’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Atkins’ financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

	26-Week Period Ended		52-/53-Week Period Ended
	February 25,	February 27,	August 27,	August 29,
	2017	2016	2016	2015
Net Sales	$202,111	$219,777	$427,858	$419,128

Net Income	10,250	8,099	10,034	9,076
Interest Expense	13,629	13,733	27,195	27,760
Income Tax Expense	6,970	5,726	7,507	6,205
Depreciation and Amortization	4,927	5,247	10,179	10,967
EBITDA(1)	$35,776	$32,805	$54,915	$54,008

Stock-Based Compensation/Warrants	1,460	1,052	2,826	1,029
Transaction Fees/IPO Readiness	556	275	470	556
Restructuring Costs	57	424	1,542	197
Management Fees	981	638	1,670	1,647
Recall Receivable Reserve	—	—	1,922	—
Frozen Licensing Media	335	—	—	—
Legal Costs	455	—	—	—
Other	740	428	896	1,939
Adjusted EBITDA(1)	$40,360	$35,622	$64,241	$59,376

Net Sales	$202,111	$219,777	$427,858	$419,128
Plus: Recall Receivable Reserve	—	—	1,922	—
Adjusted Net Sales(2)	$202,111	$219,777	$429,780	$419,128
Less: Frozen Meals Related Net Sales	—	(31,023)	(62,821)	—
Plus: Frozen Meals Licensing Income	—	2,000	4,000	—
Atkins’ Pro Forma Adjusted Net Sales(2)	$202,111	$190,754	$370,959	—

Adjusted EBITDA	$40,360	$35,622	$64,241	$59,376
Less: Frozen Meals Related EBITDA(3)	—	(2,448)	(3,995)	—
Plus: Frozen Meals Licensing Income	—	2,000	4,000	—
Atkins’ Pro Forma Adjusted EBITDA(3)	$40,360	$35,174	$64,246	—

____________

(1)      We define EBITDA, a non-GAAP financial measure, as net income before interest expense, income tax expense and depreciation and amortization, and Adjusted EBITDA is defined as EBITDA, with further adjustments to exclude the following items: stock-based compensation and warrant expense, transaction costs and IPO readiness, restructuring costs, management fees, transactional exchange impact and other one-time expenses. We believe that the inclusion of these supplementary adjustments in presenting Adjusted EBITDA are appropriate to provide additional information to investors and reflects more accurately operating results of the ongoing operations. Adjusted EBITDA may not be comparable to other similarly titled captions of other companies due to differences in calculation.

(2)      Adjusted Net Sales, a non-GAAP financial measure, is defined by us as Net Sales with an adjustment to include Atkins’ recall receivable reserve. Atkins’ Pro Forma Adjusted Net Sales is defined by us as Adjusted Net Sales with a further adjustment to present our Adjusted Net Sales to give pro forma effect to Atkins frozen meals licensing agreement as if it had been entered into on the first day of the period shown.

(3)      Atkins’ Pro Forma Adjusted EBITDA is defined by us as Adjusted EBITDA with a further adjustment to present our Adjusted EBITDA to give effect to Atkins’ frozen meals licensing agreement as if it had been entered into on the first day of the period shown. We believe Atkins’ Pro Forma Adjusted EBITDA is an important performance measurement for our investors because it provides further insight into our current performance and period-to-period performance on a qualitative basis and are measures that we will use to evaluate our results and performance of our management team.

In assessing the performance of its business, Atkins considers a number of key performance indicators used by management and typically used by its competitors, including Adjusted Net Sales, Atkins’ Pro Forma Adjusted Net Sales, EBITDA, Adjusted EBITDA and Atkins’ Pro Forma Adjusted EBITDA. Because not all companies use identical calculations, this presentation of Adjusted Net Sales, Atkins’ Pro Forma Adjusted Net Sales, EBITDA, Adjusted EBITDA and Atkins’ Pro Forma Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Frozen Meals Related EBITDA, a non-GAAP financial measure, when combined with Frozen Meals Licensing Income equals our Income (loss) from operations as disclosed in the “Frozen License Adjustments” column in the Pro Forma Condensed Combined Statement of Operations after making adjustments for expenses we do not expect to incur on a continuing basis. For the 52-week period ended August 27, 2016, we have excluded $493 of Other Expense as recorded in the Pro Forma Condensed Combined Statement of Operations which relates to restructuring charges incurred with transitioning the frozen meals business to a licensing model, which we do not expect to incur on a continuing basis. See the table below for a a reconciliation of Frozen Meals Related EBITDA, a non-GAAP financial measure, to Income (loss) from operations, a GAAP measure, as disclosed in the “Frozen License Adjustments” column in the Pro Forma Condensed Combined Statement of Operations:

Frozen EBITDA reconciliation

	26-Week Period Ended February 27, 2016	52-Week Period Ended August 27, 2016
“Frozen License Adjustments” Income (loss) from operations per Pro Forma Condensed Combined Statement of Operations (Unaudited)	448	(498)
Other Expense (one-time restructuring charges incurred with transitioning the frozen meals business)	—	493
Adjustment to Pro Forma Income (Loss)	448	(5)

Frozen Meals Related EBITDA	2,448	3,995
Frozen Meals Licensing Income	(2,000)	(4,000)
Frozen Licensing Adjustment in Footnote 4 to the Unaudited Pro Forma Condensed Combined Financial Information	448	(5)

SUMMARY HISTORICAL FINANCIAL INFORMATION OF THE COMPANY

The following tables summarize the relevant financial data for our business and should be read in conjunction with “The Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited interim financial statements, and the notes and schedules related thereto, which are included elsewhere in this proxy statement/prospectus. Upon consummation of the Business Combination, Simply Good Foods intends to change its fiscal year end to the last Saturday in August.

(in thousands, except per share data)	Three Months Ended March 31, 2017	Year Ended December 31, 2016(1)
	(unaudited)	(audited)
Statement of Operations:
Revenue	$—	$—
General and administrative expenses	$442,492	$487,090
Loss from operations	$(442,492)	$(487,090)
Interest income	$352,070	$294,587
Net loss	$(90,422)	$(192,503)
Per Share Data:
Weighted average number of common shares outstanding – basic and diluted	11,844,120	11,201,093
Net loss per common share – basic and diluted	$(0.01)	$(0.02)

____________

(1)      Represents period of inception (April 20, 2016) to December 31, 2016.

	As of March 31, 2017	As of December 31, 2016
	(unaudited)	(audited)
Balance Sheet Data (at period end):
Working capital(2)	$535,240	$977,732
Total assets(3)	$404,131,512	$404,085,147
Total liabilities	$14,537,115	$14,400,328
Class A common stock subject to possible redemption; 38,459,439 and 38,468,481 (at a redemption of $10.00 per share) as of March 31, 2017 and December 31, 2016, respectively	$384,594,387	$384,684,810
Total stockholders’ equity(4)	$5,000,010	$5,000,009

As of March 31, 2017, the total assets amount includes approximately $403,146,657 being held in the Trust Account, $402,500,000 of which Conyers Park intends to use for the purposes of consummating a business combination within the time period described in this proxy statement/prospectus, with $14,087,500 in deferred underwriting commissions to the underwriters of Conyers Park’s IPO, in connection with the Business Combination and the remaining $646,657 being available to Conyers Park for general working capital purposes. If a business combination is not so consummated, Conyers Park will be dissolved and the proceeds held in the Trust Account will be distributed solely to Conyers Park’s public stockholders.

____________

(2)      Includes $701,522 in cash held outside of the Trust Account, plus $283,333 of other current assets, less $449,615 of current liabilities as of March 31, 2017. Includes $954,102 in cash held outside of the Trust Account, plus $336,458 of other current assets, less $312,828 of current liabilities as of December 31, 2016.

(3)      Includes $403,146,557 held in the Trust Account, plus $701,522 in cash held outside the Trust Account, plus $283,333 of other current assets as of March 31, 2017. Includes $402,794,587 held in Trust Account, plus $954,102 in cash held outside of the Trust Account, plus $336,458 of other current assets as of December 31, 2016.

(4)      Excludes 38,459,439 and 38,468,481 shares of Class A common stock subject to possible redemption (at a redemption value of $10.00 per share) as of March 31, 2017 and December 31, 2016, respectively.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business, and the timing and ability for Conyers Park and Atkins to complete the Business Combination. Specifically, forward-looking statements may include statements relating to:

•         the benefits of the Business Combination;

•         the future financial performance of the post-combination company following the Business Combination;

•         changes in the market for Atkins products;

•         expansion plans and opportunities; and

•         other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and neither Conyers Park nor Atkins undertakes any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or instruct how your vote should be cast or vote your shares on the proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include, but are not limited to:

•         the occurrence of any event, change or other circumstances that could delay the Business Combination or give rise to the termination of the Merger Agreement;

•         the outcome of any legal proceedings that may be instituted against Atkins or the Company following announcement of the proposed Business Combination and transactions contemplated thereby;

•         the inability to complete the transactions contemplated by the proposed Business Combination due to the failure to obtain approval of the stockholders of the Company, or other conditions to closing in the Merger Agreement;

•         the inability to obtain or maintain the listing of the post-combination Company’s common stock on NASDAQ following the Business Combination;

•         the risk that the proposed Business Combination disrupts current plans and operations as a result of the announcement and consummation of the transactions described herein;

•         the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability to integrate the Atkins and the Company businesses, and the ability of the combined business to grow and manage growth profitably;

•         costs related to the Business Combination;

•         changes in applicable laws or regulations;

•         the possibility that Atkins or the Company may be adversely affected by other economic, business, and/or competitive factors; and

•         other risks and uncertainties indicated in this proxy statement/prospectus, including those set forth under the section entitled “Risk Factors.”

Should one or more of these risks or uncertainties materialize, or should any of the underlying assumptions prove incorrect, actual results may vary in material respects from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements. Neither Conyers Park nor Atkins undertakes any obligation to update or revise any forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Before you grant your proxy or instruct how your vote should be cast or voted on the proposals set forth in this proxy statement/prospectus, you should be aware that the occurrence of the events described in the section entitled “Risk Factors” and elsewhere in this proxy statement/prospectus could have a material adverse effect on Conyers Park or Atkins.

RISK FACTORS

By voting in favor of Proposal No. 1 — Approval of the Business Combination, you will be choosing to invest in shares of Simply Good Foods’ common stock. An investment in Simply Good Foods’ common stock involves a high degree of risk. Before you vote, you should carefully consider the risks described below, those described in the section entitled “Cautionary Note Regarding Forward-Looking Statements” beginning on page 27 of this proxy statement/prospectus and the other information contained herein.

Unless otherwise indicated or the context otherwise requires, references to “the combined company,” “we,” “our,” “us” and other similar terms refer to The Simply Good Foods Company and its consolidated subsidiaries after giving effect to the Business Combination. References to the “Company” refer to Conyers Park Acquisition Corp.

Risks Related to Atkins’ Operations

Atkins may not be able to compete successfully in the highly competitive nutritional snacking industry.

The market for nutritious snacking is large and intensely competitive because consumers are seeking simpler, “cleaner” and more sustainable eating habits. Atkins’ business is committed to providing people a more nutritious way to eat. As a result, Atkins competes in the nutritional snacking industry, a subcategory of the general snack foods industry. Competitive factors in the nutritional snacking industry include product quality and taste, brand awareness among consumers, nutritional content, simpler and less processed ingredients, innovation of “on-trend” snacks, variety of snacks offered, grocery aisle placement, access to retailer shelf space, price, advertising and promotion, product packaging and package design. Atkins competes in this market against numerous multinational, regional and local companies principally on the basis of its low-carb, low-sugar and protein-rich nutritional content, product taste and quality, its brand recognition and loyalty, marketing, advertising, price and the ability to satisfy specific consumer dietary needs. An increasing focus on healthy and simpler products in the marketplace will likely increase these competitive pressures within the category in future periods.

Atkins’ competitors in the nutritional snacking industry also include companies selling branded weight loss programs who support these programs by offering a wide variety of diet foods and meal replacement bars and shakes and nutritional supplements, and through the promotion of weight loss and weight management approaches such as paleo, vegan, gluten free, vegetarian and others. Views towards nutritional snacking, weight loss and management, and other nutritional approaches, are cyclical and trendy in nature, with constantly changing consumer perceptions. In addition to remaining competitive through the quality of its products, consumer perceptions of Atkins’ weight management approach and the effectiveness of a low-carb, low-sugar and protein-rich diet must continue to be viewed favorably, or Atkins’ business and reputation may be adversely affected. If other weight management approaches become more popular, or generally perceived to be more effective than Atkins’, Atkins may be unable to compete effectively. Some of Atkins’ competitors have substantially greater financial and other resources than Atkins and sell brands that may be more widely recognized than Atkins’ brands. Atkins’ current and potential competitors may offer products similar to its products or a wider range of products than Atkins offers, and may offer such products at more competitive prices than Atkins does. Local or regional markets often have significant smaller competitors, many of whom offer products similar to Atkins’ and may have unique ties to regional or national retail chains. Any increased competition from new entrants into the nutritional snacking industry or any increased success by existing competition could result in reductions in Atkins’ sales, require Atkins to reduce its prices, or both, which could adversely affect Atkins’ business, financial condition and results of operations.

If Atkins does not continually enhance its brand recognition, increase distribution of its products, attract new customers to its brands and introduce new and innovative products, either on a timely basis or at all, its business may suffer.

The nutritional snacking industry is subject to rapid and frequent changes in consumer demands. Because consumers in this industry are constantly seeking new products and strategies to achieve their healthy eating goals, Atkins’ success relies heavily on its ability to continue to develop and market new and innovative products and extensions. New product sales represent a growing and important portion of its net sales. In order to respond to new and evolving consumer demands, achieve market acceptance and keep pace with new nutritional, weight management, technological and other developments, Atkins must constantly introduce new and innovative products into the market, some of which may be sent to market prematurely and may not be consistent with its quality and taste standards. Accordingly, Atkins may not be successful in developing, introducing on a timely basis or marketing any new or enhanced products. If Atkins is unable to commercialize new products, its revenue may not grow as expected, which would adversely affect its business, financial condition and results of operations.

Atkins’ growth may be limited if it is unable to add additional shelf or retail space for its products.

Atkins’ results will depend on its ability to drive revenue growth, in part, by expanding the distribution channels for its products. However, Atkins’ ability to do so may be limited by an inability to secure additional shelf or retail space for its products. Shelf and retail space for nutritional snacks is limited and subject to competitive and other pressures, and there can be no assurance that retail operators will provide sufficient shelf space nor that online retailers will provide Atkins online access to their platform to enable Atkins to meet its growth objectives.

Changes in consumer preferences, perceptions of healthy food products and discretionary spending may negatively impact Atkins’ brand loyalty and net sales, and adversely affect its business, financial condition and results of operations.

Atkins focuses on products that are, or that Atkins believes are, perceived to have positive effects on health, and compete in a market that relies on innovation and evolving consumer preferences. However, the processed food industry, and the nutritional snacking industry in particular, are subject to changing consumer trends, demands and preferences. Emerging science, Atkins’ nutritional approach and theories regarding health are constantly evolving. Therefore, products or methods of eating once considered healthy may over time become disfavored by consumers or no longer be perceived as healthy. Trends within the food industry change often and Atkins’ failure to anticipate, identify or react to changes in these trends could, among other things, lead to reduced consumer demand and price reductions, and could adversely impact Atkins’ business, financial condition and results of operations. Additionally, certain ingredients used in Atkins’ products may become negatively perceived by consumers, resulting in reformulation of existing products to remove such ingredients, which may negatively affect taste or other qualities. Factors that may affect consumer perception of healthy products include dietary trends and attention to different nutritional aspects of foods, concerns regarding the health effects of specific ingredients and nutrients, trends away from specific ingredients in products and increasing awareness of the environmental and social effects of product production. Consumer perceptions of the nutritional profile of low-carb, low-sugar and protein-rich eating practices and products may shift, and consumers may no longer perceive food products with fewer carbohydrates, higher levels of protein, higher levels of fat and additional fiber as healthy. Approaches regarding weight management and healthy lifestyles are the subject of numerous studies and publications, often with differentiating views and opinions, some of which may be adverse to Atkins. Conflicting scientific information on what constitutes good nutrition, diet fads and other weight loss trends may also adversely affect Atkins’ business from time to time. Atkins’ success depends, in part, on its ability to anticipate the tastes and dietary habits of consumers and other consumer trends and to offer products that appeal to their needs and preferences on a timely and affordable basis. A change in consumer discretionary spending, due to economic downturn or other reasons may also adversely affect Atkins’ sales, and its business, financial condition and results of operations.

If Atkins’ brands or reputation are damaged, the attractive characteristics that it offers its consumers, distributors and retailers may diminish, which could adversely affect its business, financial condition and results of operations.

Atkins believes it has built its reputation on the efficacy of its nutritional approach, as well as the high quality flavor and nutritional content of its food, and it must protect and grow the value of its brands to continue to be successful in the future. Any incident that erodes consumer affinity for Atkins’ brands could significantly reduce its value and damage its business. For example, negative third-party reports regarding the Atkins nutritional approach, whether accurate or not, may adversely impact consumer perceptions. Atkins’ brand value could suffer and its business could be adversely affected if its consumers perceive a reduction in the effectiveness of its nutritional approach or the quality of its food. In addition, if Atkins is forced, or voluntarily elects, to recall certain products, including frozen foods or other licensed products over which Atkins may not have full quality control, the public perception of the quality of its food may be diminished. Atkins may also be adversely affected by news reports or other negative publicity, regardless of their accuracy, regarding other aspects of its business, such as public health concerns, illness, safety, security breaches of confidential consumer or employee information, employee related claims relating to alleged employment discrimination, health care and benefit issues or government or industry findings concerning its retailers, distributors, manufacturers or others across the food industry supply chain.

In addition, as part of Atkins’ marketing initiatives, Atkins has entered into agreements with certain public figures to market and endorse its products on both a national and local level. While Atkins maintains specific selection criteria and are diligent in our efforts to seek out public figures that resonate genuinely and effectively with our consumer audience, the individuals it chooses to market and endorse its products may fall into negative favor with the general public. Because Atkins’ consumers may associate the public figures that market and endorse its products with Atkins, any negative publicity on behalf of such individuals may result in negative publicity about Atkins and its products. This negative publicity could adversely affect Atkins’ brand and reputation as well as its revenue and profits.

Also, there has been a marked increase in the use of social media platforms and similar channels, including weblogs (blogs), websites and other forms of internet-based communications that provide individuals with access to a broad audience of consumers and other interested persons. The availability of information on social media platforms is virtually immediate as is its impact. Many social media platforms immediately publish the content their subscribers and participants post, often without filters or checks on accuracy of the content posted. The opportunity for dissemination of information, including inaccurate information, is seemingly limitless. Information concerning Atkins’ business and/or products may be posted on such platforms at any time. Negative views regarding its products and the efficacy of a low-carb, low-sugar and protein-rich diet approach have been posted on various social media platforms, and may continue to be posted in the future, which Atkins cannot control. Regardless of their accuracy or authenticity, such information and views may be adverse to Atkins’ interests, which may harm Atkins’ reputation and brand. The harm may be immediate without affording Atkins an opportunity for redress or correction.

Ultimately, the risks associated with any such negative publicity cannot be eliminated or completely mitigated and may adversely affect Atkins business, financial condition and results of operations.

Atkins must expend resources to maintain consumer awareness of its brands, build brand loyalty and generate interest in its products.

Atkins believes that the Atkins nutritional approach is broadly known and followed in the United States and in many of the other countries in which it operates. In order to remain competitive and to expand and keep shelf placement for its products, Atkins may need to increase its marketing and advertising spending in order to maintain and increase consumer awareness, protect and grow its existing market share or to promote new products, which could impact its operating results. Substantial advertising and promotional expenditures may be required to maintain or improve its brand’s market position or to introduce new products to the market, and participants in Atkins’ industry are engaging with non-traditional media, including consumer outreach through social media and web-based channels. An increase in Atkins’ marketing and advertising efforts may not maintain its current reputation, or lead to an increase in brand awareness. Moreover, Atkins may be unable to maintain current awareness of its brand due to fragmentation of its marketing efforts as it continues to focus on a low-carb, low-sugar and protein-rich nutritional approach for everyday snacking consumers. In addition, Atkins consistently evaluates its product lines to determine whether or not to discontinue certain products. Discontinuing product lines may increase Atkins’ profitability but could reduce its sales and hurt its brands, and a reduction in sales of certain products could result in a reduction in sales of other products. The discontinuation of product lines may have an adverse effect on Atkins’ business, financial condition and results of operations.

In addition, unattractive shelf placement and pricing may put Atkins’ products at a disadvantage to those of its competitors. Even if Atkins obtains shelf space or preferable shelf placement, Atkins’ new and existing products may fail to achieve the sales expectations set by its retailers, potentially causing these retailers to remove its products from their shelves. Additionally, an increase in the quantity and quality of private-label products in the product categories in which Atkins compete could create more pressure for shelf space and placement for branded products within each such category, which could adversely affect Atkins’ sales.

Atkins may not be successful in implementing its growth strategies, including expanding its emphasis on a low-carb, low-sugar and protein-rich healthy lifestyle, while maintaining the traditional identity of its brands and the loyalty of its consumers.

Atkins’ future success depends in large part on its ability to implement its growth strategies effectively. In the 52-week period ended August 27, 2016, Atkins transitioned from a single- to multi-brand portfolio with the addition of its nutritional snacking platform, and it expects to focus on nutritional snacking in the future. As a multi-brand business, Atkins faces increased complexities and greater uncertainty with respect to consumer trends and demands than as a single-brand business. Atkins’ ability to successfully expand Atkins’ nutritional snacking brands and other growth strategies depends, among other things, on its ability to identify, and successfully cater to, new demographics and consumer trends, develop new and innovative products, identify and acquire additional product lines and businesses, secure shelf space in grocery stores, wholesale clubs and other retailers, increase consumer awareness of its brands, enter into distribution and other strategic arrangements with third-party retailers and other potential distributors of its products and compete with numerous other companies and products. In addition, self-directed lifestyle consumers of its nutritional snacking products may have different preferences and spending habits than the consumers of traditional weight loss products, and Atkins may not be successful in reaching and maintaining the loyalty of new consumers to the same extent, or at all, as it has with its historical consumers. Traditional weight management consumers actively on the Atkins program represent approximately 15% of Atkins’ current consumer base whereas the remaining 85% of Atkins’ consumers are not currently on a program diet. Furthermore, Atkins may not be successful in evolving its advertising and other efforts to appeal to both its branded weight loss consumers and self-directed healthy lifestyle consumers. If Atkins is unable to identify and capture new audiences and demographics, its ability to successfully integrate additional brands will be adversely affected. Accordingly, Atkins may not be able to successfully implement its growth strategies, expand its brands, or continue to maintain growth in its sales at its current rate, or at all. If Atkins fails to implement its growth strategies, its sales and profitability may be negatively impacted, which would adversely affect its business, financial condition and results of operations.

Atkins intends to grow through acquisitions or joint ventures and it may not successfully integrate, operate or realize the anticipated benefits of such business combinations.

As part of its strategic initiatives, Atkins intends to pursue selected acquisitions or joint ventures, such as its acquisition of Wellness Foods, Inc., including its SimplyProtein® brand, in 2016. Atkins’ acquisition strategy is based on identifying and acquiring brands with products that complement its existing products and identifying and acquiring brands in new categories and in new geographies for the purpose of expanding its platform of nutritional snacks and potentially other food products. However, although Atkins regularly evaluates multiple acquisition candidates, it cannot be certain that it will be able to successfully identify suitable acquisition candidates, negotiate acquisitions of identified candidates on favorable terms, or integrate acquisitions that it completes.

Acquisitions involve numerous risks and uncertainties, including intense competition for suitable acquisition targets, which could increase target prices and/or adversely affect our ability to consummate deals on favorable or acceptable terms, the potential unavailability of financial resources necessary to consummate acquisitions in the future, the risk that Atkins improperly value and price a target, the potential inability to identify all of the risks and liabilities inherent in a target company notwithstanding its diligence efforts, the diversion of management’s attention from the operations of its business and strain on its existing personnel, increased leverage due to additional debt financing that may be required to complete an acquisition, dilution of the net current book value per share if Atkins issues additional equity securities to finance an acquisition, difficulties in identifying suitable acquisition targets or in completing any transactions identified on sufficiently favorable terms and the need to obtain regulatory or other governmental approvals that may be necessary to complete acquisitions.

In addition, any future acquisitions may pose risks associated with entry into new geographic markets, including outside the United States and Atkins’ current international markets, distribution channels, lines of business or product categories, where Atkins may not have significant prior experience and where it may not be as successful or profitable as it is in businesses and geographic regions where it has greater familiarity and brand recognition. Potential acquisitions may also entail significant transaction costs and require a significant amount of management time, even where Atkins is unable to consummate or decides not to pursue a particular transaction.

Even when acquisitions, such as the acquisition of SimplyProtein®, are completed, integration of acquired entities can involve significant difficulties, such as failure to achieve financial or operating objectives with respect to an acquisition, strain on Atkins’ personnel, systems and operational and managerial controls and procedures, the need to modify systems or to add management resources, difficulties in the integration and retention of consumers or personnel and the integration and effective deployment of operations or technologies, amortization of acquired assets (which would reduce future reported earnings), possible adverse short-term effects on cash flows or operating results, diversion of management’s attention from the operations of the business, integrating personnel with diverse backgrounds and organizational cultures, coordinating sales and marketing functions and failure to obtain and retain key personnel of an acquired business. Failure to manage these acquisition growth risks could have an adverse effect on Atkins’ business.

All of Atkins’ products must comply with regulations of the Food and Drug Administration, or FDA, as well as state and local regulations. Any non-compliance with the FDA or other applicable regulations could harm Atkins’ business.

Atkins’ products must comply with various FDA rules and regulations, including those regarding product manufacturing, food safety, required testing and appropriate labeling of its products. The FDA has not defined nutrient content claims with respect to carbohydrates, but has not objected to the use of net carbohydrate information on food labels if the label adequately explains how the term is used so that it would not be false or misleading to consumers. The FDA requires all carbohydrates per serving to be listed on the Nutrition Facts Panel (“NFP”) of a package. In addition to the information on the NFP, Atkins uses the term “net carbohydrate” (or “net carbs”) on its packaging to assist consumers in tracking the carbohydrates in that serving of food that impact a person’s blood sugar (glucose) levels. Atkins determines the number of net carbs in a serving of food by subtracting fiber, and sugar alcohols, if any, from the actual number of carbohydrates listed on the NFP. Fiber and sugar alcohols can be subtracted from the carbohydrates because they minimally impact blood sugar. It is possible that FDA regulations and/or their interpretations may change related to, for example, definitions of certain of Atkins’ core ingredients, such as fiber; labeling requirements for describing other ingredients or nutrients, such as sugar alcohols or protein; or disclosures of any ingredient labeled as genetically modified, or GMO. As such, there is a risk that Atkins’ products could become non-compliant with the FDA’s regulations, and any such non-compliance could harm its business. In addition, if FDA or other regulations restrict Atkins from labeling and marketing certain ingredients or product attributes, such as fiber or “net carb” count, Atkins may be unable to effectively reach its target demographics, promote what it believes to be the benefits of its products or communicate that its products are composed of what it considers to be low-carb, low-sugar and protein-rich ingredients.

Atkins’ does not manufacture its products directly, but rather, relies on a pool of contract manufacturers who produces Atkins’ products in their own facilities. Therefore, Atkins must rely on these manufacturers to maintain compliance with regulatory requirements. Although Atkins requires its contract manufacturers to be compliant, Atkins does not have direct control over such facilities. Failure of Atkins’ contract manufacturers to comply with applicable regulation could have an adverse effect on its business.

Conflicts between state and federal law regarding definitions of Atkins’ core ingredients, as well as labeling requirements, may lead to non-compliance with state and local regulations. For example, certain states may maintain narrower definitions of certain ingredients, as well as more stringent labeling requirements, of which Atkins is unaware. Any non-compliance at the state or local level could also adversely affect Atkins’ business, financial condition and results of operations.

Changes in the legal and regulatory environment could limit Atkins’ business activities, increase its operating costs, reduce demand for its products or result in litigation.

Elements of Atkins’ businesses, including the production, storage, distribution, sale, display, advertising, marketing, labeling, health and safety practices, transportation and use of many of our products, are subject to various laws and regulations administered by federal, state and local governmental agencies in the United States, as well as the laws and regulations administered by government entities and agencies outside the United States in markets in which Atkins’ products or components thereof (such as packaging) may be made, manufactured or sold. These laws and regulations and interpretations thereof may change, sometimes dramatically, as a result of a variety of factors, including political, economic or social events. Such changes may include changes in:

•         food and drug laws (including FDA regulations);

•         laws related to product labeling;

•         advertising and marketing laws and practices;

•         laws and programs restricting the sale and advertising of certain of Atkins’ products;

•         laws and programs aimed at reducing, restricting or eliminating ingredients present in certain of Atkins’ products;

•         laws and programs aimed at discouraging the consumption of products or ingredients or altering the package or portion size of certain of Atkins’ products;

•         state consumer protection and disclosure laws;

•         taxation requirements, including the imposition or proposed imposition of new or increased taxes or other limitations on the sale of its products; competition laws;

•         anti-corruption laws, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, or FCPA, and the UK Bribery Act of 2010, or Bribery Act;

•         economic sanctions and anti-boycott laws, including laws administered by the U.S. Department of Treasury, Office of Foreign Assets Control and the European Union;

•         laws relating to export, reexport, transfer, and import controls, including the Export Administration Regulations, the EU Dual Use Regulation, and the customs and import laws administered by the U.S. Customs and Border Protection;

•         employment laws;

•         privacy laws;

•         laws regulating the price we may charge for Atkins’ products; and

•         farming and environmental laws.

New laws, regulations or governmental policies and their related interpretations, or changes in any of the foregoing, including taxes or other limitations on the sale of Atkins’ products, ingredients contained in Atkins’ products or commodities used in the production of our products, may alter the environment in which it does business and, therefore, may impact Atkins’ operating results or increase its costs or liabilities. In addition, if Atkins fails to adhere to such laws and regulations, Atkins could be subject to regulatory investigations, civil or criminal sanctions, as well as class action litigation, which has increased in its industry in recent years.

Atkins relies on sales to a limited number of retailers for the substantial majority of its net sales, and the loss of one or more such retailers may harm its business. In addition, Atkins maintains “at will” contracts with these retailers, which do not require recurring or minimum purchase amounts of its products.

A substantial majority of Atkins’ sales are generated from a limited number of retailers. For the 52 week period ended August 27, 2016, sales to Atkins’ largest retailer, Walmart Stores, Inc., represented approximately 41% of Atkins’ sales. Although the composition of Atkins’ significant retailers may vary from period to period, Atkins expects that most of its net sales and accounts receivable will continue to come from a relatively small number of retailers for the foreseeable future. These retailers may take actions that affect Atkins for reasons that it cannot always anticipate or control, such as their financial condition, changes in their business strategy, operations or the introduction of competing products or the perceived quality of its products.

In addition, Atkins’ retailers typically do not provide it with firm, long-term or short-term volume purchase commitments. As a result, Atkins could have periods with little to no orders for its products while still incurring costs related to workforce maintenance, marketing, general corporate expenses and debt service. Furthermore, despite operating in different channels, Atkins’ retailers sometimes compete for the same consumers. As a result of actual or perceived conflicts resulting from this competition, retailers may take actions that negatively affect it. Atkins may not be able to find new retailers to supplement periods where it experiences no or limited purchase orders or that it can recover fixed costs as a result of experiencing reduced purchase orders. Periods of no or limited purchase orders for its products could adversely affect Atkins’ business, financial condition and results of operations.

Conversely, from time to time, Atkins may experience unanticipated increases in orders of its products from these retailers that can create supply chain problems and may result in unfilled orders. If Atkins is unable to meet such increased orders of its products, its reputation with its retail partners may be harmed. Unanticipated fluctuations in product requirements by its retailers could result in fluctuations in Atkins’ results from quarter to quarter.

Consolidation among retailers may also adversely affect Atkins’ results. An increase in the concentration of Atkins’ sales to large customers may negatively affect its profitability due to the impact of higher shelving fees and reduced volumes of product sold. Furthermore, as retailers consolidate, they may reduce the number of branded products they offer in order to accommodate private label products and generate more competitive terms from branded suppliers.

The loss of, or disruption in, or Atkins’ inability to efficiently operate its fulfillment network could adversely affect its business, financial condition and results of operations.

For Atkins’ U.S. operations, it utilizes a single distribution center in Greenfield, Indiana. Substantially all of its inventory is shipped directly to its retailers from this center by the third-party operator. Atkins relies significantly on the orderly operation of this center, and if complications arise or if the facility is severely damaged or destroyed, Atkins’ ability to deliver inventory on a timely basis will be significantly impaired. Such delays could adversely impact its business.

Atkins also relies on a single-sourced logistics provider for distribution and product shipments in the United States. Atkins’ utilization of delivery services for shipments is subject to risks, including increases in fuel prices, which would increase in shipping costs, and employee strikes and inclement weather, which may impact the ability of providers to provide delivery services that adequately meet its shipping needs. Atkins may, from time to time, change third-party transportation providers, and it could therefore face logistical difficulties that could adversely affect deliveries. In addition, Atkins could incur costs and expend resources in connection with such change, and fail to obtain terms as favorable as those it currently receives.

Disruptions in operations due to natural or man-made disasters, fire, flooding, terrorism or other catastrophic events, system failure, labor disagreements or shipping problems may result in delays in the delivery of products to retailers.

Atkins relies on a limited number of third-party suppliers and manufacturers to supply its core ingredients and produce its products.

The core ingredients used in manufacturing Atkins’ products include soy, nuts, dairy and cocoa. There may be a limited market supply of any of its core ingredients and Atkins relies on a limited number of third party suppliers to provide these ingredients, a portion of which are international companies. Any disruption in the supply could adversely affect Atkins’ business, particularly its profitability and its margins. Events that adversely affect Atkins’ suppliers could impair its ability to obtain core ingredient inventories in the quantities that it desires. Such events include problems with Atkins’ suppliers’ businesses, finances, labor relations, ability to import core ingredients, costs, production, insurance, reputation and weather conditions during growing, harvesting or shipping, including flood, drought, frost and earthquakes, as well as natural or man-made disasters or other catastrophic occurrences.

Atkins’ financial performance depends in large part on its ability to purchase core ingredients in sufficient quantities at competitive prices. Atkins may not have continued supply, pricing or exclusive access to core ingredients from these sources. Any of its suppliers could discontinue or seek to alter their relationships with Atkins. Additionally, Atkins may be adversely affected if there is increased demand for the specific core ingredients it uses in its products, there is a reduction in overall supply of its required core ingredients, its suppliers raise their prices, stop selling to it or its contract manufacturer or enter into arrangements that impair their abilities to provide us or our contract manufacturers with core ingredients or increases in the cost of packaging and distributing its core ingredients.

Atkins also relies on a limited number of contract manufacturers to manufacture its products. Currently, Atkins has two contract manufacturers for its ready-to-drink shakes and numerous contract manufacturers for its nutrition bars. If any of its manufacturers experience adverse effects on their businesses or are unable to continue manufacturing its products at required levels, on a timely basis, or at all, it may be forced to seek other manufacturers to manufacture its products. In addition, Atkins’ contract manufacturers independently contract for and obtain some of the core ingredients in its products. If its contract manufactures are unable to obtain these core ingredients in the required amounts or at all, their ability to manufacture Atkins’ products would be adversely affected. It could take a significant period of time to locate and qualify such alternative production sources. Atkins may not be able to identify and qualify new manufacturers in a timely manner or that such manufacturers could allocate sufficient capacity in order to meet its requirements, which could adversely affect its ability to make timely deliveries of its products. Furthermore, Atkins may be unable to negotiate pricing or other terms with its existing or new manufacturers as favorable as what it currently enjoys. There is also no guarantee a new manufacturing partner could accurately replicate the production process and taste profile of its existing products.

Atkins is also subject to risks associated with protection of its trade secrets by its third party contract manufacturers. If Atkins’ contract manufacturers fail to protect its trade secrets, either intentionally or unintentionally, Atkins business, financial condition and results of operations could be adversely affected.

If Atkins experiences significant increased demand for its products, or needs to replace an existing supplier or manufacturer, additional supplies of core ingredients or manufacturers to produce its products may not be available when required on acceptable terms, or at all, or that any supplier would allocate sufficient capacity to Atkins in order to meet its requirements, fill its orders in a timely manner or meet Atkins’ strict quality standards. Even if Atkins’ existing suppliers and manufacturers are able to expand their capacities to meet its needs or Atkins is able to find new sources of core ingredients or new manufacturers to produce its products, we may encounter delays in production, inconsistencies in quality and added costs. We may not be able to pass increased costs onto the consumer immediately, if at all, which may decrease or eliminate our profitability in any period. Any manufacturing and/or supply disruptions or cost increases could have an adverse effect on Atkins’ ability to meet consumer demand for its products and result in lower net sales and profitability both in the short and long term.

Atkins relies, in part, on its third-party co-manufacturers to maintain the quality of its products. The failure or inability of these co-manufacturers to comply with the specifications and requirements of its products could result in product recall, which could adversely affect its reputation and subject Atkins to significant liability should the consumption of any of its products cause or be claimed to cause illness or physical harm.

Atkins sells products for human consumption, which involves risks such as product contamination or spoilage, product tampering, other adulteration, mislabeling and misbranding. All of Atkins’ products are manufactured by independent third-party contract manufacturers. Atkins also licenses certain products that contain its brand and logo, but which are produced and distributed exclusively by third parties. In addition, Atkins does not own its warehouse facility, but it is managed for Atkins by a third party. Under certain circumstances, Atkins may be required to, or may voluntarily, recall or withdraw products. For example, in 2016, as part of a larger national recall by several other food companies, Atkins incurred losses, including recalled product as a result of potential contamination from an ingredient supplied to one of its third-party manufacturers at its manufacturing center. While the contamination did not result in any consumer illness, and Atkins was indemnified for a substantial portion of its direct product loss, any future recall may be more costly.

A widespread recall or withdrawal of any of Atkins’ or Atkins’ licensed products may negatively and significantly impact its sales and profitability for a period of time and could result in significant losses depending on the costs of the recall, destruction of product inventory, reduction in product availability, and reaction of competitors and consumers. Atkins may also be subject to claims or lawsuits, including class actions lawsuits (which could significantly increase any adverse settlements or rulings), resulting in liability for actual or claimed injuries, illness or death. Any of these events could adversely affect its business, financial condition and results of operations. Even if a product liability claim or lawsuit is unsuccessful or is not fully pursued, the negative publicity surrounding any assertion that Atkins’ products caused illness or physical harm could adversely affect its reputation with existing and potential consumers and its corporate and brand image. Moreover, claims or liabilities of this sort might not be covered by Atkins’ insurance or by any rights of indemnity or contribution that Atkins may have against others. Atkins maintains product liability insurance in an amount that it believes to be adequate. However, Atkins may incur claims or liabilities for which it is not insured or that exceed the amount of its insurance coverage. A product liability judgment against Atkins or a product recall could adversely affect Atkins’ business, financial condition and results of operations.

Ingredient and packaging costs are volatile and may rise significantly, which may negatively impact the profitability of Atkins’ business.

Atkins negotiates the prices for large quantities of core ingredients, such as soy, nuts, dairy and cocoa, as well as packaging materials. A number of these ingredients are manufactured and packaged in Canada. Costs of ingredients and packaging are volatile and can fluctuate due to conditions that are difficult to predict, including global competition for resources, fluctuations in currency and exchange rates, weather conditions, natural or man-made disasters, consumer demand and changes in governmental trade and agricultural programs. Continued volatility in the prices of the core ingredients and other supplies we purchase could increase Atkins’ cost of goods sold and reduce its profitability.

Atkins does not use hedges or forward pricing for availability of any core ingredients. As such, any material upward movement in core ingredient pricing could negatively impact its margins if it is not able to pass these costs on to its consumers, or its sales if it is forced to increase its prices. If Atkins is not successful in managing its ingredient and packaging costs, if it is unable to increase its prices to cover increased costs or if such price increases reduce its sales volumes, then such increases in costs will adversely affect its business, financial condition and results of operations.

Certain of Atkins’ core ingredient contracts have minimum volume commitments that could require purchases without matching revenues during weaker sales periods. Future core ingredient prices may be impacted by new laws or regulations, suppliers’ allocations to other purchasers, interruptions in production by suppliers, natural disasters, volatility in the price of crude oil and related petrochemical products and changes in exchange rates.

Atkins’ international operations expose it to regulatory, economic, political and social risks in the countries in which it operates.

The international nature of Atkins’ operations involves a number of risks, including changes in U.S. and foreign regulations, tariffs, taxes and exchange controls, economic downturns, inflation and political and social instability in the countries in which it operates and Atkins’ dependence on foreign personnel. Moreover, although Atkins’ products in its foreign operations typically mirror those in the United States, consumers in countries outside the United States may have different tastes, preferences and nutritional approaches than U.S. consumers. In addition, Atkins’ international business is small in comparison to its U.S. business, and as a result, its operations are more spread out and less consolidated which can limit its ability to effectively and timely react to adverse events. Atkins cannot be certain that it will be able to enter and successfully compete in additional foreign markets or that it will be able to continue to compete in the foreign markets in which it currently operates.

Doing business outside the United States requires Atkins to comply with the laws and regulations of the U.S. government and various foreign jurisdictions, which place restrictions on Atkins’ operations, trade practices, partners and investment decisions. In particular, Atkins’ operations are subject to U.S. and foreign anti-corruption and trade control laws and regulations, such as the FCPA or the Bribery Act, export controls and economic sanctions programs, including those administered by the U.S. Treasury Department’s Office of Foreign Assets Control, OFAC and the EU. As a result of doing business in foreign countries and with foreign partners, Atkins is exposed to a heightened risk of violating anti-corruption and trade control laws and sanctions regulations. The FCPA prohibits Atkins from providing anything of value to foreign officials for the purposes of obtaining or retaining business or securing any improper business advantage. In addition, the Bribery Act extends beyond bribery of foreign public officials and also applies to transactions with private persons. The provisions of the Bribery Act are also more onerous than the FCPA in a number of other respects, including jurisdictional reach, non-exemption of facilitation payments and, potentially, penalties.

Atkins’ continued expansion outside the United States, including in developing countries, and its development of new partnerships and joint venture relationships worldwide, could increase the risk of FCPA, OFAC, Bribery Act or EU Sanctions violations in the future. Violations of anti-corruption and trade control laws and sanctions regulations are punishable by civil penalties, including fines, denial of export privileges, injunctions, asset seizures, debarment from government contracts and revocations or restrictions of licenses, as well as criminal fines and imprisonment.

Disruptions in the worldwide economy may adversely affect our business, financial condition and results of operations.

Adverse and uncertain economic conditions may impact distributor, retailer and consumer demand for Atkins’ products. In addition, Atkins’ ability to manage normal commercial relationships with its suppliers, contract manufacturers, distributors, retailers, consumers and creditors may suffer. Consumers may shift purchases to lower-priced or other perceived value offerings during economic downturns, making it more difficult to sell its premium products. During economic downturns, it may be more difficult to convince consumers to switch to or continue to use Atkins’ brands or convince new users to choose its brands without expensive sampling programs and price promotions. In particular, consumers may reduce their purchases of products without GMOs, gluten, or preservatives when there are conventional offerings of similar products, which generally have lower retail prices. In addition, consumers may choose to purchase private-label products rather than branded products because they are generally less expensive. Distributors and retailers may become more conservative in response to these conditions and seek to reduce their inventories. Atkins’ results of operations depend upon, among other things, its ability to maintain and increase sales volume with its existing distributors and retailers, to attract new consumers and to provide products that appeal to consumers at prices they are willing and able to pay. Prolonged unfavorable economic conditions may have an adverse effect on Atkins’ sales and profitability.

Atkins’ international operations expose it to fluctuations in exchange rates, which may adversely affect its operating results.

Atkins sources large quantities of its core ingredients from foreign suppliers, and as a result, any material upward movement in foreign exchange rates relative to the U.S. dollar will adversely affect its profitability. Furthermore, the substantial majority of Atkins’ revenues are generated domestically, while a substantial portion of Atkins’ third party manufacturing is completed in Canada. Any U.S. dollar weakness may therefore adversely affect revenues and cash flows while also increasing supply and manufacturing costs.

Atkins’ geographic focus makes it particularly vulnerable to economic and other events and trends in North America.

Atkins operates mainly in North America and, therefore, is particularly susceptible to adverse regulations, economic climate, consumer trends, market fluctuations, including commodity price fluctuations or supply shortages of its key ingredients, and other adverse events. The concentration of its businesses in North America could present challenges and may increase the likelihood that an adverse event in North America would materially and adversely affect its product sales, financial condition and operating results.

Atkins’ business could be negatively impacted by changes in the U.S. political environment.

The recent presidential and congressional elections in the United States have resulted in significant uncertainty with respect to, and could result in changes in, legislation, regulation and government policy at the federal, state and local levels. Any such changes could significantly impact Atkins’ business as well as the markets in which it competes. Specific legislative and regulatory proposals discussed during and after the 2016 U.S. elections that might materially impact Atkins include, but are not limited to, changes to existing trade agreements, import and export regulations, tariffs, particularly with respect to tariffs on Canadian imports (where Atkins sources a large number of its nutritional bars), and customs duties, income tax regulations and the federal tax code, healthcare delivery and spending, public company reporting requirements, environmental regulation and antitrust enforcement. To the extent changes in the political environment have a negative impact on Atkins or on its markets, its business, financial condition and results of operations could be adversely affected.

Litigation or legal proceedings could expose Atkins to significant liabilities and have a negative impact on its reputation.

From time to time, Atkins may be party to various claims and litigation proceedings. Atkins evaluates these claims and litigation proceedings to assess the likelihood of unfavorable outcomes and to estimate, if possible, the amount of potential losses. Based on these assessments and estimates, we establish reserves, as appropriate. These assessments and estimates are based on the information available to management at the time and involve a significant amount of management judgment. Actual outcomes or losses may differ materially from Atkins’ current assessments and estimates.

There is an additional risk that these types of suits may lead to consumer confusion, distrust and additional legal challenges for Atkins. Should Atkins become subject to related or additional unforeseen lawsuits, including claims related to its products or their labeling or advertising, consumers may avoid purchasing Atkins’ products or seek alternative products, even if the basis for the claims against it is unfounded. For example, state and federal rules and regulations vary with respect to certain labeling requirements.

Additionally, adverse publicity about any lawsuit in which Atkins is involved may further discourage consumers from buying Atkins’ products. Any consumer loss of confidence in the truthfulness of Atkins’ labeling or ingredient claims would be difficult and costly to overcome and may significantly reduce its brand value. For example, publications and other third-party commentary may vary in opinion with respect to calculations of net carbs and vary on approach to calculations of net carbs, which may lead to reports questioning the accuracy of Atkins’ calculations and reporting the amount of net carbs contained in certain of its products. Uncertainty among consumers as to the nutritional content or the ingredients used in Atkins’ products, regardless of the cause, may have a substantial and adverse effect on its brands and its business, results of operations and financial condition.

Atkins may not be able to adequately protect its intellectual property and other proprietary rights that are material to its business.

Atkins’ ability to compete effectively depends in part upon protection of its rights in trademarks, trade dress, trade secrets, copyrights and other intellectual property and other proprietary rights that it owns or licenses. Atkins’ use of contractual provisions, confidentiality procedures and agreements, and trademark, copyright, unfair competition, trade secret and other laws to protect its intellectual property and other proprietary rights may be inadequate. Atkins may not be able to preclude third parties from using its intellectual property rights with respect to food or beverage products, and may not be able to leverage its branding beyond its current product offerings. In addition, Atkins’ trademark or other intellectual property applications may not always be granted. Third parties may oppose Atkins’ intellectual property applications, or otherwise challenge its use of its trademarks or other intellectual property. Third parties may infringe, misappropriate, or otherwise violate Atkins’ intellectual property, and changes in applicable laws could serve to lessen or remove the current legal protections available for its intellectual property. Any legal action that Atkins may bring to protect its brand and other intellectual property could be unsuccessful and expensive and could divert management’s attention from other business concerns. Any litigation or claims brought against Atkins, for trademark infringement or related matters, even without merit, could result in substantial costs and diversion of Atkins’ resources. A successful claim of trademark, copyright or other intellectual property infringement, misappropriation, or other violation against Atkins could prevent it from providing its products or services, or could require Atkins, if it is unable to license such third-party intellectual property on reasonable terms, to redesign or rebrand its products or product packaging. Certain of Atkins’ intellectual property licenses have fixed terms, and even for those that do not, Atkins cannot guarantee that all of its intellectual property licenses will remain in effect indefinitely. Termination of intellectual property licenses granted by or to Atkins could result in the loss of profits generated pursuant to such licenses. Any of the foregoing results could harm our business, financial condition or results of Atkins’ operations.

Atkins relies on information technology systems, and any inadequacy, failure or interruption of those systems may harm Atkins’ ability to effectively operate its business, and its business is subject to online security risks, including security breaches and identity theft.

Atkins is dependent on various information technology systems, and a failure of its information technology systems to perform as it anticipates could disrupt Atkins’ business. Like many other companies, Atkins’ information technology systems may be vulnerable to damage or interruption from circumstances beyond its control, including natural disasters, terrorist attacks, telecommunications failures, computer viruses, hackers, and other security issues. Despite safeguards Atkins has implemented that are designed to prevent unauthorized access to its information technology systems, Atkins cannot be certain that its information technology systems are free from vulnerability to security breaches (especially as the sophistication of cyber-security threats continues to increase), or from vulnerability to inadvertent disclosures of sensitive data by third parties or by Atkins.

Unauthorized users who penetrate Atkins’ information security systems could misappropriate proprietary employee or consumer information or data. As a result, it may become necessary to expend additional amounts of capital and resources to protect against, or to alleviate, problems caused by unauthorized access, and such data security breaches could also result in lost profit due to reduced demand for Atkins’ products. These expenditures, however, may not prove to be a timely remedy against breaches by unauthorized users who are able to penetrate Atkins’ information security. In addition to purposeful security breaches, the inadvertent transmission of computer viruses could adversely affect Atkins’ computer systems and, in turn, harm its business.

A significant number of states require that consumers be notified if a security breach results in the disclosure of their personal financial account or other information. Additional states and governmental entities are considering such “notice” laws. In addition, other public disclosure laws may require that material security breaches be reported. If Atkins experiences a security breach and such notice or public disclosure is required in the future, Atkins reputation and its business may be harmed.

With the exception of limited information voluntarily submitted by users of Atkins’ website, Atkins typically does not collect or store consumer data or personal information. However, third-party providers, including Atkins licensees, contract manufacturers, ecommerce contractors and third-party sellers may do so. The website operations of such third parties may be affected by reliance on other third-party hardware and software providers, technology changes, risks related to the failure of computer systems through which these website operations are conducted, telecommunications failures, data security breaches and similar disruptions. If Atkins or its third-party providers fail to maintain or protect Atkins’ or their information technology systems and data integrity effectively, fail to implement new systems and/or update or expand existing systems or fail to anticipate, plan for or manage significant disruptions to systems involved in Atkins’ operations, Atkins could lose existing customers, have difficulty preventing, detecting, and controlling fraud, have disputes with customers, suppliers, distributors or others, and be subject to regulatory sanctions, including sanctions stemming from violations of the Health Insurance Portability and Accountability Act of 1996, or HIPAA, and as a result, have increases in operating expense.

If Atkins does not maintain effective internal control over financial reporting, it could fail to report our financial results accurately.

Effective internal control over financial reporting is necessary for Atkins to provide reliable financial reports. In the future Atkins may discover areas of its internal control over financial reporting that need improvement. Atkins has not historically documented its internal controls, and if in the future Atkins identifies a control deficiency that rises to the level of a material weakness in its internal controls over financial reporting, this material weakness may adversely affect Atkins’ ability to record, process, summarize and report financial information timely and accurately and, as a result, Atkins’ financial statements may contain material misstatements or omissions. A material weakness is defined as a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. In addition, Atkins’ internal financial and accounting team is leanly staffed, which can lead to inefficiencies with respect to segregation of duties. If Atkins fails to properly and efficiently maintain an effective internal control over financial reporting, Atkins could fail to report its financial results accurately.

If Atkins is unable to implement appropriate systems, procedures and controls, it may not be able to successfully offer its products and grow its business and account for transactions in an appropriate and timely manner.

Atkins’ ability to successfully offer its products, grow its business and account for transactions in an appropriate and timely manner requires an effective planning and management process and certain other automated management and accounting systems. Atkins currently does not have an integrated enterprise resource planning system and certain other automated management and accounting systems. Atkins periodically updates its operations and financial systems, procedures and controls; however; Atkins still relies on manual processes and procedures that may not scale proportionately with our business growth. Atkins’ systems will continue to require automation, modifications and improvements to respond to current and future changes in its business. Failure to implement in a timely manner appropriate internal systems, procedures and controls could adversely affect Atkins’ business, financial condition and results of operations.

Severe weather conditions and natural disasters such as fires, floods, droughts, hurricanes, earthquakes and tornadoes can affect crop supplies, manufacturing facilities and distribution activities, and negatively impact the operating results of our business.

Severe weather conditions and natural disasters, such as fires, floods, droughts, frosts, hurricanes, earthquakes, tornadoes, insect infestations and plant disease, may affect the supply of core ingredients on which Atkins depends to make food products, or may curtail or prevent the manufacturing or distribution of food products by third parties. Competing manufacturers might be affected differently by weather conditions and natural disasters, depending on the location of their sources of supplies and manufacturing or distribution facilities. If supplies of core ingredients available to Atkins are reduced, it may not be able to find enough supplemental supply sources on favorable terms, which could adversely affect its business, financial condition and results of operations. In addition, because Atkins relies on two co-manufacturers for a majority of its manufacturing needs and a single distribution warehouse, adverse weather conditions could impact the ability for those third-party operators to manufacture and store our products.

The seasonal nature of our business could cause Atkins’ operating results to fluctuate.

Atkins has experienced and expects to continue to experience fluctuations in its quarterly results of operations due to the seasonal nature of its business. The months of January to May result in the greatest retail sales due to renewed consumer focus on healthy living following New Year’s Day, as well as significant customer merchandising around that time. This seasonality could cause the post combination company’s share price to fluctuate as the results of an interim financial period may not be indicative of its full year results. Seasonality also impacts relative revenue and profitability of each quarter of the year, both on a quarter-to-quarter and year-over-year basis.

Loss of Atkins’ key executive officers or other personnel, or an inability to attract and retain such management and other personnel, could negatively impact Atkins’ business.

Atkins’ future success depends to a significant degree on the skills, experience and efforts of its key executive officers. The loss of the services of any of these executives could adversely affect Atkins’ business and prospects, as Atkins may not be able to find suitable individuals to replace them on a timely basis, if at all. Additionally, Atkins also depends on its ability to attract and retain qualified personnel to operate and expand its business. If Atkins fails to attract talented new employees, its business and results of operations could be negatively affected.

Atkins has not been managed as a public company and our current resources may not be sufficient to fulfill our public company obligations.

Following the completion of the Business Combination, we will be subject to various regulatory requirements, including those of the SEC and Nasdaq. These requirements include record keeping, financial reporting and corporate governance rules and regulations. While certain members of our management team have experience in managing a public company, Atkins has not historically had the resources typically found in a public company. Atkins’ internal infrastructure may not be adequate to support its increased reporting obligations, and Atkins may be unable to hire, train or retain necessary staff and may be reliant on engaging outside consultants or professionals to overcome Atkins’ lack of experience or employees. The post-combination company’s business could be adversely affected if our internal infrastructure is inadequate, if we are unable to engage outside consultants or if we are otherwise unable to fulfill our public company obligations.

We will incur significantly increased costs as a result of operating as a public company, and our management will be required to devote substantial time to compliance efforts.

We will incur significant legal, accounting, insurance and other expenses as a result of being a public company. The Dodd-Frank Act and the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, as well as related rules implemented by the SEC, have required changes in corporate governance practices of public companies. In addition, rules that the SEC is implementing or is required to implement pursuant to the Dodd-Frank Act are expected to require additional change. We expect that compliance with these and other similar laws, rules and regulations, including compliance with Section 404 of the Sarbanes-Oxley Act, will substantially increase our expenses, including our legal and accounting costs, and make some activities more time-consuming and costly. We also expect these laws, rules and regulations to make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage, which may make it more difficult for us to attract and retain qualified persons to serve on our board of directors or as officers. Although the JOBS Act may, for a limited period of time, somewhat lessen the cost of complying with these additional regulatory and other requirements, we nonetheless expect a substantial increase in legal, accounting, insurance and certain other expenses in the future, which will negatively impact our results of operations and financial condition.

Risks Related to the Company and the Business Combination

Following the consummation of the Business Combination, our only significant asset will be ownership of 100% of Atkins and such ownership may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on our common stock or satisfy our other financial obligations, including our obligations under the Tax Receivable Agreement.

Following the consummation of the Business Combination, we will have no direct operations and no significant assets other than the ownership of 100% of Atkins. We will depend on Atkins for distributions, loans and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company, and to pay any dividends with respect to our common stock. Legal and contractual restrictions in agreements governing the Debt Financing and future indebtedness of Atkins, as well as the financial condition and operating requirements of Atkins. The earnings from, or other available assets of, Atkins may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on our common stock or satisfy its other financial obligations.

Subsequent to the consummation of the Business Combination, we may be required to take writedowns or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although Conyers Park has conducted due diligence on Atkins, Conyers Park cannot assure you that this diligence revealed all material issues that may be present in Atkins’ business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Conyers Park’s and Atkins’ control will not later arise. As a result, we may be forced to later writedown or write-off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if Conyers Park’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with Conyers Park’s preliminary risk analysis. Even though these charges may be non-cash items and may not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about the post-combination company or its securities. In addition, charges of this nature may cause us to be unable to obtain future financing on favorable terms or at all.

Sponsor has agreed to vote in favor of the Business Combination, regardless of how Conyers Park’s public stockholders vote.

Unlike many other blank check companies in which the founders agree to vote their Founder Shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, Sponsor has agreed to vote any shares of common stock owned by it in favor of its initial business combination. As of the date hereof, Sponsor owns shares equal to 20.0% of Conyers Park issued and outstanding shares of common stock. Accordingly, it is more likely that the necessary stockholder approval will be received for the Business Combination than would be the case if Sponsor agreed to vote any shares of common stock owned by it in accordance with the majority of the votes cast by Conyers Park’s public stockholders.

Conyers Park will incur significant transaction and transition costs in connection with the Business Combination.

Conyers Park has and we expect to incur significant, non-recurring costs in connection with consummating the Business Combination and operating as a public company following the consummation of the Business Combination. All expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby (including the Business Combination), including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs, subject to our agreement in the Merger Agreement to assume certain permitted transaction expenses of Atkins, subject to certain adjustments.

The Company’s transaction expenses as a result of the Business Combination are currently estimated at approximately $25 million, including $8.1 million in deferred underwriting commissions to the underwriters of

Conyers Park’s IPO (which reflects the waiver of the fee by Deutsche Bank Securities, Inc. of the underwriting fee they were entitled to from Conyers Park’s IPO).

Our indebtedness could adversely affect our financial condition and ability to operate our company, and we may incur additional debt.

Assuming there are no redemptions, Simply Good Foods expects to have $200 million of indebtedness which may increase to $300 million depending on a number of factors including the number of redemptions received and borrowings to have cash on hand. In addition, upon consummation of the initial business combination, Simply Good Foods expects to have a revolving credit facility of $75 million. Our debt level and the terms of our financing arrangements could adversely affect our financial condition and limit our ability to successfully implement our growth strategies. In addition, under the credit facilities, we have granted the lenders a security interest in substantially all of our assets, including the assets of our subsidiaries and an affiliate.

Our ability to meet our debt service obligations will depend on our future performance, which will be affected by the other risk factors described herein. If we do not generate enough cash flow to pay our debt service obligations, we may be required to refinance all or part of our existing debt, sell our assets, borrow more money or raise equity. We may not be able to take any of these actions on a timely basis, on terms satisfactory to us, or at all.

Simply Good Foods’ credit facilities will contain financial and other covenants. The failure to comply with such covenants could have an adverse effect on us.

Simply Good Foods’ credit facilities contemplated by the Debt Financing will contain certain financial and other covenants including a maximum total net leverage ratio equal to or less than 6.25:1.00 (with a reduction to 6:00:1.00 on and after the third anniversary of the closing date of the credit facilities) contingent on credit extensions in excess of 30% of the total amount of commitments available under the revolving credit facility, and limitations on Simply Good Foods’ and its subsidiaries’ abilities to, among other things, incur and/or undertake asset sales and other dispositions, liens, indebtedness, certain acquisitions, and investments, consolidations, mergers, reorganizations and other fundamental changes payment of dividends and other distributions to equity and warrant holders and prepayments of material subordinated debt, in each case, subject to customary exceptions materially consistent with credit facilities of such type and size. Assuming there are no redemptions, Simply Good Foods expects to have $200 million of indebtedness which may increase to $300 million depending on a number of factors including the number of redemptions received and borrowings to have cash on hand. In addition, upon consummation of the initial business combination, Simply Good Foods expects to have a revolving credit facility of $75 million. Any failure to comply with the restrictions of the credit facilities may result in an event of default under the agreement. Simply Good Foods’ contemplated credit facilities bear interest at variable rates. If market interest rates increase, variable rate debt will create higher debt service requirements, which could adversely affect our cash flow.

Simply Good Foods may need additional capital in the future, and it may not be available on acceptable terms.

Atkins has historically relied upon cash generated by our operations to fund its operations and strategy. Simply Good Foods may also need to access the debt and equity capital markets. However, these sources of financing may not be available on acceptable terms, or at all. Simply Good Foods’ ability to obtain additional financing will be subject to a number of factors, including market conditions, our operating performance, investor sentiment and its ability to incur additional debt in compliance with agreements governing our then-outstanding debt. These factors may make the timing, amount, terms or conditions of additional financings unattractive to us. If we are unable to generate sufficient funds from operations or raise additional capital, our growth could be impeded.

The unaudited pro forma condensed combined financial information included in this document may not be indicative of what our actual financial position or results of operations would have been.

The unaudited pro forma condensed combined financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

The financial statements of the Company included in this proxy statement/prospectus do not take into account the consequences to the Company of a failure to complete a business combination by July 20, 2018.

The financial statements of the Company included in this proxy statement/prospectus have been prepared assuming that Conyers Park would continue as a going concern. Conyers Park is required to complete the Business Combination or another initial business combination by July 20, 2018, unless Conyers Park amends its charter to extend the life of the Company and certain other agreements it has entered into. The possibility of the Business Combination not being consummated raises doubt as to Conyers Park’s ability to continue as a going concern and the financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Conyers Park may waive one or more of the conditions to the Business Combination.

Conyers Park may agree to waive, in whole or in part, one or more of the conditions to its obligations to complete the Business Combination, to the extent permitted by its current certificate of incorporation and bylaws and applicable laws. For example, it is a condition to Conyers Park’s obligations to close the Business Combination that there be no breach of Atkins’ representations and warranties as of the closing date. However, if Conyers Park’s board of directors determines that any such breach is not material to the business of Atkins, then the board may elect to waive that condition and close the Business Combination. Conyers Park is not able to waive the condition that its stockholders approve the Business Combination.

If Conyers Park is unable to complete an initial business combination, its public stockholders may receive only approximately $10.00 per share on the liquidation of its Trust Account (or less than $10.00 per share in certain circumstances where a third party brings a claim against Conyers Park that its Sponsor is unable to indemnify), and its warrants will expire worthless.

If Conyers Park is unable to complete an initial business combination, its public stockholders may receive only approximately $10.00 per share on the liquidation of its Trust Account (or less than $10.00 per share in certain circumstances where a third party brings a claim against Conyers Park that its Sponsor is unable to indemnify (as described below)), and its warrants will expire worthless.

Sponsor and the Selling Equityholders will have significant influence over us after completion of the Business Combination.

Upon completion of the Business Combination, Sponsor will beneficially own approximately 14% of our common stock and the Selling Equityholders will beneficially own approximately 13% of our common stock. As long as Sponsor and the Selling Equityholders own or control a significant percentage of outstanding voting power, they will have the ability to strongly influence all corporate actions requiring stockholder approval, including the election and removal of directors and the size of our board of directors, any amendment of our certificate of incorporation or bylaws, or the approval of any merger or other significant corporate transaction, including a sale of substantially all of our assets. See the section entitled “Proposal No. 1 — Approval of the Business Combination — The Investor Rights Agreement with Conyers Park” for additional information.

Additionally, Sponsor’s and the Selling Equityholders’ interests may not align with the interests of our other stockholders. Sponsor and the Selling Equityholders are in the business of making investments in companies and may acquire and hold interests in businesses that compete directly or indirectly with us. Sponsor or the Selling Equityholders may also pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us. In addition, our certificate of incorporation provides that we renounce any interest or expectancy in the business opportunities of our Sponsor and of their officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries and each such party shall not have any obligation to offer us those opportunities unless presented to one of our directors or officers in his or her capacity as a director or officer.

Conyers Park has no operating history and is subject to a mandatory liquidation and subsequent dissolution requirement. As such, there is a risk that it will be unable to continue as a going concern and consummate an initial business combination by July 20, 2018.

Conyers Park is a development stage blank check company, and as it has no operating history and is subject to a mandatory liquidation and subsequent dissolution requirement, there is a risk that Conyers Park will be unable to continue as a going concern and consummate an initial business combination. Unless Conyers Park amends its charter to extend its life and certain other agreements it has entered into, if Conyers Park does not complete an initial business combination by July 20, 2018, it will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, subject to lawfully available funds therefor, redeem 100% of the public shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to it to pay up to $1,000,000 of the Company’s working capital requirements as well as to pay the Company’s franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), by (B) the total number of then outstanding public shares, which redemption will completely extinguish rights of the public stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemptions, subject to the approval of the remaining stockholders and the board of directors in accordance with applicable law, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to its obligations under the DGCL to provide for claims of creditors and other requirements of applicable law. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per unit in the IPO. In addition if Conyers Park fails to complete an initial business combination by July 20, 2018, there will be no redemption rights or liquidating distributions with respect to its warrants, which will expire worthless, unless Conyers Park amends its charter to extend its life and certain other agreements it has entered into.

If third parties bring claims against Conyers Park, the proceeds held in Conyers Park’s Trust Account could be reduced and the per-share redemption amount received by stockholders may be less than $10.00 per share.

Conyers Park’s placing of funds in its Trust Account may not protect those funds from third-party claims against it. Although Conyers Park will seek to have all vendors, service providers (other than its independent auditors), prospective target businesses or other entities with which it does business execute agreements with it waiving any right, title, interest or claim of any kind in or to any monies held in Conyers Park’s Trust Account for the benefit of its public stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against Conyers Park’s Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against Conyers Park’s assets, including the funds held in its Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in Conyers Park’s Trust Account, Conyers Park’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to it than any alternative.

Examples of possible instances where Conyers Park may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by Conyers Park’s management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where Conyers Park’s management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Conyers Park and will not seek recourse against Conyers Park’s Trust Account for any reason. Upon redemption of Conyers Park’s public shares, if Conyers Park is unable to complete its Business Combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with its Business Combination, Conyers Park will be required to provide for payment of claims of creditors that were not waived that may be brought against Conyers Park within the 10 years following redemption. Accordingly, the per-share redemption amount received by Conyers Park public stockholders could be less than the $10.00 per share initially held in Conyers Park’s Trust Account, due to claims of such creditors. Sponsor has agreed that it will be liable to Conyers Park if and to the extent any claims by a vendor for services rendered or products sold to Conyers Park, or a prospective target business with which Conyers Park has discussed entering into a transaction agreement, reduce the amount of funds in Conyers Park’s Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in Conyers Park’s Trust Account as of the date of the liquidation of Conyers Park’s Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to Conyers Park’s Trust Account and except as to any claims under Conyers Park’s indemnity of the underwriters of its IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, Sponsor will not be responsible to the extent of any liability for such third party claims. Conyers Park has not independently verified whether its Sponsor has sufficient funds to satisfy their indemnity obligations and believe that its Sponsor’s only assets are securities of Conyers Park and, therefore, Sponsor may not be able to satisfy those obligations. Conyers Park has not asked its Sponsor to reserve for such eventuality.

If, after Conyers Park distributes the proceeds in its Trust Account to its public stockholders, Conyers Park files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of Conyers Park’s board of directors may be viewed as having breached their fiduciary duties to its creditors, thereby exposing the members of its board of directors and Conyers Park to claims of punitive damages.

If, after Conyers Park distributes the proceeds in its Trust Account to its public stockholders, Conyers Park files a bankruptcy petition or an involuntary bankruptcy petition is filed against Conyers Park that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Conyers Park’s stockholders. In addition, Conyers Park’s board of directors may be viewed as having breached its fiduciary duty to its creditors and/or having acted in bad faith, thereby exposing itself and Conyers Park to claims of punitive damages, by paying public stockholders from Conyers Park’s Trust Account prior to addressing the claims of creditors.

If, before distributing the proceeds in Conyers Park’s Trust Account to its public stockholders, Conyers Park files a bankruptcy petition or an involuntary bankruptcy petition is filed against Conyers Park that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of Conyers Park’s stockholders and the per-share amount that would otherwise be received by Conyers Park stockholders in connection with its liquidation may be reduced.

If, before distributing the proceeds in Conyers Park’s Trust Account to its public stockholders, Conyers Park files a bankruptcy petition or an involuntary bankruptcy petition is filed against Conyers Park that is not dismissed, the proceeds held in Conyers Park’s Trust Account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of Conyers Park’s stockholders. To the extent any bankruptcy claims deplete Conyers Park’s Trust Account, the per-share amount that would otherwise be received by Conyers Park’s stockholders in connection with its liquidation may be reduced.

Even if Conyers Park consummates the Business Combination, there is no guarantee that the public warrants will ever be in the money, and they may expire worthless and the terms of Conyers Park’s warrants may be amended.

The exercise price for Conyers Park’s warrants is $11.50 per share of Class A common stock. There is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless.

In addition, Conyers Park’s warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Conyers Park. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders. Accordingly, Conyers Park may amend the terms of the warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment. Although Conyers Park’s ability to amend the terms of the warrants with the consent of at least 50% of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares and their respective affiliates and associates have of common stock purchasable upon exercise of a warrant.

Sponsor, directors and officers have interests in the Business Combination which may be different from or in addition to (and which may conflict with) the interests of its stockholders.

Sponsor, officers and directors and their respective affiliates and associates have interests in and arising from the Business Combination that are different from or in addition to (and which may conflict with) the interests of Conyers Park’s public stockholders, which may result in a conflict of interest. These interests include:

•         the continued right of Sponsor to hold Simply Good Foods common stock;

•         the fact that Sponsor paid an aggregate of $10,050,000 for its private placement warrants at the time of the Company’s IPO and such securities will expire worthless if an initial business combination is not consummated by July 20, 2018;

•         the fact that Sponsor has agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve a proposed initial business combination;

•         the fact that Sponsor paid an aggregate of $25,000 for its Founder Shares and such securities will have a significantly higher value at the time of the Business Combination;

•         if the Trust Account is liquidated, including in the event Conyers Park is unable to complete an initial business combination within the required time period, Sponsor has agreed to indemnify Conyers Park to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Conyers Park has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Conyers Park, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•         the continuation of all seven of Conyers Park’s existing directors as directors of the post-combination company; and

•         the continued indemnification of Conyers Park’s existing directors and officers and the continuation of Conyers Park’s directors’ and officers’ liability insurance after the Business Combination.

Our ability to successfully effect the Business Combination and successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel, including the key personnel of Atkins, all of whom we expect to stay with Atkins following the Business Combination. The loss of such key personnel could negatively impact the operations and profitability of the post-combination business.

Our ability to successfully effect the Business Combination and successfully operate the business is dependent upon the efforts of certain key personnel, including the key personnel of Atkins. Although we expect all of such key personnel to remain with Atkins following the Business Combination, it is possible that we will lose some key personnel, the loss of which could negatively impact the operations and profitability of our post-combination business. Furthermore, while Conyers Park has evaluated individuals we intend to engage to stay with Atkins following the Business Combination, our assessment of these individuals may not prove to be correct. These individuals may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause us to have to expend time and resources helping them become familiar with such requirements.

A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.

Following the Business Combination, the price of our securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for our securities following the Business Combination may never develop or, if developed, it may not be sustained. In addition, the price of our securities after the Business Combination can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. Additionally, if our securities are not listed on, or become delisted from, NASDAQ for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on NASDAQ or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

There can be no assurance that our common stock that will be issued in connection with the Business Combination will be approved for listing on NASDAQ following the closing of the Business Combination, or that we will be able to comply with the continued listing standards of NASDAQ.

Our common stock, units and warrants will be listed on NASDAQ following the Business Combination. Our continued eligibility for listing may depend on the number of our shares that are redeemed. If, after the Business Combination, NASDAQ delists our common stock from trading on its exchange for failure to meet the listing standards, we and our stockholders could face significant material adverse consequences including:

•         a limited availability of market quotations for our securities;

•         a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;

•         a limited amount of analyst coverage; and

•         a decreased ability to issue additional securities or obtain additional financing in the future.

Conyers Park is not required to obtain and has not obtained an opinion from an independent investment banking or accounting firm, and consequently, you may have no assurance from an independent source that the price Conyers Park is paying for Atkins is fair to the Company from a financial point of view.

Conyers Park is not required to obtain an opinion from an independent investment banking or accounting firm that the price it is paying to acquire Atkins is fair to the Company from a financial point of view. The Company’s board of directors did not obtain a third-party valuation or fairness opinion in connection with their determination to approve the Business Combination with Atkins. In analyzing the Business Combination, the Company’s board of directors and management conducted due diligence on Atkins and researched the industry in which Atkins operates and concluded that the Business Combination was in the best interest of the Company’s stockholders. Accordingly, investors will be relying solely on the judgment of the Company’s board of directors in valuing Atkins’ business, and the Company’s board of directors may not have properly valued the business. The lack of a third-party valuation or fairness opinion may also lead an increased number of public stockholders to vote against the Business Combination or demand redemption of their shares, which could potentially impact Conyers Park’s ability to consummate the Business Combination.

For more information about the Company’s decision-making process, see the section entitled “Proposal No. 1 — Approval of the Business Combination — The Company’s Board of Directors’ Reasons for the Approval of the Business Combination.”

If the Business Combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of Conyers Park’s securities may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of the Company’s securities prior to the closing of the Business Combination may decline. The market values of Conyers Park’s securities at the time of the Business Combination may vary significantly from their prices on the date the Merger Agreement was executed, the date of this proxy statement/prospectus, or the date on which Conyers Park’s stockholders vote on the Business Combination.

In addition, following the Business Combination, fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for Atkins’ stock and trading in the shares of the Company’s common stock has not been active. Accordingly, the valuation ascribed to Atkins and our common stock in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for our securities develops and continues, the trading price of our securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of the post-combination company’s securities following the Business Combination may include:

•         actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•         changes in the market’s expectations about our operating results;

•         success of competitors;

•         our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•         changes in financial estimates and recommendations by securities analysts concerning the post-combination company or the market in general;

•         operating and stock price performance of other companies that investors deem comparable to the post-combination company;

•         our ability to market new and enhanced products on a timely basis;

•         changes in laws and regulations affecting our business;

•         commencement of, or involvement in, litigation involving the post-combination company;

•         changes in the post-combination company’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•         the volume of shares of our common stock available for public sale;

•         any major change in our board or management;

•         sales of substantial amounts of common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

•         general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general and NASDAQ have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to the post-combination company could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Following the Business Combination, if securities or industry analysts do not publish or cease publishing research or reports about the post-combination company, its business, or its market, or if they change their recommendations regarding our common stock adversely, the price and trading volume of our common stock could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. Securities and industry analysts do not currently, and may never, publish research on the Company or the post-combination company. If no securities or industry analysts commence coverage of the post-combination company, our stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover the post-combination company change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, the price of our common stock would likely decline. If any analyst who may cover the Company were to cease coverage of the post-combination company or fail to regularly publish reports on it, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

We have not registered the shares of our common stock issuable upon exercise of the warrants under the Securities Act or states securities laws at this time, and such registration may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise its warrants and causing such warrants to expire worthless.

We have not registered the public shares issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time. However, under the terms of the warrant agreement, we have agreed, as soon as practicable, but in no event later than fifteen (15) business days after the closing of an initial business combination, to use our best efforts to file a registration statement under the Securities Act covering such shares and maintain a current prospectus relating to the shares issuable upon exercise of the warrants, until the expiration of the warrants in accordance with the provisions of the warrant agreement. We cannot assure you that we will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in the registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current or correct or the SEC issues a stop order. If the shares issuable upon exercise of the warrants are not registered under the Securities Act, we would be required to permit holders to exercise their warrants on a cashless basis. However, no warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, unless an exemption is available. Notwithstanding the above, if common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement or register or qualify the shares under blue sky laws. In no event will we be required to net cash settle any warrant, or issue securities or other compensation in exchange for the warrants in the event that we are unable to register or qualify the shares underlying the warrants under the Securities Act or applicable state securities laws. If the issuance of the shares upon exercise of the warrants is not so registered or qualified or exempt from registration or qualification, the holder of such warrant shall not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In such event, holders who acquired their warrants as part of a purchase of units will have paid the full unit purchase price solely for the shares of common stock included in the units. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying shares of common stock for sale under all applicable state securities laws.

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our common stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of common stock. After the Business Combination, Sponsor will hold approximately 14% of our common stock and the Selling Equityholders will hold approximately 13%. While the Investor Rights Agreement between Simply Good Foods, Sponsor and Atkins Holdings LLC will restrict Atkins Holdings LLC from transferring any of its common stock acquired pursuant to the Business Combination until 180 days following the date of the consummation of the Business Combination, these shares may be sold after the expiration of the lock-up. Pursuant to the Investor Rights Agreement between Simply Good Foods and Sponsor, no later than 180 days following the acquisition, Simply Good Foods is required to file a shelf registration statement relating to the offer and sale of the Registrable Securities (as defined in the Investor Rights Agreement between Simply Good Foods and Sponsor) owned by Sponsor and certain of their permitted transferees. Pursuant to the Investor Rights Agreement between Simply Good Foods, Sponsor and Atkins Holdings LLC, at any time Simply Good Foods is eligible to register the shares of common stock of Atkins Holdings LLC acquired pursuant to the Business Combination, Simply Good Foods will use commercially reasonable efforts to do so. As restrictions on resale end, the market price of common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them. See the sections entitled “Proposal No. 1 — Approval of the Business Combination — The Investor Rights Agreement with Conyers Park” and “Proposal No. 1 — Approval of the Business Combination — The Investor Rights Agreement with Atkins Holdings LLC” for additional information.

Warrants will become exercisable for Conyers Park common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to Conyers Park stockholders.

Conyers Park issued warrants to purchase 13,416,667 shares of common stock as part of its IPO and simultaneously with the commencement of its IPO on July 20, 2016, Conyers Park issued an aggregate of 6,700,000 private placement warrants to Sponsor, each exercisable to purchase one share of Conyers Park Class A common stock at $11.50 per share. In addition, prior to consummating an initial business combination, nothing prevents Conyers Park from issuing additional securities in a private placement so long as they do not participate in any manner in the Trust Account or vote as a class with the common stock on a business combination. To the extent such warrants are exercised, additional shares of our common stock will be issued, which will result in dilution to the then existing holders of common stock of the Company and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our common stock.

The private placement warrants are identical to the warrants sold as part of the units issued in our IPO except that, so long as they are held by our Sponsor or its permitted transferees, (i) they will not be redeemable by us, (ii) they (including the common stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by our Sponsor until 30 days after the completion of an initial business combination and (iii) they may be exercised by the holders on a cashless basis.

The Company’s public stockholders may experience dilution as a consequence of, among other transactions, the issuance of common stock as consideration in the Business Combination and the Common Stock Private Placement. Having a minority share position may reduce the influence that our current stockholders have on the management of the post-combination company.

It is anticipated that, upon completion of the Business Combination, the Company’s public stockholders will retain an ownership interest of approximately 71% in the post-combination company, Sponsor will retain an ownership interest of approximately 14% in the post-combination company and Selling Equityholders will own approximately 13% of the outstanding common stock of the post-combination company. This ownership interest assumes that no shares of common stock are elected to be redeemed. The ownership percentage with respect to the post-combination company following the Business Combination does not take into account (i) any shares of common stock equal to the number of Excess Shares that may be issued by the Company in the future to fund Deferred Cash Consideration payable to Selling Equityholders, (ii) warrants to purchase common stock that may remain outstanding following the Business Combination or (iii) the issuance of any shares upon completion of the Business Combination under the 2017 Long Term Incentive Plan, which is intended to be entered into following the consummation of the Business Combination. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by the Company’s existing stockholders in the post-combination company will be different. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for further information. To the extent that any of the warrants are exercised for shares of common stock, or any shares of common stock are issued under the 2017 Long Term Incentive Plan, current stockholders may experience substantial dilution. Such dilution could, among other things, limit the ability of our current stockholders to influence management of the post-combination company through the election of directors following the Business Combination.

We may redeem the unexpired warrants prior to their exercise at a time that is disadvantageous to warrant holders, thereby making their warrants worthless.

We have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of the common stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date we send the notice of redemption to the warrant holders. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you (i) to exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants. None of the private placement warrants will be redeemable by us so long as they are held by their initial purchasers or their permitted transferees.

Anti-takeover provisions contained in our proposed amended and restated certificate of incorporation and proposed amended and restated bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

The combined company’s certificate of incorporation and bylaws will contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities. These provisions will include:

•         a staggered board providing for three classes of directors, which limits the ability of a stockholder or group to gain control of our board;

•         no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•         the right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director in certain circumstances, which prevents stockholders from being able to fill vacancies on our board of directors;

•         the ability of our board of directors to determine whether to issue shares of our preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•         a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

•         a prohibition on stockholders calling a special meeting, which forces stockholder action to be taken at an annual of our stockholders or at a special meeting of our stockholders called by the chairman of the board, the chief executive officer of the board of directors pursuant to a resolution adopted by a majority of the board of directors;

•         the requirement that a meeting of stockholders may be called only by the board of directors, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

•         providing that directors may be removed prior to the expiration of their terms by stockholders only for cause and upon the affirmative vote of a majority of the voting power of all outstanding shares of the combined company;

•         a requirement that changes or amendments to the certificate of incorporation or the bylaws must be approved by at least 75% of the voting power of outstanding common stock of the combined company; and

•         advance notice procedures that stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

Activities taken by affiliates of the Company to purchase, directly or indirectly, public shares of the Company’s common stock will increase the likelihood of approval of the Business Combination Proposal and other proposals and may affect the market price of the Company’s securities.

Sponsor, directors, officers, advisors or their affiliates may purchase shares in privately negotiated transactions either prior to or following the consummation of the Business Combination. None of Sponsor, directors, officers, advisors or their affiliates will make any such purchases when such parties are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Although none of Sponsor, directors, officers, advisors or their affiliates currently anticipate paying any premium purchase price for such public shares, in the event such parties do, the payment of a premium may not be in the best interest of those stockholders not receiving any such additional consideration. There is no limit on the number of shares that could be acquired by Sponsor, directors, officers, advisors or their affiliates, or the price such parties may pay.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and other proposals and would likely increase the chances that such proposals would be approved. If the market does not view the Business Combination positively, purchases of public shares may have the effect of counteracting the market’s view, which would otherwise be reflected in a decline in the market price of Conyers Park’s securities. In addition, the termination of the support provided by these purchases may materially adversely affect the market price of Conyers Park’s securities.

As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of public shares by the Company or the persons described above have been entered into with any such investor or holder. Conyers Park’s will file a Current Report on Form 8-K with the SEC to disclose private arrangements entered into or significant private purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or other proposals.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect Conyers Park’s business, investments and results of operations.

Conyers Park is subject to laws, regulations and rules enacted by national, regional and local governments. In particular, Conyers Park is required to comply with certain SEC, NASDAQ and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations and rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on Conyers Park’s business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations and rules, as interpreted and applied, could have a material adverse effect on Conyers Park’s business and results of operations.

It is a condition to closing the Business Combination that redemptions by our Class A stockholders do not exceed 15,000,000 shares of Conyers Park common stock. The existence of this condition may make it less likely that the Business Combination is ultimately completed.

The Agreement and Plan of Merger includes as a condition to closing the Business Combination that holders of Conyers Park common stock do not redeem more than 15,000,000 shares of Conyers Park common stock. If there are substantial redemptions by Conyers Park’s public stockholders, we may be unable to consummate the Business Combination. Such condition makes it more difficult for us to consummate a business combination with which a substantial number of our stockholders do not agree.

We may be subject to a variety of additional risks that may negatively impact our operations because Atkins has operations and opportunities outside of the United States.

If we effect the Business Combination with Atkins, which has operations and opportunities outside of the United States, we may be subject to special considerations and risks associated with companies operating in an international setting, including any of the following:

•         costs and difficulties inherent in managing cross-border business operations;

•         rules and regulations regarding currency redemption;

•         complex corporate withholding taxes on individuals;

•         laws governing the manner in which future Business Combinations may be effected;

•         tariffs and trade barriers;

•         regulations related to customs and import/export matters;

•         longer payment cycles;

•         tax issues, such as tax law changes and variations in tax laws as compared to the United States;

•         currency fluctuations and exchange controls;

•         rates of inflation;

•         challenges in collecting accounts receivable;

•         cultural and language differences;

•         employment regulations;

•         crime, strikes, riots, civil disturbances, terrorist attacks and wars; and

•         deterioration of political relations with the United States.

We may not be able to adequately address these additional risks. If we are unable to do so, our operations might suffer, which may adversely impact our results of operations and financial condition.

There may be tax consequences of the Business Combination that adversely affect Conyers Park stockholders and warrant holders.

Conyers Park anticipates that the Business Combination can be effected such that Conyers Park stockholders do not recognize gain or loss pursuant to Section 351 of the Code or Section 368 of the Code. To the extent the Parent Merger does not qualify as an exchange pursuant to Section 351 of the Code or a “reorganization” pursuant to Section 368 of the Code, the Business Combination could result in the imposition of substantial taxes on Conyers Park stockholders. You are strongly urged to consult with a tax advisor to determine the particular U.S. federal, state or local or foreign income or other tax consequences of the Business Combination to you. For a description of material U.S. federal income tax consequences of the Business Combination, see the section entitled “Proposal No. 1 — Approval of the Business Combination — Material U.S. Federal Income Tax Considerations to Conyers Park Common Stockholders and Warrant Holders” beginning on page 94.

Risks Related to the Redemption

Pursuant to the Merger Agreement, Conyers Park may not be able to consummate the Business Combination in the event redemptions exceed 15,000,000 shares of Conyers Park common stock.

Conyers Park’s current amended and restated certificate of incorporation does not provide a specified maximum redemption threshold, except that in no event will Conyers Park redeem public shares in an amount that would cause Conyers Park’s net tangible assets to be less than $5,000,001 (such that Conyers Park is not subject to the SEC’s “penny stock” rules) or any greater net tangible asset or cash requirement which may be contained in the agreement relating to Conyers Park’s initial business combination. The Agreement and Plan of Merger includes as a condition to closing the Business Combination that holders of Conyers Park common stock do not redeem more than 15,000,000 shares of Conyers Park common stock. As a result, Conyers Park may be able to complete the Business Combination even though a substantial majority of its public stockholders do not agree with the transaction and have redeemed their shares or, if Conyers Park seeks stockholder approval of the initial business combination and does not conduct redemptions in connection with the business combination pursuant to the tender offer rules, has entered into privately negotiated agreements to sell their shares to Sponsor, officers, directors, advisors or their affiliates.

If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of more than 10.0% of Conyers Park’s common stock issued in the IPO, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 10.0% of Conyers Park’s common stock issued in the IPO.

A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 10% of the shares of common stock included in the units sold in Conyers Park’s IPO. Conyers Park refers to such shares in excess of an aggregation of 10% or more of the shares sold in its IPO as “Unredeemable Shares.” In order to determine whether a stockholder is acting in concert or as a group with another stockholder, the Company will require each public stockholder seeking to exercise redemption rights to certify to the Company whether such stockholder is acting in concert or as a group with any other stockholder. Such certifications, together with other public information relating to stock ownership available to the Company at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which the Company makes the above-referenced determination. Your inability to redeem any Unredeemable Shares will reduce your influence over Conyers Park’s ability to consummate the Business Combination and you could suffer a material loss on your investment in Conyers Park if you sell Unredeemable Shares in open market transactions. Additionally, you will not receive redemption distributions with respect to the Unredeemable Shares if Conyers Park consummates the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 10.0% of the shares sold in Conyers Park’s IPO and, in order to dispose of such shares, would be required to sell your stock in open market transactions, potentially at a loss. Notwithstanding the foregoing, stockholders may challenge the Company’s determination as to whether a stockholder is acting in concert or as a group with another stockholder in a court of competent jurisdiction.

There is no guarantee that a stockholder’s decision whether to redeem their shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.

Conyers Park can give no assurance as to the price at which a stockholder may be able to sell its public shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including this Business Combination, may cause an increase in Conyers Park’s share price, and may result in a lower value realized now than a stockholder of the Company might realize in the future had the stockholder redeemed their shares. Similarly, if a stockholder does not redeem their shares, the stockholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

If Conyers Park stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their shares of Conyers Park common stock for a pro rata portion of the funds held in Conyers Park’s Trust Account.

Holders of Conyers Park’s public shares are required to affirmatively vote either for or against the Business Combination Proposal in order to exercise their rights to redeem their shares for a pro rata portion of the Trust Account. In addition, in order to exercise their redemption rights, they are required to submit a request in writing and deliver their stock (either physically or electronically) to Conyers Park’s transfer agent at least two (2) business days prior to the special meeting. Stockholders electing to redeem their shares will receive their pro rata portion the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to it to pay up to $1,000,000 of the Company’s working capital requirements as well as to pay the Company’s franchise and income taxes, calculated as of two (2) business days prior to the anticipated consummation of the Business Combination. See the section entitled “Special Meeting in Lieu of 2017 Annual Meeting of Company Stockholders — Redemption Rights” for additional information on how to exercise your redemption rights.

Stockholders of the Company who wish to redeem their shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline.

Public stockholders who wish to redeem their shares for a pro rata portion of the Trust Account must, among other things as fully described in the section entitled “Special Meeting in Lieu of 2017 Annual Meeting of Company Stockholders — Redemption Rights,” tender their certificates to Conyers Park’s transfer agent or deliver their shares to the transfer agent electronically through the DTC prior to June 30, 2017. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and Conyers Park’s transfer agent will need to act to facilitate this request. It is Conyers Park’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because Conyers Park does not have any control over this process or over the brokers, which Conyers Park refers to as “DTC,” it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, stockholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

The ability to execute our strategic plan could be negatively impacted to the extent a significant number of stockholders choose to redeem their shares in connection with the Business Combination.

In the event the aggregate cash consideration Conyers Park would be required to pay for all shares of Class A common stock that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the Merger Agreement exceeds the aggregate amount of cash available to Conyers Park, we may be required to increase the financial leverage our business would have to support. This may negatively impact our ability to execute on our future strategic plan.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Conyers Park is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination.

Upon consummation of the Business Combination, Conyers Park will be delisted. Simply Good Foods will be the registrant on a prospective basis and its fiscal year end will be the last Saturday in August. The following unaudited pro forma condensed combined financial information has therefore been prepared from the perspective of Atkins and its fiscal year end of August 27, 2016. The unaudited pro forma condensed combined balance sheet as of February 25, 2017 combines the unaudited historical condensed consolidated balance sheet of Atkins as of February 25, 2017 with the unaudited historical condensed balance sheet of Conyers Park as of March 31, 2017, giving effect to the Business Combination as if it had been consummated as of that date. The unaudited pro forma condensed combined income statement for the 52 weeks ended August 27, 2016 combines the audited historical condensed consolidated statement of operations of Atkins for the 52 weeks ended August 27, 2016 with the unaudited historical condensed statement of operations of Conyers Park for the period from April 20, 2016 (inception) through September 30, 2016, giving effect to the Business Combination as if it had occurred on August 30, 2015. The unaudited pro forma condensed combined income statement for the 26 weeks ended February 25, 2017 combines the unaudited historical condensed consolidated statement of operations of Atkins for the 26 weeks ended February 25, 2017 with the unaudited historical condensed statement of operations of Conyers Park for the six months ended March 31, 2017, giving effect to the Business Combination as if it had occurred on August 28, 2016. The unaudited pro forma condensed combined income statement for the 26 weeks ended February 27, 2016 has been prepared based on the unaudited historical condensed consolidated statement of operations of Atkins for the 26 weeks ended February 27, 2016, giving effect to the Business Combination as if it had occurred on August 30, 2015. Financial results for Conyers Park are not included in the unaudited pro forma condensed combined income statement for the 26 weeks ended February 27, 2016 as this period is prior to Conyers Park’s inception.

Conyers Park and Atkins have different fiscal year ends. Atkins’ year end is the last Saturday in August, or August 27, 2016, and Conyers Park’s year end is December 31, 2016. As the fiscal years differ by more than 93 days, financial information for Conyers Park as of March 31, 2017 has been used in the preparation of the unaudited pro forma condensed combined balance sheet. Financial information for Conyers Park for the period from April 20, 2016 (inception) through September 30, 2016 and for the six months ended March 31, 2017 have been used in the preparation of the unaudited pro forma condensed combined income statements for the 52 weeks ended August 27, 2016 and the 26 weeks ended February 25, 2017, respectively.

The unaudited pro forma financial statements give effect to the Business Combination in accordance with the acquisition method of accounting for business combinations. The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Business Combination, are factually supportable and are expected to have a continuing impact on the results of the combined company. The adjustments presented on the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Business Combination.

The historical financial information of Atkins was prepared from the unaudited financial statements of Atkins as of February 25, 2017. The historical financial information of Conyers Park was derived from the unaudited financial statements of Conyers Park as of March 31, 2017. This information should be read together with Atkins’ and Conyers Park’s financial statements and related notes, “The Company’s Management Discussion and Analysis of Financial Condition and Results of Operations,” “Atkins Management Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information included elsewhere in this proxy statement.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. Atkins and Conyers Park have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

Accompanied with the Business Combination, there is a change in capitalization regarding the debt refinancing and common stock subject to possible redemption that will occur at the effective date or the close of the transaction. Upon closing of the transaction, the Selling Equityholders are receiving cash and 10,250,000 shares of common stock valued at $10 per share, Conyers Park founders are receiving 10,062,500 shares of common stock valued at $10 per share, and 10,000,000 shares valued at $10 per share are expected to be issued through a private placement. Conyers Park’s existing public investors are entitled to receive up to 40,250,000 shares in Simply Good Foods. Conyers Park cannot predict how many of its public stockholders will elect to convert their shares into cash. As a result, it has elected to provide pro forma financial statements under the following two circumstances: (1) no holders of Conyers Park common stock exercise their right to have their shares redeemed upon consummation of the Business Combination and (2) holders of no more than 15,000,000 shares of Conyers Park common stock elect to have their shares converted upon consummation of the Business Combination at a conversion price of approximately $10.00 per share, which represents the maximum redemption amount. The actual results are likely to be in between the results shown, but there can be no assurance that will be the case.

Below are the pro forma financial information and related notes thereto which give effect to the Business Combination and related financing transactions.

PRO FORMA CONDENSED COMBINED BALANCE SHEET (UNAUDITED)

(In thousands)

	As of February 25, 2017 Historical Atkins	As of March 31, 2017 Historical Conyers Park	Pro Forma Adjustments Assuming No Redemptions		Pro Forma Balance Sheet Assuming No Redemptions	Pro Forma Adjustments Assuming Maximum Redemptions		Pro Forma Balance Sheet Assuming Maximum Redemptions
Assets
Current assets:
Cash and cash equivalents	$72,917	$702	$(22,437	)(a)	$51,182	$(22,437	)(a)	$51,182
Accounts receivable, net	42,153	—			42,153			42,153
Inventories, net	22,381	—			22,381			22,381
Other current assets	13,547	283	(283	)(b)	13,547	(283	)(b)	13,547
Total current assets	150,998	985	(22,720)		129,263	(22,720)		129,263

Long-term assets:
Property and equipment, net	2,014	—			2,014			2,014
Intangible assets, net	185,874	—	159,926	(c)	345,800	159,926	(c)	345,800
Goodwill	55,053	—	324,537	(d)	379,590	324,537	(d)	379,590
Investments held in trust account	—	403,147	(403,147	)(e)	—	(403,147	)(e)	—
Other long-term assets	2,299	—			2,299			2,299
Total long-term assets	245,240	403,147	81,316		729,703	81,316		729,703
Total assets	$396,238	$404,132	$58,596		$858,966	$58,596		$858,966

Liabilities and stockholders’ (deficit)
Current liabilities:
Accounts payable	$13,308	$344	$(344	)(b)	$13,308	$(344	)(b)	$13,308
Current portion of tax receivable liability	—	—	5,226	(f)	5,226	5,226	(f)	5,226
Accrued interest	4,077	—	(4,077	)(g)	—	(4,077	)(g)	—
Other current liabilities	20,470	106	(106	)(b)	20,470	(106	)(b)	20,470
Current maturities of long-term debt	—	—	2,001	(g)	2,001	2,001	(g)	2,001
Total current liabilities	37,855	450	2,700		41,005	2,700		41,005

Long-term liabilities:
Long-term debt, less current maturities	330,437	—	(136,800	)(g)	193,637	13,200	(g)	343,637
Warrant liabilities	16,119	—	(16,119	)(h)	—	(16,119	)(h)	—
Tax receivable liability	—	—	10,832	(f)	10,832	10,832	(f)	10,832
Deferred income taxes	27,823	—			27,823			27,823
Deferred underwriting compensation	—	14,088	(14,088	)(i)	—	(14,088	)(i)	—
Total long-term liabilities	374,379	14,088	(156,175)		232,292	(6,175)		382,292

Common stock subject to possible redemption	—	384,594	(384,594	)(k)	—	(384,594	)(k)	—

Stockholders’ (deficit):
Common stock	5	1	202,495	(j)	202,501	202,495	(j)	202,501
Additional paid-in capital	(42,379)	5,282	432,961	(k)	395,864	282,961	(k)	245,864
Retained earnings (accumulated deficit)	26,405	(283)	(38,818	)(l)	(12,696)	(38,818	)(l)	(12,696)
Accumulated other comprehensive (loss)	(27)	—	27	(m)	—	27	(m)	—
Total stockholders’ (deficit)	(15,996)	5,000	596,665		585,669	446,665		435,669
Total liabilities and stockholders’ (deficit)	$396,238	$404,132	$58,596		$858,966	$58,596		$858,966

Book value per share					$8.30			$7.84

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS (UNAUDITED)

52-Week Period Ended August 27, 2016
(In thousands, except for share information)

	52 Weeks Ended August 27, 2016			Period from April 20, 2016 (Inception to September 30, 2016	Pro Forma Adjustments		Pro Forma Income Statement	Pro Forma Adjustments		Pro Forma Income Statement
	Historical Atkins	Frozen License Adjustments (Note 4)	Atkins’ Pro Forma	Historical Conyers Park	Assuming No Redemptions		Assuming No Redemptions	Assuming Maximum Redemptions		Assuming Maximum Redemptions
Net sales	$427,858	$(58,819)	$369,039	$—	$—		$369,039	$—		$369,039
Cost of goods sold	248,464	(48,977)	199,487	—			199,487			199,487
Gross profit	179,394	(9,842)	169,552	—	—		169,552			169,552
Freight	18,489	(5,079)	13,410	—			13,410			13,410
Selling	18,513	(384)	18,129	—			18,129			18,129
Marketing	37,751	(1,487)	36,264	—			36,264			36,264
General and administrative	46,961	(2,897)	44,064	158	—		44,222	—		44,222
Depreciation and amortization	10,179	—	10,179	—	(2,992	)(c)	7,187	(2,992	)(c)	7,187
Other expense	1,542	(493)	1,049	—			1,049			1,049
Income (loss) from operations	45,959	498	46,457	(158)	2,992		49,291	2,992		49,291
Interest income	118	—	118	93			211			211
Licensing revenue		—	—	—			—			—
Miscellaneous income	—	—	—	—			—			—
Change in contingent consideration	(722)	—	(722)	—	722	(h)	—	722	(h)	—
Interest expense	(27,195)	—	(27,195)	—	16,288	(g)	(10,907)	8,788	(g)	(18,407)
Loss on foreign currency transactions	(619)	—	(619)	—			(619)			(619)
Income before income taxes	17,541	498	18,039	(65)	20,002		37,975	12,502		30,476
(Benefit from) provision for income taxes	7,507	197	7,704	—	7,921	(o)	15,625	4,951	(o)	12,655
Net (loss) income	$10,034	$301	$10,335	$(65)	$12,081		$22,351	$7,551		$17,821
Common stock outstanding				10,847,491			70,562,500			55,562,500
Basic and diluted earnings per share				$(0.01)			$0.32			$0.32

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS (UNAUDITED)
26-Week Period Ended February 25, 2017

(In thousands, except for share information)

	26 Weeks Ended February 25, 2017	Six Months Ended March 31, 2017	Pro Forma Adjustments		Pro Forma Income Statement	Pro Forma Adjustments Assuming		Pro Forma Income Statement Assuming
	Historical Atkins	Historical Conyers Park	Assuming No Redemptions		Assuming No Redemptions	Maximum Redemptions		Maximum Redemptions
Net sales	$202,111	$—	$—		$202,111	$—		$202,111
Cost of goods sold	106,826	—			106,826			106,826
Gross profit	95,285	—	—		95,285			95,285
Freight	9,329	—			9,329			9,329
Selling	8,271	—			8,271			8,271
Marketing	19,236	—			19,236			19,236
General and administrative	21,699	771	(169	)(n)	22,301	(169	)(n)	22,301
Depreciation and amortization	4,927	—	(1,323	)(c)	3,604	(1,323	)(c)	3,604
Other expense	58	—			58			58
Income (loss) from operations	31,765	(771)	1,492		32,486	1,492		32,486
Interest income	118	553			671			671
Licensing revenue	81	—			81			81
Miscellaneous income	—	—			—			—
Change in contingent consideration	(397)	—	397	(h)	—	397	(h)	—
Interest expense	(13,629)	—	8,176	(g)	(5,454)	4,426	(g)	(9,204)
Loss on foreign currency transactions	(718)	—			(718)			(718)
Income before income taxes	17,220	(218)	10,065		27,067	6,315		23,317
(Benefit from) provision for income taxes	6,970	—	3,986	(o)	10,956	2,501	(o)	9,471
Net (loss) income	$10,250	$(218)	$6,079		$16,111	$3,814		$13,846
Common stock outstanding		11,837,703			70,562,500			55,562,500
Basic and diluted earnings per share		$(0.02)			$0.23			$0.25

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS (UNAUDITED)

26-Week Period Ended February 27, 2016
(In thousands, except for share information)

	26 Weeks Ended February 27, 2016(1)			Pro Forma Adjustments		Pro Forma Income Statement	Pro Forma Adjustments		Pro Forma Income Statement
	Historical Atkins	Frozen License Adjustments (Note 4)	Atkins’ Pro Forma	Assuming No Redemptions		Assuming No Redemptions	Assuming Maximum Redemptions		Assuming Maximum Redemptions
Net sales	$219,777	$(29,023)	$190,754	$—		$190,754	$—		$190,754
Cost of goods sold	126,489	(24,029)	102,460			102,460			102,460
Gross profit	93,288	(4,994)	88,294	—		88,294			88,294
Freight	9,075	(2,544)	6,531			6,531			6,531
Selling	9,369	(116)	9,253			9,253			9,253
Marketing	19,464	(549)	18,915			18,915			18,915
General and administrative	21,865	(1,337)	20,528	—		20,528	—		20,528
Depreciation and amortization	5,247	—	5,247	(1,667	)(c)	3,580	(1,667	)(c)	3,580
Other expense	425	—	425			425			425
Income (loss) from operations	27,843	(448)	27,395	1,667		29,062	1,667		29,062
Interest income	116	—	116			116			116
Licensing revenue		—	—			—			—
Miscellaneous income	—	—	—			—			—
Change in contingent consideration	—	—	—	—		—	—		—
Interest expense	(13,733)	—	(13,733)	8,280	(g)	(5,454)	4,530	(g)	(9,204)
Loss on foreign currency transactions	(401)	—	(401)			(401)			(401)
Income before income taxes	13,825	(448)	13,377	9,947		23,324	6,197		19,574
(Benefit from) provision for income taxes	5,726	(177)	5,549	3,939	(o)	9,487	2,454	(o)	8,002
Net (loss) income	$8,099	$(271)	$7,828	$6,008		$13,836	$3,743		$11,571
Common stock outstanding						70,562,500			55,562,500
Basic and diluted earnings per share						$0.20			$0.21

____________

(1)      As the formation of Conyers Park had not yet occurred, there are no results for Conyers Park to combine with the 26 week period ended February 27, 2016.

NOTE 1 — DESCRIPTION OF THE BUSINESS COMBINATION

Description of the Business Combination

The Merger Agreement provides for the business combination of Conyers Park and Atkins under Simply Good Foods. Parent Merger Sub, a wholly-owned subsidiary of Simply Good Foods will merge with and into Parent with Parent surviving such merger, and (b) immediately after the Parent Merger, Atkins Merger Sub, a wholly-owned subsidiary of Simply Good Foods with and into Atkins, with Atkins surviving such merger, as a result of which Parent and Atkins will become wholly-owned subsidiaries of Simply Good Foods.

Basis of Presentation

The accompanying unaudited pro forma condensed combined balance sheet as of February 25, 2017 combines the unaudited historical condensed consolidated balance sheet of Atkins as of February 25, 2017 with the unaudited historical condensed balance sheet of Conyers Park as of March 31, 2017, giving effect to the Business Combination as if it had been consummated as of that date. The unaudited pro forma condensed combined income statement for the 52 weeks ended August 27, 2016 combines the audited historical condensed consolidated statement of operations of Atkins for the 52 weeks ended August 27, 2016 with the unaudited historical condensed statement of operations of Conyers Park for the period from April 20, 2016 (inception) through September 30, 2016, giving effect to the Business Combination as if it had occurred on August 30, 2015. The unaudited pro forma condensed combined income statement for the 26 weeks ended February 25, 2017 combines the unaudited historical condensed consolidated statement of operations of Atkins for the 26 weeks ended February 25, 2017 with the unaudited historical condensed statement of operations of Conyers Park for the six months ended March 31, 2017, giving effect to the Business Combination as if it had occurred on August 28, 2016. The unaudited pro forma condensed combined income statement for the 26 weeks ended February 27, 2016 has been prepared based on the unaudited historical condensed consolidated statement of operations of Atkins for the 26 weeks ended February 27, 2016, giving effect to the Business Combination as if it had occurred on August 30, 2015. Financial results for Conyers Park are not included in the unaudited pro forma condensed combined income statement for the 26 weeks ended February 27, 2016 as this period is prior to Conyers Park’s inception.

Conyers Park and Atkins have different fiscal year ends. Atkins’ year end is the last Saturday in August, or August 27, 2016, and Conyers Park’s year end is December 31, 2016. As the fiscal years differ by more than 93 days, financial information for Conyers Park as of March 31, 2017 has been used in the preparation of the unaudited pro forma condensed combined balance sheet. Financial information for Conyers Park for the period from April 20, 2016 (inception) through September 30, 2016 and for the six months ended March 31, 2017 have been used in the preparation of the unaudited pro forma condensed combined income statements for the 52 weeks ended August 27, 2016 and the 26 weeks ended February 25, 2017, respectively. The unaudited pro forma condensed combined income statement for Conyers Park for the six months ended March 31, 2017 was prepared by subtracting the unaudited period from April 20, 2016 (inception) through September 30, 2016 as filed on Form 10-Q from the audited period from April 20, 2016 (inception) through December 31, 2016 as filed on Form 10-K and adding the unaudited three months ended March 31, 2017 as filed on Form 10-Q.

Restructuring costs of $1,542, $57 and $424 were historically recorded as of the 52 weeks ended August 27, 2016, the 26 weeks ended February 25, 2017 and the 26 weeks ended February 27, 2016, respectively. A material historical restructuring cost should not be removed as a pro forma adjustment as it is not attributable to the acquisition; however, those costs should be disclosed as a note to the pro forma financials.

Upon closing of the Business Combination, Atkins anticipates incurring incremental general and administrative expenses of approximately $2,000 per year as a result of being a public company, including costs associated with annual and quarterly reporting, Sarbanes-Oxley compliance expenses, expenses associated with listing on the NASDAQ, independent auditor fees, legal fees, investor relations expenses, registrar and transfer agent fees, director and officer liability insurance expenses, compensation for independent directors, and other administrative costs. The unaudited pro forma condensed consolidated financial statements do not reflect this incremental general and administrative expense.

The pro forma combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

NOTE 2 — PRELIMINARY ALLOCATION OF PURCHASE PRICE

The Business Combination has been accounted for using the acquisition method of accounting in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”). ASC 805 requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values, as determined in accordance with ASC 820, Fair Value Measurements, as of the Business Combination date. Under the acquisition method of accounting, the assets acquired and liabilities assumed will be recorded at the effective time of the Business Combination at their respective fair values and added to those of Conyers Park.

The following is a preliminary estimate of the purchase consideration to be paid to effect the Business Combination (in thousands, except per share data):

Cash paid to Selling Equityholders	$627,625
Equity consideration paid to Selling Equityholders	102,500
Total cash and equity consideration	730,125
Tax Receivable Agreement to Selling Equityholders	16,058
Total consideration	$746,183

Accounts receivable, net	$42,153
Inventories, net	22,381
Other current assets	13,547
Property and equipment, net	2,014
Intangible assets, net	345,800
Goodwill	379,590
Other long-term assets	2,299
Accounts payable	(13,308)
Other current liabilities	(20,470)
Deferred income taxes	(27,823)
Total assets acquired and liabilities assumed	$746,183

Atkins debt will not be assumed or repaid by Conyers Park as part of the Business Combination. Additionally, Atkins cash will not be assumed by Conyers Park. Atkins debt will be repaid in connection with the Business Combination and has therefore been excluded from the determination of the fair value of liabilities assumed. Certain executive officers of Atkins are entitled to benefits upon a change of control. Such payments are the obligation of the Selling Equityholders.

Conyers Park has made preliminary purchase price allocations based on currently available information. The final determination of the fair value of the assets acquired and liabilities assumed is expected to be completed as soon as practicable after completion of the Business Combination.

At the closing of the Business Combination, Simply Good Foods will enter into the Tax Receivable Agreement with the Stockholders’ Representative (on behalf of the Selling Equityholders). The Tax Receivable Agreement will be treated as contingent consideration for accounting purposes and included as part of the consideration transferred in the business combination. The Tax Receivable Agreement obligation will be recorded at its acquisition-date fair value and classified as a liability. The Tax Receivable Agreement will generally provide for the payment by Simply Good Foods to the Selling Equityholders for certain federal, state, local and non-U.S. tax benefits deemed realized (as described in more detail in the section entitled “Proposal No. 1 — Approval of the Business Combination — The Tax Receivable Agreement”) in post-closing taxable periods by Simply Good Foods, Conyers Park, Atkins and Atkins eligible subsidiaries from the use of up to $100 million of the following tax attributes: (i) net operating losses available to be carried forward as of the closing of the Business Combination; (ii) certain deductions generated by the consummation of the transactions contemplated by the Merger Agreement; and (iii) remaining depreciable tax basis from the 2003 acquisition of Atkins Nutritionals, Inc. As of February 25, 2017, the estimated fair value of these contingent payments is $16,058 which has been recorded as a liability and represents 100% of the value of the recorded tax attributes. Subsequent changes in fair value of the contingent liability will be recognized in earnings.

NOTE 2 — PRELIMINARY ALLOCATION OF PURCHASE PRICE (cont.)

The amounts allocated to assets acquired and liabilities assumed in the Business Combination could differ materially from the preliminary amounts presented in these unaudited pro forma financial statements. A decrease in the fair value of assets acquired or an increase in the fair value of liabilities assumed in the Business Combination from those valuations presented in these unaudited pro forma financial statements would result in a corresponding increase in the amount of goodwill that will result from the Business Combination. In addition, if the value of the acquired assets is higher than indicated, it may result in higher amortization and depreciation expense than is presented in these unaudited pro forma financial statements.

NOTE 3 — RECONCILIATION OF CONYERS PARK’S UNAUDITED HISTORICAL STATEMENT OF OPERATIONS

A reconciliation of Conyers Park’s unaudited historical statement of operations for the six months ended March 31, 2017 is as follows:

CONDENSED COMBINED STATEMENT OF OPERATIONS (UNAUDITED)
(In thousands)

	Period from April 20, 2016 (inception) through December 31, 2016	Period from April 20, 2016 (inception) through September 30, 2016	Three Months Ended March 31, 2017	Six Months Ended March 31, 2017
Revenues	$—	$—	$—	$—
General and administrative expenses	487	158	442	771
Loss from operations	(487)	(158)	(442)	(771)
Interest Income	294	93	352	553
Net Loss	$(193)	$(65)	$(90)	$(218)

NOTE 4 — PRO FORMA ADJUSTMENTS TO NET SALES FOR THE ATKINS LICENSE ARRANGEMENT

The unaudited pro forma financial statements also reflect the impact of the Atkins license arrangement for frozen meals sold in the U.S. by Bellisio.  This agreement was effective September 1, 2016 and is a seven-year license with Bellisio to license its frozen meals business. Bellisio manufactures, distributes, markets, promotes and sells Atkins frozen food products under the Atkins licensed mark. The effects of the license agreement are presented in the “Frozen License Adjustments” and “Pro Forma Atkins” columns in the unaudited historical condensed consolidated statement of operations for the 52 weeks ended August 27, 2016 and the 26 weeks ended February 27, 2016.

The adjustments to net sales were determined as follows:

	52-Weeks Ended August 27, 2016	26-Weeks Ended February 27, 2016
Reverse historical Atkins net sales for frozen business	$(62,819)	$(31,023)
Pro forma frozen license revenue	4,000	2,000
Pro forma net sales frozen license adjustment	$(58,819)	$(29,023)

The adjustments to income (loss) from operations were determined as follows:

	52-Weeks Ended August, 27, 2016	26-Weeks Ended February 27, 2016
Reverse historical income from operations for frozen business	$(3,502)	$(2,448)
Pro forma frozen licensing revenue	4,000	2,000
Pro forma licensing (Income) loss from operations adjustment	$498	$(448)

NOTE 5 — PRO FORMA ADJUSTMENTS

Adjustments included in the unaudited pro forma financial statements are as follows:

(a)      Represents the preliminary net adjustment to cash in connection with the Business Combination. A reconciliation of the pro forma cash adjustments assuming no redemptions and assuming maximum redemptions follows:

Cash paid to Selling Equityholders	$(627,625)
Shares issued in private placement	100,000
Transaction fees and expenses	(20,513)
Reverse Atkins historical cash balance remaining with Selling Equityholders	(72,917)
Proceeds from new borrowings, net of $4,500 of debt issuance costs on new borrowings	195,638
Investments held in trust accounts used to fund the Business Combination	403,147
Reimbursements due to Conyers Park upon consummation of the Business Combination	(167)
Pro forma adjustment assuming no redemptions	$(22,437)
Proceeds from additional borrowings	150,000
Cash paid to Conyers Park’s public investors	(150,000)
Pro forma adjustment assuming maximum redemptions	$(22,437)

(b)     Represents settlement of certain Conyers Park assets and liabilities upon consummation of the Business Combination.

(c)      Represents the adjustment to intangible assets to reflect the preliminary fair market value and the amortization expense:

	Preliminary Fair Value	Estimated Useful Life in Years	52 Weeks Ended August 27, 2016 Amortization Expense	26 Weeks Ended February 25, 2017 Amortization Expense	26 Weeks Ended February 27, 2016 Amortization Expense
Customer relationships	$61,400	20	$3,070	$1,535	$1,535
Trademarks and tradenames	254,400	Indefinite	—	—	—
Bellisio licensing agreement	23,100	14	1,650	825	825
Formula and recipes	6,900	5	1,380	690	690
Total	$345,800		$6,100	$3,050	$3,050
Less: Atkins historical intangibles and amortization expense	185,874		9,092	4,373	4,717
Pro forma adjustments	$159,926		$(2,992)	$(1,323)	$(1,667)

(d)     Represents the estimated adjustment to goodwill as a result of the Business Combination:

Preliminary purchase price	$746,183
Less: fair value of net assets acquired	366,593
Total estimated goodwill	379,590
Less: Atkins historical goodwill	55,053
Pro forma adjustment	$324,537

NOTE 5 — PRO FORMA ADJUSTMENTS (cont.)

Conyers Park believes that a 10% fluctuation in the market price of its common stock is reasonably possible based on average market volatility. Disclosed below is the sensitivity of the purchase price and goodwill to a 10% change in the price of Conyers Park’s common stock.

	Purchase Price	Estimated Goodwill
As presented in the pro forma combined results	$746,183	$379,590
10% increase in common stock price	$756,433	$389,840
10% decrease in common stock price	$735,933	$369,340

(e)      Represents the relief of restrictions on the investments held in the trust account upon consummation of the Business Combination.

(f)      We expect to be able to utilize net operating losses, tax basis and certain other tax attributes that arose prior to the Business Combination, assuming generation of future income. These net operating loss carryforwards, depreciation and amortization deductions in respect of tax basis and certain other tax attributes will reduce the amount of tax that we and our subsidiaries would otherwise be required to pay in the future.  Realization of these net operating loss carryforwards and tax credits is dependent on generating sufficient taxable income prior to their expiration. Although a portion of these carryforwards are subject to the provisions of Internal Revenue Code Section 382, Atkins has not performed a formal study to determine the amount of the limitation. The use of the net operating loss carryforwards may have additional limitations resulting from future ownership changes or other factors under Section 382 of the Internal Revenue Code. The technical guidelines in this area are complex and subject to significant judgment and interpretation and the IRS may disagree with our conclusion, once formed via a Section 382 study. With other transactions affecting the ownership of our stock (of which we may not be aware) that have occurred over the past three years, Atkins may have already triggered an “ownership change” that would result in a limitation on our ability to use the pre-change net operating loss carryforwards to offset U.S. federal taxable income.

Prior to or at the closing of the Business Combination, the combined entity will also enter into the Tax Receivable Agreement with the Stockholders’ Representative. For a description of the Tax Receivable Agreement, see the section entitled “Proposal No. 1 — Approval of the Business Combination — The Tax Receivable Agreement.” The combined entity has recorded a liability related to the Tax Receivable Agreement equal to $16,058, of which $5,226 is the current portion.

If we did not enter into the Tax Receivable Agreement, we would generally be entitled to realize and retain the full economic benefit of the tax attributes covered by the Tax Receivable Agreement, aside from any historical Sec. 382 limitations, as discussed above. However, the Tax Receivable Agreement generally will cause our annual cash costs attributable to income taxes (together with the amounts payable under the Tax Receivable Agreement) to be not less than the amount that we would have paid if such tax attributes were not available to offset our taxable income. As a result, stockholders of the combined entity will not be entitled to the economic benefit of the tax attributes covered by the Tax Receivable Agreement.

Realization of stock compensation deferred tax assets is dependent on underlying limitations related to the employment contracts of certain executives, which include change in control payments. These payments may be subject to IRC Sec. 280G deductibility limitations. Atkins has not performed detailed procedures to determine the amount of the limitations, should shareholder approval not be attained, and the IRC Sec. 280G limitations apply.

NOTE 5 — PRO FORMA ADJUSTMENTS (cont.)

(g)     Represents the net debt adjustment related to the financing transactions:

Repayment of Atkins debt, including $3,226 of deferred financing fees	$(330,437)
Proceeds from new borrowings	200,138
Deferred financing fees on new borrowings	(4,500)
Net change related to financing transactions	(134,799)
Current portion of long-term debt	(2,001)
Pro forma adjustment to long-term debt assuming no redemptions	(136,800)
Additional borrowings assuming maximum redemptions	150,000
Pro forma adjustment to long-term debt assuming maximum redemptions	$13,200

In relation to the repayment of Atkins debt, a payment of $4,077 for accrued interest was also made.

The adjustments to interest expense for the 52 weeks ended August 27, 2016 resulting from the financing transactions is determined as follows:

	Assuming No Redemptions	Assuming Maximum Redemptions
Outstanding debt	$200,138	$350,138
Interest rate	5.0%	5.0%
Interest on debt	$10,007	$17,507
Amortization of deferred financing fees	900	900
Atkins historical interest	(27,195)	(27,195)
Pro forma adjustment	$(16,288)	$(8,788)

The adjustments to interest expense for the 26 weeks ended February 25, 2017 and February 27, 2016 resulting from the financing transactions is determined as follows:

	26 Weeks Ended February 25, 2017		26 Weeks Ended February 25, 2016
	Assuming No Redemptions	Assuming Maximum Redemptions	Assuming No Redemptions	Assuming Maximum Redemptions
Outstanding debt	$200,138	$350,138	$200,138	$350,138
Interest rate	5.0%	5.0%	5.0%	5.0%
Interest on debt	$5,004	$8,754	$5,004	$8,754
Amortization of deferred financing fees	450	450	450	450
Atkins historical interest	(13,629)	(13,629)	(13,733)	(13,733)
Pro forma adjustment	$(8,176)	$(4,426)	$(8,280)	$(4,530)

In connection with the Business Combination, Conyers Park will enter into a term loan facility of $200.1 million that matures in seven years and accrues interest at LIBOR plus 4.0%. An increase in the interest rate of 50 basis points increases interest expense $1,751 and $1,001 assuming no redemptions and assuming maximum redemptions, respectively, annually. Principal payments equal to 1% of the original principal amount will be due quarterly. Deferred financing costs of $4,500 will be amortized over the remaining term of the loan. An additional $100 million on the term loan will be utilized to partially fund the Business Combination assuming maximum redemptions.

In connection with the Business Combination, Conyers Park will enter into a new revolving credit facility agreement that provides for a $50,000,000 facility that matures in five years and accrues interest at LIBOR plus 4.0%.

(h)      Represents the reversal of Atkins warrants not included in the Business Combination and the reversal of the associated changes in fair value of the warrants.

NOTE 5 — PRO FORMA ADJUSTMENTS (cont.)

(i)       Represents underwriter fees that were deferred until closing of the Business Combination.

(j)       Upon closing of the transaction, the Selling Equityholders are receiving 10,250,000 shares of Simply Good Foods common stock valued at $10 per share.

Equity consideration paid to Selling Equityholders	$102,500
Shares issued in private placement	100,000
Atkins historical equity	(5)
Pro forma adjustment	$202,495

Additionally, as part of the merger agreement, Conyers Park founders 10,062,500 shares of Conyers Park’s Class B common stock will convert to 10,062,500 shares of Simply Good Foods common stock.

(k)      Represents the pro forma adjustments to additional paid-in capital (APIC).

Conyers Park’s public investors have 38,468,481 shares of Company Class A common stock subject to possible redemption at a value of $10 per share. Under the assumption of no redemption, the full $384,685 is transferred to permanent equity. Under the assumption of maximum redemption, $150,000 is paid to investors as reflected below.

Reverse Atkins historical APIC	$42,379
Conversion of redeemable shares held by Conyers Park’s public investors to permanent equity	384,594
Write off deferred underwriting fee waived as part of the Business Combination	5,988
Pro forma adjustment to APIC assuming no redemptions	$432,961
Redemption to investors	(150,000)
Pro forma adjustment to APIC assuming maximum redemptions	$282,961

 (l)     Represents the pro forma adjustments to retained earnings.

Reverse Atkins historical retained earnings	$(26,405)
Transaction fees and expenses, net of $8,100 deferred underwriting	(12,413)
Pro forma adjustment to retained earnings	$(38,818)

 (m)  Represents the elimination of Atkins’ historical accumulated other comprehensive loss.

(n)      Represents the reversal of $169 of transaction costs related to the Business Combination during the 26 weeks ended February 25, 2017. There were no transaction costs related to the Business Combination incurred during the 52 weeks ended August 27, 2016 or the 26 weeks ended February 27, 2016.

(o)     Represents the pro forma adjustment for income taxes, applying an effective tax rate of 39.6%.

COMPARATIVE SHARE INFORMATION

The following tables set forth:

•         historical per share information of Conyers Park for the year ended December 31, 2016;

•         historical per share information of Atkins for the 26-week period ended February 25, 2017; and

•         unaudited pro forma per share information of the combined company for the twelve months ended December 31, 2016 after giving effect to the Business Combination, assuming two redemption scenarios as follows:

•         Assuming No Redemptions: This scenario assumes that no shares of common stock of Conyers Park are redeemed; and

•         Assuming Maximum Redemption: This scenario assumes that 15,000,000 million shares of Conyers Park common stock are redeemed at a redemption price of approximately $10.00 per share, resulting in an aggregate payment of $150 million out of the Trust Account. This maximum redemption scenario does not result in any pro forma adjustments to the unaudited pro forma condensed combined balance sheet or the respective cash and cash equivalents, common stock, additional paid-in capital, pro forma shares outstanding or net income (loss) per share.

Net income (loss) and cash dividends per share information reflects the Business Combination contemplated by the Merger Agreement as if it had occurred on January 1, 2016.

This information is based on, and should be read together with, the selected historical consolidated financial information, the unaudited pro forma condensed combined financial information and the historical consolidated financial information of Conyers Park and Atkins, that has been presented in its filings with the SEC that are included or incorporated herein by reference in this proxy statement/prospectus. The unaudited pro forma condensed combined per share data are presented for illustrative purposes only and are not necessarily indicative of actual or future financial position or results of operations that would have been realized if the Business Combination had been completed as of the dates indicated or will be realized upon the completion of the Business Combination.

	Conyers Park	Atkins	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Max Redemptions)
Book value per share(a)	$0.45	$(31.46)	$14.15	$10.43
Basic net income (loss) per common share	$(0.02)	$20.16	$0.61	$0.58
Diluted net income (loss) per common share	$(0.02)	$19.76	$0.61	$0.58
Cash Dividends.	—	—	—	—

____________

(a)      Book value per share is calculated using the following formula: Total stockholder’s equity/shares outstanding.

SPECIAL MEETING IN LIEU OF 2017 ANNUAL MEETING OF COMPANY STOCKHOLDERS

General

Conyers Park is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by its board of directors for use at the special meeting in lieu of 2017 annual meeting of stockholders to be held on July 5, 2017, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to Conyers Park stockholders on or about June 15, 2017. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meeting.

Date, Time and Place of Special Meeting

The special meeting will be held at 11:00 a.m., Eastern time, on July 5, 2017, at the offices of Kirkland & Ellis LLP, located at 601 Lexington Avenue, New York, New York 10022, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the special meeting if you owned shares of Conyers Park common stock at the close of business on May 26, 2017, which is the record date for the special meeting. You are entitled to one vote for each share of Conyers Park common stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 50,312,500 shares of common stock outstanding, of which 40,250,000 are public shares and 10,062,500 are Founder Shares held by Sponsor.

Vote of the Company’s Sponsor, Directors and Officers

In connection with Conyers Park’s IPO, Conyers Park entered into agreements with each of its Sponsor, directors and officers pursuant to which each agreed to vote any shares of common stock owned by it in favor of the Business Combination Proposal. In addition, Sponsor agreed to vote any shares of common stock owned by them in favor of the Business Combination Proposal and for all other proposals presented to Conyers Park stockholders in this proxy statement/prospectus. These agreements apply to Sponsor as it relates to the Founder Shares and the requirement to vote its Founder Shares in favor of the Business Combination Proposal and for all other proposals presented to Conyers Park stockholders in this proxy statement/prospectus.

Sponsor, directors and officers have waived any redemption rights, including with respect to shares of common stock purchased in Conyers Park’s IPO or in the aftermarket, in connection with Business Combination. The Founder Shares held by Sponsor have no redemption rights upon Conyers Park’s liquidation and will be worthless if no business combination is effected by us by July 20, 2018. However, Sponsor is entitled to redemption rights upon Conyers Park’s liquidation with respect to any public shares it may own.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of Conyers Park stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting if a majority of the common stock outstanding and entitled to vote at the special meeting is represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum.

The approval of the Business Combination Proposal requires the affirmative vote of holders of a majority of the shares of Conyers Park common stock that are voted at the special meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person at the special meeting will not be counted towards the number of shares of common stock required to validly establish a quorum, and if a valid quorum is otherwise established, it will have no effect on the outcome of any vote on the Business Combination Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established and will have the same effect as a vote “AGAINST” the Business Combination Proposal.

The approval of the Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of Conyers Park common stock represented in person or by proxy and entitled to vote thereon at the special meeting.

Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person at the special meeting will not be counted towards the number of shares of common stock required to validly establish a quorum, and if a valid quorum is otherwise established, it will have no effect on the outcome of any vote on the Adjournment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established and will have the same effect as a vote “AGAINST” the Adjournment Proposal.

The Business Combination is conditioned on the approval of the Business Combination Proposal at the special meeting. The Adjournment Proposals not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

It is important for you to note that in the event the Business Combination Proposal does not receive the requisite vote for approval, then Conyers Park will not consummate the Business Combination. If Conyers Park does not consummate the Business Combination and fails to complete an initial business combination by July 20, 2018, Conyers Park will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the public stockholders.

Recommendation to Company Stockholders

Conyers Park’s board of directors believes that each of the Business Combination Proposal and the Adjournment Proposal to be presented at the special meeting is in the best interests of the Company and its stockholders and unanimously recommends that its stockholders vote “FOR” each of the proposals.

When you consider the recommendation of Conyers Park’s board of directors in favor of approval of the Business Combination Proposal, you should keep in mind that Sponsor, members of Conyers Park’s board of directors and officers have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as a stockholder. These interests include, among other things:

•         the continued right of Sponsor to hold its common stock;

•         the fact that Sponsor paid an aggregate of $10,050,000 for its private placement warrants at the time of the Conyers Park’s IPO and such securities will expire worthless if an initial business combination is not consummated by July 20, 2018;

•         the fact that Sponsor has agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve a proposed initial business combination;

•         the fact that Sponsor paid an aggregate of $25,000 for its Founder Shares and such securities will have a significantly higher value at the time of the Business Combination;

•         if the Trust Account is liquidated, including in the event Conyers Park is unable to complete an initial business combination within the required time period, Sponsor has agreed to indemnify Conyers Park to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Conyers Park has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Conyers Park, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•         the continuation of all seven of Conyers Park’s existing directors as a director of the post-combination company; and

•         the continued indemnification of Conyers Park’s existing directors and officers and the continuation of Conyers Park’s directors’ and officers’ liability insurance after the Business Combination.

Abstentions

Abstentions are considered present for the purposes of establishing a quorum but will have the same effect as a vote “AGAINST” the Business Combination Proposal and the Adjournment Proposal. Broker non-votes, while considered present for the purposes of establishing a quorum, will have the effect of a vote “AGAINST” the Business Combination Proposal, but will have no effect on the Adjournment Proposal.

Voting Your Shares

Each share of Conyers Park’s common stock that you own in your name entitles you to one vote on each of the proposals for the special meeting. Your one or more proxy cards show the number of shares of Conyers Park common stock that you own. There are several ways to vote your shares of common stock:

•         You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the special meeting. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of Conyers Park common stock will be voted as recommended by Conyers Park’s board of directors. Conyers Park’s board of directors recommends voting “FOR” the Business Combination Proposal and “FOR” the Adjournment Proposal.

•         You can attend the special meeting and vote in person even if you have previously voted by submitting a proxy pursuant to any of the methods noted above. You will be given a ballot when you arrive. However, if your shares of common stock are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of common stock.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the special meeting or at such meeting by doing any one of the following:

•         you may send another proxy card with a later date;

•         you may notify the Company’s Secretary in writing to Conyers Park Acquisition Corp, c/o Conyers Park Sponsor LLC, 1 Greenwich Office Park, 2nd Floor, Greenwich, CT 06831, before the special meeting that you have revoked your proxy; or

•         you may attend the special meeting, revoke your proxy, and vote in person, as indicated above.

No Additional Matters May Be Presented at the Special Meeting

The special meeting has been called only to consider the approval of the Business Combination Proposal and the Adjournment Proposal. Under Conyers Park’s bylaws, other than procedural matters incident to the conduct of the special meeting, no other matters may be considered at the special meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the special meeting.

Who Can Answer Your Questions About Voting

If you have any questions about how to vote or direct a vote in respect of your shares of Conyers Park common stock, you may call Morrow Sodali LLC, Conyers Park’s proxy solicitor, at (800) 662-5200 (toll free) or Banks and Brokerage Firms, please call collect: (203) 658-9400.

Redemption Rights

Pursuant to Conyers Park’s amended and restated certificate of incorporation, any holders of Conyers Park public shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less franchise and income taxes payable, calculated as of two (2) business days prior to the consummation of the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of Conyers Park’s IPO (calculated as of two (2) business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to it to pay up to $1,000,000 of the Company’s working capital requirements as well as to pay the Company’s franchise and income taxes). For illustrative purposes, based on funds in the Trust Account of approximately $403.1 million on March 31, 2017, $402.5 million of which Conyers Park intends to use for the purposes of consummating an initial business combination, the estimated per share redemption price would have been approximately $10.00, excluding the impact of up to $1,000,000 of interest income available to us for working capital requirements.

In order to exercise your redemption rights, you must:

•         affirmatively vote either for or against the Business Combination Proposal;

•         check the box on the enclosed proxy card to elect redemption;

•         check the box on the enclosed proxy card marked “Stockholder Certification” if you are not acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other shareholder with respect to shares of common stock;

•         prior to 5:00 PM Eastern time on June 30, 2017 (two (2) business days before the special meeting), tender your shares physically or electronically and submit a request in writing that we redeem your public shares for cash to Continental Stock Transfer & Trust Company, Conyers Park’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attn: Mark Zimkind
E-mail: mzimkind@continentalstock.com

and

•         deliver your public shares either physically or electronically through DTC to Conyers Park’s transfer agent at least two (2) business days before the special meeting. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is Conyers Park’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, Conyers Park does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your public shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with Conyers Park’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to Conyers Park’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Conyers Park’s transfer agent return the shares (physically or electronically). You may make such request by contacting Conyers Park’s transfer agent at the phone number or address listed above.

Prior to exercising redemption rights, stockholders should verify the market price of Conyers Park’s common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your shares of Conyers Park’s common stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in Conyers Park’s common stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of Conyers Park common stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of the post-combination company, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combination is not approved and Conyers Park does not consummate an initial business combination by July 20, 2018, Conyers Park will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the public stockholders and Conyers Park’s warrants will expire worthless.

Appraisal Rights

Appraisal rights are not available to holders of shares of Conyers Park’s common stock in connection with the Business Combination.

Proxy Solicitation Costs

The Company is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. The Company and its directors, officers and employees may also solicit proxies in person. The Company will file with the SEC all scripts and other electronic communications as proxy soliciting materials. The Company will bear the cost of the solicitation.

The Company has hired Morrow Sodali LLC to assist in the proxy solicitation process. The Company will pay that firm a fee of $22,500, plus disbursements.

The Company will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. The Company will reimburse them for their reasonable expenses.

PROPOSAL NO. 1 — APPROVAL OF THE BUSINESS COMBINATION

Holders of Conyers Park common stock are being asked to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Business Combination. Conyers Park stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus. Please see the section entitled “ — The Merger Agreement” below, for additional information and a summary of certain terms of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.

Because Conyers Park is holding a stockholder vote on the Business Combination, Conyers Park may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the shares of Conyers Park’s common stock that are voted at the special meeting.

The Merger Agreement

This section of the proxy statement/prospectus describes the material provisions of the Merger Agreement, but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached as Annex A hereto. You are urged to read the Merger Agreement in its entirety because it is the primary legal document that governs the Business Combination.

The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in important part by the underlying disclosure schedules, which we refer to as the “Schedules,” which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. Conyers Park does not believe that the Schedules contain information that is material to an investment decision.

Description of the Merger Agreement

On April 10 2017, Conyers Park entered into the Merger Agreement with Simply Good Foods, Intermediateco, Parent Merger Sub, Atkins Merger Sub 1, Atkins Merger Sub 2, Atkins Merger Sub 3, Atkins Merger Sub 4, Atkins, Atkins Holdings LLC, in its capacity as the Majority Stockholder, and Roark Capital Acquisition, in its capacity as the Stockholders’ Representative, pursuant to which, among other things and subject to the terms and conditions contained in the Merger Agreement, (i) Conyers Park and Atkins will continue as wholly-owned subsidiaries of Intermediateco, (ii) Atkins Nutritionals Holdings, Inc. will continue as a wholly-owned subsidiary of the Atkins Surviving Subsidiary, (iii) Atkins Nutritionals Holdings II, Inc. will continue as the wholly-owned subsidiary of Atkins Nutritionals Holdings, Inc., and (iv) Atkins Nutritionals, Inc. will continue as the wholly-owned subsidiary of Atkins Nutritionals Holdings II, Inc. After giving effect to the Business Combination, each of the Atkins Group Companies and Conyers Park will continue as indirect subsidiaries of Simply Good Foods and certain of the Equity Holders will hold a portion of Simply Good Foods’ common stock.

The consideration to be paid to the Equity Holders will be funded through a combination of cash and stock consideration.

Conyers Park has agreed to provide its stockholders with the opportunity to redeem shares of Class A common stock upon completion of the transactions contemplated by the Merger Agreement.

Structure of the Business Combination

The Merger Agreement provides for the business combination of Conyers Park and Atkins under Simply Good Foods. The Merger Agreement is attached as Annex A hereto. You are encouraged to read the Merger Agreement in its entirety. Pursuant to the terms of the Merger Agreement:

Prior to the closing of the Business Combination contemplated by the Merger Agreement, the parties will undertake the following transactions: (i) the merger of Parent Merger Sub with and into Conyers Park, with Conyers Park continuing as the surviving entity; (ii) the merger of Atkins Merger Sub 1 with and into Atkins, with Atkins continuing as the surviving entity; (iii) Atkins Merger Sub 2 shall merge with and into Atkins Nutritionals Holdings, Inc., with Atkins Nutritionals Holdings, Inc. continuing as the surviving entity; (iv) Atkins Merger Sub 3 shall merge with and into Atkins Nutritionals Holdings II, Inc., with Atkins Nutritionals Holdings II, Inc. continuing as the surviving entity; and (v) Merger Sub 4 shall merge with and into Atkins Nutritionals, Inc., with Atkins Nutritionals, Inc. continuing as the surviving entity. As a result of the foregoing transactions, at the closing of the Business Combination, (w) Conyers Park and Atkins will continue as wholly-owned subsidiaries of Intermediateco, (x) Atkins Nutritionals Holdings, Inc. will continue as a wholly-owned subsidiary of the Atkins Surviving Subsidiary, (y) Atkins Nutritionals Holdings II, Inc. will continue as the wholly-owned subsidiary of Atkins Nutritionals Holdings, Inc., and (z) Atkins Nutritionals, Inc. will continue as the wholly-owned subsidiary of Atkins Nutritionals Holdings II, Inc.

Consideration to the Equity Holders in the Business Combination

The consideration to be paid to the Equity Holders will be funded through a combination of cash and stock consideration. The amount of cash consideration payable to the Equity Holders on the Closing Date is the sum of (A) (i) $730,125,000 of cash and equity consideration, plus (ii) the Estimated Net Working Capital Surplus, if any, plus (iii) the Estimated Closing Cash, plus (iv) the Tail Premium, to the extent paid by a Group Atkins prior to or at the Closing, plus (v) the Reimbursed Transaction Expenses, minus (vi) the Estimated Closing Indebtedness; minus (vii) the Estimated Net Working Capital Deficit, if any, minus (viii) the Estimated Closing Atkins Transaction Expenses, minus (ix) the Administrative Expense Amount, minus (x) the Escrow Amount, minus (xi) the Warrant Payment Amount, minus (xii) the Contingent Stock Purchase Payment Amount, minus (B) the Total Stock Value. The remainder of the consideration paid to the Equity Holders will be stock consideration, consisting of 10,250,000 shares of Simply Good Foods common stock. After the Closing the cash consideration will be adjusted to account for the Closing Net Working Capital, Closing Cash, Closing Indebtedness and Closing Atkins Transaction Expenses, which were estimated at Closing for the purposes of the payment of the Merger Consideration. The foregoing consideration to be paid to the Equity Holders may be further increased by amounts payable under the Tax Receivable Agreement.

Material Adverse Effect

Under the Merger Agreement, certain representations and warranties of the Atkins Group Companies are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Merger Agreement, a “Material Adverse Effect” means any event, change, development, effect or occurrence that, individually or in the aggregate with all other events, changes, developments, effects or occurrences, has had or would reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition or results of operations of Atkins and the Atkins Subsidiaries, taken as a whole.

Closing and Effective Time of the Business Combination

The closing of the Business Combination is expected to take place at 10:00 a.m., local time, at the offices of King & Spalding LLP or at such other place or time as mutually agreed in writing, no later than the later of (i) three (3) Business Days following the satisfaction or waiver of the conditions described below under the section entitled “— Conditions to Closing of the Business Combination,” (ii) three (3) Business Days following the final day of the Marketing Period (subject to the satisfaction or waiver of the conditions described below under the section entitled “— Conditions to Closing of the Business Combination,”) or (iii) on such other date as mutually agreed in writing. The closing of the Business Combination will be deemed effective at such time as the Parties duly file the Atkins Certificate of Merger with the Secretary of State of the State of Delaware or at such other date or time as Conyers Park and Atkins mutually agree in writing and specify in the Atkins Certificate of Merger.

Conditions to Closing of the Business Combination

Conditions to Each Party’s Obligations

The respective obligations of the Parties to consummate the transactions contemplated by the Merger Agreement, including the Business Combination, are subject to the satisfaction, or written waiver by the Parties, at or prior to the Closing of the following conditions:

•         there must not be in effect any Order prohibiting the consummation of either of the Mergers and no Law adopted that makes consummation of either of the Mergers illegal or otherwise prohibited;

•         the waiting period applicable to the transactions contemplated by the Merger Agreement under the HSR Act must have expired or been terminated;

•         the approval of the Transaction Proposals must have been obtained in accordance with the DGCL, each Parent Party’s Organizational Documents and the rules and regulations of NASDAQ;

•         the Registration Statement must have become effective and no stop order suspending the effectiveness of the Registration Statement be in effect and no proceedings for that purpose pending before or threatened by the SEC; all necessary permits and authorizations under state securities or “blue sky” laws, the Securities Act and the Exchange Act relating to the issuance and trading of Simply Good Foods common stock to be issued in the Mergers shall have been obtained and shall be in effect and such shares of Simply Good Foods common stock shall have been approved for listing on NASDAQ; and

•         the Offer will have been completed in accordance with the terms of this proxy statement and the Merger Agreement.

Conditions to the Obligations of Atkins

The obligations of Atkins to consummate the transactions contemplated by the Merger Agreement are subject to the satisfaction, or written waiver by Atkins, at or prior to the Closing, the following conditions:

•         the representations and warranties of the Parent Parties, disregarding qualifications contained therein relating to materiality, must be true and correct as of the Closing Date as if made at and as of such time (or, if given as of an earlier date, as of such earlier date), except that this condition will be satisfied unless any and all inaccuracies in such representations and warranties of the Parent Parties, in the aggregate, would or would reasonably be expected to have a material adverse effect on the ability of the Parent Parties to consummate the transactions contemplated by the Merger Agreement;

•         each of the Parent Parties must have performed in all material respects its obligations under the Merger Agreement required to be performed by it at or prior to the Closing;

•         Atkins must have received a certificate executed and delivered by an authorized officer of the Parent Parties confirming that the conditions set forth in the immediately preceding bullet points have been satisfied;

•         the amount of Available Cash as of immediately prior to Closing must be equal to or greater than the Necessary Cash;

•         the aggregate amount of the Parent Common Stockholder Redemptions must not exceed 15,000,000 shares; and

•         subject to any Parent Common Stockholder Redemption contemporaneous with the Closing, (i) the funds contained in the Trust Account available to Conyers Park must be released Conyers Park for payment of the Total Cash Value, the aggregate amount of Estimated Closing Indebtedness relating to Indebtedness for Borrowed Money, the Estimated Closing Atkins Transaction Expenses, the Escrow Amount and the Administrative Expense Amount, and (ii) there must be no actions, suits, proceedings, arbitrations or mediations pending or threatened by any Person (not including the Atkins and its Affiliates) with respect to or against the Trust Account that would reasonably be expected to have a material adverse effect on Parent’s ability to perform its obligations under the Merger Agreement.

Conditions to the Obligations of the Parent Parties

The obligations of the Parent Parties to consummate the transactions contemplated by the Merger Agreement are subject to the satisfaction, or written waiver by the Parent Parties, at or prior to the Closing of the following conditions:

•         the representations and warranties of Atkins regarding Authorization, the absence of certain stockholders agreements and the Atkins Subsidiaries’ absence of ownership of any equity interest in Atkins must be true and correct in all material respects as of the Closing Date as if made at and as of such time (or, if given as of an earlier date, as of such earlier date);

•         the representations and warranties of Atkins regarding the Atkins Group Companies’ capitalization must be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date as if made at and as of such time (or, if given as of an earlier date, as of such earlier date);

•         the representations and warranties of Atkins regarding Organization and the absence of a Material Adverse Effect since February 25, 2017 must be true and correct in all respects as of the Closing Date as if made at and as of such time (or, if given as of an earlier date, as of such earlier date);

•         the other representations and warranties of Atkins, disregarding any qualifications contained therein relating to Material Adverse Effect or materiality, must be true and correct as of the Closing Date as if made at and as of such time (or, if given as of an earlier date, as of such earlier date), except that this condition will be satisfied unless any and all inaccuracies in such representations and warranties of the Atkins, in the aggregate, result in a Material Adverse Effect;

•         Atkins must have performed in all material respects its obligations under the Merger Agreement required to be performed by it at or prior to the Closing;

•         Conyers Park must have received a certificate executed and delivered by an authorized officer of the Atkins confirming that the conditions set forth in the immediately preceding bullet points have been satisfied;

•         the Parent Parties must have received a copy of the Written Consent, which must remain in full force and effect;

•         the aggregate amount of Parent Common Stockholder Redemptions must not exceed 15,000,000 shares; and

•         since the date of the Merger Agreement, a Material Adverse Effect must not have occurred.

Representations and Warranties

Under the Merger Agreement, the Atkins Group Companies made customary representations and warranties relating to: organization; authorization; capitalization; the Atkins Subsidiaries; consents and approvals; financial statements; absence of undisclosed liabilities; absence of certain changes; real estate; intellectual property; litigation; material contracts; taxes; environmental matters; licenses and permits; employee benefits; labor and employment matters; international trade and anti-corruption matters; certain fees; insurance policies; affiliate transactions; information supplied; customers and suppliers; compliance with laws; sufficiency of assets; and disclaimer of warranties.

Under the Merger Agreement, the Parent Parties made customary representations and warranties relating to: organization; authorization; capitalization; consents and approvals; financial statements; financial capability; absence of undisclosed liabilities; litigation; material contracts; taxes; compliance with laws; certain fees; organization of the Merger Subs; solvency; SEC reports, NASDAQ compliance and the Investment Company Act; information supplied; approvals of boards of directors and stockholders; Trust Account; affiliate transactions; and independent investigation.

Covenants

Covenants of Atkins

Atkins made certain covenants under the Merger Agreement, including, among other things, the following:

•         From the date of the Merger Agreement until the earlier of (x) the Effective Time or (y) the date on which the Merger Agreement is terminated, other than in connection with the transaction contemplated by the Merger Agreement, Atkins agreed that it will not, and will not authorize or (to the extent within its control) permit any Atkins Subsidiary or any of its or any Atkins Subsidiary’s Affiliates, directors, officers, employees, agents or representatives (including investment bankers, attorneys and accountants), in each case in such directors’, officers’, employees’, agents’ or representatives’ capacity in such role with the applicable Group Atkins, to, directly or indirectly, (i) initiate, solicit, or facilitate, or make any offers or proposals related to, an Acquisition Proposal, (ii) engage in any discussions or negotiations with respect to an Acquisition Proposal with, or provide any non-public information or data to, any Person that has made, or informs Atkins that it is considering making, an Acquisition Proposal, or (iii) enter into any agreement relating to an Acquisition Proposal. Atkins must give notice of any Acquisition Proposal to Conyers Park as soon as practicable following its awareness of such proposal.

•         From the date of the Merger Agreement through the Closing Date, Atkins will disclose any event, fact or circumstance that will cause the failure of any of the conditions described in the section entitled “— Conditions to Closing of the Business Combination” above to be satisfied, and if such failure cannot be cured within thirty (30) days of receipt of the disclosure by the Parent Parties or, in any event, within two (2) Business Days prior to the Closing, then the Parent Parties will be entitled to terminate the Merger Agreement.

Covenants of the Parent Parties

The Parent Parties made certain covenants under the Merger Agreement, including, among other things, the following:

•         Upon satisfaction or waiver of the conditions described above in the section entitled “— Conditions to Closing of the Business Combination” and provision of notice thereof to the Trustee, (a) in accordance with and pursuant to the Trust Agreement, at the Closing, Conyers Park (i) will cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be delivered, and (ii) will use reasonable best efforts to cause the Trustee to (A) pay as and when due all amounts payable to stockholders of Conyers Park holding shares of the Parent common stock sold in Parent’s initial public offering who must have previously validly elected to redeem their shares of Parent common stock pursuant to Parent’s Organizational Documents, and (B) immediately thereafter, pay all remaining amounts then available in the Trust Account in accordance with the Merger Agreement and the Trust Agreement, and (b) thereafter, the Trust Account will terminate, except as otherwise provided therein.

•         Conyers Park will, as promptly as practicable, establish a record date and hold a meeting of stockholders for the purpose of voting on the Transaction Proposals and will use its reasonable best efforts to obtain the approval of the Transaction Proposals. Conyers Park will, through its board of directors, recommend to its stockholders that they vote in favor of the Transaction Proposals, and will not change, withdraw, withhold, qualify or modify such recommendation.

•         From and after the Closing Date, except as otherwise required by applicable Law, each Parent Party will not, and will cause the Atkins Surviving Subsidiary and the Atkins Subsidiaries not to, without the prior written consent of the Stockholders’ Representative, make, cause or permit to be made any Tax election or adopt or change any method of accounting, in each case that has retroactive effect to any pre-Closing period of Atkins or any Atkins Subsidiary.

•         From the date of the Merger Agreement until the earlier of (x) the Effective Time or (y) the date on which the Merger Agreement is terminated, other than in connection with the transactions contemplated by the Merger Agreement, each Parent Party agreed that it will not, and will not authorize or (to the extent within its control) permit any of its subsidiaries or any of its or its subsidiaries’ directors, officers, employees, agents or representatives (including investment bankers, attorneys and accountants), in each case in such directors’, officers’, employees’, agents’ or representatives’ capacity in such role with the applicable Parent Party, to, directly or indirectly, (i) initiate, solicit, or facilitate, or make any offers or proposals related to, an initial Business Combination, (ii) enter into, engage in or continue any discussions or negotiations with respect to any initial Business Combination with, or provide any non-public information, data or access to employees to, any Person that has made, or that is considering making, a proposal with respect to an initial Business Combination, or (iii) enter into any agreement relating to an initial Business Combination. Each Parent Party must promptly notify Atkins of any submissions, proposals or offers made with respect to an initial Business Combination as soon as practicable following such Parent Party’s awareness thereof.

•         As promptly as practicable following the execution and delivery of the Merger Agreement and the availability of Atkins’ financial statements for the 52-weeks ended August 27, 2016, the 35-weeks ended August 29, 2015, the 52-weeks ended December 27, 2014 and December 28, 2013, and the 26-weeks ended February 25, 2017 and February 27, 2016, Conyers Park agreed to prepare and file with the SEC this proxy statement/prospectus in connection with the transactions contemplated by the Merger Agreement and the Offer and provide its stockholders with the opportunity for up to 40,250,000 shares of Parent common stock to be redeemed in conjunction with a stockholder vote on the transactions contemplated by the Merger Agreement, and this proxy statement/prospectus will be sent to the stockholders of Conyers Park relating to the Parent Common Stockholders Meeting in definitive form, all in accordance with and as required by Parent’s Organizational Documents, any related agreements with Parent, Parent’s Sponsor and its Affiliates, applicable Law and any applicable rules and regulations of the SEC and NASDAQ. As promptly as practicable following the execution and delivery of the Merger Agreement, Simply Good Foods will prepare and file with the SEC the Registration Statement, in which this Proxy Statement will be included as a prospectus, pursuant to which the shares of Simply Good Foods common stock and Simply Good Foods Warrants (and the shares of Simply Good Foods common stock issuable upon the exercise of such Simply Good Foods Warrants) to be issued to the Equity Holders and the holders of Conyers Park common stock and Conyers Park Warrants pursuant to the Mergers will be registered for resale under the Securities Act.

•         Conyers Park and Simply Good Foods will make all necessary filings with respect to the transactions contemplated by the Merger Agreement under the Securities Act, the Exchange Act and applicable “blue sky” laws and any rules and regulations thereunder.

•         Parent will not terminate or withdraw the Offer other than in connection with the valid termination of the Merger Agreement. Conyers Park will extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC, NASDAQ or the respective staff thereof that is applicable to the Offer.

Covenants of Simply Good Foods

Simply Good Foods made certain covenants under the Merger Agreement, including, among other things, the following:

•         Simply Good Foods will, at its own expense, prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns of the Atkins Group Companies for all Tax periods (or portions thereof) ending on the Closing Date that have not yet been filed and are required to be filed after the Closing Date. Simply Good Foods will cause any amounts shown to be due on such Tax Returns to be timely remitted to the applicable Governmental Entity no later than the date on which such Taxes are due.

•         Simply Good Foods will cause the Atkins Group Companies to waive the carryback of any net operating loss generated in any Tax year ending on or before the Closing Date or any Tax year ending on or after the Closing Date that is attributable, in whole or in part, to the Transaction Deductions or to the remaining amortization deductions attributable to the step-up in basis to the Akins Group Companies’ intangible assets that occurred as a result of the acquisition of Atkins Nutritionals, Inc. on October 29, 2003 as provided in Section 172(b)(3) of the Code (and any analogous provision of state or local Tax Law).

•         To the extent that Atkins has paid estimated income Taxes for the Tax periods (or portions thereof) ending on the Closing Date and the amount of the estimated income Taxes which were paid prior to the Closing Date exceeds the amount of the income Tax liability with respect to such Pre-Closing Tax Period (taking into account any allowed Transaction Deductions for such year), Simply Good Foods will prepare or cause to be prepared IRS Form 4466 (Corporation Application for Quick Refund of Overpayment of Estimated Tax) with, if applicable, IRS Form 8302 (Electronic Deposit of Tax Refund of $1 Million or More) and any analogous application for a state or local refund of a material overpayment of estimated state or local income Taxes with respect to such Tax year. Any such refund application will be treated as an income Tax Return that is subject to analogous review, comment, dispute resolution and filing procedures to those set forth in the second bullet point in this section entitled “— Covenants of Simply Good Foods.” Within ten (10) Business Days of the receipt from the applicable Governmental Entity of a refund as a result of such a refund application, Simply Good Foods will pay an amount equal to such refund to the Stockholders’ Representative (on behalf of the Equity Holders), net of any Taxes and other expenses attributable to such refund, and without duplication of any amount paid (or to be paid) pursuant to the Tax Receivables Agreement or already taken into account in the determination of Net Working Capital or Indebtedness.

•         All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the Merger Agreement will be borne 50% by Simply Good Foods, on the one hand, and 50% by the Equity Holders, on the other hand, and the Parties will cooperate in filing all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.

•         Prior to the Closing, the board of directors of Simply Good Foods, or an appropriate committee of non-employee directors thereof, will adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Simply Good Foods common stock pursuant to the Merger Agreement by any officer or director of the Atkins Group Companies who is expected to become a “covered person” of Simply Good Foods for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder will be an exempt transaction for purposes of Section 16 of the Exchange Act.

•         Simply Good Foods will use its reasonable best efforts to (i) cause the shares of Simply Good Foods common stock to be issued to the Equity Holders to be approved for listing on NASDAQ upon issuance, and (ii) make all necessary and appropriate filings with NASDAQ and undertake all other steps reasonably required prior to the Closing Date to effect such listing.

Mutual Covenants

The Parties made certain mutual covenants under the Merger Agreement, including, among other things, the following:

•         Each of the Parties will cooperate and use their commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by the Merger Agreement reasonably promptly after the date thereof, including obtaining all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities necessary to consummate the transactions contemplated by the Merger Agreement. Each of the Parties will pay 50% of the applicable filing fees due under the HSR Act. In addition, the Parent Parties agreed to provide such assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any third party whose consent or approval is sought in connection with the transactions contemplated by the Merger Agreement.

•         At the Closing, Simply Good Foods and the Majority Stockholder will enter into an Investor Rights Agreement.

•         In connection with the entry into the Merger Agreement, Conyers Park will enter into a commitment letter to provide for debt financing consisting of senior secured term loans in an aggregate principal amount of up to $300 million as well as a senior secured revolving facility in an aggregate principal amount of up to $75 million, a portion of which will be available at closing.

•         From and after the date of the Merger Agreement, the Atkins Group Companies will not take any action to accelerate, ahead of the date on which the annual bonuses would be paid in the Ordinary Course for fiscal year 2017, the payment of any annual bonuses payable to any participants in accordance with the applicable bonus plans. If the Closing has not occurred as of the Bonus Payment Date, the Atkins Group Companies will be permitted to pay such annual bonuses in accordance with the terms of the applicable bonus plans or, if determined by the Board of Directors of Atkins, in amounts in excess of those provided for by the terms of the applicable bonus plans. If the Closing occurs prior to the Bonus Payment Date, the Parent Parties will cause the Atkins Group Companies to pay the annual bonuses on the Bonus Payment Date in accordance with the terms of the applicable bonus plans (which plans shall not be amended or replaced after the Closing).

Termination

The Merger Agreement may be terminated and the Business Combination abandoned at any time prior to the Closing, as follows:

•         in writing, by mutual consent of the Parties;

•         by the Parent Parties if the condition that no Material Adverse Effect shall have occurred, as set forth in the Merger Agreement, cannot be satisfied or if there has been a breach of any representation, warranty, covenant or other agreement made by the Atkins in the Merger Agreement, or any such representation and warranty has become untrue or inaccurate after the date of the Merger Agreement, in each case which breach, untruth or inaccuracy (i) would reasonably be expected to result in certain conditions to the obligations of the Parent Parties, as described in the section entitled “— Conditions to Closing of the Business Combination” above, not being satisfied as of the Closing Date, and (ii) will not have been cured within twenty (20) days after written notice from the Parent Parties of such Terminating Atkins Breach is received by Atkins, or which breach, untruth or inaccuracy, by its nature, cannot be cured prior to the Outside Date;

•         by Atkins if there has been a breach of any representation, warranty, covenant or other agreement made by any Parent Party in the Merger Agreement, or any such representation and warranty has become untrue or inaccurate after the date of the Merger Agreement, in each case which breach, untruth or inaccuracy (i) would reasonably be expected to result in certain conditions to the obligations of Atkins, as described in the section entitled “— Conditions to Closing of the Business Combination” above, not being satisfied as of the Closing Date, and (ii) will not have been cured within twenty (20) days after written notice from Atkins of such Terminating Parent Breach is received by the Parent Parties, or which breach, untruth or inaccuracy, by its nature, cannot be cured prior to the Outside Date;

•         by written notice by any Party if the Closing has not occurred on or prior to the Outside Date for any reason other than delay and/or nonperformance of the Party seeking such termination, in which case the non-terminating Party will be deemed to be in breach of the Merger Agreement;

•         by the Parent Parties within twenty (20) days of receipt by the Parent Parties of a supplement to the Atkins Group Companies’ disclosure schedules that discloses any event, fact or circumstance that is reasonably likely to cause the failure of certain conditions to the obligations of each Party and the Parent Parties, as described in the section entitled “— Conditions to Closing of the Business Combination” above, to be satisfied and such failure cannot be cured within thirty (30) days of receipt of such Supplement by the Parent Parties or, in any event, within two (2) Business Days prior to the Closing;

•         by Atkins if Conyers Park’s board of directors changes its recommendation in favor of the Business Combination; or

•         by Conyers Park or Atkins if the approval of the Transaction Proposals is not obtained at the Parent Common Stockholders Meeting (including any adjournments of such meeting).

Amendments

The Merger Agreement may be amended, modified or supplemented at any time only by written agreement of the Parties. However, certain sections as they related to the Debt Financing may not be modified, waived or terminated in any manner adverse to the lenders in any material respect without the prior written consent of such lenders.

Tax Considerations

The Parent Merger is intended to qualify as an exchange by Conyers Park common stockholders of their common stock for common stock of Simply Good Foods described in Section 351 of the Internal Revenue Code or as a “reorganization” within the meaning of Section 368 of the Code. Assuming the Parent Merger so qualifies (i) neither Conyers Park nor the Conyers Park common stockholders will recognize gain or loss on the Business Combination, (ii) a Conyers Park common stockholder will have an aggregate tax basis in the Simply Good Foods common stock received in the Parent Merger equal to the tax basis of property surrendered in exchange for Simply Good Foods common stock, and (iii) the stockholder’s holding period with respect to Simply Good Foods common stock will include the holding period of the property exchanged for Simply Good Foods common stock.

You are strongly urged to consult with a tax advisor to determine the particular U.S. federal, state or local or foreign income or other tax consequences of the Business Combination to you. For a description of material U.S. federal income tax consequences of the Business Combination, see the section entitled “— Material U.S. Federal Income Tax Considerations to Conyers Park Common Stockholders and Warrant Holders.”

The Investor Rights Agreement with Atkins Holdings LLC

At the closing of the Business Combination, Simply Good Foods, Sponsor and Atkins Holdings LLC will enter into an Investor Rights Agreement, substantially in the form attached hereto as Annex E, providing for, among other things, subject to the terms thereof, customary registration rights, including demand and piggy-back rights subject to cut-back provisions, and information rights in favor of Atkins Holdings LLC. Simply Good Foods has agreed to use its commercially reasonable efforts to file a shelf registration statement to register Atkins Holdings LLC’s shares at any time that Simply Good Foods is eligible to do so. Pursuant to the Investor Rights Agreement, Atkins Holdings LLC will agree not to sell, transfer, pledge or otherwise dispose of the shares of common stock in Simply Good Foods it receives in connection with the Business Combination for 180 days from the closing of the Business Combination, as well as to certain other lock-up provisions set forth therein.

In addition, pursuant to the Investor Rights Agreement, for so long as Atkins Holdings LLC holds approximately 50% of its shares of common stock it holds on the closing of the merger, it will have the right to nominate one director to serve on the Board of Directors of Simply Good Foods as a Class III Director or, if it chooses not to do so or its nominated director resigns or is removed and is not replaced or nominated in accordance with the Investor Rights Agreement, to select one non-voting observer to participate in any meeting of the Board of Directors. Sponsor and its affiliates have agreed to vote their respective shares of common stock then beneficially owned in favor of the election or appointment of Atkins Holdings LLC’s director. Atkins Holdings LLC’s director will also serve on a standing committee of the Board of Directors chosen by Atkins Holdings LLC.

The Investor Rights Agreement with Conyers Park

At the closing of the Business Combination, Simply Good Foods and Sponsor will enter into an Investor Rights Agreement, substantially in the form attached hereto as Annex D, providing for, among other things, subject to the terms thereof, customary registration rights, including demand and piggy-back rights subject to cut-back provisions. Simply Good Foods has agreed to file a shelf registration statement to register Sponsor’s shares within 180 days of Closing. Pursuant to the Investor Rights Agreement, Sponsor will agree not to sell, transfer, pledge or otherwise dispose of the shares of common stock in Simply Good Foods it receives in connection with the Business Combination for 180 days from the closing of the Business Combination, subject to certain exceptions.

In addition, pursuant to the Investor Rights Agreement, for so long as Sponsor holds at least 50% of its shares of common stock it holds at Closing, it will have the right to nominate three directors to serve on the Board of Directors of Simply Good Foods, and for so long as Sponsor holds at least 25% of its shares of common stock it holds at Closing, it will have the right to nominate one director to serve on the Board of Directors of Simply Good Foods.

The Tax Receivable Agreement

At the closing of the Business Combination, Simply Good Foods will enter into the Tax Receivable Agreement with the Stockholders’ Representative (on behalf of the Selling Equityholders). The Tax Receivable Agreement will generally provide for the payment by Simply Good Foods to the Selling Equityholders for certain federal, state, local and non-U.S. tax benefits deemed realized (as further described below) in post-closing taxable periods by Simply Good Foods, the Company, Atkins and Atkins eligible subsidiaries (collectively, the “Tax Group”) from the use of up to $100 million of the following tax attributes: (i) net operating losses available to be carried forward as of the closing of the Business Combination; (ii) certain deductions generated by the consummation of the transactions contemplated by the Merger Agreement; and (iii) remaining depreciable tax basis from the 2003 acquisition of Atkins Nutritionals, Inc. In addition, Simply Good Foods will pay the Stockholders’ Representative (on behalf of the Selling Equityholders) for the use of 75% of up to $7.6 million of alternative minimum tax credit carryforwards (such alternative minimum tax credit carryforwards and the tax attributes described in clauses (i)-(iii) of the previous sentence, collectively, the “Tax Attributes”).

Under the Tax Receivable Agreement, the Tax Group is generally deemed to realize a tax benefit from the use of a Tax Attribute on a “with and without” basis, thereby generally treating the Tax Attribute as the last item used, except: (i) if in a given year a Tax Attribute would have been used but for Simply Good Foods or one of its subsidiaries having completed an acquisition of one or more business entities (e.g., a new acquisition provides tax attributes that offset income that otherwise would have been offset by a Tax Attribute), then the Tax Group will be deemed to realize the benefit it would have realized in the absence of the subsequent acquisition, until the aggregate tax benefits for that year equals $13.2 million (with any excess carried forward and paid in a year when the realized tax benefit is otherwise less than $13.2 million); and (ii) if the applicable corporate tax rate (and resulting realized tax benefit) is lower than it would have been but for a change of the taxable year after the closing date of the Business Combination (e.g., because the change in tax year enabled the Tax Group to benefit sooner from a legislative rate reduction), then the realized tax benefit will be calculated using the original higher rate (solely for U.S. federal tax purposes) for twelve months following the change of taxable year. Generally, Simply Good Foods will pay the Stockholders’ Representative for the deemed realized tax benefit for each taxable year, except that the amount payable will be adjusted if the realized tax benefit for prior taxable years is subsequently re-determined to be lower or higher than originally calculated (e.g., due to an audit that invalidates a deduction). In addition, any amount otherwise payable under the Tax Receivable Agreement will be reduced by the amount of any pre-closing income taxes of Atkins borne by Simply Good Foods (and any tax deductions arising from such income tax are generally treated as additional Tax Attributes). The Stockholders’ Representative is not required to repay any amounts previously paid under the Tax Receivable Agreement.

As a result of the foregoing, in certain circumstances (i) Simply Good Foods could be required to make payments under the Tax Receivable Agreement that are greater than or less than the actual tax savings that the Tax Group realizes in respect of the Tax Attributes and (ii) it is possible that Simply Good Foods may be required to make payments years in advance of the actual realization of tax benefits in respect of the Tax Attributes. In these situations, Simply Good Foods’ obligations under the Tax Receivable Agreement could have an adverse impact on Simply Good Foods’ liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. There can be no assurance that Simply Good Foods will be able to finance its obligations under the Tax Receivable Agreement in a manner that does not adversely affect its working capital and growth requirements.

Debt Financing

Atkins Nutritionals, Inc., Atkins Nutritionals Holdings, Inc., Atkins Nutritionals Holdings II, Inc. and Atkins (collectively, the “Borrower”) will enter into a new senior secured credit facility (the “New Credit Facility”) with Barclays Bank PLC and Goldman Sachs Bank USA, as Joint Lead Arrangers and Bookrunners and certain other lenders, consisting of a $200 million term loan facility (the “New Term Loan Facility”) and a $75 million revolving loan facility (the “New Revolving Facility”), the proceeds of which are expected to be available at the Closing. The New Revolving Facility includes borrowing capacity available for letters of credit up to $30 million and for “swingline” loan borrowings up to $25 million. Any issuance of letters of credit or making of a swingline loan will reduce the amount available under the New Revolving Facility. The New Term Loan Facility will mature seven years after the closing date of the New Credit Facility and the New Revolving Facility will mature five years after the closing date of the New Credit Facility.

The New Credit Facility will provide the Borrower with the option to raise incremental credit facilities (including an incremental facility that will provide the Borrower with the option to increase the amount available under the New Credit Facility or additional term loan facilities or revolving facilities by an aggregate amount of up to the greater of (x) $70,000,000 and (y) an amount equal to 100% of pro forma consolidated EBITDA, plus additional amounts subject to compliance with certain financial leverage ratios) and extend the maturity date of the New Term Loan Facility and the New Revolving Facility, subject to certain limitations.

The obligations under the New Credit Facility will be guaranteed by Conyers Park, Intermediateco and the Borrower’s wholly-owned domestic subsidiaries other than certain excluded subsidiaries, including, but not limited to, immaterial subsidiaries, non-profit subsidiaries, and any other subsidiary with respect to which the burden or cost of providing a guarantee is excessive in view of the benefits to be obtained by the lenders therefrom.

The New Term Loan Facility will require the Borrower to make certain mandatory prepayments, with (i) 100% of net cash proceeds of all non-ordinary course asset sales or other dispositions of property, subject to the ability to reinvest such proceeds and certain other exceptions, and subject to step downs if certain leverage ratios are met and (ii) 100% of the net cash proceeds of any debt incurrence, other than debt permitted under the term loan agreement (other than debt incurred to refinance the New Term Loan Facility). The Borrower will also be required to make scheduled amortization payments equal to 1.0% of the New Term Loan Facility commencing after the second full fiscal quarter after the closing date of the New Credit Facility (subject to reductions by optional and mandatory prepayments of the loans). The Borrower may prepay the New Credit Facility at any time without premium or penalty, subject to payment of customary breakage costs and a customary “soft call.”

Certain covenants and events of default

The New Credit Facility contains financial covenants requiring the Borrower, if as of the last day of any fiscal quarter, borrowings and other extensions of credit in excess of 30% of the aggregate amount of the revolving commitments are then outstanding (other than letters of credit that have been cash collateralized and letters of credit in an amount not to exceed $15,000,000 and certain other items), to comply with a ratio of (x) the aggregate principal amount of consolidated net indebtedness of the Borrower outstanding to (y) trailing four quarter consolidated EBITDA (as defined under the New Credit Facility) of less than or equal to 6.25 to 1.00.The New Credit Facility will contain a number of traditional negative covenants. Such covenants, among other things, limit or restrict, the Borrower’s ability to:

•         incur additional indebtedness and make guarantees;

•         incur liens on assets;

•         engage in mergers or consolidations or fundamental changes;

•         sell assets;

•         pay dividends and distributions or repurchase capital stock;

•         make investments, loans and advances, including acquisitions;

•         amend material agreements governing certain of the Borrower’s organizational documents;

•         enter into certain agreements that would restrict the ability of the Borrower and its subsidiaries to pay dividends;

•         repay certain junior indebtedness; and

•         engage in certain transactions with affiliates.

The aforementioned restrictions are subject to certain exceptions including (i) the ability to incur additional indebtedness, liens, investments, dividends and distributions, and prepayments of junior indebtedness subject, in each case, to compliance with certain financial metrics and certain other conditions, (ii) the ability to upstream payments in connection with the Tax Receivable Agreement and (iii) a number of other traditional exceptions that grant the Borrower continued flexibility to operate and develop its business.

The New Credit Facility will also contain certain customary representations and warranties, affirmative covenants and events of default. If an event of default occurs, the lenders under the New Credit Facility will be entitled to take various actions, including the acceleration of amounts due under the New Credit Facility and all actions permitted to be taken by a secured creditor.

Background of the Business Combination

The terms of the Merger Agreement are the result of negotiations between Conyers Park and the Selling Equityholders and their respective representatives. The following is a brief description of the background of these negotiations.

Conyers Park is a blank check company formed under the laws of the State of Delaware and was incorporated in Delaware on April 20, 2016. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses with the intention of focusing its search for a target business in the consumer sector.

On July 20, 2016, Conyers Park consummated its initial public offering of 40,250,000 units, including the full exercise of the underwriters’ over-allotment option of 2,750,000 units (collectively, the “Units”). Each Unit consists of one share of Class A common stock, $0.0001 par value per share (“Class A Common Stock”), and one-third of one warrant (“Public Warrant”), to purchase one share of Class A Common Stock. Each whole Public Warrant entitles the holder to purchase one share of Class A Common Stock at an exercise price of $11.50 per share.

The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $402,500,000 (before underwriting discounts and commissions and offering expenses). Simultaneously with the consummation of our initial public offering and the sale of the Units, we consummated a private placement of 6,700,000 warrants (“Placement Warrants”) at a price of $1.50 per Placement Warrant, issued to our Sponsor, generating total proceeds of $10,050,000.

Approximately $402.5 million of the net proceeds from the initial public offering (including the over-allotment) and the private placements with our Sponsor were deposited in a trust account established for the benefit of our public stockholders.

Prior to the consummation of its initial public offering, neither Conyers Park, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to such a transaction with Conyers Park.

After the initial public offering, Conyers Park initiated contact with more than 20 potential targets, including privately held assets and assets or divisions owned by publicly traded companies, with revenues ranging from approximately $250 million to $3.5 billion, and/or their advisors. Of those potential targets, Conyers Park conducted additional due diligence with respect to approximately ten.

On August 5, 2016, Jim Kilts, the Executive Chairman of Conyers Park, contacted the Chief Executive Officer of Atkins, Joseph Scalzo, and had a call with him that same day. During the week of August 8, 2016, Brian Ratzan, the Chief Financial Officer and a Director of Conyers Park had a follow up call with Mr. Scalzo to discuss a proposal. Conyers Park submitted a non-binding bid of $750 million based on its own estimate of company EBITDA of $75 million. Conyers Park arrived at its own estimate of EBITDA using publicly available U.S. Multi-Outlet Retail Sales data and estimated EBITDA margins of between 15% and 20%, and used EBITDA as a reflection of the ongoing earnings of the business. Mr. Ratzan then began a dialog with Mr. Scalzo and Deutsche Bank Securities, Inc. who was acting as a financial advisor to Atkins. On August 15, 2016, Conyers Park executed a confidentiality agreement with Atkins. Deutsche Bank agreed that if a transaction were to be consummated with Atkins, Deutsche Bank would waive its deferred underwriting fee that it was conditionally entitled to from the initial public offering of Conyers Park.

On September 9, 2016, the management team of Atkins (Mr. Scalzo, Shaun Mara, Chief Financial Officer of Atkins, Hanno Holm, Chief Operations Officer of Atkins, and Robert Gandert, Chief Customer/Business Development Officer of Atkins) met with the management team of Conyers Park (Mr. Kilts, Mr. Ratzan and David West, Chief Executive Officer of Conyers Park) in Greenwich, Connecticut.

On October 4, 2016, Conyers Park held an in-person board meeting to, among other things, discuss the potential acquisition of Atkins and the over 20 other opportunities being considered. Of those opportunities, five were in active, early-stage discussions, including three privately owned branded food assets (including Atkins), one privately owned manufacturer of household and personal care products, and assets owned by one large-cap publicly traded food company.

On October 30, 2016, Mr. Ratzan met with Deutsche Bank to discuss the improvement in recent financial performance of Atkins, the potential tax benefits of the transaction, and the potential acquisition by Atkins of Wellness Foods.

On November 2, 2016, Mr. Kilts, Mr. West and Mr. Ratzan had a telephonic discussion with Mr. Scalzo, Mr. Mara, Mr. Gandert and Scott Parker, Chief Marketing Officer of Atkins, for an update on Atkins’ operating performance.

On November 10, 2016, at the end of an audit committee meeting, Mr. Kilts, Mr. West and Mr. Ratzan gave an update to the committee on the five active discussions regarding potential target businesses, including their view of each of the businesses, valuation considerations, and likelihood of completing a transaction.

On December 8, 2016, representatives of Atkins’ majority shareholder (Neal Aronson, Founder and Managing Partner of Roark Capital Group, Ezra Field, Senior Managing Director and Chief Investment Officer of Roark Capital Group, and Michael Thompson, Principal of Roark Capital Group) met with Mr. Kilts, Mr. West and Mr. Ratzan at which meeting Conyers Park proposed a $700 million purchase price plus a tax sharing arrangement that would be negotiated at a later date. This offer was ultimately rejected by the representatives of Atkins’ majority shareholder, who felt that the valuation was inadequate.

While the meetings regarding an acquisition of Atkins by Conyers Park were ongoing, Conyers Park was continuing its diligence on another potential target in the foods industry and having discussions with its management team. This other potential transaction had been identified as active at the October 4, 2016 Conyers Park board meeting.

In late December, Conyers Park increased its offer for Atkins by $9 million based on the continued strong performance of the business. In addition to that increase, Conyers Park agreed to pay another $21 million which incorporated the purchase price and fees and expenses of the Wellness Foods acquisition paid by Atkins in December of 2016. The offer reflected that a portion of the purchase price can be satisfied with a rollover by the pre-Closing Atkins stockholders of $102.5 million into the stock of Conyers Park. Conyers Park believed a rollover by the pre-Closing Atkins stockholders would reduce the required leverage of the transaction and best position the company for future growth. On December 31, 2016, a purchase price of $730 million for Atkins was tentatively agreed on by the parties. This purchase price, including the dilution resulting from the conversion of the Founder Shares, represented a transaction multiple that was in line with publicly traded peers of Atkins and precedent transactions.

Commencing on January 9, 2017 Conyers Park and Atkins negotiated a letter of intent for the proposed transaction. On January 18, 2017, a Conyers Park board meeting was held to approve the execution of the letter of intent. On January 19, 2017, the letter of intent was executed with a thirty day exclusivity provision at which point Conyers Park ceased discussions with other potential targets.

On January 20, 2017, Conyers Park commenced confirmatory business due diligence and third party legal, accounting, tax, insurance, benefits and environmental due diligence.

On February 1st and 2nd of 2017, Mr. West and Mr. Ratzan met with management of Atkins (Mr. Scalzo, Mr. Mara, Mr. Parker, Mr. Gandert, Mr. Holm and Annita Menogan, General Counsel and Secretary of Atkins) in Denver, Colorado to discuss the business and financial performance of Atkins and to conduct further due diligence.

On February 12, 2016, King & Spalding LLP, counsel to Atkins’ majority shareholder and Atkins, distributed a draft of the Merger Agreement and other agreements for the potential business combination to Conyers Park and its attorneys, Kirkland & Ellis LLP.

On February 15, 2017, the board members of Conyers Park met with members of management of Atkins, Mr. Scalzo and Mr. Mara. Mr. Scalzo and Mr. Mara presented an overview of the business and financial performance of Atkins, including U.S. Multi-Outlet Retail Sales data, sales by customer, historical income statements, and cash flow characteristics.

On March 1, 2017, Kirkland & Ellis LLP sent their first set of comments to the Merger Agreement to King & Spalding LLP. The revised draft generally addressed risk allocation and economic points related to the purchase price, and also included changes to representations and warranties, covenants and closing conditions.

On March 7, 2017, Mr. Kilts, Mr. West and Mr. Ratzan met in Naples, Florida with Mr. Scalzo and Mr. Parker to further conduct diligence on marketing and brand positioning.

Throughout March, Conyers Park and Atkins’ majority shareholder exchanged drafts of the Merger Agreement and drafts of the ancillary documents, including the Tax Receivable Agreement and the Investor Rights Agreement in favor of Atkins Holdings LLC. The various drafts exchanged reflected divergent views on, among other things, registration rights, governance rights, risk allocation and purchase price-related issues. For a description of the Tax Receivable Agreement, see the section entitled “Proposal No. 1 — Approval of the Business Combination — The Tax Receivable Agreement.” For a description of the Investor Rights Agreement between Simply Good Foods, Sponsor and Atkins Holdings LLC, please see “Proposal No. 1 — Approval of the Business Combination — The Investor Rights Agreement with Atkins Holdings LLC.”

On March 29, 2017, Conyers Park held a board meeting to discuss the status of the transaction and approach to potential sources of funding, including the possibility of raising incremental equity. Based on factors cited in “Proposal No. 1 — Approval of the Business Combination — The Company’s Board of Directors’ Reasons for the Approval of the Business Combination.”, the board then directed Conyers Park management to continue negotiating the terms of the Merger Agreement.

On April 2, 2017, principals from Atkins’ majority shareholder, including Mr. Field and Stephen Aronson, Managing Director and General Counsel of Roark Capital Group, and Mr. West and Mr. Ratzan held a conference call to resolve remaining business issues, which included the mechanics of the Tax Receivable Agreement, closing working capital, and the Investor Rights Agreement, among others. The remaining open issues in the Merger Agreement at this time included the treatment of certain receivables and bonus payments, provisions related to the financing and the Company’s capital structure as impacted by the financing and contemplated private placement equity investment.

On April 3, 2017, the board of Conyers Park met, reviewed the Merger Agreement and ancillary documents, and unanimously adopted resolutions (i) determining that it is in the best interests of Conyers Park and its stockholders for Conyers Park to enter into the Merger Agreement, (ii) adopting the Merger Agreement and approving Conyers Park’s execution, delivery and performance of the same and the consummation of the transactions contemplated by the Merger Agreement including the Common Stock Private Placement, the Debt Financing and entry into the ancillary documents, and (iii) approving the filing of the proxy statement with the Securities Exchange Commission, subject, in each case, to changes to the Business Combination and documentation acceptable to the officers of Conyers Park.

On April 4, 2017, the principals of Conyers Park, Mr. West and Mr. Ratzan, and the principals of Atkins’ majority shareholder, including Mr. Field and Mr. Stephen Aronson, negotiated the nomination rights contemplated under the Investor Rights Agreement, with Kirkland & Ellis LLP sending to King & Spalding LLP a revised draft reflecting such terms. Kirkland & Ellis LLP also sent a revised draft of the Merger Agreement, which incorporated proposals on the treatment of certain receivables and bonus payments, financing and the Company’s capital structure as impacted by the financing and contemplated private placement equity investment.

On April 5, 2017, the parties came to a general agreement on the size of the private placement equity investment Conyers Park was contemplating and reached out to certain institutional investors. At this time, Conyers Park was also negotiating debt commitment documentation for indebtedness of up to $300 million together with a revolving credit facility of between $50 to $75 million.

On April 7, 2017, certain institutional investors indicated an interest to purchase Class A common stock for an aggregate amount of $100 million at $10 per share.

On April 9 and 10, 2017, Conyers Park executed debt financing commitment documentation, as well as subscription agreements for purchases of $100 million in aggregate amount of Class A common stock at $10 per share which would upon Closing become shares of common stock of The Simply Good Foods Company.

On April 10, 2017, the parties executed the Merger Agreement.

On April 11, 2017, a press release was issued announcing the business combination. Shortly thereafter Conyers Park filed a current report on Form 8-K attaching the press release and investor presentation to be used later that day.

On June 2, 2017, the board of Conyers Park met to discuss the status of the transaction and unanimously adopted resolutions (i) reaffirming its actions taken on April 3, 2017, including ratifying the Merger Agreement and the consummation of the transactions contemplated thereby including the Common Stock Private Placement and the the Debt Financing, (ii) recommending that  the Merger Agreement be submitted to Conyers Park’s stockholders for approval, and (iii) delegating the decision on the record date, date and time for such meeting to a committee of the board which was established for such purpose whose members are David J. West and Brian K. Ratzan.  The board, with Messrs. Kilts, Ratzan, and West recusing themselves due to their ownership interests in Sponsor, also approved the entry by Simply Good Foods into an investor rights agreement, substantially in the form attached hereto as Annex D with Sponsor.

The Company’s Board of Directors’ Reasons for the Approval of the Business Combination

On April 3, 2017, Conyers Park’s board of directors met and unanimously (i) approved the Purchase Agreement and the transaction contemplated thereby, (ii) determined that the Business Combination is in the best interest of Conyers Park and its stockholders, (iii) directed the Purchase Agreement be submitted to its stockholders for approval and adoption, and (iv) recommended that our stockholders approve and adopt the Purchase Agreement.

Before reaching its decision, Conyers Park’s board of directors reviewed the results of its management’s due diligence, which included:

•         research on comparable companies including Amplify Snack Brands, Inc., B&G Foods, Inc., Flowers Foods, Inc., Hostess Brands, Inc., J&J Snack Foods Corp., Lancaster Colony Corporation, McCormick & Company, Inc., Pinnacle Foods Inc., Post Holdings, Inc., Snyder’s-Lance, Inc., and The J. M. Smucker Company, and over 30 precedent transactions involving branded food acquisitions from the past 10 years, ranging in transaction size from approximately $90 million to $7 billion in enterprise value. Conyers Park’s board of directors compared the EBITDA multiple derived from the purchase price for Atkins (including the dilution resulting from the conversion of the Founder shares) to the average EBITDA multiple of the aforementioned publicly traded comparable companies, as well as to the average EBITDA multiple of the aforementioned precedent transactions, and found that Atkins’ transaction multiple was in-line with both;

•         extensive meetings and calls with Atkins’ management team regarding operations and projections;

•         research on the nutritional snacking industry, including historical growth trends, market share information and market size projections;

•         review of Atkins’ material contracts, environmental matters, intellectual property matters, labor matters, and financial, tax, legal, environmental and accounting diligence;

•         financial and valuation analysis including financial projections provided by Atkins, which indicated Net Sales of $402 million and $428 million, Gross Profit of $188 million and $201 million and Adjusted EBITDA of $72 million and $78 million, for the fiscal years ending August 31, 2017 and 2018, respectively, an implied trading multiple (after accounting for the dilution from the Founder Shares and fees and expenses related to the transaction resulting in an enterprise value of $856 million at the original issue price of $10.00 per share) of 11.6x estimated EBITDA for the 12-months ended December 31, 2017 of $74 million, compared to a peer set median trading multiple of 13.7x 2017 estimated EBITDA, and an implied trading multiple (after accounting for the dilution from the Founder Shares and fees and expenses related to the transaction resulting in an enterprise value of $856 million at the original issue price of $10.00 per share) of 11.8x estimated EBITDA less capital expenditure for the 12-months ended December 31, 2017 of $73 million, compared to a peer set median trading multiple of 16.4x 2017 estimated EBITDA less capital expenditure; and

•         reports relating to Quality of Earnings, tax, legal and cost diligence prepared by external advisors of KPMG LLP, Kirkland & Ellis LLP, Mercer Inc., and Marsh USA Inc.

The Company’s board of directors considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the Company’s board of directors, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision.

In the prospectus for Conyers Park’s IPO, Conyers Park identified the following general criteria and guidelines that it believed would be important in evaluating prospective target businesses. Conyers Park indicated its intention to acquire companies that it believes:

•         have market and/or cost leadership positions in their respective consumer niches and would benefit from Conyers Park’s extensive networks and insights within the consumer sector;

•         provide enduring products or services, with the potential for revenue, market share and/or distribution improvements;

•         are fundamentally sound companies that are not operating at their full potential but offer compelling value;

•         offer the opportunity for Conyers Park’s management team to partner with established management teams or business owners to achieve long-term strategic and operational excellence;

•         exhibit unrecognized value or other characteristics, desirable returns on capital, and a need for capital to achieve the Company’s growth strategy, that Conyers Park believes have been misevaluated by the marketplace based on its analysis and due diligence review; and

•         will offer an attractive risk-adjusted return for Conyers Park’s shareholders.

In considering the Business Combination, Conyers Park’s board of directors concluded that Atkins met all of the above criteria. In particular, the board considered the following positive factors, although not weighted or in any order of significance:

•         Powerful Brand with Strong Competitive Position. Atkins is a brand with strong consumer equity, as demonstrated by its 85% aided brand awareness based on a January 2016 study conducted by Atkins. Atkins is a player of meaningful scale in both nutrition bars and RTD shakes and is a leader in the fast growing nutritional snacking space.

•         Alignment with Consumer Mega Trends. The Atkins brand is well positioned at the confluence of snacking and better-for-you nutrition. Health concerns continue to grow, driven by obesity and diabetes rates reaching 38% and 13% of U.S. adults, respectively. Snacking benefits from the tailwind trends of convenience, meal replacement, health and wellness, as well as “clean eating.” For many consumers, the Atkins brand stands for “low carb,” “low sugar” and “protein rich” nutrition. With 73% of consumers claiming to be lowering their carbohydrate intake, Atkins is well aligned with consumer mega trends.

•         Proven Track Record of Growth. Atkins has demonstrated eight consecutive years of U.S. Multi-Outlet Retail Sales growth of its snacking products, with a 16% U.S. Multi-Outlet Retail Sales CAGR from December 2008 through the fiscal year ended August 2016. For the fiscal year ended August 2016, Atkins’ snacking products generated $443 million in U.S. Multi-Outlet Retail Sales, representing growth of 6.6% from the fiscal year ended August 2015. Atkins has continued to demonstrate growth in fiscal year 2017: for the first half of fiscal year 2017 (ended February), Atkins’ snacking products generated $215 million in U.S. Multi-Outlet Retail Sales, representing growth of 6.9% from the first half of fiscal year 2016 (ended February). Atkins’ management believes the brand has the opportunity to expand its target marketing audience by up to four times and thereby sustain a strong organic growth trajectory. Conyers Park’s board of directors reviewed data from IRI, Nielsen FDMx and Retail Link relating to U.S. Multi-Outlet Retail Sales for the period from 2008 to 2016.

•         Asset-Light Model Characterized by Strong Cash Flow Generation. Atkins benefits from strong cash flow generation, with strong and consistent EBITDA margins, minimal annual capital expenditure needs of approximately $1 million and modest working capital requirements.

•         Experienced and Proven Management Team with Premier Sponsorship. Central to the post-combination company’s platform is its leadership team, combining Conyers Park principals’ extensive experience building and revitalizing brands with Atkins’ private and public company experience across multiple branded consumer products, food and nutrition categories. Selling Equityholders will own 10,250,000 shares in the post-combination company, ensuring continuity and alignment of interest.

•         Opportunities for Platform Growth Through M&A. Atkins is a scalable M&A platform, due to the combination of the brand’s leadership in nutritional snacking, its management’s deep expertise in brand building, merchandising and product development, and Atkins’ strong customer relationships with key food/drug/mass players. The food industry and snacking industry in particular are highly fragmented and offer attractive opportunities for consolidation. Atkins is well positioned to drive consolidation across the nutritional snacking space and the broader food sector, via both bolt-on acquisitions and Reverse Morris Trust partnerships with large strategic players.

Conyers Park’s board of directors also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•         Financial History of Atkins. The board was aware that in the early 2000s, in the midst of the surge of low carb diets, the strategy pursued by Atkins’ management at that time was to proliferate the brand into numerous food categories. Atkins launched over 1,100 SKUs in categories such as bread, macaroni and cheese, ice cream, barbeque sauce, vitamin pills, and supplements — categories well beyond Atkins’ core snacking business. As the surge in low carb diets faded, those new products did not sell well and Atkins filed for bankruptcy in 2005. This financial history was discussed and considered by the board; however, the board viewed the current business as financially stable given its focus on snacking and its eight-year track record of steady growth.

•         Benefits Not Achieved. The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe.

•         Liquidation of the Company. The risks and costs to Conyers Park if the Business Combination is not completed, including the risk of diverting management focus and resources from other businesses combination opportunities, which could result in Conyers Park being unable to effect a business combination by July 20, 2018 and force Conyers Park to liquidate and the warrants to expire worthless.

•         Exclusivity. The fact that the Merger Agreement includes an exclusivity provision that prohibits the Company from soliciting other initial business combination proposals, which restricts the Company’s ability to consider other potential initial business combinations until the earlier of the termination of the Merger Agreement or the consummation of the Business Combination between the Company and Atkins.

•         Stockholder Vote. The risk that the Company’s stockholders may fail to provide the respective votes necessary to effect the Business Combination.

•         Closing Conditions. The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within the Company’s control.

•         Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•         Fees and Expenses. The fees and expenses associated with completing the Business Combination.

•         Other Risks. Various other risks associated with the Business Combination, the business of the Company and the business of Atkins described under “Risk Factors” beginning on page 29 of this document.

In addition to considering the factors described above, the board also considered that:

•         Interests of Certain Persons. Some officers and directors of the Company may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of the Company’s stockholders (see “— Interests of Certain Persons in the Business Combination” below). Conyers Park’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the board, the Merger Agreement and the transactions contemplated therein, including the Business Combination.

The Conyers Park board of directors concluded that the potential benefits that it expected the Company and its stockholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the Conyers Park board of directors unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Business Combination, were advisable, fair to, and in the best interests of, the Company and its stockholders.

Interests of Certain Persons in the Business Combination

In considering the recommendation of Conyers Park’s board of directors to vote in favor of the Business Combination, stockholders should be aware that aside from their interests as stockholders, Sponsor and certain members of Conyers Park’s board of directors and executive officers have interests in the Business Combination that are different from, or in addition to, those of other stockholders generally. Conyers Park’s board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination, and in recommending to stockholders that they approve the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•         the continued right of Sponsor to hold Simply Good Foods common stock;

•         the fact that Sponsor paid an aggregate of $10,050,000 for its private placement warrants at the time of the Company’s IPO and such securities will expire worthless if a business combination is not consummated by July 20, 2018;

•         the fact that Sponsor has agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve a proposed initial business combination;

•         the fact that Sponsor paid an aggregate of $25,000 for its Founder Shares and such securities will have a significantly higher value at the time of the Business Combination;

•         if the Trust Account is liquidated, including in the event Conyers Park is unable to complete an initial business combination within the required time period, Sponsor has agreed to indemnify Conyers Park to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Conyers Park has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Conyers Park, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•         the continuation of all seven of Conyers Park’s existing directors as a director of the post-combination company; and

•         the continued indemnification of Conyers Park’s existing directors and officers and the continuation of Conyers Park’s directors’ and officers’ liability insurance after the Business Combination.

Potential Purchases of Public Shares

In connection with the stockholder vote to approve the proposed Business Combination, Sponsor, directors, officers, or advisors or their respective affiliates may privately negotiate transactions to purchase shares from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per-share pro rata portion of the Trust Account. None of Conyers Park’s directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of Conyers Park’s shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and would include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser. In the event that Sponsor, directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per-share pro rata portion of the Trust Account.

The purpose of such purchases would be to increase the likelihood of obtaining stockholder approval of the Business Combination or, where the purchases are made by Sponsor, directors, officers or advisors or their respective affiliates, to satisfy a closing condition in an agreement related to the Business Combination.

Total Company Shares to be Issued in the Business Combination

It is anticipated that, upon completion of the Business Combination, the Company’s public stockholders (other than investors in the Common Stock Private Placement) will retain an ownership interest of approximately 57% in Simply Good Foods, the Common Stock Private Placement investors will own approximately 14% of the outstanding common stock of Simply Good Foods (such that public stockholders, including Common Stock Private Placement investors, will own approximately 71% of the post-combination company), Sponsor will retain an ownership interest of approximately 14% in the post-combination company and the Selling Equityholders will own approximately 13% of the outstanding common stock of the post-combination company. This ownership interest assumes that no shares are elected to be redeemed and does not take into account warrants to purchase common stock of Simply Good Foods that may remain outstanding following the Business Combination.

Sources and Uses for the Business Combination

The following table summarizes the sources and uses for funding the Business Combination.

Sources of Funds		Uses
(in millions)
Existing Cash in Trust Account	$402.5	Cash Consideration to Selling Equityholders	$627.6
Common Stock Private Placement	100.0	Selling Equityholders’ Retained Equity Value	102.5
Selling Equityholders’ Retained Equity Value	102.5	Conyers Park Estimated Transaction Costs	25.0
Committed Debt Financing	150.1
Total Sources	$755.1	Total Uses	$755.1

Board of Directors of the Company Following the Business Combination

Upon consummation of the Business Combination, we anticipate that the board of directors of Simply Good Foods will consist of nine directors. See the section entitled “Management and Board of Directors After the Business Combination” for additional information.

Certificate of Incorporation; Bylaws

Pursuant to the Agreement and Plan of Merger, upon the closing of the Business Combination, our certificate of incorporation and our bylaws, as applicable, will be amended and restated promptly to:

•         classify our board of directors into three separate classes, with each class having a three year term;

•         adopt Delaware as the exclusive forum for certain stockholder litigation;

•         amend the stockholder vote required to remove any or all directors;

•         elect not to be governed by Section 203 of the DGCL and, instead, include a provision in our amended and restated certificate of incorporation that is substantially similar to Section 203 of the DGCL, but carves out Sponsor, its successors, certain affiliates and transferees from the definition of “interested stockholder,” and to make certain related changes;

•         change the stockholder vote required to amend the post-combination company’s amended and restated certificate of incorporation and bylaws;

•         amend the charter to authorize additional shares of capital stock;

•         revise our waiver regarding corporate opportunities; and

•         make certain other changes that our board of directors deems appropriate for a public operating company.

Name; Headquarters

The name of the post-combination company after the Business Combination will be The Simply Good Foods Company and our headquarters will be located at 1050 17th Street, Suite 1500, Denver, CO 80265.

Redemption Rights

Pursuant to Conyers Park’s amended and restated certificate of incorporation, holders of public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with Conyers Park’s amended and restated certificate of incorporation. As of March 31, 2017, based on funds in the Trust Account of approximately $403.1 million, $402.5 million of which Conyers Park intends to use for the purposes of consummating a business combination, this would have amounted to approximately $10.00 per share, excluding the impact of up to $1,000,000 of interest income available to us for working capital requirements. If a holder exercises its redemption rights, then such holder will be exchanging its shares of Conyers Park’s common stock for cash and will no longer own shares of the Company. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Conyers Park’s transfer agent prior to the special meeting of stockholders. See the section entitled “Special Meeting in Lieu of 2017 Annual Meeting of Company Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Appraisal Rights

There are no appraisal rights available to our stockholders in connection with the Business Combination.

Accounting Treatment

The Business Combination will be accounted for using the acquisition method under the provisions of Accounting Standards Codification 805 “Business Combinations” with Conyers Park being considered the accounting acquirer and Atkins being considered the acquiree.

Material U.S. Federal Income Tax Considerations to Conyers Park Common Stockholders and Warrant Holders

In the opinion of Kirkland & Ellis LLP, United States tax counsel to Conyers Park, based on, and subject to, customary assumptions, qualifications and limitations as well as representations of Conyers Park and Simply Good Foods, the material U.S. federal income tax considerations for beneficial owners of our Conyers Park common stock and Conyers Park warrants of (i) electing to have their Conyers Park common stock redeemed for cash if the acquisition is completed, (ii) the Business Combination, and (iii) the ownership and disposition of Simply Good Foods common stock and Simply Good Foods warrants are set forth below. This summary is based upon the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” the regulations promulgated by the U.S. Treasury Department, current administrative interpretations and practices of the U.S. Internal Revenue Service, which we refer to as the “IRS,” and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain a position contrary to any of the tax considerations described below. This summary does not discuss all aspects of U.S. federal income taxation that may be relevant to particular investors in light of their particular circumstances, such as investors subject to special tax rules (e.g., financial institutions, insurance companies, mutual funds, pension plans, S corporations, broker-dealers, traders in securities that elect mark-to-market treatment, regulated investment companies, real estate investment trusts, trusts and estates, partnerships and their partners, and tax-exempt organizations (including private foundations)) and investors that hold Conyers Park common stock or warrants or Simply Good Foods common stock or warrants as part of a “straddle,” “hedge,” “conversion,” “synthetic security,” “constructive ownership transaction,” “constructive sale” or other integrated transaction for U.S. federal income tax purposes, investors subject to the alternative minimum tax provisions of the Code, U.S. Holders (as defined below) that have a functional currency other than the United States dollar, U.S. expatriates, investors subject to the U.S. “inversion” rules, and Non-U.S. Holders (as defined below, and except as otherwise discussed below), all of whom may be subject to tax rules that differ materially from those summarized below. In addition, this summary does not discuss any state, local, or non-United States tax considerations, any non-income tax (such as gift or estate tax) considerations, alternative minimum tax or the Medicare tax. In addition, this summary does not address any tax consequences to investors that directly or indirectly hold equity interests in Atkins prior to the Business Combination, including holders of Conyers Park common stock or warrants that also hold, directly or indirectly, equity interests in Atkins. In addition, this summary is limited to investors that hold Conyers Park common or warrants or Simply Good Foods common stock or warrants as “capital assets” (generally, property held for investment) under the Code.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Conyers Park common stock or warrants or Simply Good Foods common stock or warrants, the tax treatment of a partner in such partnership will generally depend upon the status of the partner, the activities of the partnership and the partner and certain determinations made at the partner level. If you are a partner of a partnership holding Conyers Park common stock or warrants or Simply Good Foods common stock or warrants, you are urged to consult your tax advisor regarding the tax consequences of a redemption.

Because each share of Conyers Park common stock and a warrant that compose a unit, as well as each share of Simply Good Foods common stock and a warrant that compose a unit, are separable at the option of the holder, as well as the option of Conyers Park or Simply Good Foods, as the case may be, and because each such share and warrant so separated is listed and tradable on NASDAQ, each such share and warrant should be treated for U.S. federal income tax purposes as separate instruments and the unit itself should not be treated as an integrated instrument. No assurance can be given, however, that the IRS would not assert, or that a court would not sustain a contrary position, including that each unit should be treated as an integrated instrument; there are certain authorities that suggest this contrary position is the proper treatment of certain instruments similarly issued as a unit, although these authorities generally involve instruments that are not separable, or where the holder is economically compelled not to separate the unit. If the units were each treated as an integrated instrument comprising a share of Conyers Park common stock and a warrant, or a share of Simply Good Foods common stock and a warrant, as the case may be, each unit would likely be treated as stock for U.S. federal income tax purposes, in which case the tax consequences described herein to a beneficial owner of a unit who does not also separately hold any warrants generally would correspond to the tax consequences described below to a beneficial owner of common stock, and the portions of the discussion describing the tax consequences in respect of a warrant would not apply. The remainder of this discussion assumes that each such share and warrant that compose a unit is treated for U.S. federal income tax purposes as a separate instrument and the unit itself is not treated as an integrated instrument. You are urged to consult your tax advisor concerning the U.S. federal, state, local and any foreign tax consequences of an investment in a unit (including alternative characterizations of a unit).

U.S. Federal Income Tax Considerations to U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Conyers Park common stock or warrants, or Simply Good Foods common stock or warrants, as the case may be, that is:

•         an individual who is a United States citizen or resident of the United States;

•         a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•         an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•         a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable Treasury regulations to be treated as a United States person.

Tax Consequences for U.S. Holders Exercising Redemption Rights

This section is addressed to U.S. Holders of Conyers Park common stock that elect to have their Conyers Park common stock redeemed for cash as described in the section entitled “Special Meeting in Lieu of 2017 Annual Meeting of Company Stockholders — Redemption Rights.”

Redemption of Conyers Park Common Stock

In the event that a U.S. Holder’s Conyers Park common stock is redeemed pursuant to the redemption provisions described in the section entitled “Special Meeting in Lieu of 2017 Annual Meeting of Company Stockholders — Redemption Rights,” the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as sale of the Conyers Park common stock under Section 302 of the Code. Generally, whether the redemption qualifies for sale treatment will depend largely on the total number of shares of our stock treated as held by the U.S. Holder (including any stock constructively owned by the U.S. Holder as a result of owning warrants or as a result of the Business Combination) relative to all of our shares treated as held by the U.S. Holder both before and after the redemption. The redemption of Conyers Park common stock generally will be treated as a sale of the Conyers Park common stock (rather than as a distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder generally takes into account not only stock actually owned by the U.S. Holder, but also shares of our stock that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include Conyers Park common stock which could be acquired pursuant to the exercise of the warrants (and, after the completion of the Business Combination, Simply Good Foods common stock which could be acquired by exercise of the warrants). In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of Conyers Park common stock must, among other requirements, be less than 80% of the Conyers Park common stock actually and constructively owned by the U.S. Holder immediately before the redemption. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the shares of our stock actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of our stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other stock and certain other requirements are met. The redemption of the Conyers Park common stock will not be essentially equivalent to a dividend if a U.S. Holder’s conversion results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in us will depend on the particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests are satisfied, then the redemption will be treated as a distribution and the tax effects will be as described below under “— Taxation of Distributions.”

U.S. Holders who actually or constructively own five percent (or, if Conyers Park common stock is not then publicly traded, one percent) or more of Conyers Park common stock (by vote or value) may be subject to special reporting requirements with respect to a redemption of Conyers Park common stock. We expect that the Conyers Park common stock will be publicly traded for this purpose. Such U.S. Holders should consult with their tax advisors with respect to their reporting requirements.

U.S. Holders of our Conyers Park common stock considering exercising their redemption rights are urged to consult their tax advisors to determine whether the redemption of their Conyers Park common stock would be treated as a sale or as a distribution under the Code.

Gain or Loss on Sale, Taxable Exchange, or Other Taxable Disposition of Conyers Park Common Stock

If the redemption qualifies as a sale of Conyers Park common stock, a U.S. Holder must treat any gain or loss recognized upon a sale, taxable exchange or other taxable disposition of our Conyers Park common stock as capital gain or loss. Any such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the Conyers Park common stock so disposed of exceeds one year. Generally, a U.S. Holder will recognize gain or loss in an amount equal to the difference between (i) the sum of cash and the fair market value of any property received in such disposition (or, if the Conyers Park common stock is held as part of a unit at the time of the disposition, the portion of the amount realized on such disposition that is allocated to the Conyers Park common stock based upon the then fair market values of the Conyers Park common stock and the warrant included in the unit) and (ii) the U.S. Holder’s adjusted tax basis in its Conyers Park common stock so disposed of. A U.S. Holder’s adjusted tax basis in its Conyers Park common stock generally will equal the U.S. Holder’s acquisition cost of the Conyers Park common stock (which, if the Conyers Park common stock was acquired as part of a unit, is the portion of the purchase price of the unit allocated to the share of Conyers Park common stock or, if the Conyers Park common stock was received upon exercise of a warrant the initial basis of the Conyers Park common stock upon exercise of the warrant (which will generally be as described below in “— Tax Consequences of Ownership and Disposition of Simply Good Foods Common Stock and Warrants Exercisable for Shares of Simply Good Foods Common Stock — Exercise or Lapse of a Warrant”)) less any prior distributions treated as a return of capital. Long-term capital gain realized by a non-corporate U.S. Holder generally will be taxable at a reduced rate. The deduction of capital losses is subject to limitations.

Taxation of Distributions

If the redemption does not qualify as a sale of Conyers Park common stock, the U.S. Holder will be treated as receiving a distribution. In general, any distributions to U.S. Holders generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in the Conyers Park common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Conyers Park common stock and will be treated as described above under “— Gain or Loss on Sale, Taxable Exchange, or Other Taxable Disposition of Conyers Park Common Stock.” Dividends we pay to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions, and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be taxable at a reduced rate.

WE URGE HOLDERS OF CONYERS PARK COMMON STOCK CONTEMPLATING EXERCISE OF THEIR REDEMPTION RIGHTS TO CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES THEREOF.

Tax Consequences of the Parent Merger

The exchange by U.S. Holders of Conyers Park common stock for common stock of Simply Good Foods pursuant to the Parent Merger, in combination with the exchange by the Sellers of their common stock in Atkins pursuant to the Business Combination, will constitute a tax-deferred transaction pursuant to Section 351 of the Code, and as a result, no gain or loss will be recognized by the U.S. Holders of Conyers Park common stock who exchange Conyers Park common stock solely for Simply Good Foods common stock. Accordingly, the adjusted tax basis of the shares of Simply Good Foods common stock received by such a U.S. Holder of Conyers Park common stock in the Parent Merger will be the same as the adjusted tax basis of the Conyers Park common stock surrendered in exchange therefor. In addition, the holding period of the shares of Simply Good Foods common stock received in the Parent Merger by such a U.S. Holder of shares of Conyers Park common stock will include the period during which such shares of Conyers Park common stock were held on the date of the Parent Merger. Every “significant transferor,” pursuant to the exchange must include a statement on or with such transferor’s income tax return for the taxable year of the exchange. For this purpose, a significant transferor is generally a person that transferred property to a corporation and received stock of the transferee corporation if, immediately after the exchange, such person — (i) owned at least five percent (by vote or value) of the total outstanding stock of the transferee corporation if the stock owned by such person is publicly traded, or (ii) owned at least one percent (by vote or value) of the total outstanding stock of the transferee corporation if the stock owned by such person is not publicly traded. We expect that the Simply Good Foods common stock will be publicly traded for this purpose.

Notwithstanding the foregoing, there is a risk that the outstanding Conyers Park warrants, which are currently exercisable for one share of Conyers Park common stock and will be exercisable for one share of Simply Good Foods common stock following the Parent Merger, will be treated for U.S. federal income tax purposes as having been “exchanged” by the holders of such warrants for “new warrants.” Because the terms of the warrants are not otherwise being changed pursuant to the Parent Merger and because the terms of the warrants, when originally issued, contemplated, among other things, the warrants becoming exercisable into shares of another corporation under circumstances similar to the Parent Merger, then the warrants becoming exercisable into shares of Simply Good Foods common stock should not be treated for U.S. federal income tax purposes as giving rise to an exchange of the warrants for new warrants. Although Conyers Park and Simply Good Foods intend to take this position, no assurance can be given, however, that the IRS would not assert, or that a court would not sustain a contrary position, and if the warrants were to be treated as having been exchanged for new warrants and such exchange were governed only by Section 351 of the Code and not by Section 368 of the Code, a U.S. Holder of Conyers common stock holding such warrants would be required to recognize gain, but not loss, as a result of the exchange equal to the lesser of (i) such stockholder’s “realized gain” from the exchange (generally the excess of the sum of the fair market value of the Simply Good Foods common stock received and new warrants treated as having been received over such stockholder’s aggregate tax basis in the Conyers Park common stock exchanged and warrants treated as having been exchanged), or (ii) the fair market value of the new warrants treated as having been received. Any such gain would generally be long-term capital gain if the U.S. Holder’s holding period for the Simply Good Foods common stock and warrants was more than one year at the time of the Parent Merger. In that case, the U.S. Holder’s tax basis in the new warrants treated as having been received in the exchange would be equal to the fair market value of such warrants at the time of the Parent Merger. However, if the deemed exchange also qualifies as part of a “reorganization” within the meaning of Section 368 of the Code, a U.S. Holder of Conyers Park warrants will not recognize any gain or loss on any such deemed exchange of warrants and such U.S. Holder’s basis in the new warrants deemed received will be equal to the U.S. Holder’s basis in its warrants deemed exchanged. However, the requirements for qualification of the Parent Merger as a tax-deferred “reorganization” under Section 368 of the Code are more stringent in certain respects than the requirements for qualification as a tax-deferred transaction under Section 351 of the Code and there can be no assurance that the transaction will also qualify under Section 368.

Tax Consequences of Ownership and Disposition of Simply Good Foods Common Stock and Warrants Exercisable for Shares of Simply Good Foods Common Stock

Dividends and Other Distributions on Simply Good Foods Common Stock

Distributions on Simply Good Foods common stock will generally be subject to the rules described above under “— Tax Consequences for U.S. Holders Exercising Redemption Rights — Taxation of Distributions.”

Dispositions of Simply Good Foods Common Stock or Warrants

The sale, exchange or other disposition of Simply Good Foods common stock or warrants will generally be subject to the rules described above in “— Tax Consequences for U.S. Holders Exercising Redemption Rights — Gain or Loss on Sale, Taxable Exchange, or Other Taxable Disposition of Conyers Park Common Stock.”

Exercise or Lapse of a Warrant

Except as discussed below with respect to the cashless exercise of a warrant, a U.S. Holder generally will not recognize taxable gain or loss on the acquisition of common stock upon exercise of a warrant for cash. The U.S. Holder’s tax basis in the share of Simply Good Foods common stock received upon exercise of the warrant generally will be an amount equal to the sum of the U.S. Holder’s initial investment in the warrant (i.e., the portion of the U.S. Holder’s purchase price for units that is allocated to the warrant) and the exercise price. The U.S. Holder’s holding period for the Simply Good Foods common stock received upon exercise of the warrants will begin on the date following the date of exercise (or possibly the date of exercise) of the warrants and will not include the period during which the U.S. Holder held the warrants. If a warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such U.S. Holder’s tax basis in the warrant. Such loss will be long-term if the warrant has been held for more than one year.

The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be tax-deferred, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-deferred situation, a U.S. Holder’s basis in the Simply Good Foods common stock received would equal the U.S. Holder’s basis in the warrant. If the cashless exercise were treated as not being a gain realization event, a U.S. Holder’s holding period in the Simply Good Foods common stock would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the warrant. If the cashless exercise were treated as a recapitalization, the holding period of the Simply Good Foods common stock would include the holding period of the warrant.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder could be deemed to have surrendered warrants equal to the number of shares of Simply Good Foods common stock having a value equal to the exercise price for the total number of warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Simply Good Foods common stock represented by the warrants deemed surrendered and the U.S. Holder’s tax basis in the warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the Simply Good Foods common stock received would equal the sum of the fair market value of the Simply Good Foods common stock represented by the warrants deemed surrendered and the U.S. Holder’s tax basis in the warrants exercised. A U.S. Holder’s holding period for the Simply Good Foods common stock would commence on the date following the date of exercise (or possibly the date of exercise) of the warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

Adjustment to Exercise Price

Under Section 305 of the Code, if certain adjustments are made (or not made) to the number of shares to be issued upon the exercise of a warrant or to the warrant’s exercise price, a U.S. Holder may be deemed to have received a constructive distribution with respect to the warrant, which could result in adverse consequences for the U.S. Holder, including the inclusion of dividend income. These rules governing constructive distributions are complex and U.S. Holders should consult their tax advisors on the tax consequences any such constructive distribution.

U.S. Federal Income Tax Considerations to Non-U.S. Holders

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of Conyers Park common stock, or warrant, or Simply Good Foods common stock or warrant, as the case may be, in each case that is not a U.S. Holder.

Tax Consequences for Non-U.S. Holders Exercising Redemption Rights

This section is addressed to Non-U.S. Holders of Conyers Park common stock that elect to have their Conyers Park common stock redeemed for cash as described in the section entitled “Special Meeting in Lieu of 2017 Annual Meeting of Company Stockholders — Redemption Rights.”

Redemption of Conyers Park Common Stock

The characterization for United States federal income tax purposes of the redemption of a Non-U.S. Holder’s Conyers Park common stock pursuant to the redemption provisions described in the sections entitled “Special Meeting in Lieu of 2017 Annual Meeting of Company Stockholders — Redemption Rights” generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s Conyers Park common stock, as described under “— U.S. Federal Income Tax Considerations to U.S. Holders — Tax Consequences for U.S. Holders Exercising Redemption Rights.”

Non-U.S. Holders of Conyers Park common stock considering exercising their redemption rights should consult their tax advisors as to whether the redemption of their Conyers Park common stock will be treated as a sale or as a distribution under the Code.

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Conyers Park Common Stock

Subject to the discussion below under “— FATCA,” if the redemption qualifies as a sale of Conyers Park common stock, a Non-U.S. Holder generally will not be subject to United States federal income or withholding tax in respect of gain recognized on a sale of its Conyers Park common stock, unless:

•         the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. Holder), in which case the Non-U.S. Holder will generally be subject to the same treatment as a U.S. Holder with respect to the redemption, and a corporate Non-U.S. Holder may be subject to the branch profits tax at a 30% rate (or lower rate as may be specified by an applicable income tax treaty);

•         the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year in which the redemption takes place and certain other conditions are met, in which case the Non-U.S. Holder will be subject to a 30% tax on the individual’s net capital gain for the year; or

•         we are or have been a “U.S. real property holding corporation” for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. Holder held the Conyers Park common stock, and, in the case where shares of Conyers Park common stock are regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or constructively, more than 5% of Conyers Park common stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. Holder’s holding period for the shares of Conyers Park common stock.

With respect to the third bullet point above (if applicable to a particular Non-U.S. Holder), gain recognized by such holder on the sale, exchange or other disposition of Conyers common stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a purchaser of Conyers common stock from such Non-U.S. Holder would be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. There can be no assurance that Conyers Park common stock will be treated as regularly traded on an established securities market. Conyers Park does not believe that it has been or will be a “United States real property holding corporation” for U.S. federal income tax purposes but there can no assurance in this regard.

Taxation of Distributions

If the redemption does not qualify as a sale of Conyers Park common stock, the Non-U.S. Holder will be treated as receiving a distribution. Subject to the discussion below under “— FATCA,” in general, any distributions we make to a Non-U.S. Holder on shares of Conyers Park common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under United States federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, the applicable withholding agent will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of Conyers Park common stock (and, subject to the discussion below under “— FATCA,” and the third bullet point above under “— Tax Consequences for Non-U.S. Holders Exercising Redemption Rights — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Conyers Park Common Stock,” to the extent such distribution does not exceed the adjusted tax basis such amount will generally not be subject to withholding) and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of Conyers Park common stock, which will be treated as described above under “— Tax Consequences for Non-U.S. Holders Exercising Redemption Rights — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Conyers Park Common Stock.” Dividends we pay to a Non-U.S. Holder that are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States generally will not be subject to United States withholding tax, provided such Non-U.S. Holder complies with certain certification and disclosure requirements. Instead, such dividends generally will be subject to United States federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders (subject to an exemption or reduction in such tax as may be provided by an applicable income tax treaty). If the Non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Tax Consequences of the Parent Merger

The characterization for United States federal income tax purposes of an exchange of a Non-U.S. Holder’s Conyers Park common stock solely for Simply Good Foods common stock as a result of the Parent Merger in connection with the Business Combination generally will correspond to the U.S. federal income tax characterization of such an exchange of a U.S. Holder’s Conyers Park common stock for Simply Good Foods common stock. Any such Non-U.S. Holder generally will not be subject to U.S. federal income tax on the exchange unless the exchange is treated as a taxable exchange and the Non-U.S. Holder falls within any of the circumstances described in the bullets above under “— Gain on Sale, Taxable Exchange or Other Taxable Disposition of Conyers Park Common Stock.”

Tax Consequences of Ownership and Disposition of Simply Good Foods Common Stock and Warrants Exercisable for Shares of Simply Good Foods Common Stock

Dividends and Other Distributions on Simply Good Foods Common Stock

In general, any distributions made to a Non-U.S. Holder on Simply Good Foods common stock (and any constructive distributions a Non-U.S. Holder may be deemed to receive, as described above under “— U.S. Federal Income Tax Considerations to U.S. Holders — Tax Consequences of Ownership and Disposition of Simply Good Foods Common Stock and Warrants Exercisable for Shares of Simply Good Foods Common Stock — Adjustment to Exercise Price”) will generally be subject to the rules described above under “— Tax Consequences for Non-U.S. Holders Exercising Redemption Rights — Taxation of Distributions.”

In addition, Section 871(m) of the Code imposes withholding tax at a rate of 30% (or lower treaty rate) on certain “dividend equivalent” payments made or deemed made to non-U.S. persons in respect of financial instruments that reference U.S. stocks. Under final Treasury regulations issued pursuant to Section 871(m), these rules generally do not apply to a payment to the extent that the payment is already treated as a deemed dividend to you as described above under “— U.S. Federal Income Tax Considerations to U.S. Holders — Tax Consequences of Ownership and Disposition of Simply Good Foods Common Stock and Warrants Exercisable for Shares of Simply Good Foods Common Stock — Adjustment to Exercise Price.” However, because the Section 871(m) rules are complex, it is possible that they will apply in certain circumstances in which the deemed dividend rules above do not apply, in which case the Section 871(m) rules might require withholding. You should consult your tax advisor regarding the potential application of the Section 871(m) rules to your ownership of the warrants.

Exercise or Lapse of a Warrant

The U.S. federal income tax characterization of a Non-U.S. Holder’s exercise or lapse of a warrant generally will correspond to the U.S. federal income tax characterization of the exercise or lapse of a warrant by a U.S. Holder, as described under “— U.S. Federal Income Tax Considerations to U.S. Holders — Tax Consequences of Ownership and Disposition of Simply Good Foods Common Stock and Warrants Exercisable for Shares of Simply Good Foods Common Stock — Exercise or Lapse of a Warrant” above. However, capital losses recognized by a Non-U.S. Holder on lapse of a warrant will generally be taken into account for U.S. income tax purposes only for purposes of calculating net capital gain described in the second bullet above in “— Tax Consequences for Non-U.S. Holders Exercising Redemption Rights — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Conyers Park Common Stock.”

Disposition of Simply Good Foods Common Stock or Warrants

The sale, exchange or other disposition of Simply Good Foods common stock or warrants will generally be subject to the rules described above in “— Tax Consequences for Non-U.S. Holders Exercising Redemption Rights — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Conyers Park Common Stock.”

FATCA

A 30% withholding tax applies with respect to certain payments on and, after December 31, 2018, gross proceeds from a sale or disposition of, Conyers Park common stock, Conyers Park warrants, Simply Good Foods common stock, and Simply Good Foods warrants (including dividends and any constructive distributions treated as a dividend as described above under “— U.S. Federal Income Tax Considerations to U.S. Holders — Tax Consequences of Ownership and Disposition of Simply Good Foods Common Stock and Warrants Exercisable for Shares of Simply Good Foods Common Stock — Adjustment to Exercise Price”), in each case, if paid to a foreign financial institution or a non-financial foreign entity (including, in some cases, when such foreign financial institution or entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any substantial U.S. owners or provides the withholding agent with a certification identifying the direct and indirect substantial U.S. owners of the entity, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and an applicable foreign country or future Treasury Regulations may modify these requirements. U.S. Holders and Non-U.S. Holders are encouraged to consult their tax advisors regarding the possible implications of such withholding tax.

Regulatory Matters

At any time before or after consummation of the Business Combination, notwithstanding the early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act” or “HSR”), the applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. Conyers Park cannot assure you that the Antitrust Division of the United States Department of Justice, the U.S. Federal Trade Commission, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, Conyers Park cannot assure you as to its result. The Company and Atkins will file required forms under the HSR Act with the Antitrust Division of the United States Department of Justice and the U.S. Federal Trade Commission. Neither the Company nor Atkins is aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the HSR approval. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Vote Required for Approval

The Business Combination is conditioned on the approval of the Business Combination Proposal at the special meeting. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

This Business Combination Proposal (and consequently, the Merger Agreement and the transactions contemplated thereby, including the Business Combination) will be approved and adopted only if the holders of at least a majority of the outstanding shares of Conyers Park’s common stock vote “FOR” the Business Combination Proposal. Failure to vote by proxy or to vote in person at the special meeting or an abstention from voting will have the same effect as a vote “AGAINST” the Business Combination Proposal.

As of the record date, Sponsor, directors and officers have agreed to vote any shares of common stock owned by them in favor of the Business Combination. As of the date hereof, Sponsor, directors and officers have not purchased any public shares.

Recommendation of the Board of Directors

CONYERS PARK’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2 — THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow Conyers Park’s board of directors to adjourn the special meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to Conyers Park’s stockholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, but no other proposal if the Business Combination Proposal is approved. In no event will Conyers Park’s board of directors adjourn the special meeting or consummate the Business Combination beyond     .

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by Conyers Park’s stockholders, Conyers Park’s board of directors may not be able to adjourn the special meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or any other proposal.

Vote Required for Approval

The approval of the Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of Conyers Park’s common stock represented in person or by proxy and entitled to vote thereon at the special meeting. Abstentions will have the same effect as a vote “AGAINST” this proposal.

Recommendation of the Board of Directors

CONYERS PARK’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT PARENT

General

Conyers Park is a blank check company incorporated as a Delaware corporation on April 20, 2016 and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which is referred to herein as the initial Business Combination.

Objective and Business Opportunity

While Conyers Park may pursue an acquisition opportunity in any industry or sector, it is focused on the consumer sector and consumer-related businesses, which complements its management team’s expertise and which will benefit from its operational value add. Conyers Park believes that the experience and capabilities of its management team will make it an attractive partner to potential target businesses, enhance its ability to complete a successful business combination, and bring value to the business post-business combination. Not only does Conyers Park’s management team bring a combination of operating, investing, financial and transaction experience, but also has worked closely together in the past at multiple consumer companies, creating value for shareholders.

Conyers Park’s acquisition and value creating strategy is to identify, acquire and build a company in the consumer sector that complements the experience of its management team and can benefit from its operational expertise. After the initial Business Combination, Conyers Park envisions its strategy may include additional mergers and acquisitions with a focus on generating attractive risk adjusted returns for its stockholders. Conyers Park will leverage its management team’s network of potential proprietary and public transaction sources where it believes a combination of its relationships, knowledge and experience in the consumer sector could effect a positive transformation or augmentation of existing businesses to improve their overall value.

Conyers Park believes that companies operating in the consumer sector have characteristics which make them attractive investments. Many companies in the consumer industry generate high margins and strong free cash flow, maintain operational stability throughout economic cycles, and serve as good platforms for future acquisitions. Furthermore, these companies can create significant value by introducing new products and/or services to the marketplace, growing distribution, and building brands that resonate in households worldwide. Conyers Park’s management team has executed on these growth strategies throughout their careers.

Recently, many large consumer companies have announced plans to cut costs and divest non-core brands, which is expected to result in the sale of assets. All members of Conyers Park’s management team have had extensive experience undertaking mergers and acquisitions and overseeing business integration and synergy realization. Conyers Park believes that its management team of consumer industry veterans is uniquely capable of identifying attractive businesses, executing acquisitions, and adding value post deal completion.

Conyers Park’s management team is led by James M. Kilts, its Executive Chairman, and David J. West, its Chief Executive Officer. Mr. Kilts’ and Mr. West’s careers have centered on identifying and implementing value creation initiatives within the consumer industry. They have collectively created approximately $50 billion in shareholder value throughout their combined 70+ year careers in the consumer industry by relying on what Conyers Park believes to be tried-and-true management strategies: cost management and productivity enhancement, and reinvesting the savings behind product innovation, marketing, and brand building.

Sponsor is an affiliate of Centerview Capital. Founded in 2006, Centerview Capital sponsors multiple investment funds, including consumer (also known as Centerview Capital Consumer) and technology funds. Centerview Capital’s management team, including James M. Kilts, David J. West and Brian K. Ratzan, are all partners at Centerview Capital Consumer. Mr. Ratzan, Conyers Park’s Chief Financial Officer, brings over 20 years of private equity investing experience. The deep operating experience of Mr. Kilts and Mr. West complement Mr. Ratzan’s financial and transactional expertise to create a team capable of identifying attractive investments and executing deals in the consumer sector. Centerview Capital Consumer has made investments across the consumer industry spectrum, including the food and beverage, household/personal care, and consumer services sectors. Centerview Capital Consumer has a track record of identifying high-quality assets, businesses and management teams. Centerview Capital is associated with Centerview Partners. Certain partners of Centerview Partners are partners (either directly or indirectly) in the ultimate general partner and the manager of Centerview Capital Consumer’s investment funds, and serve on Centerview Capital Consumer’s investment committee. Centerview Partners is a leading independent investment banking and advisory firm which provides advice on mergers and acquisitions, financial restructurings, valuation, and capital structure to companies, institutions and governments. Since the founding of Centerview Partners in 2006, the firm has advised on over $1 trillion of transactions. Centerview Partners’ clients include over 20% of the 50 largest companies in the world by market capitalization, including many of the world’s most influential consumer companies, which Conyers Park believes further broadens its reach and network of deal contacts.

Conyers Park’s management team’s proprietary deal sourcing network, ranging from industry executives, private owners, private equity funds, and investment bankers, in addition to the extensive global industry and geographical reach of Centerview Capital Consumer and Centerview Partners, enables Conyers Park to pursue a broad range of opportunities across the entire consumer sector. Conyers Park’s management believes that its ability to identify and implement operational value creation initiatives will remain central to its differentiated acquisition strategy. Additionally, Conyers Park’s network and current affiliations allow us to lean heavily on an existing infrastructure of resources that will assist in due diligence and ultimately structuring an acquisition.

With respect to the foregoing examples, past performance by Conyers Park’s management team or Centerview Capital Consumer is not a guarantee either (i) of success with respect to any business combination Conyers Park may consummate or (ii) that Conyers Park will be able to identify a suitable candidate for its initial business combination. You should not rely on the historical record of Conyers Park’s management’s or Centerview Capital Consumer’s performance as indicative of our future performance. None of Conyers Park’s officers or directors have had experience with blank check companies or special purpose acquisition corporations in the past.

Significant Activities Since Inception

On July 20, 2016, Conyers Park consummated its initial public offering of 40,250,000 units (“Public Units”), including the full exercise of the underwriters’ over-allotment option of 2,750,000 units (the “Over-Allotment Units”; collectively with the Public Units, the “Units”). Each Unit consists of one share of Class A common stock, $0.0001 par value per share (“Class A Common Stock”), and one-third of one warrant (“Public Warrant”), to purchase one share of Class A Common Stock. Each whole Public Warrant entitles the holder to purchase one share of Class A Common Stock at an exercise price of $11.50 per share. The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $402,500,000 (before underwriting discounts and commissions and offering expenses). Simultaneously with the consummation of Conyers Park’s initial public offering and the sale of the Units, the Company consummated the private placement (“Private Placement”) of 6,700,000 warrants (“Placement Warrants”) at a price of $1.50 per Placement Warrant, issued to its Sponsor, generating total proceeds of $10,050,000.

Approximately $402.5 million of the net proceeds from the IPO (including the over-allotment) and the private placements with Sponsor were deposited in the Trust Account established for the benefit of its public stockholders.

Conyers Park’s units began trading on July 20, 2016 on the NASDAQ Capital Market under the symbol “CPAA.U.” Commencing on September 2, 2016, the securities comprising the units began separate trading. The units, common stock, and warrants are trading on the NASDAQ Capital Market under the symbols “CPAA.U,” “CPAA” and “CPAA.W,” respectively.

Initial Business Combination

NASDAQ rules require that an initial business combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in Conyers Park’s Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of signing a definitive agreement in connection with an initial business combination. If Conyers Park’s board of directors is not able to independently determine the fair market value of Atkins, Conyers Park will obtain an opinion from an independent investment banking firm that is a member of the Financial Industry Regulatory Authority, which Conyers Park refers to as “FINRA,” with respect to the satisfaction of such criteria.

Redemption Rights for Holders of Public Shares

Conyers Park is providing its public stockholders with the opportunity to redeem their public shares for cash equal to a pro rata share of the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to it to pay up to $1,000,000 of the Company’s working capital requirements as well as to pay the Company’s franchise and income taxes, divided by the number of then outstanding public shares, upon the consummation of the Business Combination, subject to the limitations described herein. As of December 31, 2016, the amount in the Trust Account, net of taxes payable and any interest that Conyers Park may withdraw for working capital purposes, is approximately $10.01 per public share. Sponsor, officers and directors have agreed to waive their redemption rights with respect to the Founder Shares and any public shares they may hold in connection with the consummation of the Business Combination. The Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

Submission of Conyers Park’s Initial Business Combination to a Stockholder Vote

The special meeting of Conyers Park’s stockholders to which this proxy statement/prospectus relates is to solicit your approval of the Business Combination. Unlike many other blank check companies, Conyers Park’s public stockholders are not required to vote against the Business Combination in order to exercise their redemption rights. If the Business Combination is not completed, then public stockholders electing to exercise their redemption rights will not be entitled to receive such payments. Sponsor, directors and officers have agreed to vote any shares of common stock owned by them in favor of the Business Combination.

Limitation on Redemption Rights

Notwithstanding the foregoing, Conyers Park’s current amended and restated certificate of incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemptions with respect to more than an aggregate of 10% of the shares of common stock included in the units sold in Conyers Park’s IPO.

Employees

Conyers Park currently has two executive officers. Members of its management team are not obligated to devote any specific number of hours to its matters but they intend to devote as much of their time as they deem necessary to Conyers Park’s affairs until Conyers Park has completed an initial business combination. Conyers Park presently expects its executive officers to devote such amount of time as they reasonably believe is necessary to its business. Conyers Park does not intend to have any full time employees prior to the closing of an initial business combination.

Management

Directors and Executive Officers

The directors and executive officers of the Company are as follows as of May 26, 2017:

Name	Age	Position
James M. Kilts(c)	68	Executive Chairman of the Board of Directors
David J. West(c)	54	Chief Executive Officer and Director
Brian K. Ratzan(c)	46	Chief Financial Officer and Director
Clayton C. Daley, Jr(a)(d)	64	Director
Nomi P. Ghez(b)(d)	70	Director
James E. Healey(a)(d)(e)	75	Director
Robert G. Montgomery(b)(e)	63	Director

____________

(a)      Class I director (to serve until the first annual meeting of stockholders)

(b)      Class II director (to serve until the second annual meeting of stockholders)

(c)      Class III director (to serve until the third annual meeting of stockholders)

(d)      Member of Audit Committee

(e)      Member of Compensation Committee

James M. Kilts, Conyers Park’s Executive Chairman since inception, is a renowned leader in the consumer industry, with over 40 years of experience leading a range of companies and iconic brands. Mr. Kilts is the Founding Partner of Centerview Capital Consumer, founded in 2006. Previously, Mr. Kilts served as Chairman of the Board, Chief Executive Officer and President of Gillette from 2001 until it merged with The Procter & Gamble Company in 2005; at that time he became Vice Chairman of the Board of The Procter & Gamble Company. Before Mr. Kilts joined Gillette, the company’s sales had been flat for 4 years, and it had missed earnings estimates for 14 consecutive quarters. Mr. Kilts took steps to rebuild the management team, cut costs and reinvest the savings in innovation and marketing. During his tenure as Chief Executive Officer, Mr. Kilts oversaw the creation of approximately $30 billion in equity value for Gillette’s public shareholders. Gillette’s share price appreciated 110% during Mr. Kilts’ tenure, while the S&P 500 declined 3% over the same time period. Under Mr. Kilts’ leadership, Gillette rejoined the top ranks of consumer products companies as sales increased an average of 9% each year. The Harvard Business Review cited Mr. Kilts’ leadership as the driving force behind Gillette’s turnaround. Prior to Gillette, Mr. Kilts served as President and Chief Executive Officer of Nabisco from 1998 until its acquisition by The Philip Morris Companies in 2000. Before joining Nabisco, Mr. Kilts was an Executive Vice President of The Philip Morris Companies from 1994 to 1997 and headed the Worldwide Food group. In that role, Mr. Kilts was responsible for integrating Kraft and General Foods and for shaping the group’s domestic and international strategy. Mr. Kilts had previously served as President of Kraft USA and Oscar Mayer. He also had been Senior Vice President of Strategy and Development, President of Kraft Limited in Canada, and Senior Vice President of Kraft International. Mr. Kilts began his career with General Foods Corporation in 1970. Owing to Mr. Kilts’ successes across the consumer industry, numerous companies seek his business expertise and advice. Mr. Kilts is currently a member of the Board of Directors of MetLife, Inc., where he has served since 2005, Pfizer, Inc., where he has served since 2007, Unifi Inc., where he has served since April 2016, and Nielsen Holdings N.V. Mr. Kilts served as Chairman of the Board of Nielsen Holdings N.V. from January 2011 to January 2014, and Chairman of the Supervisory Board of the Nielsen Company B.V. from 2009 to January 2014. Mr. Kilts is also a member of the Board of Overseers of Weill Cornell Medicine. Previously, Mr. Kilts was a member of the Board of Directors of Big Heart Pet Brands from March 2011 to March 2015 (during which time he served as Chairman), MeadWestvaco from 2006 to April 2014, The New York Times Company from 2005 to 2008, May Department Stores from 1998 to 2005, Whirlpool Corporation from 1999 to 2005, Chairman of the Board of the Grocery Manufacturers Association from 2003 to 2005, and Delta Airlines from 2002 to 2004. Mr. Kilts is also a former member of Citigroup’s International Advisory Board. Mr. Kilts received a bachelor’s degree in History from Knox College, Galesburg, Illinois and earned an MBA degree from the University of Chicago. Conyers Park believes that Mr. Kilts’ deep consumer industry background, coupled with broad operational and transactional experience, make him well qualified to serve as a Director.

David J. West, Conyers Park’s Chief Executive Officer and a Director since inception, is an established leader in the consumer industry, with nearly 30 years of experience leading a range of companies and well-known brands. Mr. West became a partner of Centerview Capital Consumer in May 2016. Prior to joining Centerview Capital Consumer, Mr. West served as Chief Executive Officer and President of Big Heart Pet Brands (formerly known as Del Monte Foods) from August 2011 to March 2015, at that time one of the world’s largest pure-play pet food and treats company whose brands included Meow Mix®, Kibbles ‘n Bits®, Milk-Bone®, and others. Mr. West helped reposition the business to increase focus on growth and innovation, launched new products such as Milk-Bone Brushing Chews®, enhanced specialty pet distribution channels through the acquisition of Natural Balance Pet Foods, and developed a marketing culture to effectively promote products. Mr. West worked closely with Mr. Kilts during this time period, as Mr. Kilts was Chairman of the Board of Big Heart Pet Brands. In February 2014, Mr. West oversaw the sale of Del Monte Foods’ Consumer Products business and changed the company’s name to Big Heart Pet Brands, reflecting its singular focus on pet food and snacks. During his tenure as Chief Executive Officer, Mr. West oversaw the creation of approximately $2 billion of equity value for investors. Big Heart Pet Brands was sold to The J. M. Smucker Company in March 2015, at which time Mr. West served The J. M. Smucker Company as President, Big Heart Pet Food and Snacks until March 2016 and as a Senior Advisor until April 2016. Prior to joining Del Monte Foods, Mr. West served as the Chief Executive Officer, President and a director of Hershey from 2007 to May 2011. Under Mr. West’s leadership, Hershey enjoyed strong profits, net sales growth and shareholder returns, and was recognized as one of the World’s 100 Most Innovative Companies by Forbes Magazine in 2011. During Mr. West’s tenure as Chief Executive Officer, Hershey increased its investment in domestic and international operations, improved the effectiveness of its supply chain and business model, and accelerated its advertising, brand building and distribution programs. During Mr. West’s tenure as Chief Executive Officer, public shareholders of Hershey experienced more than $5 billion of equity value creation. Hershey’s share price appreciated 68% during this time period, while the S&P 500 grew 0%. Prior to his Chief Executive Officer role, Mr. West held various leadership positions at Hershey including

Chief Operating Officer, Chief Financial Officer, Chief Customer Officer, and Senior Vice President of Strategy and Business Development. Prior to joining Hershey in 2001, Mr. West spent 14 years with the Nabisco Biscuit and Snacks group, where he held a range of senior positions including Senior Vice President, Finance, and Vice President, Corporate Strategy and Business Planning, a role in which he helped shape and execute Nabisco’s strategy, culminating in the acquisition of Nabisco Holdings Corp. by The Philip Morris Companies in 2000. At Nabisco, Mr. West worked closely with Mr. Kilts during Mr. Kilts’ tenure as Chief Executive Officer. Mr. West was a member of the board of directors of Hershey from 2007 to 2011, Del Monte Foods from 2011 to 2014, Big Heart Pet Brands from 2014 to 2015 and The J. M. Smucker Company from 2015 to 2016. Mr. West received a bachelor of science degree, cum laude, in Business Administration from Bucknell University in Lewisburg, Pennsylvania. Conyers Park believes that Mr. West’s deep consumer industry background, coupled with broad operational and transactional experience, make him well qualified to serve as a Director.

Brian K. Ratzan, Conyers Park’s Chief Financial Officer and a Director since inception, has been a Partner of Centerview Capital Consumer since April 2014. Mr. Ratzan has over 20 years of private equity investing experience. Prior to joining Centerview Capital Consumer, Mr. Ratzan was Partner and Head of U.S. Private Equity at Pamplona Capital Management from January 2012 to February 2014. Prior to joining Pamplona, Mr. Ratzan was Managing Director and Head of Consumer at Vestar Capital Partners, which he joined in 1998. Mr. Ratzan also previously worked at ‘21’ International Holdings, a private investment firm, and in the Investment Banking Group at Donaldson, Lufkin and Jenrette. Mr. Ratzan previously served on the boards of consumer companies including Del Monte Foods, The Sun Products Corporation (formerly known as Huish Detergents, Inc.), and Birds Eye Foods, Inc. Mr. Ratzan holds a bachelor’s degree in economics from the University of Michigan, where he was a member of Phi Beta Kappa, and an MBA degree from Harvard Business School. Conyers Park believes that Mr. Ratzan’s extensive investment management and transactional experience make him well qualified to serve as a Director.

Clayton C. Daley, Jr. has been a director of Conyers Park since July 2016 and spent his entire professional career with The Procter & Gamble Company (NYSE:PG), a global consumer packaged goods company, joining the company in 1974. There, Mr. Daley held a number of key accounting and finance positions including Chief Financial Officer and Vice Chairman of Procter & Gamble; Comptroller, U.S. Operations of Procter & Gamble USA; Vice President and Comptroller of Procter & Gamble International; and Vice President and Treasurer of Procter & Gamble. Mr. Daley retired from Procter & Gamble in 2009. Mr. Daley also served as Senior Advisor to TPG Capital until October 2012. Mr. Daley has been a director of SunEdison, Inc.(OTC:SUNEQ), a solar power company, since 2014 and served as a director and was Chair of the Audit Committee and a member of the Compensation and Option Committee of Starwood Hotels & Resorts Worldwide, Inc. (NYSE:HOT), a hotel and leisure company, from 2008 to 2016. He holds a bachelor’s degree in economics from Davidson College and an MBA from Ohio State University. Conyers Park believes that Mr. Daley’s consumer and food industry background, coupled with broad operational experience, make him well qualified to serve as a Director.

Nomi P. Ghez has over 30 years of experience working with consumer companies. Ms. Ghez was affiliated with Goldman Sachs from 1982 to 2003, most recently acting as a senior banker within the consumer sector of Goldman Sachs’ Mergers and Strategic Advisory Division, as well as a Partner and Managing Director. From 1982 to 2000, Ms. Ghez was Goldman Sachs’ food analyst in Investment Research, covering major U.S. and global food and consumer companies. Since 2003, Ms. Ghez has been a co-founding partner of Circle Financial Group, LLC, an integrated private wealth management group of nine professional women. In 2004, Ms. Ghez was a Portfolio Manager, Consumer Sector for Perry Capital LLC, a hedge fund. Ms. Ghez has served on the Board of Directors of Lipman Family Farms, a private fresh tomato company, since 2008 and on its Governance and Audit Committee since 2013, and was a Director of Maidenform Brands, Inc. (NYSE:MFB) from 2011 until its sale to HanesBrands (NYSE:HBI) in 2013, serving on its Audit Committee from 2012 to 2013. Ms. Ghez received a B.A. and M.A. from Tel Aviv University and a Ph.D. from New York University. Conyers Park believes that Ms. Ghez’s consumer analyst background, coupled with extensive financial and investment experience, make her well qualified to serve as a Director.

James E. Healey has 40 years of experience in the consumer products industry as a member of senior management, as well as in public accounting. From 1997 to 2000, Mr. Healey was Executive Vice President and Chief Financial Officer of Nabisco Holdings Corp (NYSE:NA) and Senior Vice President and Chief Financial Officer of Nabisco Group Holdings (NYSE:NGH) until their respective sales to Kraft Foods, Inc. and R.J. Reynolds Tobacco, Inc. Prior to this, from 1973 to 1997, Mr. Healey held increasingly senior positions with Best Foods, Inc., now part of Unilever, culminating in his service as Comptroller and Chief Accounting Officer from 1987 to 1994 and as Vice President-Treasurer from 1994 to 1997. Mr. Healey began his career in 1968 as an audit manager in public company practice for KPMG. Since 2001, Mr. Healey has provided consulting services to both public and non-public companies in the areas of investor relations, cost reduction programs and outsourcing of internal audit functions, among others. From 2005 to 2011, Mr. Healey served as a Director, as well as on the Audit Committee and Human Resources Committee, of Sappi Ltd, a then-US-listed paper and pulp producer headquartered in South Africa. From 1990 to 2006, Mr. Healey served on the Board of Directors as Chairman of the Compensation Committee and a member of the Executive and Audit Committee of Interchange Financial Services Corp., until its sale to TD Banknorth in 2006. From 1991 to 1994, Mr. Healey served on the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants, responsible to the Financial Accounting Standards Board for the creation of accounting standards. Mr. Healey holds a bachelor’s degree in public accounting from Pace University. Conyers Park believes that Mr. Healey’s consumer industry background, coupled with broad operational experience and public accounting experience, make him well qualified to serve as a Director.

Robert G. Montgomery has been a director of Conyers Park since July 2016. Mr. Montgomery has 40 years of experience in the consumer package goods industry, including sales, marketing, research and development positions on both an operational and executive level. From 2003 until 2010, Mr. Montgomery was successively a Senior Vice President, Sales, a Senior Vice President, Sales, Marketing & R&D and an Executive Vice President at Birds Eye Foods, Inc., a privately held frozen foods company. From 1998 to 2003, Mr. Montgomery served as Vice President of Sales in different divisions of HJ Heinz Company, a global food producer. Prior to this, from 1982 to 1998, Mr. Montgomery worked at McCain Food, Inc., as Vice President of Sales-Retail. Mr. Montgomery has held positions at Family Brands, Inc as Vice President of Sales, ConAgra Frozen Food Company as Area Vice President, Sara Lee Corporation as National Sales Planning Manager and Division Sales Manager and Del Monte Corporation as Senior Account Representative. In 2010, Mr. Montgomery founded and since has been a principal of Montgomery Consulting Solutions, a consulting firm specializing in sales, marketing and business strategies in the consumer packaged goods industry. In 2010, Mr. Montgomery also co-founded and since has been a principal of Jurs Montgomery Brokerage, LLC, a firm specializing in life insurance, long term care, disability and annuities. In 2016, Mr. Montgomery joined the board of directors of Wyman’s of Maine, a producer of frozen fruit. Mr. Montgomery holds a bachelor’s degree in management from Seton Hall University. Conyers Park believes that Mr. Montgomery’s consumer and food industry background, coupled with broad operational experience, make him well qualified to serve as a Director.

Stockholder Communications

Conyers Park’s board of directors has established a process for stockholders to send communications to the Company’s board of directors. Stockholders may communicate with the board of directors generally or a specific director at any time by writing to the Company’s Secretary, Conyers Park Acquisition Corp. c/o Conyers Park Sponsor LLC, 1 Greenwich Office Park, 2nd Floor, Greenwich, CT 06831. Conyers Park reviews all messages received, and forwards any message that reasonably appears to be a communication from a stockholder about a matter of stockholder interest that is intended for communication to the Company’s board of directors. Communications are sent as soon as practicable to the director to whom they are addressed, or if addressed to Conyers Park’s board of directors generally, to the Chairman of the Company’s board of directors. Because other appropriate avenues of communication exist for matters that are not of stockholder interest, such as general business complaints or employee grievances, communications that do not relate to matters of stockholder interest are not forwarded to Conyers Park’s board of directors.

Director Independence

NASDAQ listing standards require that a majority of Conyers Park’s board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of Conyers Park’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

Conyers Park’s currently has four “independent directors” as defined in the NASDAQ listing standards and applicable SEC rules, Mr. Daley, Mrs. Ghez, Mr. Healey and Mr. Montgomery.

Board Leadership Structure and Role in Risk Oversight

Conyers Park’s board of directors recognizes that the leadership structure and combination or separation of the Chief Executive Officer and Chairman roles is driven by the needs of the Company at any point in time. As a result, no policy exists requiring combination or separation of leadership roles and our governing documents do not mandate a particular structure. This has allowed Conyers Park’s board of directors the flexibility to establish the most appropriate structure for the Company at any given time.

Conyers Park’s board of directors is actively involved in overseeing the Company’s risk management processes. Conyers Park’s board of directors focuses on the Company’s general risk management strategy and ensures that appropriate risk mitigation strategies are implemented by management. Further, operational and strategic presentations by management to Conyers Park’s board of directors include consideration of the challenges and risks of Conyers Park’s businesses, and Conyers Park’s board of directors and management actively engage in discussion on these topics. In addition, each of Conyers Park’s board of directors’ committees considers risk within its area of responsibility. For example, Conyers Park’s Audit Committee provides oversight to legal and compliance matters and assesses the adequacy of Conyers Park’s risk-related internal controls. Conyers Park’s Compensation Committee considers risk and structures the Company’s executive compensation programs, if any, to provide incentives to reward appropriately executives for growth without undue risk taking.

Compensation Committee Interlocks and Insider Participation

None of Conyers Park’s executive officers currently serves, and in the past year has not served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on Conyers Park’s board of directors.

Number and Terms of Office of Officers and Directors

Conyers Park’s board of directors is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to its first annual meeting of stockholders) serving a three-year term. The term of office of the first class of directors, consisting of Messrs. Daley and Healey, will expire at Conyers Park’s first annual meeting of stockholders. The term of office of the second class of directors, consisting of Ms. Ghez and Mr. Montgomery, will expire at the second annual meeting of stockholders. The term of office of the third class of directors, consisting of Messrs. Kilts, West and Ratzan, will expire at the third annual meeting of stockholders. Conyers Park does not currently intend to hold an annual meeting of stockholders until after it consummates its initial Business Combination (unless it do not consummate its initial Business Combination prior to December 31, 2017, in which case NASDAQ rules require that Conyers Park hold an annual meeting prior to December 31, 2017).

Conyers Park’s officers are elected by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Conyers Park’s board of directors is authorized to appoint persons to the offices set forth in Conyers Park’s bylaws as it deems appropriate. Conyers Park’s bylaws provide that its officers may consist of a Chief Executive Officer, President, Chief Financial Officer, Vice Presidents, Secretary, Assistant Secretaries, Treasurer and such other offices as may be determined by the board of directors.

Committees of the Board of Directors

Conyers Park’s board of directors has two standing committees: an Audit Committee and a Compensation Committee.

Audit Committee

Conyers Park has established and will maintain an Audit Committee of its board of directors. Mr. Daley, Mr. Healey and Ms. Ghez serve as members of Conyers Park’s Audit Committee. Mr. Daley serves as chairman of the Audit Committee. The rules of NASDAQ and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Messrs. Daley and Healey and Ms. Ghez are all independent. Each member of Conyers Park’s Audit Committee is financially literate and Conyers Park’s board of directors has determined that Ms. Ghez qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

Responsibilities of Conyers Park’s Audit Committee include:

•         the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by Conyers Park;

•         pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by Conyers Park, and establishing pre-approval policies and procedures;

•         reviewing and discussing with the independent auditors all relationships the auditors have with Conyers Park in order to evaluate their continued independence;

•         setting clear hiring policies for employees or former employees of the independent auditors;

•         setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•         obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within, the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•         reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to Conyers Park entering into such transaction; and

•         reviewing with management, the independent auditors, and Conyers Park’s legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding Conyers Park’s financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Conyers Park’s Audit Committee charter was filed as an exhibit to Conyers Park’s Form S-1 filed with the SEC on June 6, 2016. A copy of Conyers Park’s Audit Committee charter is available, free of charge, from the Company by writing to the Company’s Secretary, Conyers Park Acquisition Corp. c/o Conyers Park Sponsor LLC, 1 Greenwich Office Park, 2nd Floor, Greenwich, CT 06831.

Compensation Committee

The members of Conyers Park’s compensation committee are Messrs. Daley, Healey and Ms. Ghez. Mr. Daley serves as Chairman of the compensation committee. We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•         reviewing and approving on an annual basis the corporate goals and objectives relevant to Conyers Park’s Chief Executive Officer’s compensation, evaluating Conyers Park’s Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of Conyers Park’s Chief Executive Officer based on such evaluation;

•         reviewing and approving on an annual basis the compensation of all of Conyers Park’s other officers;

•         reviewing on an annual basis Conyers Park’s executive compensation policies and plans;

•         implementing and administering Conyers Park’s incentive compensation equity-based remuneration plans;

•         assisting management in complying with Conyers Park’s proxy statement/prospectus and annual report disclosure requirements;

•         approving all special perquisites, special cash payments and other special compensation and benefit arrangements for Conyers Park’s officers and employees;

•         if required, producing a report on executive compensation to be included in Conyers Park’s annual proxy statement/prospectus; and

•         reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, other than the $10,000 per month administrative fee payable to an affiliate of Sponsor and reimbursement of expenses, no other compensation of any kind, including finders, consulting or other similar fees, will be paid to any of Conyers Park’s officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of a business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by NASDAQ and the SEC.

Director Nominations

Conyers Park does not have a standing nominating committee, though it intends to form a corporate governance and nominating committee as and when required to do so by law or NASDAQ rules. In accordance with Rule 5605(e)(2) of the NASDAQ rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors. The board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who shall participate in the consideration and recommendation of director nominees are Messrs. Daley, Healey and Montgomery and Ms. Ghez. In accordance with Rule 5605(e)(1)(A) of the NASDAQ rules, all such directors are independent. As there is no standing nominating committee, Conyers Park does not have a nominating committee charter in place.

The board of directors will also consider director candidates recommended for nomination by Conyers Park’s stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Conyers Park’s stockholders that wish to nominate a director for election to the Board should follow the procedures set forth in Conyers Park’s bylaws.

Conyers Park has not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of Conyers Park’s business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of Conyers Park’s stockholders.

Code of Ethics

Conyers Park has adopted a code of ethics applicable to its directors, officers and employees. Conyers Park has previously filed a copy of our form of code of ethics as an exhibit to its Form S-1 filed on June 20, 2016. You can review these documents by accessing Conyers Park’s public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the code of ethics will be provided without charge upon request. Conyers Park intends to disclose any amendments to or waivers of certain provisions of its code of ethics in a Current Report on Form 8-K.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Securities Act of 1934, the Company’s directors and executive officers, and any persons holding 10% or more of its common stock, are required to report their beneficial ownership and any changes therein to the SEC and the Company. Specific due dates for those reports have been established, and the Company is required to report herein any failure to file such reports by those due dates.

Based solely upon a review of Forms 3 and Forms 4 furnished to the Company during the most recent fiscal year, and Forms 5 with respect to its most recent fiscal year, Conyers Park believes that all such forms required to be filed pursuant to Section 16(a) of the Exchange Act were timely filed, as necessary, by the officers, directors, and security holders required to file the same during the fiscal year ended December 31, 2016.

Conflicts of Interest

Each of Conyers Park’s officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to another entity pursuant to which such officer or director is required to present a business combination opportunity to such entity. Accordingly, if any of the above executive officers becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, and only present it to Conyers Park if such entity rejects the opportunity. Conyers Park does not believe, however, that the fiduciary duties or contractual obligations of its officers and directors will materially affect its ability to complete an initial business combination. Conyers Park’s certificate of incorporation provides that the Company renounce its interest in any corporate opportunity offered to any director unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of Conyers Park and such opportunity is one which Conyers Park is legally and contractually permitted to undertake and would otherwise be reasonable for Conyers Park to pursue.

Conyers Park’s officers and directors have agreed not to participate in the formation of, or become an officer or director of, any other blank check company until Conyers Park has entered into a definitive agreement regarding its initial business combination or Conyers Park has failed to complete its initial business combination within the required timeframe. Potential investors should also be aware of the following other potential conflicts of interest:

•         None of Conyers Park’s officers or directors is required to commit his or her full time to Conyers Park’s affairs and, accordingly, may have conflicts of interest in allocating his or her time among various business activities.

•         In the course of their other business activities, Conyers Park’s officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to Conyers Park as well as the other entities with which they are affiliated. Conyers Park’s management may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

•         Conyers Park’s officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to an initial business combination.

Conyers Park cannot assure you that any of the above-mentioned conflicts will be resolved in its favor.

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•         the corporation could financially undertake the opportunity;

•         the opportunity is within the corporation’s line of business; and

•         it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.

Accordingly, as a result of multiple business affiliations, Conyers Park’s officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. Furthermore, Conyers Park’s amended and restated certificate of incorporation provides that the doctrine of corporate opportunity does not apply with respect to any of Conyers Park’s officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have.

In addition, all of Conyers Park’s executive officers have fiduciary and contractual duties to Centerview Capital Consumer and to certain companies in which Centerview Capital Consumer has invested.

Accordingly, if any of the above executive officers or directors becomes aware of a business combination opportunity which is suitable for any of the above entities to which he or she has then current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, and only present it to Conyers Park if such entity rejects the opportunity. Conyers Park does not believe, however, that any of the foregoing fiduciary duties or contractual obligations will materially affect its ability to complete an initial business combination. Conyers Park’s amended and restated certificate of incorporation provides that it renounce its interest in any corporate opportunity offered to any director unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of Conyers Park and such opportunity is one Conyers Park is legally and contractually permitted to undertake and would otherwise be reasonable for Conyers Park to pursue.

Conyers Park is not prohibited from pursuing an initial business combination with a company that is affiliated with its Sponsor, officers or directors. In the event Conyers Park seeks to complete an initial business combination with such a company, Conyers Park, or a committee of independent directors, would obtain an opinion from an independent investment banking firm which is a member of FINRA that such an initial business combination is fair to Conyers Park from a financial point of view.

In the event that Conyers Park submits an initial business combination to its public stockholders for a vote, Sponsor has agreed to vote its Founder Shares and any public shares purchased during or after the offering in favor of an initial business combination and Conyers Park’s officers and directors have also agreed to vote any public shares purchased during or after the offering in favor of an initial business combination.

Limitation on Liability and Indemnification of Officers and Directors

Conyers Park’s amended and restated certificate of incorporation provides that its officers and directors are indemnified by Conyers Park to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, Conyers Park’s amended and restated certificate of incorporation provides that Conyers Park’s directors will not be personally liable for monetary damages to it for breaches of their fiduciary duty as directors, except to the extent such exemption from liability or limitation thereof is not permitted by the DGCL.

Conyers Park has entered into agreements with its officers and directors to provide contractual indemnification in addition to the indemnification provided for in its amended and restated certificate of incorporation. Conyers Park’s bylaws also permit it to maintain insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. Conyers Park has purchased a policy of directors’ and officers’ liability insurance that insures Conyers Park’s officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures Conyers Park against its obligations to indemnify its officers and directors.

These provisions may discourage stockholders from bringing a lawsuit against Conyers Park’s directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit Conyers Park and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent Conyers Park pays the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

Conyers Park believes that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Executive Compensation

Compensation Discussion and Analysis

None of Conyers Park’s officers or directors has received any cash compensation for services rendered to it. Commencing on July 14, 2016, Conyers Park has paid an affiliate of its Sponsor a total of $10,000 per month for office space, utilities and secretarial support. No compensation of any kind, including finder’s and consulting fees, will be paid to its Sponsor, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of the Business Combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Conyers Park’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Conyers Park’s audit committee reviews on a quarterly basis all payments that were made to its Sponsor, officers or directors, or their affiliates.

After the completion of the Business Combination, directors or members of Conyers Park’s management team who remain with us may be paid consulting, management or other fees from the combined company. For more information on post-combination company executive compensation, see the section entitled “Management and Board of Directors After the Business Combination — Post-Combination Company Executive Compensation.”

Compensation Committee Report

Conyers Park’s Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on that review and discussion, the Company’s board of directors has recommended that the Compensation Discussion and Analysis be included in this proxy statement/prospectus.

Respectfully submitted,

James E. Healey Robert H. Montgomery

Audit Committee Report

Conyers Park’s Audit Committee has reviewed and discussed its audited financial statements with management of the Company, and has discussed with its independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board, which Conyers Park refers to as “PCAOB,” Audit Standard No. 1301, “Communications with Audit Committees,” referred to as PCAOB Audit Standard No. 1301. Additionally, Conyers Park’s Audit Committee has received the written disclosures and the letter from its independent registered public accounting firm, as required by the applicable requirements of the PCAOB, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. Based upon such review and discussion, Conyers Park’s Audit Committee recommended to its board of directors that the audited financial statements for the year ended December 31, 2016 be included in the Company’s annual report on Form 10-K for the last fiscal year for filing with the SEC.

Submitted by:

Audit Committee of the Board of Directors

Clayton C. Daley, Jr. Nomi P. Ghez James E. Healey

Fees and Services

WithumSmith+Brown, PC (“Withum”) has audited Conyers Park’s financial statements for the fiscal year ended December 31, 2016. The following is a summary of fees paid or to be paid to Withum for services rendered in fiscal year 2016.

Audit Fees. Audit fees consist of fees billed for professional services rendered for the audit of Conyers Park’s year-end financial statements and services that are normally provided by Withum in connection with regulatory filings. The fees billed by Withum for professional services rendered for the audit of Conyers Park’s annual financial statements, review of the financial information included in Conyers Park’s Forms 10-Q for the respective periods, the registration statement, the Form 8-K filed in connection with the closing of Conyers Park’s IPO and other required filings with the SEC for the period from April 20, 2016 (inception) through December 31, 2016 totaled $65,000. The above amounts include interim procedures and audit fees, as well as attendance at Audit Committee meetings.

Audit-Related Fees. Audit-related services consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Conyers Park’s financial statements and are not reported under “— Audit Fees.” These services include attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards. During the year ended December 31, 2016, Conyers Park did not pay Withum for consultations concerning financial accounting and reporting standards.

Tax Fees. Conyers Park did not pay Withum for tax planning and tax advice during the year ended December 31, 2016.

All Other Fees. Conyers Park did not pay Withum for other services during the year ended December 31, 2016.

Our Audit Committee has determined that the services provided by Withum are compatible with maintaining the independence of Withum as our independent registered public accounting firm.

Pre-Approval Policy

Conyers Park’s Audit Committee has approved all of the foregoing services. Conyers Park’s Audit Committee will pre-approve all future auditing services and permitted non-audit services to be performed for it by its auditors, including the fees and terms thereof (subject to the de minimis exceptions for non-audit services described in the Exchange Act which are approved by our Audit Committee prior to the completion of the audit).

SELECTED HISTORICAL FINANCIAL INFORMATION OF THE COMPANY

The following tables summarize the relevant financial data for our business and should be read in conjunction with “The Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited interim financial statements, and the notes and schedules related thereto, which are included in this proxy statement/prospectus. Upon consummation of the Business Combination, Simply Good Foods intends to change its fiscal year end to the last Saturday in August.

(in thousands, except per share data)	Three Months Ended March 31, 2017	Year Ended December 31, 2016(1)
	(unaudited)	(audited)
Statement of Operations:
Revenue	$—	$—
General and administrative expenses	$442,492	$487,090
Loss from operations	$(442,492)	$(487,090)
Interest income	$352,070	$294,587
Net loss	$(90,422)	$(192,503)
Per Share Data:
Weighted average number of common shares outstanding – basic and diluted	11,844,120	11,201,093
Net loss per common share – basic and diluted	$(0.01)	$(0.02)

____________

(1)      Represents period of inception (April 20, 2016) to December 31, 2016.

	As of March 31, 2017	As of December 31, 2016
	(unaudited)	(audited)
Balance Sheet Data (at period end):
Working capital(2)	$535,240	$977,732
Total assets(3)	$404,131,512	$404,085,147
Total liabilities	$14,537,115	$14,400,328
Class A common stock subject to possible redemption; 38,459,439 and 38,468,481 (at a redemption of $10.00 per share) as of March 31, 2017 and December 31, 2016, respectively	$384,594,387	$384,684,810
Total stockholders’ equity(4)	$5,000,010	$5,000,009

As of March 31, 2017, the total assets amount includes approximately $403,146,657 being held in the Trust Account, $402,500,000 of which Conyers Park intends to use for the purposes of consummating a business combination within the time period described in this proxy statement/prospectus, with $14,087,500 in deferred underwriting commissions to the underwriters of Conyers Park’s IPO, in connection with the Business Combination and the remaining $646,657 being available to Conyers Park for general working capital purposes. If a business combination is not so consummated, Conyers Park will be dissolved and the proceeds held in the Trust Account will be distributed solely to Conyers Park’s public stockholders.

____________

(2)      Includes $701,522 in cash held outside of the Trust Account, plus $283,333 of other current assets, less $449,615 of current liabilities as of March 31, 2017. Includes $954,102 in cash held outside of the Trust Account, plus $336,458 of other current assets, less $312,828 of current liabilities as of December 31, 2016.

(3)      Includes $403,146,557 held in the Trust Account, plus $701,522 in cash held outside the Trust Account, plus $283,333 of other current assets as of March 31, 2017. Includes $402,794,587 held in Trust Account, plus $954,102 in cash held outside of the Trust Account, plus $336,458 of other current assets as of December 31, 2016.

(4)      Excludes 38,459,439 and 38,468,481 shares of Class A common stock subject to possible redemption (at a redemption value of $10.00 per share) as of March 31, 2017 and December 31, 2016, respectively.

THE COMPANY’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of Conyers Park’s financial condition and results of operations should be read in conjunction with the audited and unaudited interim financial statements and the notes thereto contained elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. All statements other than statements of historical fact included in this proxy statement/prospectus including, without limitation, statements under “The Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” regarding the Company’s financial position, business strategy and the plans and objectives of management for future operations, are forward-looking statements. When used in this proxy statement/prospectus, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to Conyers Park or the Company’s management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in our filings with the SEC.

Overview

Conyers Park is a newly organized blank check company incorporated as a Delaware corporation on April 20, 2016 and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Conyers Park intends to effectuate its initial business combination using cash from the proceeds of its initial public offering and the private placement of warrants that occurred simultaneously with the consummation of the initial public offering, its capital stock, debt or a combination of cash, stock and debt.

The issuance of additional shares of its stock in a business combination:

•         may significantly dilute the equity interest of investors in Conyers Park’s initial public offering, which dilution would increase if the anti-dilution provisions in the Class B common stock resulted in the issuance of shares of Class A common stock on a greater than one-to-one basis upon conversion of the Class B common stock;

•         may subordinate the rights of holders of the Company’s common stock if preferred stock is issued with rights senior to those afforded to the Company’s common stock;

•         could cause a change in control if a substantial number of shares of the Company’s common stock is issued, which may affect, among other things, the Company’s ability to use its net operating loss carry forwards, if any, and could result in the resignation or removal of its present officers and directors;

•         may have the effect of delaying or preventing a change of control of the Company by diluting the stock ownership or voting rights of a person seeking to obtain control of the Company; and

•         may adversely affect prevailing market prices for the Company’s Class A common stock and/or warrants.

Similarly, if the Company issues debt securities, it could result in:

•         default and foreclosure on the Company’s assets if its operating revenues after an initial business combination are insufficient to repay its debt obligations;

•         acceleration of its obligations to repay the indebtedness even if the Company makes all principal and interest payments when due if the Company breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•         the Company’s immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand;

•         the Company’s inability to obtain necessary additional financing if the debt security contains covenants restricting its ability to obtain such financing while the debt security is outstanding;

•         the Company’s inability to pay dividends on its common stock;

•         using a substantial portion of the Company’s cash flow to pay principal and interest on its debt, which will reduce the funds available for dividends on the Company’s common stock if declared, its ability to pay expenses, make capital expenditures and acquisitions, and fund other general corporate purposes;

•         limitations on the Company’s flexibility in planning for and reacting to changes in its business and in the industry in which the Company operates;

•         increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation;

•         limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, and execution of our strategy; and

•         other purposes and other disadvantages compared to our competitors who have less debt.

As indicated in the accompanying financial statements, at December 31, 2016 and March 31, 2017, the Company had $954,102 and $701,522, respectively, in cash and cash equivalents. The Company expects to continue to incur significant costs in the pursuit of its acquisition plans. The Company cannot assure you that its plans to complete its initial business combination will be successful.

Results of Operations

For the period from April 20, 2016 (inception) to December 31, 2016, the Company had a net loss of $192,503. For the three month period ended March 31, 2017, the Company had a net loss of $90,422. The Company’s entire activity from April 20, 2016 through March 31, 2017, consisted of formation and preparation for its initial public offering and since its initial public offering, the search for a target business with which to consummate an initial business combination, and as such, the Company had no operations and no significant operating expenses. Subsequent to the closing of its initial public offering on July 20, 2016, the Company’s normal operating costs included costs associated with its search for the business combination, costs associated with its governance and public reporting, state franchise taxes and charges of $10,000 per month from its Sponsor for administrative services.

Liquidity and Capital Resources

Until the consummation of the Company’s initial public offering, its only sources of liquidity was an initial purchase of Founder Shares for $25,000 by the Company’s Sponsor, and a total of $225,000 (out of $300,000 that was available) loaned by the Company’s Sponsor. This Note was non-interest bearing and was paid in full on July 20, 2016 in connection with closing of its initial public offering.

On July 20, 2016, the Company consummated its initial public offering in which it sold 40,250,000 Units at a price of $10.00 per Unit (including the full exercise of the underwriter’s overallotment option) generating gross proceeds of $402,500,000 before underwriting discounts and expenses. The Company’s Sponsor purchased an aggregate of 6,700,000 warrants at a price of $1.50 per warrant in a private placement that occurred simultaneously with the Company’s initial public offering. In connection with the Company’s initial public offering, it incurred offering costs of $22,697,678 (including an underwriting discount of $8,050,000 and a Deferred Discount of $14,087,500). Other incurred offering costs consisted principally of formation and preparation fees related to its initial public offering. A total of $402,500,000 of the net proceeds from the Company’s initial public offering and the Private Placement were deposited in the Trust Account established for the benefit of its public stockholders.

Prior to the completion of an initial business combination, the Company has available to it the $701,522 of cash and cash equivalents on its balance sheet as of March 31, 2017. The Company will use these funds to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination. The Company is also entitled to up to $1,000,000 in interest from the Trust Account to be used for working capital purposes. The amount of interest available to the Company from the Trust Account may be less than $1,000,000 as a result of the current interest rate environment. As of March 31, 2017, the interest income in the Trust Account is $646,657.

In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, Sponsor or an affiliate of Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required. If the Company completes an initial business combination, it would repay such loaned amounts. In the event that an initial business combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants, at a price of $1.50 per warrant at the option of the lender. The warrants would be identical to the private placement warrants, including as to exercise price, exercisability and exercise period. The terms of such loans by the Company’s officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. The Company does not expect to seek loans from parties other than Sponsor or an affiliate of Sponsor as it does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account.

The Company expects that it has sufficient resources subsequent to its initial public offering to fund its operations through July 20, 2018. The Company does not believe it will need to raise additional funds in order to meet the expenditures required for operating its business. However, if its estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating an initial business combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to an initial business combination. Moreover, the Company may need to obtain additional financing either to complete an initial business combination or because it becomes obligated to redeem a significant number of its public shares upon completion of an initial business combination, in which case it may issue additional securities or incur debt in connection with such business combination, which may include a specified future issuance. Subject to compliance with applicable securities laws, the Company would only complete such financing simultaneously with the completion of an initial business combination. If the Company is unable to complete an initial business combination because it does not have sufficient funds available to it, the Company will be forced to cease operations and liquidate the Trust Account. In addition, following an initial business combination, if cash on hand is insufficient, the Company may need to obtain additional financing in order to meet its obligations.

The Company has not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or entered into any non-financial assets.

Contractual Obligations

At March 31, 2017, the Company did not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities. On July 14, 2016, in connection with its initial public offering, the Company entered into an Administrative Services Agreement with its Sponsor, pursuant to which the Company pays a total of $10,000 per month for office space, utilities and administrative support. Upon completion of the initial business combination or the Company’s liquidation, the Company will cease paying these monthly fees.

The underwriters are entitled to underwriting commissions of 5.5%, of which 2.0% ($8,050,000) was paid at the closing of the Company’s initial public offering, and 3.5% ($14,087,500) has been deferred. The deferred underwriting commissions will become payable to the underwriters from the amounts held in the trust account solely in the event that the Company completes an initial business combination, subject to the terms of the underwriting agreement. The underwriters are not entitled to any interest accrued on the deferred underwriting commissions.

Critical Accounting Policies

Use of Estimates

The preparation of financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. The Company has identified the following as its critical accounting policies:

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. Conyers Park has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, Conyers Park, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of Conyers Park’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.

Net Loss Per Common Share

Net loss per common share is computed by dividing net loss applicable to common stockholders by the weighted average number of common shares outstanding during the period, plus, to the extent dilutive, the incremental number of shares of common stock to settle warrants, as calculated using the treasury stock method. At March 31, 2017, the Company had outstanding warrants to purchase 20,116,667 shares of common stock. For the period presented, these shares were excluded from the calculation of diluted loss per share of common stock because their inclusion would have been antidilutive. As a result, diluted loss per common share is the same as basic loss per common share for the period.

Off-Balance Sheet Financing Arrangements

The Company has no obligations, assets or liabilities which would be considered off-balance sheet arrangements. The Company does not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet.

Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A — “Expenses of Offering.” Offering costs were $22,697,678 (including $22,137,500 in underwriters’ fees), consisting principally of costs incurred in connection with formation and preparation for its initial public offering. These costs, together with the underwriters’ discount were charged to additional paid-in capital upon closing of its initial public offering on July 20, 2016.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of March 31, 2017. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at March 31, 2017. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

At March 31, 2017 and December 31, 2016, the Company had no material deferred tax assets.

Redeemable Common Stock

All of the 40,250,000 Class A Common Stock sold as parts of the Units in the Company’s initial public offering contain a redemption feature which allows for the redemption of Class A Common Stock under its Liquidation or Tender Offer/Stockholder Approval provisions. In accordance with FASB ASC 480, redemption provisions not solely within the Company’s control require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of FASB ASC 480. Although the Company has not specified a maximum redemption threshold, its amended and restated certificate of incorporation provides that in no event will it redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001.

The Company will recognize changes in redemption value immediately as they occur and will adjust the carrying value of the security to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable Class A Common Stock shall be affected by charges against additional paid-in capital.

Accordingly, at March 31, 2017 and December 31, 2016, 38,459,439 and 38,468,481, respectively, of the 40,250,000 shares of Class A Common Stock included in the Units were classified outside of permanent equity at its redemption value.

Recent Accounting Pronouncements

The Company’s management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on its financial statements.

INFORMATION ABOUT ATKINS

References in this section to “Atkins,” generally refer to NCP-ATK Holdings, Inc. and its consolidated subsidiaries.

Overview

Atkins is a growing developer, marketer and seller of branded nutritional foods and snacking products. Its highly-focused product portfolio consists primarily of nutrition bars, ready-to-drink (“RTD”) shakes, snacks and confectionery products marketed under the Atkins®, SimplyProtein®, Atkins Harvest Trail, Atkins Endulge® and Atkins Lift brand names. Over the past 45 years, Atkins has become an iconic American brand that for many consumers stands for “low carb,” “low sugar” and “protein rich” nutrition. For the 52-week period ended August 27, 2016, its net sales were $427.9 million, net income was $10.0 million and Adjusted EBITDA (as defined below in the section entitled “— Summary Historical Financial Information of Atkins”) was $64.2 million. When adjusting the 52-week period ended August 27, 2016 for the impact of the licensing of its frozen meals business effective September 1, 2016, Atkins’ Pro Forma Adjusted Net Sales were $371.0 million and Atkins’ Pro Forma Adjusted EBITDA was $64.2 million (as defined below in the section entitled “Summary Historical Financial Information of Atkins”).

Atkins is a leading brand in nutritional snacking with a broad and growing consumer base. In its core snacking business, Atkins strives to offer a complete line of nutrition bars, RTD shakes and confections that satisfy hunger while providing consumers with a convenient, “better-for-you” snacking alternative. Atkins sales, marketing and R&D capabilities enable it to distribute products into a national customer base across the mass merchandiser, grocery and drug channels. We believe that Atkins’ broad brand recognition, depth of management talent and strong cash generation position it to continue to innovate in the Atkins brand and acquire other brands, and thereby become an industry leading snacking platform. To that end, in December 2016, Atkins completed the acquisition of Wellness Foods, Inc., a Canada-based developer, marketer and seller of the SimplyProtein® brand that is focused on protein-rich and low-sugar products, which Atkins’ management believes has significant opportunity for expansion in the U.S. In addition to snacking products, Atkins has entered into a license arrangement for frozen meals sold in the U.S. by Bellisio Foods, Inc. which reduces Atkins’ GAAP net sales as they no longer ship direct to customers.

Snacking occasions are on the rise as consumers crave convenient, healthy and delicious foods, snacks and meal replacements for their on-the-go lifestyles. Atkins’ emphasis on nutrition bars and RTD shakes positions it to capitalize on consumers’ busy schedules. We believe a number of existing and emerging consumer trends within the U.S. food and beverage industry — including increased consumption of smaller, more frequent meals throughout the day, consumers’ strong preference for convenient, “better-for-you” snacks, consumers’ greater focus on health and wellness, and consumers’ moves toward controlling carbohydrate and sugar consumption — will continue to both drive the growth of the nutritional snacking category and increase the demand for Atkins’ product offerings.

Atkins believes that Conyers Park’s principals bring deep and seasoned industry expertise in branded food, nutrition and snacking, as well as strong public company capabilities and experience with executing growth strategies and integrating M&A. As a result, Atkins believes the combination with Conyers Park positions it to take advantage of existing and emerging trends within the $60 billion U.S. snacking category as well as within the $447 billion broader U.S. food sector. Going forward, as the post-combination company executes its growth strategy, we believe we will continue to grow revenue and leverage our platform and efficient, asset-light infrastructure, generating continued earnings growth and strong free cash flow, which will create additional equity value for our stockholders.

As a result of strong brand recognition, a loyal consumer following and differentiated operating capabilities, Atkins has delivered strong financial performance. In accordance with generally accepted accounting principles in the U.S. (GAAP), on a GAAP reported basis and on an adjusted pro forma basis, which is reflective of how management will evaluate results given the execution of the frozen meals license agreement, results were as follows:

•         For the 53-week period ended August 29, 2015 compared to the 52-week period ended August 27, 2016:

•         Net sales grew from $419.1 million to $427.9 million, representing a growth rate of 2.1% with Net sales excluding the change in frozen meals growing from $354.1 million to $367.0 million, representing a growth rate of 3.6%

•         Net income grew from $9.1 million to $10.0 million, representing a growth rate of 9.9%

•         Adjusted EBITDA grew from $59.4 million to $64.2 million, representing a growth rate of 8.2%

•         Adjusted EBITDA margin expanded from 14.2% to 14.9%, representing a margin expansion of 70 basis points

•         For the 26-week period ended February 27, 2016 compared to the 26-week period ended February 25, 2017:

•         Net sales decreased from $219.8 million to $202.1 million, representing a decrease of 8.1%

•         Net income grew from $8.1 million to $10.3 million, representing a growth rate of 27.2%

•         Atkins’ Pro Forma Adjusted Net Sales grew from $190.8 million to $202.1 million, representing a growth rate of 5.9%

•         Atkins’ Pro Forma Adjusted EBITDA grew from $35.2 million to $40.4 million, representing a growth rate of 14.8%

•         Atkins’ Pro Forma Adjusted EBITDA margin expanded from 18.4% to 20.0%, representing a margin expansion of 160 basis points.

For reconciliation of Atkins’ Pro Forma to GAAP financials, please refer to “Summary Historical Financial Information of Atkins.”

Atkins’ Strengths

Powerful brand with strong consumer awareness and loyalty. Atkins is a leading player in the fast growing nutritional snacking category, and one of the only brands with scale in both nutrition bars and RTD shakes. Its iconic brand has 85% aided brand awareness with U.S. consumers today, based on a study conducted by Atkins in January 2016. Atkins continues to add new consumers, as demonstrated by a 9% compound annual increase in its consumer base over the past five fiscal years. Its highly-focused snacking portfolio provides it with a unique position within retailers’ nutrition and wellness aisles, resulting in meaningful shelf space. Atkins’ ability to appeal to both weight management program consumers and consumers focused on everyday nutritious eating makes it a highly attractive and strategic brand for a diverse set of retailers across various distribution channels.

Aligned with consumer mega trends. Increasing global concern about growing rates of obesity and weight-related diseases and other health issues has resulted in increased scientific, media and consumer focus on nutrition. Over 100 independent, peer reviewed, clinical studies show the benefits of controlling carbohydrates. Atkins’ management believes that this focus is prompting consumers to rebalance their nutritional breakdown away from carbohydrates. In fact, 73% of consumers are seeking to lower their carbohydrate intake according to Health Focus International. For many consumers, the Atkins brand stands for “low carb,” “low sugar” and “protein rich” nutrition, attributes which are well aligned with consumer mega trends. In addition, consumers’ eating habits are gradually shifting towards increased convenience, snacking and meal replacement. Atkins’ portfolio of convenient and nutritious products as well as its ongoing effort to meet consumer demands for “cleaner labels,” which Atkins defines as products made with fewer, simpler and more recognizable ingredients, are strategically aligned with these trends.

Scalable snacking and food platform. With the highly-recognized Atkins brand as an anchor, Atkins has been able to grow its product offerings through new brand extensions such as Atkins Harvest Trail and Atkins Lift and via acquisitions such as its December 2016 acquisition of Wellness Foods, Inc., a Canada-based developer, marketer and seller of the SimplyProtein® brand. Atkins’ in-house product development experience, combined with its outsourced manufacturing model, allow it to bring new products to market quickly. Atkins prides itself on knowing its consumers and mining insights that lead to new products and ideas. Atkins believes that it has the ability to leverage its strong relationships with its retail customers and distributors, brand building record, and merchandising expertise to help new products, brands and brand extensions gain distribution and consumer recognition, allowing Atkins to continue to successfully expand its snacking platform.

Asset-light business with strong cash generation. Atkins retains core in-house capabilities including sales and marketing, brand management, customer relationships, product development, and supply-chain know-how, while partnering with a diversified pool of contract manufacturers and distributors to execute manufacturing and distribution. Outsourcing these competencies allows Atkins to focus its efforts on innovation, marketing and sales to strive to meet consumer demands. Atkins’ lean infrastructure allows for significant flexibility and speed-to-market and minimal capital investment, which translates into consistent and robust free cash flow generation over time, driven by strong gross margins, EBITDA margins and EBITDA less capital expenditure margins.

Experienced leadership team. Atkins’ experienced team of industry veterans has extensive experience across multiple branded consumer products, food and nutrition categories. For example, its Chief Executive Officer Joseph Scalzo has significant experience operating packaged foods businesses, having served in various leadership roles at Dean Foods, WhiteWave Foods, The Gillette Company, The Coca-Cola Company, and The Procter & Gamble Company. Conyers Park complements Atkins’ extensive experience with the significant industry expertise of James Kilts, the former Chief Executive Officer of The Gillette Company and Nabisco, and former President of Kraft USA and Oscar Mayer, and David West, the former Chief Executive Officer of Big Heart Pet Brands and The Hershey Company. The Atkins’ management team’s deep expertise and proven track record in managing brands and operating packaged food businesses is a key driver of Atkins’ success and positions the Conyers Park and Atkins combination as an attractive vehicle for future long-term growth within the snacking space and broader food category.

Atkins’ Strategies

Continue Atkins’ advocacy, education and activation for core program consumers. Consumers who purchase Atkins’ products have shown a strong affinity for the brand as evidenced by a relatively high level of servings per buyer, per year. Historically, Atkins’ core target consumer base has consisted of individuals participating in branded weight management programs. These consumers are Atkins’ most loyal, profitable and frequent purchasers. Atkins’ management believes that social media is a cost-effective way of continuing to attract and retain these core consumers. Atkins’ management expects that Atkins’ recently improved website and mobile application will continue to attract core consumers, including millennials, to its products. Atkins’ marketing also continues to use television and print behind its celebrity spokeswoman Alyssa Milano and its “Happy Weight” communication, which was created to encourage consumers to go to Atkins’ website and app to learn more about Atkins and weight management. In addition, Atkins’ management believes that its ongoing efforts to educate consumers about the benefits of a lower carbohydrate lifestyle will further reinforce the brand to core consumers who are focused on a programmatic approach to weight management.

Further develop marketing strategy to reach self-directed low carbohydrate consumers. Atkins will continue to make focused changes to its approach to consumer outreach. According to the IRI Study, over 50% of current Atkins consumers are self-directed eaters (not on a program diet) who buy and consume Atkins products, despite the fact that historically, Atkins’ marketing and advertising have not been targeted towards them. Based on a study it conducted in January 2016, Atkins believes that the addressable market for its products is expandable from approximately 8 million low carbohydrate, program weight management consumers to approximately 46 million consumers, including individuals focused on self-directed weight management and those who have adopted a low carbohydrate approach to eating unrelated to weight management. Atkins’ management expects that the brand’s redesigned marketing and advertising, such as its food-focused television advertising, will be effective at reaching the large addressable market of self-directed low carbohydrate consumers. Additionally, social media continues to be an important component of Atkins’ marketing tools and Atkins has an active and growing presence on key social channels such as Facebook, Instagram, and Twitter. During the 52-week period ended August 27, 2016, Atkins had over 10 million new visitors to its website.

Innovate and expand the portfolio of product offerings to meet consumer demands for “cleaner labels,” higher protein products and new product forms. Atkins’ management expects that its ongoing efforts to meet consumer demands for “cleaner labels,” which it defines as products made with fewer, simpler and more recognizable ingredients, will be effective at reaching self-directed low carbohydrate consumers, who are focused on weight management as part of overall health, wellness and “clean eating.” Atkins’ management is committed to continually finding new and innovative formulations to reduce the number of product ingredients, as well as using “better for you” ingredients like nuts, fiber and whey protein in its existing products, while maintaining and improving taste and quality. In addition, Atkins will continue to enhance, strengthen and expand its product offerings with new and innovative flavors and forms, simple ingredients and packaging alternatives, all while maintaining a commitment to delivering products that meet Atkins’ nutritional profile and provide the convenience that consumers crave. Atkins’ in-house research and development laboratory allows it to develop new products internally and bring them to market quickly through its contract manufacturing network without diverging from high standards of taste, quality, safety and nutritional content. Additionally, Atkins is able to meet consumer demands through M&A, such as its December 2016 acquisition of Wellness Foods, Inc., a Canada-based developer, marketer and seller of the SimplyProtein® brand that is focused on “cleaner label,” protein-rich, and low-sugar products, which Atkins’ management believes has significant opportunity for expansion in the U.S., particularly among self-directed low carbohydrate consumers.

Expand distribution in white space opportunities. In the 52-week period ended August 27, 2016, over 80% of Atkins’ gross sales were through the mass retailer and grocery distribution channels. The Atkins management team believes there is opportunity for the brand to further penetrate other distribution channels such as convenience and club stores. Atkins’ management also believes that the development of the SimplyProtein® brand will allow Atkins to expand distribution into the natural and specialty channel. In addition, while shoppers have become heavy consumers of e-commerce purchases generally, only 2% of Atkins’ gross sales for the 52-week period ended August 27, 2016 were through its e-commerce channel. Atkins intends to leverage its brand recognition to further develop the distribution channels through which it reaches consumers, including through the expansion of the e-commerce channel.

Leverage platform to expand in attractive food and snacking categories. Atkins’ management believes the fragmented snacking category presents a substantial opportunity for consolidation and the opportunity to build, through disciplined acquisitions, a leading platform in the snacking space and broader food category. As a leader in nutritious snacking, both Conyers Park’s and Atkins’ managements believe Atkins has the unique capability to leverage its operating platform and customer relationships to expand beyond the Atkins brand. Atkins’ experienced management team has deep expertise in brand building to expand the business into additional brands and products in the snacking segment. Atkins is actively seeking to identify and evaluate new acquisition opportunities to complement the Atkins platform, and sees significant opportunity for growth and synergies in complementary adjacent snacking categories such as sports/active and adult nutritional snacks, salty snacks and protein snacks, as well as in the “better-for-you” eating space. In addition to building scale through bolt-on acquisitions, Conyers Park believes that Atkins remains an attractive Reverse Morris Trust partner for large strategic players.

Atkins’ Vision

Atkins’ vision is to improve global health by persistently and consistently becoming how a healthier world eats. To make this vision a reality, Atkins strives to embed its brand as a part of everyday life through advocacy, education, and innovation. For over 45 years, Atkins has become an iconic American brand that for many consumers stands for “low carb,” “low sugar” and “protein rich” nutrition. Atkins’ vision and mission, coupled with its belief that today’s consumer is looking for sustainable, healthy long-term habits, has inspired Atkins’ focus on nutritional snacking. Atkins believes that wellbeing is not just about weight loss or quick results, but also about a healthier approach to eating.

Atkins’ convenient snacking portfolio specializes in low-sugar, protein rich and higher fiber nutrition bars, RTD shakes and confections. Atkins currently markets its products under the Atkins®, SimplyProtein®, Atkins Harvest Trail, Atkins Endulge®, and Atkins Lift brand names. Atkins has significant brand recognition, with 85% aided brand awareness among U.S. consumers, based on a study conducted by Atkins in January 2016.

Atkins’ Approach to Healthy Living and Healthy Weight

Over 100 independent, peer reviewed, clinical studies support that eating the right foods can improve health, not only in terms of weight management, but also in terms of related chronic issues like diabetes and certain heart conditions. Atkins believes that it offers a balanced approach to nutrition that can result in better health.

Dr. Robert Atkins, a well-known cardiologist, discovered the beneficial effects on his patients of a low carbohydrate nutritional regimen and helped refine the understanding of human nutrition and its link to health. More people are recognizing that Atkins is the foundation of the new convention of eating right, and that the old convention of eating excess carbohydrates and sugar has actually contributed to global obesity. Dr. Atkins limited his patients’ intake of sugar and carbohydrates not only for the weight management benefits, but also because of the numerous other health benefits to his patients. While calorie control plays some role in wellness, studies show that it can be far more important to know what the body does with food and its components. Atkins believes that controlling the things that the human body turns into sugar is the single biggest factor in eating right. When there is too much sugar and too many carbohydrates (which the body also turns into sugar) in the bloodstream, the body stores them as fats. Many people do not know that starchy carbohydrates such as breads, pasta, cereal, rice and potatoes are really just complex sugars. One quarter cup of raisins is equivalent to 9.3 teaspoons of sugar and 1 oz. of pretzels is equivalent to 6.6 teaspoons of sugar. Atkins believes that eating proteins and good fats and controlling carbohydrate consumption are the most important parts of eating right. The old conventional wisdom of fewer calories, no matter how many of them are sugars, is unhealthy because eating sugar can flood the body with too much of the wrong kind of fuel, whereas the Atkins approach aims to satisfy the body while creating greater energy, higher metabolism and less stored fat. The human body works better with the right fuel.

Atkins’ Products

Core Products

Atkins’ core products consist of nutrition bars, RTD shakes and confections.

Nutrition Bars. To keep its on-the-go consumers energized and fueled, Atkins’ nutrition bars offer a convenient and effective solution, providing consumers with protein, fiber and a delicious taste. Atkins offers three main types of nutrition bars: Atkins Harvest Trail Bars, Atkins Meal Bars and Atkins Snack Bars. Atkins Harvest Trail Bars contain 8 grams of protein and 9 to 10 grams of fiber, and are available in a variety of flavors, including blueberry vanilla and almond, dark chocolate sea salt caramel and vanilla fruit and nut. With 2 to 4 grams of net carbs, Atkins Meal Bars contain 13 to 17 grams of protein, and are available in 13 different flavors. With 2 to 7 grams of net carbs, Atkins Snacks contain 5 to 12 grams of protein. Atkins offers 14 varieties of Atkins Snack bars.

Atkins also offers Atkins Lift protein bars designed to fuel consumers’ active and busy lives. With 4 to 5 grams of net carbs, Atkins Lift protein bars contain 20 to 21 grams of protein and 16 grams of fiber. These protein bars, which come in a variety of flavors, including chocolate chip cookie dough and peanut butter chocolate chip, are gluten free.

To add to Atkins’ portfolio of nutrition bars and snacks, in December 2016 Atkins acquired Wellness Foods, Inc. a Canada-based company which owns the SimplyProtein® brand and offers a variety of protein-based snacks, including bars, chips and crunches.

RTD Shakes. Atkins’ rich and creamy RTD shakes contain 10 to 15 grams of protein, as well as other important vitamins and minerals. Available in a variety of flavors, including cookies and crème, café caramel and creamy chocolate, RTD shakes are made with high quality ingredients and are designed to provide energy balance through the day.

Atkins also offers RTD Atkins Lift protein drinks, which are flavored with natural ingredients and offered in berry, lemon and orange flavors. With 2 grams or less of net carbs, Atkins Lift protein drinks, which contain 20 grams of protein, are designed to serve as a refreshing fuel source.

Confections. Atkins believes its Atkins Endulge® line, which is designed to satisfy consumers’ sweet cravings and which Atkins calls its Treats, consists of delicious desserts without all of the added sugar. Atkins offers 13 different Treats, such as peanut butter cups and pecan caramel clusters, each with only 1 gram of sugar or less and low net carbs, providing consumers with the option to indulge.

Other Products

Through third-party partnerships, Atkins offers complementary Atkins branded products, including frozen meals, home delivery meals and meal kits.

Licensed Frozen Meals. Atkins signed a renewable seven-year license agreement with Bellisio Foods, Inc., or Bellisio, effective September 1, 2016, to license its frozen meals business. Bellisio manufactures, distributes, markets, promotes and sells Atkins frozen food products under the Atkins licensed mark. These products include Atkins branded frozen breakfasts, lunches and dinners, which can be found in grocery stores, wholesale clubs and other retailers in the United States. With a large selection of meal types, including burritos, pizzas, breakfast bowls and more, frozen meal options serve as what Atkins believes is a great way to learn the basics of protein rich, low-carbohydrate and low-sugar eating in a simple, convenient and delicious way. The scope of the license includes all frozen meals, snacks and desserts across all retail channels (excluding online), in the U.S., Canada and Mexico.

Recipes, Home Delivery and Meal Kits. Atkins offers over 1,600 protein rich, low-carbohydrate and low-sugar recipes designed to help consumers achieve and maintain a healthy lifestyle, while still enjoying delicious food. In addition to the recipes available on its website, Atkins has teamed with Chef’d LLC, or Chef’d, to deliver fresh low-carbohydrate and low-sugar ready-to-cook recipes and ingredients directly to consumers’ doors — taking the guesswork out of prepping, planning and shopping. Atkins also offers online one-week meal kits based around nutrition bars, RTD shakes and frozen meals, which are delivered directly to consumers’ doors.

Marketing, Advertising and Consumer Outreach

Atkins believes advocacy and education are key foundations of its approach to growth. By increasing consumer awareness about the benefits of adopting a low-carbohydrate approach to healthy eating, Atkins is able to capture a larger audience, and spread its message about the benefits of a low-carbohydrate approach to healthy living. Accordingly, Atkins has structured its marketing and advertising not only to promote its products, but also to educate consumers, including through community and school health education programs.

Target Demographics

Atkins has built a large consumer following, with its weight management consumer forming the core of a much larger group of consumers looking for a more nutritious lifestyle. These consumers are an important foundation for Atkins’ business. They are loyal, profitable and frequent purchasers of Atkins’ products. Beyond this group, Atkins management believes that there is significant opportunity to expand Atkins’ marketing, education and products to consumers who are not necessarily looking for a weight loss plan, but rather are focused more generally on long-term low-carbohydrate healthy living. Atkins refers to these consumers as self-directed low-carb consumers.

Atkins believes its brand is uniquely positioned to capture both branded program consumers and self-directed low-carb consumers, and as part of its growth initiatives, Atkins has directed its marketing and advertising efforts to capitalize on this significant incremental opportunity.

Branded Program Consumers. Atkins identifies branded program consumers as those consumers open to a weight-management program. These consumers are typically of the belief that Atkins’ nutritional approach is effective, that Atkins’ food products generally make them less hungry than other approaches, and that Atkins’ snacks are an effective way to facilitate weight management. Atkins’ primary message to these consumers is that its products and snacks enable weight management while still allowing consumers to maintain a sustainable and satisfying lifestyle. Atkins emphasizes to these consumers the emotional benefits of healthy living — increased energy, strength and self-esteem — and the simplicity and healthiness of its program.

Self-Directed Low-Carb Consumers. Atkins identifies self-directed low-carb consumers as those consumers not interested in a directed, programmatic approach to weight management, but who rather are interested in low-carbohydrate and low-sugar principles. These consumers are generally of the view that lowering carbohydrate and sugar intake is a better, healthier way to eat and should result in weight loss and maintenance. Atkins’ primary message to these consumers is that it offers delicious low-carbohydrate food options to provide better choices for snacking and meals. Atkins emphasizes appetite appeal and a more generalized theme of controlling carbohydrate and sugar consumption rather than weight management.

Education and Consumer Knowledge

Atkins believes the first step in expanding its consumer base and growing its business is educating consumers on the benefits of the Atkins approach to eating and teaching them how to make smarter food choices. In order to facilitate awareness of the health benefits of a low-carbohydrate, low-sugar and protein rich eating approach and spread knowledge of what Atkins believes are the dangers of a carbohydrate rich diet, Atkins has established a variety of marketing and advertising strategies to connect with consumers, including digital marketing and social media platforms, television advertising, celebrity endorsements and free online consumer tracking, management and facilitation tools. Atkins finds that the more consumers know about the science behind its approach to nutritious eating, the more likely they are to rebalance their nutrition away from carbohydrates.

Digital Marketing and Social Media

Atkins dedicates a sizeable portion of its marketing and advertising spend to digital marketing channels. Atkins maintains a registered domain at www.atkins.com, which serves as the primary source of information regarding Atkins’ products. In 2016, Atkins had approximately 10 million new visitors to its website, based on internal tracking. Atkins also uses its website as a platform for consumer testimonials and success stories, and as a means to communicate simple nutrition choices that it believes can deliver a healthy holistic lifestyle and sustainable weight management.

Atkins extensively uses social media platforms for online collaboration like iPhone and Android smartphone apps, Facebook, Instagram, Twitter and Snapchat. These platforms are fundamentally changing the way Atkins engages with its consumers and allows Atkins to directly reach desirable target demographics such as millennials. Here are a few examples of how Atkins uses social media to connect with its consumers and promote healthy lifestyles:

Facebook. Atkins maintains a Facebook page, which it uses to facilitate consumer services, distribute brand information and news, and publish videos and pictures promoting its brand. Atkins also conducts regular contests and giveaways. As of January 2017, Atkins had approximately 650,000 Facebook followers.

Instagram. Atkins maintains an Instagram account, @atkinsinsider, which it uses as motivational, inspirational and aspirational publishing, and as an authentic representation of low-carb lifestyles. Atkins frequently publishes consumer success stories, and conducts regular contests for its consumers. As of January 2017, Atkins had approximately 25,000 Instagram followers.

Twitter. Atkins maintains an active Twitter account, @atkinsinsider, which it uses to disseminate trending news and information, as well as to publish short format tips, tricks and hacks. Atkins also engages in celebrity chats, and conducts regular contests for its consumers. As of January 2017, Atkins had approximately 29,000 Twitter followers.

Celebrity Endorsements

Atkins utilizes celebrity partnerships to increase consumer awareness of its products and serve as real-life motivational and inspirational success stories. In 2015, Atkins partnered with Alyssa Milano, co-host of “Project Runway All Stars,” to serve as its official celebrity spokesperson. Atkins also partners with other celebrities, such as Kim Kardashian, who publicly attribute their weight loss to Atkins’ products and programs. By actively supporting Atkins’ products and nutritional approach, these celebrities serve as a valuable resource contemporizing the Atkins brand, educating consumers, encouraging them to learn more about Atkins, and building brand awareness.

Television Advertising

In addition to digital marketing and social media, Atkins also engages in traditional advertising through television. Atkins specifically uses television as a means to encourage more consumers to learn about Atkins, share success stories and increase consumer awareness regarding the benefits of low-carbohydrate and low-sugar eating approaches. In the 52-week period ended August 27, 2016, approximately 25% of Atkins’ U.S. selling and marketing expenses were spent on television advertising.

Atkins’ Tools

Atkins maintains a dynamic arsenal of educational, nutritional and weight management tools, including a mobile app and tracker, carb counter, meal plans and shopping lists. Atkins also maintains discussion boards and groups on its website and social media platforms to keep its consumers inspired, motivated, connected and informed.

Mobile App. Atkins mobile app allows consumers to search, track and plan their meals on their mobile phone or tablet. The app includes a comprehensive food search, which helps consumers find nutritional information for grocery items, restaurant meals, and Atkins-friendly recipes and products. The recently upgraded meal tracker allows consumers to track net carbs consumed based on their specific program. The progress tracker allows consumers to record their weight, body measurements and exercise to track weight loss to date and proximity to their goal weight. In addition, the mobile app includes over 1,000 recipes, making it simple to find and prepare low-carbohydrate and low-sugar meals.

Carb Counter. On Atkins’ website, Atkins offers a user-friendly guide to count carbohydrates. The Carb Counter tracks hundreds of different foods to assist consumers in tracking their daily carb intake. Specifically, the Carb Counter focuses on net carbs that impact blood sugar.

Meal Plans & Shopping Lists. Whether looking to cook or preferring grab-and-go, Atkins offers meal plans that fit a plethora of lifestyles. These meal plans are easily downloaded from Atkins’ website. These meal plans outline what consumers should eat throughout the day, including snacks.

Discussion Boards and Groups. Atkins maintains discussion boards on its website so that its consumers can connect with Atkins professionals and other members of the Atkins community. The discussion boards allow consumers to engage with Atkins professionals to receive advice and encouragement. Groups, also available on the website, facilitate support and encouragement among consumers and allow them to connect with one another and share their interests and goals. There are over 100 groups that a consumer may join, such as “Vegetarians on Atkins,” “Atkins Newbies” and “Continuing to Lose Weight”. A consumer may even start his or her own group.

Product Innovation
A portion of Atkins’ sales is driven by new products, and as a result, Atkins believes innovation is, and will continue to be, an important component of its business. Atkins takes a deliberate approach to new product development, focusing on enhancing existing products, innovating flavor and form varieties and expanding into adjacent snacking products. Atkins’ innovation model is designed to respond to competitive demands, with a primary focus on enhancing the quality and flavor of its products while simplifying composition and reducing the number of ingredients to meet consumer demands for cleaner labels.

Atkins’ innovation strategy is based on its ongoing research into consumers’ healthy lifestyle and nutritional needs. Atkins prides itself on knowing its consumers and developing products that meet their needs. Atkins management believes that an important component of these nutritional needs is a focus on evolving current products and creating new products with cleaner and fewer ingredients. Accordingly, Atkins is committed to continually finding new and innovative formulations to reduce the number of ingredients in its products, as well as using “better-for-you” ingredients like nuts, fiber and whey protein in its products, while continually improving taste and quality.

Atkins maintains an in-house research and development team as well as market research and consumer insight capabilities. Through its research and development lab in Louisville, Colorado, Atkins controls the brand’s innovations and product formulations from the ground up. By developing new products, prototypes and adjacencies in-house, Atkins facilitates its core competencies in product innovation, and enhances its speed to market.

In addition, as part of its innovation process, Atkins collaborates with nationally recognized third-party flavor houses and product development firms for new product development and then conducts its own proprietary consumer research to identify and improve upon new product concepts. Atkins plans to continue to conduct extensive consumer research in order to develop successful new products including product flavor and concept testing, marketing and trend analyses and consumer prototype testing.

Intellectual Property

Atkins owns numerous domestic and international trademarks and other proprietary rights that are important to its business. Depending upon the jurisdiction, trademarks are valid as long as they are used in the regular course of trade and/or their registrations are properly maintained. Atkins believes the protection of its trademarks, copyrights, patents, domain names, trade dress, and trade secrets are important to its success. Atkins aggressively protects its intellectual property rights by relying on a combination of watch services and trademark, copyright, patent, trade dress and trade secret laws, and through the domain name dispute resolution system. Atkins domain name is www.atkins.com, which trafficked approximately 10 million new visitors in 2016 based on internal estimates.

Atkins also owns virtually all of the recipes and specifications to its products.

Competition

Atkins competes primarily with nutritional snacking brands in large retail environments. The nutritional snacking industry is competitive, and includes a number of diverse competitors.

Atkins’ identified competitors include, but are not limited to, CLIF Bar, KIND bars, Special K, Slimfast, Muscle Milk, Premier Nutrition, Quest Nutrition and thinkThin.

Atkins believes that the principal competitive factors in the nutritional snacking and weight management industries are:

•         ingredients;

•         taste;

•         low-carbohydrate, low-sugar, protein rich versus other nutritional approaches;

•         convenience;

•         brand awareness and loyalty among consumers;

•         media spending;

•         product variety and packaging; and

•         access to retailer shelf space.

Atkins believes that it currently competes effectively with respect to each of these factors.

Supply Chain

Atkins operates an asset-light business model. For the manufacture of its products, Atkins subcontracts with contract manufacturers, and as a result Atkins’ operations are highly flexible and require minimal capital expenditure. The supply chain for Atkins’ International Business also uses exclusively contract manufacturers, and is completely separate from the North American Supply Chain, which is described below.

Atkins’ products are shipped directly to one central warehouse, which is a leased warehouse managed by a third-party logistics provider who then distributes products to customer distribution centers. In addition, Atkins’ use of demand forecasting and vendor-managed inventory systems enable it to meet shipping demands, ensure timely delivery of orders and offer service levels to its customers.

Sourcing. The principal ingredients to manufacture Atkins’ products include soy, nuts, dairy, and cocoa. Atkins packaging supplies consist of flexible film, cartons, and corrugate. All of Atkins’ core ingredients are purchased according to rigorous standards to assure food quality and safety. These core ingredients are generally available in adequate quantities from suppliers. Atkins visits with major suppliers to source competitively priced, quality ingredients that meet its standards. Atkins manages actively the cost of some ingredients including milk protein concentrate, chocolate coatings, some nuts, soy crisps and liquid soy.

Manufacturing. Atkins relies on contract manufacturers to manufacture its products. The contract manufacturers schedule and purchase ingredient inventory independently, according to parameters set in their contracts. Outsourcing allows Atkins to operate an asset-light business model and focus its efforts on innovation, marketing and sales. Atkins’ contract manufacturers are regularly audited by third parties and are required to follow rigorous food safety guidelines. Atkins’ believes its contract manufacturers have the capacity to meet its current and near-term supply needs. Atkins has two contract manufacturers for its ready-to-drink shakes and numerous contract manufacturers for its nutrition bars. Atkins monitors capacity and performance of its manufacturing partners and will qualify alternate suppliers as needed. Atkins receives finished products from its contract manufacturers, which includes all packaging and ingredients used, as well as an agreed-upon tolling charge for each item produced. These finished products are then shipped directly to Atkins’ distribution center in Greenfield, Indiana.

Storage. Atkins has one leased distribution center in Greenfield, Indiana, referred to as the Distribution Center, where it stores all finished goods. The Distribution Center has approximately 211,000 square feet of floor space.

Distribution. Atkins’ logistics provider distributes the finished goods through regional truckloads, which first flow through regional terminals. At the terminals, Atkins’ orders are consolidated with other customer orders. The finished goods are then distributed to retailer distribution centers. The regular weekly shipments and consolidation have diminished Atkins’ costs. Atkins manages over 50% of outgoing volume by writing its own orders to retailer distribution centers and maintaining agreed Finished Goods inventory levels.

Retailers. Atkins has a wide variety of customers across the mass, food, club, drug and e-commerce channels. Besides Walmart Stores, Inc., Atkins’ largest customer representing approximately 41% of sales, no other customer represents more than 10% of sales.

E-Commerce. Atkins aims to ensure that its consumers may access its brand in the way that best suits their lifestyles by offering home delivery of Atkins’ snacking products and meal kits and Chef’d fresh meals. Atkins sells its products on Atkins.com as well as Amazon.com. Atkins’ meal kits are delivered directly to consumers’ homes and are convenient for those who are too busy to cook. Further, Atkins has a licensing agreement with Chef’d, pursuant to which Atkins has licensed its brand name and certain Atkins recipes to Chef’d. Currently utilizing 25 Atkins recipes, Chef’d delivers fresh ingredient recipes to consumers’ homes for fresh home preparation.

Food Safety and Quality. Food safety and quality is a top priority and Atkins dedicates substantial resources to ensure that consumers receive safe, high quality food products. Atkins’ products are manufactured in facilities that have programs and controls in place regarding consistent quality and food safety. Product attributes, such as taste, aroma, texture and appearance are regularly monitored. Good Manufacturing Practices, or GMP, and comprehensive Food Safety programs are designed to produce a safe, wholesome product. Atkins’ suppliers are required to have equally robust processes in place and confirm their compliance with product specifications with Letters of Guaranty and Certificates of Analysis for shipments of core ingredients to be used in Atkins’ products. Finally, random samples of finished goods are sent regularly to a third-party laboratory for testing.

International

Atkins products are sold in 65 countries globally, including the U.S. Atkins top international sales are in Australia/New Zealand, Canada and the United Kingdom. For the 52-week period ended August 27, 2016, Atkins’ international net sales represented approximately 7% of Atkins’ total net sales. Atkins’ international supply chain is self-sufficient and run by a lean team solely focused on international operations. Similar to U.S. operations, international operations utilize contract manufacturers for products, and distributors for distributions and sales.

Seasonality

Atkins has experienced in the past, and expects to continue to experience, seasonal fluctuations in its retail sales as a result of consumer and customer spending patterns. Historically, the months of January to May result in the greatest retail sales due to renewed consumer focus on healthy living following New Year’s Day, as well as significant customer merchandising around that time. Atkins believes these consumer spending patterns are driven primarily by the predisposition of consumers to adjust their approach to nutrition at certain times of the year as well as the timing of Atkins’ advertising linked with key customer promotion windows.

Regulation and Compliance

Along with Atkins’ contract manufacturers, brokers, distributors and ingredients and packaging suppliers, Atkins is subject to laws and regulations in the United States by federal, state and local government authorities. In the United States, the federal agencies governing the manufacture, distribution and advertising of Atkins’ products include, among others, the FTC, the FDA, the United States Department of Agriculture, or USDA, the U.S. Environmental Protection Agency and the Occupational Safety and Health Administration and similar state and local agencies. Under various statutes, these agencies, among other things, prescribe the requirements and establish the standards for quality and safety and regulate marketing and advertising to consumers. Certain of these agencies, in certain circumstances, must not only approve Atkins’ products, but also review the manufacturing processes and facilities used to produce these products before they can be marketed in the United States.

Atkins is subject to labor and employment laws, laws governing advertising, privacy laws, safety regulations and other laws, including consumer protection regulations that regulate retailers or govern the promotion and sale of merchandise. Atkins’ operations, and those of its contract manufacturers, distributors and suppliers, also are subject to various laws and regulations relating to environmental protection and worker health and safety matters. Atkins operations are subject to these laws and regulations and Atkins continues to monitor their development and its compliance.

Employees

As of February, 25, 2017, Atkins had 141 employees. None of Atkins’ U.S. employees are represented by a labor union or are covered by a collective bargaining agreement, and Atkins believes that it has good relations with its employees.

Properties

Atkins’ corporate headquarters is located at 1050 17th Street, Suite 1500 Denver, CO 80265. Atkins leases the property for this corporate office, which occupies approximately 19,000 square feet. In addition, Atkins leases other office space and storage space including in Louisville, Colorado, and offices in foreign countries including the Netherlands and the United Kingdom to support key international operations. Atkins also leases the Distribution Center in Greenfield, Indiana, which has approximately 211,000 square feet of floor space.

Legal Proceedings

From time to time, Atkins may be party to various claims and litigation proceedings. Atkins evaluates these claims and litigation proceedings to assess the likelihood of unfavorable outcomes and to estimate, if possible, the amount of potential losses. Based on these assessments and estimates, Atkins establishes reserves, as appropriate. These assessments and estimates are based on the information available to management at the time and involve a significant amount of management judgment. Actual outcomes or losses may differ materially from current assessments and estimates.

Atkins’ History

Dr. Robert Atkins was a cardiologist who discovered that by controlling carbohydrate consumption in his patients, he could improve their health and lower their weight. In 1972, Dr. Robert Atkins published a book, Dr. Atkins’ Diet Revolution, and became famous as a diet doctor. He also founded a company, Atkins Nutritionals, to make food products that were consistent with his approach to nutrition. In the 1980s and 1990s, Atkins was a doctor-founded diet brand. In 2003, Atkins was acquired from its founders by Parthenon and Goldman Sachs Capital Partners. In the early 2000s, in the midst of the low carb diet craze, the Atkins diet was the most popular diet in the U.S., with one in two adults claiming they were using Atkins for weight loss. The strategy pursued by management at that time was to proliferate the brand into numerous categories within the grocery store. Atkins launched over 1,100 SKUs in categories such as bread, macaroni and cheese, ice cream, barbeque sauce, vitamin pills, and supplements — categories well beyond Atkins’ core snacking business. As the low carb diet craze faded, those new products did not sell well and Atkins filed for bankruptcy in 2005. Atkins re-emerged from bankruptcy in 2006, and was subsequently acquired by North Castle Partners in 2007. Atkins repositioned the business based on two strategies: a focus on core, programmatic weight loss consumers, and a focus on healthy snacking. Roark Capital Group acquired Atkins in 2010. Atkins positioned the brand to consumers as a balanced approach to weight loss and upgraded the snacking products to improve taste and expand flavor variety. Supported by increased levels of marketing spending, those strategies resulted in the eight consecutive years of U.S. Multi-Outlet Retail Sales growth. In 2016, Atkins evolved its strategy to continue to target consumers focused on a programmatic approach to weight loss, while adding a new target consumer: self-directed low carbohydrate consumers, who prefer a self-directed, rather than programmatic, approach to nutrition. Over the past year, Atkins has purposefully and thoughtfully broadened its brand, positioning it toward a healthier approach to eating, while focusing on the core snacking business.

Management

The following table sets forth information regarding the executive officers of Atkins. We expect these executive officers will continue to serve as executive officers of the post-combination company following the Business Combination.

Name	Age	Position(s)
Joseph E. Scalzo	58	Chief Executive Officer, President and Director
Shaun P. Mara	52	Chief Administrative Officer, Chief Financial Officer
Annita M. Menogan	62	Vice President, General Counsel and Secretary
C. Scott Parker	60	Chief Marketing Officer
Robert C. Gandert	50	Chief Customer/Business Development Officer
Hanno E. Holm	45	Vice President and Chief Operations Officer
Timothy A. Matthews	37	Vice President, Controller and Chief Accounting Officer

Executive Officers

Joseph E. Scalzo has served as the Chief Executive Officer and President of Atkins, and as a member of its board of directors, since February 2013. Before joining Atkins, Mr. Scalzo served as a director of Earthbound Farm from 2010 to October 2013. From November 2005 to February 2011, Mr. Scalzo served as a senior executive in various roles at Dean Foods, including as President and Chief Operating Officer, as well as President and Chief Executive Officer of WhiteWave Foods, Inc. Prior to that, Mr. Scalzo held various executive roles at The Gillette Company and The Coca Cola Company. Mr. Scalzo also served as a director of HNI Corp. from 2003 to November 2009 and since March 2014 has been a director of Focus Brands. Mr. Scalzo began his career at Proctor & Gamble in 1985 and received a Bachelor of Science in Chemical Engineering from the University of Notre Dame.

Shaun P. Mara has served as the Chief Administrative Officer of Atkins since August 2014 overseeing Atkins’ finance, accounting, tax and I/T functions, and he assumed the role of Chief Financial Officer in January 2016, following the departure of the previous Chief Financial Officer, who reported directly to Mr. Mara. Prior to joining Atkins, Mr. Mara served as Chief Financial Officer of Roofing Supply Group LLC from August 2013 to July 2014. From December 2010 to March 2013, Mr. Mara served as Executive Vice President and Chief Financial Officer of the Dean Foods Company. Prior to joining Dean Foods, Mr. Mara held various positions at the Wm. Wrigley Jr. Company, Gillette Company, Staples, Inc. and KPMG LLP. Mr. Mara received a Bachelor of Science in Accounting from Bentley University.

Annita M. Menogan has served as Vice President, General Counsel and Secretary of Atkins since October 2015. Prior to joining Atkins, Ms. Menogan was Of Counsel at Fortis Law Partners LLC from July 2014 to October 2015, where she advised publicly-held companies on SEC, regulatory and general corporate matters. From June 2013 to July 2014, Ms. Menogan was self-employed engaged in advising and training executive lawyers on managing in-house legal functions. From January 2006 to June 2013, Ms. Menogan served as Senior Vice President, Chief Legal Officer and Secretary of Red Robin Gourmet Burgers, Inc. Prior to joining Red Robin, Ms. Menogan served as Vice President, Secretary and Deputy General Counsel at Molson Coors Brewing Company from August 1999 to September 2005. Ms. Menogan was in private law practice from 1983 to 1999 in general corporate and securities law practice. Ms. Menogan received a Juris Doctorate from the University of Denver and a Bachelor of Fine Arts from the Academy of Art University in San Francisco, California.

C. Scott Parker has served as Chief Marketing Officer of Atkins since January 2011. Prior to joining Atkins, Mr. Parker served as Vice President of Marketing at Jenny Craig from November 2003 to January 2011. From August 1996 to July 2002, Mr. Parker served as Vice President of Marketing at Bath & Body Works (a Division of Limited Brands). Prior to Bath & Body Works, Mr. Parker held various positions at Consumer Products Innovation, LLC, Bank One, Dial Corp., Procter & Gamble and Frito-Lay. Mr. Parker received a Bachelor of Arts in Economics from Stanford University and an MBA from University of California, Los Angeles.

Robert C. Gandert has served as Chief Business Development and Customer Officer of Atkins since October 2015. Prior to assuming this role, Mr. Gandert served as Senior Vice President of Sales from January 2011 to October 2015 and Vice President of Sales from December 2007 to January 2011. Prior to joining Atkins, Mr. Gandert held various roles at Cytosport, EAS/Abbott Labs and Kraft Foods, Inc. Mr. Gandert received a Bachelor of Business Administration from the Robert O. Anderson School of Management at the University of New Mexico.

Hanno E. Holm has served as Vice President and Chief Operations Officer of Atkins since November 2013. Prior to joining Atkins, Mr. Holm served as Chief Operations Officer of Charterhouse Baking Group from January 2012 to November 2013. From 2008 to 2012, Mr. Holm served as Chief Executive Officer and President of Hero/

WhiteWave LLC. Before Hero/WhiteWave LLC, Mr. Holm served as Chief Executive Officer and Chief Operations Officer of Hero Group Divisions from 2003 to 2007. Mr. Holm previously worked at PRTM, STM and Brookes and Gatehouse Ltd. Mr. Holm received a Master of Business Administration from Cranfield University in England and a Master in Manufacturing Engineering from the University of Cambridge.

Timothy A. Matthews has served as Vice President, Controller and Chief Accounting Officer of Atkins since November 2016. Prior to joining Atkins, Mr. Matthews served as Corporate Controller of Gevo, Inc. from June 2014 to November 2016. From May 2011 to June 2014, Mr. Matthews served as Senior Manager of Global Accounting and Consolidations at Molson Coors Brewing Company. Mr. Matthews was manager of Technical Accounting at Intermap Technologies from 2010 to 2011, and practiced with PricewaterhouseCoopers from 2003 to 2010. Mr. Matthews received an MBA from University of Denver and a Bachelor of Business Administration from St. Norbert College and is a Certified Public Accountant.

Atkins Executive Compensation

Introduction

This section provides an overview of Atkins’ executive compensation program, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below. For fiscal 2016, Atkins’ named executive officers are:

•         Joseph Scalzo, who has served as Atkins’ President and Chief Executive Officer since February 11, 2013;

•         Shaun Mara, who has served as Atkins’ Chief Administrative Officer since August 1, 2014 and as Atkins’ Chief Financial Officer since January 1, 2016; and

•         Scott Parker, who has served as Atkins’ Chief Marketing Officer since January 10, 2011.

The objective of Atkins’ compensation program is to provide a total compensation package to each named executive officer that will enable Atkins to attract, motivate and retain outstanding individuals, reward named executive officers for performance and align the financial interests of each named executive officer with the interests of Atkins’ stockholders to encourage each named executive officer to contribute to Atkins’ long-term performance and success.

The compensation program for Atkins’ named executive officers currently consists of the following elements: base salary; performance-based cash incentive awards; equity-based incentive compensation; and severance and change of control benefits. Historically, Atkins’ board of directors has determined the compensation for Atkins’ named executive officers.

Employment Agreements

Atkins has entered into a written employment agreement with Mr. Scalzo, a written severance agreement with Mr. Mara and an employment letter with Mr. Parker. These agreements were negotiated on an arms-length basis and establish the key elements of compensation.

Mr. Scalzo’s Employment Agreement

Atkins entered into an employment agreement with Mr. Scalzo on February 11, 2013. The agreement provides for an initial term of five years, with automatic successive one year extensions after the end of the initial term, unless either party provides a non-renewal notice to the other party at least 90 days before the expiration of the initial term or the renewal term, as applicable. The agreement provides that for so long as Mr. Scalzo is employed by Atkins, he will be a member of Atkins’ board of directors.

The initial annual base salary set forth in the agreement is $600,000, with annual increases in an amount equal to the change in “consumer price index,” as defined in Mr. Scalzo’s employment agreement, for the prior year and such other salary increases as determined by Atkins’ board of directors. Mr. Scalzo’s base salary in the 52-week period ended August 27, 2016 was $653,403.84. Mr. Scalzo is eligible for an annual cash incentive award, with the target amount equal to 75% of his base salary and the maximum amount equal to 150% of his base salary, and with the actual amount based upon the Company’s achievement of the annual budget, which is set annually by the board of directors.

The agreement provides that Mr. Scalzo is eligible to participate in the employee benefit plans, programs and policies maintained by Atkins from time to time; provided that in lieu of participating in Atkins’ medical, dental and vision benefit plans, he may elect to receive a monthly payment of $1,500. Pursuant to an amendment to Mr. Scalzo’s agreement approved by Atkins’ board of directors on August 12, 2013, Mr. Scalzo is entitled to a car allowance of $750 per month.

The agreement also provides Mr. Scalzo with severance benefits in the event Atkins terminate his employment without “cause” or Mr. Scalzo resigns for “good reason” (as such terms are defined in the agreement), subject to his compliance with the restrictive covenants set forth below and his timely execution and non-revocation of a general release of claims. For more information see “— Potential Payments Upon Termination or Change of Control.”

Pursuant to his agreement, Mr. Scalzo is subject to an employment term and 15-month post-employment non-compete covenant, an employment term and 24-month post-employment non-solicitation covenant and perpetual confidentiality and non-disparagement covenants.

Mr. Mara’s Severance Agreement

Atkins entered into a severance agreement with Mr. Mara on August 4, 2014. Mr. Mara’s employment is “at will,” and his severance agreement does not include a specific term. The initial annual base salary set forth in the agreement is $400,000. For the 52-week period ended August 27, 2016, Mr. Mara’s salary was $450,000. Mr. Mara is eligible for an annual cash incentive award, with the target amount equal to 65% of his base salary and the actual amount based upon the achievement of performance goals established by Atkins’ board of directors from time to time.

Mr. Mara is eligible to participate in the employee benefit plans, programs and policies maintained by Atkins from time to time, and he is entitled to a car allowance of $750 per month. Mr. Mara also receives reimbursement of his commuting expenses incurred in connection with travel to Atkins’ corporate offices in Denver, Colorado.

The agreement also provides Mr. Mara with severance benefits in the event Atkins terminates his employment without “cause” or he resigns for “good reason” (as such terms are defined in the agreement), subject to his compliance with the restrictive covenants set forth below and his timely execution and non-revocation of a general release of claims. For more information see “— Potential Payments Upon Termination or Change of Control.”

Pursuant to his agreement, Mr. Mara is subject to an employment term and 12-month post-employment non-compete covenant, an employment term and 24-month post-employment non-solicitation covenant and perpetual confidentiality and non-disparagement covenants.

Mr. Parker’s Employment Letter

Atkins entered into an employment letter with Mr. Parker on December 22, 2010. Mr. Parker’s employment is “at will,” and his employment letter does not include a specific term. The initial base salary set forth in the agreement is $345,000. For the 52-week period ended August 27, 2016, Mr. Parker’s salary was $421,182.72. Mr. Parker is eligible for an annual cash incentive award, with a target amount equal to 50% of his base salary and the actual amount based upon the achievement of performance goals established by Atkins’ board of directors from time to time. The agreement provides that Mr. Parker is eligible to participate in the employee benefit plans, programs and policies maintained by Atkins from time to time and for reimbursement of commuting expenses incurred in connection with travel to Atkins’ corporate offices in Denver, Colorado.

The agreement also provides Mr. Parker with severance benefits in the event Atkins terminates his employment without “cause” (which is undefined in the letter), subject to his timely execution and non-revocation of a general release of claims. For more information see “— Potential Payments Upon Termination or Change of Control.”

Base Salary

Atkins pays base salaries to attract, recruit and retain qualified employees. The base salaries for the 52-week period ended August 27, 2016 for Atkins’ named executive officers were determined by Atkins’ board of directors, which takes into account the initial base amount set forth in the executive’s employment agreement, severance agreement or employment letter, as applicable, and the scope of the executive’s responsibilities, individual contributions, prior experience and sustained performance. The executives’ respective base salaries for the 52-week period ended August 27, 2016 are set forth in the table below.

Named Executive Officer	52-week period ended August 27, 2016 Base Salary
Mr. Scalzo	$653,404
Mr. Mara	$450,000
Mr. Parker	$421,183

Performance-Based Cash Incentive Compensation

Atkins’ named executive officers are eligible to participate in its annual performance-based cash incentive plan. The annual percentage bonus targets for each named executive officer are set forth in his employment agreement, severance agreement or employment letter, as applicable.

All of the named executive officers participated in the annual performance-based cash incentive plan for the 52-week period ended August 27, 2016 (the “2016 Incentive Plan”). The 2016 Incentive Plan applicable to the named executive officers was based upon achievement of financial objectives of which 50% was tied to sales growth targets and 50% was tied to EBITDA, each as defined in the 2016 Incentive Plan. The sales growth target and the EBITDA target were 3% and $69.0 million, respectively, and actual sales growth and EBITDA achieved were 4% and $70.1 million, respectively. Based on Atkins’ overall achievement of the performance goals, Atkins’ named executive officers each earned 112.5% of his target performance based goal. Each named executive officer’s target incentive (expressed as a percentage of base salary and as a dollar amount), maximum incentive (if applicable), performance factors and weightings, level of achievement of the performance factors for the 52-week period ended August 27, 2016 and 2016 award amounts are set forth in the table below.

Name	Base Salary ($)	Target Incentive (as Percentage of Base Salary) (%)	Target Incentive ($)	Maximum Incentive ($)	Performance Factors and Weightings	Achievement (%)	2016 Award ($)
J. Scalzo	653,404	75	490,053	980,106	Sales Growth Targets, 50% EBITDA Targets, 50%	112.5	551,309
S. Mara	450,000	65	292,500	—	Sales Growth Targets, 50% EBITDA Targets, 50%	112.5	392,063
S. Parker	421,183	50	210,592	—	Sales Growth Targets, 50% EBITDA Targets, 50%	112.5	236,915

Equity Incentive Compensation

Atkins provides equity-based incentive compensation to its named executive officers because it links Atkins’ long-term results achieved for Atkins’ stockholders and the rewards provided to named executive officers, thereby ensuring that such named executive officers have a continuing stake in Atkins’ long-term success. Historically, Atkins has granted equity incentive awards to Atkins’ named executive officers in conjunction with the applicable named executive officer’s initial hire and Atkins typically does not grant additional equity incentive awards annually. Atkins’ named executive officers have been granted stock options under the NCP-ATK Holdings, Inc. 2010 Stock Option Plan (the “2010 Option Plan”).

On February 2, 2016, Atkins granted each of Messrs. Scalzo, Mara and Parker options to purchase 2,734 shares of Atkins’ common stock pursuant to the 2010 Option Plan. The February 2, 2016 grants under the 2010 Option Plan vest on the earlier to occur of (1) a change of control (as defined in the applicable award agreement) and (2) December 31, 2018, in each case, subject to the executive’s continued employment with the Company through the applicable vesting date. In the case of a change of control, the number of options that will vest is based on the number of months elapsed from January 1, 2016 to the date of the change of control, divided by 36. In addition, the option awards will vest in full if, at the time of the change of control, the board determines that Atkins is on track to achieve the budget that the board approved for the fiscal year in which the change of control occurs, subject to the executive’s continued employment through the effective date of the change of control. Also in the 52-week period ended August 27, 2016, Atkins amended the vesting schedule of the unvested option awards held by Messrs. Scalzo and Mara to be consistent with the vesting scheduling of their options granted on February 2, 2016. In connection with the Business Combination and pursuant to the Merger Agreement, if the option holder elects to exercise such option holder’s outstanding vested options, the option holder will receive shares of our common stock with respect to any vested options so exercised immediately prior to the effective time of the Business Combination, and any vested options that are not so exercised, together with any options that are unvested, will be cancelled as of the effective time of the Business Combination.

Benefits and Perquisites

Atkins offer health and welfare benefits and life insurance to its named executive officers on the same basis that these benefits are offered to its other eligible employees. Atkins also offers a 401(k) plan to its eligible employees. Atkins’ named executive officers participate in its 401(k) on the same basis as its other eligible employees.

Atkins provides limited perquisites to our named executive officers, including a monthly car allowance of $750. For additional information, see “— Summary Compensation Table.”

Summary Compensation Table

The following table sets forth information regarding compensation earned by Atkins’ named executive officers during fiscal 2016.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Joseph Scalzo President and Chief Executive Officer	2016	653,404	551,309	715,761	21,262	1,941,736
Shaun Mara Chief Administrative Officer and Chief Financial Officer	2016	450,000	392,063	715,761	131,851	1,689,675
Scott Parker Chief Marketing Officer	2016	421,183	236,915	715,761	149,360	1,523,219

____________

(1)      Represents amounts earned by the named executive officers under the 2016 Incentive Plan for fiscal 2016. See “— Atkins Executive Compensation — Performance-Based Cash Incentive Compensation.”

(2)      Aggregate grant date fair value computed in accordance with FASB ASC Topic 718, for grants in fiscal 2016. Information about the assumptions used to value these awards can be found in Note 12 to the consolidated financial statements included in this proxy statement/prospectus. See “— Atkins Executive Compensation — Equity Incentive Compensation” for more information about the awards granted in 52-Week Period Ended August 27, 2016.

(3)      Amounts in this column are detailed in the table below:

Name	401(k) Match ($)	Insurance ($)(a)	Car Allowance ($)	Commuting ($)(b)	Life Insurance ($)	Total All Other Compensation ($)
Joseph Scalzo	7,950	4,006	9,000	—	306	21,262
Shaun Mara	7,950	3,122	9,000	111,269	510	131,851
Scott Parker	7,950	4,547	9,000	127,557	306	149,360

____________

(a)      Consists of supplemental individual disability insurance premiums paid by Atkins.

(b)      Consists of reimbursement for commuting expenses, including tax gross-ups.

Outstanding Equity Awards at the end of the 52-Week Period Ended August 27, 2016

The following table sets forth information with respect to outstanding option awards for each of the named executive officers as of August 27, 2016. In connection with the Business Combination and pursuant to the Merger Agreement, if the option holder elects to exercise such option holder’s outstanding vested options, the option holder will receive shares of our common stock with respect to any vested options so exercised immediately prior to the effective time of the Business Combination, and any vested options that are not so exercised, together with any options that are unvested, will be cancelled as of the effective time of the Business Combination. See “Proposal No. 1 — Approval of the Business Combination — The Merger Agreement — Merger Consideration.” We have not granted any stock awards to the named executive officers.

	Option Awards
Name	Grant Date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date
Joseph Scalzo	2/2/16	—	2,734	(a)	837.15	2/2/26
	2/11/13	3,257	9,771	(b)	514.83	2/11/26
Shaun Mara	2/2/16	—	2,734	(a)	837.15	2/2/26
	8/25/14	315	2,837	(b)	869.46	8/25/24
Scott Parker	2/2/16	—	2,734	(a)	837.15	2/2/26
	1/10/11	2,247	450	(c)	154.58	1/10/21

____________

(a)      Awards vest on the earlier to occur of (1) a change of control (as defined in the award agreement) and (2) December 31, 2018, in each case, subject to the executive’s continued employment with the Company through the applicable vesting date. In the case of a change of control, the number of options that will vest is based on the number of months elapsed from January 1, 2016 to the date of the change of control, divided by 36. In addition, the awards will vest in full if, at the time of a change of control, the board determines that the Company is on track to achieve the budget that the board approved for the fiscal year in which the change of control occurs, subject to the executive’s continued employment through the effective date of the change of control.

(b)      In fiscal 2016, the vesting schedule of the unexercisable awards was amended to provide that awards will vest on the earlier to occur of (1) a change of control (as defined in the award agreement) and (2) December 31, 2018, in each case, subject to the executive’s continued employment with the Company through the applicable vesting date. In the case of a change of control, the number of options that will vest is based on the number of months elapsed from January 1, 2016 on the date of the change of control, divided by 36. In addition, the awards will vest in full, if upon a change of control, the board determines that the Company is on track to achieve the budget that the board approved for the fiscal year in which the change of control occurs, subject to the executive’s continued employment through the effective date of the change of control.

(c)      Awards will vest in full upon a change of control (as defined in the award agreement) if Atkins Holdings LLC achieves a return on its investment in the Company in connection with the change of control of at least 3 times its aggregate invested capital in the Company, subject to Mr. Parker’s continued employment with the Company.

Potential Payments Upon Termination or Change of Control

The employment arrangements with each of Atkins’ named executive officers provide for the payment of severance benefits upon certain termination of employment.

Severance Benefits Under the Employment Arrangements

Atkins has agreed to pay severance benefits in the event it terminates an executive’s employment without “cause” or an executive resigns for “good reason” (in each case, as defined in the applicable agreement). Atkins also provides severance benefits in the case of an executive’s termination of employment due to death or disability.

Mr. Scalzo

Mr. Scalzo’s employment agreement provides for severance benefits if Atkins terminates his employment without “cause” (as defined in the agreement) or if he resigns for “good reason” (as defined in the agreement). In the event of such termination or resignation, Mr. Scalzo is entitled to: (1) if Atkins is on target to meet at least 100% of its annual budget for the year in which the termination occurs, a pro-rated portion of his annual performance-based cash incentive award, paid on the same date that awards for such year are paid to other executives of Atkins, (2) the continuation of his base salary for 15 months following the termination of his employment, and (3) to the extent Mr. Scalzo achieved at least 100% of his target bonus for the year immediately preceding his termination year and, at the time of his termination, the company is on target to meet at least 100% of its annual budget for the year in which his termination occurs, an amount equal to his target bonus for the year in which his employment is terminated, subject, in each case, to his compliance with the restrictive covenants in the agreement (as described above) and his timely execution and non-revocation of a general release of claims.

If Mr. Scalzo is terminated as a result of a “permanent disability” (as defined in the agreement), he is entitled to: (1) a prorated portion of the annual performance-based cash incentive award earned for the year of termination (if any) calculated at the end of such year and paid on the same date that awards for such year are paid to other executives of the company; (2) any other amounts earned, accrued or owing but not yet paid; and (3) continued participation in employee welfare benefit plans which, by their terms, permit a former employee to participate. In the event of a termination due to his death, his estate is entitled to the payments set forth in (1) and (2) above, as well as any other benefits to which he would be entitled in accordance with the terms of the applicable plans and programs of the company.

If a “change of control” of the company (as defined in the 2010 Option Plan, discussed below) occurs, neither the company, nor its affiliates, nor any acquirer will have any obligation to make severance payments in connection with such change of control, unless Mr. Scalzo’s employment is terminated by the company without “cause” or he resigns for “good reason” (each as defined in the agreement) following such change of control.

Upon any termination of Mr. Scalzo’s employment, including a termination for “cause” or resignation other than for “good reason,” he is entitled to: (1) his base salary actually earned up to the date of termination and (2) any earned cash incentive award from the previous year not yet paid.

Mr. Mara

Mr. Mara’s severance agreement provides for severance benefits if the company terminates his employment without “cause” (as defined in the agreement) or if he resigns for “good reason” (as defined in the agreement). In the event of such termination or resignation, he is entitled to the continuation of his base salary for 12 months following his termination, subject to his compliance with the restrictive covenants in the agreement (as described above) and his timely execution and non-revocation of a general release of claims.

If Mr. Mara is terminated as a result of a “permanent disability” (as defined in the agreement), he is entitled to: (1) a prorated portion of the annual performance-based cash incentive award earned for the year of termination (if any) calculated at the end of such year and paid on the same date that awards for such year are paid to other executives of the company; (2) any other amounts earned, accrued or owing but not yet paid; and (3) continued participation in employee welfare benefit plans which, by their terms, permit a former employee to participate. In the event of a termination due to his death, his estate is entitled to the payments set forth in clauses (1) and (2) above, as well as any other benefits to which he would be entitled in accordance with the terms of the applicable plans and programs of the company.

If a “change of control” of the company occurs (which is undefined in the agreement), neither the company, nor its affiliates, nor any acquirer will have any obligation to make severance payments in connection with such change of control, unless Mr. Mara’s employment is terminated by the company without “cause” or he resigns for “good reason” (each as defined in the agreement) in connection with such change of control.

Upon any termination of Mr. Mara’s employment, including a termination for “cause” or resignation other than for “good reason,” he is entitled to: (1) his base salary actually earned up to the date of termination and (2) any earned cash incentive award from the previous year not yet paid.

Mr. Parker

Mr. Parker’s employment letter provides for severance benefits if Mr. Parker’s employment is terminated without “cause” (which is undefined in the letter). In such instance, Mr. Parker is entitled to continue receiving his base salary for 12 months following his termination, subject to his timely execution and non-revocation of a general release of claims.

Change of Control Benefits

Mr. Mara

Pursuant to Mr. Mara’s amended and restated option grant, dated February 2, 2016, upon a “change of control” (as defined in the option grant) that occurs prior to December 31, 2018, Mr. Mara is entitled to an “exit bonus” (as defined in the option grant) equal to the excess, if any, of $2 million over (i) the gross, pre-tax proceeds he receives with respect to his options (net of the exercise price for such options) and shares acquired through previously exercised options, in each case, in the change of control transaction, plus (ii) any other change of control bonuses or similar payments he receives that are contingent upon the change of control transaction. Mr. Mara’s entitlement to the exit bonus is subject to his continued employment with the company through the closing of the change of control transaction.

Mr. Parker

In 2013, Atkins entered into change in control bonus award agreements with Mr. Parker that provide for cash bonus payments payable upon a “change in control” (as defined in the agreement). The cash bonus payment payable under each agreement is determined by multiplying Mr. Parker’s “covered securities” (as defined in the respective agreements) by an amount designated in each agreement, and his entitlement to the cash bonus is subject to his compliance with the non-disclosure of trade secrets, confidentiality, and non-disparagement obligations and his timely execution and non-revocation of a general release of claims. The maximum potential payments to Mr. Parker under these agreements is approximately $915,000 in the aggregate.

2010 Stock Option Plan

In 2010, Atkins adopted the 2010 Option Plan in order to provide a means to attract, retain and motivate Atkins’ directors, employees and consultants upon whose judgment, initiative and efforts Atkins’ continued success, growth and development are dependent. The 2010 Option Plan provides that each award will expire no later than the tenth anniversary of the grant. Vesting of the options granted under the 2010 Option Plan is determined in accordance with the provisions of the applicable option certificate. The specific provisions of option certificates issued pursuant to the 2010 Option Plan, including those concerning vesting of options, may vary. In order to exercise any portion of the options, the holder must be an active director, employee or consultant at the time of exercise of the option, unless otherwise provided in the applicable option certificate. If the termination of a director, employee or consultant’s status as an active employee is due to his or her death, the person or persons to whom any portion of the options are transferred by will or by the laws of descent and distribution, as applicable, thereafter will be treated as the holder of the option. In no event will an employee be entitled to exercise the option after its original expiration date. All options, whether or not vested, will be forfeited if an employee’s employment is terminated for “cause” (as defined in the 2010 Option Plan), unless otherwise provided in the applicable option certificate.

In connection with the Business Combination, all outstanding vested and unvested options will be exercised or cancelled pursuant to the terms of the Merger Agreement. See “Proposal No. 1 — Approval of the Business Combination — The Merger Agreement — Merger Consideration.” No additional awards will be made under the 2010 Option Plan.

Director Compensation

The table below sets forth information concerning the 52-week period ended August 27, 2016 compensation of Atkins’ non-employee directors that served during any part of the 52-week period ended August 27, 2016. In addition to the amounts shown below, Atkins also reimbursed all directors for travel expenses and other out-of-pocket costs incurred in connection with their attendance at meetings.

Name	Fees earned or paid in cash ($)	Stock/option awards ($)	All other compensation ($)	Total ($)
Ezra Field	—	—	—	—
Richard Laube	100,000	—	—	100,000
David Lee	—	—	—	—
Steve Heyer	50,000	—	—	50,000
Steve Powell	50,000	—	—	50,000
Tom McNeely	50,000	—	—	50,000
Michael Thompson	—	—	—	—
Patti Larchet	100,000	—	—	100,000

SELECTED HISTORICAL FINANCIAL INFORMATION OF ATKINS

The following table sets forth selected historical financial information derived from Atkins’ (i) unaudited financial statements included elsewhere in this proxy statement/prospectus for the 26-week period ended February 25, 2017 and February 27, 2016 and (ii) audited financial statements for the 52-week period ended August 27, 2016, the 35-week period ended August 29, 2015, and the 52-week period ended December 27, 2014, December 28, 2013, and (iii) unaudited financial statements for the 52-week period ended December 29, 2012 and December 31, 2011. You should read the following selected financial information in conjunction with the section entitled “Atkins’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Atkins’ financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

	26-week period ended		52-week period ended	35-week period ended	52-week period ended
(in thousands)	February 25, 2017	February 27, 2016	August 27, 2016	August 29, 2015	December 27, 2014	December 28, 2013	December 29, 2012	December 31, 2011
Operating data:
Net Sales	$202,111	$219,777	$427,858	$252,898	$429,858	$393,929	$311,153	$247,744
Cost of goods sold	106,826	126,489	248,464	151,978	249,832	221,120	161,739	128,013
Gross profit	95,285	93,288	179,394	100,920	180,026	172,809	149,414	119,731
Operating expenses:
Distribution	9,329	9,075	18,489	11,429	19,481	19,544	16,575	13,812
Selling	8,271	9,369	18,513	14,632	22,282	23,211	15,851	14,104
Marketing	19,236	19,464	37,751	30,515	33,548	31,951	28,122	21,231
General and administrative	21,699	21,865	46,961	29,028	41,000	40,008	35,156	28,847
Depreciation and amortization	4,927	5,247	10,179	7,267	11,195	11,304	11,166	10,356
Other expense	58	425	1,542	65	146	603	1,094	—
Total operating expenses	63,520	65,445	133,435	92,936	127,652	126,621	107,964	88,350
Income from operations	31,765	27,843	45,959	7,984	52,374	46,188	41,450	31,381
Other income (expense):
Change in warrant liabilities	(397)	—	(722)	1,689	143	(3,173)	(8,392)	(2,846)
Interest expense	(13,629)	(13,733)	(27,195)	(18,331)	(27,823)	(35,402)	(21,573)	(19,207)
Loss on foreign currency transactions	(718)	(401)	(619)	(1,045)	(1,211)	1,198	(534)	(88)
Other expense	199	116	118	55	96	297	171	454
Total other expense	(14,545)	(14,018)	(28,418)	(17,632)	(28,795)	(37,080)	(30,328)	(21,687)
(Loss) income before (benefit from) provision for income taxes	17,220	13,825	17,541	(9,648)	23,579	9,108	11,122	9,694
(Benefit from) provision for income taxes	6,970	5,726	7,507	(4,334)	9,623	5,859	14,234	5,680
Net (loss) income	$10,250	$8,099	$10,034	$(5,314)	$13,956	$3,249	$(3,112)	$4,014

(in thousands)
Balance sheet data (at end of period):
Total assets	$396,238	$382,363	$389,512	$366,953	$385,215	$367,033	$337,917	$325,116
Long term debt, less current maturities	330,437	331,786	321,638	331,565	330,758	330,234	252,197	200,372
Warrant liabilities	16,119	15,000	15,722	15,000	16,689	16,832	17,158	11,601
NCP-ATK Holdings, Inc. and Subsidiaries’ stockholders’ equity (deficit)	(15,996)	(32,047)	(27,834)	(41,322)	(36,217)	(53,911)	11,570	69,049

ATKINS’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of Atkins’ audited and unaudited financial condition and results of operations should be read in conjunction with the information presented in “Selected Historical Financial Information of Atkins” and Atkins’ consolidated financial statements and the notes thereto included elsewhere in this proxy statement/prospectus. In addition to historical information, the following discussion contains forward-looking statements, such as statements regarding Atkins’ expectation for future performance, liquidity and capital resources, that involve risks, uncertainties and assumptions that could cause actual results to differ materially from Atkins expectations. Atkins’ actual results may differ materially from those contained in or implied by any forward-looking statements. Factors that could cause such differences include those identified below and those described in “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and “Unaudited Pro Forma Condensed Combined Financial Information.” Atkins assumes no obligation to update any of these forward-looking statements.

Effective August 29, 2015, Atkins changed its fiscal year end from the last Saturday in December to the last Saturday in August. Atkins’ fiscal year 2016 ended August 27, 2016, and was a 52-week period. Atkins fiscal period 2015 ended August 29, 2015, and was a 35-week period. Fiscal years 2014 and 2013 were each 52-week periods, and ended December 27, 2014 and December 28, 2013, respectively. Atkins’ fiscal quarters are comprised of 13 weeks each, except for 53-week fiscal periods for the which the fourth quarter will be comprised of 14 weeks, and end on the 13th Saturday of each quarter (14th Saturday of the fourth quarter, when applicable). Fiscal year 2017 will be a 52-week period and will end August 26, 2017. Atkins’ fiscal quarters for fiscal 2017 will end on November 26, 2016, February 25, 2017, May 27, 2017 and August 26, 2017.

The information for the 52-week period ended August 27, 2016, the 35-week period ended August 29, 2015 and the 52-week period ended December 27, 2014 and December 28, 2013 are derived from Atkins’ audited consolidated financial statements and the notes thereto included elsewhere in this proxy statement/prospectus. The information for the 26-week period ended February 25, 2017 and February 27, 2016 are derived from the unaudited interim consolidated financial statements and the notes thereto included elsewhere in this proxy statement/prospectus. The information for the 53-week period ended August 29, 2015 and the 35-week period ended August 30, 2014 are derived from unaudited consolidated financial statements, which are not included in this proxy statement/prospectus. Because the 53-week period ended August 29, 2015 included an additional week of operation, Atkins’ net sales, expenses and other results of operations may be higher for that period.

Any reference to “Atkins” refers to NCP-ATK Holdings, Inc. and its consolidated subsidiaries.

Overview

Atkins is a developer, marketer and seller of branded nutritional foods and snacking products. Its highly-focused product portfolio consists primarily of nutrition bars, RTD shakes, snacks and confectionery products marketed under the Atkins®, SimplyProtein®, Atkins Harvest Trail, Atkins Endulge® and Atkins Lift brand names. Over the past 45 years, Atkins has become an iconic American brand that for many consumers stands for “low carb,” “low sugar” and “protein rich” nutrition. In its core snacking business, Atkins strives to offer a complete line of nutrition bars, RTD shakes and confections that satisfy hunger while providing consumers with a convenient, “better-for-you” snacking alternative. In addition to snacking products, Atkins has entered into a license arrangement for frozen meals sold in the U.S. by Bellisio Foods, Inc.

Atkins is a leading brand in nutritional snacking with a broad and growing consumer base. Atkins sales, marketing and R&D capabilities enable it to distribute products into a national customer base across the mass merchandiser, grocery and drug channels. Atkins believes that its broad brand recognition, depth of management talent and strong cash generation position it to continue to innovate in the Atkins brand and acquire other brands, and thereby become an industry leading snacking platform. To that end, in December 2016, Atkins completed the acquisition of Wellness Foods, Inc., a Canada-based developer, marketer and seller of the SimplyProtein® brand that is focused on protein-rich and low-sugar products, which Atkins’ management believes has significant opportunity for expansion in the U.S.

Matters Affecting Comparability

Atkins results of operations for the periods presented in this section were affected by the following:

Change in Fiscal Year

Effective August 29, 2015, Atkins changed its fiscal year end from the last Saturday in December to the last Saturday in August. The intent of the change was to better align the reporting of Atkins’ financial results with the consumer spending patterns on its business and the seasonality of the business. This change has also allowed Atkins to better synchronize its management processes and business cycles with its consumers.

Licensing of the Frozen Meals

On September 1, 2016, the agreement with Bellisio Foods to license Atkins’ frozen meals resulting in royalty income became effective. This income will be reported within net sales for the period beginning with the 26-week period ended February 25, 2017 whereas the frozen sales and related profitability was included in net sales through operating income in all prior periods. For a further discussion of this agreement, see Note 16 — Subsequent Events to Atkins consolidated financial statements.

Atkins’ Reportable Segment

Atkins’ business is organized around one reportable segment based on its go-to-market strategies, the objectives of the business and how Atkins’ chief decision maker, its CEO, monitors operating performance and allocates resources.

Key Performance Indicators

In assessing the performance of its business, Atkins considers a number of key performance indicators used by management and typically used by its competitors, including the non-GAAP measures of EBITDA and Adjusted EBITDA. Because not all companies use identical calculations, this presentation of EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA. Atkins defines Adjusted EBITDA as net income (loss) before interest expense, income tax expense, depreciation and amortization with further adjustments to exclude the following items: stock-based compensation and warrant expense, transaction costs and IPO readiness, restructuring costs, management fees, transactional exchange impact and other one-time expenses. Atkins believes that the inclusion of these supplementary adjustments in presenting Adjusted EBITDA are appropriate to provide additional information to investors and reflects more accurately operating results of the on-going operations. Adjusted EBITDA may not be comparable to other similarly titled captions of other companies due to differences in calculation.

The table below provides a reconciliation of Adjusted EBITDA (Earnings before interest, tax, depreciation, and amortization) to its most directly comparable GAAP measure, which is net income (loss), for the 26-week period ended February 25, 2017 (unaudited) and February 27, 2016 (unaudited), the 52-week period ended August 27, 2016 (audited), the 53-week period ended August 29, 2015 (unaudited), the 35-week period ended August 29, 2015 (audited) and August 30, 2014 (unaudited), and the 52-week period ended December 27, 2014 (audited) and December 28, 2013 (audited). For a further discussion of EBITDA and Adjusted EBITDA and why we consider them useful, see footnotes 1 and 2 to “Summary Historical Financial Information of Atkins.”

	26-Week Period Ended		52/53-Week Period Ended		35-Week Period Ended		52-Week Period Ended
(in thousands)	February 25, 2017	February 27, 2016	August 27, 2016	August 29, 2015	August 29, 2015	August 30, 2014	December 27, 2014	December 28, 2013
Net income (loss)	$10,250	$8,099	$10,034	$9,076	$(5,314)	$(4,503)	$13,956	$3,249
Interest expense	13,629	13,733	27,195	27,760	18,331	18,408	27,823	35,402
Income tax expense (benefit)	6,970	5,726	7,507	6,205	(4,334)	(2,554)	9,623	5,859
Depreciation and amortization	4,927	5,247	10,179	10,967	7,267	7,495	11,195	11,304
EBITDA	$35,776	$32,805	$54,915	$54,008	$15,950	$18,846	$62,597	$55,814

Stock Based Comp/Warrants	$1,460	$1,052	$2,826	$1,029	$(1,464)	$1,826	$1,285	$4,684
Transaction Fees/IPO Readiness	556	275	470	556	483	1,394	1,466	—
Restructuring Costs	57	424	1,542	197	65	15	146	603
Management Fees	981	638	1,670	1,647	854	781	1,574	1,421
Recall Receivable Reserve	—	—	1,922	—	—	—	—	—
Refinancing Closing Costs	—	—	—	—	—	—	—	2,668
Frozen Licensing Media	335	—	—	—	—	—	—	—
One-time legal costs	455	—	—	—	—	—	—	—
Other(1)	740	428	896	1,939	1,073	235	1,268	(1,172)
Adjusted EBITDA	$40,360	$35,622	$64,241	$59,376	$16,961	$23,097	$68,336	$64,018

____________

(1)      Other items consist principally of exchange impact of foreign currency transactions as well as minor impacts of channel inventory returns.

Key Financial Definitions

Net sales. Net sales consists primarily of product sales to Atkins’ customers less cost of promotional activities, slotting fees and other sales credits and adjustments, including product returns. However, beginning in the first quarter of the 26-week period ended February 25, 2017 in connection with the licensing of Atkins’ frozen business noted above, Atkins now includes licensing revenue from the frozen meals business in net sales.

Cost of goods sold. Cost of goods sold consists primarily of the costs Atkins pays to its contract manufacturing partners to produce the products sold. These costs include the purchase of raw ingredients, packaging and a tolling charge for the contract manufacturer. Cost of products sold includes products provided at no charge as part of promotions and the non-food materials provided with customer orders.

Gross profit. Gross profit is net sales less cost of goods sold.

Operating expenses. Operating expenses consist primarily of selling, marketing and distribution expenses, general and administrative expenses, depreciation and amortization and other expenses. The following is a brief description of the components of Atkins’ operating expenses:

•         Selling, marketing and distribution. Selling and marketing expenses are comprised of advertising and marketing costs as well as broker commissions. Distribution is principally freight associated with shipping and handling of products from Atkins’ distribution center to the customer.

•         General and administrative. General and administrative expenses are comprised of expenses associated with corporate and administrative functions that support Atkins’ business, including fees for employee salaries, professional services, insurance and other general corporate expenses. We expect our general and administrative fees to increase as we incur additional legal, accounting, insurance and other expenses associated with being a public company.

•         Depreciation and amortization. Depreciation and amortization costs consist of costs associated with the depreciation of fixed assets and capitalized leasehold improvements and amortization of intangible assets.

•         Other expense. Other expense is principally one-time costs of restructuring consisting of severance and related expenses.

Income from operations. Operating income (loss) reflects gross profit less operating expenses.

Other income (expense). Other income (expense) consists of non-frozen meals licensing revenue and other amounts, change in warrant liabilities, interest expense and loss on foreign currency transactions.

Income tax expense (benefit). Income tax expense (benefit) includes current and deferred federal tax expenses, as well as state and local income taxes. See “— Critical Accounting Policies — Income taxes.”

Net income (loss). Net income (loss) consists of income from operations less income tax expense plus income tax (benefit).

Comparison of Results for the 26-Week Period Ended February 25, 2017 and February 27, 2016

The following table sets forth information comparing the components of net income for the 26-week period ended February 25, 2017 and February 27, 2016.

	26-Week Period Ended		26-Week Period Ended
	February 25, 2017		February 27, 2016
	(unaudited)		(unaudited)
(in thousands)		% of sales		% of sales
Net sales	$202,111	100.0%	$219,777	100.0%
Cost of goods sold	106,826	52.8%	126,489	57.6%
Gross profit	$95,285	47.2%	$93,288	42.4%

Operating expenses:
Selling, marketing and distribution	$36,836	18.2%	$37,908	17.2%
General and administrative	21,699	10.7%	21,865	9.9%
Depreciation and amortization	4,927	2.4%	5,247	2.4%
Other expense	58	0.0%	425	0.2%
Total operating expenses	$63,520	31.4%	$65,445	29.8%
Income from operations	31,765	15.7%	27,843	12.7%

Other income (expense):
Interest expense	(13,629)	(6.7)%	(13,733)	(6.2)%
Other expense	(916)	(0.5)%	(285)	(0.1)%
Income before income taxes	17,220	8.5%	13,825	6.3%
Taxes	6,970	3.4%	5,726	2.6%
Net income	$10,250	5.1%	$8,099	3.7%

Other financial data:
Adjusted EBITDA	$40,360	20.0%	$35,622	16.2%

Net sales. Net sales decreased $17.7 million, or 8%, for the 26-week period ended February 25, 2017 (unaudited) compared to the 26-week period ended February 27, 2016 (unaudited). The net sales change is impacted by a few items that affect comparability as Atkins began licensing its frozen meals as of September 1, 2016 and acquired Wellness Foods in December 2016. With the licensing of Atkins’ frozen meals, net sales decreased approximately $28.9 million with net sales in the 26-week period ended February 27, 2016 of $31.0 million replaced by the licensing revenue of approximately $2.1 million in the 26-week period ended February 25, 2017. Additionally, net sales increased $1.1 million in the 26-week period ended February 25, 2017 from the Wellness Foods acquisition in December 2016. The combination of these two changes resulted in a decrease in net sales of $27.8 million for the 26-week period ended February 25, 2017 (unaudited) compared to the 26-week period ended February 27, 2016 (unaudited). Excluding this, net sales actually increased $10.1 million, or 5%, due to increases in Atkins’ snacking business. The $10.1 million increase in net sales on snacking products was primarily due to a volume increase of $11.2 million driven by an increase in consumer demand, partially offset by negative pricing and mix changes of $1.0 million.

Cost of goods sold. Cost of goods sold decreased $19.7 million, or 16%, for the 26-week period ended February 25, 2017 (unaudited) compared to the 26-week period ended February 27, 2016 (unaudited). The decrease in cost of goods sold was principally due to the licensing of Atkins’ frozen meals and the elimination of approximately $24 million of cost of goods sold related to this in Atkins’ results in the 26-week period ended February 25, 2017. This decrease was partially offset by an increase in cost of goods sold due to the increase in net sales from its snacking business totaling approximately $4 million and the acquisition of Wellness Foods to the portfolio, which added $0.6 million in cost of goods sold.

Gross profit. Gross profit increased $2.0 million, or 2%, for the 26-week period ended February 25, 2017 (unaudited) compared to the 26-week period ended February 27, 2016 (unaudited). The increase in gross profit was driven by increased sales of snacking products (approximately $5 million), the addition of Wellness Foods ($0.5 million), increased cost savings as well as positive product mix ($1.7 million) partially offset by net impact of approximately $5 million for the elimination of lower frozen meals gross profit partially offset by the unmatched licensing revenue from frozen meals licensing.

Operating expenses. Operating expenses decreased $1.9 million, or 3%, for the 26-week period ended February 25, 2017 (unaudited) compared to the 26-week period ended February 27, 2016 (unaudited) due to the following:

•         Selling, marketing and distribution. Selling, marketing and distribution expenses decreased $1.1 million, or 3%, for the 26-week period ended February 25, 2017 (unaudited) compared to the 26-week period ended February 27, 2016 (unaudited). The decrease in selling, marketing and distribution expenses was driven primarily by the elimination of expenses from Atkins’ frozen meals of approximately $3 million partially offset by costs growing proportionally with the increased net sales on the snacking business of approximately $2 million.

•         General and administrative. General and administrative expenses decreased $0.2 million for the 26-week period ended February 25, 2017 (unaudited) compared to the 26-week period ended February 27, 2016 (unaudited). The decrease in general and administrative expenses was driven primarily by the elimination of expenses from Atkins’ frozen meals of $1.3 million, partially offset by some one-time expenses related to transaction fees and a legal case totaling $0.8 million.

•         Depreciation and amortization. Depreciation and amortization expenses decreased $0.3 million for the 26-week period ended February 25, 2017 (unaudited) compared to the 26-week period ended February 27, 2016 (unaudited). The decrease in depreciation and amortization expenses was driven primarily by the decrease in amortization of intangible assets.

•         Other expense. Other expenses decreased $0.4 million for the 26-week period ended February 25, 2017 (unaudited) compared to the 26-week period ended February 27, 2016 (unaudited). The decrease in other expenses was driven primarily by a restructuring charge in the 26-week period ended February 27, 2016 that was unmatched in the current period.

Interest expense. Interest expense decreased $0.1 million for the 26-week period ended February 25, 2017 (unaudited) compared to the 26-week period ended February 27, 2016 (unaudited).

Other income (expense). Other expense increased $0.7 million for the 26-week period ended February 25, 2017 (unaudited) compared to the 26-week period ended February 27, 2016 (unaudited) due to an increase in warrant liabilities of $0.4 million and an increase in currency transaction expense of $0.3 million.

Income tax expense (benefit). Income tax expense increased $1.2 million, or 22%, from the 26-week period ended February 25, 2017 (unaudited) compared to the 26-week period ended February 27, 2016 (unaudited). The increase in the income tax expense was primarily driven by the increase in pretax income.

Net income. Net income increased $2.2 million, or 27%, for the 26-week period ended February 25, 2017 (unaudited) compared to the 26-week period ended February 27, 2016 (unaudited). The increase in net income was driven primarily by improved income from operations due to improved gross profit and lower operating expenses largely due to the elimination of expenses from Atkins frozen meals partially offset by increased income taxes.

Adjusted EBITDA. Adjusted EBITDA increased $4.7 million, or 13%, for the 26-week period ended February 25, 2017 (unaudited) compared to the 26-week period ended February 27, 2016 (unaudited). The increase in Adjusted EBITDA was driven primarily by improved income from operations due to improved gross profit and lower operating expenses largely due to the elimination of expenses from Atkins frozen meals. For a reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure, see “— Key Performance Indicators — Adjusted EBITDA.”

Comparison of Results for the 52-Week Period Ended August 27, 2016 and the 53-Week Period Ended August 29, 2015

The following table sets forth information comparing the components of net income for the 52-week period ended August 27, 2016 and the 53-week period ended August 29, 2015.

	52-Week Period Ended		53-Week Period Ended
	August 27, 2016		August 29, 2015
	(audited)		(unaudited)
(in thousands)		% of sales		% of sales
Net sales	$427,858	100.0%	$419,128	100.0%
Cost of goods sold	248,464	58.1%	246,059	58.7%
Gross profit	$179,394	41.9%	$173,069	41.3%

Operating expenses:
Selling, marketing and distribution	$74,753	17.5%	$73,793	17.6%
General and administrative	46,961	11.0%	44,375	10.6%
Depreciation and amortization	10,179	2.4%	10,967	2.6%
Other expense	1,542	0.3%	196	0.1%
Total operating expenses	$133,435	31.2%	$129,331	30.9%
Income from operations	45,959	10.7%	43,738	10.4%

Other income (expense):
Interest expense	(27,195)	(6.4)%	(27,760)	(6.6)%
Other expense	(1,223)	(0.3)%	(697)	(0.2)%
Income (loss) before income taxes	17,541	4.1%	15,281	3.6%
Taxes	7,507	1.8%	6,205	1.5%
Net income (loss)	$10,034	2.3%	$9,076	2.2%

Other Financial Data (Unaudited):
Adjusted EBITDA	$64,241	15.0%	$59,376	14.2%

Net sales. Net sales increased $8.7 million, or 2%, for the 52-week period ended August 27, 2016 (audited) compared to the 53-week period ended August 29, 2015 (unaudited). The increase in net sales was driven primarily by growth in Atkins’ U.S. snacking products, which were up $12.5 million, partially offset by declines in frozen meals of $2.2 million and an unfavorable currency impact of $2.1 million. The increase in U.S. snacking products of $12.5 million was due to a volume increase of $7.7 million driven by an increase in demand positive price/mix of $7.7 million, partially offset by an increase in returns of $2.9 million. The pricing and mix increase can be primarily attributed to the annualized impact of Atkins’ price increase on U.S. snacking products in December 2014 of approximately $2.5 million as well as improved product mix largely due to the addition of the Atkins Lift line to the portfolio at a higher price point. The increase in returns was principally due to the one-time impact of an ingredient recall on some of Atkins’ products in June of 2016. Although Atkins recognized a loss for this of approximately $2 million, Atkins is actively pursuing collection of this from its supplier.

Cost of goods sold. Cost of goods sold increased $2.4 million, or 1%, from the 52-week period ended August 27, 2016 (audited) compared to the 53-week period ended August 29, 2015 (unaudited). The increase in cost of goods sold was driven primarily by the net sales increase noted above totaling approximately $5 million partially offset by cost savings and improved product mix of approximately $3 million.

Gross profit. Gross profit increased $6.3 million, or 4%, from the 52-week period ended August 27, 2016 (audited) compared to the 53-week period ended August 29, 2015 (unaudited). The increase in gross profit was driven primarily by the net sales increase noted above (approximately $4 million), the annualized impact of Atkins’ price increase from snacking products in December 2014 of approximately $2.5 million as well as favorable cost savings and product mix of approximately $3 million partially offset by the increase in returns and allowances of $3 million, principally due to the one-time cost of the recall, and product mix.

Operating expenses. Operating expenses increased $4.1 million, or 3%, from the 52-week period ended August 27, 2016 (audited) compared to the 53-week period ended August 29, 2015 (unaudited) due to the following:

•         Selling, marketing and distribution. Selling, marketing and distribution expenses increased $1.0 million, or 1%, from the 52-week period ended August 27, 2016 (audited) compared to the 53-week period ended August 29, 2015 (unaudited). The increase in selling, marketing and distribution expenses was driven primarily by costs growing proportionally with the increased net sales.

•         General and administrative. General and administrative expenses increased $2.6 million, or 6%, from the 52-week period ended August 27, 2016 (audited) compared to the 53-week period ended August 29, 2015 (unaudited). The increase in general and administrative expenses was driven primarily by increases in employee related costs of $1.3 million and in facility costs of $0.4 million as well as some one-time legal settlements of $0.6 million in 2016.

•         Depreciation and amortization. Depreciation and amortization expenses decreased $0.8 million, or 7%, from the 52-week period ended August 27, 2016 (audited) compared to the 53-week period ended August 29, 2015 (unaudited). The decrease in depreciation and amortization expenses was driven primarily by the decrease in amortization of intangible assets.

•         Other expense. Other expenses increased $1.3 million from the 52-week period ended August 27, 2016 (audited) compared to the 53-week period ended August 29, 2015 (unaudited). The increase in other expenses was due to the one-time costs of restructuring activities largely due to the employee costs eliminated as part of the licensing of Atkins’ frozen meal products.

Interest expense. Interest expense decreased $0.6 million, or 2.0%, from the 52-week period ended August 27, 2016 (audited) compared to the 53-week period ended August 29, 2015 (unaudited). The decrease in interest expense was driven primarily by reduced levels of debt.

Other income (expense). Other expense increased $0.5 million from the 52-week period ended August 27, 2016 (audited) compared to the 53-week period ended August 29, 2015 (unaudited) due to an increase in warrant liabilities of $1.8 million partially offset by more favorable currency transaction expense of $1.3 million.

Income tax expense (benefit). Income tax expense increased $1.3 million, for the 52-week period ended August 27, 2016 (audited) compared to the 52-week period ended August 29, 2015 (unaudited). The increase in the income tax expense was primarily driven by the increase in pretax income of $2.3 million in the 52-week period ended August 27, 2016, combined with a one-time tax benefit of $0.9 million and remaining net benefit of $0.4 million for all other items affecting income tax, both of which reduced tax expense in 52-week period ended August 29, 2015 only. The one-time tax benefit relates to a reduction in the federal income tax rate used to record income taxes from 35% to 34% during 52-week period ended August 29, 2015.

Net income. Net income increased $1.0 million, or 11%, from the 52-week period ended August 27, 2016 (audited) compared to the 53-week period ended August 29, 2015 (unaudited). The increase in net income was driven primarily by improved income from operations largely due to improved gross profit partially offset by higher operating expenses and increased income taxes.

Adjusted EBITDA. Adjusted EBITDA increased $4.9 million, or 8%, from the 52-week period ended August 27, 2016 (unaudited) compared to the 53-week period ended August 29, 2015 (unaudited). The increase was driven primarily by improved income from operations largely due to improved gross profit partially offset by higher operating expenses. Additionally, Adjusted EBITDA is improved by the exclusion of the loss from the ingredient recall and frozen meals restructuring charges that are one-time items in EBITDA. For a reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure, see “— Key Performance Indicators — Adjusted EBITDA.”

Comparison of Results for the 35-Week Period Ended August 29, 2015 and August 30, 2014

The following table sets forth information comparing the components of net income for the 35-week period ended August 29, 2015 and August 30, 2014.

	35-Week Period Ended
	August 29, 2015		August 30, 2014
	(audited)		(unaudited)
(in thousands)		% of sales		% of sales
Net sales	$252,898	100.0%	$260,391	100.0%
Cost of goods sold	151,978	60.1%	155,634	59.8%
Gross profit	$100,920	39.9%	$104,757	40.2%

Operating expenses:
Selling, marketing and distribution	$56,576	22.4%	$57,933	22.2%
General and administrative	29,028	11.4%	26,992	10.4%
Depreciation and amortization	7,267	2.9%	7,495	2.9%
Other expense	65	0.0%	14	0.0%
Total operating expenses	$92,936	36.7%	$92,434	35.5%
Income from operations	7,984	3.2%	12,323	4.7%

Other income (expense):
Interest expense	(18,331)	(7.2)%	(18,408)	(7.1)%
Other expense	699	0.3%	(972)	(0.4)%
Income (loss) before income taxes	(9,648)	(3.8)%	(7,057)	(2.7)%
Taxes	(4,334)	(1.7)%	(2,554)	(1.0)%
Net income (loss)	$(5,314)	(2.1)%	$(4,503)	(1.7)%

Other financial data (Unaudited):
Adjusted EBITDA	$16,961	6.6%	$23,097	8.8%

Net sales. Net sales decreased $7.5 million, or 3%, for the 35-week period ended August 29, 2015 (audited) compared to the 35-week period ended August 30, 2014 (unaudited). The decrease in net sales was driven primarily by decreases to U.S. snacking business of $7.9 million and an unfavorable currency impact of $3.5 million partially offset by an increase in frozen meals of $2.0 million and an increase in our international business in constant dollars of $1.9 million. The decrease in the U.S. snacking business was due to a volume decrease of $12.7 million partially offset by positive pricing and mix changes of $4.8 million. The volume decline was largely driven by a decline in retail inventory levels primarily due to our warehouse shutdown the last week in August 2015 to conduct a physical inventory in connection with the shift in year end from December to August in 35-week period ended August 29, 2015. This resulted in a delay in timing of shipment to customers and reduced retail inventory levels. The pricing and mix increase can be primarily attributed to the price increase from snacking products in December of 2014.

Cost of goods sold. Cost of goods sold decreased $3.7 million, or 2%, for the 35-week period ended August 29, 2015 (audited) compared to the 35-week period ended August 30, 2014 (unaudited). The decrease in cost of goods sold was driven primarily by the net sales decrease noted above.

Gross profit. Gross profit decreased $3.8 million, or 4%, for the 35-week period ended August 29, 2015 (audited) compared to the 35-week period ended August 30, 2014 (unaudited). The decrease in gross profit was driven primarily by the net sales decrease noted above (approximately $2.5 million) and negative product price/mix of approximately $0.5 million.

Operating expenses. Operating expenses increased $0.5 million, or 1%, for the 35-week period ended August 29, 2015 (audited) compared to the 35-week period ended August 30, 2014 (unaudited) due to the following:

•         Selling, marketing and distribution. Selling, marketing and distribution expenses decreased $1.4 million, or 2%, for the 35-week period ended August 29, 2015 (audited) compared to the 35-week period ended August 30, 2014 (unaudited) as costs decreased proportionally with the reduced net sales.

•         General and administrative. General and administrative expenses increased $2.0 million, or 8%, for the 35-week period ended August 29, 2015 (audited) compared to the 35-week period ended August 30, 2014 (unaudited). The increase in general and administrative expenses was driven primarily by increases in employee related costs due to a one-time bonus payout for all employees in August 2015 as well as a smaller bonus payout in 2014.

•         Depreciation and Amortization. Depreciation and amortization expenses decreased $0.2 million, or 3%, for the 35-week period ended August 29, 2015 (audited) compared to the 35-week period ended August 30, 2014 (unaudited).

Interest expense. Interest expense was relatively unchanged from the 35-week period ended August 29, 2015 (audited) compared to the 35-week period ended August 30, 2014 (unaudited) as debt levels were relatively constant.

Other income (expense). Other income increased $1.7 million for the 35-week period ended August 29, 2015 (audited) compared to the 35-week period ended August 30, 2014 (unaudited) due to a decrease in warrant liabilities of $2.6 million partially offset by unfavorable currency transaction expense of $0.8 million.

Income tax expense (benefit). Income tax benefit increased $1.8 million, for the 35-week period ended August 29, 2015 (audited) compared to the 35-week period ended August 30, 2014 (unaudited). The increase in the income tax benefit was primarily driven by the increase in pretax loss $2.6 million; the increase in non-temporary differences $0.9 million; and a one-time tax benefit of $0.9 million. The one-time tax benefit relates to a reduction in the federal income tax rate used to record income taxes from 35% to 34% during the 35-week period ended August 29, 2015. These tax credits are offset by the change in tax expenses of valuation allowance $0.3 million; state income tax adjustment of $0.2 million and all other affecting income tax of $0.4 million.

Net income (loss). Net loss increased $0.8 million, or 18%, for the 35-week period ended August 29, 2015 (audited) compared to the 35-week period ended August 30, 2014 (unaudited). The decrease in profitability was driven primarily by the decline in gross profit and increase in operating expenses partially offset by a decrease in other expense and an increase in income tax benefits.

Adjusted EBITDA. Adjusted EBITDA decreased $6.4 million, or 28%, for the 35-week period ended August 29, 2015 (unaudited) compared to the 35-week period ended August 30, 2014 (unaudited). The decrease in Adjusted EBITDA was driven primarily by the decline in gross profit and increase in operating expenses. For a reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure, see “— Key Performance Indicators — Adjusted EBITDA.”

Comparison of Results for the 52-Week Period Ended December 27, 2014 and December 28, 2013

The following table sets forth information comparing the components of net income for the 52-week period ended December 27, 2014 and December 28, 2013.

	52-Week Period Ended
	December 27, 2014		December 28, 2013
	(audited)
(in thousands)		% of sales		% of sales
Net sales	$429,858	100.0%	$393,929	100.0%
Cost of goods sold	249,832	58.1%	221,120	56.1%
Gross profit	$180,026	41.9%	$172,809	43.9%

Operating expenses:
Selling, marketing and distribution	$75,311	17.5%	$74,706	18.9%
General and administrative	41,000	9.6%	40,008	10.1%
Depreciation and amortization	11,195	2.6%	11,304	2.9%
Other expense	146	0.0%	603	0.2%
Total operating expenses	$127,652	29.7%	$126,621	32.1%
Income from operations	52,374	12.2%	46,188	11.7%

Other income (expense):
Interest expense	(27,823)	(6.5)%	(35,402)	(9.0)%
Other expense	(972)	(0.2)%	(1,678)	(0.4)%
Income before income taxes	23,579	5.5%	9,108	2.3%
Taxes	9,623	2.2%	5,859	1.5%
Net income	$13,956	3.2%	$3,249	0.8%

Other financial data (Unaudited):
Adjusted EBITDA	$68,336	15.9%	$64,018	16.0%

Net sales. Net sales increased $36 million, or 9%, for the 52-week period ended December 27, 2014 (audited) compared to the 52-week period ended December 28, 2013 (audited). The increase in net sales was driven primarily by growth in the U.S. snacking business of $21.2 million, an increase in the frozen meals business of $12.3 million and growth in international of $2.4 million. The impact of currency between periods was negligible. The growth in the U.S. snacking business is volume growth of approximately $25.6 million, partially offset by pricing and mix changes of approximately $4.4 million. Volume growth was largely due to an increase in consumer demand, while the pricing and mix decrease can be primarily attributed to the expansion of products into certain lower price point products. The frozen meals increase can be attributed to the significant increase in consumers and retail distribution in the second year of launch.

Cost of goods sold. Cost of goods sold increased $28.7 million, or 13%, for the 52-week period ended December 27, 2014 (audited) compared to the 52-week period ended December 28, 2013 (audited). The increase in cost of goods sold was driven primarily by the net sales increase noted above (approximately $20 million) and negative product mix due to the increase in higher-cost frozen meals as a percentage of the portfolio.

Gross profit. Gross profit increased $7.2 million, or 4%, for the 52-week period ended December 27, 2014 (audited) compared to the 52-week period ended December 28, 2013 (audited). The increase in gross profit was driven primarily by the net sales increase noted above (approximately $9 million) partially offset by negative product mix principally due to the increase in lower margin frozen meals.

Operating expenses. Operating expenses increased $1.0 million, or 1%, for the 52-week period ended December 27, 2014 (audited) compared to the 52-week period ended December 28, 2013 (audited) due to the following:

•         Selling, marketing and distribution. Selling, marketing and distribution expenses increased $0.6 million, or 1%, for the 52-week period ended December 27, 2014 (audited) compared to the 52-week period ended December 28, 2013 (audited). The increase in selling, marketing and distribution expense was driven primarily by increased selling and marketing costs principally behind the frozen meals expansion. As a percentage of net sales, the decline was driven by efficiency gains in distribution costs and sales commissions.

•         General and administrative. General and administrative expenses increased $1.0 million, or 2%, for the 52-week period ended December 27, 2014 (audited) compared to the 52-week period ended December 28, 2013 (audited). The increase is driven by an increase in employee and facility costs of $1.3 million largely due to the expansion into frozen meals. In addition, the 52-week period ended December 27, 2014 (audited) includes approximately $1.5 million in one-time costs for an external study to assess strategic options that was offset by approximately $2.7 million in one-time costs to refinance Atkins’ debt that was in the 52-week period ended December 28, 2013 (audited).

•         Depreciation and amortization. Depreciation and amortization expenses decreased $0.1 million, or 1%, for the 52-week period ended December 27, 2014 (audited) compared to the 52-week period ended December 28, 2013 (audited).

•         Other expense. Other expenses decreased $0.4 million for the 52-week period ended December 27, 2014 (audited) compared to the 52-week period ended December 28, 2013 (audited).

Interest expense. Interest expense decreased $7.6 million, or 21%, for the 52-week period ended December 27, 2014 (audited) compared to the 52-week period ended December 28, 2013 (audited). The decrease in interest expense was driven primarily by the write off of all remaining deferred financing fees in 2013 in connection with the refinancing.

Other income (expense). Other expense decreased $0.7 million for the 52-week period ended December 27, 2014 (audited) compared to the 52-week period ended December 28, 2013 (audited) due to an decrease in warrant liabilities of $3.4 million partially offset by unfavorable currency transaction expense of $2.4 million.

Income tax expense (benefit). Income tax expense increased $3.8 million, for the 52-week period ended December 27, 2014 (audited) compared to the 52-week period ended December 28, 2013 (audited). The increase in the income tax expense was primarily driven by the increase in pretax income $14.5 million and an increase in state income tax $0.4 million; offset by tax credits on non-temporary differences $1.2 million; and a valuation allowance $0.5 million.

Net income. Net income increased $10.7 million for the 52-week period ended December 27, 2014 (audited) compared to the 52-week period ended December 28, 2013 (audited). The increase in net income was largely due to the increased gross profit and lower interest expense as a result of the debt refinancing partially offset by increased operating expenses and higher taxes.

Adjusted EBITDA. Adjusted EBITDA increased $5.3 million, or 8%, for the 52-week period ended December 27, 2014 (unaudited) compared to the 52-week period ended December 28, 2013 (unaudited). The increase was driven by the increase in gross profit partially offset by increased operating expenses to support the new frozen meals. For a reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure, see “— Key Performance Indicators — Adjusted EBITDA.”

Liquidity and Capital Resources

Overview. Atkins has historically funded its operations with cash flow from operations and, when needed, with borrowings under its credit facility. Atkins’ principal uses for liquidity have been debt service and working capital. Atkins believes its sources of liquidity and capital will be sufficient to finance its continued operations, growth strategy and additional expenses we expect to incur as a public company for at least the next twelve months.

In addition, following the consummation of the Business Combination, Atkins will be obligated to make payments under the Tax Receivable Agreement (the “TRA”). Although the actual timing and amount of any payments that may be made under the TRA will vary, Atkins expects that the payments that we will be required to make could be significant. Any payments made by us under the TRA will generally reduce the amount of overall cash flow that might have otherwise been available to Atkins and, to the extent that Atkins is unable to make payments under the TRA for any reason, the unpaid amounts generally will be deferred and will accrue interest until paid by Atkins. See “Certain Relationships and Related Party Transactions — Tax Receivable Agreement.”

The following table shows summary cash flows information for the 26-week period ended February 25, 2017 (unaudited) and February 27, 2016 (unaudited), the 52-week period ended August 27, 2016 (audited), the 53-week period ended August 29, 2015 (unaudited), the 35-week period ended August 29, 2015 (audited) and August 30, 2014 (unaudited) and the 52-week period ended December 27, 2014 (audited) and December 28, 2013 (audited).

	26-Week Period Ended		52/53-Week Period Ended		35-Week Period Ended		52-Week Period Ended
(in thousands)	February 25, 2017	February 27, 2016	August 27, 2016	August 29, 2015	August 29, 2015	August 30, 2014	December 27, 2014	December 28, 2013
Net cash provided by operating activities	$19,387	$4,531	$29,023	$37,805	$20,426	$6,403	$23,479	$21,941
Net cash provided by (used in) investing activities	(21,323)	(312)	(815)	(1,685)	(968)	(159)	(875)	(1,229)
Net cash (used in) provided by financing activities	(3,477)	(7,464)	(6,735)	(1,932)	(2,165)	(5,091)	(4,857)	(1,729)
Effect of exchange rate changes on cash and cash equivalents	(162)	(278)	(75)	(179)	(113)	22	(249)	(52)
Net increase (decrease) in cash and cash equivalents	$(5,575)	$(3,523)	$21,398	$34,009	$17,180	$1,175	$17,498	$18,931

Comparison of Results for the 26-Week Period Ended February 25, 2017 (unaudited) and February 27, 2016 (unaudited)

Operating activities. Atkins’ net cash provided by operating activities was $19.4 million for the 26-week period ended February 25, 2017; an increase of $14.9 million, compared to $4.5 million for the 26-week period ended February 27, 2016. This increase of $14.9 million was due primarily to a favorable change in operating assets and liabilities as well as a higher net income. The favorable change in operating assets and liabilities was largely driven by the elimination of the assets and liabilities associated with the frozen meals licensing agreement resulting in lower inventory and receivable balances. This was somewhat offset by an increase in other assets due to a receivable due from Atkins’ frozen meals license partner as well as greater accounts payable and accrued expenses due to timing of disbursements.

Investing activities. Atkins’ net cash used by investing activities was $21.3 million for the 26-week period ended February 25, 2017, which was an increase of $21.0 million compared to the $0.3 million for the 26-week period ended February 27, 2016. The large increase was due to the purchase of Wellness Foods for approximately $21.0 million in December 2016.

Financing activities. Atkins’ net cash used by financing activities was $3.5 million for the 26-week period ended February 25, 2017, a decrease of $4.0 million, or 53%, compared to $7.5 million for the 26-week period ended February 27, 2016. This decrease was due primarily to a reduction in principal payments on Atkins’ debt in the current period.

Comparison of Results for the 52-Week Period Ended August 27, 2016 (audited) and the 53-Week Period Ended August 29, 2015 (unaudited)

Operating activities. Atkins’ net cash provided by operating activities was $29.0 million for the 52-week period ended August 27, 2016 (audited) compared to $37.8 million for the 53-week period ended August 29, 2015 (unaudited). This decrease of $8.8 million was due primarily to an unfavorable change in operating assets and liabilities as well as a slightly lower net income. The unfavorable change in operating assets and liabilities was driven by an increase in receivables partially offset by a reduction of inventory. Both of these were due to timing of sales in the month of August 2015 in connection with Atkins’ change in fiscal year end.

Investing activities. Atkins’ net cash used by investing activities was $0.8 million for the 52-week period ended August 27, 2016 (audited) compared to $1.7 million for the 53-week period ended August 29, 2015 (unaudited). All uses related to capital expenditures for the business, which average approximately $1.0 million per year, principally for research and development equipment, IT and website investments.

Financing activities. Atkins’ net cash used by financing activities was $6.7 million for the 52-week period ended August 27, 2016 (audited) compared to $1.9 million for the 53-week period ended August 29, 2015 (unaudited). The change was driven by an increase in payments of debt in 2016.

Comparison of Results for the 35-Week Period Ended August 29, 2015 (audited) and August 30, 2014 (unaudited)

Operating activities. Atkins’ net cash provided by operating activities was $20.4 million for the 35-week period ended August 29, 2015 (audited) compared to $6.4 million for the 35-week period ended August 30, 2014 (unaudited). This increase of $14.0 million was due primarily to a decrease in Atkins’ net loss as well as a favorable change in operating assets and liabilities. The favorable change in operating assets and liabilities was driven by lower accounts payable and accrued expenses due to timing of disbursements, as well as a decrease in receivables partially offset by a reduction of inventory. The changes in receivables and inventory were due to timing of sales in the month of August 2015 in connection with the change in fiscal year end.

Investing activities. Atkins’ net cash used by investing activities was $1.0 for the 35-week period ended August 29, 2015 (audited) compared to $0.2 million for the 35-week period ended August 30, 2014 (unaudited). All uses related to capital expenditures for the business, which average approximately $1 million per year, principally for research and development equipment, IT and website investments.

Financing activities. Atkins’ net cash used by financing activities was $2.2 million for the 35-week period ended August 29, 2015 (audited) compared to $5.1 million for the 35-week period ended August 30, 2014 (unaudited). The change was driven by a change in paydown of debt.

Comparison of Results for the 52-Week Period Ended December 27, 2014 (audited) and December 28, 2013 (audited)

Operating activities. Atkins’ net cash provided by operating activities was $23.5 million for the 52-week period ended December 27, 2014 compared to $21.9 million in the 52-week period ended December 28, 2013. This $1.5 million increase was due primarily to higher net income partially offset by an unfavorable change in operating assets and liabilities and the one-time write off of extinguished deferred financing fees in 2013. The unfavorable change in operating assets and liabilities was driven by a reduction in accrued interest due to the refinancing and greater accounts payable and accrued expenses due to timing of disbursements, partially offset by lower growth in receivables due to timing of sales.

Investing activities. Atkins’ net cash used in investing activities was $0.9 million for the 52-week period ended December 27, 2014 compared to $1.2 million in the 52-week period ended December 28, 2013. All uses here relate to capital expenditures for the business, which average approximately $1.0 million per year, principally for research and development equipment, IT and website investments.

Financing activities. Atkins’ net cash used in financing activities was $4.9 million for the 52-week period ended December 27, 2014 compared to a $1.7 million use in the 52-week period ended December 28, 2013. This increase in uses was due primarily to the paydown of debt in the 52-week period ended December 27, 2014 compared to the refinancing of the debt and partial distribution to shareholders in the 52-week period ended December 28, 2013.

Debt and credit facilities. On April 3, 2013, Atkins entered into a First Lien Credit Agreement, or First Lien, and a Second Lien Credit Agreement, or Second Lien, with Credit Suisse. The First Lien consists of a $20 million revolving line of credit and a $255 million term loan. The First Lien revolving line of credit bears interest at a rate per annum equal to LIBOR, with a floor of 1.25%, plus 5.0%, and matures on April 3, 2018. The First Lien requires quarterly principal and interests payments, bears interest at a rate per annum equal to LIBOR, with a floor of 1.25%, plus 5.0%, and matures on January 2, 2019. The First Lien also provides for an excess cash flow prepayment based on a contractual formula, payable within 120 days of the end of each fiscal year. The Second Lien consists of a $100 million term loan that requires annual interest payments, bears interest a rate per annum equal to LIBOR, with a floor of 1.25%, plus 8.5%, and matures on April 3, 2019.

Under the First Lien and Second Lien, Atkins has granted the lenders a security interest in substantially all of its assets, including the assets of its subsidiaries and an affiliate. In addition, the First Lien and Second Lien contain various restrictions, including restrictions on the payment of dividends and other distributions to equity and warrant holders, the incurrence of debt and the provision of liens and provide for the maintenance of certain financial ratios, including a maximum net leverage ratio ranging from 4.50:1:00 to 7:00:1:00. As of February 25, 2017, Atkins was in compliance with these covenants.

Seasonality

Atkins has experienced in the past, and expects to continue to experience, seasonal fluctuations in its retail sales as a result of consumer spending patterns. Historically, the months of January to May result in the greatest retail sales due to renewed consumer focus on healthy living following New Year’s Day, as well as significant customer merchandising around that time. Atkins believes these consumer spending patterns are driven primarily by the predisposition of consumers to adjust their approach to nutrition at certain times of the year as well as the timing of its advertising linked with key customer promotion windows.

Off-Balance Sheet Arrangements

As of February 25, 2017, Atkins had no material off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on its financial condition, changes in financial condition, income or expenses, results of operations, liquidity, capital expenditures or capital resources.

Contractual Obligations

The following table summarizes Atkins’ expected material contractual payment obligations as of August 27, 2016.

	Payments due by period
(in thousands)	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long term debt obligations	$337,209	$—	$337,209	$—	$—
Operating leases(1)	3,166	1,839	1,058	269	—
Interest payments	59,340	24,434	34,906	—	—
Total	$399,715	$26,273	$373,173	$269	$—

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(1)      As of August 27, 2016, Atkins is obligated under multiple non-cancelable operating leases, which continue through 2021. Rent expense, inclusive of real estate taxes, utilities and maintenance incurred under operating leases, which totaled $2.3 million during the 52-week period ended August 27, 2016, is included in general and administrative expenses in Atkins’ consolidated statements of operations.

Critical Accounting Policies

General. Atkins’ discussion and analysis of the historical financial condition and results of operations for the periods described is based on its audited consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the U.S., or U.S. GAAP. The preparation of these historical financial statements in conformity with U.S. GAAP requires management to make estimates, assumptions and judgments in certain circumstances that affect the reported amounts of assets, liabilities and contingencies as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Atkins evaluates its assumptions and estimates on an ongoing basis. Atkins bases its estimates on historical experience and on various other assumptions that Atkins’ believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Atkins has provided a summary of its significant accounting policies in Note 2 to its audited consolidated financial statements located elsewhere in this proxy statement/prospectus. The following critical accounting discussion pertains to accounting policies Atkins believes are most critical to the portrayal of its historical financial condition and results of operations and that require significant, difficult, subjective or complex judgments. Other companies in similar businesses may use different estimation policies and methodologies, which may impact the comparability of Atkins’ financial condition, results of operations and cash flows to those of other companies.

Revenue recognition, trade promotions, and accounts receivable. Atkins recognizes revenue from the sale of product when (i) persuasive evidence of an arrangement exists, (ii) the price is fixed or determinable, (iii) title and risk of loss pass to the customer at the time of delivery and (iv) there is reasonable assurance of collection of the sales proceeds. Atkins records estimated reductions to revenue for customer programs, slotting fees and incentive offerings, including special pricing agreements, price protection, promotions and other volume-based incentives at the time the incentive is offered or at the time of revenue recognition for the underlying transaction that results in progress by the customer toward earning the incentive. Some of these incentives are recorded by estimating costs based on Atkins’ historical experience and expected levels of performance of the trade promotion.

Atkins maintains allowances to reflect commitments made to customers for customer-executed promotional activities and other incentive offerings, including special pricing agreements, price protection, promotions and volume-based incentives, as well as damaged and aged customer inventory. These allowances are based on historical evaluations, both qualitative and quantitative, as well as Atkins’ best estimate of current activity. The allowances for customer programs and other incentive offerings are recorded at the time the incentive is offered or at the time or revenue recognition for the underlying transaction that results in progress by the customer toward earning the incentive. Atkins’ allowances for these commitments are recorded as a reduction trade receivables.

Atkins estimates the allowance for doubtful accounts based upon a review of outstanding receivables and historical collection information by customer. Normally, accounts receivable are due within 30 days after the date of the invoice. Accounts receivable are written off when they are determined to be uncollectible. Atkins’ policy for estimating allowances for doubtful accounts with respect to receivables is to record an allowance based on a historical evaluation of write-offs, aging of balances and other quantitative and qualitative analyses.

Goodwill and intangible assets. Atkins’ goodwill and intangible assets result primarily from acquisitions and primarily include brands and trademarks with indefinite lives and customer-related relationships with definite lives. Atkins records goodwill for all acquisitions as the excess of purchase price over the fair value of assets acquired. In accordance with accounting standards related to goodwill and other intangible assets, Atkins does not amortize those assets which have indefinite useful lives. Instead, Atkins conducts impairment tests on an annual basis to determine whether it is more likely than not the book value of the assets exceeds its estimated fair value. Amortizable intangible assets are only evaluated for impairment upon a significant change in the operating environment.

A quantitative assessment of goodwill and indefinite-lived intangibles was performed in 2014 and 2015 and a qualitative assessment of goodwill and indefinite-lived intangibles was performed for 2016. Atkins assessed the economic conditions and industry and market considerations, in addition to its overall financial performance and the overall financial performance of its trade names. Based on the results of its assessment, Atkins determined that it was not more likely than not that any of its reporting units had a carrying value in excess of the fair value. Accordingly, no further impairment testing was completed and Atkins did not recognize an impairment charges related to goodwill or indefinite-lived intangibles during 2014, 2015 or 2016.

Income taxes. Income taxes include federal, state and foreign taxes currently payable and deferred taxes arising from temporary differences between income for financial reporting and income tax purposes. Deferred tax assets and liabilities are determined based on the differences between the financial statement balances and the tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the year that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to amounts expected to be realized.

Share-based compensation. Share-based compensation expense is recognized for equity awards over the vesting period based on their grant-date fair value. The fair value of option awards is estimated at the date of grant using the Black-Scholes valuation model. The exercise price of each stock option equals or exceeds the estimated fair value of its stock price on the date of grant. Options can generally be exercised over a maximum term of ten years. Compensation expense is recognized only for equity awards expected to vest, and we estimate forfeitures at the date of grant and at each reporting date based on historical experience and future expectations. Share-based compensation expense is included within the same financial statement caption where the recipient’s other compensation is reported.

Recently Issued and Adopted Accounting Pronouncements

New accounting pronouncements that are issued by the Financial Accounting Standards Board (“FASB”) or other standards setting bodies are adopted by Atkins as of the specified effective date. Unless otherwise discussed, Atkins’ management believes that the impact of recently issued standards that are not yet effective will not have a material impact on its consolidated financial statements upon adoption.

In January 2017, the FASB issued Accounting Standards Update (“ASU”) 2017-04, Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The amended standard simplifies how an entity tests goodwill by eliminating Step 2 of the goodwill impairment test. The amended standard also modifies the concept of impairment from the condition that exists when the carrying amount of goodwill exceeds its implied fair value to the condition that exists when the carrying amount of a reporting unit exceeds its fair value. The new guidance is effective for Atkins beginning in fiscal 2020. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. Atkins is currently evaluating the impact of the new guidance on its goodwill impairment testing.

In March 2016, the FASB issued ASU No. 2016-09, Improvements to Employee Share-Based Payment Accounting. The pronouncement simplifies the accounting for income tax consequences of share-based payment transactions. The new guidance requires that all of the tax related to share-based payments be recorded in earnings at settlement (or expiration). This guidance is effective for Atkins beginning in fiscal 2017. Early adoption is permitted. Atkins is currently evaluating the effects adoption of this guidance will have on Atkins’ consolidated financial statements or financial statement disclosures.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The standard requires lessees to recognize the assets and liabilities that arise from leases on the balance sheet. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. The new guidance is effective for Atkins beginning in fiscal 2019. The amendments should be applied at the beginning of the earliest period presented using a modified retrospective approach with earlier application permitted as of the beginning of an interim or annual reporting period. Atkins is currently evaluating the effects adoption of this guidance will have on its consolidated financial statements.

In November 2015, Atkins changed the manner in which it reports deferred taxes due to electing early adoption of ASU No. 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes. Deferred tax liabilities and assets are now all reported as non-current amounts. Atkins adjusted its prior period consolidated balance sheet as a result of the adoption of ASU No. 2015-17.

In July 2015, the FASB issued ASU No. 2015-11, Inventory (Topic 330) — Simplifying the Measurement of Inventory. The amendments clarify that an entity should measure inventory within the scope of this update at the lower of cost and net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Substantial and unusual losses that result from subsequent measurement of inventory should be disclosed in the financial statements. Atkins adopted the new accounting standard in the interim period ending February 25, 2017 and there are no adjustments made to the inventory balance as a result of the adoption.

In April 2015, Atkins changed the manner in which it reports debt issuance costs due to the adoption of ASU No. 2015-03, Interest — Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. Debt issuance costs related to a recognized debt liability previously reported as assets have been reclassified as a direct deduction from the carrying amount of debt liabilities in Atkins’ consolidated financial statements in all periods presented. Atkins adopted this standard in 2016 on a retrospective basis.

In May 2014, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers. The objective of ASU No. 2014-09 is to outline a new, single comprehensive model to use in accounting for revenue arising from contracts with customers. The new revenue recognition model provides a five-step analysis for determining when and how revenue is recognized, depicting the transfer of promised goods or services to customers in an amount that reflects the consideration that is expected to be received in exchange for those goods or services. On July 9, 2015, the FASB voted to delay the implementation of ASU No. 2014-09 by one year to fiscal years and interim periods within those years beginning after December 15, 2017. An entity may elect to early adopt as of the original effective date, fiscal years and interim periods within those years beginning after December 15, 2016. In April 2016, the FASB issued ASU No. 2016-10, Revenue from Contracts with Customers, Identifying Performance Obligations and Licensing which provides additional clarification regarding identifying performance obligations and licensing. In December 2016, the FASB issued ASU No. 2016-19, 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers. These ASUs will replace most existing revenue recognition guidance in GAAP and will be effective for the Company beginning in fiscal 2018. The standard permits the use of either the retrospective or modified retrospective (cumulative effect) transition method and Atkins has not yet selected which transition method to apply. Atkins is currently evaluating recently issued guidance on practical expedients as part of the transition decision. Upon initial evaluation, Atkins believes the key changes in the standard that impact revenue recognition relate to the recognition of customer programs and incentive offerings, including special pricing agreements, price protection, promotion, and other volume-based incentives. Atkins is still in the process of evaluating these impacts.

Inflation

While inflation may impact Atkins’ revenue and cost of services and products, Atkins believes the effects of inflation, if any, on its results of operations and financial condition have not been significant. However, there can be no assurance that its results of operations and financial condition will not be materially impacted by inflation in the future.

JOBS Act

Atkins qualifies as an “emerging growth company” pursuant to the provisions of the JOBS Act, enacted on April 5, 2012. Section 102 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. However, Atkins is choosing to “opt out” of such extended transition period, and as a result, Atkins will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Atkins’ decision to opt out of the extended transition period is irrevocable.

Subject to certain conditions set forth in the JOBS Act, Atkins is not required to, among other things, (1) provide an auditor’s attestation report on our systems of internal controls over financial reporting pursuant to Section 404, (2) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (3) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis), and (4) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation. These exemptions will apply until Atkins no longer meets the requirements of being an emerging growth company. Atkins will remain an emerging growth company until the earlier of (a) the last day of the fiscal year (i) following the fifth anniversary of the completion of Conyers Park’s initial public offering, which was July 20, 2016, (ii) in which Atkins has total annual gross revenue of at least $1.0 billion or (iii) in which Atkins is deemed to be a large accelerated filer, which means the market value of its common stock that is held by non-affiliates exceeds $700 million as of the last business day of its prior second fiscal quarter, and (b) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Quantitative and Qualitative Disclosures of Market Risks

Atkins’ future income, cash flows and fair values relevant to financial instruments are dependent upon prevalent market interest rates. Market risk refers to the risk of loss from adverse changes in market prices and interest rates.

Concentration of credit risk. Atkins maintains cash balances in five financial institutions. The balances are insured by the Federal Deposit Insurance Corporation up to $250,000 per institution. From time to time, Atkins’ balances may exceed this limit. As of August 27, 2016, uninsured cash balances were approximately $78 million. Atkins believes it is not exposed to any significant credit risk on cash.

As of August 27, 2016, approximately 36% of gross accounts receivable were derived from two customers, and approximately 44% of gross sales were derived from the same two customers.

Interest rate risk. Atkins is subject to interest rate risk in connection with borrowing based on a variable interest rate. Derivative financial instruments, such as interest rate swap agreements and interest rate cap agreements, may be used for the purpose of managing fluctuating interest rate exposures that exist from Atkins’ variable rate debt obligations that are expected to remain outstanding. Interest rate changes do not affect the market value of such debt, but could impact the amount of Atkins’ interest payments, and accordingly, Atkins’ future earnings and cash flows, assuming other factors are held constant.

Although all of Atkins’ current debt reported in the financials will be retired as part of the transaction, we are in the process of securing new financing and it is likely that this will have a variable rate component.

Foreign currency risk. Atkins is exposed to changes in currency rates as a result of its investments in foreign operations and revenue generated in currencies other than U.S. dollar. Revenue and profit generated by international operations will increase or decrease compared to prior periods as a result of changes in foreign currency exchange rates. However, the operations that are impacted by foreign currency risk are less than 5% of Atkins’ Adjusted EBITDA for the 52-week period ended August 27, 2016 and therefore, the risk of this is insignificant.

MANAGEMENT AND BOARD OF DIRECTORS AFTER THE BUSINESS COMBINATION

Management and Board of Directors

The Company anticipates that the current executive officers of Atkins will become executive officers of the post-combination company following the Business Combination. For biographical information concerning the current executive officers of Atkins see the section entitled “Information About Atkins — Executive Officers.” The following persons are anticipated to be the directors and executive officers of the post-combination company. The information below is as of April 10, 2017:

Name	Age	Position
Joseph E. Scalzo(a)	58	Chief Executive Officer, President and Director
Shaun P. Mara	52	Chief Administrative Officer, Chief Financial Officer
Annita M. Menogan	62	Vice President, General Counsel and Secretary
C. Scott Parker	60	Chief Marketing Officer
Robert C. Gandert	50	Chief Customer/Business Development Officer
Hanno E. Holm	45	Vice President and Chief Operations Officer
Timothy A. Matthews	37	Vice President, Controller and Chief Accounting Officer
James M. Kilts(c)	68	Chairman of the Board of Directors
David J. West(c)	54	Executive Vice Chairman of the Board of Directors
Brian K. Ratzan(c)	46	Director
Clayton C. Daley, Jr.(b)	64	Director
Nomi P. Ghez(b)	70	Director
James E. Healey(b)	75	Director
Robert G. Montgomery(a)	63	Director
Arvin “Rick” Kash(a)	75	Director
Richard T. Laube(c)	61	Director

____________

(a)      Class I director (to serve until the first annual meeting of stockholders)

(b)      Class II director (to serve until the second annual meeting of stockholders)

(c)      Class III director (to serve until the third annual meeting of stockholders)

Arvin “Rick” Kash, served as Vice Chairperson of Nielsen Holdings Plc (or its predecessor) from January 2012 to January 2017. Mr. Kash is the founder of The Cambridge Group, a growth strategy consulting firm, which became a subsidiary of Nielsen in March 2009. He served as its Chairman from December 2010 until December 2011 and prior to that was its Chief Executive Officer. Mr. Kash is a director of Woodstream Corporation, Linus Oncology and Genus Oncology, Blue Moose of Boulder and Northwestern Memorial Foundation Hospital. He is a graduate of DePaul University. Conyers Park believes that Mr. Kash’s extensive operational and board experience make him well qualified to serve as a Director.

Richard T. Laube has served as the Chairman of the board of directors of Atkins Nutritionals Inc. since February 2011. From April 2011 to April 2016, Mr. Laube was the Chief Executive Officer of Nobel Biocare. From April 2005 to August 2010, Mr. Laube was an Executive Board member of Nestle SA, and from November 2005 to August 2010 was CEO of Nestle SA’s Nestle Nutrition division. Prior to this, Mr. Laube was CEO of Roche Consumer Health and a Roche Holding AG Executive Committee member. He held positions of increasing responsibility in brand and general management at Procter & Gamble, including international assignments in Switzerland, Japan, Germany and Brazil. From September 2008 to September 2012 Mr. Laube served as a Director of Logitech SA. Since March 2017 he serves as a Director of GnuBiotics Sciences and since April 2017 a Director of Piqur Therapeutics SA. Following the Business Combination Mr. Laube is anticipated to serve as a Director of Conyers Park pursuant to the Investor Rights Agreement with Atkins Holding LLC. Conyers Park believes Mr. Laube’s broad operational and board experience make him well qualified to serve as a Director.

For biographical information concerning Messrs. Kilts, West, Ratzan, Daley, Healey, Montgomery and Ms. Ghez, see the section entitled “Information About Parent — Management — Directors and Executive Officers.”

Director Independence

NASDAQ listing standards will require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of our board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

We anticipate that Messrs. Kilts, Ratzan, Daley, Jr., Healey, Montgomery, Kash and Laube and Ms. Ghez will be “independent directors” as defined in the NASDAQ listing standards and applicable SEC rules.

Information about the Anticipated Executive Officers and Directors Upon the Closing of the Business Combination

Upon the closing of the Business Combination, we anticipate that the size of the post-combination company’s board of directors will be nine directors.

Audit Committee

Upon consummation of the Business Combination, our Audit Committee will consist of Messrs. Healey, Daley, Jr. and Laube, with Mr. Healey serving as the chair of the committee. We believe that Messrs. Healey, Daley, Jr. and Laube qualify as independent directors according to the rules and regulations of the SEC with respect to audit committee membership. We also believe that Mr. Healey qualifies as our “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K. Our board of directors has adopted a written charter for the Audit Committee, which will be available on our corporate website at www.thesimplygoodfoodscompany.com upon the completion of the Business Combination. The information on our website is not part of this proxy statement/prospectus.

Compensation Committee

The Compensation Committee is responsible for, among other matters: (1) reviewing key employee compensation goals, policies, plans and programs; (2) reviewing and approving the compensation of our directors, chief executive officer and other executive officers; (3) reviewing and approving employment agreements and other similar arrangements between us and our executive officers; and (4) administering our stock plans and other incentive compensation plans.

Upon consummation of the Business Combination, our Compensation Committee will consist of Messrs. Daley, Jr., Ratzan and Montgomery, with Mr. Daley, Jr. serving as the chair of the committee. Our board of directors has adopted a written charter for the Compensation Committee, which will be available on our corporate website at www.thesimplygoodfoodscompany.com upon the completion of the Business Combination. The information on our website is not part of this proxy statement/prospectus.

Nominating and Governance Committee

Our Nominating and Governance Committee will be responsible for, among other matters: (1) identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors; (2) overseeing the organization of our board of directors to discharge the board’s duties and responsibilities properly and efficiently; (3) identifying best practices and recommending corporate governance principles; and (4) developing and recommending to our board of directors a set of corporate governance guidelines and principles applicable to us.

Upon consummation of the Business Combination, our newly appointed board of directors will create the Nominating and Governance Committee and will appoint Messrs. Kilts and Kash and Ms. Ghez as members of the committee, with Ms. Ghez serving as chairman of the committee. We expect that our board of directors will adopt a written charter for the Nominating and Governance Committee, which will be available on our corporate website at www.thesimplygoodfoodscompany.com upon the completion of the Business Combination. The information on our website is not part of this proxy statement/prospectus.

Executive Vice Chairman

The Executive Vice Chairman will be responsible for working with the Chief Executive Officer in coordinating the post-combination company’s activities with key external stakeholders and parties. These activities will include corporate governance matters, investor relations, financing and mergers and acquisitions. Additionally, the Executive Vice Chairman will work with the Chief Executive Officer to develop and gain approval from the board of directors of the growth strategy of the post-combination company.

Code of Ethics

Upon consummation of the Business Combination, our newly appointed board of directors will adopt a code of ethics applicable to our directors, officers and employees. In addition, a copy of the code of ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our code of ethics in a Current Report on Form 8-K.

Post-Combination Company Executive Compensation

Following the closing of the Business Combination, the combined company intends to develop an executive compensation program that is designed to align compensation with the combined company’s business objectives and the creation of stockholder value, while enabling the combined company to attract, motivate and retain individuals who contribute to the long-term success of the combined company. Decisions on the executive compensation program will be made by the Compensation Committee of the board of directors.

2017 Long Term Incentive Plan

Simply Good Foods intends to establish a long term incentive compensation plan (the “2017 Long Term Incentive Plan”). The purpose of the 2017 Long Term Incentive Plan is to provide incentives that will attract, retain and motivate high performing officers, non-employee directors, employees and consultants by providing them with appropriate incentives and rewards either through a proprietary interest in our long-term success or compensation based on their performance in fulfilling their personal responsibilities. The 2017 Long Term Incentive Plan as it is currently being contemplated could provide awards in a number of forms that include stock options, stock appreciation rights, restricted stock awards, performance awards, other stock-based awards and other cash-based awards. It is expected that officers, non-employee directors, employees and other consulting or advisory service providers of us and any of our subsidiaries and affiliates would be eligible for grants under the 2017 Long Term Incentive Plan. Set forth below are the expected material terms of the 2017 Long Term Incentive Plan.

Administration

The 2017 Long Term Incentive Plan will be administered by the compensation committee of our board of directors. Among the compensation committee’s powers will be to: (1) determine the form, amount and other terms and conditions of awards and the persons to whom awards will be granted; (2) administer and interpret the 2017 Long Term Incentive Plan, including clarifying, construing and/or resolving any ambiguity in any provision of the 2017 Long Term Incentive Plan or any award agreement issued thereunder; (3) amend the terms of outstanding awards; (4) adopt such rules, forms, instruments and guidelines for administering the 2017 Long Term Incentive Plan as it deems necessary or proper; (5) make all other determinations in connection with the 2017 Long Term Incentive Plan and the awards issued thereunder as it deems necessary and/or desirable; and (6) delegate authority under the 2017 Long Term Incentive Plan to our executive officers.

Available Shares

The aggregate number of shares of our common stock which may be issued or used for reference purposes under the 2017 Long Term Incentive Plan or with respect to which awards may be granted may not exceed 9,067,917 shares, subject to adjustment to prevent dilution or enlargement of the rights granted to, or available for, participants under the plan. In the event stockholders exercise their redemption rights and the amount of issued and outstanding shares of Simply Good Foods common stock is reduced, the maximum number of shares issuable under the 2017 Long Term Incentive Plan may be downwardly adjusted to prevent enlargement of the rights granted to participants. In general, if awards under the 2017 Long Term Incentive Plan are cancelled for any reason, or expire or terminate unexercised, the shares of our common stock covered by such awards may again be available for the grant of awards under the 2017 Long Term Incentive Plan.

With respect to any stock option, stock appreciation right, restricted stock award or other stock-based award that will be subject to the attainment of specified performance goals and intended to satisfy Section 162(m) of the

U.S. Internal Revenue Code of 1986, as amended (the “Code”), the maximum number of shares of our common stock that may be granted under the 2017 Long Term Incentive Plan during any fiscal year to any eligible individual will be 3,022,639 shares (per type of award). The total number of shares of our common stock with respect to all awards that may be granted under the 2017 Long Term Incentive Plan during any fiscal year to any eligible individual will be 3,022,639 shares. With respect to restricted stock or other stock-based awards that are not subject to the attainment of specified performance goals, there are no annual limits on the number of shares of our common stock that may be granted to eligible individuals. The maximum number of shares of our common stock subject to any performance award which may be granted under the 2017 Long Term Incentive Plan during any fiscal year to any eligible individual will be 3,022,639 shares.

Eligibility for Participation

Officers, non-employee directors, employees and other consulting or advisory service providers of us or any of our subsidiaries and affiliates will be eligible to receive awards under the 2017 Long Term Incentive Plan. Awards granted under the 2017 Long Term Incentive Plan are within the discretion of the compensation committee, and the compensation committee has not determined future awards, the form of such awards, or who might receive them.

Award Agreement

Awards granted under the 2017 Long Term Incentive Plan will be evidenced by award agreements, which need not be identical, that provide additional terms, conditions, restrictions and/or limitations covering the grant of the award, including, without limitation, additional terms providing for the acceleration of exercisability or vesting of awards in the event of a change of control or conditions regarding the participant’s employment, in each case, as determined by the compensation committee.

Stock Options

The compensation committee will be able to grant nonqualified stock options to eligible individuals and incentive stock options only to eligible employees. The compensation committee will determine the number of shares of our common stock subject to each option, the term of each option, which may not exceed ten years, or five years in the case of an incentive stock option granted to a ten percent stockholder, the exercise price, the vesting schedule, if any, and the other material terms of each option. No incentive stock option or nonqualified stock option may have an exercise price less than the fair market value of a share of our common stock at the time of grant or, in the case of an incentive stock option granted to a ten percent stockholder, 110% of such share’s fair market value. Options will be exercisable at such time or times and subject to such terms and conditions as determined by the compensation committee at grant date, and the exercisability of such options may be accelerated by the compensation committee in its discretion.

Stock Appreciation Rights

The compensation committee will be able to grant stock appreciation rights (“SARs”), either with a stock option, which may be exercised only at such times and to the extent the related option is exercisable (“Tandem SAR”), or independent of a stock option (“Non-Tandem SAR”). A SAR is a right to receive a payment in shares of our common stock or cash, as determined by the compensation committee, equal in value to the excess of the fair market value of one share of our common stock on the date of exercise over the exercise price per share established in connection with the grant of the SAR. The term of each SAR may not exceed ten years. The exercise price per share covered by a SAR will be the exercise price per share of the related option in the case of a Tandem SAR and will be the fair market value of our common stock on the date of grant in the case of a Non-Tandem SAR. The compensation committee will also be able to grant limited SARs, either as Tandem SARs or Non-Tandem SARs, which may become exercisable only upon the occurrence of a change of control, as defined in the 2017 Long Term Incentive Plan, or such other event as the compensation committee may designate at the time of grant or thereafter.

Restricted Stock

The compensation committee will be able to award shares of restricted stock. Except as otherwise provided by the compensation committee upon the award of restricted stock, the recipient will generally have the rights of a stockholder with respect to the shares, including the right to receive dividends, the right to vote the shares of restricted stock and, conditioned upon full vesting of shares of restricted stock, the right to tender such shares, subject to the conditions and restrictions generally applicable to restricted stock or specifically set forth in the recipient’s restricted stock agreement. The compensation committee will be able to determine at the time of award that the payment of dividends, if any, will be deferred until the expiration of the applicable restriction period.

Each recipient of restricted stock will be required to enter into a restricted stock agreement with us that states the restrictions to which the shares are subject, such as satisfaction of pre-established performance goals, and the criteria or date or dates on which such restrictions will lapse.

If the grant of restricted stock or the lapse of the relevant restrictions is based on the attainment of performance goals, the compensation committee will establish for each recipient the applicable performance goals, formulae or standards and the applicable vesting percentages with reference to the attainment of such goals or satisfaction of such formulae or standards while the outcome of the performance goals are substantially uncertain. Such performance goals may incorporate provisions for disregarding, or adjusting for, changes in accounting methods, corporate transactions, including, without limitation, dispositions and acquisitions, and other similar events or circumstances. Section 162(m) of the Code requires that performance awards be based upon objective performance measures.

Other Stock-Based Awards

The compensation committee will be able to, subject to limitations under applicable law, make a grant of such other stock-based awards, including, without limitation, performance units, dividend equivalent units, stock equivalent units, restricted stock units and deferred stock units under the 2017 Long Term Incentive Plan that are payable in cash or denominated or payable in or valued by shares of our common stock or factors that influence the value of such shares. The compensation committee will be able to determine the terms and conditions of any such other awards, which may include the achievement of certain minimum performance goals for purposes of compliance with Section 162(m) of the Code and/or a minimum vesting period. The performance goals for performance-based and other stock-based awards will be based on one or more of the objective criteria set forth on Exhibit A to the 2017 Long Term Incentive Plan and discussed in general below.

Other Cash-Based Awards

The compensation committee will be able to grant awards payable in cash. Cash-based awards will be in such form, and dependent on such conditions, as the compensation committee will determine, including, without limitation, being subject to the satisfaction of vesting conditions or awarded purely as a bonus and not subject to restrictions or conditions. If a cash-based award is subject to vesting conditions, the compensation committee will be able to accelerate the vesting of such award in its discretion.

Performance Awards

The compensation committee will be able to grant a performance award to a participant payable upon the attainment of specific performance goals. The compensation committee will be able to grant performance awards that are intended to qualify as performance-based compensation under Section 162(m) of the Code, as well as performance awards that are not intended to qualify as performance-based compensation under Section 162(m) of the Code. If the performance award is payable in cash, it may be paid upon the attainment of the relevant performance goals either in cash or in shares of restricted stock, based on the then current fair market value of such shares, as determined by the compensation committee. Based on service, performance and/or other factors or criteria, the compensation committee will be able to, at or after grant, accelerate the vesting of all or any part of any performance award in its discretion.

Performance Goals

The compensation committee will be able to grant awards of restricted stock, performance awards, and other stock-based awards that are intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code. These awards may be granted, vest and be paid based on attainment of specified performance goals established by the compensation committee. These performance goals may be based on the attainment by the Company of a certain target level of, or a specified increase or decrease in, one or more of the following measures selected by the compensation committee: (1) earnings per share; (2) operating income; (3) gross income; (4) net income, before or after taxes; (5) cash flow; (6) gross profit; (7) gross profit return on investment; (8) gross margin return on investment; (9) gross margin; (10) operating margin; (11) working capital; (12) income before interest and taxes; (13) income before interest, tax, depreciation and amortization; (14) return on equity; (15) return on assets; (16) return on capital; (17) return on invested capital; (18) net revenues; (19) gross revenues; (20) revenue growth; (21) annual recurring revenues; (22) recurring revenues; (23) license revenues; (24) sales or market share; (25) total stockholder return; (26) economic value added; (27) specified objectives with regard to limiting the level of increase in all or a portion of our bank debt or other long-term or short-term public or private debt or other similar financial obligations, which may be calculated net of cash balances and other off sets and adjustments as may be established by the compensation committee; (28) the fair market value of a share of our common stock; (29) the growth in the value of an investment in our common stock assuming the reinvestment of dividends; or (30) reduction in operating expenses.

To the extent permitted by law, the compensation committee will also be able to exclude the impact of an event or occurrence which the compensation committee determines should be appropriately excluded, such as (1) restructurings, discontinued operations, extraordinary items and other unusual or non-recurring charges; (2) an event either not directly related to our operations or not within the reasonable control of management; or (3) a change in tax law or accounting standards required by generally accepted accounting principles.

Performance goals may also be based on an individual participant’s performance goals, as determined by the compensation committee.

In addition, all performance goals may be based upon the attainment of specified levels of our performance, or the performance of a subsidiary, division or other operational unit, under one or more of the measures described above relative to the performance of other corporations. The compensation committee will be able to designate additional business criteria on which the performance goals may be based or adjust, modify or amend those criteria.

Change of Control

In connection with a change of control, as defined in the 2017 Long Term Incentive Plan, the compensation committee will be able to accelerate vesting of outstanding awards under the 2017 Long Term Incentive Plan. In addition, such awards may be, in the discretion of the compensation committee, (1) assumed and continued or substituted in accordance with applicable law; (2) purchased by us for an amount equal to the excess of the price of a share of our common stock paid in a change of control over the exercise price of the awards; or (3) cancelled if the price of a share of our common stock paid in a change of control is less than the exercise price of the award. The compensation committee will also be able to provide for accelerated vesting or lapse of restrictions of an award at any time.

Stockholder Rights

Except as otherwise provided in the applicable award agreement, and with respect to an award of restricted stock, a participant will have no rights as a stockholder with respect to shares of our common stock covered by any award until the participant becomes the record holder of such shares.

Amendment and Termination

Notwithstanding any other provision of the 2017 Long Term Incentive Plan, our board of directors will be able to, at any time, amend any or all of the provisions of the 2017 Long Term Incentive Plan, or suspend or terminate it entirely, retroactively or otherwise, subject to stockholder approval in certain instances; provided, however, that, unless otherwise required by law or specifically provided in the 2017 Long Term Incentive Plan, the rights of a participant with respect to awards granted prior to such amendment, suspension or termination may not be adversely affected without the consent of such participant.

Transferability

Awards granted under the 2017 Long Term Incentive Plan generally will be nontransferable, other than by will or the laws of descent and distribution, except that the compensation committee will be able to provide for the transferability of nonqualified stock options at the time of grant or thereafter to certain family members.

Recoupment of Awards

The 2017 Long Term Incentive Plan will provide that awards granted under the 2017 Long Term Incentive Plan are subject to any recoupment policy that we may have in place or any obligation that we may have regarding the clawback of “incentive-based compensation” under the Exchange Act or under any applicable rules and regulations promulgated by the Securities and Exchange Commission.

Effective Date; Term

The 2017 Long Term Incentive Plan will be adopted by our board of directors substantially simultaneously with the consummation of the Business Combination. No award will be granted under the 2017 Long Term Incentive Plan on or after the tenth anniversary of the date that the 2017 Long Term Incentive Plan is adopted. Any award outstanding under the 2017 Long Term Incentive Plan at the time of termination will remain in effect until such award is exercised or has expired in accordance with its terms.

DESCRIPTION OF PARENT SECURITIES

Conyers Park’s authorized capital stock consists of 200,000,000 shares of Class A common stock, $0.0001 par value, 20,000,000 shares of Class B common stock, $0.0001 par value, and 1,000,000 shares of undesignated preferred stock, $0.0001 par value. The following description summarizes the material terms of Conyers Park’s capital stock. Because it is only a summary, it may not contain all the information that is important to you.

Units

Each unit consists of one whole share of Class A common stock and one-third of one warrant. Each whole warrant entitles the holder thereof to purchase one share of Conyers Park Class A common stock at a price of $11.50 per share, subject to adjustment as described in its prospectus. Pursuant to the warrant agreement, a warrantholder may exercise its warrants only for a whole number of shares of Class A common stock. This means that only a whole warrant may be exercised at any given time by a warrantholder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless you purchase at least three units, you will not be able to receive or trade a whole warrant.

The Class A common stock and warrants comprising the units began separate trading on the September 6, 2016. Holders have the option to continue to hold units or separate their units into the component securities.

Common Stock

There are 40,250,000 shares of Conyers Park’s Class A common stock outstanding (which includes Class A common stock that are underlying the Company’s Units), and 10,062,500 shares of the Company’s Class B common stock held by Conyers Park’s initial stockholders.

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of the Class A common stock and holders of the Class B common stock will vote together as a single class on all matters submitted to a vote of Conyers Park’s stockholders, except as required by law. Unless specified in Conyers Park’s amended and restated certificate of incorporation or bylaws, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of Conyers Park’s shares of common stock that are voted is required to approve any such matter voted on by Conyers Park’s stockholders. Conyers Park’s board of directors will be divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Conyers Park’s stockholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

Because Conyers Park’s amended and restated certificate of incorporation authorizes the issuance of up to 200,000,000 shares of Class A common stock, if we were to enter into a business combination, Conyers Park may (depending on the terms of such a business combination) be required to increase the number of shares of Class A common stock which Conyers Park is authorized to issue at the same time as Conyers Park’s stockholders vote on the business combination to the extent we seek stockholder approval in connection with the Business Combination.

In accordance with NASDAQ corporate governance requirements, Conyers Park is not required to hold an annual meeting until no later than one year after Conyers Park’s first fiscal year end following its listing on NASDAQ. Under Section 211(b) of the DGCL, Conyers Park is, however, required to hold an annual meeting of stockholders for the purposes of electing directors in accordance with its bylaws, unless such election is made by written consent in lieu of such a meeting. Conyers Park may not hold an annual meeting of stockholders to elect new directors prior to the consummation of its initial Business Combination, and thus Conyers Park may not be in compliance with Section 211(b) of the DGCL, which requires an annual meeting. Therefore, if Conyers Park’s stockholders want Conyers Park to hold an annual meeting prior to the consummation of its initial business combination, they may attempt to force Conyers Park to hold one by submitting an application to the Delaware Court of Chancery in accordance with Section 211(c) of the DGCL.

Conyers Park will provide its stockholders with the opportunity to redeem all or a portion of their public shares upon the completion of Conyers Park’s initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of our initial business combination including interest earned on the funds held in the Trust Account and not previously released to us to pay up to $1,000,000 of Conyers Park’s working capital requirements as well as to pay its franchise and income taxes, divided by the number of then outstanding public shares, subject to the limitations described herein. The amount in the Trust Account is initially anticipated to be approximately $10.00 per public share. The per-share amount Conyers Park will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions Conyers Park will pay to the underwriters. Sponsor, officers and directors have entered into a letter agreement with Conyers Park, pursuant to which they have agreed to waive their redemption rights with respect to any Founder Shares and any public shares held by them in connection with the completion of Conyers Park’s business combination. Unlike many blank check companies that hold stockholder votes and conduct proxy solicitations in conjunction with their initial business combinations and provide for related redemptions of public shares for cash upon completion of such initial business combinations even when a vote is not required by law, if a stockholder vote is not required by law and Conyers Park does not decide to hold a stockholder vote for business or other legal reasons, Conyers Park will, pursuant to its amended and restated certificate of incorporation, conduct the redemptions pursuant to the tender offer rules of the SEC, and file tender offer documents with the SEC prior to completing its initial business combination. Conyers Park’s amended and restated certificate of incorporation will require these tender offer documents to contain substantially the same financial and other information about the initial business combination and the redemption rights as is required under the SEC’s proxy rules. If, however, a stockholder approval of the transaction is required by law, or Conyers Park decides to obtain stockholder approval for business or other legal reasons, Conyers Park will, like many blank check companies, offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If Conyers Park seeks stockholder approval, Conyers Park will complete its initial business combination only if a majority of the outstanding shares of common stock voted are voted in favor of the business combination. A quorum for such meeting will consist of the holders present in person or by proxy of shares of outstanding capital stock of the company representing a majority of the voting power of all outstanding shares of capital stock of the company entitled to vote at such meeting. However, the participation of Sponsor, officers, directors, advisors or their affiliates in privately-negotiated transactions (as described in this prospectus), if any, could result in the approval of Conyers Park’s business combination even if a majority of its public stockholders vote, or indicate their intention to vote, against such business combination. For purposes of seeking approval of the majority of its outstanding shares of common stock voted, non-votes will have no effect on the approval of Conyers Park’s business combination once a quorum is obtained. Conyers Park intends to give approximately 30 days (but not less than 10 days nor more than 60 days) prior written notice of any such meeting, if required, at which a vote shall be taken to approve our business combination. These quorum and voting thresholds, and the voting agreements of Conyers Park’s initial stockholders, may make it more likely that Conyers Park will consummate its initial business combination.

If Conyers Park seeks stockholder approval of its initial business combination and Conyers Park does not conduct redemptions in connection with its business combination pursuant to the tender offer rules, Conyers Park’s amended and restated certificate of incorporation will provide that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 10% of the shares of common stock sold in Conyers Park’s IPO, which Conyers Park refers to as the Excess Shares. However, Conyers Park would not be restricting its stockholders’ ability to vote all of their shares (including Excess Shares) for or against Conyers Park’s business combination. Conyers Park’s stockholders’ inability to redeem the Excess Shares will reduce their influence over Conyers Park’s ability to complete Conyers Park’s business combination, and such stockholders could suffer a material loss in their investment if they sell such Excess Shares on the open market. Additionally, such stockholders will not receive redemption distributions with respect to the Excess Shares if Conyers Park completes the business combination. And, as a result, such stockholders will continue to hold that number of shares exceeding 10% and, in order to dispose such shares would be required to sell their stock in open market transactions, potentially at a loss.

If Conyers Park seeks stockholder approval in connection with its business combination, Conyers Park’s initial stockholders have agreed to vote their Founder Shares and any public shares purchased during or after the IPO in favor of Conyers Park’s initial business combination. As a result, in addition to Conyers Park’s initial stockholders’ Founder Shares, Conyers Park would need 15,093,751, or 37.5%, of the 40,250,000 public shares outstanding to be voted in favor of a transaction (assuming all outstanding shares are voted) in order to have Conyers Park’s initial business combination approved (assuming the over-allotment option is not exercised). Additionally, each public stockholder may elect to redeem its public shares irrespective of whether they vote for or against the proposed transaction (subject to the limitation described in the preceding paragraph).

Pursuant to Conyers Park’s amended and restated certificate of incorporation, if Conyers Park is unable to complete its business combination within 24 months from the closing of the IPO, Conyers Park will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter subject to lawfully available funds therefor, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to Conyers Park to pay up to $1,000,000 of Conyers Park’s working capital requirements as well as to pay Conyers Park’s franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Conyers Park’s remaining stockholders and Conyers Park’s board of directors, dissolve and liquidate, subject in each case to Conyers Park’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Sponsor, officers and directors have entered into a letter agreement with Conyers Park, pursuant to which they have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if Conyers Park fails to complete its business combination within 24 months from the closing of the IPO. However, if Conyers Park’s initial stockholders acquire public shares after the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if Conyers Park fails to complete its business combination within the prescribed time period.

In the event of a liquidation, dissolution or winding up of the company after a business combination, Conyers Park’s stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. Conyers Park’s stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock, except that Conyers Park will provide its stockholders with the opportunity to redeem their public shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to it to pay up to $1,000,000 of the Company’s working capital requirements as well as to pay the Company’s franchise and income taxes, upon the completion of its initial business combination, subject to the limitations described herein.

Founder Shares

The Founder Shares are identical to the shares of Class A common stock included in the units, and holders of Founder Shares have the same stockholder rights as public stockholders, except that (i) the Founder Shares are subject to certain transfer restrictions, as described in more detail below, (ii) Sponsor, officers and directors have entered into a letter agreement with Conyers Park, pursuant to which they have agreed (A) to waive their redemption rights with respect to any Founder Shares and any public shares held by them in connection with the completion of Conyers Park’s business combination and (B) to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if Conyers Park fails to complete its business combination within 24 months from the closing of the IPO, although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if Conyers Park fails to complete its business combination within such time period, (iii) the Founder Shares are shares of Conyers Park’s Class B common stock that will automatically convert into shares of Conyers Park’s Class A common stock at the time of its initial business combination, or at any time prior thereto at the option of the holder, on a one-for-one basis, subject to adjustment pursuant to certain anti-dilution rights, as described herein and (iv) are subject to registration rights. If Conyers Park submits its business combination to its public stockholders for a vote, Conyers Park’s initial stockholders have agreed to vote any Founder Shares held by them and any public shares purchased during or after the IPO in favor of Conyers Park’s initial business combination.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of Conyers Park’s initial business combination on a one-for-one basis (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like), and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in this prospectus and related to the closing of the business combination, including pursuant to a specified future issuance, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance, including a specified future issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the business combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the business combination). Holders of Founder shares may also elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time.

With certain limited exceptions, the Founder Shares are not transferable, assignable or salable (except to Conyers Park’s officers and directors and other persons or entities affiliated with Sponsor, each of whom will be subject to the same transfer restrictions) until the earlier of (A) one year after the completion of Conyers Park’s initial business combination or (B) subsequent to Conyers Park’s initial business combination, (x) if the last sale price of Conyers Park’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after Conyers Park’s initial business combination, or (y) the date on which Conyers Park completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Conyers Park’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Preferred Stock

Our amended and restated certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Conyers Park’s board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Conyers Park’s board of directors will be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of Conyers Park’s board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of Conyers Park or the removal of existing management. Conyers Park has no preferred stock outstanding at the date hereof. Although Conyers Park does not currently intend to issue any shares of preferred stock, Conyers Park cannot assure you that it will not do so in the future.

Warrants

Public Stockholders’ Warrants

Each whole warrant entitles the registered holder to purchase one whole share of Conyers Park’s Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the Conyers Park IPO or 30 days after the completion of Conyers Park’s initial business combination. Pursuant to the warrant agreement, a warrantholder may exercise its warrants only for a whole number of shares of Class A common stock. This means that only a whole warrant may be exercised at any given time by a warrantholder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless you purchase at least three units, you will not be able to receive or trade a whole warrant. The warrants will expire five years after the completion of Conyers Park’s initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

Conyers Park will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to Conyers Park’s satisfying its obligations described below with respect to registration. No warrant will be exercisable and Conyers Park will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Class A common stock underlying such unit.

Conyers Park has agreed that as soon as practicable, but in no event later than 15 business days after the closing of its initial business combination, Conyers Park will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the warrants. Conyers Park will use its best efforts to cause the same to become effective within 60 business days following Conyers Park’s initial business combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if Conyers Park’s Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, Conyers Park may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event Conyers Park so elects, Conyers Park will not be required to file or maintain in effect a registration statement, but we will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, Conyers Park may call the warrants for redemption:

•         in whole and not in part;

•         at a price of $0.01 per warrant;

•         upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•         if, and only if, the reported last sale price of the Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before Conyers Park sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by Conyers Park, Conyers Park may exercise its redemption right even if Conyers Park is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Conyers Park has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and Conyers Park issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Class A common stock may fall below the $18.00 redemption trigger price as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

If Conyers Park calls the warrants for redemption as described above, Conyers Park’s management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” Conyers Park’s management will consider, among other factors, its cash position, the number of warrants that are outstanding and the dilutive effect on Conyers Park’s stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of our warrants. If Conyers Park’s management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If Conyers Park’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A Common Stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. Conyers Park believes this feature is an attractive option to it if it does not need the cash from the exercise of the warrants after its initial business combination. If Conyers Park calls its warrants for redemption and Conyers Park’s management does not take advantage of this option, Sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify Conyers Park in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Class A common stock is increased by a stock dividend payable in shares of Class A common stock, or by a split-up of shares of Class A common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Class A common stock. A rights offering to holders of Class A common stock entitling holders to purchase shares of Class A common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A common stock equal to the product of (i) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Class A common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if Conyers Park, at any time while the warrants are outstanding and unexpired, pays a dividend or make a distribution in cash, securities or other assets to the holders of Class A common stock on account of such shares of Class A common stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Class A common stock in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of Class A common stock in connection with a stockholder vote to amend Conyers Park’s amended and restated certificate of incorporation to modify the substance or timing of its obligation to redeem 100% of its Class A common stock if Conyers Park does not complete its initial business combination within 24 months from the closing of the Conyers Park IPO, or (e) in connection with the redemption of its public shares upon its failure to complete its initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.

If the number of outstanding shares of our Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A common stock.

Whenever the number of shares of Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A common stock (other than those described above or that solely affects the par value of such shares of Class A common stock), or in the case of any merger or consolidation of Conyers Park with or into another corporation (other than a consolidation or merger in which Conyers Park is the continuing corporation and that does not result in any reclassification or reorganization of its outstanding shares of Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of Conyers Park as an entirety or substantially as an entirety in connection with which Conyers Park is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of Conyers Park’s Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A common stock in such a transaction is payable in the form of Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Conyers Park. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to Conyers Park, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A common stock and any voting rights until they exercise their warrants and receive shares of Class A common stock. After the issuance of shares of Class A common stock upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, Conyers Park, upon exercise, will round down to the nearest whole number of shares of Class A common stock to be issued to the warrant holder.

Private Placement Warrants

Sponsor purchased an aggregate of 6,700,000 private placement warrants (including warrants required to be purchased in connection with the over-allotment option) at a price of $1.50 per warrant in a private placement that occurred simultaneously with the closing of the Public Offering (the “Private Placement Warrants”). Each Private Placement Warrant is exercisable for one whole share of the Company’s Class A common stock at a price of $11.50 per share. A portion of the purchase price of the Private Placement Warrants has been added to the proceeds from Conyers Park’s IPO Public Offering held in its Trust Account pending completion of the initial Business Combination such that at the closing of the Public Offering $402.5 million was held in the Trust Account. If the initial Business Combination is not completed within 24 months from the closing of the Conyers Park’s IPO, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of common stock (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

The Private Placement Warrants are non-redeemable and exercisable on a cashless basis so long as they are held by Sponsor or its permitted transferees. The Sponsor and the Company’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants (including the Class A common stock issuable upon exercise of the Private Placement Warrants) until 30 days after the completion of the Initial Business Combination.

Dividends

Conyers Park has not paid any cash dividends on its common stock to date and does not intend to pay cash dividends prior to the completion of its initial business combination. The payment of cash dividends in the future will be dependent upon its revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of its initial business combination. The payment of any cash dividends subsequent to Conyers Park’s initial business combination will be within the discretion of its board of directors at such time. In addition, Conyers Park’s board of directors is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if Conyers Park incurs any indebtedness in connection with its initial Business Combination, its ability to declare dividends may be limited by restrictive covenants it may agree to in connection therewith.

Conyers Park’s Transfer Agent and Warrant Agent

The transfer agent for Conyers Park’s common stock and warrant agent for Conyers Park’s warrants is Continental Stock Transfer & Trust Company. Conyers Park has agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Conyers Park’s Amended and Restated Certificate of Incorporation

Conyers Park’s amended and restated certificate of incorporation contains certain requirements and restrictions that will apply to Conyers Park until the completion of its initial business combination. These provisions cannot be amended without the approval of the holders of 65% of Conyers Park’s common stock. Conyers Park’s initial stockholders, who will collectively beneficially own 20% of Conyers Park’s common stock will participate in any vote to amend Conyers Park’s amended and restated certificate of incorporation and will have the discretion to vote in any manner they choose. Specifically, Conyers Park’s amended and restated certificate of incorporation provides, among other things, that:

•         if Conyers Park is unable to complete its initial business combination within 24 months from the closing of its IPO, Conyers Park will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay up to $1,000,000 of Conyers Park’s working capital requirements as well as to pay its franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Conyers Park’s remaining stockholders and Conyers Park’s board of directors, dissolve and liquidate, subject in each case to Conyers Park’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law;

•         prior to Conyers Park’s initial business combination, Conyers Park may not issue additional shares of capital stock that would entitle the holders thereof to (i) receive funds from the Trust Account or (ii) vote on any initial business combination;

•         although Conyers Park does not intend to enter into a business combination with a target business that is affiliated with Sponsor, its directors or its officers, Conyers Park is not prohibited from doing so. In the event Conyers Park enters into such a transaction, Conyers Park, or a committee of independent directors, will obtain an opinion from an independent investment banking firm that is a member of FINRA or an independent accounting firm that such a business combination is fair to Conyers Park’s from a financial point of view;

•         if a stockholder vote on Conyers Park’s initial business combination is not required by law and we do not decide to hold a stockholder vote for business or other legal reasons, Conyers Park will offer to redeem its public shares pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act, and will file tender offer documents with the SEC prior to completing its initial business combination which contain substantially the same financial and other information about its initial business combination and the redemption rights as is required under Regulation 14A of the Exchange Act;

•         Conyers Park’s initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of its assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial business combination;

•         if Conyers Park’s stockholders approve an amendment to its amended and restated certificate of incorporation that would affect the substance or timing of its obligation to redeem 100% of its public shares if Conyers Park does not complete its business combination within 24 months from the closing of its IPO, Conyers Park will provide its public stockholders with the opportunity to redeem all or a portion of their shares of Class A common stock upon such approval at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to it to pay up to $1,000,000 of the Company’s working capital requirements as well as to pay the Company’s franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares; and

•         Conyers Park will not effectuate its initial business combination with another blank check company or a similar company with nominal operations.

In addition, Conyers Park’s amended and restated certificate of incorporation provides that under no circumstances will Conyers Park redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon consummation of its initial business combination.

Certain Anti-Takeover Provisions of Delaware Law and Conyers Park’s Amended and Restated Certificate of Incorporation and Bylaws

Conyers Park has opted out of Section 203 of the DGCL. However, Conyers Park’s amended and restated certificate of incorporation contains similar provisions providing that it may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

•         prior to such time, Conyers Park’s board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•         upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of Conyers Park’s voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•         at or subsequent to that time, the business combination is approved by Conyers Park’s board of directors and by the affirmative vote of holders of at least 66⅔% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or certain other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of Conyers Park’s voting stock.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring Conyers Park to negotiate in advance with Conyers Park’s board of directors because the stockholder approval requirement would be avoided if Conyers Park’s board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in Conyers Park’s board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Conyers Park’s amended and restated certificate of incorporation provides that Centerview Capital Holdings LLC, the Sponsor and their respective affiliates, any of their respective direct or indirect transferees of at least 15% of Conyers Park’s outstanding common stock and any group as to which such persons are party to, do not constitute “interested stockholders” for purposes of this provision.

Conyers Park’s amended and restated certificate of incorporation will provide that its board of directors will be classified into three classes of directors. As a result, in most circumstances, a person can gain control of its board only by successfully engaging in a proxy contest at two or more annual meetings.

Conyers Park’s authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval (including a specified future issuance) and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum for Certain Lawsuits

Conyers Park’s amended and restated certificate of incorporation will require, to the fullest extent permitted by law, that derivative actions brought in Conyers Park’s name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing such suit will be deemed to have consented to service of process on such stockholder’s counsel. Although Conyers Park believes this provision benefits it by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against Conyers Park’s directors and officers.

Special Meeting of Stockholders

Conyers Park’s bylaws provide that special meetings of its stockholders may be called only by a majority vote of Conyers Park’s board of directors, by its Chief Executive Officer or by its Chairman.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Conyers Park’s bylaws provide that stockholders seeking to bring business before its annual meeting of stockholders, or to nominate candidates for election as directors at its annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the company secretary at its principal executive offices not later than the close of business on the 90th day nor earlier than the open of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in its annual proxy statement/prospectus must comply with the notice periods contained therein. Conyers Park’s bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude its stockholders from bringing matters before its annual meeting of stockholders or from making nominations for directors at its annual meeting of stockholders.

Action by Written Consent

Subsequent to the consummation of the offering, any action required or permitted to be taken by Conyers Park’s common stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to Conyers Park’s Class B common stock.

Classified Board of Directors

Conyers Park’s board of directors are divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms. Conyers Park’s amended and restated certificate of incorporation provides that the authorized number of directors may be changed only by resolution of the board of directors. Subject to the terms of any preferred stock, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of Conyers Park’s capital stock entitled to vote generally in the election of directors, voting together as a single class.

Any vacancy on Conyers Park’s board of directors, including a vacancy resulting from an enlargement of Conyers Park’s board of directors, may be filled only by vote of a majority of Conyers Park’s directors then in office.

Class B Common Stock Consent Right

For so long as any shares of Class B common stock remain outstanding, Conyers Park may not, without the prior vote or written consent of the holders of a majority of the shares of Class B common stock then outstanding, voting separately as a single class, amend, alter or repeal any provision our certificate of incorporation, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B common stock. Any action required or permitted to be taken at any meeting of the holders of Class B common stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class B common stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Class B common stock were present and voted.

Securities Eligible for Future Sale

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of Conyers Park’s common stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of Conyers Park’s affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of Conyers Park’s common stock or warrants for at least six months but who are Conyers Park’s affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•         1% of the total number of shares of common stock then outstanding; or

•         the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by Conyers Park’s affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•         the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•         the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•         the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•         at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, Conyers Park’s initial stockholders will be able to sell their Founder Shares and private placement warrants, as applicable, pursuant to Rule 144 without registration one year after Conyers Park has completed its initial business combination.

DESCRIPTION OF THE SIMPLY GOOD FOODS COMPANY’S SECURITIES

The following summary of the material terms of the post-combination company’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. The full text of the proposed amended and restated certificate of incorporation is attached as Annex B to this proxy statement/prospectus. We urge you to read our proposed amended and restated certificate of incorporation in its entirety for a complete description of the rights and preferences of the post-combination company’s securities following the Business Combination.

Authorized and Outstanding Stock

Simply Good Foods’ amended and restated certificate of incorporation will authorize it to issue up to 600,000,000 shares of common stock, $0.01 par value per share, and 100,000,000 shares of preferred stock, $0.01 par value per share. As of the date of this prospectus, 1,000 shares of Simply Good Foods’ common stock were issued and outstanding, and no shares of preferred stock were issued and outstanding.

The following description of Simply Good Foods’ capital stock and provisions of its amended and restated certificate of incorporation and bylaws are summaries and are qualified by reference to Simply Good Foods’ amended and restated certificate of incorporation and its bylaws, which have been filed as an exhibit to Simply Good Foods’ registration statement of which this proxy statement/prospectus forms a part.

Common Stock

Voting Rights

Each holder of Simply Good Foods common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Simply Good Foods stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors.

Dividend Rights

Holders of common stock will be entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on common stock unless the shares of common stock at the time outstanding are treated equally and identically.

Liquidation, Dissolution and Winding Up

In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the post-combination company, the holders of the common stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied.

Preemptive or Other Rights

Our stockholders will have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our common stock, except that we will provide our stockholders with the opportunity to redeem their public shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to it to pay up to $1,000,000 of the Company’s working capital requirements as well as to pay the Company’s franchise and income taxes, upon the completion of our business combination, subject to the limitations described herein.

Election of Directors

Simply Good Foods’ amended and restated certificate of incorporation provides for its board of directors to be divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares of common stock outstanding will be able to elect all of its directors.

Preferred Stock

Simply Good Foods’ board of directors has the authority, without further action by Simply Good Foods’ stockholders, to issue up to 100,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, and restrictions thereof. No shares of preferred stock are outstanding and Simply Good Foods has no present plan to issue any shares of preferred stock.

Warrants

Effective upon the consummation of the Business Combination, each warrant outstanding for the purchase of shares of Conyers Park common stock prior to the consummation of the Business Combination will be exercisable for one warrant to purchase one share of Simply Good Foods’ common stock, with all other terms of such warrants remaining unchanged. For additional information about these warrants, see the section entitled “Description of Parent Securities — Warrants.”

Our Transfer Agent and Warrant Agent

Upon completion of the Business Combination, the transfer agent and registrar for Simply Good Foods common stock will be Continental Stock Transfer & Trust Company.

Certain Anti-Takeover Provisions of Delaware Law, our Amended and Restated Certificate of Incorporation, and our Bylaws

Pursuant to Simply Good Foods’ amended and restated certificate of incorporation, Simply Good Foods will opt out of the provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”) regulating corporate takeovers and instead the amended and restated certificate of incorporation will include a provision that is substantially similar to Section 203 of the DGCL but will carve out Sponsor, its successors, certain affiliates and transferees from the definition of “interested stockholder” and make certain related changes. This provision will prevent Simply Good Foods, under certain circumstances, from engaging in a “business combination” with:

•         a stockholder (other than Sponsor) who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•         an affiliate of an interested stockholder; or

•         an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder. A ‘‘business combination’’ includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•         our board of directors approves the transaction that made the stockholder an ‘‘interested stockholder,’’ prior to the date of the transaction;

•         after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•         on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Our amended and restated certificate of incorporation will provide that our board of directors will be classified into three classes of directors. As a result, in most circumstances, a person will be able to gain control of our board only by successfully engaging in a proxy contest at three or more annual meetings.

Our amended and restated certificate of incorporation will not only allow stockholders to act by written consent.

Our amended and restated certificate of incorporation will provide that directors may be removed prior to the expiration of their terms by stockholders only for cause or upon the affirmative vote of at least 75% of the voting power of all outstanding shares of the Company.

Our amended and restated certificate of incorporation will require that changes or amendments to the amended and restated certificate of incorporation or the amended and restated bylaws must be approved by at least 75% of the voting power of outstanding common stock.

Our amended and restated certificate of incorporation will not provide for cumulative voting in the election of directors; our board of directors will be empowered to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director in certain circumstances; and our advance notice procedures will include requirements that the stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting.

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Investor Rights Agreement with Conyers Park

For a description of the Investor Rights Agreement between Simply Good Foods and Sponsor, please see “Proposal No. 1 — Approval of the Business Combination — The Investor Rights Agreement with Conyers Park.”

Investor Rights Agreement with Atkins Holdings LLC

For a description of the Investor Rights Agreement between Simply Good Foods, Sponsor and Atkins Holdings LLC, please see “Proposal No. 1 — Approval of the Business Combination — The Investor Rights Agreement with Atkins Holdings LLC.”

Listing of Securities

We intend to apply to list Simply Good Foods’ common stock and warrants on NASDAQ under the symbols “SMPL” and “SMPL.W,” respectively, upon the closing of the Business Combination.

COMPARISON OF RIGHTS OF STOCKHOLDERS OF CONYERS PARK AND SIMPLY GOOD FOODS

	SIMPLY GOOD FOODS	PARENT
Authorized Capital

Simply Good Foods is authorized to issue 600,000,000 shares of common stock, par value $0.01 per share, of which 1,000 shares were issued and outstanding as of April 11, 2017, and 100,000,000 shares of preferred stock, par value $0.01 per share, of which no shares were issued and outstanding as of April 11, 2017.

Parent is authorized to issue 200,000,000 shares of Class A Common Stock, par value $0.0001 per share, of which 40,250,000 shares were issued and outstanding as of April 11, 2017, 20,000,000 shares of Class B common stock, par value of $0.0001 per share, of which 10,062,500 shares were issued to Parent’s Sponsor prior to the Conyers Park IPO and 1,000,000 shares of preferred stock, par value $0.0001 per share, of which no shares are issued and outstanding as of 11, 2017.

Voting Rights

The amended and restated certificate of incorporation of Simply Good Foods will state that each holder of common stock shall be entitled to one vote for each share of common stock held of record by such holder on all matters on which stockholders generally are entitled to vote.

The amended and restated certificate of incorporation of Parent states that holders of shares of Class A common stock and Class B common stock shall be entitled to one vote for each such share of common stock held on each matter properly submitted to the stockholders on which the holders of the common stock are entitled to vote.

Number of Directors	The amended and restated certificate of incorporation of Simply Good Foods will state that the number of directors shall be fixed exclusively from time to time by resolution of the board of directors.

The amended and restated certificate of incorporation of Parent states that the number of directors of Parent, other than those who may be elected by the holders of one or more series of the preferred stock voting separately by class or series, shall be fixed from time to time exclusively by the board of directors pursuant to a resolution adopted by a majority of the Board of Directors.

Election of Directors

The amended and restated bylaws will require that directors be elected by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.

Pursuant to the Investor Rights Agreement among Simply Good Foods, Sponsor and Atkins Holdings LLC and subject to the terms and conditions set forth therein, Atkins Holdings LLC will initially have the right to nominate one Class III director to serve on the Board of Directors.

The amended and restated bylaws of Parent require that the directors be elected by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.

	SIMPLY GOOD FOODS	PARENT

Pursuant to the Investor Rights Agreement between Simply Good Foods and Sponsor and subject to the terms and conditions set forth therein, Sponsor will initially have the right to nominate three directors to serve on the Board of Directors.
The amended and restated certificate of incorporation will provide that the board of directors be divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class (except for those directors appointed prior to the first annual meeting of stockholders) serving a three-year term.

Manner of Acting by Board

The amended and restated bylaws will state that at any meeting of the board of directors at which a quorum is present, the vote of a majority of the directors present shall be sufficient to take any action, unless a different vote is specified by law, the certificate of incorporation or the bylaws. The amended and restated bylaws of Simply Good Foods will also permit the board of directors to take action by unanimous written consent.

The bylaws of Parent state that the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the board of directors, except as may be otherwise specifically provided by applicable law, the amended and restated certificate of incorporation or the bylaws. The bylaws of Parent also permit the board of directors to take action by unanimous written consent.

Removal of Directors

The amended and restated certificate of incorporation will provide that any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of stockholders of at least 75% of the voting power of all then outstanding shares of capital stock of Simply Good Foods entitled to vote generally in the election of directors, voting together as a single class at a meeting of Simply Good Foods’ stockholders called for that purpose.

The amended and restated certificate of incorporation of Parent states that any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of Parent entitled to vote generally in the election of directors, voting together as a single class.

	SIMPLY GOOD FOODS	PARENT
Nomination of Director Candidates

The amended and restated bylaws will state that for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of Simply Good Foods (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date or if no annual meeting was held the preceding year, notice by the stockholder to be timely must be received by the later of the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by Simply Good Foods and the date which is 90 days prior to the date of the annual meeting; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement of the date of the special meeting is first made by Simply Good Foods.

For a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of Parent (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by Parent; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by Parent.

	SIMPLY GOOD FOODS	PARENT
Business Proposals by Stockholders

The amended and restated bylaws of Simply Good Foods will state that business may be brought before an annual meeting of stockholders by any stockholder who is a stockholder of record on the date notice of the meeting is given and on the record date for the determination of stockholders entitled to vote at such meeting and who complies with the notice procedures set forth in the amended and restated bylaws of Simply Good Foods. To be timely, a stockholder’s notice shall be received at the principal executive offices of Simply Good Foods not later than the close of business on the 90th day nor earlier than the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so received by the later of (A) the 10th day following the day the public announcement of the date of the of the date of the annual meeting is first made or (B) the date which is 90 days prior to the date of the annual meeting.

The bylaws of Parent state that business may be brought before an annual meeting of stockholders by any stockholder who is a stockholder of record on the date notice of the meeting is given and on the record date for the determination of stockholders entitled to vote at such meeting and who complies with the notice procedures set forth in the bylaws. To be timely, a stockholder’s notice shall be received at the principal executive offices of Parent not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made.

Special Meetings of the Board

The amended and restated bylaws of Simply Good Foods will state that special meetings of the Board of Directors of Simply Good Foods (a) may be called by the Chairman of the Board or (b) shall be called by the Secretary on the written request of at least a majority of directors then in office, and shall be held at such time, date and place as may be determined by the person calling the meeting. Notice of each special meeting of the Board of Directors of Simply Good Foods shall be given to each director (i) at least 24 hours before the meeting if such notice is by telephone or by being personally delivered or sent by telex, telecopy, electronic transmission, email or similar means or (ii) at least five days before the meeting if such notice is sent through the United States mail.

Special meetings of the Board of Directors (a) may be called by the Chairman of the Board of Directors or President and (b) shall be called by the Chairman of the Board of Directors, President or Secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place (within or without the State of Delaware) as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request. Notice of each special meeting of the Board of Directors shall be given to each director (i) at least 24 hours before the meeting if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (ii) at least two days before the meeting if such notice is sent by a nationally recognized overnight delivery service; and (iii) at least five days before the meeting if such notice is sent through the United States mail.

	SIMPLY GOOD FOODS	PARENT

Any and all business may be transacted at a special meeting. Except as may be otherwise expressly provided by applicable law, the amended and restated certificate of incorporation or the amended and restated bylaws, neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice or waiver of notice of such meeting.

If the Secretary shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. Any and all business that may be transacted at a regular meeting of the Board of Directors may be transacted at a special meeting. Except as may be otherwise expressly provided by applicable law, the amended and restated certificate of incorporation, or the bylaws, neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice or waiver of notice of such meeting. A special meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting.

Special Meetings of the Stockholders

The amended and restated certificate of incorporation will state that special meetings of stockholders of Simply Good Foods may be called only by or at the direction of the Board of Directors or the Chairman of the Board of Directors, and the ability of the stockholders to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders may not be called by another person or persons.

Special meetings of stockholders of Parent may be called only by the Chairman of the Board of Directors, Chief Executive Officer of Parent, or the Board pursuant to a resolution adopted by a majority of the Board of Directors, and the ability of the stockholders to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders may not be called by another person or persons.

Manner of Acting by Stockholders

The amended and restated bylaws of Simply Good Foods will state that all matters other than the election of directors shall be determined by the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the certificate of incorporation, the bylaws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.

The bylaws of Parent state that all matters other than the election of directors shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the amended and restated certificate of incorporation, the bylaws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.

Stockholder Action Without Meeting

The amended and restated certificate of incorporation will state that any action required or permitted to be taken by the stockholders of Simply Good Foods must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

Any action required or permitted to be taken by the stockholders of Parent must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to Class B Common Stock with respect to which action may be taken by written consent.

	SIMPLY GOOD FOODS	PARENT
State Anti-Takeover Statutes

Simply Good Foods will expressly elect not to be governed by Section 203 of the DGCL and instead its amended and restated certificate of incorporation will include a provision that is substantially similar to Section 203 of the DGCL but will carve out Sponsor, its successors, certain affiliates and transferees from the definition of “interested stockholder” and make certain related changes.

Parent expressly elected not to be governed by Section 203 of the DGCL.

Indemnification of Directors and Officers

To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, Simply Good Foods shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including involvement, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of Simply Good Foods or, while a director or officer of Simply Good Foods, is or was serving at the request of Simply Good Foods as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director or officer, or in any other capacity while serving as a director or officer shall be indemnified and held harmless by Simply Good Foods to the fullest extent authorized by the DGCL, against all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that, except as provided with respect to proceedings to enforce rights to indemnification, Simply Good Foods shall indemnify an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized in the specific case by the Board of Directors of Simply Good Foods.

To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, Parent shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of Parent or, while a director or officer of Parent, is or was serving at the request of Parent as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such proceeding; provided, however, that, except as provided with respect to proceedings to enforce rights to indemnification, Parent shall indemnify an Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of Parent.

	SIMPLY GOOD FOODS	PARENT
Limitation of Liability of Directors

The amended and restated certificate of incorporation of Simply Good Foods will state that except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of Simply Good Foods shall be personally liable to Simply Good Foods or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. The amended and restated certificate of incorporation further states that no amendment to, repeal or modification of this provision shall apply to or have any effect on the liability or alleged liability of any director of Simply Good Foods for or with respect to any acts or omissions of such director occurring prior to such amendment. If the DGCL is amended to permit further elimination or limitation of personal liability of directors, the liability of a director of Simply Good Foods shall be eliminated or limited to the fullest extent permitted by the DGCL.

A director of Parent shall not be personally liable to Parent or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless they violated their duty of loyalty to Parent or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as directors. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of Parent hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Amendments to Bylaws

The amended and restated certificate of incorporation of Simply Good Foods will state that the bylaws may be amended, altered or repealed and new bylaws may be adopted by (i) the Board of Directors or (ii) in addition to any other vote otherwise required by law, the affirmative vote of stockholders of at least 66 2/3% of the voting power of the outstanding shares of capital stock of Simply Good Foods entitled to vote with respect thereto, voting together as a single class.

The Board of Directors of Parent shall have the power to adopt, amend, alter or repeal the bylaws. The affirmative vote of a majority of the Board of Directors shall be required to adopt, amend, alter or repeal the bylaws. The bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of Parent required by applicable law or the amended and restated certificate of incorporation, the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of capital stock of Parent entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the bylaws.

Redemption Rights	None.

The amended and restated certificate of incorporation of Parent states that prior to the consummation of an initial business combination, Parent shall provide all holders of offering shares with the opportunity to have their offering shares redeemed upon the consummation of an initial business combination for cash equal to the applicable redemption price per share, less franchise and income tax payable.

	SIMPLY GOOD FOODS	PARENT
Corporate Opportunities

The amended and restated certificate of incorporation of Simply Good Foods states that to the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to Simply Good Foods or any of its officers or directors, and Simply Good Foods renounces any expectancy that any of the directors or officers of Simply Good Foods will offer any such corporate opportunity of which he or she may become aware to Simply Good Foods, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of Simply Good Foods only with respect to a corporate opportunity that was offered in writing to such person solely in his or her capacity as a director or officer of Simply Good Foods and such opportunity is one Simply Good Foods is legally and contractually permitted to undertake and would otherwise be reasonable for Simply Good Foods to pursue.

No directors, officers, employees or representatives of Atkins Holdings LLC (“Atkins Holdings”), Conyers Park Sponsor LLC (“Conyers Park Sponsor”) Centerview Capital Holdings LLC (“Centerview Capital”), and Centerview Partners (and together with Centerview Capital, Conyers Park Sponsor and Atkins Holdings, each a “Sponsor Entity”) nor any of their respective affiliates shall have any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as Simply Good Foods and no Sponsor Entity nor any officer, director or representative thereof (except as provided in the first sentence of the paragraph above) shall be liable to Simply Good Foods or its stockholders for breach of any fiduciary duty solely by reason of any such activities of such Sponsor Entity or any of their respective affiliates. In the event that a Sponsor Entity or any of their respective affiliates acquires knowledge of a potential transaction or matter which may be a corporate opportunity for itself and Simply Good Foods, no Sponsor Entity nor any of their respective affiliates shall have any duty to communicate or offer such corporate opportunity to Simply Good Foods and shall not be liable to

The amended and restated certificate of incorporation of Parent states that to the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Company or any of its officers or directors, and the Company renounces any expectancy that any of the directors or officers of the Company will offer any such corporate opportunity of which he or she may become aware to the Company, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Company only with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of the Company and such opportunity is one the Company is legally and contractually permitted to undertake and would otherwise be reasonable for the Company to pursue.

SIMPLY GOOD FOODS	PARENT

Simply Good Foods or its stockholders for breach of any fiduciary duty as a stockholder of Simply Good Foods solely by reason of the fact that a Sponsor Entity or any of their respective affiliates pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to Simply Good Foods.

Except as provided in the first sentence of the first paragraph above, if a director or officer of Simply Good Foods who is also a director, officer, employee or representative of a Sponsor Entity or any of their respective affiliates acquires knowledge of a potential transaction or matter which may be a corporate opportunity, Simply Good Foods shall have no interest in such corporate opportunity and no expectancy that such corporate opportunity be offered to it, any such interest or expectancy being hereby renounced, so that such person shall have no duty to present such corporate opportunity to Simply Good Foods and shall have the right to hold and exploit any such corporate opportunity for its (and its officers’, employees’, directors’, agents’, stockholders’, members’, partners’, affiliates’ or subsidiaries’) own account or to direct, sell, assign or transfer such corporate opportunity to persons other than Simply Good Foods. Such person shall not breach any fiduciary duty to Simply Good Foods or to its stockholders by reason of the fact that such person does not present such corporate opportunity to Simply Good Foods or pursues, acquires or exploits such corporate opportunity for itself or directs, sells, assigns or transfers such corporate opportunity to another person.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to us regarding the beneficial ownership of Conyers Park common stock as of June 14, 2017 (pre-Business Combination) and, immediately following consummation of the Business Combination, ownership of shares of Simply Good Foods common stock, by:

•         each person known by us to be the beneficial owner of more than 5% of the outstanding shares of Conyers Park common stock either on June 15, 2017 (pre-Business Combination) or of shares of Simply Good Foods common stock outstanding after the consummation of the Business Combination;

•         each of Conyers Park’s current officers and directors;

•         each person who will become an executive officer or director of Simply Good Foods upon consummation of the Business Combination; and

•         all executive officers and directors of Simply Good Foods as a group after consummation of the Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of shares of Simply Good Foods common stock immediately following consummation of the Business Combination is based on 70,562,500 shares to be outstanding and has been determined on the assumption that (i) no Conyers Park stockholder has exercised its redemption rights to receive cash from the Trust Account in exchange for their shares of Conyers Park (ii) 10,250,000 shares of Simply Good Foods common stock are issued to the Selling Equityholders as part of their merger consideration and (iii) 10,000,000 shares of Simply Good Foods common stock are issued to investors in the Common Stock Private Placement.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by the individuals below:

	Class B Common Stock		Class A Common Stock			Simply Good Foods Post-Business Combination
Name of Beneficial Owners(1)	Number of Shares Beneficially Owned	Approximate Percentage of Class	Number of Shares Beneficially Owned	Approximate Percentage of Class	Approximate Percentage of Voting Control	Number of Shares Beneficially Owned	Approximate Percentage of Outstanding Common Stock
Wellington Management Group LLP(2)	—	—	7,205,244	17.21%	14.32%	7,205,244	10.21%
T. Rowe Price Associates, Inc.(3)	—	—	4,496,966	11.17%	8.94%	6,496,966	9.21%
The Baupost Group, L.L.C.(4)	—	—	3,712,500	9.22%	7.38%	4,712,500	6.68%
Glenhill Advisers, LLC(5)	—	—	2,855,901	7.10%	5.68%	2,855,901	4.05%
TD Asset Management Inc.(6)	—	—	2,501,900	6.22%	4.97%	2,501,900	3.55%
Manulife Asset Management Limited(7)	—	—	2,096,512	5.21%	4.17%	2,096,512	2.97%
Atkins Holdings LLC(8)	—	—	—	—	—	8,924,207	12.65%
Conyers Park Sponsor LLC(9)	9,962,500	99.01%	—	—	19.80%	9,962,500	14.12%
FMR LLC(10)	—	—	—	—	—	4,000,000	5.67%
James M. Kilts(9)	—	—	—	—	—	—	—
David J. West(9)	—	—	—	—	—	—	—
Brian K. Ratzan(9)	—	—	—	—	—	—	—
Clayton C. Daley Jr.	25,000	*	10,000	*	*	35,000	*
Nomi P. Ghez	25,000	*	25,000	*	*	50,000	*
James E. Healey	25,000	*	5,000	*	*	30,000	*
Robert G. Montgomery	25,000	*	—	—	*	25,000	*
Arvin “Rick” Kash	—	—	—	—	—	—	—
Richard T. Laube	—	—	—	—	—	—	—
Joseph E. Scalzo(11)	—	—	—	—	—	407,051	*
Shaun P. Mara(11)	—	—	—	—	—	108,338	*
Annita M. Menogan(11)	—	—	—	—	—	12,884	*
C. Scott Parker(11)	—	—	—	—	—	133,021	*
Robert C. Gandert(11)	—	—	—	—	—	99,908	*
Hanno E. Holm(11)	—	—	—	—	—	19,326	*
Timothy A. Matthews(11)	—	—	—	—	—	2,890	*
All directors and executive officers as a group (16 individuals)	100,000	*	40,000	*	*	923,418	1.31%

____________

*         Less than 1 percent.

(1)      Unless otherwise noted, the business address of each of the following entities or individuals is c/o Conyers Park Acquisition Corp., 1 Greenwich Office Park, 2nd Floor, Greenwich, CT 06831.

(2)      As of April 28, 2017, as reported on Schedule 13G. Includes shares of Class A common stock that are part of Units. Wellington Management Company LLP is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington Management Company LLP is an indirect subsidiary of Wellington Management Group LLP. The business address of Welling Management Group LLP, Wellington Group Holdings LLP, Welling Investment Advisors Holdings LLP and Wellington Management Company LLP is 280 Congress Street, Boston, Massachusetts 02210. The shares are owned of record by clients of the following investment advisers directly or indirectly owned by Wellington Management Group LLP (the “Wellington Investment Advisers”): Wellington Management Company LLP, Wellington Management Canada LLC, Wellington Management Singapore Pte Ltd, Wellington Management Hong Kong Ltd, Wellington Management International Ltd, Wellington Management Japan Pte Ltd and Wellington Management Australia Pty Ltd. These clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such shares. Wellington Investment Advisors Holdings LLP controls directly, or indirectly through Wellington Management Global Holdings, Ltd., the Wellington Investment Advisers. Wellington Investment Advisors Holdings LLP is owned by Wellington Group Holdings LLP. Wellington Group Holdings LLP is owned by Wellington Management Group LLP. Wellington Management Group LLP holds shared voting power of 6,133,197 shares of Class A common stock and shares dispositive power over 7,205,244 shares of Class A common stock.

(3)      As of December 31, 2016, as reported on Schedule 13G. T. Rowe Price Associates, Inc. (“Price Associates”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended, The business address of Price Associates is 31 West 52nd Street, 22nd Floor, New York, New York 10019. Price Associates holds sole voting power of 819,133 shares of Class A common stock and sole dispositive power of 4,496,966 shares of Class A common stock. Price Associates does not serve as custodian of the assets of any of its clients; accordingly, in each instance only the client or the client’s custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. The ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, such securities, is vested in the individual and institutional clients which Price Associates serves as investment adviser. Any and all discretionary authority which has been delegated to Price Associates may be revoked in whole or in part at any time. With respect to securities owned by any one of the T. Rowe Price Funds, only the custodian for each of such Funds, has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. No other person is known to have such right, except that the shareholders of each such Fund participate proportionately in any dividends and distributions so paid.

(4)      As of December 31, 2016, as reported on Schedule 13G. The Baupost Group, L.L.C. (“Baupost”) is a registered investment adviser and acts as the investment adviser to certain private investment limited partnerships on whose behalf these securities were purchased, and in such capacity has voting and investment power with respect to such securities. SAK Corporation is the manager of Baupost, and Mr. Seth A. Klarman is the sole owner of SAK Corporation. Mr. Klarman and SAK Corporation disclaim beneficial ownership of the securities. The business address of Baupost, SAK Corporation and Seth A. Klarman is 10 St. James Avenue, Suite 1700, Boston, MA 02116.

(5)      As of December 31, 2016, as reported on Schedule 13G. The business address of Glenhill Advisors, LLC, Glenn J. Krevlin, Glenhill Capital Advisors, LLC and Glenhill Capital Management, LLC (the “Glenhill Entities”) is 600 Fifth Avenue, 11th Floor, New York, New York 10020. Glenn J. Krevlin is the managing member and control person of Glenhill Advisors, LLC, and is the sole shareholder of Krevlin Management, Inc. Krevlin Management, Inc. is the managing member of Glenhill Capital Advisors, LLC, which is the investment manager of Glenhill Capital Overseas Master Fund, LP and Glenhill Long Fund, LP, each a security holder of the Issuer. Glenhill Advisors, LLC is the managing member of Glenhill Capital Management, LLC. Glenhill Capital Management, LLC is the managing member of Glenhill Long GP, LLC, and is sole shareholder of Glenhill Capital Overseas GP, Ltd. Glenhill Capital Overseas GP, Ltd. is general partner of Glenhill Capital Overseas Master Fund, LP. Glenhill Long GP, LLC is the general partner of Glenhill Long Fund, LP. Glenhill Capital Advisors, LLC is also the investment manager for certain third party accounts for which Units are held and managed by one or more of the Glenhill Entities for the benefit of such third parties. The Glenhill Entities have dispositive power and share certain voting power with respect to such Units, and receive management fees and performance-related fees in connection therewith. Includes shares of Class A common stock that are part of the 630,569 Units held in such third party managed accounts.

(6)      As of December 31, 2016, as reported on Schedule 13G. The business address of TD Asset Management Inc. (“TDAM”) and TDAM USA Inc. (“TDAM USA”) is Canada Trust Tower, BCE Place, 161 Bay Street, 35th Floor, Toronto, Ontario, M5J 2T2. TDAM individually beneficially owns 2,496,600 shares. TDAM-USA individually beneficially owns 5,300 shares.

(7)      As of December 31, 2016, as reported on Schedule 13G. The business address of Manulife Financial Corporation (“MFC”) and MFC’s indirect, wholly-owned subsidiary Manulife Asset Management Limited (“MAML”) is 200 Bloor Street East, Toronto, Ontario, Canada, M4W 1E5. MAML has beneficial ownership of 2,096,512 shares of Income Trust Units. Through its parent-subsidiary relationship to MAML, MFC may be deemed to have beneficial ownership of these same shares. MAML has sole power to vote or to direct the voting of the shares of Income Trust Units beneficially owned.

(8)      This number represents the portion of the 10,250,000 shares of common stock to be issued to the Selling Equityholders that is anticipated to be retained by Atkins Holdings LLC as of the date hereof, which may be reduced (i) in the event of any distributions of the common stock of NCP-ATK Holdings, Inc. held by Atkins Holdings LLC to the members of Atkins Holdings LLC and (ii) based on any option or warrant exercises by current holders of outstanding NCP-ATK Holdings, Inc. options and warrants, in each case prior to the consummation of the Business Combination.

(9)      Excludes 6,700,000 shares which may be purchased by exercising warrants that are not presently exercisable. There are five managers of Sponsor’s board of managers, including Messrs. Kilts, West and Ratzan. Each manager has one vote, and the approval of three of the five members of the board of managers is required to approve an action of Sponsor. Under the so-called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by three or more individuals, and a voting or dispositive decision requires the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. This is the situation with regard to Sponsor. Based upon the foregoing analysis, no individual manager of Sponsor exercises voting or dispositive control over any of the securities held by Sponsor, even those in which he directly holds a pecuniary interest. Accordingly, none of them will be deemed to have or share beneficial ownership of such shares.

(10)   Includes 129,200 shares held by Fidelity Advisor Series I: Fidelity Advisor Balanced Fund; 1,529,800 shares held by Fidelity Puritan Trust Fidelity Balanced Fund; 1,400,000 shares held by Variable Insurance Products Fund II: Contrafund Portfolio; 175,100 shares held by Variable Insurance Products Fund III: Balanced Portfolio; 156,100 shares held by Fidelity Central Investment Portfolios LLC: Fidelity Consumer Staples Central Fund; 359,900 shares held by Fidelity Select Portfolios: Consumer Staples Portfolio; 39,700 shares held by Variable Insurance Products Fund IV: Consumer Staples Portfolio; and 210,200 shares held by Fidelity Summer Street Trust: Fidelity Export and Multinational Fund. These accounts are managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC.

Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.

Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.

(11)   Includes outstanding options to purchase units of NCP-ATK Holdings, Inc. exercisable upon payment of the applicable cash exercise price prior to the Closing of the Business Combination, which, if exercised, will subsequently be converted to shares of common stock of Simply Goods Foods in the Business Combination. Assumes all such options are exercised prior to the Closing. Any unexercised options will be cancelled at the Closing.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company’s Related Person Transactions

Founder Shares

In April 2016, Sponsor purchased an aggregate of 10,062,500 Founder Shares for an aggregate purchase price of $25,000 in cash, or approximately $0.002 per share.

Rights

The Founder Shares are identical to the shares of Class A common stock included in the units, and holders of Founder Shares have the same stockholder rights as public stockholders, except that (i) the Founder Shares are subject to certain transfer restrictions, as described in more detail below, (ii) Sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed (A) to waive their redemption rights with respect to any Founder Shares and any public shares held by them in connection with the completion of our business combination and (B) to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if Conyers Park fails to complete a business combination within 24 months from the closing of the IPO, although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if Conyers Park fails to complete a business combination within such time period, (iii) the Founder Shares are shares of Conyers Park’s Class B common stock that will automatically convert into shares of the Company’s Class A common stock at the time of Conyers Park’s initial business combination, or at any time prior thereto at the option of the holder, on a one-for-one basis, subject to adjustment pursuant to certain anti-dilution rights, as described herein and (iv) are subject to registration rights.

Voting

If Conyers Park submits its business combination to its public stockholders for a vote, its initial stockholders have agreed to vote any Founder Shares held by them and any public shares purchased during or after the IPO in favor of the initial business combination.

Transfer Restrictions

With certain limited exceptions, the Founder Shares are not transferable, assignable or salable (except to Conyers Park’s officers and directors and other persons or entities affiliated with Sponsor, each of whom will be subject to the same transfer restrictions) until the earlier of (A) one year after the completion of Conyers Park’s initial business combination or (B) subsequent to Conyers Park’s initial business combination, (x) if the last sale price of its Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, or (y) the date on which Conyers Park completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Warrants

Simultaneously with the commencement of its IPO and the sale of the units, Conyers Park completed the private sale of 6,700,000 warrants at a purchase price of $1.50 per Placement Warrant, to its Sponsor, generating gross proceeds to us of $10,050,000. The private placement warrants are substantially similar to the Public Warrants sold as part of the public units issued in Conyers Park’s IPO, except that if held by the original holder or their permitted assigns, they (i) may be exercised for cash or on a cashless basis, (ii) are not subject to being called for redemption and (iii) subject to certain limited exceptions, will be subject to transfer restrictions until 30 days following the consummation of the Company’s initial business combination. If the Placement Warrants are held by holders other than its initial holder, the Placement Warrants will be redeemable by the Company and exercisable by holders on the same basis as the Public Warrants.

Registration Rights

The holders of Founder Shares, Private Placement Warrants and Warrants that may be issued upon conversion of working capital loans, if any, are entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to shares of Class A common stock) as stated in the registration rights agreement signed on the date of the prospectus for the IPO. These holders are entitled to certain demand and “piggyback” registration rights.

However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Administrative Services

On July 14, 2016, in connection with its initial public offering, the Company entered into an Administrative Services Agreement with its Sponsor, pursuant to which the Company pays a total of $10,000 per month for office space, utilities and administrative support. Upon completion of the initial business combination or the Company’s liquidation, the Company will cease paying these monthly fees.

Policies and Procedures for Related Person Transactions

Conyers Park’s audit committee must review and approve any related person transaction it proposes to enter into. Conyers Park’s audit committee charter details the policies and procedures relating to transactions that may present actual, potential or perceived conflicts of interest and may raise questions as to whether such transactions are consistent with the best interest of the Company and its stockholders. A summary of such policies and procedures is set forth below.

Any potential related party transaction that is brought to the audit committee’s attention will be analyzed by the audit committee, in consultation with outside counsel or members of management, as appropriate, to determine whether the transaction or relationship does, in fact, constitute a related party transaction. At its meetings, the audit committee will be provided with the details of each new, existing or proposed related party transaction, including the terms of the transaction, the business purpose of the transaction and the benefits to us and to the relevant related party.

In determining whether to approve a related party transaction, the audit committee must consider, among other factors, the following factors to the extent relevant:

•         whether the terms of the transaction are fair to the Company and on the same basis as would apply if the transaction did not involve a related party;

•         whether there are business reasons for the Company to enter into the transaction;

•         whether the transaction would impair the independence of an outside director;

•         whether the transaction would present an improper conflict of interest for any director or executive officer; and

•         any pre-existing contractual obligations.

Any member of the audit committee who has an interest in the transaction under discussion must abstain from any voting regarding the transaction, but may, if so requested by the chairman of the audit committee, participate in some or all of the audit committee’s discussions of the transaction. Upon completion of its review of the transaction, the audit committee may determine to permit or to prohibit the transaction.

Atkins Related Party Transactions

Management Agreement

Atkins is a party to an amended and restated management advisory and consulting services agreement, dated April 3, 2013, or the management agreement, with Roark Capital Management, LLC, or Roark Capital

Management, pursuant to which Roark Capital Management provides management consulting services to Atkins and receives specified consideration for such services. The management consulting services generally consist of advice concerning management, finance, marketing, strategic planning and such other services as may be requested from time to time by Atkins’ board of directors.

Pursuant to an arrangement with the current majority stockholder of Atkins, Atkins is obligated to pay a management fee of the greater of $900,000 or an amount equal to 2% of consolidated adjusted EBITDA, as defined by the First Lien and Second Lien, which can be prorated upon a fiscal year-end change. Annual reimbursements for out-of-pocket expenses are limited to $200,000. During the 52-week period ended August 27, 2016, the 35-week period ended August 29, 2015, the 52-week period ended December 27, 2014 and the 52-week period ended December 28, 2013, the management fee expense was approximately $1.7 million, $0.9 million, $1.6 million and $1.4 million, respectively. The management agreement also includes customary indemnification provisions in favor of Roark Capital Management.

Atkins expects to terminate the management agreement in connection with the Business Combination; provided, that certain indemnification obligations will remain in effect.

Subscription Agreements

On March 27, 2013, Atkins entered into a subscription agreement with Joseph Scalzo, its Chief Executive Officer, pursuant to which Atkins received $1,250,255.16 in consideration for the issuance of 2,331 shares of its common stock. On June 3, 2013, Atkins entered into an additional subscription agreement with Mr. Scalzo, pursuant to which Atkins received $300,294.98 in consideration for the issuance of 766 shares of its common stock.

Stock Purchase Agreement

On January 10, 2014, Atkins entered into a contingent stock purchase agreement with Bob Gandert, its Chief Customer/Business Development Officer, pursuant to which Mr. Gandert has the right to sell and to require Atkins to purchase 750 shares of Atkins common stock held by Mr. Gandert for an aggregate purchase price of $891,088. The agreement is subject to Mr. Gandert’s continued employment with Atkins, and contains other provisions relating to, among other things, a general release of claims against Atkins and Roark Capital Management. Atkins intends to complete the transactions contemplated by the stock purchase agreement in connection with the Business Combination.

Shareholder Agreements

Atkins and its principal stockholder, Atkins Holdings LLC, previously entered into shareholder agreements with each of the other stockholders of Atkins, including Mr. Scalzo, its chief executive officer, and Mr. Gandert, its Chief Customer/Business Development Officer, which set forth certain rights and restrictions with respect to the ownership of shares of Atkins common stock, including:

•         drag-along rights in the event Atkins or Atkins Holdings LLC proposes to sell any shares of its common stock;

•         tag-along rights in the event Atkins Holdings LLC proposes to sell its shares of its common stock in a transaction that would result in Atkins Holdings LLC and its affiliates owning less than 50% of its common stock;

•         restrictions on the transfer of shares of Atkins common stock; and

•         other provisions relating to, among other things, non-disparagement.

Atkins expects to terminate these shareholder agreements in connection with the Business Combination, pursuant to the terms of such agreements.

PRICE RANGE OF SECURITIES AND DIVIDENDS

Conyers Park

Price Range of the Company’s Securities

Conyers Park’s units, each of which consists of one share of common stock and one-third of one warrant to purchase one share of common stock, began trading on NASDAQ under the symbol “CPAA.U” on July 20, 2016. On September 2, 2016, Conyers Park announced that holders of its units could elect to separately trade their common stock and the warrants included in the units, or to continue to trade the units without separating them. On September 6, 2016, Conyers Park’s common stock and warrants began trading on NASDAQ under the symbols “CPAA” and “CPAA.W,” respectively. Each whole warrant entitles the holder to purchase one share of Conyers Park common stock at a price of $11.50 per share, subject to adjustments as described in Conyers Park’s final prospectus dated July 14, 2016, which was filed with the SEC. Warrants may only be exercised for a whole number of shares of Conyers Park’s common stock and will become exercisable 30 days after the completion of an initial business combination. Conyers Park’s warrants will expire five years after the completion of an initial business combination or earlier upon redemption or liquidation as described in its final prospectus.

The following table sets forth, for the calendar quarter indicated, the high and low sales prices per unit, share of common stock and warrants as reported on NASDAQ for the periods presented.

	Units (CPAA.U)		Class A Common Stock (CPAA)		Warrants (CPAA.W)
	High	Low	High	Low	High	Low
2017:
Second Quarter (through June 13, 2017)	$13.60	$10.95	$12.50	$10.48	$3.45	$1.62
First Quarter	$11.95	$10.85	$11.00	$10.25	$2.59	$2.18
2016:
Fourth Quarter	$11.40	$10.07	$10.00	$10.00	$4.23	$1.25
Third Quarter (beginning July 15, 2016)	$10.08	$10.21	$10.98	$10.00	$1.56	$1.25

Dividend Policy of the Company

Conyers Park has not paid any cash dividends on its shares of common stock to date and does not intend to pay cash dividends prior to the completion of an initial business combination. The payment of cash dividends in the future will be dependent upon its revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of our board of directors at such time. It is the present intention of Conyers Park’s board of directors to retain all earnings, if any, for use in its business operations and, accordingly, its board of directors does not anticipate declaring any dividends in the foreseeable future. Further, if Conyers Park incurs any indebtedness, its ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Atkins

Price Range of Atkins Securities

Historical market price information regarding Atkins is not provided because there is no public market for Atkins’ securities. See “Atkins’ Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Representatives of Conyers Park’s independent registered public accounting firm, WithumSmith+Brown, PC, will be present at the special meeting of the stockholders. The representatives will have the opportunity to make a statement if they so desire and they are expected to be available to respond to appropriate questions.

APPRAISAL RIGHTS

Conyers Park’s stockholders do not have appraisal rights in connection with the Business Combination under Delaware law.

LEGAL MATTERS

Certain legal matters relating to the validity of the common stock to be issued hereunder will be passed upon for us by Kirkland & Ellis LLP, New York, New York.

EXPERTS

The audited financial statements of Conyers Park Acquisition Corp. as of December 31, 2016 and for the period from April 20, 2016 (inception) to December 31, 2016 included in this proxy statement/prospectus of Conyers Park Acquisition Corp. and the Registration Statement of The Simply Good Foods Company have been so included in reliance on a report of WithumSmith+Brown, PC, an independent registered public accounting firm, appearing elsewhere herein given on the authority of said firm, as experts in auditing and accounting.

The consolidated financial statements of NCP-ATK Holdings, Inc. and subsidiaries at August 27, 2016, August 29, 2015 and December 27, 2014, and for the 52-week period ended August 27, 2016, the 35-week period ended August 29, 2015, the 52-week period ended December 27, 2014 and the 52-week period ended December 28, 2013, included in this proxy statement/prospectus of Conyers Park Acquisition Corp. and the Registration Statement of The Simply Good Foods Company, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

TRANSFER AGENT AND REGISTRAR

The transfer agent for Conyers Park’s securities is Continental Stock Transfer & Trust Company.

SUBMISSION OF STOCKHOLDER PROPOSALS

Conyers Park’s board of directors is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.

FUTURE STOCKHOLDER PROPOSALS

We anticipate that the 2018 annual meeting of stockholders will be held no later than July 1, 2018. For any proposal to be considered for inclusion in Conyers Park’s proxy statement and form of proxy for submission to the stockholders at our 2018 Annual Meeting of Stockholders, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and our bylaws. Assuming the meeting is held on or about July 1, 2018, such proposals must be received by the Company at its offices at Conyers Park Acquisition Corp. c/o Conyers Park Sponsor LLC, 1 Greenwich Office Park, 2nd Floor, Greenwich, CT 06831 no later than April 6, 2018 and no earlier than March 7, 2018.

In addition, Conyers Park’s bylaws provide notice procedures for stockholders to nominate a person as a director and to propose business to be considered by stockholders at a meeting. To be timely, a stockholder’s notice must be delivered to Conyers Park at the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received no earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Corporation. Accordingly, for Conyers Park’s 2018 Annual Meeting, assuming the meeting is held on July 1, 2018, notice of a nomination or proposal must be delivered to Conyers Park no later than April 6, 2018 and no earlier than March 7, 2018. Nominations and proposals also must satisfy other requirements set forth in the bylaws. The Chairman of Conyers Park’s board of directors may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

WHERE YOU CAN FIND MORE INFORMATION

Simply Good Foods has filed with the SEC a registration statement on Form S-4, as amended, under the Securities Act with respect to the securities offered by this proxy statement/prospectus. This proxy statement/prospectus does not contain all of the information included in the registration statement. For further information pertaining to Simply Good Foods and its securities, you should refer to the registration statement and to its exhibits. Whenever reference is made in this proxy statement/prospectus to any of Conyers Park’s or Atkins’ contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the annexes to the proxy statement/prospectus and the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

Upon the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, Simply Good Foods will be subject to the information and periodic reporting requirements of the Exchange Act and will file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read Simply Good Foods’ and Conyers Park’s SEC filings, including Simply Good Foods’ registration statement over the internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document Simply Good Foods or Conyers Park files with the SEC at the SEC public reference room located at 100 F Street, N.E., Room 1580 Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the special meeting, you should contact the Company at the following address and telephone number:

Conyers Park Acquisition Corp. c/o Conyers Park Sponsor LLC
1 Greenwich Office Park, 2nd Floor, Greenwich, CT 06831
(212) 429-2211
E-mail: bratzan@centerviewcapital.com

You may also obtain these documents by requesting them in writing or by telephone from the Company’s proxy solicitation agent at the following address and telephone number:

Stockholders, please call toll free: (800) 662-5200
Banks and Brokerage Firms, please call collect: (203) 658-9400
Email: CPAA.info@morrowsodali.com

If you are a stockholder of the Company and would like to request documents, please do so by June 27, 2017, in order to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

All information contained or incorporated by reference in this proxy statement/prospectus relating to the Company has been supplied by the Company, and all such information relating to Atkins has been supplied by Atkins. Information provided by either the Company or Atkins does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement of the Company for the special meeting. We have not authorized anyone to give any information or make any representation about the Business Combination, the Company or Atkins that is different from, or in addition to, that contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

Index to Financial Statements

Page Number

Audited Financial Statements of Conyers Park Acquisition Corp.
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheet as of December 31, 2016	F-3
Statement of Operations for the period from April 20, 2016 (inception) through December 31, 2016	F-4
Statement of Changes in Stockholders’ Equity for the period from April 20, 2016 (inception) through December 31, 2016	F-5
Statement of Cash Flows for the period from April 20, 2016 (inception) through December 31, 2016	F-6
Notes to Financial Statements	F-7

Unaudited Condensed Interim Financial Statements of Conyers Park Acquisition Corp.
Unaudited Condensed Balance Sheets as of March 31, 2017 and December 31, 2016	F-15
Unaudited Condensed Statement of Operations for the Three Months Ended March 31, 2017	F-16
Unaudited Condensed Statement of Changes in Stockholders’ Equity for the Three Months Ended March 31, 2017	F-17
Unaudited Condensed Statement of Cash Flows for the Three Months Ended March 31, 2017	F-18
Unaudited Notes to Condensed Financial Statements	F-19

Audited Consolidated Financial Statements of NCP-ATK Holdings, Inc. and Subsidiaries
Report of Independent Registered Public Accounting Firm	F-28
Consolidated Balance Sheets as of August 27, 2016, August 29, 2015 and December 27, 2014	F-29

Consolidated Statements of Operations and Comprehensive Income (Loss) for the 52-week period ended August 27, 2016, the 35-week period ended August 29, 2015, the 52-week period ended December 27, 2014 and the 52-week period ended December 28, 2013

F-30

Consolidated Statements of Changes in Stockholders’ Equity (Deficit) for the 52-week periods ended December 28, 2013 and December 27, 2014 and the 35-week period ended August 29, 2015 and the 52-week period ended August 27, 2016

F-31

Consolidated Statements of Cash Flows for the 52-week period ended August 27, 2016, the
35-week period ended August 29, 2015, the 52-week period ended December 27, 2014 and the 52-week period ended December 28, 2013

F-32
Notes to Consolidated Financial Statements	F-33

Unaudited Consolidated Financial Statements of NCP-ATK Holdings, Inc. and Subsidiaries
Unaudited Consolidated Balance Sheets as of February 25, 2017 and August 27, 2016	F-52
Unaudited Consolidated Statements of Operations and Comprehensive Income for the 26-week periods ended February 25, 2017 and February 27, 2016	F-53
Unaudited Consolidated Statements of Cash Flows for the 26-week periods ended February 25, 2017 and February 27, 2016	F-54
Notes to Unaudited Consolidated Interim Financial Statements	F-55

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholder of
Conyers Park Acquisition Corp.

We have audited the accompanying balance sheet of Conyers Park Acquisition Corp. (the “Company”), as of December 31, 2016, and the related statements of operations, changes in stockholders’ equity and cash flows for the period from April 20, 2016 (inception) to December 31, 2016. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above presents fairly, in all material respects, the financial position of Conyers Park Acquisition Corp. as of December 31, 2016, and the results of its operations and its cash flows for the period from April 20, 2016 (inception) to December 31, 2016, in accordance with accounting principles generally accepted in the United States of America.

/s/ WithumSmith+Brown, PC

Morristown, New Jersey
March 31, 2017

Conyers Park Acquisition Corp.
Balance Sheet

As of December 31, 2016
ASSETS:
Current assets:
Cash and cash equivalents	$954,102
Prepaid expenses	336,458
Total current assets	1,290,560
Investments held in Trust Account	402,794,587
Total assets	$404,085,147

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable and accrued expenses	$1,404
Accounts payable - related party	185,424
Accrued franchise tax	126,000
Total current liabilities	312,828
Deferred underwriting compensation	14,087,500
Total liabilities	14,400,328

Class A Common Stock subject to possible redemption; 38,468,481 (at redemption value of $10.00 per share)	384,684,810

Stockholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued or outstanding	—
Class A Common Stock, $0.0001 par value, 200,000,000 shares authorized, 1,781,519 shares issued and outstanding (excluding 38,468,481 shares subject to redemption)	178
Class B common stock, $0.0001 par value, 20,000,000 shares authorized, 10,062,500 issued and outstanding	1,006
Additional paid-in capital	5,191,328
Accumulated deficit	(192,503)
Total stockholders’ equity	5,000,009
Total liabilities and stockholders’ equity	$404,085,147

See accompanying notes to financial statements

Conyers Park Acquisition Corp.
Statement of Operations

For the Period From April 20, 2016 (Inception) to December 31, 2016
Revenues	$—
General and administrative expenses	487,090
Loss from operations	(487,090)
Interest income	294,587
Net loss	$(192,503)

Weighted average number of shares outstanding:
Basic and diluted	11,201,093

Net loss per common share:
Basic and diluted	$(0.02)

See accompanying notes to financial statements

Conyers Park Acquisition Corp.
Statement of Changes in Stockholders’ Equity

	Class A Common Stock		Class B Common Stock		Additional Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance at April 20, 2016 (date of inception)	—	$—	—	$—	$—	$—	$—
Sale of Class B common stock to Sponsor	—	—	10,062,500	1,006	23,994	—	25,000
Sale of Class A Common Stock to public	40,250,000	4,025	—	—	402,495,975	—	402,500,000
Sale of 6,700,000 Private Placement Warrants to Sponsor	—	—	—	—	10,050,000	—	10,050,000
Underwriters’ discount and offering costs	—	—	—	—	(22,697,678)	—	(22,697,678)
Class A Common Stock subject to possible redemption	(38,468,481)	$(3,847)	—	—	(384,680,963)	—	(384,684,810)
Net loss	—	—	—	—	—	(192,503)	(192,503)
Balance at December 31, 2016	1,781,519	$178	10,062,500	$1,006	$5,191,328	$(192,503)	$5,000,009

See accompanying notes to financial statements

Conyers Park Acquisition Corp.
Statement of Cash Flows

For the Period from April 20, 2016 (Inception) to December 31, 2016
Cash flows from operating activities:
Net loss	$(192,503)
Changes in prepaid expenses	(336,458)
Changes in accounts payable and accrued expenses	1,404
Changes in accounts payable – related party	185,424
Changes in accrued franchise tax	126,000
Net cash used by operating activities	(216,133)

Cash flows from investing activities:
Cash deposited in Trust Account	(402,500,000)
Interest earned in Trust Account	(294,587)
Net cash used by investing activities	(402,794,587)

Cash flows from financing activities:
Proceeds from sale of Class A Common Stock to public	402,500,000
Proceeds from sale of Class B common stock to Sponsor	25,000
Proceeds from sale of Private Placement Warrants to Sponsor	10,050,000
Payment of underwriters’ discount	(8,050,000)
Payment of offering costs	(560,178)
Net cash provided by financing activities	403,964,822

Increase in cash	954,102
Cash and cash equivalents at beginning of period	—
Cash and cash equivalents at end of period	$954,102

Supplemental disclosure of non-cash financing activities:
Deferred underwriting compensation	$14,087,500

See accompanying notes to financial statements

Conyers Park Acquisition Corp.
Notes to Financial Statements

Note 1 — Description of Organization and Business Operations

Organization and General

Conyers Park Acquisition Corp. (the “Company”) was incorporated in Delaware on April 20, 2016. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Initial Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the “Securities Act,” as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

At December 31, 2016, the Company had not commenced any operations. All activity for the period from April 20, 2016 (Inception) through December 31, 2016 relates to the Company’s formation and the initial public offering (“Public Offering”) described below and since the Public Offering, the search for a target business with which to consummate an Initial Business Combination. The Company will not generate any operating revenues until after completion of its Initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Public Offering.

Sponsor and Proposed Financing

The Company’s sponsor is Conyers Park Sponsor LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Public Offering was declared effective by the United States Securities and Exchange Commission (the “SEC”) on July 14, 2016. The Company intends to finance its Initial Business Combination with proceeds from the $402,500,000 Public Offering of Units and a $10,050,000 private placement (Note 4). Upon the closing of the Public Offering and the private placement, $402,500,000 was placed in a trust account (the “Trust Account”) (discussed below).

The Trust Account

The proceeds held in the Trust Account may be invested only in U.S. government treasury bills with a maturity of one hundred eighty (180) days or less or in money market funds that meet certain conditions under Rule 2a-7 under the Investment Company Act of 1940 and that invest only in direct U.S. government obligations. Funds will remain in the Trust Account until the earlier of (i) the consummation of the Initial Business Combination or (ii) the distribution of the Trust Account proceeds as described below. The remaining proceeds outside the Trust Account may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

The Company’s amended and restated certificate of incorporation provides that, other than the withdrawal of interest to fund working capital requirements of up to $1,000,000 and to pay taxes, if any, none of the funds held in the Trust Account will be released until the earlier of: (i) the completion of the Initial Business Combination; (ii) the redemption of any shares of Class A common stock, $0.0001 par value (the “Class A Common Stock”) included in the Units (the “Public Shares”) sold in the Public Offering that have been properly tendered in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to modify the substance or timing of its obligation to redeem 100% of such shares of Class A Common Stock if it does not complete the Initial Business Combination within 24 months from the closing of the Public Offering; and (iii) the redemption of 100% of the shares of Class A Common Stock included in the Units sold in the Public Offering if the Company is unable to complete an Initial Business Combination within 24 months from the closing of the Public Offering (subject to the requirements of law). The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public stockholders.

Conyers Park Acquisition Corp.
Notes to Financial Statements

Note 1 — Description of Organization and Business Operations (cont.)

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds of the Public Offering are intended to be generally applied toward consummating an Initial Business Combination. The Initial Business Combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the Initial Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect an Initial Business Combination.

The Company, after signing a definitive agreement for an Initial Business Combination, will either (i) seek stockholder approval of the Initial Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the Initial Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable and amounts permitted to be withdrawn for working capital purposes, or (ii) provide stockholders with the opportunity to sell their Public Shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable and amounts permitted to be withdrawn for working capital purposes. The decision as to whether the Company will seek stockholder approval of the Initial Business Combination or will allow stockholders to sell their Public Shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval, unless a vote is required by law or under NASDAQ rules. If the Company seeks stockholder approval, it will complete its Initial Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Initial Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its Public Shares and the related Initial Business Combination, and instead may search for an alternate Initial Business Combination.

If the Company holds a stockholder vote or there is a tender offer for shares in connection with an Initial Business Combination, a public stockholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable and amounts permitted to be withdrawn for working capital purposes. As a result, such shares of Class A Common Stock will be recorded at redemption amount and classified as temporary equity upon the completion of the Public Offering, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity.”

Pursuant to the Company’s amended and restated certificate of incorporation, if the Company is unable to complete the Initial Business Combination within 24 months from the closing of the Public Offering, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter subject to lawfully available funds therefore, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay up to $1,000,000 of the Company’s working capital requirements as well as to pay the Company’s franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Conyers Park Acquisition Corp.
Notes to Financial Statements

Note 1 — Description of Organization and Business Operations (cont.)

The Sponsor and the Company’s officers and directors entered into a letter agreement with the Company, pursuant to which they agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares (as defined below) held by them if the Company fails to complete the Initial Business Combination within 24 months of the closing of the Public Offering. However, if the Sponsor or any of the Company’s directors, officers or affiliates acquires shares of Class A common stock in or after the Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete the Initial Business Combination within the prescribed time period.

In the event of a liquidation, dissolution or winding up of the Company after an Initial Business Combination, the Company’s stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. The Company’s stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock, except that the Company will provide its stockholders with the opportunity to redeem their Public Shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, upon the completion of the Initial Business Combination, subject to the limitations described herein.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the SEC.

Liquidity

As of December 31, 2016, the Company had a balance of cash and cash equivalents of approximately $954,000, which excludes interest income available to the Company for tax obligations of approximately $295,000 from the Company’s investments in the Trust account.

The Company intends to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less taxes payable and deferred underwriting commissions) to complete its initial business combination. To the extent that the Company’s equity or debt is used, in whole or in part, as consideration to complete the initial business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue its growth strategies.

Based on the foregoing, management believes that the Company will have sufficient working capital to meet the Company’s needs for the next twelve months. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the business combination.

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to

Conyers Park Acquisition Corp.
Notes to Financial Statements

Note 2 — Summary of Significant Accounting Policies (cont.)

non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.

Net Loss Per Common Share

Net loss per common share is computed by dividing net loss applicable to common stockholders by the weighted average number of common shares outstanding during the period, plus, to the extent dilutive, the incremental number of shares of common stock to settle warrants, as calculated using the treasury stock method. At December 31, 2016, the Company had outstanding warrants to purchase 20,116,667 shares of common stock. For the period presented, these shares were excluded from the calculation of diluted loss per share of common stock because their inclusion would have been antidilutive. As a result, diluted loss per common share is the same as basic loss per common share for the period.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal depository insurance coverage of $250,000. The Company had not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A — “Expenses of Offering.” Offering costs were $22,697,678 (including $22,137,500 in underwriters’ fees), consisting principally of costs incurred in connection with formation and preparation for the Public Offering. These costs, together with the underwriters’ discount were charged to additional paid-in capital upon closing of the Public Offering on July 20, 2016.

Redeemable Class A Common Stock

As discussed in Note 1, all of the 40,250,000 shares of Class A common stock sold as parts of the Units in the Public Offering contain a redemption feature which allows for the redemption of Class A common stock under the Company’s Liquidation or Tender Offer/Stockholder Approval provisions. In accordance with FASB ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of

Conyers Park Acquisition Corp.
Notes to Financial Statements

Note 2 — Summary of Significant Accounting Policies (cont.)

permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of FASB ASC 480. Although the Company has not specified a maximum redemption threshold, its amended and restated certificate of incorporation provides that in no event will the Company redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001.

The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of the security to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable Class A common stock shall be affected by charges against additional paid-in capital. Accordingly, at December 31, 2016, 38,468,481 of the 40,250,000 shares of Class A common stock included in the Units were classified outside of permanent equity at its redemption value.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2016. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2016. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Marketable Securities Held in Trust Account

The amounts held in the Trust Account represent proceeds from the Public Offering and the Private Placement of $402,500,000 which were invested in a money market instrument that invests in United States Treasury Securities with original maturities of six months or less and can only be used by the Company in connection with the consummation of an Initial Business Combination.

Recent Accounting Pronouncements

In August 2014, FASB issued ASU 2014-15, “Presentation of Financial Statements — Going Concern” (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. ASU 2014-15 provides guidance on management’s responsibility to evaluate whether there is substantial doubt about an organization’s ability to continue as a going concern and to provide related footnote disclosures. For each reporting period, management will be required to evaluate whether there are conditions or events that raise substantial doubt about a company’s ability to continue as a going concern within one year from the date the financial statements are issued. The amendments in ASU 2014-15 are effective for annual reporting periods ending after December 15, 2016 and for annual and interim periods thereafter. Early adoption is permitted. The Company has adopted and incorporated the methodologies prescribed by ASU 2014-15 in the accompanying financial statements.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Conyers Park Acquisition Corp.
Notes to Financial Statements

Note 3 — Public Offering

On July 20, 2016, in the Public Offering, the Company sold 40,250,000 units at a price of $10.00 per unit (the “Units”), including the full exercise of the underwriter’s overallotment option. The Sponsor purchased an aggregate of 6,700,000 warrants at a price of $1.50 per warrant in a private placement that occurred simultaneously with the closing of the Public Offering.

Each Unit consists of one share of the Company’s Class A common stock, and one-third of one warrant to purchase shares of Class A common stock (each, a “Warrant” and, collectively, the “Warrants”). Each whole Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share. No fractional shares will be issued upon separation of the Units and only whole Warrants will trade. Each Warrant will become exercisable on the later of 30 days after the completion of the Company’s Initial Business Combination or 12 months from the closing of the Public Offering and will expire five years after the completion of the Company’s Initial Business Combination or earlier upon redemption or liquidation. Once the Warrants become exercisable, the Company may redeem the outstanding Warrants in whole and not in part at a price of $0.01 per Warrant upon a minimum of 30 days’ prior written notice of redemption, if and only if the last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sent the notice of redemption to the Warrant holders.

The Company paid an underwriting discount of $8,050,000 to the underwriters at the closing of the Public Offering, with an additional fee (the “Deferred Discount”) of $14,087,500, payable upon the Company’s completion of an Initial Business Combination. The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes its Initial Business Combination.

Note 4 — Related Party Transactions

Founder Shares

On April 29, 2016, the Sponsor purchased 10,062,500 shares of Class B common stock for an aggregate price of $25,000, or approximately $0.002 per share. As used herein, unless the context otherwise requires, “Founder Shares” shall be deemed to include the shares of Class A common stock issuable upon conversion thereof. The Founder Shares are identical to the Class A common stock included in the Units sold in the Public Offering except that the Founder Shares automatically convert into shares of Class A common stock at the time of the Company’s Initial Business Combination and are subject to certain transfer restrictions, as described in more detail below. Holders of Founder Shares may also elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time.

The Company’s initial stockholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the Initial Business Combination or (B) subsequent to the Initial Business Combination, (x) if the last sale price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Warrants

The Sponsor has purchased an aggregate of 6,700,000 private placement warrants (including warrants required to be purchased in connection with the over-allotment option) at a price of $1.50 per warrant in a private placement that occurred simultaneously with the closing of the Public Offering (the “Private Placement Warrants”). Each Private Placement Warrant is exercisable for one whole share of the Company’s Class A common stock at a price of $11.50 per share. A portion of the purchase price of the Private Placement Warrants has been added to the proceeds from the Public Offering held in the Trust Account pending completion of the Initial Business Combination such that at the closing of the Public Offering $402.5 million was held in the Trust Account. If the Initial Business

Conyers Park Acquisition Corp.
Notes to Financial Statements

Note 4 — Related Party Transactions (cont.)

Combination is not completed within 24 months from the closing of the Public Offering, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. The Private Placement Warrants are non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants (including the Class A common stock issuable upon exercise of the Private Placement Warrants) until 30 days after the completion of the Initial Business Combination.

Registration Rights

The holders of Founder Shares, Private Placement Warrants and Warrants that may be issued upon conversion of working capital loans, if any, are entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to shares of Class A common stock) as stated in the registration rights agreement signed on the date of the prospectus for the Public Offering. These holders are entitled to certain demand and “piggyback” registration rights.

However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Related Party Loans

On April 29, 2016, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Public Offering pursuant to a promissory note (the “Note”). This note was non-interest bearing and payable on the earlier of December 31, 2016 or the completion of the Public Offering. On April 29, 2016, the Company borrowed $100,000 under the Note. From April 30, 2016 through July 19, 2016, the Company borrowed an additional $125,000 under the Note. On July 20, 2016, the total balance of $225,000 of the Note was repaid to the Sponsor.

Administrative Support Agreement

The Company has agreed to pay an affiliate of the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Services commenced on July 15, 2016, the date the securities were first listed on the NASDAQ Capital Market and will terminate upon the earlier of the completion of the Initial Business Combination or the Company’s liquidation.

Accounts Payable — Related Party

As of December 31, 2016, the Company had a balance of $185,424 payable to related parties for expenses paid on behalf of the Company in the amount of $125,424 and $60,000 payable under the administrative support agreement. These borrowings are non-interest bearing, unsecured and due on demand.

Note 5 — Investments Held in Trust Account

Upon the closing of the Public Offering and the Private Placement, $402,500,000 was placed in the Trust Account. At December 31, 2016, funds in the Trust Account totaled $402,794,587 and were held in investment securities and cash, with investment securities consisting only of money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government obligations. Such investment securities are carried at cost, which approximates fair value.

Conyers Park Acquisition Corp.
Notes to Financial Statements

Note 6 — Fair Value Measurements

The following table presents information about the Company’s assets that are measured on a recurring basis as of December 31, 2016 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable, such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability.

	December 31,	Quoted Prices in Active Markets	Significant Other Observable Inputs	Significant Other Unobservable Inputs
	2016	(Level 1)	(Level 2)	(Level 3)
Investments in money market fund held in Trust Account	$402,794,587	$402,794,587	$—	$—
Total	$402,794,587	$402,794,587	$—	$—

Note 7 — Deferred Underwriting Commission

The Company is committed to pay the Deferred Discount of 3.5% of the gross proceeds of the Public Offering, or $14,087,500, to the underwriters upon the Company’s completion of an Initial Business Combination. The underwriters are not entitled to receive any of the interest earned on Trust Account funds that would be used to pay the Deferred Discount, and no Deferred Discount is payable to the underwriters if an Initial Business Combination is not completed within 24 months after the Public Offering.

Note 8 — Stockholders’ Equity

Common Stock

The authorized common stock of the Company consists of 200,000,000 shares of Class A common stock and 20,000,000 shares of Class B common stock. If the Company enters into an Initial Business Combination, it may (depending on the terms of such an Initial Business Combination) be required to increase the number of shares of Class A common stock which the Company is authorized to issue at the same time as the Company’s stockholders vote on the Initial Business Combination to the extent the Company seeks stockholder approval in connection with the Initial Business Combination. Holders of the Company’s common stock are entitled to one vote for each share of common stock. At December 31, 2016, there were 40,250,000 shares of Class A (of which 38,468,481 was classified outside of permanent equity) and 10,062,500 shares of Class B common stock issued and outstanding.

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2016, there were no shares of preferred stock issued or outstanding.

Outstanding Warrants

The Company issued warrants to purchase 13,416,667 shares of Class A common stock as part of the units sold in the Initial Public Offering and, simultaneously with the closing of our Initial Public Offering, the Company issued Private Placement Warrants to purchase an aggregate of 6,700,000 shares of Class A common stock at $11.50 per share. At December 31, 2016, the Company had outstanding warrants to purchase 20,116,667 shares of common stock.

Conyers Park Acquisition Corp.
CONDENSED BALANCE SHEETS

	March 31, 2017	December 31, 2016
	(unaudited)	(audited)
ASSETS:
Current assets:
Cash and cash equivalents	$701,522	$954,102
Prepaid expenses	283,333	336,458
Total current assets	984,855	1,290,560
Investments held in Trust Account	403,146,657	402,794,587
Total assets	$404,131,512	$404,085,147

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable and accrued expenses	41,209	1,404
Accounts payable – related party	302,006	185,424
Accrued franchise and income taxes	106,400	126,000
Total current liabilities	449,615	312,828
Deferred underwriting compensation	14,087,500	14,087,500
Total liabilities	14,537,115	14,400,328

Class A common stock subject to possible redemption; 38,459,439 and 38,468,481 as of March 31, 2017 and December 31, 2016, respectively (at redemption value of $10.00 per share)	384,594,387	384,684,810

Stockholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued or outstanding as of March 31, 2017 and December 31, 2016	—	—
Class A common stock, $0.0001 par value, 200,000,000 shares authorized, 1,790,561 and 1,781,519 shares issued and outstanding as of March 31, 2017 and December 31, 2016, respectively (excluding 38,459,439 and 38,468,481 shares subject to redemption as of March 31, 2017 and December 31, 2016, respectively)	179	178
Class B common stock, $0.0001 par value, 20,000,000 shares authorized, 10,062,500 issued and outstanding as of March 31, 2017 and December 31, 2016	1,006	1,006
Additional paid-in-capital	5,281,750	5,191,328
Accumulated deficit	(282,925)	(192,503)
Total stockholders’ equity	5,000,010	5,000,009
Total liabilities and stockholders’ equity	$404,131,512	$404,085,147

See accompanying notes to condensed financial statements.

Conyers Park Acquisition Corp.
CONDENSED STATEMENT OF OPERATIONS

(Unaudited)

For the Three Months Ended March 31, 2017
Revenues	$—
General and administrative expenses	442,492
Loss from operations	(442,492)
Interest income	352,070
Net loss	$(90,422)

Weighted average number of shares outstanding:
Basic and diluted	11,844,120

Net loss per common share:
Basic and diluted	$(0.01)

See accompanying notes to condensed financial statements.

Conyers Park Acquisition Corp.
CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

For the Three Months Ended March 31, 2017

(Unaudited)

	Class A Common Stock		Class B Common Stock		Additional Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance at December 31, 2016	1,781,519	$179	10,062,500	$1,006	$5,191,328	$(192,503)	$5,000,009
Class A common stock subject to possible redemption	9,042	1	—	—	90,422	—	90,423
Net loss	—	—	—	—	—	(90,422)	(90,422)
Balance at March 31, 2017	1,790,561	$179	10,062,500	$1,006	$5,281,750	$(282,925)	$5,000,010

See accompanying notes to condensed financial statements.

Conyers Park Acquisition Corp.
CONDENSED STATEMENT OF CASH FLOWS

For Three Months Ended March 31, 2017

(Unaudited)

Cash flows from operating activities:
Net loss	$(90,422)
Changes in prepaid expenses	53,125
Changes in accounts payable and accrued expenses	39,805
Changes in accounts payable - related party	116,582
Changes in accrued franchise and income taxes	(19,600)
Net cash provided by operating activities	99,490

Cash flows from investing activities:
Interest earned in Trust Account	(352,070)
Net cash used by investing activities	(352,070)

Increase in cash	(252,580)
Cash and cash equivalents at beginning of period	954,102
Cash and cash equivalents at end of period	$701,522

See accompanying notes to condensed financial statements.

Conyers Park Acquisition Corp.
NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

Note 1 — Description of Organization and Business Operations

Organization and General

Conyers Park Acquisition Corp. (the “Company”) was incorporated in Delaware on April 20, 2016. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Initial Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the “Securities Act,” as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

At March 31, 2017, the Company had not commenced any operations. All activity for the period from April 20, 2016 (Inception) through March 31, 2017 relates to the Company’s formation and the initial public offering (“Public Offering”) described below and since the Public Offering, the search for a target business with which to consummate an Initial Business Combination. The Company will not generate any operating revenues until after completion of its Initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Public Offering.

Sponsor and Proposed Financing

The Company’s sponsor is Conyers Park Sponsor LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Public Offering was declared effective by the United States Securities and Exchange Commission (the “SEC”) on July 14, 2016. The Company intends to finance its Initial Business Combination with proceeds from the $402,500,000 Public Offering of Units and a $10,050,000 private placement (Note 4). Upon the closing of the Public Offering and the private placement, $402,500,000 was placed in a trust account (the “Trust Account”) (discussed below).

The Trust Account

The proceeds held in the Trust Account may be invested only in U.S. government treasury bills with a maturity of one hundred eighty (180) days or less or in money market funds that meet certain conditions under Rule 2a-7 under the Investment Company Act of 1940 and that invest only in direct U.S. government obligations. Funds will remain in the Trust Account until the earlier of (i) the consummation of the Initial Business Combination or (ii) the distribution of the Trust Account proceeds as described below. The remaining proceeds outside the Trust Account may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

The Company’s amended and restated certificate of incorporation provides that, other than the withdrawal of interest to fund working capital requirements of up to $1,000,000 and to pay taxes, if any, none of the funds held in the Trust Account will be released until the earlier of: (i) the completion of the Initial Business Combination; (ii) the redemption of any shares of Class A common stock, $0.0001 par value (the “Class A Common Stock”) included in the Units (the “Public Shares”) sold in the Public Offering that have been properly tendered in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to modify the substance or timing of its obligation to redeem 100% of such shares of Class A Common Stock if it does not complete the Initial Business Combination within 24 months from the closing of the Public Offering; and (iii) the redemption of 100% of the shares of Class A Common Stock included in the Units sold in the Public Offering if the Company is unable to complete an Initial Business Combination within 24 months from the closing of the Public Offering (subject to the requirements of law). The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public stockholders.

Conyers Park Acquisition Corp.
NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

Note 1 — Description of Organization and Business Operations (cont.)

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds of the Public Offering are intended to be generally applied toward consummating an Initial Business Combination. The Initial Business Combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the Initial Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect an Initial Business Combination.

The Company, after signing a definitive agreement for an Initial Business Combination, will either (i) seek stockholder approval of the Initial Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the Initial Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable and amounts permitted to be withdrawn for working capital purposes, or (ii) provide stockholders with the opportunity to sell their Public Shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable and amounts permitted to be withdrawn for working capital purposes. The decision as to whether the Company will seek stockholder approval of the Initial Business Combination or will allow stockholders to sell their Public Shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval, unless a vote is required by law or under NASDAQ rules. If the Company seeks stockholder approval, it will complete its Initial Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Initial Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its Public Shares and the related Initial Business Combination, and instead may search for an alternate Initial Business Combination.

If the Company holds a stockholder vote or there is a tender offer for shares in connection with an Initial Business Combination, a public stockholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable and amounts permitted to be withdrawn for working capital purposes. As a result, such shares of Class A Common Stock are recorded at redemption amount and classified as temporary equity since the completion of the Public Offering, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity.”

Pursuant to the Company’s amended and restated certificate of incorporation, if the Company is unable to complete the Initial Business Combination within 24 months from the closing of the Public Offering, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter subject to lawfully available funds therefore, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay up to $1,000,000 of the Company’s working capital requirements as well as to pay the Company’s franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which

Conyers Park Acquisition Corp.
NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

Note 1 — Description of Organization and Business Operations (cont.)

redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor and the Company’s officers and directors entered into a letter agreement with the Company, pursuant to which they agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares (as defined below) held by them if the Company fails to complete the Initial Business Combination within 24 months of the closing of the Public Offering. However, if the Sponsor or any of the Company’s directors, officers or affiliates acquires shares of Class A Common Stock in or after the Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete the Initial Business Combination within the prescribed time period.

In the event of a liquidation, dissolution or winding up of the Company after an Initial Business Combination, the Company’s stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. The Company’s stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock, except that the Company will provide its stockholders with the opportunity to redeem their Public Shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, upon the completion of the Initial Business Combination, subject to the limitations described herein.

On April 10, 2017, the Company and NCP-ATK Holdings, Inc. (“Atkins”) an affiliate of Atkins Nutritionals, Inc., a leading developer, marketer and seller of branded nutritional food and snacking products currently owned by affiliates of Roark Capital Group, announced that they have entered into a definitive agreement. Under the terms of the agreement, the Company and Atkins will combine under a new holding company, The Simply Good Foods Company (“Simply Good Foods”), which is expected to be listed on the NASDAQ stock exchange under the symbol “SMPL” upon closing of the proposed transaction. The closing is subject to customary closing conditions. Additional information regarding the announcement is described under Note 9 — Subsequent Events.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The unaudited interim condensed financial statements of the Company are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (“SEC”), and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position as of March 31, 2017 and the results of operations and cash flows for the period presented. Certain information and disclosures normally included in financial statements prepared in accordance with GAAP have been omitted pursuant to such rules and regulations. Interim results are not necessarily indicative of results for a full year.

The unaudited interim condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Form 10-K annual report and Form S-4 documents filed by the Company with the SEC on March 31, 2017 and April 11, 2017. All dollar amounts are rounded to the nearest thousand dollars.

Conyers Park Acquisition Corp.
NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

Note 2 — Summary of Significant Accounting Policies (cont.)

Liquidity

As of March 31, 2017, the Company had a balance of cash and cash equivalents of approximately $702,000, which excludes interest income available to the Company for tax obligations and general working capital purposes of approximately $647,000 from the Company’s investments in the Trust Account.

The Company intends to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less taxes payable, general working capital needs and deferred underwriting commissions) to complete its Initial Business Combination. To the extent that the Company’s equity or debt is used, in whole or in part, as consideration to complete the Initial Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue its growth strategies.

Based on the foregoing, management believes that the Company will have sufficient working capital to meet the Company’s needs for the next twelve months.

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.

Net Loss Per Common Share

Net loss per common share is computed by dividing net loss applicable to common stockholders by the weighted average number of common shares outstanding during the period, plus, to the extent dilutive, the incremental number of shares of common stock to settle warrants, as calculated using the treasury stock method. At March 31, 2017, the Company had outstanding warrants to purchase 20,116,667 shares of common stock. For the period presented, these shares were excluded from the calculation of diluted loss per share of common stock because their inclusion would have been antidilutive. As a result, diluted loss per common share is the same as basic loss per common share for the period.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal depository insurance coverage of $250,000. The Company had not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet.

Conyers Park Acquisition Corp.
NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

Note 2 — Summary of Significant Accounting Policies (cont.)

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Redeemable Class A Common Stock

As discussed in Note 1, all of the 40,250,000 shares of Class A common stock sold as parts of the Units in the Public Offering contain a redemption feature which allows for the redemption of Class A common stock under the Company’s Liquidation or Tender Offer/Stockholder Approval provisions. In accordance with FASB ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of FASB ASC 480. Although the Company has not specified a maximum redemption threshold, its amended and restated certificate of incorporation provides that in no event will the Company redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001.

The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of the security to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable Class A common stock shall be affected by charges against additional paid in capital. Accordingly, at March 31, 2017 and December 31, 2016, 38,459,439 and 38,468,481, respectively of the 40,250,000 shares of Class A common stock included in the Units were classified outside of permanent equity at its redemption value.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of March 31, 2017. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at March 31, 2017. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

At March 31, 2017 and December 31, 2016, the Company had no material deferred tax assets.

Marketable Securities Held in Trust Account

The amounts held in the Trust Account represent proceeds from the Public Offering and the Private Placement of $402,500,000 which were invested in a money market instrument that invests in United States Treasury Securities

Conyers Park Acquisition Corp.
NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

Note 2 — Summary of Significant Accounting Policies (cont.)

with original maturities of six months or less and can only be used by the Company in connection with the consummation of an Initial Business Combination.

Recent Accounting Pronouncements

The Company’s management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 — Public Offering

On July 20, 2016, in the Public Offering, the Company sold 40,250,000 units at a price of $10.00 per unit (the “Units”), including the full exercise of the underwriter’s overallotment option. The Sponsor purchased an aggregate of 6,700,000 warrants at a price of $1.50 per warrant in a private placement that occurred simultaneously with the closing of the Public Offering.

Each Unit consists of one share of the Company’s Class A Common Stock, and one-third of one warrant to purchase shares of Class A Common Stock (each, a “Warrant” and, collectively, the “Warrants”). Each whole Warrant entitles the holder to purchase one share of Class A Common Stock at a price of $11.50 per share. No fractional shares will be issued upon separation of the Units and only whole Warrants will trade. Each Warrant will become exercisable on the later of 30 days after the completion of the Company’s Initial Business Combination or 12 months from the closing of the Public Offering and will expire five years after the completion of the Company’s Initial Business Combination or earlier upon redemption or liquidation. Once the Warrants become exercisable, the Company may redeem the outstanding Warrants in whole and not in part at a price of $0.01 per Warrant upon a minimum of 30 days’ prior written notice of redemption, if and only if the last sale price of the Company’s Class A Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sent the notice of redemption to the Warrant holders.

The Company paid an underwriting discount of $8,050,000 to the underwriters at the closing of the Public Offering, with an additional fee (the “Deferred Discount”) of $14,087,500, payable upon the Company’s completion of an Initial Business Combination. The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes its Initial Business Combination.

Note 4 — Related Party Transactions

Founder Shares

On April 29, 2016, the Sponsor purchased 10,062,500 shares of Class B Common Stock (the “Founder Shares” or “Class B Common Stock”) for an aggregate price of $25,000, or approximately $0.002 per share. As used herein, unless the context otherwise requires, “Founder Shares” shall be deemed to include the shares of Class A Common Stock issuable upon conversion thereof. The Founder Shares are identical to the Class A Common Stock included in the Units sold in the Public Offering except that the Founder Shares automatically convert into shares of Class A Common Stock at the time of the Company’s Initial Business Combination and are subject to certain transfer restrictions, as described in more detail below. Holders of Founder Shares may also elect to convert their shares of Class B Common Stock into an equal number of shares of Class A Common Stock, subject to adjustment as provided above, at any time.

The Company’s initial stockholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the Initial Business Combination or (B) subsequent to the Initial Business Combination, (x) if the last sale price of the Company’s Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing

Conyers Park Acquisition Corp.
NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

Note 4 — Related Party Transactions (cont.)

at least 150 days after the Initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Warrants

The Sponsor has purchased an aggregate of 6,700,000 private placement warrants (including warrants required to be purchased in connection with the over-allotment option) at a price of $1.50 per warrant in a private placement that occurred simultaneously with the closing of the Public Offering (the “Private Placement Warrants”). Each Private Placement Warrant is exercisable for one whole share of the Company’s Class A Common Stock at a price of $11.50 per share. A portion of the purchase price of the Private Placement Warrants has been added to the proceeds from the Public Offering held in the Trust Account pending completion of the Initial Business Combination such that at the closing of the Public Offering $402.5 million was held in the Trust Account. If the Initial Business Combination is not completed within 24 months from the closing of the Public Offering, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. The Private Placement Warrants are non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants (including the Class A Common Stock issuable upon exercise of the Private Placement Warrants) until 30 days after the completion of the Initial Business Combination.

Registration Rights

The holders of Founder Shares, Private Placement Warrants and Warrants that may be issued upon conversion of working capital loans, if any, are entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to shares of Class A Common Stock) as stated in the registration rights agreement signed on the date of the prospectus for the Public Offering. These holders are entitled to certain demand and “piggyback” registration rights.

However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Related Party Loans

On April 29, 2016, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Public Offering pursuant to a promissory note (the “Note”). This note was non-interest bearing and payable on the earlier of December 31, 2016 or the completion of the Public Offering. On April 29, 2016, the Company borrowed $100,000 under the Note. From April 30, 2016 through July 19, 2016, the Company borrowed an additional $125,000 under the Note. On July 20, 2016, the total balance of $225,000 of the Note was repaid to the Sponsor.

Administrative Support Agreement

The Company has agreed to pay an affiliate of the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Services commenced on July 15, 2016, the date the securities were first listed on the NASDAQ Capital Market and will terminate upon the earlier of the completion of the Initial Business Combination or the Company’s liquidation.

Conyers Park Acquisition Corp.
NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

Note 5 — Investments Held in Trust Account

Upon the closing of the Public Offering and the Private Placement, $402,500,000 was placed in the Trust Account. At March 31, 2017, funds in the Trust Account totaled $403,146,657 and were held in investment securities consisting only of money market funds meeting certain conditions under Rule 2a- 7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government obligations. Such investment securities are carried at cost, which approximates fair value.

Note 6 — Fair Value Measurements

The following table presents information about the Company’s assets that are measured on a recurring basis as of March 31, 2017 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable, such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability.

	March 31, 2017	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Investments in money market fund held in Trust Account	$403,146,657	$403,146,657	$—	$—
Total	$403,146,657	$403,146,657	$—	$—

Note 7 — Deferred Underwriting Commission

The Company is committed to pay the Deferred Discount of 3.5% of the gross proceeds of the Public Offering, or $14,087,500, to the underwriters upon the Company’s completion of an Initial Business Combination. The underwriters are not entitled to receive any of the interest earned on Trust Account funds that would be used to pay the Deferred Discount, and no Deferred Discount is payable to the underwriters if an Initial Business Combination is not completed within 24 months after the Public Offering.

Note 8 — Stockholders’ Equity

Common Stock

The authorized common stock of the Company consists of 200,000,000 shares of Class A Common Stock and 20,000,000 shares of Class B Common Stock. If the Company enters into an Initial Business Combination, it may (depending on the terms of such an Initial Business Combination) be required to increase the number of shares of Class A Common Stock which the Company is authorized to issue at the same time as the Company’s stockholders vote on the Initial Business Combination to the extent the Company seeks stockholder approval in connection with the Initial Business Combination. Holders of the Company’s common stock are entitled to one vote for each share of common stock. At March 31, 2017, there were 40,250,000 shares of Class A (of which 38,459,439 was classified outside of permanent equity) and 10,062,500 shares of Class B Common Stock issued and outstanding.

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At March 31, 2017, there were no shares of preferred stock issued or outstanding.

Conyers Park Acquisition Corp.
NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

Note 9 — Subsequent Events

The Merger Agreement

On April 10, 2017, the Company and Atkins, a leading developer, marketer and seller of branded nutritional food and snacking products currently owned by affiliates of Roark Capital Group, announced that they have entered into a definitive agreement. Under the terms of the agreement, the Company and Atkins will combine under a new holding company, Simply Good Foods, which is expected to be listed on the NASDAQ stock exchange under the symbol “SMPL” upon closing of the proposed transaction. The closing is subject to customary closing conditions.

This transaction will be funded through a combination of cash, stock, and debt financing. The selling equity owners of Atkins will receive $730,125,000 in total consideration, inclusive of 10,250,000 shares of common stock of Simply Good Foods valued at $10.00 per share, subject to adjustment in accordance with the terms of the definitive agreement. The selling equity owners will also be entitled to cash payments pursuant to a tax receivable agreement.

Along with the $402.5 million of cash held in the Company’ s Trust Account, the Company has secured commitments for a $100 million common stock private placement at $10.00 per share from large institutional investors. The proposed transaction includes committed debt financing.

Completion of the proposed transaction, which is expected in June 2017, is subject to customary and other closing conditions, including regulatory approvals, receipt of approvals from the Company’s stockholders, and completion of the offer for the Company’s stockholders to have their shares redeemed.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of NCP-ATK Holdings, Inc. and subsidiaries

We have audited the accompanying consolidated balance sheets of NCP-ATK Holdings, Inc. and subsidiaries (the “Company”) as of August 27, 2016, August 29, 2015, and December 27, 2014, and the related consolidated statements of operations and comprehensive income (loss), changes in stockholders’ equity (deficit), and cash flows for the 52-week period ended August 27, 2016, the 35-week period ended August 29, 2015, the 52-week period ended December 27, 2014, and the 52-week period ended December 28, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of NCP-ATK Holdings, Inc. and subsidiaries at August 27, 2016, August 29, 2015, and December 27, 2014, and the consolidated results of their operations and their cash flows for the 52-week period ended August 27, 2016, the 35-week period ended August 29, 2015, the 52-week period ended December 27, 2014, and the 52-week period ended December 28, 2013 in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Denver, Colorado
April 11, 2017

NCP-ATK Holdings, Inc. and Subsidiaries
(dba Atkins Nutritionals)

Consolidated Balance Sheets
(In Thousands)

	August 27, 2016	August 29, 2015	December 27, 2014
Assets
Current assets:
Cash and cash equivalents	$78,492	$57,094	$39,914
Accounts receivable, net	42,839	28,404	53,794
Inventories, net	27,544	33,642	31,201
Prepaid expenses	1,753	1,362	3,286
Other current assets	8,353	6,407	10,555
Total current assets	158,981	126,909	138,750

Long-term assets:
Property and equipment, net	2,273	2,550	2,222
Intangible assets, net	185,688	194,779	201,410
Goodwill	40,724	40,724	40,844
Other long term assets	1,846	1,991	1,989
Total assets	$389,512	$366,953	$385,215

Liabilities and stockholders’ equity (deficit)

Current liabilities:
Accounts payable	$18,750	$16,452	$20,596
Accrued interest	4,028	4,237	6,225
Accrued expenses and other current liabilities	16,629	10,505	10,539
Current maturities of long-term debt	11,387	6,765	9,015
Total current liabilities	50,794	37,959	46,375

Long-term liabilities:
Long-term debt, less current maturities	321,638	331,565	330,758
Warrant liabilities	15,722	15,000	16,689
Deferred income taxes	29,192	23,751	27,610
Total liabilities	417,346	408,275	421,432

See Commitments and contingencies (Note 9)

Stockholders’ equity (deficit):
Common stock	5	5	5
Additional paid-in capital	(43,551)	(46,384)	(46,620)
Retained earnings	16,155	6,121	11,435
Accumulated other comprehensive (loss)	(443)	(1,064)	(1,037)
Total stockholders’ equity (deficit)	(27,834)	(41,322)	(36,217)
Total liabilities and stockholders’ equity (deficit)	$389,512	$366,953	$385,215

See accompanying notes to consolidated financial statements.

NCP-ATK Holdings, Inc. and Subsidiaries
(dba Atkins Nutritionals)

Consolidated Statements of Operations and Comprehensive Income (Loss)
(In Thousands)

	52-Week Period Ended	35-Week Period Ended	52-Week Period Ended	52-Week Period Ended
	August 27, 2016	August 29, 2015	December 27, 2014	December 28, 2013
Net Sales	$427,858	$252,898	$429,858	$393,929
Cost of goods sold	248,464	151,978	249,832	221,120
Gross profit	179,394	100,920	180,026	172,809

Operating expenses:
Distribution	18,489	11,429	19,481	19,544
Selling	18,513	14,632	22,282	23,211
Marketing	37,751	30,515	33,548	31,951
General and administrative	46,961	29,028	41,000	40,008
Depreciation and amortization	10,179	7,267	11,195	11,304
Other expense	1,542	65	146	603
Total operating expenses	133,435	92,936	127,652	126,621

Income from operations	45,959	7,984	52,374	46,188

Other income (expense):
Change in warrant liabilities	(722)	1,689	143	(3,173)
Interest expense	(27,195)	(18,331)	(27,823)	(35,402)
Loss on foreign currency transactions	(619)	(1,045)	(1,211)	1,198
Other income	118	55	96	297
Total other expense	(28,418)	(17,632)	(28,795)	(37,080)

Income (loss) before income taxes	17,541	(9,648)	23,579	9,108
Income tax expense (benefit)	7,507	(4,334)	9,623	5,859
Net income (loss)	10,034	(5,314)	13,956	3,249

Other comprehensive income (loss):
Foreign currency translation adjustments	621	(27)	292	(1,822)
Comprehensive income (loss)	$10,655	$(5,341)	$14,248	$1,427

See accompanying notes to consolidated financial statements.

NCP-ATK Holdings, Inc. and Subsidiaries
 (dba Atkins Nutritionals)

Consolidated Statements of Changes in Stockholders’ Equity (Deficit)
(In Thousands, Except for Shares)

				Retained	Accumulated
	Common Stock		Additional Paid-in	Earnings (Accumulated	Other Comprehensive
	Shares	Amount	Capital	Deficit)	Income (Loss)	Total
Balance, December 29, 2012	488,675	$5	$16,842	$(5,770)	$493	$11,570
Net Income	—	—	—	3,249	—	3,249
Stock compensation	—	—	1,511	—	—	1,511
Foreign currency translation adjustments	—	—	—	—	(1,822)	(1,822)
Excess tax benefit from stock-based compensation	—	—	760	—	—	760
Exercise of options to purchase common stock	9,343	—	1,476	—	—	1,476
Purchases of common stock	3,097	—	1,550	—	—	1,550
Distribution to stockholders	—	—	(72,205)	—	—	(72,205)
Balance, December 28, 2013	501,115	5	(50,066)	(2,521)	(1,329)	(53,911)
Net Income	—	—	—	13,956	—	13,956
Stock compensation	—	—	1,428	—	—	1,428
Foreign currency translation adjustments	—	—	—	—	292	292
Excess tax benefit from stock-based compensation	—	—	97	—	—	97
Exercise of options to purchase common stock	4,833	—	1,921	—	—	1,921
Balance, December 27, 2014	505,948	5	(46,620)	11,435	(1,037)	(36,217)
Net loss	—	—	—	(5,314)	—	(5,314)
Stock compensation	—	—	225	—	—	225
Foreign currency translation adjustments	—	—	—	—	(27)	(27)
Exercise of options to purchase common stock	72	—	11	—	—	11
Balance, August 29, 2015	506,020	5	(46,384)	6,121	(1,064)	(41,322)
Net Income	—	—	—	10,034	—	10,034
Stock compensation	—	—	2,104	—	—	2,104
Foreign currency translation adjustments	—	—	—	—	621	621
Excess tax benefit from stock-based compensation	—	—	403	—	—	403
Exercise of options to purchase common stock	2,112	—	326	—	—	326
Balance, August 27, 2016	508,132	$5	$(43,551)	$16,155	$(443)	$(27,834)
See accompanying notes to consolidated financial statements.

NCP-ATK Holdings, Inc. and Subsidiaries
 (dba Atkins Nutritionals)

Consolidated Statements of Cash Flows
(In Thousands)

	52-Week Period Ended	35-Week Period Ended	52-Week Period Ended	52-Week Period Ended
	August 27, 2016	August 29, 2015	December 27, 2014	December 28, 2013
Cash from operating activities
Net income (loss)	$10,034	$(5,314)	$13,956	$3,249
Adjustments to reconcile income (loss) to net cash provided by operating activities:
Depreciation and amortization	10,179	7,267	11,195	11,304
Amortization of deferred financing costs and debt discount	2,159	1,285	2,126	2,352
Write off of extinguished deferred financing costs	—	—	—	7,136
Stock compensation	2,104	225	1,428	1,511
Change in warrant liabilities	722	(1,689)	(143)	3,173
Unrealized loss on foreign currency transactions	619	1,045	1,211	(1,198)
Deferred income taxes	5,505	(3,852)	8,786	7,110
Changes in operating assets and liabilities:
Accounts receivable, net	(14,854)	24,852	(8,676)	(17,707)
Inventories, net	6,078	(2,734)	833	(720)
Prepaid expenses	(391)	1,924	453	(1,188)
Other current assets	(1,309)	(574)	(4,735)	(987)
Accounts payable	2,247	(3,872)	(205)	116
Accrued interest	(211)	(1,986)	(113)	4,680
Accrued expenses and other current liabilities	6,029	4,126	(2,619)	3,035
Other	112	(277)	(18)	75
Net cash provided by operating activities	29,023	20,426	23,479	21,941

Investing activities
Purchases of property, plant, and equipment	(815)	(968)	(875)	(1,229)
Net cash used in investing activities	(815)	(968)	(875)	(1,229)

Financing activities
Purchases of common stock	—	—	—	1,550
Proceeds from option exercises	326	11	1,921	1,476
Cash paid to warrant holder	—	—	—	(3,499)
Distribution to stockholders	—	—	—	(72,205)
Excess tax benefit from stock-based compensation	403	—	97	760
Borrowings of long-term debt	—	—	—	355,000
Principal payments of long-term debt	(7,464)	(2,176)	(6,875)	(271,476)
Payment on credit line	—	—	—	(2,000)
Financing costs	—	—	—	(11,335)
Net cash used in financing activities	(6,735)	(2,165)	(4,857)	(1,729)
Effect of exchange rate on cash	(75)	(113)	(249)	(52)
Net Increase in cash	21,398	17,180	17,498	18,931
Cash at beginning of period	57,094	39,914	22,416	3,485
Cash end of period	$78,492	$57,094	$39,914	$22,416

Supplemental disclosures of cash flow information
Cash paid for interest	$25,247	$19,067	$25,798	$21,035
Cash paid for taxes	$812	$368	$3,624	$1,693

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements
(In Thousands, Except for shares)

1. Nature of Operations and Principles of Consolidation

NCP-ATK Holdings, Inc. (dba Atkins Nutritionals and referred to herein as “Atkins” or “the Company”) operates in the healthy snacking category. The Atkins approach focuses on a healthy diet with reduced levels of refined carbohydrates and refined sugars and encourages the consumption of lean protein, fiber, fruits, vegetables, and good fats. The Company sells a variety of nutrition bars, shakes, and frozen meals designed around the nutrition principles of the Atkins Diet.

The Company has experienced in the past, and expects to continue to experience, seasonal fluctuations in sales as a result of consumer spending patterns. Historically, sales have been greatest in the first calendar quarter, which corresponds with second fiscal quarter, and lowest in the fourth calendar quarter, which corresponds with first fiscal quarter. The Company believes these consumer spending patterns are driven primarily by the predisposition of consumers to adjust their approach to nutrition at certain times of the year as well as the timing of the Company’s advertising linked with key customer promotion windows.

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany accounts and transactions have been eliminated in the consolidated financial statements. The consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”).

The Company maintains its accounting records on a 52/53-week year. During 2015, the Company changed its fiscal year-end to the last Saturday in August. The accompanying financial statements include the 52-week period ended August 27, 2016, the 35-week period ended August 29, 2015, the 52-week period ended December 27, 2014 and the 52-week period ended December 28, 2013.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Estimates also affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Accounts Receivable

The Company estimates the allowance for doubtful accounts based upon a review of outstanding receivables, historical collection information and fiscal strength of customer. Normally, accounts receivable are due within 30 days after the date of the invoice. Receivables more than 90 days old are considered past due. Accounts receivable are written off when they are determined to be uncollectible. The Company’s policy for estimating allowances for doubtful accounts with respect to receivables is to record an allowance based on a historical evaluation of write-offs, aging of balances, and other quantitative and qualitative analyses. At August 27, 2016, August 29, 2015 and December 27, 2014, the allowance for doubtful accounts was $336, $57 and $62, respectively.

The Company estimates allowances to reflect commitments made to customers for customer-executed promotional activities and other incentive offerings, including special pricing agreements, price protection, promotions, and volume-based incentives, as well as damaged and aged customer inventory. These allowances are based on historical evaluations, both qualitative and quantitative, as well as the Company’s best estimate of current activity. The allowances for customer programs and other incentive offerings are recorded at the time the incentive is offered or at the time of revenue recognition for the underlying transaction that results in progress by the customer toward earning the incentive. The Company’s allowances for these commitments are recorded as a reduction to both accounts receivables and net sales. At August 27, 2016, August 29, 2015 and December 27, 2014, the allowance for these commitments was $9,567, $7,848 and $9,227, respectively.

Notes to Consolidated Financial Statements
(In Thousands, Except for shares)

2. Summary of Significant Accounting Policies (cont.)

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand, deposits available on demand, and other short-term, highly liquid investments with original maturities of three months or less. Because of the short maturity of these investments, the carrying amounts approximate their fair value.

Inventories

Inventories, which consist of nutrition bars, shakes, frozen meals and packaging material, are valued at the lower of cost or market, with cost determined using standard costs which approximate costs determined on the first-in, first-out method, and with market defined as the lower of replacement cost or realizable value.

Obsolete inventory is reserved at 50% for inventory four to six months from expiration, and 100% for items within three months of expiration. Reserves are also taken for certain products or packaging materials when it is determined their cost may not be recoverable. At August 27, 2016, August 29, 2015 and December 27, 2014, the provision for obsolete inventory was $998, $503 and $545, respectively.

Property and Equipment

Property and equipment are stated at cost or the allocated fair value in purchase accounting, net of accumulated depreciation. The costs of additions and betterments that substantially extend the useful life of an asset are capitalized and the expenditures for ordinary repairs and maintenance are expensed in the period incurred. When items of property and equipment are sold or retired, the related costs and accumulated depreciation are removed from the accounts, and any gain or loss is included in other income.

The Company capitalizes costs of materials and consultants involved in developing its website and mobile applications for smart phones (collectively, “website development costs”). Costs incurred during the preliminary project and post-implementation stages are charged to expense. Website development costs are amortized on a straight-line basis over an estimated useful life of three years. Included in property and equipment are website development costs as follows:

	August 27, 2016	August 29, 2015	December 27, 2014
Website development costs, gross	$2,063	$1,782	$925
Accumulated amortization	1,215	634	340
Website development costs, net	$848	$1,148	$585

Amortization of capitalized website development costs was $581, $293, $767 and $533 during the fiscal periods ended August 27, 2016, August 29, 2015, December 27, 2014 and December 28, 2013, respectively. There were no disposals of fully amortized website development costs during the fiscal periods ended August 27, 2016, August 29, 2015 and December 28, 2013. For the fiscal year ended December 27, 2014, the total disposals of fully amortized website development costs was $1,902.

Depreciation of property and equipment is provided utilizing the straight-line method over the estimated useful lives of the respective assets as follows:

Furniture and fixtures	7 years
Computer equipment, software, and website development costs	3–5 years
Machinery and equipment	7 years
Office equipment	3–5 years

Notes to Consolidated Financial Statements
(In Thousands, Except for shares)

2. Summary of Significant Accounting Policies (cont.)

Leasehold improvements are amortized over the shorter of the remaining term of the lease or the useful life of the improvement utilizing the straight-line method.

The Company determines whether there has been an impairment of long-lived assets, excluding goodwill and indefinite-lived intangible assets, whenever events or changes in business circumstances indicate that the carrying value of any long-lived assets may not be fully recoverable. There were no indicators of impairment in the fiscal periods ended August 27, 2016, August 29, 2015, December 27, 2014 and December 28, 2013.

Goodwill and Intangible Assets

Goodwill and intangible assets result primarily from acquisitions including the 2011 acquisition of the Company. Intangible assets primarily include brands and trademarks with indefinite lives and customer-related relationships with finite lives. Upon acquisition, the purchase price is first allocated to identifiable assets and liabilities, including customer-related intangible assets and trademarks, with any remaining purchase price recorded as goodwill.

Finite-lived intangible assets are amortized utilizing the straight-line method over their estimated useful lives. The Company reviews for impairment indicators of finite-lived intangibles and other long-lived assets as described in the “Property and Equipment” significant accounting policy.

For goodwill and other intangible assets that have indefinite lives, those assets are not amortized. Rather impairment tests are conducted on an annual basis or more frequently if indicators of impairment are present.

A quantitative impairment assessment of goodwill and indefinite-lived intangibles was performed in 2013 and a qualitative assessment of goodwill and indefinite-lived intangibles was performed in 2014, 2015, and 2016. In 2016, the impairment assessment was performed as of August 27, 2016. Qualitative assessment includes consideration for the economic, industry and market conditions in addition to the overall financial performance of the Company and these assets. Based on the results of assessment, it was determined that it is more likely than not the reporting unit had a fair value in excess of carrying value. Accordingly, no further impairment testing was completed and no impairment charges related to goodwill or indefinite-lived intangibles were recognized during the fiscal periods ended August 27, 2016, August 29, 2015, December 27, 2014 and December 28, 2013.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To increase the comparability of fair value measurements, a three-tier fair value hierarchy, which prioritizes the inputs used in the valuation methodologies, is as follows:

Level 1 — Valuations based on quoted prices for identical assets and liabilities in active markets.

Level 2 — Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3 — Valuations based on unobservable inputs reflecting the Company’s own assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

Notes to Consolidated Financial Statements
(In Thousands, Except for shares)

2. Summary of Significant Accounting Policies (cont.)

The following table set forth the Company’s assets and liabilities measured at fair value on a recurring basis (at least annually) by level within the fair value hierarchy.

Fair value at August 27, 2016.

Description	Level 1	Level 2	Level 3	Total
Liabilities
Warrants	$—	$—	$15,722	$15,722

Fair value at August 29, 2015.

Description	Level 1	Level 2	Level 3	Total
Liabilities
Warrants	$—	$—	$15,000	$15,000

Fair value at December 27, 2014.

Description	Level 1	Level 2	Level 3	Total
Liabilities
Warrants	$—	$—	$16,689	$16,689

From August 29, 2015 to August 27, 2016 and December 27, 2014 to August 29, 2015, the fair value of the warrants changed by $722 and $(1,689) respectively, which is included in “Change in warrant liabilities” in the accompanying Consolidated Statements of Operations and Comprehensive Income (loss). The fair value of the warrant has been calculated based on estimating future cash payments to be made to the former owner, in part based on the probability-weighted present value of various payout scenarios. Key fair value inputs are the discount rate; expected future cash flows under various payout scenarios, which are derived in part from an estimate of various transaction prices on a future change in a control event; and a probability analysis of the payout scenarios. The methodology for measuring fair value is sensitive to the volatility of key inputs mentioned above.

At August 27, 2016, the carrying value of the Company’s debt approximates its fair value as (i) it is based on a variable interest rate that changes based on market conditions and (ii) the margin applied to the variable rate is based on the Company’s credit risk, which has not changed since entering into the debt instrument.

Deferred Financing Costs and Debt Discounts

Costs incurred in obtaining long-term financing paid to parties other than creditors are considered a debt discount and are amortized over the terms of the long-term financing agreements using the effective-interest method. Amounts paid to creditors are recorded as a reduction in the proceeds received by the creditor and are considered a discount on the issuance of debt.

Research and development activities

The Company’s research and development activities primarily consist of generating and testing new product concepts, new flavors, and packaging and are primarily internal. The Company expenses research and development costs as incurred as they primarily relate to compensation, facility costs and purchased research and development services, materials and supplies. The Company’s total research and development expenses were $2,100, $1,400, $2,100 and $1,810 for the 52-week period ended August 27, 2016, the 35-week period ended August 29, 2015, the 52-week period ended December 27, 2014 and the 52-week period ended December 28, 2013, respectively. Research and development costs are included in “General and administrative” expenses in the Company’s Consolidated Statements of Operations and Comprehensive Income (loss).

Notes to Consolidated Financial Statements
(In Thousands, Except for shares)

2. Summary of Significant Accounting Policies (cont.)

Income Taxes

Income taxes include federal, state, and foreign taxes currently payable and deferred taxes arising from temporary differences between income for financial reporting and income tax purposes. Deferred tax assets and liabilities are determined based on the differences between the financial statement balances and the tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the fiscal year that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to amounts expected to be realized.

Foreign Currency Translation

For all foreign operations, the functional currency is the local currency. Assets and liabilities of these operations are translated into U.S. dollars using the exchange rate in effect at the end of each reporting period. Income statement accounts are translated at the average rate of exchange prevailing during each reporting period. Translation adjustments arising from the translation of these amounts are recorded as a component of other comprehensive income (loss).

Unrealized foreign currency gains and losses arising from the remeasurement of intercompany positions within the Company’s international subsidiaries are recorded as a component of other income (expense).

Revenue Recognition

The Company is a growing developer, marketer and seller of branded nutritional foods and snacking products. The Company highly-focused product portfolio consists primarily of nutrition bars, RTD shakes, snacks and confectionery products marketed under the Atkins®, SimplyProtein®, Atkins Harvest Trail, Atkins Endulge and Atkins Lift brand names. The Company recognizes revenue from the sale of product when (i) persuasive evidence of an arrangement exists, (ii) the price is fixed or determinable, (iii) title and risk of loss pass to the buyer at the time of delivery, and (iv) there is reasonable assurance of collection of the sales proceeds. The Company records estimated reductions to revenue for customer programs and incentive offerings, including special pricing agreements, price protection, promotion, and other volume-based incentives at the time the incentive is offered or at the time of revenue recognition for the underlying transaction that results in progress by the customer toward earning the incentive. Some of these incentives are recorded by estimating costs based on the Company’s historical experience and expected levels of performance of the trade promotion.

Advertising Costs

Production costs related to television commercials are expensed when first aired. All other advertising costs are expensed when incurred. Total advertising costs were $27,810, $22,983, $27,658 and $28,145 for the 52-week period ended August 27, 2016, the 35-week period ended August 29, 2015, the 52-week period ended December 27, 2014 and the 52-week period ended December 28, 2013, respectively. Production costs of $0, $0 and $1,460 related to television commercials not yet aired at August 27, 2016, August 29, 2015 and December 27, 2014, respectively, are included in the prepaid expenses and other current assets in the accompanying Consolidated Balance Sheets.

Share-Based Compensation

Share-based compensation is rewarded to employees, directors, and consultants of the Company. Share-based compensation expense is recognized for equity awards over the vesting period based on their grant-date fair value. The fair value of option awards is estimated at the date of grant using the Black-Scholes valuation model. The exercise price of each stock option equals or exceeds the estimated fair value of the Company’s stock price on the date of grant. Options can generally be exercised over a maximum term of ten years. Compensation expense is recognized only for equity awards expected to vest, and the Company estimates forfeitures at the date of grant and at each reporting date based on its historical experience and future expectations. Share-based compensation expense is included within the same financial statement caption where the recipient’s other compensation is reported.

Notes to Consolidated Financial Statements
(In Thousands, Except for shares)

2. Summary of Significant Accounting Policies (cont.)

Shipping and Handling Costs

Costs of $18,489, $11,429 $19,481 and $19,544 associated with products shipped to customers in the 52-week period ended August 27, 2016, the 35-week period ended August 29, 2015, the 52-week period ended December 27, 2014 and the 52-week period ended December 28, 2013, respectively, are recognized in “Distribution” in the accompanying Consolidated Statements of Operations and Comprehensive Income (loss). The Company’s cost of sales does not include shipping and handling amounts related to the delivery to the buyer.

Recently Issued and Adopted Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers. The objective of ASU No. 2014-09 is to outline a new, single comprehensive model to use in accounting for revenue arising from contracts with customers. The new revenue recognition model provides a five-step analysis for determining when and how revenue is recognized, depicting the transfer of promised goods or services to customers in an amount that reflects the consideration that is expected to be received in exchange for those goods or services. On July 9, 2015, the FASB voted to delay the implementation of ASU No. 2014-09 by one year to fiscal years and interim periods within those years beginning after December 15, 2017. An entity may elect to early adopt as of the original effective date, fiscal years and interim periods within those years beginning after December 15, 2016. In April 2016, the FASB issued ASU No. 2016-10, Revenue from Contracts with Customers, Identifying Performance Obligations and Licensing which provides additional clarification regarding identifying performance obligations and licensing. In December 2016, the FASB issued ASU No. 2016-19, 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers. These ASUs will replace most existing revenue recognition guidance in GAAP and will be effective for the Company beginning in fiscal 2018. The standard permits the use of either the retrospective or modified retrospective (cumulative effect) transition method and the Company has not yet selected which transition method to apply. The Company is currently evaluating recently issued guidance on practical expedients as part of the transition decision. Upon initial evaluation, the Company believes the key changes in the standard that impact revenue recognition relate to the recognition of customer programs and incentive offerings, including special pricing agreements, price protection, promotion, and other volume-based incentives. The Company is still in the process of evaluating these impacts.

In April 2015, the Company changed the manner in which it reports debt issuance costs due to the adoption of ASU No. 2015-03, Interest — Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. Debt issuance costs related to a recognized debt liability previously reported as assets have been reclassified as a direct deduction from the carrying amount of debt liabilities in the Company’s consolidated financial statements in all periods presented. As of August 27, 2016, August 29, 2015 and December 27, 2014, $1,000, $1,600 and $1,300, respectively, have been reclassified from other assets to long-term debt on the Company’s consolidated financial statements.

In July 2015, the FASB issued ASU No. 2015-11, Inventory (Topic 330) — Simplifying the Measurement of Inventory. The amendments clarify that an entity should measure inventory within the scope of this update at the lower of cost and net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Substantial and unusual losses that result from subsequent measurement of inventory should be disclosed in the financial statements. This ASU is effective for fiscal years beginning after December 15, 2016, including interim periods within those annual periods. The amendments are to be applied prospectively with earlier application permitted as of the beginning of an interim or annual reporting period. The Company has not elected to early adopt and not expected this new accounting update to have a material impact on the financial statements.

In November 2015, the Company changed the manner in which it reports deferred taxes due to electing early adoption of ASU No. 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes. Deferred tax liabilities and assets are now all reported as non-current amounts. The Company adjusted its prior period consolidated balance sheet as a result of the adoption of ASU No. 2015-17. As of August 27, 2016, August 29, 2015 and December 27, 2014, $5,200, $4,400 and $2,800, respectively, of short-term deferred tax assets have been reclassified on the consolidated balance sheet into long-term deferred income tax liabilities.

Notes to Consolidated Financial Statements
(In Thousands, Except for shares)

2. Summary of Significant Accounting Policies (cont.)

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The standard requires lessees to recognize the assets and liabilities that arise from leases on the balance sheet. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. The new guidance is effective for the Company beginning in fiscal 2019. The amendments should be applied at the beginning of the earliest period presented using a modified retrospective approach with earlier application permitted as of the beginning of an interim or annual reporting period. The Company is currently evaluating the effects adoption of this guidance will have on its consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-09, Improvements to Employee Share-Based Payment Accounting. The pronouncement simplifies the accounting for income tax consequences of share-based payment transactions. The new guidance requires that all of the tax related to share-based payments be recorded in earnings at settlement (or expiration). This guidance is effective for the Company beginning in fiscal 2017. Early adoption is permitted. The Company is currently evaluating the effects adoption of this guidance will have on the Company’s consolidated financial statements or financial statement disclosures.

In January 2017, the FASB issued ASU No. 2017-04, Intangibles — Goodwill and other (Topic 350): Simplifying the Test for Goodwill Impairment. The amended standard simplifies how an entity tests goodwill by eliminating Step 2 of the goodwill impairment test. The amended standard also modifies the concept of impairment from the condition that exists when the carrying amount of goodwill exceeds its implied fair value to the condition that exists when the carrying amount of a reporting unit exceeds its fair value. The new guidance is effective for the Company beginning in fiscal 2020. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company is currently evaluating the impact of the new guidance on its goodwill impairment testing.

3. Concentration of Credit Risk

The Company maintains cash balances in five financial institutions. The balances are insured by the Federal Deposit Insurance Corporation up to $250 per institution. From time to time, the Company’s balances may exceed this limit. At August 27, 2016, August 29, 2015 and December 27, 2014, uninsured cash balances were $78,205, $56,838 and $39,613, respectively.

4. Property and Equipment, Net

Property and equipment, net, are summarized as follows:

	August 27, 2016	August 29, 2015	December 27, 2014
Furniture and fixtures	$917	$887	$928
Computer equipment and software	717	597	568
Machinery and equipment	638	525	526
Website development costs	2,063	1,782	925
Leasehold improvements	958	980	480
Construction in progress	256	—	472
	5,549	4,771	3,899
Less: accumulated depreciation and amortization	3,276	2,221	1,677
Total	$2,273	$2,550	$2,222

Depreciation and amortization expenses during the 52-week period ended August 27, 2016, the 35-week period ended August 29, 2015, the 52-week period ended December 27, 2014 and the 52-week period ended December 28, 2013, were $1,087, $636, $1,248 and $1,357, respectively.

Notes to Consolidated Financial Statements
(In Thousands, Except for shares)

5. Goodwill and Intangible Assets, Net

The change in the carrying amount of goodwill for the 52-week period ended August 27, 2016, the 35-week period ended August 29, 2015 and the 52-week period ended December 27, 2014 are as follows:

Total
Balance as of December 28, 2013	$41,033
Goodwill acquired during the period	—
Effect of exchange rate changes	(189)
Balance as of December 27, 2014	40,844
Goodwill acquired during the period	—
Effect of exchange rate changes	120
Balance as of August 29, 2015	40,724
Goodwill acquired during the period	—
Effect of exchange rate changes	—
Balance as of August 27, 2016	$40,724

There were no impairment charges related to goodwill during these periods or since the inception of the Company.

Intangible assets, net, consist of the following:

		August 27, 2016
	Useful Life	Gross carrying amount	Accumulated amortization	Net carrying amount
Intangible assets with indefinite life:
Brands and trademarks	Indefinite life	$109,900	$—	$109,900
Intangible assets with finite lives:
Customer relationships	15 years	121,000	46,087	74,913
Proprietary recipes and formulas	7 years	4,760	3,885	875
		$235,660	$49,972	$185,688

		August 29, 2015
	Useful Life	Gross carrying amount	Accumulated amortization	Net carrying amount
Intangible assets with indefinite life:
Brands and trademarks	Indefinite life	$109,900	$—	$109,900
Intangible assets with finite lives:
Customer relationships	15 years	121,000	38,020	82,980
Proprietary recipes and formulas	7 years	4,760	3,205	1,555
Covenant not to compete	5 years	6,000	5,656	344
		$241,660	$46,881	$194,779

		December 27, 2014
	Useful Life	Gross carrying amount	Accumulated amortization	Net carrying amount
Intangible assets with indefinite life:
Brands and trademarks	Indefinite life	$109,900	$—	$109,900
Intangible assets with finite lives:
Customer relationships	15 years	121,000	32,642	88,358
Proprietary recipes and formulas	7 years	4,760	2,752	2,008
Covenant not to compete	5 years	6,000	4,856	1,144
		$241,660	$40,250	$201,410

Notes to Consolidated Financial Statements
(In Thousands, Except for shares)

5. Goodwill and Intangible Assets, Net (cont.)

Amortization expenses related to intangible assets during the 52-week period ended August 27, 2016, the 35-week period ended August 29, 2015, the 52-week period ended December 27, 2014 and the 52-week period ended December 28, 2013 were $9,092, $6,631, $9,947 and $9,947, respectively.

Estimated future amortization for each of the next five fiscal years and thereafter is as follows:

Fiscal year ending:
2017	$8,747
2018	8,262
2019	8,067
2020	8,067
2021	8,067
Thereafter	34,578
$75,788

6. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities were comprised of the following:

	August 27, 2016	August 29, 2015	December 27, 2014
Professional fees	$518	$508	$814
Accrued advertising allowances and claims	876	604	300
Accrued bonus	5,282	4,203	2,502
Freight accrual	1,391	1,382	2,300
Payroll-related accruals	1,033	374	749
Commissions	1,119	677	1,046
Income taxes payable	51	248	212
VAT payable	1,366	1,102	1,392
Other	4,993	1,407	1,224
	$16,629	$10,505	$10,539

7. Long-Term Debt and Line of Credit

On April 3, 2013, the Company entered into a First Lien Credit Agreement (the “First Lien”) and a Second Lien Credit Agreement (the “Second Lien”) with Credit Suisse Securities (USA) LLC. The First Lien consists of a $20,000 revolving line of credit and a $255,000 term loan. The First Lien revolving line of credit bears interest at a rate per annum equal to the London Interbank Offered Rate (“LIBOR”), with a floor of 1.25%, plus 5.0%, and matures on April 3, 2018. The First Lien term loan requires quarterly principal and interest payments; bears interest at a rate per annum equal to LIBOR, with a floor of 1.25%, plus 5.0%; and matures on January 2, 2019. The First Lien also provides for an excess cash flow prepayment based on a contractual formula, payable within 120 days of the end of each fiscal year. Each term lender has the right to refuse any such prepayment. Prepayments are applied against the future principal payments in a manner that is set forth in the First Lien credit agreement. The Second Lien consists of a $100,000 term loan that requires annual interest payments, bears interest at a rate per annum equal to LIBOR, with a floor of 1.25%, plus 8.5%, and matures on April 3, 2019.

Under the First Lien and Second Lien, the Company has granted the lenders a security interest in substantially all of the assets of the Company, including its subsidiaries. In addition, the First Lien and Second Lien contain various restrictions, including restrictions on the payment of dividends and other distributions to equity and warrant

Notes to Consolidated Financial Statements
(In Thousands, Except for shares)

7. Long-Term Debt and Line of Credit (cont.)

holders, and provide for the maintenance of certain financial ratios. The Company was in compliance with these covenants at August 27, 2016, August 29, 2015 and December 27, 2014.

Upon entering into the First Lien and Second Lien in April 2013, the Company incurred $11,335 in financing costs, of which $2,780 were considered deferred financing charges paid to third parties other than the creditors, and $8,555 were reductions in proceeds paid to creditors and considered a discount on the issuance of debt. At August 27, 2016, August 29, 2015 and December 27, 2014, deferred financing costs were $4,184, $6,344 and $7,077, respectively, net of accumulated amortization of $7,151, $4,991 and $934, respectively. During the 52-week period ended August 27, 2016, the 35-week period ended August 29, 2015 and the 52-week period ended December 27, 2014, $2,159, $1,285 and $2,126, respectively, was amortized using the effective-interest method in the accompanying Consolidated Statements of Operations and Comprehensive Income (loss). Total interest expense for the 52-week period ended August 27, 2016, the 35-week period ended August 29, 2015 and the 52-week period ended December 27, 2014, was $27,195, $18,331 and 27,823, respectively, which includes the amortization of deferred financing costs.

At August 27, 2016, August 29, 2015 and December 27, 2014, there were no amounts drawn against the Company’s lines of credit, and long-term debt consists of the following:

	August 27, 2016	August 29, 2015	December 27, 2014
First Lien and Second Lien term loans	$337,209	$344,674	$346,850
Less: deferred financing fees	4,184	6,344	7,077
Total debt	333,025	338,330	339,773
Less: current maturities, net of deferred financing fees of $1,822 at August 27, 2016, $1,431 at August 29, 2015 and $1,551 at December 27, 2014	11,387	6,765	9,015
Long-term debt, net of deferred financing fees	$321,638	$331,565	$330,758

Aggregate maturities of debt are as follows:

Fiscal year ending:
2017	$11,387
2018	1,848
2019	323,974
$337,209

8. Income Taxes

The sources of income (loss) before income taxes are as follows for the 52-week period ended August 27, 2016, the 35-week period ended August 29, 2015, the 52-week period ended December 27, 2014 and the 52-week period ended December 28, 2013:

	August 27, 2016	August 29, 2015	December 27, 2014	December 28, 2013
Domestic	$17,674	$(9,171)	$23,752	$8,916
Foreign	(133)	(477)	(173)	192
Total	$17,541	$(9,648)	$23,579	$9,108

Notes to Consolidated Financial Statements
(In Thousands, Except for shares)

8. Income Taxes (cont.)

Income tax expense (benefit) were comprised of the following for the 52-week period ended August 27, 2016, the 35-week period ended August 29, 2015, the 52-week period ended December 27, 2014 and the 52-week period ended December 28, 2013:

	August 27, 2016	August 29, 2015	December 27, 2014	December 28, 2013
Current:
Federal	$1,413	$(926)	$51	$(1,740)
State and local	135	101	49	94
Foreign	454	343	737	395
Total current	2,002	(482)	837	(1,251)

Deferred:
Federal	4,796	(3,443)	8,351	5,966
State and local	686	(470)	585	872
Foreign	23	61	(150)	272
Total deferred income tax expense (benefit)	5,505	(3,852)	8,786	7,110
Income tax expense (benefit)	$7,507	$(4,334)	$9,623	$5,859

The period ending August 2015 presented represents 35 weeks of activity versus 52 weeks included for other periods disclosed. In addition to the shorter timeframe shown, the period not included generally results in strong sales for the Company. Therefore, the resulting book loss and ultimately the income tax benefit is not reflective of comparative results.

Reconciliation of the federal statutory income tax rate to the effective income tax rate is as follows:

	August 27, 2016	August 29, 2015	December 27, 2014	December 28, 2013
Statutory income tax expense:	34.0%	34.0%	35.0%	35.0%
State income tax expense, net of federal	3.9	2.9	4.0	5.5
Valuation allowance	2.2	(4.3)	1.7	9.9
Taxes on foreign income above (below) the U.S. tax	0.5	(0.9)	0.5	0.8
Warrant liabilities	1.4	5.9	(0.2)	12.2
Change in tax rate	0.6	8.8	(0.5)	0.5
Other permanent items	0.2	(1.6)	0.3	0.4
Income tax expense (benefit)	42.8%	44.8%	40.8%	64.3%

For all periods reported, including the 52 week period ended August 2016, the effective rate is higher than the U.S. statutory rate primarily because of state income tax expense, tax losses recognized in jurisdictions for which a tax benefit is not realized, and related to tax expense associated with nondeductible permanent adjustments. Further, the Company’s tax provision has also been impacted by periodic statutory tax rate changes that cause deferred tax balances to be revalued. The decrease in the effective tax rate recorded in 2016 versus 2015 was primarily driven by reduced impacts of nondeductible permanent adjustments and statutory rate changes not recurring during 2016.

Notes to Consolidated Financial Statements
(In Thousands, Except for shares)

8. Income Taxes (cont.)

The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and liabilities at August 27, 2016, August 29, 2015 and December 27, 2014 were as follows:

	August 27, 2016	August 29, 2015	December 27, 2014
Deferred Tax Assets:
Accounts receivable allowances	$2,823	$2,506	$2,986
Inventories reserves	372	177	167
Accrued expenses	1,951	1,514	73
Net operating loss carryforwards	12,264	10,782	3,310
Stock Compensation	2,107	1,375	1,336
Other	1,414	1,407	1,105
Deferred Tax Assets:	20,931	17,761	8,977
Valuation allowance	(3,891)	(3,509)	(3,097)

Deferred tax asset, net of valuation allowance	17,040	14,252	5,880

Deferred tax liabilities:
Prepaid expense	(606)	(426)	(1,125)
Excess tax over book depreciation	(54)	(96)	(66)
Website development costs	(317)	(428)	(225)
Intangible amortization	(44,862)	(36,338)	(31,969)
Other	(393)	(607)	—
Deferred tax liabilities	(46,232)	(37,895)	(33,385)
Net Deferred tax liabilities	$(29,192)	$(23,643)	$(27,505)

As of August 27, 2016, the Company recorded U.S. federal net operating loss carryforwards of $22,101 ($22,048 at August 29, 2015), state net operating loss carryforwards of $29,540 ($29,832 at August 29, 2015) and foreign net operating loss carryforwards of $13,710 ($12,347 at August 29, 2015), which are subject to varying expiry periods, beginning in 2018, though a significant portion can be carried forward indefinitely. The federal net operating loss carryforwards will begin to expire in 2035, while state net operating loss carryforwards will begin to expire in 2022.

The Company considers non-U.S. subsidiary earnings to be permanently invested outside the United States under the provisions of ASC Topic 740-30-25-17. As such, no income or withholding taxes have been provided for approximately $8,700 of unremitted earnings of subsidiaries operating outside of the U.S., under certain foreign subsidiaries. These earnings are estimated to represent the excess of the financial reporting over the tax basis in the Company’s investments in those subsidiaries, which are held below certain foreign subsidiaries. These earnings, which are considered to be indefinitely reinvested, would become subject to U.S. income tax if they were remitted to the U.S. The amount of unrecognized deferred U.S. federal income tax liability on the unremitted earnings has not been determined because the hypothetical calculation is not practicable.

During the 52 weeks ended August 2016, the Company recorded additional tax loss carryforwards in certain European jurisdictions and New Zealand, in the amount of $1,400, primarily driven by operational losses recognized on a local statutory accounting basis. As the carryforwards were generated in jurisdictions where the Company has historically recognized book losses or does not have strong future earnings projections, the Company concluded it was more likely than not that the operating losses would not be realized, and thus recorded full valuation allowances on the associated deferred tax assets. As of August 2016, the Company maintains a valuation allowance of $3,900. In the period of December 27, 2014 to August 29, 2015, the Company increased its valuation allowance by $411 against certain deferred tax assets which are not more likely than not to be realized. In the period of August 29, 2015

Notes to Consolidated Financial Statements
(In Thousands, Except for shares)

8. Income Taxes (cont.)

to August 27, 2016, the Company increased its valuation allowance by $389K against certain deferred tax assets which are not more likely than not to be realized. The recognition of these deferred tax assets and full valuation allowances result in a net zero impact to the Consolidated Statement of Operations and Comprehensive Income (loss). As of August 27, 2016, the Company has recorded additional valuation allowances on deferred tax assets of approximately $3,600 related to foreign net operating loss carryforwards recognized during the year. This amount represents a full valuation allowance on the deferred tax assets of foreign entities within the United Kingdom, New Zealand, Netherlands, and Spain. The remaining $300 valuation allowance on deferred tax assets relates to state net operating losses. As of August 27, 2016, there is not sufficient positive evidence to conclude that those losses will be recognized.

As of August 27, 2016 and August 29, 2015, the Company has no unrecognized tax benefits. Below is a reconciliation of the beginning and ending unrecognized tax benefits, gross, recorded in the Consolidated Balance Sheet:

	August 27, 2016	August 29, 2015	December 27, 2014
Beginning of period	—	—	133
Increases for tax positions related to the current period	—	—	—
Increases for tax positions related to prior periods	—	—	—
Decreases for tax positions related to prior periods	—	—	(133)
Decreases related to settlements	—	—	—
Decreases due to lapsed statute of limitations	—	—	—
End of period	—	—	—

The Company records interest and penalties associated with unrecognized tax benefits as a component of tax expense. As of August 27, 2016, the Company has not accrued interest or penalties on unrecognized tax benefits, as there is no position recorded as of the fiscal 2016. No changes to the uncertain tax position balance are anticipated within the next 12 months, and are not expected to materially impact the financial statements.

As of August 27, 2016, tax years 2011 to 2015 remain subject to examination in the United States and the tax years 2011 to 2015 remain subject to examination in other major foreign jurisdictions where Atkins conducts business. State income tax returns are generally subject to examination for a period of three to five years after the filing of the respective return.

9. Commitments and Contingencies

Leases

The Company has non-cancelable operating leases for seven buildings. Future annual aggregate minimum lease payments under non-cancelable operating leases are as follows:

Fiscal year ending:
2017	$1,839
2018	855
2019	203
2020	150
2021	119
$3,166

Rent expense charged to operations amounted to $2,347 and $1,503, $2,057 and $1,744 for the 52-week period ended August 27, 2016, the 35-week period ended August 29, 2015, the 52-week period ended December 27, 2014 and the 52-week period ended December 28, 2013, respectively.

Notes to Consolidated Financial Statements
(In Thousands, Except for shares)

9. Commitments and Contingencies (cont.)

Litigation

The Company is a party to certain litigation and claims that are considered normal to the operations of the business. Management is of the opinion that the outcome of these actions will not have a material adverse effect on the Company’s consolidated financial statements.

Other

The Company has entered into endorsement contracts with certain celebrity figures to promote and endorse the Atkins brand and line of products. These contracts contain endorsement fees, which are expensed ratably over the life of the contract, and performance fees, that are recognized at the time of achievement. Based on the terms of the contracts in place and achievement of performance conditions as of August 26, 2016, the Company will be required to make payments of up to $1,586 over the next year.

10. Stockholders’ Equity

Common Stock

The Company has authorized 600,000 shares of common stock at $0.01 par value per share. The holders of the Company’s common stock are entitled to one vote per share.

Warrant

As stated in the Stock Purchase Agreement dated October 26, 2010, and the Warrant Agreement, dated December 8, 2010, the former owner (the “Holder”) received a warrant to purchase 24,243 shares of common stock of the Company, at a purchase price of $309 per share.

The Holder has a right (the “Put Right”) to require the Company to purchase the warrant, or cause it to be purchased for cash, in connection with the consummation of a change of control transaction or a qualified public offering (each, an “Exit Event”). The Holder may exercise the Put Right by delivering written notice (the “Put Notice”) to the Company at least five business days prior to consummation of such Exit Event. The closing of the exercise of the Put Right will be held concurrently with the closing of such Exit Event. If the Holder has not delivered a Put Notice in accordance with the agreement, then the Company shall have the right to require the Holder to sell the warrant to the Company, or its designee, on or prior to the consummation of the Exit Event on the same terms and conditions as set forth in the Warrant agreement as if the Holder had exercised the Put Right. At the Exit Event, the Holder will receive the greater of the put price (a minimum value of $10,000 and a maximum of $15,000 when certain adjusted EBITDA and/or exit price thresholds have been met) or the net proceeds from the exercise of the warrant.

The Warrant Agreement also provides for an additional payment to be made to the Holder if dividends or other cash distribution paid to the current owners exceed a certain threshold of the initial investment.

Due to the Put Right, the value of the warrant is reflected as a liability in the accompanying consolidated financial statements and adjusted to fair value each reporting period through “Change in warrant liabilities” in the accompanying Consolidated Statements of Operations and Comprehensive Income (Loss). “Change in warrant liabilities” reflects changes in fair value of $(722), $1,689, $143 and $(3,173) for the 52-week period ended August 27, 2016, the 35-week period ended August 29, 2015, the 52-week period ended December 27, 2014 and the 52-week period ended December 28, 2013, respectively. The fair value at August 27, 2016, August 29, 2015 and December 27, 2014, of $15,722, $15,000 and $16,689, respectively, is recorded in warrants on the accompanying Consolidated Balance Sheets.

Notes to Consolidated Financial Statements
(In Thousands, Except for shares)

11. Defined Contribution Plan and Bonus Program

The Company sponsors a defined contribution plan, a 401(k) tax-deferred savings plan (the “Plan”), under which eligible employees may elect to defer a portion of their salary as a contribution to the Plan. The Company contributes to the Plan a discretionary matching 401(k) contribution in an amount not to exceed 50% of each participant’s elective deferrals that are not in excess of 6% of the participant’s compensation. For the 52-week period ended August 27, 2016, the 35-week period ended August 29, 2015, the 52-week period ended December 27, 2014 and the 52-week period ended December 28, 2013, the Company matched an amount of $345, $265, $311 and $278, respectively.

The Company maintains a performance bonus program for employees and a supplemental performance program for certain executive employees subject to the Company achieving certain targeted goals. Under the terms of the program, the Company will pay cash bonuses to eligible participants on the effective date pursuant to existing letter agreements. At August 27, 2016, August 29, 2015 and December 27, 2014, the Company accrued $5,282, $4,203 and $2,502 for these bonuses, respectively, which are included in general and administrative in the accompanying Consolidated Statements of Operations and Comprehensive Income (Loss).

12. Stock Option Plan

In January 2011, the Board of Directors adopted the NCP-ATK Holdings, Inc. 2010 Stock Option Plan (the “Option Plan”). Under the terms of the Option Plan, nonqualified stock options may be granted to employees, directors, and consultants of the Company. An option certificate for each grant sets forth the exercise price, vesting period, performance thresholds if applicable, and other terms. Options with service conditions generally vest over a period of five years, and the Company recognizes share-based compensation expense ratably over the vesting period. Options with performance conditions generally vest over five successive years, based on the achievement of certain annual financial targets. Typically, each performance option contains five separate tranches, with each tranche vesting based on a specific year’s target. Compensation cost for each tranche is recognized over the period from grant date to vesting date. Options typically expire after ten years.

During the 52-week period ended August 27, 2016, the company has made a significant modification of the existing Option Plan by removing the performance condition requirement for 5 employees, this modification resulted in an incremental compensation cost of approximately $732. Upon a change in control, a portion of the stock option will vest automatically if the option holder remains continuously employed by the Company through the change effective date. The portion of stock option to vest automatically upon change in control is calculated based on specific details outlined in each stock option agreement. The unvested portion of the stock option will forfeit as of change effective date and the vested portion of the stock option must be exercised within 5 calendar days following receipt by option holder of written notice of change in control. If not exercised, these vested stock options will cancel.

As of August 27, 2016, August 29, 2015 and December 27, 2014, the Company’s authorized common stock includes 75,872, 60,872 and 60,872 shares, respectively, reserved for issuance under the Option Plan. As of August 27, 2016, the Company had granted 75,872 options, and 3,213 options are available for future grant.

The fair value of each option award is estimated on the date of grant based on Level 3 inputs using the Black-Scholes valuation model, and the following assumptions were used for grants occurring in the 52-week period ended August 27, 2016, the 35-week period ended August 29, 2015, the 52-week period ended December 27, 2014 and the 52-week period ended December 28, 2013:

	August 27, 2016	August 29, 2015	December 27, 2014	December 28, 2013
Expected volatility	55%	55%	40% to 45%	40% to 45%
Expected dividend yield	0%	0%	0%	0%
Expected option term	5.1 – 6.5 years	5.1 – 6.5 years	6.25 years	6.25 years
Risk-free rate of return	1.62% to 1.74%	1.62% to 1.74%	1.08% to 1.16%	1.08% to 1.16%

Notes to Consolidated Financial Statements
(In Thousands, Except for shares)

12. Stock Option Plan (cont.)

The expected term of the options represents the estimated period of time until exercise and considers vesting schedules and expectations of future employee and director behavior. Expected stock price volatility is based on a sampling of comparable publicly traded companies. The Company believes this sector to most closely model the nature of its own business. The risk-free rates are based on the implied yield available on U.S. Treasury zero-coupon issues with an equivalent remaining term. The Company paid a cash distribution to stockholders related to fiscal year 2013 financing activities but has no current plans to pay a cash dividend in the future.

A summary of the option activity under the plans for the 52-week period ended August 27, 2016 is presented below.

	Shares	Weighted average exercise price	Weighted average contractual life in years	Aggregate intrinsic value
Outstanding at beginning of period	38,676	$380.29
Granted	16,141	$837.15
Exercised	(2,112)	$154.58
Forfeited, cancelled and expired	(232)	$154.58
Outstanding at end of period	52,473	$534.78	8	$28,049
Options vested and expected to vest at the end of the period	26,627	$336.21	6	$8,946
Exercisable at end of period	14,089	$269.78	6	$3,798

The following table summarizes information about options outstanding at the period ended August 27, 2016:

	Options outstanding			Options exercisable
Range of exercise prices	Number outstanding	Weighted average remaining contractual life in years	Weighted average exercise price	Number exercisable	Weighted average exercise price
$154.58 – $190.75	14,416	5	$156.88	9,612	$156.88
$376.25	1,758	6	$376.25	918	$376.25
$514.83 – $588.12	17,006	7	$522.48	3,348	$527.10
$837.15 – $869.46	19,293	10	$842.43	210	$869.46

	August 27, 2016	August 29, 2015	December 27, 2014	December 28, 2013
Weighted average grant date fair value per share of options granted	$261.80	$142.28	$142.28	$172.95
Intrinsic value of options exercised	326	11	1,023	3,527
Fair value of shares vested	2,145	757	1,485	1,072
Tax benefit related to stock option expense	595	20	395	1,234

During the 52-week period ended August 27, 2016, the 35-week period ended August 29, 2015, the 52-week period ended December 27, 2014 and the 52-week period ended December 28, 2013, the Company received $326, $11, $1,921 and $1,476 of cash from stock option exercises, respectively. At August 27, 2016, there was $6,383 of total unrecognized stock option expense, all of which is related to unvested options. The remaining compensation expense is expected to be recognized over the weighted-average remaining vesting period of approximately two years.

Notes to Consolidated Financial Statements
(In Thousands, Except for shares)

13. Related-Party Transactions

Pursuant to an arrangement with the majority stockholder of Atkins, the Company is obligated to pay a management fee of the greater of $900 or an amount equal to 2% of consolidated adjusted Earnings before interest, tax, depreciation and amortization (EBITDA), as defined by the First Lien and Second Lien, which can be prorated upon a fiscal year-end change. Annual reimbursements for out-of-pocket expenses are limited to $200. During the 52-week period ended August 27, 2016, the 35-week period ended August 29, 2015, the 52-week period ended December 27, 2014 and the 52-week period ended December 28, 2013, the management fee expense was $1,670, $854, $1,574 and $1,401, respectively.

14. Accumulated Other Comprehensive Loss

The changes in accumulated other comprehensive loss by component for the 52-week period ended August 27, 2016, the 35-week period ended August 29, 2015, the 52-week period ended December 27, 2014 and the 52-week period ended December 28, 2013 were as follows:

Foreign Currency Translation
Balance at December 29, 2012	$493
Change in other comprehensive income (loss) before reclassifications	(1,822)
Net current-period change	(1,822)
Balance at December 28, 2013	(1,329)
Change in other comprehensive income (loss) before reclassifications	292
Net current-period change	292
Balance at December 27, 2014	(1,037)
Change in other comprehensive income (loss) before reclassifications	(27)
Net current-period change	(27)
Balance at August 29, 2015	(1,064)
Change in other comprehensive income (loss) before reclassifications	621
Net current-period change	621
Balance at August 27, 2016	$(443)

15. Segment and Customer Information

The Company has organized its operations into one operating segment that sells its branded nutritional foods and snacking products designed around the nutrition principles of the Atkins Diet. The results of the operating segment is reviewed by the Company’s chief operating decision maker to make decisions about resource expenditures and assessing financial performance. This operating segment is therefore the Company’s reportable segment.

The financial information relating to the Company’s segment is as follows:

	August 27, 2016	August 29, 2015	December 27, 2014	December 28, 2013
Revenues from external customers	$427,858	$252,898	$429,858	$393,929
Interest expense	(27,195)	(18,331)	(27,823)	(35,402)
Depreciation, depletion, and amortization expense	10,179	7,267	11,195	11,304
Income tax expense or benefit	7,507	(4,334)	9,623	5,859
Income from operations	45,959	7,984	52,374	46,188
Income (loss) before income taxes	17,541	(9,648)	23,579	9,108
Total assets	389,512	366,953	385,215	367,033
Expenditures for long-lived assets	815	968	875	1,229

Notes to Consolidated Financial Statements
(In Thousands, Except for shares)

15. Segment and Customer Information (cont.)

Reconciliations of the totals of reported segment revenues, profit, or loss measurement, assets, and other significant items reported by segment to the corresponding GAAP totals is not applicable to Atkins as the Company only has one reportable segment.

The following is a summary of geographical information:

	August 27, 2016	August 29, 2015	December 27, 2014	December 28, 2013
Revenues from external customers:
North America	$399,922	$234,564	$398,321	$364,338
International	27,936	18,334	31,537	29,591
Total	$427,858	$252,898	$429,858	$393,929
Long lived assets:
North America	$2,226	$2,481	$2,172	$2,546
International	47	69	50	106
Total	$2,273	$2,550	$2,222	$2,652

Revenues from transactions with external customers for each of Atkins’ products would be impracticable to disclose. Management does not view its business by product line.

Significant customers

Credit risk for the Company was concentrated in the following customers who each comprised more than 10% of the Company’s total sales for the 52-, 35-, 52-, and 52-week period ended August 27, 2016, August 29, 2015, December 27, 2014, and December 28, 2013:

	August 27, 2016	August 29, 2015	December 27, 2014	December 28, 2013
Customer 1	41%	38%	40%	41%

At August 27, 2016, August 29, 2015, December 27, 2014, and December 28, 2013, the significant customers accounted for the following amounts of the Company’s accounts receivable:

	August 27, 2016		August 29, 2015		December 27, 2014		December 28, 2013
Customer 1	$14,884	34%	$8,661	30%	$19,314	35%	$15,073	32%
Customer 2	*	*	*	*	*	*	5,919	13%
Customer 3	*	*	*	*	*	*	4,860	10%
Total of accounts receivable, net	$14,884	34%	$8,661	30%	$19,314	35%	$25,852	55%

____________

*         Customer did not account for more than 10% of account receivables during the period indicated.

No other customers of the Company accounted for more than 10% of sales during these periods. The Company generally does not require collateral from its customers and has not incurred any significant losses on uncollectible accounts receivable.

16. Subsequent Events

The Company has evaluated all events or transactions that occurred through the original issuance date of December 14, 2016, and from that date to April 11, 2017, the date the consolidated financial statements were available to be issued. During this period, the Company entered into an exclusive license agreement with Bellisio Foods, Inc. (Bellisio) to license Atkins frozen meals effective September 1, 2016. Length of the agreement is up

Notes to Consolidated Financial Statements
(In Thousands, Except for shares)

16. Subsequent Events (cont.)

to fourteen years with initial term of seven years and renewable for another seven. Under this agreement, Bellisio will be responsible for the manufacture of Atkins frozen meals and the sale of such to retailers and ANI will receive quarterly royalty payments throughout the term of the agreement.

In December 2016, the Company purchased Wellness Foods, Inc. (“Wellness Foods”), a Canadian-based company and owner of the “SimplyProtein” line of products for $21,039 in cash. Wellness Foods, Inc. is based in Toronto, Canada and manufactures, markets and distributes protein rich snack foods that offer clean eating, optimal ingredients and innovative nutrition. The acquisition of Wellness Foods expanded the Wellness Foods’ portfolio of protein rich products and provided new product capabilities to support Atkins’ brand of “low-carb,” “effective weight-management” and “protein-rich” diet.

In July 2016, the Company entered into an Exclusive License Agreement (the “License Agreement”) with a co-manufacturer to use the Atkins name and licensed marks to develop, market, distribute and sell frozen food products. In accordance with and subject to terms and conditions of the License Agreement, Atkins will receive a minimum annual royalty payment of $4,000 in the first year of the License Agreement and increasing annually 3% through the seventh year. The License Agreement became effective on September 1, 2016 and all related revenue will be recorded on the Statement of Operations and Comprehensive Income as net sales.

In January 2017, the Company entered into a non-binding, confidential letter agreement (the “Letter”) with Conyers Park Acquisition Corp. (“’Buyer”), a special-purpose acquisition company with respect to the potential acquisition of Atkins. As part of the parties’ desire to move forward, they have agreed to enter into this Letter in advance of entering into a definitive agreement. The Letter is subject to (a) the satisfactory completion by the Buyer and its advisors of updated business, tax, accounting and legal due diligence, (b) the negotiation and execution of a definitive agreement between Buyer and the Company setting forth the terms and conditions of the potential transaction and containing representations, warranties, covenants, and closing conditions customary for a transaction of this type, and the satisfaction of the conditions set forth in the Letter, and (c) the receipt of any necessary governmental or regulatory consents and approvals.

NCP-ATK Holdings, Inc. and Subsidiaries
 (dba Atkins Nutritionals)

Unaudited Consolidated Balance Sheets
 (In Thousands)

	February 25, 2017	August 27, 2016
Assets
Current assets:
Cash and cash equivalents	$72,917	$78,492
Accounts receivable, net	42,153	42,839
Inventories, net	22,381	27,544
Prepaid expenses	1,804	1,753
Other current assets	11,743	8,353
Total current assets	150,998	158,981

Long-term assets:
Property and equipment, net	2,014	2,273
Intangible assets, net	185,874	185,688
Goodwill	55,053	40,724
Other long term assets	2,299	1,846
Total assets	$396,238	$389,512

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$13,308	$18,750
Accrued interest	4,077	4,028
Accrued expenses and other current liabilities	20,470	16,629
Current maturities of long-term debt	—	11,387
Total current liabilities	37,855	50,794

Long-term liabilities:
Long-term debt, less current maturities	330,437	321,638
Warrant liabilities	16,119	15,722
Deferred income taxes	27,823	29,192
Total liabilities	412,234	417,346

See Commitments and contingencies (Note 11)

Stockholders’ equity (deficit):
Common stock	5	5
Additional paid-in capital	(42,379)	(43,551)
Retained earnings	26,405	16,155
Accumulated other comprehensive (loss)	(27)	(443)
Total stockholders’ equity (deficit)	(15,996)	(27,834)
Total liabilities and stockholders’ equity (deficit)	$396,238	$389,512

See accompanying notes to unaudited consolidated financial statements.

NCP-ATK Holdings, Inc. and Subsidiaries
 (dba Atkins Nutritionals)

Unaudited Consolidated Statements of Operations and Comprehensive Income
 (In Thousands)

	26-Week Period Ended
	February 25, 2017	February 27, 2016
Net sales	$202,111	$219,777
Cost of goods sold	106,826	126,489
Gross profit	95,285	93,288

Operating expenses:
Distribution	9,329	9,075
Selling	8,271	9,369
Marketing	19,236	19,464
General and administrative	21,699	21,865
Depreciation and amortization	4,927	5,247
Other Expense	58	425
Total operating expenses	63,520	65,445

Income from operations	31,765	27,843

Other income (expense):
Change in warrant liabilities	(397)	—
Interest expense	(13,629)	(13,733)
Loss on foreign currency transactions	(718)	(401)
Other income	199	116
Total other expense	(14,545)	(14,018)

Income before income taxes	17,220	13,825
Income tax expense	6,970	5,726
Net income	10,250	8,099

Other comprehensive income:
Foreign currency translation adjustments	416	125
Comprehensive income	$10,666	$8,224

See accompanying notes to unaudited consolidated financial statements.

NCP-ATK Holdings, Inc. and Subsidiaries
(dba Atkins Nutritionals)

Unaudited Consolidated Statement of Cash flows
(In Thousands)

	26-Week Period Ended
	February 25, 2017	February 27, 2016
Operating activities
Net income	$10,250	$8,099
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,927	5,247
Amortization of deferred financing costs and debt discount	983	896
Stock compensation expense	1,063	1,052
Change in warrant liabilities	397	—
Unrealized loss on foreign currency transactions	718	401
Deferred income taxes	(1,369)	5,438
Changes in operating assets and liabilities:
Accounts receivable, net	1,584	(19,247)
Inventories, net	6,474	(2,155)
Prepaid expenses	(51)	327
Other current assets	(3,345)	1,514
Accounts payable	(6,050)	1,952
Accrued interest	49	(6)
Accrued expenses and other current liabilities	3,748	980
Other	9	33
Net cash provided by operating activities	19,387	4,531

Investing activities
Purchases of property, plant, and equipment	(284)	(312)
Wellness Foods investment	(21,039)	—
Net cash used in investing activities	(21,323)	(312)

Financing activities
Proceeds from option exercises	109	—
Principal payments of long-term debt	(3,586)	(7,464)
Net cash used in financing activities	(3,477)	(7,464)

Effect of exchange rate on cash	(162)	(278)

Net decrease in cash	(5,575)	(3,523)
Cash at beginning of period	78,492	57,094
Cash and cash equivalents, end of fiscal year	$72,917	$53,571

Supplemental disclosures of cash flow information
Cash paid for interest	$12,444	$12,820
Cash paid for taxes	$1,710	$49

See accompanying notes to unaudited consolidated financial statements.

Notes to Unaudited Consolidated Interim Financial Statements
(In Thousands, Except for Shares)

1. Nature of Operations and Principles of Consolidation

NCP-ATK Holdings, Inc. (dba Atkins Nutritionals and referred to herein as “Atkins” or “the Company”) operates in the healthy snacking category. The Atkins approach focuses on a healthy diet with reduced levels of refined carbohydrates and refined sugars and encourages the consumption of lean protein, fiber, fruits, vegetables, and good fats. The Company sells a variety of nutrition bars, shakes, and frozen meals designed around the nutrition principles of the Atkins Diet.

The Company has experienced in the past, and expects to continue to experience, seasonal fluctuations in sales as a result of consumer spending patterns. Historically, sales have been greatest in the first calendar quarter, which corresponds with second fiscal quarter, and lowest in the fourth calendar quarter, which corresponds with first fiscal quarter. The Company believes these consumer spending patterns are driven primarily by the predisposition of consumers to adjust their approach to nutrition at certain times of the year as well as the timing of the Company’s advertising linked with key customer promotion windows.

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany accounts and transactions have been eliminated in the consolidated financial statements. The consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”).

The interim financial information as of February 25, 2017 and February 27, 2016 has been prepared without an audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) and pursuant to Regulation S-X. Certain information and footnote disclosures, which are normally included in annual financial statements prepared in accordance with GAAP, have been omitted pursuant to those rules and regulations. The interim consolidated financial information should be read in conjunction with the financial statements and the notes thereto, included in the Company’s audited financial statements for the 52-week period ended August 27, 2016, the 35-week period ended August 29, 2015, the 52-week period ended December 27, 2014 and the 52-week period ended December 28, 2013.

2. Acquisition of Wellness Foods

In December 21, 2016, the Company completed the acquisition of Wellness Foods, Inc. (“Wellness Foods”), a Canadian-based company and owner of the “Simply Protein” line of products for $21,039 in cash. Wellness Foods, Inc. is based in Toronto, Canada and manufactures, markets and distributes protein rich snack foods that offer clean eating, optimal ingredients and innovative nutrition. The acquisition of Wellness Foods expanded our portfolio of protein rich products and provided new product capabilities to support Atkins’ brand of “low-carb,” “effective weight-management” and “protein-rich” diet. The Company has included Wellness Foods’ results of operations in our Consolidated Statements of Operations and Income from the date of acquisition.

The acquisition was accounted for using the acquisition method of accounting. Assets acquired and liabilities assumed in connection with the acquisition have been recorded at their fair values. The fair values were determined by management based in part on an independent valuation of assets acquired, which includes intangible assets of approximately $4,560 and relate primarily to tradenames and customer relationships. Intangible assets subject to amortization of approximately $747 are being amortized over a 15 year term and relate primarily to customer relationships.

The following table summarizes the allocation of the purchase price to the fair value of assets acquired and liabilities assumed for the 26-week period ending acquisition. The purchase price allocations are based upon preliminary valuations. The Company’s estimates and assumptions are subject to change within the measurement period as valuations are finalized. Any change in the estimated fair value of the net assets will change the purchase price allocation.

Notes to Unaudited Consolidated Interim Financial Statements
(In Thousands, Except for Shares)

2. Acquisition of Wellness Foods (cont.)

December 21, 2016
Assets acquired:
Accounts receivable, net	$1,122
Prepaid expenses and other current assets	48
Inventories, net	1,388
Property and equipment, net	13
Intangible Assets	4,560
Income taxes receivable	305
Liabilities assumed:
Accounts payable	765
Accrued expenses and other current liabilities	97
Other taxes payable (VAT)	2
Total identifiable net assets	6,572
Goodwill	14,467
Total purchase price	$21,039

3. Recently Issued and Adopted Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers. The objective of ASU No. 2014-09 is to outline a new, single comprehensive model to use in accounting for revenue arising from contracts with customers. The new revenue recognition model provides a five-step analysis for determining when and how revenue is recognized, depicting the transfer of promised goods or services to customers in an amount that reflects the consideration that is expected to be received in exchange for those goods or services. On July 9, 2015, the FASB voted to delay the implementation of ASU No. 2014-09 by one year to fiscal years and interim periods within those years beginning after December 15, 2017. An entity may elect to early adopt as of the original effective date, fiscal years and interim periods within those years beginning after December 15, 2016. In April 2016, the FASB issued ASU No. 2016-10, Revenue from Contracts with Customers, Identifying Performance Obligations and Licensing which provides additional clarification regarding identifying performance obligations and licensing. In December 2016, the FASB issued ASU No. 2016-19, 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers. These ASUs will replace most existing revenue recognition guidance in GAAP and will be effective for the Company beginning in fiscal 2018. The standard permits the use of either the retrospective or modified retrospective (cumulative effect) transition method and the Company has not yet selected which transition method to apply. The Company is currently evaluating recently issued guidance on practical expedients as part of the transition decision. Upon initial evaluation, the Company believes the key changes in the standard that impact revenue recognition relate to the recognition of customer programs and incentive offerings, including special pricing agreements, price protection, promotion, and other volume-based incentives. The Company is still in the process of evaluating these impacts.

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements (Subtopic 205-40) — Going Concern: Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. ASU No. 2014-15 explicitly requires management to evaluate, at each annual or interim reporting period, whether there are conditions or events that exist which raise substantial doubt about an entity’s ability to continue as a going concern and to provide related disclosures. ASU No. 2014-15 is effective for annual periods ending after December 15, 2016, and annual and interim periods thereafter, with early adoption permitted. The Company has evaluated the adoption of this new standard on its financial statement disclosures and does not anticipate a material impact.

In July 2015, the FASB issued ASU No. 2015-11, Inventory (Topic 330) — Simplifying the Measurement of Inventory. The amendments clarify that an entity should measure inventory within the scope of this update at the lower of cost and net realizable value. Net realizable value is the estimated selling price in the ordinary course of

Notes to Unaudited Consolidated Interim Financial Statements
(In Thousands, Except for Shares)

3. Recently Issued and Adopted Accounting Pronouncements (cont.)

business, less reasonably predictable costs of completion, disposal, and transportation. Substantial and unusual losses that result from subsequent measurement of inventory should be disclosed in the financial statements. The Company has adopted the new accounting standard in the interim period ending February 25, 2017 and there are no adjustments made to the inventory balance as a result of the adoption.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The standard requires lessees to recognize the assets and liabilities that arise from leases on the balance sheet. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. The new guidance is effective for the Company beginning in fiscal 2019. The amendments should be applied at the beginning of the earliest period presented using a modified retrospective approach with earlier application permitted as of the beginning of an interim or annual reporting period. The Company is currently evaluating the effects adoption of this guidance will have on its consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-09, Improvements to Employee Share-Based Payment Accounting. The pronouncement simplifies the accounting for income tax consequences of share-based payment transactions. The new guidance requires that all of the tax related to share-based payments be recorded in earnings at settlement (or expiration). This guidance is effective for the Company beginning in fiscal 2017. Early adoption is permitted. The Company is currently evaluating the effects adoption of this guidance will have on the Company’s consolidated financial statements or financial statement disclosures.

In January 2017, the FASB issued ASU No. 2017-04, Intangibles — Goodwill and other (Topic 350): Simplifying the Test for Goodwill Impairment. The amended standard simplifies how an entity tests goodwill by eliminating Step 2 of the goodwill impairment test. The amended standard also modifies the concept of impairment from the condition that exists when the carrying amount of goodwill exceeds its implied fair value to the condition that exists when the carrying amount of a reporting unit exceeds its fair value. The new guidance is effective for the Company beginning in fiscal 2020. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company is currently evaluating the impact of the new guidance on its goodwill impairment testing.

4. Goodwill and Intangibles

The change in the carrying amount of goodwill for the 26-week period ended February 25, 2017 is as follows:

Total
Balance as of August 27, 2016	$40,724
Goodwill acquired during the period	14,467
Effect of exchange rate changes	(138)
Balance as of February 25, 2017	$55,053

Intangible assets, net, consist of the following:

		February 25, 2017
	Useful Life	Gross carrying amount	Accumulated amortization	Net carrying amount
Intangible assets with indefinite life:
Brands and trademarks	Indefinite life	$113,713	$—	$113,713
Intangible assets with finite lives:
Customer relationships	15 years	121,747	50,120	71,627
Proprietary recipes and formulas	7 years	4,760	4,226	534
		$240,220	$54,346	$185,874

Notes to Unaudited Consolidated Interim Financial Statements
(In Thousands, Except for Shares)

4. Goodwill and Intangibles (cont.)

		August 27, 2016
	Useful Life	Gross carrying amount	Accumulated amortization	Net carrying amount
Intangible assets with indefinite life:
Brands and trademarks	Indefinite life	$109,900	$—	$109,900
Intangible assets with finite lives:
Customer relationships	15 years	121,000	46,087	74,913
Proprietary recipes and formulas	7 years	4,760	3,885	875
		$235,660	$49,972	$185,688

Amortization expense related to intangible assets during the 26-week period ended February 25, 2017 and February 27, 2016, was $4,373 and $4,717, respectively.

5. Concentration of Credit Risk

The Company maintains cash balances in five financial institutions. The balances are insured by the Federal Deposit Insurance Corporation up to $250 per institution. From time to time, the Company’s balances may exceed this limit. At February 25, 2017 and August 27, 2016, uninsured cash balances were $72,640 and $78,205, respectively.

6. Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To increase the comparability of fair value measurements, a three-tier fair value hierarchy, which prioritizes the inputs used in the valuation methodologies, is as follows:

Level 1 — Valuations based on quoted prices for identical assets and liabilities in active markets.

Level 2 — Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3 — Valuations based on unobservable inputs reflecting the Company’s own assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

The following table set forth the Company’s assets and liabilities measured at fair value on a recurring basis (at least annually) by level within the fair value hierarchy.

Fair value at February 25, 2017.

Description	Level 1	Level 2	Level 3	Total
Liabilities
Warrants	$—	$—	$16,119	$16,119

Fair value at August 27, 2016.

Description	Level 1	Level 2	Level 3	Total
Liabilities
Warrants	$—	$—	$15,722	$15,722

Notes to Unaudited Consolidated Interim Financial Statements
(In Thousands, Except for Shares)

6. Fair Value of Financial Instruments (cont.)

From August 27, 2016 to February 25, 2017, the fair value of the warrants increased $397 which is included in “Change in warrant liabilities” in the accompanying Consolidated Statement of Operations and Comprehensive Income. The fair value of the warrant has been calculated based on estimating future cash payments to be made to the former owner, in part based on the probability-weighted present value of various payout scenarios. Key fair value inputs are the discount rate; expected future cash flows under various payout scenarios, which are derived in part from an estimate of various transaction prices on a future change in a control event; and a probability analysis of the payout scenarios. The methodology for measuring fair value is sensitive to the volatility of key inputs mentioned above.

At February 25, 2017, the carrying value of the Company’s debt approximates its fair value as (i) it is based on a variable interest rate that changes based on market conditions and (ii) the margin applied to the variable rate is based on the Company’s credit risk, which has not changed since entering into the debt instrument.

7. Income Taxes

The following table shows the tax expense and the effective tax rate for the 26-week period ended February 25, 2017 and February 27, 2016 resulting from operations:

	February 25, 2017	February 27, 2016
Income before income taxes	$17,220	$13,825
Provision for income taxes	6,970	5,726
Effective tax rate	40.5%	41.4%

8. Long-Term Debt and Line of Credit

At February 25, 2017 and August 27, 2016, there were no amounts drawn against the Company’s lines of credit, and long-term debt consists of the following:

	February 25, 2017	August 27, 2016
First Lien and Second Lien term loans	$333,663	$337,209
Less: deferred financing fees	3,226	4,184
Total debt	330,437	333,025
Less: current maturities, net of deferred financing fees of $0 at February 25, 2017 and $1,822 at August 27, 2016	—	11,387
Long-term debt, net of deferred financing fees	$330,437	$321,638

9. Accumulated Other Comprehensive Loss

The changes in accumulated other comprehensive loss by component for the 26-week period ended February 25, 2017 and February 26, 2016 were as follows:

Foreign Currency Translation
Balance at August 27, 2016	$(443)
Change in other comprehensive income (loss) before reclassifications	416
Net current-period change	416
Balance at February 25, 2017	$(27)

Notes to Unaudited Consolidated Interim Financial Statements
(In Thousands, Except for Shares)

9. Accumulated Other Comprehensive Loss (cont.)

Foreign Currency Translation
Balance at August 29, 2015	$(1,064)
Change in other comprehensive income (loss) before reclassifications	125
Net current-period change	125
Balance at February 28, 2016	$(939)

10. Defined Contribution Plan and Bonus Program

The Company sponsors a defined contribution plan, a 401(k) tax-deferred savings plan (the “Plan”), under which eligible employees may elect to defer a portion of their salary as a contribution to the Plan. The Company contributes to the Plan a discretionary matching 401(k) contribution in an amount not to exceed 50% of each participant’s elective deferrals that are not in excess of 6% of the participant’s compensation. For the 26-week period ended February 25, 2017 and February 27, 2016, the Company matched an amount of $176 and $153, respectively.

The Company maintains a performance bonus program for employees and a supplemental performance program for certain executive employees subject to the Company achieving certain targeted goals. Under the terms of the program, the Company will pay cash bonuses to eligible participants on the effective date pursuant to existing letter agreements. For the 26-week period ended February 25, 2017 and February 27, 2016, the Company has incurred $845 and $1,039 bonus expenses, respectively, which are included in “General and administrative” in the accompanying Consolidated Statements of Operations and Comprehensive Income.

11. Commitments and Contingencies

Leases

The Company has non-cancelable operating leases for seven buildings. Rent expense charged to operations amounted to $910 and $1,112 for the 26-week period ended February 25, 2017 and February 27, 2016, respectively.

Litigation

The Company is a party to certain litigation and claims that are considered normal to the operations of the business. Management is of the opinion that the outcome of these actions will not have a material adverse effect on the Company’s consolidated financial statements.

Other

The Company has entered into endorsement contracts with certain celebrity figures to promote and endorse the Atkins brand and line of products. These contracts contain endorsement fees, which are expensed ratably over the life of the contract, and performance fees, that are recognized at the time of achievement. Based on the terms of the contracts in place and achievement of performance conditions as of February 25, 2017, the Company will be required to make payments of up to $232 over the next six months.

12. Segment and Customer Information

The Company has organized its operations into one operating segment that sells its branded nutritional foods and snacking products designed around the nutrition principles of the Atkins Diet. The results of the operating segment is reviewed by the Company’s chief operating decision maker to make decisions about resource expenditures and assessing financial performance. This operating segment is therefore the Company’s reportable segment.

Notes to Unaudited Consolidated Interim Financial Statements
(In Thousands, Except for Shares)

12. Segment and Customer Information (cont.)

The financial information relating to the Company’s segment is as follows:

	26-Week Period Ended
	February 25, 2017	February 27, 2016
Revenues from external customers	$202,111	$219,777
Income from operations	31,765	27,843
Income before income taxes	17,220	13,825
Total assets	396,238	389,512

Reconciliations of the totals of reported segment revenues, profit, or loss measurement, assets, and other significant items reported by segment to the corresponding GAAP totals is not applicable to Atkins as it only has one reportable segment.

Significant Customers

At February 25, 2017 and August 27, 2016, approximately 44% and 41% of accounts receivable, respectively, were derived from one customer. For the 26-week period ended February 25, 2017 and February 27, 2016, approximately 54% and 43% of gross sales, respectively, were derived from the same customer.

13. Significant Agreement

In July 2016, the Company entered into an Exclusive License Agreement (the “License Agreement”) with a co-manufacturer to use the Atkins name and licensed marks to develop, market, distribute and sell frozen food products. In accordance with and subject to terms and conditions of the License Agreement, Atkins will receive a minimum annual royalty payment of $4,000 in the first year of the License Agreement and increasing annually 3% through the seventh year. The License Agreement became effective on September 1, 2016 and all related revenue will be recorded in “Net sales” in the accompanying Consolidated Statement of Operations and Comprehensive Income as net sales.

On January 19, 2017, the Company entered into a non-binding, confidential letter agreement (the “Letter”) with Conyers Park Acquisition Corp (“’Buyer”), a special-purpose acquisition company with respect to the potential acquisition of Atkins. As part of the parties’ desire to move forward, they have agreed to enter into this Letter in advance of entering into a definitive agreement. The Letter is subject to (a) the satisfactory completion by the Buyer and its advisors of updated business, tax, accounting and legal due diligence, (b) the negotiation and execution of a definitive agreement between Buyer and the Company setting forth the terms and conditions of the potential transaction and containing representations, warranties, covenants, and closing conditions customary for a transaction of this type, and the satisfaction of the conditions set forth in the Letter, and (c) the receipt of any necessary governmental or regulatory consents and approvals.

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

CONYERS PARK ACQUISITION CORP.,

THE SIMPLY GOOD FOODS COMPANY,

ATKINS INTERMEDIATE HOLDINGS, LLC,

CONYERS PARK PARENT MERGER SUB, INC.,

CONYERS PARK MERGER SUB 1, INC.,

CONYERS PARK MERGER SUB 2, INC.,

CONYERS PARK MERGER SUB 3, INC.,

CONYERS PARK MERGER SUB 4, INC.,

NCP-ATK HOLDINGS, INC.,

ATKINS HOLDINGS, LLC

(solely in its capacity as the Majority Stockholder)

and

ROARK CAPITAL ACQUISITION, LLC

(solely in its capacity as the Stockholders’ Representative)

Dated as of April 10, 2017

A-i

A-ii

LIST OF EXHIBITS

Exhibit A	Definitions
Exhibit B	Form of Parent Letter of Transmittal
Exhibit C	Form of Company Letter of Transmittal
Exhibit D	Form of Option Exercise Notice
Exhibit E	Form of Management Agreement Termination Agreement
Exhibit F	Form of Investor Rights Agreement
Exhibit G	Form of Escrow Agreement
Exhibit H	Indebtedness for Borrowed Money
Exhibit I	Working Capital Guidelines
Exhibit J	Form of Exchange Agent Agreement
Exhibit K	Form of Tax Receivables Agreement
Exhibit L	Form of Drag-Along Notice

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated April 10, 2017 (this “Agreement”), is made and entered into by and among CONYERS PARK ACQUISITION CORP., a Delaware corporation (“Parent”), THE SIMPLY GOOD FOODS COMPANY, a Delaware corporation and a wholly-owned Subsidiary of Parent (“PubCo”), ATKINS INTERMEDIATE HOLDINGS, LLC, a Delaware limited liability company and a wholly-owned Subsidiary of PubCo (“IntermediateLLC”), CONYERS PARK PARENT MERGER SUB, INC., a Delaware corporation and a wholly-owned Subsidiary of IntermediateLLC (“Parent Merger Sub”), CONYERS PARK MERGER SUB 1, INC., a Delaware corporation and a wholly-owned Subsidiary of IntermediateLLC (“Company Merger Sub 1”), CONYERS PARK MERGER SUB 2, INC., a Delaware corporation and a wholly-owned Subsidiary of Company Merger Sub 1 (“Company Merger Sub 2”), CONYERS PARK MERGER SUB 3, INC., a Delaware corporation and a wholly-owned Subsidiary of Company Merger Sub 2 (“Company Merger Sub 3”), CONYERS PARK MERGER SUB 4, INC., a Delaware corporation and a wholly-owned Subsidiary of Company Merger Sub 3 (“Company Merger Sub 4”, together with, Company Merger Sub 1, Company Merger Sub 2, and Company Merger Sub 3, the “Company Merger Subs” each, a “Company Merger Sub”), and together with Parent Merger Sub, the “Merger Subs”, and together with PubCo, Parent and Parent Merger Sub, the “Parent Parties”, NCP-ATK HOLDINGS, INC., a Delaware corporation (the “Company”), solely in its capacity as the Majority Stockholder, ATKINS HOLDINGS LLC, a Georgia limited liability company (the “Majority Stockholder”) and, solely in its capacity as the Stockholders’ Representative pursuant to Section 9.15 hereof, ROARK CAPITAL ACQUISITION, LLC, a Georgia limited liability company (the “Stockholders’ Representative”). Parent, PubCo, Parent Merger Sub, each Company Merger Sub, the Company and the Stockholders’ Representative (solely for purposes of Section 9.15) are sometimes individually referred to in this Agreement as a “Party” and collectively as the “Parties”. Capitalized terms used in this Agreement shall have the meanings ascribed to them in Exhibit A attached hereto.

WHEREAS, upon the terms and subject to the conditions of this Agreement, the Parties intend to enter into a business combination transaction pursuant to which, in accordance with the Delaware General Corporation Law (the “DGCL”), (a) Parent Merger Sub shall merge with and into Parent, with Parent surviving such merger (the “Parent Merger”), and (b) immediately after the Parent Merger, simultaneously Company Merger Sub 1 shall merge with and into the Company, with the Company surviving such merger, Company Merger Sub 2 shall merge with and into Atkins Nutritionals Holdings, Inc., with Atkins Nutritionals Holdings, Inc. surviving such merger, Company Merger Sub 3 shall merge with and into Atkins Nutritionals Holdings II, Inc., with Atkins Nutritionals Holdings II, Inc. surviving such merger, and Company Merger Sub 4 shall merge with and into Atkins Nutritionals, Inc., with Atkins Nutritionals, Inc. surviving such merger (collectively, the “Company Merger”, and together with the Parent Merger, the “Mergers”), as a result of which Parent and the Company will become wholly-owned Subsidiaries of IntermediateLLC, and PubCo will become a publicly traded company;

WHEREAS, the board of directors of Parent has (a) determined that it is in the best interests of Parent and its stockholders for Parent to enter into this Agreement and the Ancillary Agreements, (b) approved the execution and delivery of this Agreement and the Ancillary Agreements, Parent’s performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, including the Parent Merger, and (c) recommended adoption and approval of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby by the stockholders of Parent;

WHEREAS, the board of directors of each of PubCo, Parent Merger Sub and each Company Merger Sub has unanimously approved this Agreement and the Ancillary Agreements and declared it advisable for PubCo, Parent Merger Sub and each Company Merger Sub, respectively, to enter into this Agreement and the Ancillary Agreements;

WHEREAS, PubCo, as the sole stockholder of each of the Merger Subs, has approved and adopted this Agreement and the Ancillary Agreements, the Mergers and the transactions contemplated by this Agreement and the Ancillary Agreements pursuant to action taken by unanimous written consent in accordance with the requirements of the DGCL and the Organizational Documents of each of the Merger Subs;

WHEREAS, Parent, as the sole stockholder of PubCo, has approved and adopted this Agreement and the Ancillary Agreements and the transactions contemplated by this Agreement and the Ancillary Agreements pursuant to action taken by unanimous written consent in accordance with the requirements of the DGCL and the Organizational Documents of PubCo;

WHEREAS, the board of directors of the Company has (a) determined that it is in the best interests of the Company and its stockholders for the Company to enter into this Agreement and the Ancillary Agreements, (b) approved the execution and delivery of this Agreement and the Ancillary Agreements, the Company’s performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, including the Company Merger, and (c) recommended adoption and approval of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby by the stockholders of the Company;

WHEREAS, after the execution of this Agreement, the Majority Stockholder, who holds a majority of the outstanding Company Common Stock, will deliver to the Secretary of the Company an executed written consent pursuant to Section 251 of the DGCL approving the adoption of this Agreement with respect to all such Company Common Stock owned beneficially and of record by the Majority Stockholder (the “Written Consent”);

WHEREAS, as a condition to the consummation of the transactions contemplated hereby and in accordance with the terms hereof, Parent shall provide an opportunity to its stockholders to have their Offering Shares redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement and Parent’s Organizational Documents in conjunction with obtaining approval from the stockholders of Parent for the transactions contemplated hereby (collectively with the other transactions, authorizations and approvals set forth in the Proxy Statement, the “Offer”);

WHEREAS, as a condition to and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution of this Agreement, the holders of Parent Class B Stock are entering into a voting agreement with the Company (the “Voting Agreement”);

WHEREAS, shares of Parent Class B Stock shall automatically convert into shares of Parent Common Stock upon a Business Combination; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and other agreements in connection with the foregoing and also prescribe certain conditions to the Mergers as specified herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions set forth in this Agreement, and intending to be legally bound hereby, each Party hereby agrees:

Article I

THE MERGER

Section 1.1          The Mergers.

(a)      The Parent Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, Parent Merger Sub will merge with and into Parent at the Parent Effective Time. Following the Parent Merger, the separate corporate existence of Parent Merger Sub will cease and Parent will continue as the surviving corporation in the Parent Merger (the “Parent Surviving Subsidiary”) and as a wholly-owned Subsidiary of IntermediateLLC.

(b)     The Company Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, immediately after the Parent Merger, simultaneously Company Merger Sub 1 shall merge with and into the Company, with the Company surviving such merger, Company Merger Sub 2 shall merge with and into Atkins Nutritionals Holdings, Inc., with Atkins Nutritionals Holdings, Inc. surviving such merger, Company Merger Sub 3 shall merge with and into Atkins Nutritionals Holdings II, Inc., with Atkins Nutritionals Holdings II, Inc. surviving such merger, and Company Merger Sub 4 shall merge with and into Atkins Nutritionals, Inc., with Atkins Nutritionals, Inc. surviving such merger. Following the Company Merger, the separate corporate existence of each Company Merger Sub will cease. The Company will continue as the surviving corporation in the merger with Company Merger Sub 1 (the “Company Surviving Subsidiary” and together with the Parent Surviving Subsidiary, the “Surviving Subsidiaries”) and as a wholly-owned Subsidiary of IntermediateLLC, Atkins Nutritionals Holdings, Inc. will continue as the surviving corporation in the merger with Company Merger Sub 2 and as a wholly-owned Subsidiary of Company Surviving Subsidiary, Atkins Nutritionals Holdings II, Inc. will continue as the surviving corporation in the merger with Company Merger Sub 3 and as a wholly-owned Subsidiary of Atkins Nutritionals Holdings, Inc., and Atkins Nutritionals, Inc. will continue as the surviving corporation in the merger with Company Merger Sub 4 and as a wholly-owned Subsidiary of Atkins Nutritionals Holdings II, Inc.; provided, that notwithstanding the Company Merger, none of the Company, Atkins Nutritionals Holdings, Inc., Atkins Nutritionals Holdings II, Inc. or Atkins Nutritionals, Inc. will be included within the meaning of the term Parent Parties for purposes of this Agreement.

Section 1.2          Effective Time. Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Parties (a) shall cause the Parent Merger to be consummated by filing a certificate of merger in form and substance reasonably acceptable to the Company and Parent (the “Parent Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL, and (b) immediately thereafter, shall cause the Company Merger to be consummated by filing a certificate of merger in form and substance reasonably acceptable to the Company and Parent (the “Company Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. As soon as practicable on or after the Closing Date, the Parties shall make any and all other filings or recordings required under the DGCL to give effect to the Mergers. The Company shall cause its Subsidiaries to take corporate action as reasonably necessary to approve and effectuate the Mergers in accordance with the DGCL. The Parent Merger will be effective at such time as the Parties duly file the Parent Certificate of Merger with the Secretary of State of the State of Delaware or at such other date or time as Parent and the Company agree in writing and specify in the Parent Certificate of Merger (the time the Parent Merger becomes effective being the “Parent Effective Time”). The Company Merger will be effective at such time as the Parties duly file the Company Certificate of Merger with the Secretary of State of the State of Delaware or at such other date or time as Parent and the Company agree in writing and specify in the Company Certificate of Merger (the time the Company Merger becomes effective being the “Effective Time”).

Section 1.3          Effects of the Mergers. The Mergers will have the effects set forth in this Agreement and the relevant provisions of the DGCL. Without limiting the generality of the foregoing, and subject hereto, at the Effective Time, all property, rights, privileges, immunities, powers and franchises of Parent Merger Sub and Company Merger Sub 1 will vest in the Parent Surviving Subsidiary and the Company Surviving Subsidiary, respectively, and all claims, obligations, restrictions, disabilities, liabilities, debts and duties of Parent Merger Sub and Company Merger Sub 1 will become the claims, obligations, restrictions, disabilities, liabilities, debts and duties of the Parent Surviving Subsidiary and the Company Surviving Subsidiary, respectively.

Section 1.4          Governing Documents. At the Effective Time, PubCo shall cause the Organizational Documents of (a) the Parent Surviving Subsidiary to be amended in their entirety to contain the provisions set forth in the Organizational Documents of Parent Merger Sub, and (b) the Company Surviving Subsidiary to be amended in their entirety to contain the provisions set forth in the Organizational Documents of Company Merger Sub 1, in each case as in effect immediately prior to the Effective Time.

Section 1.5          Directors and Officers. At the Effective Time, the directors and officers set forth in Section 1.5 of the Parent Disclosure Schedule will become the directors and officers of the Parent Surviving Subsidiary and the Company Surviving Subsidiary and will remain the directors and officers of such Surviving Subsidiary after the Mergers, in each case until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal.

Article II

MERGER CONSIDERATION; CONVERSION OF SECURITIES

Section 2.1          Closing Date Statements.

(a)      Not less than three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent:

(i)          a statement, signed by the Chief Financial Officer of the Company, which sets forth the (i) name of each Company Stockholder of record on the books and records of the Company, (ii) number of shares of Company Common Stock owned by each such Company Stockholder, (iii) name of each Exercising Option Holder, (iv) number of Exercised Option Shares owned by each such Exercising Option Holder, and the exercise price payable with respect thereto, and (v) Aggregate Option Exercise Price;

(ii)         a statement (the “Closing Date Financial Certificate”), signed by the Chief Financial Officer of the Company, which sets forth a good faith estimate of (i) the Cash and Cash Equivalents as of 11:59 p.m. Mountain Time on the day immediately preceding the Closing Date (the “Estimated Closing Cash”), (ii) the Net Working Capital, and the Estimated Net Working Capital Surplus or the Estimated Net Working Capital Deficit, as the case may be, as of 11:59 p.m. Mountain Time on the day immediately preceding the Closing Date (the “Estimated Closing Net Working Capital”), (iii) the Company Transaction Expenses as of immediately prior to the Closing (the “Estimated Closing Company Transaction Expenses”), (iv) the Reimbursed Transaction Expenses as of immediately prior to the Closing, (v) the Warrant Payment Amount as of immediately prior to the Closing, and (vi) the Contingent Stock Purchase Payment Amount as of immediately prior to the Closing; and

(iii)        a statement (the “Closing Date Indebtedness Statement”), signed by the Chief Financial Officer of the Company, which sets forth by lender or other party, the aggregate principal amount and accrued and unpaid interest of Indebtedness of the Company and the Company Subsidiaries as of immediately prior to the Closing (the “Estimated Closing Indebtedness”).

Section 2.2          Calculation of the Merger Consideration.

(a)      Calculation of Merger Consideration. PubCo shall pay, or cause to be paid, at the Closing with respect to the Company Common Stock and the Exercised Option Shares, an aggregate amount (the “Merger Consideration”) equal to:

(i)          $730,125,000.00;

(ii)         plus the Estimated Net Working Capital Surplus, if any;

(iii)        plus the Estimated Closing Cash;

(iv)       plus the Tail Premium, to the extent paid by a Group Company prior to or at the Closing;

(v)        plus the Reimbursed Transaction Expenses;

(vi)       minus the Estimated Closing Indebtedness;

(vii)      minus the Estimated Net Working Capital Deficit, if any;

(viii)     minus the Estimated Closing Company Transaction Expenses;

(ix)       minus the Administrative Expense Amount;

(x)        minus the Escrow Amount;

(xi)       minus the Warrant Payment Amount;

(xii)      minus the Contingent Stock Purchase Payment Amount.

After the Effective Time, the Merger Consideration shall be subject to a Merger Consideration Adjustment pursuant to Section 2.12. Additionally, PubCo shall pay, or cause to be paid when due, with respect to the Company Common Stock and the Exercised Option Shares, any amounts payable pursuant to the terms and conditions of the Tax Receivables Agreement.

(b)     The Merger Consideration shall consist of, and be allocated between, cash and PubCo Common Stock as follows:

(i)          10,250,000 shares of PubCo Common Stock; and

(ii)         an amount of cash equal to the Merger Consideration minus the Total Stock Value (such amount, the “Total Cash Value”).

Section 2.3          Payment of the Merger Consideration.

(a)      Exchange Agent; Exchange Agent Fund. At the Effective Time, PubCo shall deposit, or shall cause to be deposited, with the Exchange Agent, in trust for the benefit of the Company Stockholders:

(i)          evidence of book-entry shares representing a number of whole shares of PubCo Common Stock equal to the aggregate Stock Amount deliverable to the Company Stockholders pursuant to this Article II;

(ii)         cash in an amount equal to the Cash Amount multiplied by the number of shares of Company Common Stock (other than shares of Company Common Stock to be canceled pursuant to Section 2.6(b) and any Company Dissenting Shares) issued and outstanding immediately prior to the Effective Time; and

(iii)        the aggregate amount of cash payable to the Company Stockholders in lieu of fractional shares pursuant to Section 2.10(d).

Any such shares of PubCo Common Stock and cash deposited with the Exchange Agent, together with any interest or other earnings thereon shall hereinafter be referred to as the “Exchange Agent Fund”. The Exchange Agent Fund shall be subject to the terms of this Agreement and the Exchange Agent Agreement. Subject to Section 2.10, at the Closing, PubCo shall cause to be issued or paid from the Exchange Agent Fund to each Company Stockholder that holds Company Common Stock (other than shares of Company Common Stock to be canceled pursuant to Section 2.6(b) and any Company Dissenting Shares) immediately prior to the Effective Time, (A) evidence of book-entry shares representing the number of whole shares of the aggregate Stock Amount in respect of such Company Common Stock held by such Company Stockholder, and (B) an amount of cash equal to (1) the aggregate Cash Amount in respect of such Company Common Stock held by such Company Stockholder, plus (2) any cash in lieu of fractional shares which such Company Stockholder has the right to receive in respect of such Company Common Stock pursuant to Section 2.10(d), by wire transfer of immediately available funds to the account such Company Stockholder identified in the Company Letter of Transmittal for such Company Stockholder. It is expressly understood and agreed that PubCo’s payment of (x) the aggregate Exercised Option Shares Consideration to the Company Surviving Subsidiary and (y) the aggregate Stock Consideration to the Exchange Agent, shall be in full satisfaction of PubCo’s obligation with respect to such amounts, and, once paid in accordance with the terms of this Agreement, PubCo and its Affiliates shall have no liability to the Stockholders’ Representative, any Equity Holder or any other Person for any amounts in respect of the same.

(b)     Exercised Option Share Consideration. At the Effective Time, PubCo shall cause to be issued or paid to the Company Surviving Subsidiary or its designee (for the benefit of the Exercising Option Holders), (i) evidence of book-entry shares representing the number of whole shares of the aggregate Exercised Option Shares Stock Consideration, (ii) cash in an amount equal to the aggregate Exercised Option Shares Cash Consideration, and (iii) the aggregate amount of cash payable to the Exercising Option Holders in lieu of fractional shares pursuant to Section 2.10(d). Subject to Section 2.10, all payments of Exercised Option Shares Consideration shall be made (without interest and net of the Applicable Withholding Amount) by or on behalf of the Company Surviving Subsidiary to such Exercising Option Holders, with the Applicable Withholding Amount applied in accordance with the Company’s standard payroll practices.

Section 2.4          Payment of Other Amounts at Closing. At the Closing, PubCo shall:

(a)      on behalf of the Company, pay to such account or accounts as the Company specifies to Parent pursuant to the Closing Date Indebtedness Statement, the aggregate amount of Estimated Closing Indebtedness with respect to Indebtedness for Borrowed Money;

(b)     on behalf of the Company, pay to such account or accounts as the Company specifies to Parent pursuant to the Closing Date Financial Certificate, the aggregate amount of the Estimated Closing Company Transaction Expenses;

(c)      deposit the Escrow Amount with the Escrow Agent by wire transfer of immediately available funds, which shall be held by the Escrow Agent in accordance with the terms of the Escrow Agreement;

(d)     on behalf of the Equity Holders, pay to the Stockholders’ Representative the Administrative Expense Amount for deposit into the Administrative Expense Account;

(e)      on behalf of the Company, pay to the account or accounts as the Company specifies to Parent pursuant to the Closing Date Financial Certificate, the Warrant Payment Amount for the benefit of the Warrant Holder; and

(f)      on behalf of the Company, pay to the account or accounts as the Company specifies to Parent pursuant to the Closing Date Financial Certificate, the Contingent Stock Purchase Payment Amount.

Section 2.5          Conversion of Parent Securities. At the Effective Time, by virtue of the Parent Merger and without any action on the part of any Party or the holders of any of the following securities:

(a)      Conversion of Parent Common Stock. Each issued and outstanding share of Parent Common Stock, excluding shares of Parent Common Stock to be canceled pursuant to Section 2.5(c) and any Parent Redeemed Shares, will be canceled and convert automatically into the right to receive one (1) share of PubCo Common Stock.

(b)     Conversion of Parent Warrants. At the Effective Time, each Parent Warrant (or portion thereof) issued and outstanding immediately prior to the Effective Time shall be converted into a PubCo Warrant (or equivalent portion thereof), following which all such Parent Warrants shall cease to be outstanding and shall automatically be canceled and shall cease to exist. Each of the PubCo Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Parent Warrants. At or prior to the Effective Time, PubCo shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the PubCo Warrants remain outstanding, a sufficient number of shares of PubCo Common Stock for delivery upon the exercise of such PubCo Warrants.

(c)      Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Parent Common Stock held in the treasury of Parent and any shares of Parent Common Stock owned by any Subsidiary of Parent will be canceled automatically without conversion thereof and no payment or distribution will be made with respect thereto.

(d)     Equity Interests of Parent Merger Sub. At the Effective Time, by virtue of the Parent Merger and without any action on the part of any Party or the holders of any shares of capital stock of Parent or Parent Merger Sub, each share of common stock of Parent Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one (1) validly issued, fully paid and nonassessable share of common stock of the Parent Surviving Subsidiary and shall constitute the only outstanding shares of capital stock of the Parent Surviving Subsidiary.

Section 2.6          Conversion of Company Securities. At the Effective Time, by virtue of the Company Merger and without any action on the part of any Party or the holders of any of the following securities:

(a)      Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock, excluding shares of Company Common Stock to be canceled pursuant to Section 2.6(b), Exercised Option Shares which are subject to the provisions of Section 2.7, and any Company Dissenting Shares, will be canceled and convert automatically into the right to receive the following: (i) an amount in cash equal to the Cash Amount rounded up to the nearest whole cent; (ii) a number of shares of PubCo Common Stock equal to the Stock Amount; and (iii) a contingent right to a portion of the Escrow Amount, Administrative Expense Amount, any additional consideration received pursuant to Section 2.12, any Bonus Repayment Amount and any amounts payable pursuant to the Tax Receivables Agreement (clauses (i) through (iii) collectively, the “Stock Consideration”), in each case, payable, without interest, to the applicable Company Stockholder in accordance with Section 2.3(a) and Section 2.10.

(b)     Cancellation of Treasury Stock and Company-Owned Stock. Each share of Company Common Stock held in the treasury of the Company (including, if applicable, the Contingent Stock Purchase Shares) and any shares of Company Common Stock owned by PubCo or any Subsidiary of the Company will be canceled automatically without conversion thereof and no payment or distribution will be made with respect thereto.

(c)      Equity Interests of Company Merger Sub. At the Effective Time, by virtue of the Company Merger and without any action on the part of any Party or the holders of any shares of capital stock of the Company or any Company Merger Sub, (i) each share of common stock of Company Merger Sub 1 issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one (1) validly issued, fully paid and nonassessable share of common stock of the Company Surviving Subsidiary and shall constitute the only outstanding shares of capital stock of the Company Surviving Subsidiary, (ii) each share of common stock of Company Merger Sub 2 issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one (1) validly issued, fully paid and nonassessable share of common stock of Atkins Nutritionals Holdings, Inc. and shall constitute the only outstanding shares of capital stock of Atkins Nutritionals Holdings, Inc., (iii) each share of common stock of Company Merger Sub 3 issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one (1) validly issued, fully paid and nonassessable share of common stock of Atkins Nutritionals Holdings II, Inc. and shall constitute the only outstanding shares of capital stock of Atkins Nutritionals Holdings II, Inc., and (iv) each share of common stock of Company Merger Sub 4 issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one (1) validly issued, fully paid and nonassessable share of common stock of Atkins Nutritionals, Inc. and shall constitute the only outstanding shares of capital stock of Atkins Nutritionals, Inc.

Section 2.7          Treatment of Options.

(a)      Prior to the Effective Time, the Company shall, subject to and conditioned upon the Closing, take all necessary action, which action will be effective as of the Effective Time, to:

(i)          terminate the Stock Option Plan and all Option Agreements; and

(ii)         cancel each Option (whether vested or unvested), but excluding, for the avoidance of doubt, any Options exercised prior to the Effective Time.

(b)     With respect to any unvested Option, such Option shall be canceled and terminated at the Effective Time for no consideration, and the Option Holder holding such unvested Option shall have no further rights in respect thereof.

(c)      The Company shall send written notice of the transactions contemplated hereby (an “Option Notice”) to each Option Holder holding vested Options (including those Options that would vest in connection with the transactions contemplated by this Agreement) (“Vested Options”) at least six (6) days prior to the Closing Date in accordance with the Stock Option Plan and the applicable Option Agreement. The Option Notice shall offer the applicable Option Holder, upon the entry into a general release of claims and any other documentation provided for under the Stock Option Plan and the applicable Option Agreement, the opportunity to exercise his or her Vested Options in connection with, and conditioned upon the occurrence of, the Closing. If any such Option Holder elects to exercise his or her Vested Options in accordance with the terms of the Option Notice (such Option Holder, an “Exercising Option Holder”), such Vested Options shall be exercised, conditioned upon the occurrence of the Closing, and the Company shall issue to such Option Holder such number of shares of Company Common Stock for which such Vested Options are exercised immediately prior to the Effective Time (the “Exercised Option Shares”), and from and after such time such Option Holder shall be deemed to be a holder of Company Common Stock hereunder; provided, that, all payments with respect to Company Common Stock held pursuant to such exercise shall be made as provided in Section 2.7(e). The Vested Options formerly held by such Option Holder shall terminate upon such exercise.

(d)     To the extent any Option Holder fails to elect to exercise his or her Vested Options in accordance with the terms of the Option Notice, such unexercised Vested Options shall be canceled and terminated at the Effective Time for no consideration, in accordance with the Stock Option Plan and the applicable Option Agreement, and the Option Holder holding such unexercised Vested Options shall have no further rights in respect thereof.

(e)      With respect to any Exercised Option Shares, such Exercised Option Shares shall be cancelled and terminated at the Effective Time, and the Exercising Option Holder thereof shall be entitled to receive: (i) an amount in cash equal to (A) the Cash Amount, multiplied by (B) the number of Exercised Option Shares (the “Exercised Option Shares Cash Consideration”); (ii) a number of shares of PubCo Common Stock equal to the Stock Amount, multiplied by the number of Exercised Option Shares (the “Exercised Option Shares Stock Consideration”); and (iii) a contingent right to a portion of the Escrow Amount, Administrative Expense Amount, any additional consideration received pursuant to Section 2.12, any Bonus Repayment Amount and any amounts payable pursuant to the Tax Receivables Agreement (clauses (i) through (iii) collectively, the “Exercised Option Shares Consideration”), in each case payable, without interest, to the applicable Exercising Option Holder in accordance with Section 2.10; provided, however, that the Company will offset against the payment of the Exercised Option Shares Cash Consideration the aggregate exercise price per share of Company Common Stock issuable under the Option with respect to the Exercised Option Shares received. Payment pursuant to this Section 2.7(e) shall constitute the sole consideration payable in respect of the Exercised Option Shares, and no consideration shall be paid in respect of any other Options.

Section 2.8          Treatment of Warrants.

(a)      At least ten (10) Business Days prior to the Closing Date, the Company shall send a notice (the “Warrant Notice”) to the Warrant Holder in accordance with the terms and conditions of the Warrant Agreement, notifying the Warrant Holder of the transactions contemplated hereby.

(b)     If the Warrant Holder does not exercise its Put Right (as defined in the Warrant Agreement) at least five (5) Business Days prior to the Closing Date, the Company shall exercise its Call Right (as defined in the Warrant Agreement) prior to the Closing. The Company shall consummate the Put Closing (as defined in the Warrant Agreement) or its Call Right (as defined in the Warrant Agreement) at the Effective Time, conditioned upon the occurrence of the Closing.

Section 2.9          Exchange Procedures for Parent Stockholders.

(a)      Parent Exchange Fund. At the Effective Time, PubCo shall deposit, or shall cause to be deposited, with the Exchange Agent, in trust for the benefit of the Parent Stockholders, evidence of book-entry shares representing a number of whole shares of PubCo Common Stock equal to the number of issued and outstanding shares of Parent Common Stock as of immediately prior to the Effective Time. Any such shares of PubCo Common Stock deposited with the Exchange Agent, shall be referred to as the “Parent Exchange Fund”. The Parent Exchange Fund shall be subject to the terms of this Agreement and the Exchange Agent Agreement. Subject to this Section 2.9, at the Closing, PubCo shall cause to be issued or paid from the Parent Exchange Fund to each Parent Stockholder that holds Parent Common Stock (other than shares of Parent Common Stock to be canceled pursuant to Section 2.5(c) and any Parent Redeemed Shares) immediately prior to the Effective Time, evidence of book-entry shares representing the number shares of PubCo Common Stock equal to the number of shares of Parent Common Stock held by such Parent Stockholder.

(b)     Exchange Procedures. Prior to the Closing, Parent shall mail or otherwise deliver, or shall cause the Exchange Agent to mail or otherwise deliver, to each Parent Stockholder entitled to convert its Parent Common Stock pursuant to Section 2.5(a), a Parent Letter of Transmittal substantially in the form of Exhibit B attached hereto, with such changes as may be agreed between the Company and Parent prior to the Closing or as may be reasonably required by the Exchange Agent (the “Parent Letter of Transmittal”). Subject to the satisfaction of the conditions in Article VI, in the event that at least three (3) Business Days prior to the Closing Date, a Parent Stockholder does not deliver to the Exchange Agent a duly executed and completed Parent Letter of Transmittal, then such failure shall not alter, limit or delay the Closing; provided, that such Parent Stockholder shall not be entitled to receive its PubCo Common Stock until such Person delivers a duly executed and completed Parent Letter of Transmittal to the Exchange Agent. Upon delivery of such duly executed Parent Letter of Transmittal by such Parent Stockholder to the Exchange Agent, such Parent Stockholder shall be entitled to receive, subject to the terms and conditions of this Agreement, shares of PubCo Common Stock in respect of his, her or its shares of Parent Common Stock referenced in such Parent Letter of Transmittal. Until surrendered as contemplated by this Section 2.9, each share of Parent Common Stock shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the shares of PubCo Common Stock to which such Parent Stockholder is entitled pursuant to this Article II.

(c)      No Further Rights. All shares of PubCo Common Stock paid upon the surrender of Parent Common Stock in accordance with the terms of this Article II shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the securities represented by such Parent Common Stock and there shall be no further registration of transfers on the stock transfer books of the Parent Surviving Subsidiary of the shares of Parent Common Stock that were issued and outstanding immediately prior to the Effective Time. From and after the Effective Time, holders of Parent Common Stock shall cease to have any rights as stockholders of Parent, except as provided in this Agreement or by applicable Law.

(d)     Dividends. No dividends or other distributions declared with respect to PubCo Common Stock, the record date for which is at or after the Effective Time, shall be paid with respect to any Parent Redeemed Shares or to any Parent Stockholder that has not delivered a properly completed, duly executed Parent Letter of Transmittal. After the delivery of a Parent Letter of Transmittal, such Parent Stockholder shall be entitled to receive any such dividends or other distributions, without any interest thereon, which had become payable with respect to PubCo Common Stock issuable to such Parent Stockholder.

(e)      Parent Redeemed Shares. Any share of Parent Common Stock held by any Parent Stockholder that exercises redemption rights pursuant to the Offer (a “Parent Redeemed Share”) shall be canceled and converted into the right to receive the consideration set forth in the Offer. The Parent Parties shall give the Stockholders’ Representative prompt notice of the exercise of any redemption rights pursuant to the Offer.

Section 2.10       Exchange Procedures for Company Stockholders and Exercising Option Holders.

(a)      Payment Procedures. Prior to the Closing, the Company shall mail or otherwise deliver, or shall cause the Exchange Agent to mail or otherwise deliver, to (i) each Company Stockholder entitled to receive the Stock Consideration pursuant to Section 2.6(a), a letter of transmittal substantially in the form of Exhibit C attached hereto, with such changes as may be agreed between the Company and Parent prior to the Closing or as may be reasonably required by the Exchange Agent (the “Company Letter of Transmittal”), and (ii) to each Exercising Option Holder entitled to receive the Exercised Option Shares Consideration pursuant to Section 2.7, an Option Exercise Agreement substantially in the form of Exhibit D attached hereto (the “Option Exercise Agreement”), together with any notice required pursuant to Section 262 of the DGCL. Subject to the satisfaction of the conditions in Article VI, in the event that at least three (3) Business Days prior to the Closing Date, (A) a Company Stockholder does not deliver to the Exchange Agent a duly executed and completed Company Letter of Transmittal, or (B) an Exercising Option Holder does not deliver to the Company a duly executed and completed Option Exercise Agreement, then, in each case, such failure shall not alter, limit or delay the Closing; provided, that such Company Stockholder or Exercising Option Holder, as the case may be, shall not be entitled to receive its respective Stock Consideration or Exercised Option Shares Consideration, as applicable, until such Person delivers a duly executed and completed Company Letter of Transmittal or Option Exercise Agreement, as applicable, to the Exchange Agent (in the case of a Company Letter of Transmittal) or the Company Surviving Subsidiary (in the case of an Option Exercise Agreement). Upon delivery of such duly executed Company Letter of Transmittal by such Company Stockholder to the Exchange Agent, such Company Stockholder shall be entitled to receive, subject to the terms and conditions of this Agreement, the Stock Consideration in respect of his, her or its shares of Company Common Stock referenced in such Company Letter of Transmittal. Until surrendered as contemplated by this Section 2.10, each share of Company Common Stock shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Stock Consideration to which such Company Stockholder is entitled pursuant to this Article II. Upon the delivery to the Company Surviving Subsidiary of a duly executed Option Exercise Agreement, payment of the Exercised Option Shares Consideration (without interest) to such Exercising Option Holder in respect of his, her or its Exercised Option Shares shall be made by or on behalf of the Company Surviving Subsidiary.

(b)     No Further Rights. All Stock Consideration paid upon the surrender of Company Common Stock in accordance with the terms of this Article II shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the securities represented by such Company Common Stock and there shall be no further registration of transfers on the stock transfer books of the Company Surviving Subsidiary of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time. From and after the Effective Time, holders of Company Common Stock shall cease to have any rights as stockholders of the Company, except as provided in this Agreement or by applicable Law.

(c)      Changes in Parent Stock. If at any time between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock or Parent Class B Stock shall have been increased, decreased, changed into or exchanged for a different number of kind of shares or securities as a result of a subdivision, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, combination or other similar change in capitalization, in each case other than in connection with the Parent Merger, then the definition of Total Share Count and Reference Price shall be equitably adjusted to reflect such change; provided, that nothing in this Section 2.10(c) shall be construed to permit Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(d)     Fractional Shares. Notwithstanding anything to the contrary contained herein, no evidence of book-entry shares representing fractional shares of PubCo Common Stock shall be issued in exchange for Parent Common Stock, Company Common Stock or Exercised Option Shares. In lieu of the issuance of any such fractional share, PubCo shall pay to each former holder of Parent Common Stock, Company Common Stock or the Exercised Option Shares who otherwise would be entitled to receive such fractional share an amount in cash (rounded up to the nearest cent) determined by multiplying (i) the Reference Price by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of PubCo Common Stock which such holder would otherwise be entitled to receive pursuant to this Article II.

(e)      Dividends. No dividends or other distributions declared with respect to PubCo Common Stock, the record date for which is at or after the Effective Time, shall be paid to any Company Stockholder that has not delivered a properly completed, duly executed Company Letter of Transmittal or to any Exercising Option Holder that has not delivered a properly completed, duly executed Option Exercise Agreement. After the delivery of such materials, the Company Stockholder or Exercising Option Holder, as applicable, shall be entitled to receive any such dividends or other distributions, without any interest thereon, which had become payable with respect to PubCo Common Stock issuable to such Company Stockholder or Exercising Option Holder.

(f)      Company Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, any Company Dissenting Share shall not be converted into the right to receive its applicable portion of the Merger Consideration but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Company Dissenting Share pursuant to the DGCL. Each holder of Company Dissenting Shares who, pursuant to the DGCL, becomes entitled to payment thereunder for such shares shall receive payment therefor in accordance with the DGCL (but only after the value therefor shall have been agreed upon or finally determined pursuant to the DGCL). If, after the Effective Time, any Company Dissenting Share shall lose its status as a Company Dissenting Share, then any such share shall immediately be converted into the right to receive its applicable portion of the Merger Consideration as if such share never had been a Company Dissenting Share, and PubCo shall deliver, or cause to be delivered in accordance with the terms of this Agreement, to the holder thereof, following the satisfaction of the applicable conditions set forth in this Section 2.10, its applicable portion of the Merger Consideration as if such share had never been a Company Dissenting Share. The Company shall give PubCo (a) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company, and (b) the right to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of PubCo, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand with respect to any Company Dissenting Share. The Company and the Stockholders’ Representative shall (or shall cause their Affiliates to) enforce any contractual waivers that the Equity Holders have granted regarding appraisal rights that would apply to the Company Merger.

Section 2.11       Withholding Rights. Each of the Parties, the Parent Surviving Subsidiary, the Company Surviving Subsidiary, the Escrow Agent and the Exchange Agent are entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to such payment under all applicable Laws. To the extent that amounts are so withheld by the Parties, the Parent Surviving Subsidiary, the Company Surviving Subsidiary, the Escrow Agent or the Exchange Agent, as the case may be, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Parent Stockholders or the Equity Holders in respect of which such deduction and withholding was made.

Section 2.12       Adjustment to the Merger Consideration.

(a)      The Merger Consideration shall be increased or reduced as set forth in Section 2.12(f) hereof. Any increase or decrease in the Merger Consideration pursuant to this Section 2.12 shall be referred to as a “Merger Consideration Adjustment”. Any payments made in respect of any Merger Consideration Adjustment pursuant to this Section 2.12 shall be treated as an adjustment to the Merger Consideration for all Tax purposes unless otherwise required by any applicable Law.

(b)     Within ninety (90) days after the Closing Date, PubCo shall prepare and deliver to the Stockholders’ Representative a statement (the “Preliminary Closing Statement”), which sets forth PubCo’s calculation of (i) the Net Working Capital as of 11:59 p.m. Mountain Time on the day immediately preceding the Closing Date (the “Closing Net Working Capital”), (ii) the Cash and Cash Equivalents as of 11:59 p.m. Mountain Time on the day immediately preceding the Closing Date (the “Closing Cash”), (iii) the Indebtedness of the Company and the Company Subsidiaries as of immediately prior to the Closing (the “Closing Indebtedness”), and (iv) the Company Transaction Expenses as of immediately prior to the Closing (the “Closing Company Transaction Expenses”), in each case prepared in accordance with GAAP, and to the extent in accordance with GAAP, the accounting principles, policies, procedures, practices, applications and methodologies used in preparing the Financial Statements, along with reasonable supporting detail to evidence PubCo’s calculations, explanations and assumptions for the calculation of such amounts.

(c)      The Stockholders’ Representative shall have a period of thirty (30) days after the date it receives the Preliminary Closing Statement from PubCo to deliver to PubCo written notice of the Stockholders’ Representative’s disagreement with any item contained in the Preliminary Closing Statement, which notice shall set forth in reasonable detail the basis for such disagreement (a “Notice of Disagreement”). During the thirty (30) day period following the Stockholders’ Representative’s receipt of the Preliminary Closing Statement, PubCo shall (i) permit the Stockholders’ Representative and its accountants to consult with the Company and PubCo’s accountants as reasonable, and (ii) provide to the Stockholders’ Representative and its accountants reasonable access during normal business hours and under reasonable circumstances to all relevant books and records and any work papers (including those of PubCo’s accountants subject to the execution of appropriate agreements with PubCo’s accountants) relating to the preparation of the Preliminary Closing Statement. If a Notice of Disagreement is received by PubCo, then the Preliminary Closing Statement (as revised in accordance with clause (A) or (B) below) shall become the Final Closing Statement and become final and binding upon the Parties on the earlier of the date (A) on which the Stockholders’ Representative and PubCo resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement, and (B) all matters in dispute are finally resolved in writing by the Accounting Firm. During the sixty (60) days following PubCo’s receipt of a Notice of Disagreement, PubCo and the Stockholders’ Representative shall seek in good faith to resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement, and upon such resolution, the Final Closing Statement shall be prepared in accordance with the agreement of PubCo and the Stockholders’ Representative.

(d)     If PubCo and the Stockholders’ Representative are unable to resolve the disputed items set forth in the Notice of Disagreement within thirty (30) days following PubCo’s receipt of such Notice of Disagreement (or such longer period as PubCo and the Stockholders’ Representative may mutually agree in writing), following notice of such dispute, such dispute shall be submitted to, and all issues having a bearing on such dispute shall be resolved by, (i) the dispute resolution group of BDO New York, or (ii) in the event such accounting firm is unable or unwilling to take such assignment, the dispute resolution group of a nationally recognized accounting firm mutually agreed upon by PubCo and the Stockholders’ Representative or, if PubCo and the Stockholders’ Representative cannot agree on an accounting firm within sixty (60) days after timely delivery of a Notice of Disagreement, each of PubCo and the Stockholders’ Representative shall select a nationally recognized accounting firm and such two (2) accounting firms shall designate the dispute resolution group of a third nationally recognized accounting firm that neither presently is, nor in the past three (3) years has been, engaged by either Party or any of their respective Affiliates. The “Accounting Firm” means either (x) the dispute resolution group of BDO New York, (y) the accounting firm so agreed to by PubCo and the Stockholders’ Representative, or (z) the third accounting firm so selected by the two (2) accounting firms, in each case in accordance with this Section 2.12(d). PubCo and the Stockholders’ Representative shall submit to the Accounting Firm, as experts and not as arbitrators, for review and resolution all matters (but only such matters) that are set forth in the Notice of Disagreement which remain in dispute. PubCo and the Stockholders’ Representative shall instruct the Accounting Firm to select one (1) of its partners experienced in purchase price adjustment disputes to make a final determination of the Closing Net Working Capital, Closing Cash, Closing Indebtedness and Closing Company Transaction Expenses calculated with reference to the items that are in dispute as set forth in the Notice of Disagreement. PubCo and the Stockholders’ Representative shall instruct the Accounting Firm that, in resolving PubCo items in the Notice of Disagreement that are still in dispute and in determining the Closing Net Working Capital, Closing Cash, Closing Indebtedness and Closing Company Transaction Expenses, the Accounting Firm shall (i) not assign to any item in dispute a value that is (A) greater than the greatest value for such item assigned by PubCo, on the one hand, or the Stockholders’ Representative, on the other hand, or (B) less than the smallest value for such item assigned by PubCo, on the one hand, or the Stockholders’ Representative, on the other hand, (ii) make its determination based on an independent review (which will be in accordance with the guidelines and procedures set forth in this Agreement) and a single written presentation submitted by each of PubCo and the Stockholders’ Representative and a single written response of each of PubCo and the Stockholders’ Representative to each such presentation so submitted (iii) render a final resolution in writing to PubCo and the Stockholders’ Representative (which final resolution shall be requested by PubCo and the Stockholders’ Representative to be delivered not more than thirty (30) days following submission of such disputed matters to the Accounting Firm), which, absent manifest error, shall be final, conclusive and binding on the Parties with respect to the Closing Net Working Capital, Closing Cash, Closing Indebtedness and Closing Company Transaction Expenses, and (iv) provide a written report to PubCo and the Stockholders’ Representative, if requested by either of them, which sets forth in reasonable detail the basis for the Accounting Firm’s final determination. The fees and expenses of the Accounting Firm shall be allocated between PubCo, on the one hand, and the Equity Holders, on the other hand, based upon the percentage by which the portion of the contested amount not awarded to each of PubCo and the Stockholders’

Representative bears to the amount actually contested by such Party; provided, that any amount owed by the Equity Holders shall be satisfied solely from the Escrow Fund.

(e)      The Preliminary Closing Statement (as adjusted by the agreement of the Parties or at the direction of the Accounting Firm, as applicable) shall be deemed final for the purposes of this Section 2.12 upon the earliest of the (i) failure of the Stockholders’ Representative to notify PubCo of a dispute within thirty (30) days after the Stockholders’ Representative receives the Preliminary Closing Statement, (ii) resolution of all disputes, pursuant to Section 2.12(c), by PubCo and the Stockholders’ Representative, and (iii) resolution of all disputes, pursuant to Section 2.12(d), by the Accounting Firm.

(f)      Within five (5) Business Days following the determination of the Final Closing Statement, the Final Closing Net Working Capital, Final Closing Cash, Final Closing Indebtedness and Final Closing Company Transaction Expenses in accordance with Section 2.12(c) or Section 2.12(d), as applicable:

(i)          if there is a Final Deficit, then PubCo shall be entitled to claim solely from the Escrow Fund an amount of cash equal to the lesser of (A) the remaining amount of the Escrow Fund, and (B) the Final Deficit, and PubCo and the Stockholders’ Representative shall promptly deliver a joint written instruction to the Escrow Agent instructing it to release such amount to PubCo; and

(ii)         if there is a Final Surplus, then PubCo shall pay to the Exchange Agent, on behalf of the Company Stockholders and the Exercising Option Holders, an amount of cash equal to such Final Surplus, which the Exchange Agent shall distribute to the Company Stockholders and the Exercising Option Holders in accordance with their respective Pro Rata Percentages.

(g)     All payments required under this Section 2.12 shall be made in cash by wire transfer of immediately available funds to such bank account(s) as shall be designated in writing by the recipient(s).

(h)      If any amounts remain in the Escrow Fund after giving effect to the payments in Section 2.12(f), PubCo and the Stockholders’ Representative shall promptly deliver a joint written instruction to the Escrow Agent instructing it to release to the Exchange Agent, on behalf of the Company Stockholders and the Exercising Option Holders, an amount of cash equal to such remaining Escrow Fund, which the Exchange Agent shall distribute to the Company Stockholders and the Exercising Option Holders in accordance with their respective Pro Rata Percentages.

(i)       The issuance of Exercised Option Shares to an Exercising Option Holder in respect of a Vested Option shall be treated for Tax purposes as a payment, when and if made, of compensation for services in an amount equal to the fair market value of the Exercised Option Shares (which, for the avoidance of doubt, shall reflect the full fair market value of payments under the Tax Receivables Agreement and on account of the Bonus Repayment Amount, in each case, in respect of such Exercised Option Shares) issued to the Exercising Option Holder, reduced by the applicable exercise price relating to such Exercised Option Shares. The Exercised Option Shares Cash Consideration shall be reduced by the amount of any required federal, foreign, provincial, state, or local withholding Taxes payable by the Company with respect to such exercise of the Vested Option and issuance of Exercised Option Shares; provided, however, that if the Exercising Option Holder’s Exercised Option Shares Cash Consideration is less than the amount of such required withholding Taxes (such shortfall, the “Underpaid Tax Amount”), the Exercising Option Holder shall pay to the Company in cash, or make arrangements satisfactory to the Company regarding the payment of, the Underpaid Tax Amount. PubCo shall pay or shall cause the Company to pay such withholding Taxes to the applicable Governmental Entities as required by Law.

Section 2.13       Tax Consequences. It is intended by the Parties that the Mergers shall, collectively, constitute a transaction described in Section 351 of the Code.

Article III

REPRESENTATIONS AND WARRANTIES OF THE GROUP COMPANIES

Except in each case as set forth in the applicable disclosure schedules, corresponding to the referenced section below or where its relevance as an exception to (or disclosure for purposes of) such representation or warranty is reasonably apparent, delivered by the Company to the Parent Parties concurrently with the execution of this Agreement (the “Schedules”), and subject to the terms, conditions and limitations set forth in this Agreement, the Company hereby represents and warrants to the Parent Parties, as of the date of this Agreement and the Closing Date, as follows:

Section 3.1          Organization.

(a)      Each Group Company is a corporation or other entity duly incorporated or organized, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation or organization.

(b)     Each Group Company has all requisite power and authority to own, lease and operate its properties and to carry on in all material respects its businesses. Each Group Company is duly qualified, licensed or registered as a foreign entity to transact business under the Laws of each jurisdiction where the character of its properties or assets owned, leased or operated by it, or the location of the properties or assets owned, leased or operated by it, requires such qualification, licensing or registration, except where the failure of such qualification, licensing or registration would not reasonably be expected to have a Material Adverse Effect.

Section 3.2          Authorization. Each Group Company has the requisite corporate or limited liability company power and authority, as applicable, to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, subject in the case of the consummation of the Company Merger, to the approval and adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock (the “Requisite Company Approval”). The Requisite Company Approval is the only vote or approval of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and any Ancillary Agreement and to approve the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or limited liability company actions, as applicable. Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by each other party hereto and thereto, this Agreement and the Ancillary Agreements constitute the legal, valid and binding obligation of each Group Company, enforceable against each Group Company in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

Section 3.3          Capitalization.

(a)      The authorized capital stock of the Company consists only of 600,000.00 shares of Company Common Stock. As of the date hereof, there are 508,519.2 shares of Company Common Stock issued and outstanding. All of the issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable. None of the issued and outstanding shares of Company Common Stock were issued in violation of any preemptive rights, Laws or Orders, and are owned, beneficially and of record, by the Equity Holders. Except as set forth on Schedule 3.3(a), there are no stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit, other equity-based compensation award or similar rights with respect to the Company and no options, warrants, rights, convertible or exchangeable securities, “phantom” rights, appreciation rights, performance units, commitments or other agreements obligating either the Equity Holders or the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of Company Common Stock, or any other interest in the Company, including any security convertible or exercisable into Company Common Stock. Schedule 3.3(a) sets forth the name of each Option Holder and the maximum number of shares of Company Common Stock that are issuable (as of the date hereof) pursuant to such Option held by the Option Holder. Except as set forth on Schedule 3.3(a), there are no Contracts to which the Company is a party which require the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock or securities convertible into or exchangeable for shares of Company Common Stock or to make any investment in any other Person.

(b)     Except as set forth on Schedule 3.3(b), all of the outstanding equity securities of each Company Subsidiary are duly authorized, validly issued, fully paid, nonassessable, free of preemptive rights, restrictions on transfer (other than restrictions under applicable federal, state and other securities Laws), and are owned by the Company, whether directly or indirectly, free and clear of all Liens. There are no options, warrants, convertible securities, stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit, other equity-based compensation award or similar rights with respect to any Company Subsidiary and no rights, exchangeable securities, securities, “phantom” rights, appreciation rights, performance units, commitments or other agreements relating to the equity securities of any Company Subsidiary or obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any equity securities of, or any other interest in, any Company Subsidiary, including any security convertible or exercisable into equity securities of any Company Subsidiary. There are no Contracts to which any Company Subsidiary is a party which require such Company Subsidiary to repurchase, redeem or otherwise acquire any equity securities or securities convertible into or exchangeable for such equity securities or to make any investment in any other Person.

(c)      Except as set forth on Schedule 3.3(c), there are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of any shares of Company Common Stock or any other interests in the Company. No Company Subsidiary owns any equity interest in the Company. There are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to any equity securities of or any other interests in any Company Subsidiary.

Section 3.4          Company Subsidiaries. Schedule 3.4 sets forth a true and complete list of (a) the Company Subsidiaries, listing for each Company Subsidiary its name, type of entity, the jurisdiction of its incorporation or organization, and (b) its authorized capital stock, the number and type of its issued and outstanding shares of capital stock and the current ownership of such shares.

Section 3.5          Consents and Approvals; No Violations. Except as set forth on Schedule 3.5, and subject to the receipt of the Requisite Company Approval, the filing of the Parent Certificate of Merger and the Company Certificate of Merger, and the applicable requirements of the HSR Act, neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement will (a) conflict with or result in any material breach of any provision of the Organizational Documents of any Group Company, (b) require any filing with, or the obtaining of any material consent or approval of, any Governmental Entity, (c) result in a material violation of or a material default (or give rise to any right of termination, cancellation, or acceleration) under, any of the terms, conditions or provisions of any Company Material Contract, (d) result in the creation of any Lien upon any of the properties or assets of any Group Company (other than Permitted Liens), or (e) except for violations which would not prevent or delay the consummation of the transactions contemplated by this Agreement, violate in any material respect any Law, Order, or Lien applicable to any Group Company, excluding from the foregoing clauses (b), (c) and (e), such requirements, violations or defaults which would not reasonably be expected to be material to the Group Companies, taken as a whole.

Section 3.6          Financial Statements.

(a)      The Company has made available to Parent copies of the audited consolidated balance sheet of the Company as of August 27, 2016 and August 29, 2015, and the related audited consolidated statements of operations and cash flows of the Company for each of the 52 weeks ended August 27, 2016, December 27, 2014 and December 28, 2013 and for the 35 weeks ended August 29, 2015, together with all related notes and schedules thereto, accompanied by the report thereon of the Company’s independent auditors (collectively referred to as the “Financial Statements”), and the unaudited consolidated balance sheet of the Company as of February 25, 2017 (the “Interim Balance Sheet”) and February 27, 2016 and the related unaudited consolidated statements of operations and cash flows of the Company for the 26-week periods then ended (together with the Interim Balance Sheet, the “Interim Financial Statements”). Except as set forth on Schedule 3.6, each of the Financial Statements and the Interim Financial Statements (a) has been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and (b) fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes.

(b)     The books of account and other financial records of the Company have been kept accurately in all material respects in the Ordinary Course, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Company have been properly recorded therein in all material respects. The Company has established and maintains a system of internal accounting controls which is intended to provide, in all material respects, reasonable assurance: (i) that transactions, receipts and expenditures of the Company are being executed and made only in accordance with appropriate authorizations of management of the Company, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company, (iv) that the amount recorded for assets on the books and records of the Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any difference and (v) that accounts, notes and other receivables and inventory are recorded accurately.

Section 3.7          No Undisclosed Liabilities. Except as set forth in the Interim Balance Sheet or on Schedule 3.7, the Group Companies do not have any liabilities or obligations of the type required to be disclosed in the Interim Balance Sheet in accordance with GAAP, except for liabilities or obligations (a) incurred or accrued since the Balance Sheet Date in the Ordinary Course, (b) that arise under any Company Material Contract, none of which arose out of a breach of Contract or violation of Law, (c) incurred since the Balance Sheet Date pursuant to or in connection with this Agreement or the transactions contemplated hereby, (d) disclosed in this Agreement (or the Schedules), or (e) that are accurately accrued or reserved against on the face of the Interim Balance Sheet, the Interim Financial Statements, or the Financial Statements.

Section 3.8          Absence of Certain Changes. Except as set forth on Schedule 3.8, since the Balance Sheet Date:

(a)      the Group Companies have conducted their business in all material respects in the Ordinary Course;

(b)     there has been no Material Adverse Effect;

(c)      there has been no casualty, loss, damage or destruction of any property that is material to the Group Companies, taken as a whole, and that is not covered by insurance;

(d)     there has been no change in the accounting methods or practices of any Group Company or any change in depreciation or amortization policies or rates theretofore adopted by the Group Companies; and

(e)      no Group Company has taken any action or omitted to take an action, which, if taken or omitted to be taken after the date of this Agreement, would require the consent of Parent in accordance with Section 5.1(b)(i) through (iv), Section 5.1(b)(viii), Section 5.1(b)(ix), Section 5.1(b)(x), Section 5.1(b)(xvii) or Section 5.1(b)(xxii).

Section 3.9          Real Estate.

(a)      No Group Company owns a fee interest in any real property.

(b)     Schedule 3.9(b) lists each real property leased, subleased, licensed or otherwise used or occupied by any Group Company (each, a “Leased Real Property” and collectively, the “Leased Real Properties”), and sets forth the name of the landlord, the name of the entity holding such leasehold interest and the street address of each Leased Real Property.

(c)      True, correct and complete copies of all leases, amendments, extensions, guaranties and other material agreements thereto with respect to the Leased Real Properties (individually, a “Lease” and collectively, the “Leases”) have been made available to Parent. Schedule 3.9(b) sets forth a true and complete list of all Leases, including the date and name of the parties to each Lease.

(d)     The leasehold interests of the Group Companies and the Leased Real Properties constitute all of the real property owned, leased, occupied or otherwise utilized in connection with the business of the Group Companies.

(e)      Except as set forth on Schedule 3.9(e), with respect to each of the Leased Real Property: (i) the Lease for such Leased Real Property is legal, valid, binding, enforceable and in full force and effect in all material respects, subject to proper authorization and execution of such lease by the other party thereto and subject to bankruptcy, insolvency, reorganization, moratorium or similar Laws of general applicability relating to or affecting creditors’

rights and to general principles of equity; (ii) no Group Company is in material breach or material default under such Lease and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a material breach or material default under such Lease on the part of the applicable Group Company, nor, to the Knowledge of the Company, on the part of the other party thereto; (iii) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default thereunder which has not been replenished to the extent required under such Lease; (iv) no Group Company owes any brokerage commissions or finder’s fees with respect to such Lease; (v) no Group Company has subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property (or any portion thereof) that is the subject matter of such Lease; (vi) no Group Company has collaterally assigned or granted any other security interest in such Leased Real Property or any interest therein, and (vii) no Group Company’s possession and quiet enjoyment of the Leased Real Property under such Lease has been disturbed, and to the Knowledge of the Company, there are no disputes with respect to such Lease.

Section 3.10       Intellectual Property.

(a)      Schedule 3.10(a) contains a true, correct and complete list of all of the following Intellectual Property: (i) all registered Trademarks and pending Trademark applications owned by any of the Group Companies, including, as appropriate, registration and application dates and numbers; (ii) all registered copyrights and copyright applications owned by any of the Group Companies; including, as appropriate, registration and application dates and registration numbers; (iii) all domain names owned by the Group Companies, including the name of the registrant and the expiry date; (iv) all issued patents and pending applications owned by the Group Companies, including, as appropriate, issuance and application dates and numbers; and (v) all Company Software.

(b)     Except as set forth on Schedule 3.10(b), (i) all Trademarks owned by any Group Company that are material to the business of the Group Companies (“Company Material Trademarks”) have been registered with the United States Patent and Trademark Office and all corresponding non-U.S. registration offices where the Group Companies do material business related to the goods or services associated with such Trademarks, and are in compliance with all requirements of all applicable registration offices (including through the timely filing of all affidavits of use, incontestability, renewal applications, and other post-registration filings); (ii) no Person possesses any rights that would restrict or conflict in any material respect with the use by any Group Company of any Company Material Trademarks in the conduct of the business of the Group Companies anywhere in the United States or, to the Knowledge of the Company, in any other country in which any Group Company currently operates, or proposes to operate; (iii) each registered Company Material Trademark has been in continuous use by a Group Company since the date of first use alleged in such registration; and (iv) the Group Companies have enforced quality control over the licensees of all Company Material Trademarks adequate to maintain the validity and enforceability of such Company Material Trademarks, free of any claim of abandonment or non-use.

(c)      Except as set forth on Schedule 3.10(c), (i) a Group Company (x) exclusively owns and possesses all right, title and interest in or to, or (y) has the right pursuant to a Company IP Agreement to use, all Intellectual Property used or held for use in, the conduct of the business of the Group Companies (collectively, the “Company Intellectual Property”), free and clear of all Liens (other than Permitted Liens), (ii) the Company Registered IP is valid and enforceable (and there are no judgments finding any such Intellectual Property to be invalid or unenforceable), (iii) there are no proceedings pending or, to the Knowledge of the Company, threatened, that challenge the validity, use, ownership, registrability, or enforceability of the Company Owned Intellectual Property, and (iv) the Group Companies have paid all maintenance and other fees necessary to maintain the Company Registered IP until ninety (90) days after the Closing Date.

(d)     Schedule 3.10(d) sets forth a listing of all of the following to which any Group Company is a party: (i) Intellectual Property licenses, other than non-material Intellectual Property licenses entered into in the Ordinary Course, (ii) Contracts containing covenants not to sue for infringement, misappropriation, or other violations of Intellectual Property, and (iii) Contracts that contain options, rights of first refusal, or other contingent rights in or to Intellectual Property (collectively “Company IP Agreements”), other than licenses of commercially available, off-the-shelf computer software programs with a replacement cost and/or annual license, maintenance and other fees of less than $50,000, in the aggregate.

(e)      Except as set forth on Schedule 3.10(e): (i) neither the use of the Intellectual Property as currently used by the Group Companies in the conduct of their business, nor the conduct of their business as presently conducted, infringes, misappropriates or violates the rights of any Person in any Intellectual Property; and (ii) no Group Company has received any written notice in the past six (6) years alleging any of the same.

(f)      Except as set forth on Schedule 3.10(f): (i) there are no claims, proceedings, actions, suits, hearings, arbitrations, investigations, charges, complaints, demands or similar actions currently pending or threatened, or that have been brought within the last six (6) years, by any Group Company against any Person alleging infringement, misappropriation, or violation of any Company Intellectual Property; and (ii) to the Knowledge of the Company, no Person is currently infringing upon, misappropriating, or otherwise violating any of the Company Intellectual Property.

(g)     A Group Company owns all right, title and interest in and to, or is authorized to use pursuant to a Company IP Agreement or other valid written license, all Intellectual Property necessary for the conduct the business of the Group Companies.

(h)      Each Group Company has taken commercially reasonable measures to maintain enforce and protect all Company Owned Intellectual Property, including its trade secrets and other information. Except as set forth on Schedule 3.10(h), since December 8, 2010, each past and present employee, consultant, or contractor of any Group Company has entered into a written agreement pursuant to which such Person (i) agrees to protect the confidentiality of such trade secrets and other confidential information, and (ii) where such Person has been involved in the conception, development, reduction to practice or other creation of any Intellectual Property on behalf of a Group Company, assigns to a Group Company all of such Intellectual Property, without any further consideration, Liens, or restrictions whatsoever on the use or ownership of such Intellectual Property, and each such agreement is valid and enforceable in accordance with its terms, and, to the Knowledge of the Company, no such Person has breached any such agreement.

(i)       Except as set forth on Schedule 3.10(i), since December 8, 2010, there has not been any material failure, breakdown, continued substandard performance or other adverse event that has occurred with respect to any software, hardware, network or other computer systems owned, licensed, leased, or otherwise used or held for use in the conduct of the business of the Group Companies (collectively, the “Company Systems”). The Group Companies have put commercially reasonable safeguards in place to protect (i) the confidentiality, integrity, and security of the Company Systems and any Personal Data in any Group Company’s possession or control and (ii) the Company Systems and any such Personal Data from unauthorized access, use, modification or corruption. The Group Companies maintain and comply with commercially reasonable data backup, disaster avoidance, recovery and business continuity procedures. Except as set forth on Schedule 3.10(i), for the three (3) years prior to the date hereof, the Group Companies have been in material compliance with any applicable Data Security Requirements, and (x) no Person has made any illegal or unauthorized use of, or had unauthorized access to, the Company Systems or any Personal Data that was collected by or on behalf of the Group Companies or is in the possession or control of the Group Companies, and (y) to the Knowledge of the Company, no Group Company has been under any investigation by any Governmental Entity regarding its protection, storage, use or disclosure of Personal Data.

(j)       The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of, or payment of, any additional material amounts with respect to, nor require the consent of any other Person in respect of, each Group Company’s right to own, use, or hold for use any of the Company Intellectual Property or Company Systems in a manner substantially similar to the manner in which the Company Intellectual Property and Company Systems were owned, used, or held for use by such Group Company prior to the Closing Date.

Section 3.11       Litigation.

(a)      Except as set forth on Schedule 3.11, since December 31, 2012, there have not been, and there are no, Actions or Orders (including those brought or threatened by or before any Governmental Entity) pending or, to the Knowledge of the Company, threatened against or otherwise relating to any Group Company or any of their respective properties at Law or in equity, excluding, in each case, Actions or Orders that would not reasonably be expected to be material to the Group Companies, taken as a whole.

(b)     No Group Company has filed or intends to file any material Action against any other Person since December 31, 2012.

Section 3.12       Company Material Contracts.

(a)      Schedule 3.12(a) sets forth a true, correct and complete list of the following Contracts to which any Group Company is a party (“Company Material Contracts”):

(i)          any stockholder, partnership or other Contract with a holder of equity securities of any Group Company relating to their ownership of equity securities, investors’ rights agreement, voting agreement, right of first refusal and co-sale agreement, or registration rights agreement;

(ii)         any non-competition Contract or other Contract that purports to limit (A) the ability of any Group Company from operating or doing business in any location, market or line of business, or (B) the Persons to whom any Group Company may sell products or deliver services;

(iii)        any employment or consulting Contract with any employee or individual service provider of any Group Company that (A) provides annual compensation in excess of $150,000 or (B) is not terminable at-will and without any liability to any Group Company (other than standard employee confidentiality or non-disclosure agreements) or that cannot be terminated without the payment of severance or similar separation payments (except to the extent required by applicable Law);

(iv)       change in control, transaction bonus, stay and pay or similar agreements with any current or former (to the extent of any ongoing liability) employee or individual service provider of any Group Company;

(v)        Company IP Agreements;

(vi)       any Contract providing for indemnification by any Group Company of any Person, except for any such Contract that is entered into in the Ordinary Course;

(vii)      Contract evidencing Indebtedness of any Group Company;

(viii)     Contract under which any Group Company is lessee of or holds or operates any tangible property, including real property, owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $250,000;

(ix)       joint venture, strategic alliance and similar Contracts;

(x)        any Contracts listed on Schedule 3.21;

(xi)       any Contract (other than non-continuing purchase orders) with any Material Customer or Material Supplier;

(xii)      any Contract (other than non-continuing purchase orders) reasonably expected to result in future payments to or by any Group Company in excess of $500,000 per annum, except for Contracts that are terminable on less than 30 days’ notice without penalty;

(xiii)     any Contract that grants to any Person, other than a Group Company, (A) a most favored pricing provision or (B) any exclusive rights, rights of first refusal, rights of first negotiation or similar rights;

(xiv)     any Contract entered into in the last four (4) years for the settlement of any Action for which any Group Company has any ongoing liability or obligation;

(xv)      any Contract requiring or providing for any capital expenditure in excess of $500,000;

(xvi)     material interest rate, currency or other hedging Contract;

(xvii)    any Contract for (A) the divestiture of any material business, properties or assets of any Group Company or (B) the acquisition by any Group Company of any material operating business, properties or assets, whether by merger, purchase, sale of stock or assets or otherwise, in each case, which contains continuing obligations or liabilities with respect to a Group Company;

(xviii)   any material distributor, reseller, sales representative, marketing or advertising Contract (other than non-continuing purchase orders);

(xix)     any Contract containing any provision pursuant to which any Group Company will be obligated to make a payment to any Person at the Closing as a direct result of the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement;

(xx)      any Contract between any Group Company, on the one hand, and any officer, director or Affiliate (other than a wholly owned Subsidiary of the Company) of the Company or any Company Subsidiary or, to the Knowledge of the Company, any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which any Group Company has an obligation to indemnify such officer, director, Affiliate, associate or immediate family member; and

(xxi)     any other Contract (other than non-continuing purchase orders) not of the types described above in this Section 3.12 that involves consideration in excess of $1,000,000 in the current fiscal year of the Group Companies.

(b)     The Company Material Contracts (except those that are canceled, rescinded or terminated after the date hereof in accordance with their terms) are in full force and effect in all material respects in accordance with their respective terms with respect to the applicable Group Company, and, to the Knowledge of the Company, the other party thereto, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity. The applicable Group Company has performed all material obligations required to be performed by it under such Company Material Contracts, and none of the Group Companies or, to the Knowledge of the Company, the other parties thereto are in material breach or material default thereunder and, to the Knowledge of the Company, no event has occurred which would permit termination, modification or acceleration of any Company Material Contract by any party thereto. No Group Company has received notice of any current default under any Company Material Contract. None of the Group Companies has given notice of its intent to terminate, modify, amend or otherwise materially alter the terms and conditions of any Company Material Contract or has received any such written notice from any other party thereto, in each case, other than in connection with the scheduled end or termination or other non-breach related expiration of such Contract.

Section 3.13       Tax Returns; Taxes. Except as otherwise disclosed on Schedule 3.13:

(a)      all material Tax Returns of the Group Companies required to have been filed with any Governmental Entity in accordance with any applicable Law have been duly and timely filed and are correct and complete in all material respects;

(b)     all Taxes due and owing by any of the Group Companies have been paid in full;

(c)      there are not now any extensions of time in effect with respect to the dates on which any Tax Returns of the Group Companies were or are due to be filed;

(d)     all deficiencies asserted as a result of any examination of any Tax Returns of the Group Companies have been paid in full, accrued on the books of the Group Companies or finally settled;

(e)      no claims for additional Taxes have been asserted in writing within the last three (3) years and no proposals or deficiencies for any Taxes of the Group Companies are being asserted, proposed or, to the Knowledge of the Company, threatened, and no audit or investigation of any Tax Return of the Group Companies is currently underway, pending or, to the Knowledge of the Company, threatened;

(f)      the Group Companies have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid to any employee, independent contractor, creditor, stockholder or other third party;

(g)     there are no outstanding waivers or agreements by or on behalf of the Group Companies for the extension of time for the assessment of any material Taxes or any deficiency thereof and none of the Company or the Company Subsidiaries has waived any statute of limitations in respect of Taxes;

(h)      there are no Liens for Taxes against any asset of the Group Companies (other than Liens for Taxes which are not yet due and payable);

(i)       other than the Tax Receivables Agreement, no Group Company is a party to any Tax allocation or sharing agreement under which the Group Companies will have any liability after the Closing (excluding customary commercial agreements the primary subject of which is not Taxes);

(j)       no Group Company has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was the Company); or has any liability for the Taxes of any Person (other than any of the Company or the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise;

(k)      no Group Company is or has been a party to any “listed transaction,” as defined in Treasury Regulation Section 1.6011-4(b)(2);

(l)       no claim has ever been made by an Governmental Entity in a jurisdiction where the Group Companies do not file Tax Returns that any Group Company may be subject to taxation by that jurisdiction;

(m)    the Company has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

(n)      none of the assets of the Company and the Company Subsidiaries are an equity interest in an entity or arrangement classified as a partnership for United States federal, state or local income Tax purposes;

(o)     each Group Company is, and has been at all times since December 10, 2010, treated as a corporation for United States federal tax purposes;

(p)     no Group Company will be required to include any material item of income in, or exclude any material deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions as described in Treasury Regulations Section 1.1502-13 (or any corresponding or similar provision of state, local or foreign income Tax law) or excess loss account described in Treasury Regulations Section 1.1502-19 (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; (vi) election described in Section 108(i) of the Code (or any corresponding or similar provision of state, local or non-U.S. Law); and

(q)     none of the Company or any Company Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

Section 3.14       Environmental Matters.

(a)      Each Group Company is and has for the past three (3) years been in compliance in all material respects with all applicable Environmental Laws, which compliance has included obtaining and complying in all material respects with all Environmental Permits required pursuant to Environmental Laws for the occupation of its facilities and the operation of its business.

(b)     No Group Company has (i) treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, exposed any Person to, or released any Hazardous Substance, or (ii) owned or operated any facility or property which is or has been contaminated by any Hazardous Substance by any Group Company, in each case so as to give rise to any material liability of the Group Companies pursuant to any Environmental Laws.

(c)      None of the Group Companies has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any material obligation or liability of any other Person relating to any Hazardous Substance or Environmental Laws.

(d)     No Group Company has received written notice from any Governmental Entity or any Person that such Group Company is subject to any pending Action, Order or any actual or alleged liability (i) based upon any Environmental Law, including arising out of any act or omission of any Group Company or any of their respective employees, agents or Representatives, or (ii) relating to any Hazardous Substance, including claims arising out of the ownership, use, control or operation by any Group Company of any facility, site, area or property from which there was a Release of any Hazardous Substance.

Section 3.15       Licenses and Permits. Schedule 3.15 sets forth a true, correct and complete list of all material Licenses and approvals held by the Group Companies. To the Knowledge of the Company, the Group Companies own or possess all material Licenses that are necessary to enable them to carry on their respective operations as presently conducted.

Section 3.16       Company Benefit Plans.

(a)      Schedule 3.16(a) contains a true, correct and complete list of all Company Benefit Plans. With respect to each Company Benefit Plan, the Company has provided Parent true, correct and complete copies of the following documents, to the extent applicable: (i) the plan document and any related trust documents, and amendments thereto; (ii) the three most recent annual returns (Forms 5500 and schedules thereto) and the most recent actuarial report, if any; (iii) the most recent IRS determination, opinion or advisory letter; (iv) the summary plan description and any material modifications thereto; and (v) any related insurance contracts or funding arrangements.

(b)     Except as set forth on Schedule 3.16(b):

(i)          No Company Benefit Plan is a “multiemployer plan” (as defined in Sections 3(37) or 4001(a)(3) of ERISA), a “multiple employer plan” described in Section 413(c) of the Code, or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), and no Group Company has any current or contingent obligation or liability in connection with any such “multiemployer plan” or “multiple employer plan”;

(ii)         No Company Benefit Plan is and no Group Company has any current or contingent liability or obligation under or with respect to a plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 of the Code, and no Group Company has any current or contingent liability or obligation by reason of at any time being considered a single employer under Section 414 of the Code with any other Person;

(iii)        Each Company Benefit Plan and related trust has been established, administered, funded and operated in all material respects in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code), and all contributions, premiums, reimbursements, distributions or payments required to be made with respect to any Company Benefit Plan for all periods ending prior to or as of the Closing have been timely made;

(iv)       No liability, claim, action, proceeding, audit, investigation or litigation has been made, commenced or threatened with respect to any Company Benefit Plan (other than routine claims for benefits payable in the Ordinary Course and appeals of denied such claims);

(v)        Each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the U.S. Internal Revenue Service (the “IRS”), or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination letter or opinion letter or adversely affect the qualification of such Company Benefit Plan;

(vi)       No Group Company has incurred any penalty or Tax (whether or not assessed) under Section 4980H or Section 4980D of the Code and no Company Benefit Plan provides for post-employment or post-termination medical, health, or life insurance or any other welfare-type benefits to any current or former employee, officer or director of any Group Company or any other Person except as required by COBRA and for which the recipient pays the full cost;

(vii)      No Group Company or current or former employee, officer or director thereof or, to the Knowledge of the Company, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Company Benefit Plan or a breach of fiduciary duty (as determined under ERISA) with respect to a Company Benefit Plan that would result in the imposition of a penalty pursuant to Section 502 of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975 of the Code;

(viii)     No Group Company has filed an application under the IRS Employee Plans Compliance Resolution System or the Department of Labor’s Voluntary Fiduciary Correction Program with respect to any Company Benefit Plan with respect to which liability to a Group Company remains;

(ix)       Each Company Benefit Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated and administered in compliance with Section 409A of the Code and any proposed and final guidance under Section 409A of the Code; none of the Group Companies has any obligation to gross-up, indemnify or otherwise reimburse any individual with respect to any Tax, including under Sections 409A or 4999 of the Code; and

(x)        Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will, directly or indirectly, (A) result in any payment (whether in cash, property or the vesting of property), benefit or other right becoming due to any employee, officer, director or independent contractor (current or former) of the Group Companies, (B) increase any compensation or benefits otherwise payable under any Company Benefit Plan or otherwise, (C) result in the acceleration of the time of payment, funding or vesting of any such compensation, benefits, or other rights under any such Company Benefit Plan or otherwise, or (D) result in an obligation to fund or otherwise set aside assets to secure to any extent any of the obligations under any Company Benefit Plan.

(c)      Except as set forth on Schedule 3.16(c), each Option (i) has an exercise price at least equal to the fair market value of the underlying shares of Common Stock as of the grant date and any repricing with respect to the Options did not cause such Options to be deferred compensation under Section 409A of the Code or otherwise non-compliant under Section 409A of the Code; (ii) has not had its exercise date or grant date delayed or “back-dated”; and (iii) has been issued in compliance with all applicable Laws and properly accounted for in all respects in accordance with GAAP.

Section 3.17       Labor Relationships. Except as otherwise disclosed on Schedule 3.17:

(a)      None of the Group Companies’ employees are represented by a union, works council, labor organization or other employee representative body, nor are any of the Group Companies party to or bound by any collective bargaining agreement, works council agreement or other labor-related Contract or bargaining relationship with any union, works council, labor organization, or other employee representative body. There are no, and within the past five (5) years have been no, union organizing or decertification activities relating to employees of any of the Group Companies.

(b)     None of the Group Companies’ employees are a signatory to a collective bargaining agreement with any trade union, or, to the Knowledge of the Company, any labor organization or group, in each case with respect to their employment with any of the Group Companies.

(c)      No labor dispute, walk out, strike, hand billing, picketing, or work stoppage involving the employees of the Group Companies has occurred, is in progress or, to the Knowledge of the Company, has been threatened in the last three (3) years.

(d)     None of the Group Companies has any material liability with respect to any unpaid wages, salaries, wage premiums, commissions, bonuses, fees, or other compensation which has or have come due and payable to their current or former employees or independent contractors under applicable Law, Contract or policy, or with respect to the misclassification or treatment of any service providers to any of the Group Companies as an independent contractor, leased employee, or other non-employee.

(e)      To Knowledge of the Company, no Person is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation: (i) to the Group Companies or (ii) with respect to any Person who is a current employee or independent contractor of the Group Companies, to any third party with respect to such Person’s right to be employed or engaged by the Group Companies or to the knowledge or use of trade secrets or proprietary information.

(f)      The Group Companies are not and have not been: (i) a “contractor” or “subcontractor” (as defined by Executive Order 11246), (ii) required to comply with Executive Order 11246, (iii) required to maintain an affirmative action plan or (iv) party to, or bound by, any foreign, federal, state or local government contracts requiring the payment of prevailing wage rates and/or benefits to workers.

Section 3.18       International Trade & Anti-Corruption Matters.

(a)      None of the Group Companies, nor any of their respective officers, directors or employees, nor to the Knowledge of the Company, any agent or other third party representative acting on behalf of the Group Companies: (x) is currently, or has been in the last five (5) years: (i) a Sanctioned Person, (ii) organized, resident or located in a Sanctioned Country, (iii) engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws, or (iv) otherwise in violation of applicable Sanctions Laws, Ex-Im Laws, or the anti-boycott Laws administered by the U.S. Department of Commerce and the U.S. Department of Treasury’s Internal Revenue Service (collectively, “Trade Control Laws”); or (y) has at any time made or accepted any unlawful payment or given, offered, promised, or authorized or agreed to give, any money or thing of value, directly or indirectly, to any Government Official or other Person in violation of any applicable Anti-Corruption Laws. The Group Companies have maintained complete and accurate books and records, including records of payments to any agents, consultants, representatives, third parties and Government Officials.

(b)     During the five (5) years prior to the date hereof, none of the Group Companies have, in connection with or relating to the business of the Group Companies, received from any Governmental Entity or any other Person any notice, inquiry, or internal or external allegation, made any voluntary or involuntary disclosure to a Governmental Entity, or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Trade Control Laws or Anti-Corruption Laws.

(c)      None of the Group Companies has imported merchandise into the United States that has been or is covered by an anti-dumping duty order or countervailing duty order or is subject to or otherwise covered by any pending anti-dumping or countervailing duty investigation by agencies of the United States government.

Section 3.19       Certain Fees. Except as set forth on Schedule 3.19, no Parent Party or Group Company shall be obligated to pay or bear any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Equity Holders or the Group Companies or any of their respective Affiliates.

Section 3.20       Insurance Policies. Schedule 3.20 contains a true, correct and complete list of all material insurance policies carried by or for the benefit of the Group Companies. All such policies provide coverage sufficient for a business of the size and type operated by the Group Companies. All such insurance policies are in full force and effect, all premiums with respect thereto covering all period up to the Closing on the Closing Date will have been paid, shall otherwise be maintained by the applicable Group Company in full force and effect in all material respects as they apply to any matter, action or event relating to the Group Companies occurring through the Closing Date, and no notice of cancellation, termination, reduction in coverage or disallowance of any claim has been received by any Group Company with respect to any such policy. There is no pending material claim by any Group Company against any insurance carrier under any such insurance policy for which coverage has been denied or disputed by the applicable insurance carrier (other than a customary reservation of rights notice).

Section 3.21       Affiliate Transactions. Except for employment relationships and compensation, benefits, travel advances and employee loans in the Ordinary Course or as disclosed on Schedule 3.21, there are no transactions or Contracts between any Group Company, on the one hand, and any director, officer, stockholder, warrant holder or Affiliate of such Group Company, or, to the Knowledge of the Company, any such director officer, stockholder, or warrant holder on the other hand (except any transactions or Contracts that are not material to the applicable Group Company).

Section 3.22       Information Supplied. None of the information supplied or to be supplied by the Group Companies for inclusion or incorporation by reference in the Proxy Statement or the Registration Statement will, at the date the Proxy Statement or the Registration Statement, as applicable, is first mailed or at the time of the Parent Common Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Group Companies or that are included in the Proxy Statement and the Registration Statement). Notwithstanding the foregoing, the Group Companies make no representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by the Parent Parties for inclusion or incorporation by reference in the Proxy Statement, the Registration Statement or any Parent Reports, or (b) any projections or forecasts included in the Proxy Statement or the Registration Statement.

Section 3.23       Customers and Suppliers. Schedule 3.23 sets forth a list of the Group Companies’ Material Customers and Material Suppliers as measured by the dollar amount of purchases thereby or therefrom, for the Company’s fiscal year ending August 27, 2016, showing the approximate total sales by the Group Companies to each such Material Customer and the approximate total purchases by the Group Companies from each such Material Supplier, during each such period. No such Material Supplier or Material Customer listed on Schedule 3.23, has (a) terminated its relationship with any of the Group Companies, (b) as of the date hereof, to the Knowledge of the Company, reduced its business with any of the Group Companies or adversely modified its relationship with any of the Group Companies, (c) as of the date hereof, to the Knowledge of the Company, notified any of the Group Companies of its intention to take any such action and to the Knowledge of the Company, no such Material Customer or Material Supplier is contemplating such an action, or (d) to the Knowledge of the Company, become insolvent or subject to bankruptcy proceedings.

Section 3.24       Compliance with Laws.

(a)      Each Group Company is, and has been for the past three (3) years, in material compliance with all Laws and Orders applicable to their respective businesses, operations, assets and properties, except for noncompliance which would not reasonably be expected to be material to the Group Companies, taken as a whole.

(b)     Without limiting in any way the generality of other provisions of this Agreement, except as identified on Schedule 3.24(b):

(i)          The Company is, with respect to every product currently made, sold, marketed or under development (each a “Product”), in substantial or full compliance with the applicable provisions of the Federal Food, Drug and Cosmetic Act (“FDC Act”) and the applicable regulations and requirements adopted by the U.S. Food and Drug Administration (the “FDA”), any applicable provisions of the Federal Meat Inspection Act, the Poultry Products Inspection Act, the Egg Products Inspection Act, and the applicable regulations and requirements adopted by the U.S. Department of Agriculture (the “USDA”), the applicable provisions of the Federal Trade Commission Act (“FTC Act”), and the applicable regulations, and guidance administered by the Federal Trade Commission (“FTC”), and any applicable requirements established by any other federal, state or local authorities responsible for regulating food products and establishments (collectively, the “Government Food Authorities”), as well as with all material terms and conditions imposed in any licenses, permits, approvals, clearances, registrations or other authorizations granted to the Company by the FDA, the USDA, or any Government Food Authority, including, but not limited to, any applicable good manufacturing practices, or sanitation requirements, product or nutrition labeling requirements, inspection requirements, product composition requirements, and warehousing procedures, shipping requirements, and shelf‑life requirements.

(ii)         None of the Group Companies, the Products, or, to the Knowledge of the Company, the facilities in which the Products are made or handled (including the facilities with which the Company has Contracts for services or goods) is now subject (and none has been subject during the previous three (3) years) to any material adverse inspection, recall, finding, investigation, penalty assessment, audit or other compliance or enforcement action, or, to the Knowledge of the Company, any material investigation, by the FDA, the USDA, any Government Food Authority, or any other authority having responsibility for the regulation of food products, which matter would be material to the Group Companies, taken as a whole. To the Knowledge of the Company, no supplier which supplies goods (including food, and ingredients) or services related to the Products is subject (or has been subject during the previous three (3) years) to any such adverse action with regard to such goods (including food, color additives or other ingredients) or services.

(iii)        No Group Company nor, to the Knowledge of the Company, any third party retained by the Company has made on behalf of the Company any material false statements or material omissions in applications or other submissions to the FDA, the USDA, any Government Food Authority or any other authority having responsibility for the regulation of food products, and no Group Company nor, to the Knowledge of the Company, any third party retained by the Company has made or offered on behalf of the Company any payments, gratuities, or other things of value that are prohibited by any law or regulation to personnel of the FDA, the USDA, any Government Food Authority, or other authority having responsibility for the regulation of food products.

(iv)       The Company has not received any information or report from the FDA, FDA personnel, the USDA, USDA personnel, any Government Food Authority, or any other authority having responsibility for the regulation of food products, indicating that any of the Products are unsafe or unsuitable for their intended use, and, to the Knowledge of the Company, there are no facts that would reasonably be expected to result in the FDA, the USDA, any Government Food Authority, or other authority having responsibility for the regulation of food products, prohibiting or materially restricting the marketing, sale, distribution or use in the United States of any Product currently made, marketed, or under development by the Company, or the operation or use of any facility currently used by the Company in connection with the Products.

(c)      Except as set forth on Schedule 3.24(c), during the past three (3) years there have been no product recalls, market withdrawals, embargoes, off‑sale orders, warning letters or seizures with respect to any Products manufactured or sold by the Company. Further, no reports of reportable foods have been submitted to the Reportable Food Registry maintained by the FDA.

Section 3.25       Sufficiency of Assets. Except as would not reasonably be expected to be material to the Group Companies, taken as a whole, the Group Companies have good and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of the material items of tangible personal property used or held for use in the business of the Group Companies, free and clear of any and all Liens (other than Permitted Liens). The tangible assets owned or leased by the Group Companies constitute all of the tangible assets reasonably necessary for the continued conduct of the business of the Group Companies after the Closing in the Ordinary Course.

Section 3.26       No Other Representations or Warranties; Schedules. Except for the representations and warranties contained in this Article III (as modified by the Schedules, as supplemented and amended), none of the Group Companies, any Equity Holder or any other Person makes any other express or implied representation or warranty with respect to the Group Companies, any Equity Holder or the transactions contemplated by this Agreement, and the Company disclaims any and all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Parent Parties or their respective Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Parent Parties by any director, officer, employee, agent, consultant, or representative of the Company or the Equity Holders or any of their respective Affiliates). The Company makes no representation or warranty to the Parent Parties regarding the probable success or future profitability of the Group Companies. Except as expressly set forth in this Article III (as modified by the Schedules, as supplemented and amended), the condition of the assets of the Group Companies shall be “as is” and “where is” and the Company makes no warranty of merchantability, suitability, fitness for a particular purpose or quality with respect to any of the tangible assets of any Group Company or as to the condition or workmanship thereof or the absence of any defects therein, whether latent or patent. It is understood that any Due Diligence Materials made available to the Parent Parties or their respective Affiliates or their respective Representatives do not, directly or indirectly, and shall not be deemed to, directly or indirectly, contain representations or warranties of the Company or its Affiliates or their respective Representatives.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES

Except as set forth in the disclosure schedules delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Schedule”), the Parent Parties hereby jointly and severally represent and warrant to the Company, as of the date of this Agreement and the Closing Date, as follows:

Section 4.1          Organization. Each of the Parent Parties is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of the Parent Parties has all requisite corporate power and authority to carry on its business as now being conducted. Each of the Parent Parties is duly qualified or registered as a foreign entity to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration, except where the failure of such qualification or registration would not reasonably be expected to be material to the Parent Parties, taken as a whole. Parent has no Subsidiaries. Except for the Merger Subs, PubCo has no Subsidiaries. Except as set forth in the preceding sentence, none of Parent, PubCo or the Merger Subs owns, directly or indirectly, any interest or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Except as provided hereby, no Parent Party is party to any contract that obligates any Parent Party to invest money in, loan money to or make any capital contribution to any other Person.

Section 4.2          Authorization. Each of the Parent Parties has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject in each case to the receipt of the requisite approval of the Transaction Proposals by the Parent Stockholders. This Agreement has been, and the Ancillary Agreements to which any of the Parent Parties are or will be a party as of the Closing Date shall be, duly authorized, executed and delivered by each of the Parent Parties, as applicable, and, assuming the due authorization, execution and delivery by each other party hereto and thereto, constitutes the legal, valid and binding obligations of each of the Parent Parties, as applicable, enforceable against each of the Parent Parties, as applicable, in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

Section 4.3          Capitalization.

(a)      Section 4.3(a) of the Parent Disclosure Schedule sets forth the number and holder of all of the issued and outstanding capital stock of each of PubCo and each Merger Sub. Parent is the sole record and beneficial owner of all of the issued and outstanding capital stock of PubCo, free and clear of any Liens, and PubCo is the sole record and beneficial owner of all of the issued and outstanding equity securities of each Merger Sub, free and clear of all Liens. All of the issued and outstanding equity securities of the Parent Parties have been duly authorized and validly issued, and are fully paid and non-assessable. No Person other than Parent has any rights with respect to such equity securities of PubCo, and no Person other than PubCo has any rights with respect to such equity securities of each Merger Sub, and no such rights arise by virtue of or in connection with the transactions contemplated by this Agreement.

(b)     The authorized capital stock of Parent consists of 221,000,000 shares of capital stock, consisting of (i) 200,000,000 shares of Parent Common Stock, (ii) 20,000,000 shares of Parent Class B Stock, and (iii) 1,000,000 shares of Parent Preferred Stock. As of March 30, 2017, the issued and outstanding capital stock of Parent consists of 50,312,500 shares of capital stock, consisting of (A) 40,250,000 shares of Parent Common Stock, (B) 10,062,500 shares of Parent Class B Stock, and (C) no shares of Parent Preferred Stock. All of the shares of PubCo Common Stock issuable pursuant to this Agreement at the Effective Time will be, when so issued, (1) duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, (2) issued pursuant to an effective registration statement filed under the Securities Act, or an appropriate exemption therefrom, and in accordance therewith, and (3) registered under the Exchange Act. Except pursuant to this Agreement and the Parent Warrants, there are no stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit, other equity-based compensation award or similar rights with respect to Parent and no options, warrants, rights, convertible or exchangeable securities, “phantom” rights, appreciation rights, performance units, commitments or other agreements relating to the Parent Common Stock, Parent Class B Stock or Parent Preferred Stock, or obligating Parent to issue, deliver or sell, or caused to be issued, delivered or sold any shares of Parent Common Stock, Parent Class B Stock, Parent Preferred Stock or any other interest in Parent, including any security convertible or exercisable into Parent Common Stock, Parent Class B Stock or Parent Preferred Stock. There are no Contracts to which Parent is a party which require Parent to repurchase, redeem or otherwise acquire any shares of Parent Common Stock, Parent Class B Stock, Parent Preferred Stock or any other interest in Parent, other than the obligation to redeem Parent Common Stock pursuant to Parent’s charter. Each share of Parent Common Stock that has been sold has been sold pursuant to an effective registration statement filed under the Securities Act, or an appropriate exemption therefrom, and in accordance therewith. All shares of Parent Common Stock are registered under the Exchange Act. None of the issued and outstanding shares of Parent Common Stock or Parent Class B Stock were issued in violation of any preemptive rights, Laws or Orders. Except as set forth on Section 4.3(b) of the Parent Disclosure Schedule, there are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of any shares of Parent Common Stock or any other interests in Parent.

(c)      Parent has issued 20,116,667 warrants (the “Parent Warrants”), each such Parent Warrant entitling the holder thereof to purchase one (1) share of Parent Common Stock on the terms and conditions set forth in the applicable warrant Contract.

(d)     Each holder of any of the shares of Parent Class B Stock initially issued to Parent Sponsor in connection with Parent’s initial public offering (i) is obligated to vote all such shares of Parent Class B Stock in favor of approving the transactions contemplated hereby, and (ii) is not entitled to redeem any of such shares of Parent Class B Stock pursuant to the Organizational Documents of Parent.

Section 4.4          Consents and Approvals; No Violations. Subject to the receipt of the requisite approval of the Transaction Proposals by the Parent Stockholders, the filing of the Parent Certificate of Merger and the Company Certificate of Merger, the filing of any Parent Report, NASDAQ approval, and the applicable requirements of the HSR Act, and assuming the truth and accuracy of the Company’s representations and warranties contained in Section 3.5, neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation of the transactions contemplated hereby or by or any Ancillary Agreement will (a) conflict with or result in any material breach of any provision of the Organizational Documents of any Parent Party, (b) require any filing with, or the obtaining of any material consent or approval of, any Governmental Entity, (c) result in a material violation of or material default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness, guarantee, license, agreement, lease or other contract, instrument or obligation to which any Parent Party is a party or by which any Parent Party or any of their respective assets may be bound, or (d) violate any Law or Order applicable to any Parent Party, excluding from the foregoing clauses (b), (c) and (d), such requirements, violations or defaults which would not reasonably be expected to be material to the Parent Parties, taken as a whole.

Section 4.5          Financial Statements. The financial statements and notes contained or incorporated by reference in the Parent Reports fairly present, in all material respects, (a) the financial condition of the Parent as at the respective dates of, and for the periods referred to in, such financial statements, in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Regulation S-X of the SEC), and (b) the consolidated financial position, results of operations, income and cash flows of Parent as at the respective dates of, and for the periods referred to in, such financial statements, except as otherwise noted therein. No Parent Party has any material off-balance sheet arrangements that are not disclosed in the Parent Reports.

Section 4.6          Financial Capability. Parent has delivered to the Company a true and complete copy of the executed debt commitment letter among Barclays Bank PLC, Goldman Sachs Bank USA and Parent dated as of April 10, 2017 and as amended, restated, replaced, supplemented, waived or otherwise modified in accordance with the terms herein, the “Debt Commitment Letter”), pursuant to which the financial institutions party thereto (together with any other Person that becomes a party thereto by joinder or otherwise, the “Lenders”) have agreed, upon the terms and subject to the conditions thereof, to lend the amounts set forth therein, for, among other things, the purposes of financing the transactions contemplated by this Agreement and related fees and expenses (the “Debt Financing”). The Debt Commitment Letter has not been amended, restated or otherwise modified or waived prior to the date of this Agreement, and the respective commitments contained in the Debt Commitment Letter have not been withdrawn, modified or rescinded in any respect prior to the date of this Agreement. As of the date of this Agreement, the Debt Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto, in each case, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity. As of the date of this Agreement, there are no conditions precedent related to the obligations of the Lenders to fund the full amount of the Debt Financing other than as expressly set forth in the Debt Commitment Letter, and, other than a fee letter relating to fees with respect to the Debt Financing (a complete copy of which has been provided to the Company, with fee amounts and “flex provisions” redacted (which redacted terms do not adversely affect the availability of or impose any additional conditions on the availability of the Debt Financing)), there are no side letters or other contracts or binding arrangements (oral or written) to which any Parent Party is a party related to the funding at the Closing of the Debt Financing other than the Debt Commitment Letter. Subject to the terms and conditions of the Debt Commitment Letter, the net proceeds contemplated from the Debt Financing, together with the amount in the Trust Account and, as of the date of this Agreement, other Available Cash will, in the aggregate, be sufficient for the satisfaction of all of the payment obligations of the Parent Parties under this Agreement at the Closing, including the payment of (i) the aggregate Merger Consideration, and (ii) all fees and expenses and other payment obligations required to be paid or satisfied by the Parent Parties in connection with the transactions contemplated by this Agreement and the Debt Financing at the Closing, including any repayment or refinancing of Indebtedness as a result of the consummation of the transactions contemplated by this Agreement (such amount, the “Required Financing Amount”). As of the date of this Agreement, (A) no event has occurred which would constitute a breach or default (or an event which with notice or lapse of time or both could constitute a breach or default) on the part of Parent under the Debt Commitment Letter or, to its knowledge, any other party to the Debt Commitment Letter and (B) assuming the satisfaction of the conditions contained in Article VI, Parent does not have any reason to believe that any of the conditions to the Debt Financing will not be satisfied or that the Debt Financing or the amount in the Trust Account and Available Cash in the aggregate constituting the Required Financing Amount will not be available to Parent at the Closing. Parent has fully paid all commitment fees or other fees required to be paid prior to the date of this Agreement pursuant to the Debt Commitment Letter.

Section 4.7          No Undisclosed Liabilities. Except as set forth in the consolidated balance sheet of Parent included in its Annual Report on Form 10-K for the yearly period ended December 31, 2016, no Parent Party has any liabilities or obligations of the type required to be disclosed in a consolidated balance sheet of a Parent Party in accordance with GAAP, except for liabilities and obligations (a) incurred since September 30, 2016 in the Ordinary Course, (b) incurred since September 30, 2016 pursuant to or in connection with this Agreement or the transactions contemplated hereby, (c) disclosed in this Agreement (or its schedules), or (d) which would not reasonably be expected to be material to such Parent Party.

Section 4.8          Litigation. There are no Actions or Orders (including those brought or threatened by or before any Governmental Entity) pending or, to the knowledge of Parent, threatened against or otherwise relating to any Parent Party or any of their respective properties at Law or in equity, excluding, in each case, Actions or Orders that would not reasonably be expected to be material to the Parent Parties, taken as a whole.

Section 4.9          Parent Material Contracts.

(a)      Section 4.9(a) of the Parent Disclosure Schedule sets forth a true, correct and complete list of the Parent Material Contracts.

(b)     The Parent Material Contracts (except those that are canceled, rescinded or terminated after the date hereof in accordance with their terms) are in full force and effect in all material respects in accordance with their respective terms with respect to Parent and, to the knowledge of Parent, the other party thereto, assuming the due authorization, execution and delivery by such other party thereto, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity. To the knowledge of Parent, there does not exist under any Parent Material Contract any event of material default or event or condition that constitutes a material violation, breach or event of default thereunder on the part of Parent, in each case that would reasonably be expected to be material to Parent.

Section 4.10       Tax Returns; Taxes. Except as otherwise disclosed on Section 4.10 of the Parent Disclosure Schedule:

(a)      all material Tax Returns of Parent required to have been filed with any Governmental Entity in accordance with any applicable Law have been duly and timely filed and are correct and complete in all material respects;

(b)     all Taxes due and owing by Parent have been paid in full;

(c)      there are not now any extensions of time in effect with respect to the dates on which any Tax Returns of Parent were or are due to be filed;

(d)     all deficiencies asserted as a result of any examination of any Tax Returns of Parent have been paid in full, accrued on the books of Parent or finally settled;

(e)      no claims for additional Taxes have been asserted in writing and no proposals or deficiencies for any Taxes of Parent are being asserted, proposed or, to the knowledge of Parent, threatened, and no audit or investigation of any Tax Return of Parent is currently underway, pending or, to the knowledge of Parent, threatened;

(f)      there are no outstanding waivers or agreements by or on behalf of Parent for the extension of time for the assessment of any material Taxes or any deficiency thereof and Parent has not waived any statute of limitations in respect of Taxes;

(g)     there are no Liens for Taxes against any asset of Parent (other than Liens for Taxes which are not yet due and payable);

(h)      Parent has not been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was Parent) or has any liability for the Taxes of any Person (other than any subsidiary of any group the common parent of which was Parent) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise; and

(i)       Parent is not nor has been a party to any “listed transaction,” as defined in Treasury Regulation Section 1.6011-4(b)(2).

Section 4.11       Compliance with Laws. Each Parent Party is in compliance with all Laws applicable to its respective businesses or operations, except for violations of such Laws that would not reasonably be expected to be material to the Parent Parties, taken as a whole. To the knowledge of each Parent Party, no Parent Party has received any written notice of or been charged with the violation of any such Laws.

Section 4.12       Certain Fees. Except as set forth on Section 4.12 of the Parent Disclosure Schedule, neither the Company nor any Equity Holder shall be directly or indirectly obligated to pay or bear (e.g., by virtue of any payment by or obligation of any of the Parent Parties or any of their respective Affiliates at or at any time after the Closing) any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of any of the Parent Parties or any of their Affiliates.

Section 4.13       Organization of Merger Subs. Each Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has not conducted any business prior to the date hereof and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the other transactions contemplated by this Agreement.

Section 4.14       SEC Filings; NASDAQ; Investment Company Act.

(a)      Parent has filed with or furnished to the SEC all Parent Reports.

(b)     As of its filing date (and as of the date of any amendment), each Parent Report complied, and each Parent Report filed subsequent to the date hereof will comply, in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be.

(c)      As of their respective filing dates (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), except as may have been revised, corrected or superseded by any subsequent filing prior to the date hereof, the Parent Reports were, and any Parent Reports filed subsequent to the date hereof will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be. The Parent Reports did not, and as relates to any Parent Reports filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(d)     Except as may have been corrected by any subsequent filing prior to the date hereof, each Parent Report that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e)      Since July 14, 2016, Parent has complied in all material respects with the material applicable listing and corporate governance rules and regulations of NASDAQ, including the requirements for continued listing of the Parent Common Stock on NASDAQ, and there are no actions, suits or proceedings pending or, to the knowledge of Parent, threatened or contemplated, and Parent has not received any notice from NASDAQ or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the Parent Common Stock from NASDAQ or the SEC.

(f)      Parent maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files under the Exchange Act is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of Parent’s filings with the SEC and other public disclosure documents and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Parent maintains internal control over financial reporting (as defined in Rule 13a-15(f) or 15d-15(f), as applicable, under the Exchange Act).

(g)     Parent is in compliance in all material respects with the provisions of Sarbanes-Oxley Act and the provisions of the Exchange Act and the Securities Act relating thereto, which under the terms of such provisions (including the dates by which such compliance is required) have become applicable to Parent.

(h)      Parent is not, and following the Closing will continue not to be, an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Parent constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 4.15       Information Supplied. None of the information supplied or to be supplied by any Parent Party for inclusion or incorporation by reference in the Proxy Statement or the Registration Statement will, at the date the Proxy Statement or the Registration Statement is first mailed or at the time of the Parent Common Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent or that are included in the Parent Reports). Notwithstanding the foregoing, no Parent Party makes any representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by, or on behalf of, the Group Companies for inclusion or incorporation by reference in the Proxy Statement or the Registration Statement, or (b) any projections or forecasts included in the Proxy Statement or the Registration Statement.

Section 4.16       Board Approval; Stockholder Vote. The board of directors of each Parent Party (including any required committee or subgroup of the board of directors of such Parent Party) has, as of the date of this Agreement, unanimously (a) approved and declared the advisability of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, and (b) determined that the consummation of the transactions contemplated hereby and thereby are in the best interests of such Parent Party and the stockholders of such Parent Party. Other than the approval of the Transaction Proposals, no other corporate proceedings on the part of any Parent Party are necessary to approve the consummation of the transactions contemplated hereby.

Section 4.17       Trust Account.

(a)      As of the date hereof, Parent has at least $402,794,587 (the “Trust Amount”) in the account established by Parent for the benefit of its public stockholders (the “Trust Account”), with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of July 14, 2016, by and between Parent and the Trustee (the “Trust Agreement”). Other than pursuant to the Trust Agreement, the obligations of Parent under this Agreement are not subject to any conditions regarding Parent’s, its Affiliates’ or any other Person’s ability to obtain financing for the consummation of the transactions contemplated hereby.

(b)     The Trust Agreement has not been amended or modified, is valid and in full force and effect and is enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies. There are no separate contracts, side letters or other understandings (whether written or unwritten, express or implied) (i) between Parent and the Trustee that would cause the description of the Trust Agreement in the Parent Reports to be inaccurate in any material respect, or (ii) to Parent’s knowledge, that would entitle any Person (other than stockholders of Parent holding Parent Common Stock sold in Parent’s initial public offering who shall have elected to redeem their shares of Parent Common Stock pursuant to Parent’s Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (A) to pay income and franchise taxes from any interest income earned in the Trust Account, (B) to pay working capital related costs, and (C) to redeem Parent Common Stock in accordance with the provisions of Parent’s Organizational Documents. There are no Actions pending or, to Parent’s knowledge, threatened with respect to the Trust Account.

Section 4.18       Affiliate Transactions. Except as described in the Parent Reports, there are no transactions, agreements, arrangements or understandings between any Parent Party, on the one hand, and any director, officer, employee, stockholder, warrant holder or Affiliate of such Parent Party.

Section 4.19       Independent Investigation; No Reliance. The Parent Parties have conducted their own independent investigation, verification, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of the Group Companies, which investigation, review and analysis was conducted by the Parent Parties and their respective Affiliates and, to the extent the Parent Parties deemed appropriate, by the Representatives of the Parent Parties. Each Parent Party acknowledges that it and its Representatives have been provided access to the personnel, properties, premises and records of the Group Companies for such purpose. In entering into this Agreement, each Parent Party acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Group Companies or any of the Group Companies’ Representatives (except the specific representations and warranties of the Company set forth in Article III), and each Parent Party acknowledges and agrees, to the fullest extent permitted by Law, that:

(a)      no Group Company or any of its directors, officers, equityholders, members, employees, Affiliates, controlling Persons, agents, advisors or Representatives makes or has made any oral or written representation or warranty, either express or implied, as to the accuracy or completeness of (i) any of the information set forth the Due Diligence Materials, or (ii) the pro-forma financial information, projections or other forward-looking statements of the Company or any of the Company Subsidiaries, in each case in expectation or furtherance of the transactions contemplated by this Agreement; and

(b)     no Group Company nor any of its directors, officers, employees, equityholders, members, Affiliates, controlling Persons, agents, advisors, Representatives or any other Person shall have any liability or responsibility whatsoever to any of the Parent Parties or their respective directors, officers, employees, Affiliates, controlling Persons, agents or Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information provided or made available, or statements made (including set forth in management summaries relating to the Company provided to the Parent Parties, in materials furnished in the Company’s data site (virtual or otherwise), in presentations by the Company’s management or otherwise), to any of the Parent Parties or their respective directors, officers, employees, Affiliates, controlling Persons, advisors, agents or Representatives (or any omissions therefrom), unless, in each case, to the extent any such information is also subject to disclosure under this Agreement or the Schedules.

Article V

COVENANTS

Section 5.1          Interim Operations of the Company. The Company agrees that, during the period from the date of this Agreement to the earlier of (x) termination of this Agreement in accordance with Section 8.1, and (y) Closing, except as otherwise contemplated by this Agreement, set forth on Schedule 5.1, or as consented to by Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or in consultation with Parent (only with respect to Section 5.1(b)(v), Section 5.1(b)(vii) and Section 5.1(b)(xvi)):

(a)      the Company shall, and shall cause each Company Subsidiary to, conduct its business in the Ordinary Course in all material respects and, to the extent consistent with the foregoing, use its commercially reasonable efforts to (i) preserve intact its present business organization, (ii) keep available the services of its officers and key employees and (iii) maintain existing relationships with its Material Customers and Material Suppliers; and

(b)     the Company shall not, and shall cause each Company Subsidiary not to, effect any of the following:

(i)          make any change in or amendment to its Organizational Documents;

(ii)         issue or sell, or authorize to issue or sell, any membership interests, shares of its capital stock or any other ownership interests, as applicable, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any Contract with respect to the issuance or sale of, any shares of its membership interests, capital stock or any other ownership interests, as applicable (for the avoidance of doubt, this Section 5.1(b)(ii) shall not prohibit an

Option Holder from otherwise exercising any or all Options held by such Option Holder in accordance with the applicable Option Agreement);

(iii)        split, combine, redeem or reclassify, or purchase or otherwise acquire, any membership interests, shares of its capital stock or any other ownership interests, as applicable;

(iv)       other than in the Ordinary Course, sell, lease, license, permit to lapse, abandon or otherwise dispose of any of its properties or assets that are material to its business;

(v)        amend in any adverse respect or terminate or extend any (A) Contracts listed on Schedule 3.21, (B) settlement Contracts providing for injunctive or equitable relief, (C) Contracts with Material Customers or Material Suppliers, or (D) Contracts related to endorsements (or similar arrangements) or marketing Contracts related to digital vendor Contracts, or enter into a Contract which, had it been entered into prior to the date hereof, would have been such a Contract; provided, however, that the Company and the Company Subsidiaries may renegotiate the terms of, or otherwise extend, any Company Material Contract that has expired in accordance with its terms prior to the date hereof or is scheduled to expire in accordance with its terms within six (6) months after the date hereof;

(vi)       (A) incur any Indebtedness in excess of $1,000,000, other than short-term Indebtedness or letters of credit incurred in the Ordinary Course or borrowings under existing credit facilities, or (B) make any loans or advances to any other Person, other than loans and advances to employees in the Ordinary Course;

(vii)      (A) grant or agree to grant to any employee or other independent contractor of the Company or any of the Company Subsidiaries, who has annual compensation in excess of $100,000, any increase in wages or bonus, severance, profit sharing, retirement, insurance or other compensation or benefits except for annual cost of living increases in the Ordinary Course, or (B) adopt or establish any new compensation or employee benefit plans or arrangements, or amend, terminate, or agree to amend or terminate any existing Company Benefit Plans, or (C) accelerate the time of payment, vesting or funding of any compensation or benefits under any Company Benefit Plan (including any plan or arrangement that would be a Company Benefit Plan if it was in effect on the date hereof), or (D) subject to Section 5.23, make or agree to make any bonus or incentive payments to any individual outside of the currently effective bonus plan as has been made available to Parent, or (E) enter into any new collective bargaining agreement or employment, consulting or other compensation agreement (x) for which the annual compensation to be paid is greater than $150,000 or (y) which is not terminable upon notice and without liability to any of the Group Companies, except (1) as may be required under applicable Law, (2) as required pursuant to the Company Benefit Plans or collective bargaining agreements of the Company or any of the Company Subsidiaries in accordance with their existing terms as in effect on the date hereof, (3) for payment of any accrued or earned but unpaid compensation, or (4) pursuant to employment, retention, change-of-control or similar type Contracts existing as of the date hereof, provided to Parent prior to the date hereof and set forth on Schedule 3.16(a) or (F) modify in any respect the terms of any existing employment, consulting or other compensation agreement or collective bargaining agreement or (G) make any change to the key management structure of the Group Companies, including the hiring and firing of additional officers or termination of existing officers (other than for “cause”);

(viii)     (a) make, change or rescind any Tax election, (b) settle or compromise any claim, notice, audit report or assessment in respect of Taxes, (c) change any Tax period, (d) adopt or change any method of Tax accounting, (e) file any amended Tax Return or claim for a Tax refund, (f) surrender any right to claim a refund of Taxes, (g) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, pre-filing agreement, advance pricing agreement, cost sharing agreement, or closing agreement related to any Tax, or (h) request any Tax ruling from a competent authority;

(ix)       cancel or forgive any Indebtedness in excess of $100,000 owed to the Company or any of the Company Subsidiaries, other than Indebtedness of the Company to a Company Subsidiary or Indebtedness for borrowed money of a Company Subsidiary to the Company or to another Company Subsidiary that does not result in a post-Closing Tax or other liability;

(x)        except as may be required by Law or GAAP, make any material change in the financial or tax accounting methods, principles or practices of the Company (or change an annual accounting period);

(xi)       unless required by Law, (i) modify, extend, or enter into any collective bargaining agreement, works council agreement or any other labor-related Contract with any labor union, labor organization or works council, or (ii) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Group Companies;

(xii)      implement any employee layoffs that would, independently or in connection with any layoffs occurring prior to the date hereof, implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended (collectively, “WARN”);

(xiii)     grant or otherwise create or consent to the creation of any Lien (other than a Permitted Lien) on any of its material assets or Leased Real Properties, other than in the Ordinary Course;

(xiv)     declare, set aside or pay any dividend or make any other distribution other than the payment of cash dividends or cash distributions from excess cash balances not needed for the operation of the business in the Ordinary Course;

(xv)      make any material change to any of the cash management practices of the Company or any Company Subsidiary, including materially deviating from or materially altering any of its practices, policies or procedures in paying accounts payable or collecting accounts receivable;

(xvi)     make any material change to the marketing strategy of the Company or any Company Subsidiary;

(xvii)    waive, release, assign, settle or compromise any material rights, claims, suits, actions, audits, reviews, hearings, proceedings, investigations or litigation (whether civil, criminal, administrative or investigative) against the Company or any Company Subsidiary other than waivers, releases, assignments, settlements or compromises that do not exceed $150,000 individually or $300,000 in the aggregate;

(xviii)   make or incur any capital expenditures, except for capital expenditures (A) in the Ordinary Course or (B) other than capital expenditures in an amount not to exceed $150,000 individually or $300,000 in the aggregate;

(xix)     buy, purchase or otherwise acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (A) inventory and supplies in the Ordinary Course, or (B) other assets in an amount not to exceed $500,000 individually or $1,000,000 in the aggregate;

(xx)      enter into any new line of business;

(xxi)     adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, other than the Merger and the treatment of options as contemplated by this Agreement;

(xxii)    fail to use its commercially reasonable efforts to maintain existing insurance policies or comparable replacement policies consistent with levels maintained by the Company and each Company Subsidiary on the date of this Agreement; or

(xxiii)   authorize any of, or commit or agree to take any of, the foregoing actions in respect of which it is restricted by the provisions of this Section 5.1.

(c)      Notwithstanding anything to the contrary set forth herein, the Company shall be permitted to take all actions (i) required to satisfy its obligations with respect to the Put Right (as defined in the Warrant Agreement), to the extent exercised by the Warrant Holder, or (ii) in connection with exercising the Call Right (as defined in the Warrant Agreement); provided, that in either case, the amount payable to the Warrant Holder in connection with such call or put right shall be included in the “Warrant Payment Amount” hereunder and any expenses incurred in connection therewith are Company Transaction Expenses.

Section 5.2          Interim Operations of the Parent Parties. Each Parent Party agrees that, during the period from the date of this Agreement to the earlier of (x) termination of this Agreement in accordance with Section 8.1, and (y) Closing, except as otherwise contemplated by this Agreement, or as consented to by the

Company (which consent shall not be unreasonably withheld, conditioned or delayed), that such Parent Party shall not effect any of the following:

(a)      make any change in or amendment to its Organizational Documents, other than with respect to changing its fiscal year;

(b)     other than the Permitted Equity Financing, issue or sell, or authorize to issue or sell, any membership interests, shares of its capital stock or any other ownership interests, as applicable, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any Contract with respect to the issuance or sale of, any shares of its membership interests, capital stock or any other ownership interests, as applicable;

(c)      split, combine, redeem or reclassify, or purchase or otherwise acquire, any membership interests, shares of its capital stock or any other ownership interests, as applicable (other than in accordance with the Parent Common Stockholder Redemption or the Parent Merger at the Closing);

(d)     authorize or pay any dividends or make any distribution with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, stock or other securities of such Parent Party) or otherwise make any payments to any stockholder of such Parent Party in their capacity as such (other than in accordance with the Parent Common Stockholder Redemption at the Closing);

(e)      sell, lease or otherwise dispose of any of its properties or assets that are material to its business;

(f)      other than with respect to the Closing Debt, incur any material Indebtedness;

(g)     make any material Tax election not required by Law or settle or compromise any material Tax liability other than in the Ordinary Course;

(h)      except as may be required by Law or GAAP, make any material change in the financial or tax accounting methods, principles or practices of such Parent Party (other than a change of an annual accounting period);

(i)       take any action that is reasonably likely to prevent, delay or impede the consummation of the Mergers or the other transactions contemplated by this Agreement;

(j)       with respect to Parent, fail to be listed as a public company on NASDAQ;

(k)      with respect to Parent, fail to use its commercially reasonable efforts to continue to qualify as an “emerging growth company” within the meaning of the JOBS Act;

(l)       make any amendment or modification to the Trust Agreement;

(m)    make or allow to be made any reduction in the Trust Amount, other than as expressly permitted by its Organizational Documents;

(n)      enter into, amend or modify any transaction or Contract with any Parent Party, Parent Sponsor, or any of their respective Affiliates, other than as set forth on Section 5.2 of the Parent Disclosure Schedule;

(o)     directly or indirectly acquire, whether by merger or consolidating with, or acquiring all or substantially all of the assets, of any other Person; or

(p)     authorize any of, or commit or agree to take any of, the foregoing actions in respect of which it is restricted by the provisions of this Section 5.2.

Section 5.3          Parent Equity Issuances.

(a)      Notwithstanding Section 5.2 above, the Parties intend that Parent will have the right to issue additional equity in connection with the Closing as contemplated by and subject to the limitations set forth in this Section 5.3. Parent may issue additional shares of Parent Common Stock (the “Permitted Equity Financing”) to be converted share for share into Common Stock of PubCo pursuant to the subscription agreements listed on Section 5.3 of the Parent Disclosure Schedule (the “Subscription Agreements”). The Permitted Equity Financing shall be subject to the conditions set forth on Schedule 5.3 of the Company Disclosure Schedule being satisfied as of immediately following the Closing.

(b)     From and after the date hereof and ending at the earlier of (i) the Closing Date, and (ii) the termination of this Agreement pursuant to Section 8.1, each Parent Party shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary to arrange and consummate the Permitted Equity Financing on the terms and condition described in the Subscription Agreements. No Parent Party shall, without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), permit or consent to any amendment, supplement or modification to be made to any provision of the Subscription Agreements.

(c)      In connection with any Permitted Equity Financing, Parent Sponsor shall waive or cause the waiver of, and agrees not to assert or perfect, any rights to adjustment with respect to the Class B Common Shares pursuant to the Amended and Restated Certificate of Incorporation of Parent, including Section 4.3(b)(ii) thereof.

Section 5.4          Trust Account. Upon satisfaction or waiver of the conditions set forth in Article VI and provision of notice thereof to the Trustee (which notice Parent shall provide to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, Parent (i) shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) shall use reasonable best efforts to cause the Trustee to (A) pay as and when due all amounts payable to stockholders of Parent holding shares of the Parent Common Stock sold in Parent’s initial public offering who shall have previously validly elected to redeem their shares of Parent Common Stock pursuant to Parent’s Organizational Documents, and (B) immediately thereafter, pay all remaining amounts then available in the Trust Account in accordance with this Agreement and the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 5.5          Commercially Reasonable Efforts; Consents.

(a)      Each of the Parties shall cooperate, and use their respective commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement reasonably promptly after the date hereof, including obtaining all Licenses, consents, approvals, authorizations, qualifications and Orders of Governmental Entities necessary to consummate the transactions contemplated by this Agreement; provided, that in no event shall any Group Company be required to pay any material fee, penalty or other consideration to obtain any license, permit, consent, approval, authorization, qualification or waiver required under any Contract for the consummation of the transactions contemplated hereby. Each of the Parties shall pay 50% of the applicable filing fees due under the HSR Act. In addition to the foregoing, the Parent Parties agree to provide such assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any third party whose consent or approval is sought in connection with the transactions contemplated hereby; provided however that any costs incurred in connection with such consents shall be Company Transaction Expenses.

(b)     Without limiting the generality of the foregoing, each Party will promptly after execution of this Agreement (but in no event later than five (5) Business Days after the date hereof) make all filings or submissions as are required under the HSR Act. Each Party will promptly furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and will take all other actions necessary to cause the expiration or termination of the applicable waiting periods as soon as practicable. Each Party will promptly provide the other with copies of all written communications (and memoranda setting forth the substance of all oral communications) between each of them, any of their Affiliates or any of its or their Representatives, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the transactions contemplated hereby. Without limiting the generality of the foregoing, and subject to applicable Law, each of the Group Companies and Parent Parties will: (A) promptly notify other Parties of any written communication made to or received by them, as the case may be, from any Governmental Entity regarding any of the transactions contemplated hereby; (B) permit each other to review in advance any proposed written communication to any such Governmental Entity and incorporate reasonable comments thereto; (C) not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and (D) furnish each other with copies of all correspondence, filings (except for filings made under the HSR Act) and written communications between such Party and their Affiliates and their respective agents, on one hand, and any such Governmental Entity, on the other hand, in each case, with respect to this Agreement and the transactions contemplated hereby.

(c)      No Party shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Entity of any of the aforementioned filings. The Parties further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the Parties to consummate the transactions contemplated hereby, to use commercially reasonable efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

Section 5.6          Public Announcements. None of the Parties shall and, each Party shall cause its Affiliates not to, make or issue any public announcement or press release to the general public with respect to this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that no such consent or prior notice shall be required in connection with any public announcement or press release the content of which is consistent with that of any prior or contemporaneous public announcement or press release by any Party in compliance with this Section 5.6; provided, further, that no such consent shall be required if Stockholders’ Representative has not responded to Parent within one (1) Business Day following receipt of the written request for such consent. Nothing in this Section 5.6 shall limit any Party from making any announcements, statements or acknowledgments that such Party is required by applicable Law or the requirements of any national securities exchange to make, issue or release (including in connection with the exercise of the fiduciary duties of the board of directors of Parent); provided, that, to the extent practicable, the Party making such announcement, statement or acknowledgment shall provide such announcement, statement or acknowledgment to the other Parties prior to release and consider in good faith any comments from such other Parties; provided, further, that nothing therein shall prohibit or limit Parent Parties from disclosing any such information to their potential financing sources (provided such financing sources are obligated to maintain the confidentiality of such information) after giving prior written notice of such disclosure to the Stockholders’ Representative.

Section 5.7          Supplemental Disclosure. From the date hereof through the Closing Date, the Company shall disclose any event, fact or circumstance that will cause the failure of any condition set forth in Section 6.1 or Section 6.3 to be satisfied (each such disclosure, a “Supplement”), and if such failure cannot be cured within thirty (30) days of receipt of such Supplement by the Parent Parties or, in any event, within two (2) Business Days prior to the Closing, then the Parent Parties will be entitled to terminate this Agreement pursuant to Section 8.1(e) by delivery of a written termination notice to the Stockholders’ Representative within twenty (20) days after delivery by the Company of such Supplement. If the Parent Parties do not provide a written termination notice pursuant to and in accordance with Section 8.2 within twenty (20) days after receiving any such Supplement referred to in the immediately preceding sentence, then the Parent Parties shall be deemed to have waived for all purposes of this Agreement all rights and remedies (including their right to not consummate the Mergers due to the failure of any of the conditions set forth in Section 6.3) hereunder or under applicable Law.

Section 5.8          Access to Information. Confidentiality. From the date hereof until the Closing, upon reasonable notice, the Company shall, and shall cause each Company Subsidiary to, provide to Parent Parties and their representatives (including any Financing Sources and their representatives) during normal business hours reasonable access to all employee, facilities, books and records of the Company and the Company Subsidiaries reasonably requested; provided that (a) such access shall occur in such a manner as the Company reasonably determines to be appropriate to protect the confidentiality of the transactions contemplated by this Agreement, or (b) nothing herein shall require the Company to provide access to, or to disclose any information to, the Parent Parties or any of their representatives if such access or disclosure, in the good faith reasonable belief of the Company, (i) would cause significant competitive harm to the Company or any Company Subsidiary if the transactions contemplated by this Agreement are not consummated, (ii) would waive any legal privilege or (iii) would be in violation of applicable laws or regulations of any Governmental Entity (including the HSR Act and any other applicable Laws). All of such information provided to the Parent Parties shall be treated as confidential information pursuant to the terms of the Confidentiality Agreement, the provisions and restrictions of which are by this reference hereby incorporated herein; provided that nothing therein shall prohibit or limit Parent Parties from disclosing any such information to their potential financing sources (provided such financing sources are obligated to maintain the confidentiality of such information) after giving prior written notice of such disclosure to the Stockholders’ Representative.

Section 5.9          Tax Matters.

(a)      Tax Returns. PubCo shall, at its own expense, prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns of the Group Companies for all Tax periods (or portions thereof) ending on the

Closing Date that have not yet been filed and are required to be filed after the Closing Date. PubCo shall cause any amounts shown to be due on such Tax Returns to be timely remitted to the applicable Governmental Entity no later than the date on which such Taxes are due.

(b)     PubCo shall provide the Stockholders’ Representative with a copy of each such income Tax Return for review and comment not later than thirty (30) days prior to its due date (including extensions). The Stockholders’ Representative shall review and comment on such Tax Returns within ten (10) days of receipt thereof. If the Stockholders’ Representative does not submit comments within such period, then the Stockholders’ Representative will be deemed to have approved such Tax Returns as prepared by PubCo, and PubCo will file such Tax Returns promptly. If the Stockholders’ Representative delivers comments to PubCo within such period, the Stockholders’ Representative and PubCo shall use good faith efforts to resolve any dispute in connection with such comments. In the event PubCo and the Stockholders’ Representative are unable to agree on any such revisions within five (5) days after the Stockholders’ Representative provides its comments, PubCo and the Stockholders’ Representative shall engage BDO New York to resolve the dispute, the costs of which shall be borne equally by the Equity Holders on the one hand, and PubCo on the other hand. Upon the final determination of such dispute, PubCo shall file or cause to be filed such Tax Returns promptly but no later than five (5) days after such final determination. Notwithstanding anything to the contrary in this Section 5.9(b), PubCo shall be entitled to file, or cause to be filed, the applicable Tax Return without having incorporated the disagreed upon changes to avoid a late filing of such Tax Return. In the event the independent public accounting firm’s resolution of the dispute necessitates that a Tax Return filed in accordance with the previous sentence be amended, PubCo shall cause an amended Tax Return to be filed that reflects such resolution.

(c)      PubCo shall cause the Group Companies to waive the carryback of any net operating loss generated in any Tax year ending on or before the Closing Date or any Tax year ending on or after the Closing Date that is attributable, in whole or in part, to the Transaction Deductions or to the remaining amortization deductions attributable to the step-up in basis to the Group Companies’ intangible assets that occurred as a result of the acquisition of Atkins Nutritionals, Inc., on October 29, 2003 as provided in Section 172(b)(3) of the Code (and any analogous provision of state or local Tax Law).

(d)     To the extent that the Company has paid estimated income Taxes for the Tax periods (or portions thereof) ending on the Closing Date (each, a “Pre-Closing Tax Period”) and the amount of the estimated income Taxes which were paid prior to the Closing Date exceeds the amount of the income Tax liability with respect to such Pre-Closing Tax Period (taking into account any allowed Transaction Deductions for such year), PubCo shall prepare or cause to be prepared IRS Form 4466 (Corporation Application for Quick Refund of Overpayment of Estimated Tax) with, if applicable, IRS Form 8302 (Electronic Deposit of Tax Refund of $1 Million or More) and any analogous application for a state or local refund of a material overpayment of estimated state or local income Taxes with respect to such Tax year. Any such refund application shall be treated as an income Tax Return that is subject to analogous review, comment, dispute resolution and filing procedures to those set forth in Section 5.9(b). Within ten (10) Business Days of the receipt from the applicable Governmental Entity of a refund as a result of such a refund application, PubCo shall pay an amount equal to such refund to the Stockholders’ Representative (on behalf of the Equity Holders), net of any Taxes and other expenses of attributable to such refund, and without duplication of any amount paid (or to be paid) pursuant to the Tax Receivables Agreement or already taken into account in the determination of Net Working Capital or Indebtedness.

(e)      Amendment of Tax Returns. Neither PubCo nor any of its Affiliates shall amend, refile, revoke or otherwise modify any Tax Return or Tax election of any Group Company with respect to a Pre-Closing Tax Period without the prior written consent of the Stockholders’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

(f)      Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne 50% by PubCo, on the one hand, and 50% by the Equity Holders, on the other hand, and the Parties will cooperate in filing all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.

(g)     Preservation of Records. Except as otherwise provided in this Agreement, PubCo agrees that it shall, and it shall cause the Group Companies to, (i) preserve and keep the Tax and accounting records of the Group Companies for a period of seven (7) years from the Closing, or for any longer periods as may be required by any Governmental Entity or ongoing litigation, and (ii) make such records available to the Equity Holders or the Stockholders’ Representative as may be reasonably required by the Equity Holders or the Stockholders’ Representative. If PubCo, the Company or any Company Subsidiary wishes to destroy such records before the time specified above, PubCo shall first give thirty (30) days’ prior written notice to the Equity Holders and the Stockholders’ Representative and the Equity Holders and the Stockholders’ Representative shall have the right at their respective option and expense, upon prior written notice given to PubCo within that thirty (30)-day period, to take possession of the records within ninety (90) days after the date of such Equity Holder’s or Stockholders’ Representative’s notice to PubCo.

(h)      Survival. The agreements, covenants and obligations pursuant to this Section 5.9 shall terminate upon the termination of the Tax Receivables Agreement.

(i)       FIRPTA Certificate. At or prior to the Closing, the Company shall deliver or cause to be delivered to the Parent (i) a certificate of the Company certifying that the Company is not, and has not been, a United States real property holding corporation, within the meaning of Section 897 of the Code, during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code and (ii) a form of notice to the IRS prepared in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2).

Section 5.10       Directors’ and Officers’ Indemnification.

(a)      The Parent Parties agree to cause the Company Surviving Subsidiary to ensure, and the Company Surviving Subsidiary immediately following the Closing agrees to ensure, that all rights to indemnification now existing in favor of any individual who, at or prior to the Effective Time, was a director, officer, employee or agent of the Company or any of the Company Subsidiaries or who, at the request of the Company or any of the Company Subsidiaries, served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such individual’s heirs, executors or administrators, the “Indemnified Persons”) solely to the extent as provided in the respective governing documents and indemnification agreements to which the Company or any of the Company Subsidiaries is a party or bound, shall survive the Mergers and shall continue in full force and effect for a period of not less than six (6) years from the Effective Time and indemnification agreements and the provisions with respect to indemnification and limitations on liability set forth in such governing documents shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights of the Indemnified Persons thereunder; provided, that in the event any claim or claims are asserted or made within such six (6) year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims. No Parent Party nor the Company Surviving Subsidiary shall settle, compromise or consent to the entry of judgment in any action, proceeding or investigation or threatened action, proceeding or investigation without the written consent of such Indemnified Person.

(b)     On or prior to the Closing Date, the Company shall purchase, through a broker of the Company’s choice, and maintain in effect for a period of six (6) years thereafter, (i) a tail policy to the current policy of directors’ and officers’ liability insurance maintained by the Company, which tail policy shall be effective for a period from the Closing through and including the date six (6) years after the Closing Date with respect to claims arising from facts or events that occurred on or before the Closing, and which tail policy shall contain substantially the same coverage and amounts as, and contain terms and conditions no less advantageous than, but not materially more advantageous than, in the aggregate, the coverage currently provided by such current policy, and (ii) “run off” coverage as provided by the Company’s fiduciary and employee benefit policies, in each case, covering those Persons who are covered on the date hereof by such policies and with terms, conditions, retentions and limits of liability that are no less advantageous than, but not materially more advantageous than, the coverage provided under the Company’s existing policy, provided, however, that the Tail Premium (as defined below) shall not exceed 200% of the Company’s current annual premium for the Company’s current policy of directors’ and officers’ liability insurance, and provided further that if the annual premium exceeds such amount, then Company shall obtain such insurance with the greatest coverage available but not materially more advantageous than the existing policy for a cost not exceeding such amount. The amount paid by the Company under this Section 5.10(b) shall be referred to as the “Tail Premium.”

(c)      From and after the Effective Time, the Parent Parties agree to cause the Company Surviving Subsidiary, and the Company Surviving Subsidiary immediately following the Closing agrees, to indemnify, defend and hold harmless, as set forth as of the date hereof in the Organizational Documents of the Company and to the fullest extent permitted under applicable Law, all Indemnified Persons with respect to all acts and omissions arising out of such individuals’ services as officers, directors, employees or agents of the Company or any of the Company Subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees of the Company or any of the Company Subsidiaries, occurring prior to the Effective Time, including the execution of, and the transactions contemplated by, this Agreement. Without limitation of the foregoing, in the event any such Indemnified Person is or becomes involved, in any capacity, in any action, proceeding or investigation in connection with any matter, including the transactions contemplated by this Agreement, occurring prior to, on or after the Effective Time, the Company Surviving Subsidiary, from and after the Effective Time, shall pay, as incurred, such Indemnified Person’s legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. The Company Surviving Subsidiary shall pay, within thirty (30) days after any request for advancement, all expenses, including attorneys’ fees, which may be incurred by any Indemnified Person in enforcing this Section 5.10 or any action involving an Indemnified Person resulting from the transactions contemplated by this Agreement subject to an undertaking by such Indemnified Person to return such advancement if such Indemnified Person is ultimately determined to not be entitled to indemnification hereunder.

(d)     Notwithstanding any other provisions hereof, the obligations of the Parent Parties and the Company Surviving Subsidiary contained in this Section 5.10 shall be binding upon the successors and assigns of the Parent Parties and the Company Surviving Subsidiary. In the event any of the Parent Parties or the Company Surviving Subsidiary, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person, or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of any Parent Party or the Company Surviving Subsidiary, as the case may be, honor the indemnification and other obligations set forth in this Section 5.10.

(e)      The obligations of the Parent Parties and the Company Surviving Subsidiary under this Section 5.10 shall survive the Closing and shall not be terminated or modified in such a manner as to affect adversely any Indemnified Person to whom this Section 5.10 applies without the written consent of such affected Indemnified Person (it being expressly agreed that the Indemnified Persons to whom this Section 5.10 applies shall be third party beneficiaries of this Section 5.10, each of whom may enforce the provisions of this Section 5.10).

(f)      Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of the Company Subsidiaries or any of their respective directors or officers, it being understood and agreed that the indemnification provided for in this Section 5.10 is not prior to or in substitution for any such claims under such policies.

Section 5.11       Proxy Statement; Registration Statement.

(a)      As promptly as practicable following the execution and delivery of this Agreement and the availability of the Company’s financial statements for the 52 weeks ended August 27, 2016, the 35 weeks ended August 29, 2015, the 52 weeks ended December 27, 2014 and December 28, 2013, and the 26 weeks ended February 25, 2017 and February 27, 2016, Parent shall, in accordance with this Section 5.11, prepare and file with the SEC, in preliminary form, a proxy statement in connection with the transactions contemplated hereby and the Offer (as amended or supplemented, the “Proxy Statement”) and provide its stockholders with the opportunity for up to 40,250,000 shares of Parent Common Stock (the “Offering Shares”) to be redeemed in conjunction with a stockholder vote on the transactions contemplated hereby, such proxy to be sent to the stockholders of Parent relating to the Parent Common Stockholders Meeting in definitive form, all in accordance with and as required by Parent’s Organizational Documents, any related agreements with Parent, Parent Sponsor and its Affiliates, applicable Law and any applicable rules and regulations of the SEC and NASDAQ. Without limitation, in the Proxy Statement, Parent shall (i) solicit proxies from holders of Parent Common Stock and Parent Class B Stock to vote at the Parent Common Stockholders Meeting in favor of (A) the adoption of this Agreement and the approval of the transactions contemplated hereby pursuant to Section 251 of the DGCL, and (B) any other proposals the Parties deem necessary or desirable to consummate the transactions contemplated hereby (collectively, the “Transaction Proposals”), and (ii) file with the SEC financial and other information about the transactions contemplated hereby in accordance with Regulation 14A of the Exchange Act. The Proxy Statement will comply as to form and substance with the applicable requirements of the Exchange Act and the rules and regulations thereunder. As promptly as practicable following the execution and delivery of this Agreement, PubCo shall prepare and file with the SEC a registration statement on Form S-4 (as amended or supplemented, the “Registration Statement”), in which the Proxy Statement shall be included as a prospectus, pursuant to which the shares of PubCo Common Stock and PubCo Warrants (and the shares of PubCo

Common Stock issuable upon the exercise of such PubCo Warrants but in each case other than shares of Parent Common Stock held by Parent Sponsor) to be issued to the holders of Parent Common Stock and Parent Warrants pursuant to the Mergers shall be registered for issuance under the Securities Act. In addition, PubCo shall use commercially reasonable efforts to register the issuance and resale of the PubCo Common Stock to be issued to the Equity Holders and the Parent Sponsor on the Registration Statement and if not so registered, the PubCo agrees that, within forty-five (45) calendar days after the consummation of Closing it shall file with the SEC (at the PubCo’s sole cost and expense) a registration statement registering such resale and PubCo shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof. For the avoidance of doubt the sale and transfer of the PubCo Common Stock issued to the Equity Holders shall be subject to the Investor Rights Agreement.

(b)     As promptly as practicable after the Registration Statement shall have become effective, Parent shall mail the Proxy Statement to holders of Parent Common Stock and Parent Class B Stock of record, as of the record date to be established by the board of directors of Parent. Each of the Company and Parent shall furnish all information concerning such Party and its Affiliates to the other Party, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement and the Registration Statement, and the Proxy Statement and Registration Statement shall include all information reasonably requested by such other Party to be included therein. Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement or Registration Statement and shall provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Proxy Statement.

(c)      Prior to filing with the SEC or mailing to Parent’s Stockholders, Parent and PubCo will make available to the Company drafts of the Proxy Statement, and the Registration Statement, both preliminary and final and will provide the Company with a reasonable opportunity to comment on such drafts, shall consider such comments in good faith and shall accept all reasonable additions, deletions or changes suggested by the Company in connection therewith. Neither Parent nor PubCo shall file any such documents with the SEC (including response to any comments from the SEC with respect thereto) without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). Parent and PubCo will advise the Company promptly after receipt of notice thereof, of (i) the time when each of the Proxy Statement and the Registration Statement have been filed, (ii) in the event the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act, (iii) in the event the preliminary Proxy Statement or the Registration Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC, (iv) the filing of any supplement or amendment to the Proxy Statement or the Registration Statement, (v) the issuance of any stop order by the SEC with respect to the Registration Statement, (vi) any request by the SEC for amendment of the Proxy Statement or the Registration Statement, (vii) any comments from the SEC relating to the Proxy Statement or the Registration Statement and responses thereto, or (viii) requests by the SEC for additional information. Parent and PubCo shall promptly respond to any SEC comments on the Proxy Statement and the Registration Statement and each shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC under the Exchange Act, and the Registration Statement declared effective by the SEC under the Securities Act, as soon after filing as practicable; provided, that prior to responding to any comments or material requests from the SEC, Parent will make available to the Company drafts of any such response and provide the Company with a reasonable opportunity to comment on such drafts (including the proposed final version of such document or response).

(d)     If at any time prior to the Parent Common Stockholders Meeting there shall be discovered any information that should be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement so that the Proxy Statement or the Registration Statement, as applicable, would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Parent or PubCo, as applicable, shall promptly transmit to its stockholders an amendment or supplement to the Proxy Statement or the Registration Statement containing such information. If, at any time prior to the Effective Time, the Company discovers any information, event or circumstance relating to the Group Companies or any of their respective Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Proxy Statement or the Registration Statement so that the Proxy Statement or the Registration Statement, as applicable, would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Company shall promptly inform Parent or PubCo, as applicable, of such information, event or circumstance.

(e)      Parent and PubCo shall make all necessary filings with respect to the transactions contemplated hereby under the Securities Act, the Exchange Act and applicable “blue sky” laws and any rules and regulations thereunder.

(f)      The Company shall use its commercially reasonable efforts to promptly provide Parent and PubCo with all information concerning the Group Companies reasonably requested by Parent for inclusion in the Proxy Statement, the Registration Statement and any amendment or supplement to the Proxy Statement or the Registration Statement (if any). The Company shall cause the officers and employees of the Group Companies to be reasonably available to Parent, PubCo and their counsel in connection with the drafting of the Proxy Statement and the Registration Statement and responding in a timely manner to comments on the Proxy Statement and the Registration Statement from the SEC. The Company shall provide to Parent and PubCo the unaudited consolidated balance sheet and related unaudited statements of operations and cash flows of the Company and its Subsidiaries for each fiscal quarter of the Company ended after February 24, 2017 and at least forty-five (45) days prior to the Closing Date, in each case within forty-five (45) days following the end of such fiscal quarter.

(g)     Parent shall not terminate or withdraw the Offer other than in connection with the valid termination of this Agreement in accordance with Article VIII. Parent shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC, NASDAQ or the respective staff thereof that is applicable to the Offer. Nothing in this Section 5.11(g) shall (i) impose any obligation on Parent to extend the Offer beyond the Outside Date, or (ii) be deemed to impair, limit or otherwise restrict in any manner the right of Parent to terminate this Agreement in accordance with Article VIII.

(h)      PubCo shall use its reasonable best efforts to (i) cause the shares of PubCo Common Stock to be issued to the Equity Holders as provided in Article II to be approved for listing on NASDAQ upon issuance, and (ii) make all necessary and appropriate filings with NASDAQ and undertake all other steps reasonably required prior to the Closing Date to effect such listing.

Section 5.12       Parent Common Stockholder Meeting. Parent shall, as promptly as practicable, establish a record date (which date shall be mutually agreed with the Company) for, duly call, give notice of, convene and hold a meeting of Parent’s stockholders (the “Parent Common Stockholders Meeting”), for the purpose of voting on the Transaction Proposals, which meeting shall be held not more than thirty-five (35) days after the date on which Parent mails the Proxy Statement to its stockholders. Parent shall use its reasonable best efforts to obtain the approval of the Transaction Proposals, including by soliciting proxies as promptly as practicable in accordance with applicable Law and its Organizational Documents for the purpose of approving the Transaction Proposals. Parent shall, through its board of directors, recommend to its stockholders that they vote in favor of the Transaction Proposals (the “Parent Board Recommendation”) and Parent shall include the Parent Board Recommendation in the Proxy Statement. The board of directors of Parent shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Parent Board Recommendation (a “Change in Recommendation”). Parent agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Parent Common Stockholders Meeting for the purpose of voting on the Transaction Proposals shall not be affected by any Change in Recommendation, and Parent agrees to establish a record date for, duly call, give notice of, convene and hold the Parent Common Stockholders Meeting and submit for the approval of its stockholders the matters contemplated by the Proxy Statement, regardless of whether or not there shall be any Change in Recommendation. Notwithstanding anything to the contrary contained in this Agreement, Parent shall be entitled to postpone or adjourn the Parent Common Stockholders Meeting (a) to ensure that any supplement or amendment to the Proxy Statement that the board of directors of Parent has determined in good faith is required by applicable Law is disclosed to Parent’s stockholders and for such supplement or amendment to be promptly disseminated to the Parent’s stockholders prior to the Parent Common Stockholders Meeting, (b) if, as of the time for which the Parent Common Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Parent Common Stock and Parent Class B Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Parent Common Stockholders Meeting, or (c) by ten (10) Business Days in order to solicit additional proxies from stockholders in favor of the adoption of the Transaction Proposals; provided, that in the event of a postponement or adjournment pursuant to clauses (a) or (b) above, the Parent Common Stockholders Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved, and in no event shall the Parent Common Stockholders Meeting be reconvened on a date that is later than five (5) Business Days prior to the Outside Date.

Section 5.13       Section 16 of the Exchange Act. Prior to the Closing, the board of directors of PubCo, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of PubCo Common Stock pursuant to this Agreement by any officer or director of the Group Companies who is expected to become a “covered person” of PubCo for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) shall be an exempt transaction for purposes of Section 16.

Section 5.14       Nonsolicitation.

(a)      From the date of this Agreement until the earlier of (x) the Effective Time or (y) the date on which this Agreement is terminated, other than in connection with the transactions contemplated hereby, each Parent Party agrees that it will not, and will not authorize or (to the extent within its control) permit any of its Subsidiaries or any of its or its Subsidiaries’ directors, officers, employees, agents or representatives (including investment bankers, attorneys and accountants), in each case in such directors’, officers’, employees’, agents’ or representatives’ capacity in such role with the applicable Parent Party, to, directly or indirectly, (i) initiate, solicit, or facilitate, or make any offers or proposals related to, an initial Business Combination, (ii) enter into, engage in or continue any discussions or negotiations with respect to any initial Business Combination with, or provide any non-public information, data or access to employees to, any Person that has made, or that is considering making, a proposal with respect to an initial Business Combination, or (iii) enter into any agreement relating to an initial Business Combination. Each Parent Party shall promptly notify the Company of any submissions, proposals or offers made with respect to an initial Business Combination as soon as practicable following such Parent Party’s awareness thereof.

(b)     From the date of this Agreement until the earlier of (x) the Effective Time or (y) the date on which this Agreement is terminated, other than in connection with the transactions contemplated hereby, the Company agrees that it will not, and will not authorize or (to the extent within its control) permit any of any Company Subsidiary or any of its or any Company Subsidiary’s Affiliates, directors, officers, employees, agents or representatives (including investment bankers, attorneys and accountants), in each case in such directors’, officers’, employees’, agents’ or representatives’ capacity in such role with the applicable Group Company, to, directly or indirectly, (i) initiate, solicit, or facilitate, or make any offers or proposals related to, an Acquisition Proposal, (ii) engage in any discussions or negotiations with respect to an Acquisition Proposal with, or provide any non-public information or data to, any Person that has made, or informs the Company that it is considering making, an Acquisition Proposal, or (iii) enter into any agreement relating to an Acquisition Proposal. The Company shall give notice of any Acquisition Proposal to Parent as soon as practicable following its awareness thereof. For purposes of this Agreement, “Acquisition Proposal” means any contract, proposal, offer or indication of interest in any form, written or oral, relating to any transaction or series of related transactions (other than transactions with the Parent Parties) involving any acquisition, merger, amalgamation, share exchange, recapitalization, consolidation, liquidation or dissolution involving the acquisition of all or any material portion of the Company or its businesses or assets or any material portion of the Company’s capital stock or other equity interests.

Section 5.15       Termination of Agreements. At or prior to the Effective Time, the Company shall terminate all Contracts with the Stockholders’ Representative and its Affiliates; provided, however, that the Company shall not be required to terminate any Contracts entered into in the Ordinary Course with portfolio companies of any of its Affiliates; provided, further, that the Management Agreement shall be terminated pursuant to a Management Agreement Termination Agreement substantially in the form attached hereto as Exhibit E.

Section 5.16       Written Consent. At or prior to 5:00 p.m. Eastern on the first (1st) Business Day following the date hereof, the Company shall deliver to Parent evidence (which may be a version in .pdf format delivered to the email address of Parent set forth in Section 9.2) of the Written Consent. To the extent required by the DGCL, the Company shall promptly (and, in any event, within fifteen (15) Business Days of the date of the Written Consent) deliver to any Company Stockholder who has not executed the Written Consent (a) a notice of the taking of the actions described in the Written Consent in accordance with Section 228 of the DGCL, and (b) subject to the provisions of the Stockholder Agreements, the notice in accordance with Section 262 of the DGCL.

Section 5.17       Elections and Other Matters. From and after the Closing Date, except as otherwise required by applicable Law, each Parent Party shall not, and shall cause the Company Surviving Subsidiary and the Company Subsidiaries not to, without the prior written consent of the Stockholders’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed), make, cause or permit to be made any Tax election or adopt or change any method of accounting, in each case that has retroactive effect to any pre-Closing period of the Company or any Company Subsidiary.

Section 5.18       Approval of 280G Payments. To the extent that the execution of this Agreement and the consummation of the transactions contemplated hereby may entitle any “disqualified individual” of the Group Companies to a “parachute payment” (as such terms are defined in Section 280G of the Code), excluding any payments to such disqualified individuals to be made by Parent or the Company Surviving Subsidiary or its Subsidiaries after the Closing Date that have not been disclosed to the Company at least 7 days prior to the Closing Date, then, prior to the Closing, the Company shall submit to the equityholders entitled to vote for approval, as provided under Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated pursuant thereto, any payments, benefits or other rights as to which any such individual has waived his or her rights that would otherwise entitle such individual to such a parachute payment, such that the payments, benefits or other rights to be received or retained by any “disqualified individual” (as defined in Treasury Regulation Section 1.280G-1), arising in whole or in part as a result of or in connection with the contemplated transactions, not be characterized as “excess parachute payments” under Section 280G of the Code. Prior to seeking such equityholder approval, the Company will use its reasonable best efforts to obtain waivers from the intended recipients of such payments, benefits or other rights, which waivers shall provide that unless such payments or benefits are approved by the equityholders of the Company to the extent and manner prescribed under Section 280G(b)(5)(B) of the Code, such payments or benefits shall not be made. Prior to obtaining such waivers, and prior to seeking such approval, the Company shall provide drafts of such waivers and such approval materials to Parent for its review and comment, in order to ensure that such approval will be sought in accordance with Section 280G(b)(5)(B) of the Code and Treasury Regulation Section 1.280G-1. Prior to the Closing Date, the Company shall deliver to Parent evidence that a vote of the Company’s equityholders was solicited in accordance with the foregoing provisions of this Section 5.18 and that either (i) the requisite number of votes was obtained (the “280G Approval”), or (ii) that the 280G Approval was not obtained and no excess parachute payments shall be made.

Section 5.19             Release. Effective as of the Effective Time, each Parent Party, the Parent Surviving Subsidiary and the Company Surviving Subsidiary on behalf of itself and its past, present or future successors, assigns, employees, agents, equityholders, partners, Affiliates and representatives (including their past, present or future officers and directors) (the “Releasors”) hereby irrevocably and unconditionally releases, acquits and forever discharges the Equity Holders, their respective predecessors, successors, parents, subsidiaries and other Affiliates, and all of their respective current and former officers, directors, members, managers, shareholders, employees, agents and representatives, and each individual who was a director of any Group Company at or prior to the Effective Time, of and from any and all actions, suits, claims, causes of action, damages, accounts, liabilities and obligations (including attorneys’ fees) held by any Releasor, whether known or unknown, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, absolute or contingent, direct or derivative, to the extent arising out of or relating to such Equity Holder’s ownership of securities of the Company or such director’s service as a director of the Company, except for any of the foregoing set forth in, pursuant to, or arising out of this Agreement or the transactions contemplated hereby. The Releasors irrevocably covenant to refrain from, directly or indirectly, asserting any claim, or commencing, instituting or causing to be commenced, any action of any kind against any released party, based upon any matter released hereby.

Section 5.20       Investor Rights Agreement. At the Closing, PubCo and the Majority Stockholder shall enter into an Investor Rights Agreement substantially in the form attached hereto as Exhibit F (the “Investor Rights Agreement”).

Section 5.21       Debt Financing.

(a)      From the date hereof and ending at the earlier of (i) the Closing Date, and (ii) termination of this Agreement pursuant to Section 8.1, each Parent Party shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary to arrange and consummate the Debt Financing on the terms and conditions described in the Debt Commitment Letter (or on other terms acceptable to Parent that would not reasonably be likely to make funding less likely to occur when required on the Closing Date on or prior to the Closing Date. Such actions shall include using its commercially reasonable efforts to: (i) maintain in full force and effect the Debt Commitment Letter until the initial funding of the Debt Financing; (ii) satisfy on a timely basis all of the conditions precedent to the Debt Financing applicable to any Parent Party and within its control that are to be satisfied by such Parent Party; (iii) negotiate, execute and deliver definitive documents (“Debt Financing Documents”) that substantially reflect the terms of the Debt Commitment Letter (including, as necessary and subject to the terms of the Debt Commitment Letter, agreeing to any requested changes to the commitments thereunder in accordance with any “flex” provisions contained in the Debt Commitment Letter or any related fee letter), in each case which terms shall not in any material respect expand on the conditions to the funding of the proceeds from the Debt Financing at the Closing or reduce the aggregate amount of the proceeds from the Debt Financing available to be funded on the Closing Date below the Required Financing Amount (taking into account the Available Cash); and (iv) assisting with the syndication activities contemplated by the Debt Commitment Letter on a reasonably timely basis and (v) if the conditions contained in Article VI of this Agreement and the conditions to the Debt Financing have been satisfied, drawing the full amount of the proceeds from the Debt Financing to the extent needed, together with Available Cash and the amount in the Trust Account, to satisfy all of the payment obligations of the Parent Parties under this Agreement at the Closing. Each Parent Party shall use commercially reasonable efforts to comply in all material respects with its obligations under the Debt Commitment Letter. No Parent Party shall, without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), permit or consent to any amendment, supplement or modification to be made to any provision of the Debt Commitment Letter if such amendment, supplement or modification would (i) (A) change, expand or impose new conditions precedent to the funding of the proceeds from the Debt Financing from those set forth therein on the date hereof or (B) change the timing of the funding of the proceeds of the Debt Financing thereunder, in each case, in a manner that would reasonably be expected to materially impair, materially delay or prevent the availability of all or a portion of the proceeds of the Debt Financing when required pursuant to this Agreement, (ii) reduce the aggregate cash amount of the proceeds of the Debt Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing (except as set forth in any “flex” provisions existing on the date hereof)) below the Required Financing Amount (taking into account the amount in the Trust Account and the Available Cash) or (iii) increase pricing or modify any “flex” provisions existing on the date hereof (collectively, the “Restricted Commitment Letter Amendments”); provided, that notwithstanding the limitations set forth in this Section 5.21, a Parent Party may amend the Debt Commitment Letter to (1) add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date hereof (including in replacement of a Lender) or reallocate commitments or assign or re-assign titles and roles to or amend parties to the Debt Commitment Letter, (2) decrease pricing or (3) implement any “flex” provisions existing on the date hereof. For purposes of this Agreement, references to the “Debt Commitment Letter” shall include such document as permitted or required by this Section 5.21 to be amended, modified or waived, in each case from and after such amendment, modification or waiver. Each Parent Party acknowledges and agrees that the Debt Financing is not a condition to the occurrence of the Closing.

(b)     At the reasonable request of the Company, the Parent Parties shall keep the Company reasonably informed, in all reasonable detail, of the status of their efforts to arrange the Debt Financing. Without limiting the generality of the foregoing, the Parent Parties shall give the Company prompt written notice (i) of any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to result in material breach or default) by any party to the Debt Commitment Letter or any other Debt Financing Document of which any Parent Party becomes aware, (ii) if and when any Parent Party becomes aware that any portion of the Debt Financing contemplated by the Debt Commitment Letter may not be available to consummate the transactions contemplated by this Agreement at the Closing, (iii) of the receipt of any written notice or other written communication from any Person with respect (A) actual or potential breach, default, termination or repudiation by any party to the Debt Commitment Letter or any other Debt Financing Document, or (B) material dispute or disagreement between or among the Parent Parties, on the one hand, and the other parties to the Debt Commitment Letter or any other Debt Financing Document, on the other hand, that would reasonably be expected to result in a failure to receive the proceeds of the Debt Financing (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Debt Financing or the Debt Financing Documents), and (iv) of any termination of the Debt Commitment Letter (other than in accordance with its terms). The Parent Parties shall provide the Company, upon reasonable request, with copies of any Debt Financing Documents as well as any commitment letters or amendments or waivers to any of the foregoing.

(c)      In the event that the Parent Parties determine that the Debt Financing will not be available to the Parent Parties in accordance with the terms hereof and such amount is necessary to consummate the transactions contemplated hereby at the Closing, the Parent Parties shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to arrange for and obtain as promptly as practicable following the occurrence of any such financing failure event, alternative debt financing (the “Alternative Debt Financing”), including from the same or alternative sources, in an amount not less than the Required Financing Amount. Notwithstanding anything contained in this Section or anything else in this Agreement, in no event shall the commercially reasonable efforts of the Parent Parties be deemed or construed to require the Parent Parties to, and the Parent Parties shall not be required to, (i) pay any fees in excess of those contemplated by the Debt Commitment Letter as of the date hereof, or (ii) agree to conditionality or economic terms of the Debt Financing that are less favorable than those contemplated by the Debt Commitment Letter or any related fee letter (including any flex provisions therein) as of the date hereof. In the event that Alternative Debt Financing is obtained, the Parent Parties shall promptly provide the Company with a copy of the new financing commitment that provides for such Alternative Debt Financing (the “Alternative Debt Financing Commitment Letter”). If applicable, any reference in this Agreement to “Debt Financing” shall include “Alternative Debt Financing”, any reference to “Debt Commitment Letter” shall include the “Alternative Debt Financing Commitment Letter” and any references to “Debt Financing Documents” shall include the definitive documentation relating to any such Alternative Debt Financing.

(d)     From the date hereof and ending at the earlier of (1) the Closing Date, and (2) termination of this Agreement pursuant to Section 8.1, the Company shall, and shall cause the Company Subsidiaries to, use its commercially reasonable efforts to cooperate and cause the respective officers, employees and advisors, including legal and accounting, of the Company and the Company Subsidiaries to provide to the Parent Parties, subject to Section 5.21(e) at the sole expense of the Parent Parties, such reasonable cooperation in connection with the arrangement of the Debt Financing as is customary for debt financings of the type contemplated by the Debt Commitment Letter and may be reasonably requested by the Parent Parties, including using commercially reasonable efforts to:

(i)          prior to and during the Marketing Period upon reasonable notice, (A) participate in one meeting of prospective lenders at a time and at a location to be mutually agreed upon (and to the extent necessary, one or more conference calls with prospective lenders in addition to any such meeting), and sessions with rating agencies to the extent Parent Parties are attempting to obtain a public corporate credit rating and public corporate family rating pursuant to the Debt Commitment Letter and (B) cause customary direct contact between senior management of the Company, on the one hand, and the proposed lenders providing the Debt Financing on the other hand at mutually agreed upon times during normal business hours at the Company’s location in Denver, Colorado;

(ii)         assist with (A) the due diligence efforts of potential lenders and the preparation of customary marketing materials for the Debt Financing, including bank confidential information memoranda, lenders presentations, rating agency presentations and similar documents reasonably necessary in connection with the Debt Financing (including delivering a customary authorization letter, confirmations and undertakings as contemplated by the Debt Commitment Letter (which shall include a representation to the Financing Sources (I) that the public side versions of such documents, if any, do not include material non-public information about the Company or Company Subsidiaries or securities and (II) as to the accuracy of the information contained in the disclosure and marketing materials related to the Debt Financing and the Required Financial Information (as defined below) and otherwise use commercially reasonable efforts to cooperate with the marketing efforts for the Debt Financing); and (B) providing financial information as reasonably requested by Parent for Parent to prepare projections of the Company for one or more periods following the Closing Date;

(iii)        furnish the Parent Parties and their financing sources (including each source of the Debt Financing) as promptly as practicable, with (I) all financial statements, financial data, audit reports and other information regarding the Company and Company Subsidiaries required pursuant to clause (c) of Exhibit C to the Commitment Letter and the financial information and other Company related information necessary for Parent to prepare the pro forma financial statements referred to in clause (d) of Exhibit C to the Debt Commitment Letter (including using commercially reasonable efforts to obtain, to the extent applicable, consents of accountants for use of their reports in any materials relating to the Debt Financing); and (II) such other pertinent and customary information regarding the Company and Company Subsidiaries as may be reasonably requested by Parent to the extent that such information is of the type and form customarily included in a bank information memorandum (all such information and documents in this Section 5.21(d)(iii), together with the authorization letter in Section 5.21(d)(ii), the “Required Financial Information”);

(iv)       (A) assist in facilitating the pledge of collateral and the obtaining of guarantees and, (B) to the extent such officers and employees will be officers and/or employees of the Company following the Closing, execute and deliver, effective as of the Closing, customary definitive financing documentation, including customary pledge and security documents and certificates, documents and instruments related to guarantees and collateral;

(v)        deliver a certificate from the chief financial or other officer of the Company with respect to solvency matters as of the Closing in the form attached as Annex I to Exhibit C to the Debt Commitment Letter; and

(vi)       furnish the Parent Parties information with respect to the Company and Company Subsidiaries required from the Company by regulatory authorities including under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

provided, however, that in no event shall the Company or its Representatives otherwise be required to provide, or make any representations with respect to, pro forma financial statements or pro forma adjustments related to the Debt Financing; provided, further, that the Company shall not be required to provide, or cause the Company Subsidiaries to provide, cooperation under this Section 5.21(d) that: (w) requires the Company, any of the Company Subsidiaries or their respective pre-Closing directors, officers, managers, general partners or employees to take any action that results in the waiver of any legal privilege, (x) unreasonably interferes with the ongoing business of the Company or any of the Company Subsidiaries, (y) requires the Company or any of the Company Subsidiaries to take any action that would reasonably be expected to conflict with or violate its Organizational Documents or any Law, or (z) requires the Company, any of the Company Subsidiaries or their respective pre-Closing directors, officers, managers, general partners or employees to execute, deliver or enter into, or perform any agreement, document or instrument, including any Debt Financing Document, with respect to the Debt Financing (other than the authorization letter referred to in clause (d)(ii)) that is effective prior to the Closing and the pre-Closing directors, managers and general partners of the Company and the Company Subsidiaries shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained, that is effective prior to the Closing. The Company hereby consents to the use of the Company’s logos and marks in connection with the Debt Financing; provided, however, that such logos and/or marks are used solely in a manner that is not intended, or reasonably likely, to harm or disparage the Company or any Company Subsidiaries or the reputation or goodwill of the Company or any Company Subsidiaries. All information provided by the Company, any of its Affiliates or any of their respective Representatives pursuant to this Section 5.21 shall be kept confidential in accordance with the Confidentiality Agreement, the provisions and restrictions of which are by this reference hereby incorporated herein; provided that nothing therein shall prohibit or limit Parent Parties from disclosing any such information to its potential financing sources or rating agencies during the syndication of the Debt Financing, subject to such financing sources and ratings agencies entering into customary confidentiality undertakings with respect to such information.

(e)      In no event shall the Company or any Company Subsidiary be required to pay any commitment or similar fee or incur any expense in connection with assisting the Parent Parties in arranging the Debt Financing that will not be reimbursed by the Parent Parties at the Closing or as a result of any information provided by the Company, any Company Subsidiary or any of their Affiliates or Representatives in connection therewith. The Parent Parties shall indemnify and hold harmless the Company, and its Equity Holders, Affiliates and Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties, in each case, actually suffered or incurred by them in connection with the arrangement of the Debt Financing or providing any of the information utilized in connection therewith (in each case, except to the extent resulting from the Company’s gross negligence, willful misconduct, or material misstatement or material omission in information required to be provided by the Company hereunder). Notwithstanding the foregoing, the Parent Parties shall not be responsible for reimbursing any such costs and expenses if such costs and expenses are incurred by the Company or Company Subsidiaries in the performance of their respective obligations pursuant to other provisions of this Agreement or other than expenses related to the Company’s preparation of its regular annual and periodic financial statements. Any out-of-pocket costs incurred in good faith by the Company and the Company Subsidiaries in connection with the cooperation contemplated by this Section 5.21 shall be included in the calculation of the Reimbursed Transaction Expenses.

(f)      To the extent that this Section 5.21 requires the Company’s cooperation with respect to any of the obligations of the Parent Parties under any Alternative Debt Financing Commitment Letter or relating to the Alternative Debt Financing, the Company’s obligations shall be limited to using its commercially reasonable efforts to cooperate in connection therewith. Notwithstanding anything to the contrary, the condition set forth in Section 6.3(b), as it applies to the Company’s obligations under this Section 5.21, shall be deemed satisfied unless the Debt Financing has not been obtained primarily as a result of the Company’s material breach of its obligations under this Section 5.21.

Section 5.22       Contingent Stock Purchase Agreement. If required pursuant to the Contingent Stock Purchase Agreement, the Company shall consummate the transactions contemplated thereby immediately prior to the Effective Time, conditioned upon the occurrence of the Closing.

Section 5.23       Bonus Matters.

(a)      From and after the date of this Agreement, the Group Companies shall not take any action to accelerate, ahead of the date on which the annual bonuses would be paid in the Ordinary Course for fiscal year 2017 (the Ordinary Course payment date, the “Bonus Payment Date”), the payment of any annual bonuses payable to any participants in accordance with the applicable bonus plans. If the Closing has not occurred as of the Bonus Payment Date, the Group Companies shall be permitted to pay such annual bonuses in accordance with the terms of the applicable bonus plans or, if determined by the board of directors of the Company, in amounts in excess of those provided for by the terms of the applicable bonus plans.

(b)     If the Closing occurs prior to the Bonus Payment Date, the Parent Parties shall cause the Group Companies to pay the annual bonuses on the Bonus Payment Date in accordance with the terms of the applicable bonus plans (which plans shall not be amended or replaced after the Closing). To the extent the Paid Bonus Amount for any participant is less than the Target Bonus Accrual Amount for such participant, then PubCo shall promptly (and in any case, within five (5) Business Days of the Bonus Payment Date) pay the aggregate of all such positive Bonus Repayment Amounts to the Exchange Agent on behalf of the Company Stockholders and the Exercising Option Holders, which the Exchange Agent shall distribute to the Company Stockholders and the Exercising Option Holders in accordance with their respective Pro Rata Percentages.

Any dispute as to the calculation of the Bonus Repayment Amount shall be submitted to and resolved by the Accounting Firm pursuant to the procedures set forth in Section 2.12(d), applied mutatis mutandis.

Section 5.24       Drag-Along Notice. If requested by Parent in writing after public announcement of the transactions contemplated by this Agreement, the Majority Stockholder shall deliver the Drag-Along Notice to the Stockholders (other than the Majority Stockholder).

Article VI

CONDITIONS TO OBLIGATIONS OF THE PARTIES

Section 6.1          Conditions to Each Party’s Obligations. The respective obligation of each Party to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or written waiver by such Party) at or prior to the Closing of the following conditions:

(a)      Injunction. There will be no effective Order of any nature prohibiting the consummation of either of the Mergers and no Law shall have been adopted that makes consummation of either of the Mergers illegal or otherwise prohibited;

(b)     HSR Act. The applicable waiting periods under the HSR Act shall have expired or been terminated;

(c)      Transaction Proposals. The approval of the Transaction Proposals shall have been duly obtained in accordance with the DGCL, each Parent Party’s Organizational Documents and the rules and regulations of NASDAQ;

(d)     Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC. All necessary permits and authorizations under state securities or “blue sky” laws, the Securities Act and the Exchange Act relating to the issuance and trading of PubCo Common Stock to be issued in the Mergers shall have been obtained and shall be in effect and such shares of PubCo Common Stock shall have been approved for listing on NASDAQ; and

(e)      Completion of Offer. The Offer shall have been completed in accordance with the terms hereof and the Proxy Statement.

Section 6.2          Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are further subject to the satisfaction (or written waiver by the Company) at or prior to the Closing of the following conditions:

(a)      Representations and Warranties. The representations and warranties of the Parent Parties contained in Article IV shall be true and correct as of the Closing Date as if made at and as of such time (except for representations and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only be true and correct as of such earlier date); provided, that this condition shall be deemed satisfied unless any and all inaccuracies in such representations and warranties, in the aggregate, would or would reasonably be expected to have a material adverse effect on the ability of the Parent Parties to consummate the transactions contemplated hereby (ignoring for the purposes of this Section 6.2(a) any qualifications by “materiality” contained in such representations or warranties);

(b)     Performance of Obligations. Each of the Parent Parties shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms hereof;

(c)      Parent Parties Officer’s Certificate. An authorized officer of the Parent Parties shall have executed and delivered to the Company a certificate (the “Parent Closing Certificate”) as to compliance with the conditions set forth in Section 6.2(a) and Section 6.2(b) hereof; and

(d)     Minimum Available Cash. The amount of Available Cash as of immediately prior to Closing shall be equal to or greater than the Necessary Cash;

(e)      Maximum Redemptions. The aggregate amount of the Parent Common Stockholder Redemptions shall not exceed 15,000,000 shares of Parent Common Stock; and

(f)      Trust Account. Subject to any Parent Common Stockholder Redemption contemporaneous with the Closing, (i) the funds contained in the Trust Account available to Parent shall be released to Parent for payment of the Total Cash Value, the aggregate amount of Estimated Closing Indebtedness relating to Indebtedness for Borrowed Money, the Estimated Closing Company Transaction Expenses, the Escrow Amount and the Administrative Expense Amount, and (ii) there shall be no actions, suits, proceedings, arbitrations or mediations pending or threatened by any Person (not including the Company and its Affiliates) with respect to or against the Trust Account that would reasonably be expected to have a material adverse effect on Parent’s ability to perform its obligations hereunder.

Section 6.3          Conditions to Obligations of the Parent Parties. The obligations of the Parent Parties to consummate the transactions contemplated by this Agreement are further subject to the satisfaction (or written waiver by the Parent Parties) at or prior to the Closing of the following conditions:

(a)      Representations and Warranties.

(i)          The representations and warranties of the Company contained in Section 3.1(a) (Organization), Section 3.2 (Authorization) and Section 3.3(c) (Capitalization) shall be true and correct in all material respects as of the Closing Date as if made at and as of such time (except for representations and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only be true and correct in all material respects as of such earlier date);

(ii)         The representations and warranties of the Company contained in Section 3.3(a) (Capitalization) and Section 3.3(b) (Capitalization) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date as if made at and as of such time (except for representations and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date);

(iii)        The representations and warranties of the Company contained in Section 3.1(b) (Organization) and Section 3.8(b) (Absence of Certain Changes) shall be true and correct in all respects as of the Closing Date as if made at and as of such time (except for representations and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only be true and correct in all respects as of such earlier date); and

(iv)       The other representations and warranties of the Company contained in Article III shall be true and correct as of the Closing Date as if made at and as of such time (except for representations and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only be true and correct as of such earlier date); provided, that this condition shall be deemed satisfied unless any and all inaccuracies in such representations and warranties, in the aggregate, result in a Material Adverse Effect (ignoring for the purposes of this Section 6.3(a)(iv) any qualifications by Material Adverse Effect or “materiality” contained in such representations or warranties).

(b)     Performance of Obligations. The Company shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms hereof;

(c)      Company Officer’s Certificate. An authorized officer of the Company shall have executed and delivered to the Parent Parties a certificate (the “Company Closing Certificate”) as to the Company’s compliance with the conditions set forth in Section 6.3(a) and Section 6.3(b);

(d)     Company Stockholder Approval. The Parent Parties shall have received a copy of the Written Consent which shall remain in full force and effect;

(e)      Maximum Redemptions. The aggregate amount of the Parent Common Stockholder Redemptions shall not exceed 15,000,000 shares of Parent Common Stock; and

(f)      No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect.

Section 6.4          Frustration of Closing Conditions. Neither the Company nor any of the Parent Parties may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, if such failure was caused by such Party’s failure to comply with any provision of this Agreement.

Article VII

CLOSING

Section 7.1          Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall occur as promptly as possible, and in any event no later than the later of (i) three (3) Business Days following the satisfaction or waiver of the conditions to the obligations of the Parties set forth in Article VI (other than those conditions that by their nature are to be fulfilled at Closing, but subject to the satisfaction or waiver of such conditions), (ii) three (3) Business Days following the final day of the Marketing Period (subject to the satisfaction or waiver of all conditions set forth in Article VI as of the date determined by this Section 7.1 (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, but subject to the satisfaction (or waiver in accordance with this Agreement by the party having the benefit of the applicable condition) of such conditions at the Closing)) or (iii) on such other date as the Parties may agree in writing. The date of the Closing shall be referred to herein as the “Closing Date”. The Closing shall take place at the offices of King & Spalding LLP located at 1180 Peachtree Street, N.E., Atlanta, Georgia 30309, at 10:00 a.m. Eastern, or at such other place or at such other time as the Parties may agree in writing.

Section 7.2          Deliveries by the Company. At the Closing, the Company will deliver or cause to be delivered to Parent (unless delivered previously) the following:

(a)      the Company Certificate of Merger, executed by the Company;

(b)     the Company Closing Certificate;

(c)      the Escrow Agreement executed by the Stockholders’ Representative;

(d)     the Tax Receivables Agreement executed by the Stockholders’ Representative;

(e)      the Payoff Letters, in a form reasonably acceptable to Parent;

(f)      the Investor Rights Agreement executed by the Majority Stockholder; and

(g)     any other document required to be delivered by the Company at Closing pursuant to this Agreement.

Section 7.3          Deliveries by Parent. At the Closing, Parent will deliver or cause to be delivered to the Company the following:

(a)      the Parent Certificate of Merger, executed by Parent;

(b)     the Escrow Agreement executed by the Parent Parties;

(c)      the Parent Closing Certificate;

(d)     the Investor Rights Agreement executed by PubCo;

(e)      the Tax Receivables Agreement executed by PubCo; and

(f)      any other document required to be delivered by the Parent Parties at Closing pursuant to this Agreement.

Article VIII

TERMINATION

Section 8.1          Termination. This Agreement may be terminated at any time at or prior to the Closing:

(a)      in writing, by mutual consent of the Parties;

(b)     by the Parent Parties if the condition set forth in Section 6.3(f) cannot be satisfied or if there has been a breach of any representation, warranty, covenant or other agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue or inaccurate after the date of this Agreement, in each case which breach, untruth or inaccuracy (i) would reasonably be expected to result in Section 6.3(a) or Section 6.3(b) not being satisfied as of the Closing Date (a “Terminating Company Breach”), and (ii) shall not have been cured within twenty (20) days after written notice from the Parent Parties of such Terminating Company Breach is received by the Company (such notice to describe such Terminating Company Breach in reasonable detail), or which breach, untruth or inaccuracy, by its nature, cannot be cured prior to the Outside Date; provided, that no Parent Party is then in material breach of any of their respective representations, warranties, covenants or other obligations under this Agreement, which breach would give rise to a failure of a condition set forth in Section 6.2(a) or Section 6.2(b);

(c)      by the Company if there has been a breach of any representation, warranty, covenant or other agreement made by any Parent Party in this Agreement, or any such representation and warranty shall have become untrue or inaccurate after the date of this Agreement, in each case which breach, untruth or inaccuracy (i) would reasonably be expected to result in Section 6.2(a) or Section 6.2(b) not being satisfied as of the Closing Date (a “Terminating Parent Breach”), and (ii) shall not have been cured within twenty (20) days after written notice from the Company of such Terminating Parent Breach is received by the Parent Parties (such notice to describe such Terminating Parent Breach in reasonable detail), or which breach, untruth or inaccuracy, by its nature, cannot be cured prior to the Outside Date; provided, that the Company is not then in material breach of any of its representations, warranties, covenants or other obligations under this Agreement, which breach would give rise to a failure of a condition set forth in Section 6.3(a) or Section 6.3(b); provided, further, that the twenty (20) day cure period for the Parent Parties to cure a Terminating Parent Breach set forth in subclause (ii) above shall not apply if such Terminating Parent Breach is a result of a breach of Section 7.1;

(d)     by written notice by any Party if the Closing has not occurred on or prior to August 21, 2017 (the “Outside Date”) for any reason other than delay and/or nonperformance of the Party seeking such termination, in which case the non-terminating Party shall be deemed to be in breach of this Agreement;

(e)      by the Parent Parties within twenty (20) days of receipt by the Parent Parties of a Supplement delivered pursuant to Section 5.8 which discloses any event, fact or circumstance that is reasonably likely to cause the failure of any condition set forth in Section 6.1 or Section 6.3 to be satisfied and such failure cannot be cured within thirty (30) days of receipt of such Supplement by the Parent Parties or, in any event, within two (2) Business Days prior to the Closing;

(f)      by the Company if there has been a Change in Recommendation; or

(g)     by Parent or the Company if the approval of the Transaction Proposals is not obtained at the Parent Common Stockholders Meeting (including any adjournments thereof).

Section 8.2          Procedure and Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1 by the Parent Parties, on the one hand, or the Company, on the other hand, written notice thereof shall forthwith be given to the other parties hereto specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be terminated and become void and have no effect, and there shall be no liability hereunder on the part of any of the Parent Parties or the Company, except that this Section 8.2, Section 5.6 (Public Announcements), Section 9.1 (Fees and Expenses), Section 9.2 (Notices), Section 9.3 (Severability), Section 9.7 (Consent to Jurisdiction, Etc.), Section 9.9 (Governing Law), Section 9.18 (No Recourse), and Section 9.21 (Trust Account Waiver) shall survive any termination of this Agreement. Nothing in this Section 8.2 shall (a) relieve or release any party to this Agreement of any liability or damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by a party’s equityholders (taking into consideration relevant matters, including other combination opportunities and the time value of money, which shall be deemed in such event to be damages of such party)) arising out of such party’s willful or intentional breach of any provision of this Agreement, or (b) impair the right of any party hereto to compel specific performance by the other party or parties, as the case may be, of such party’s obligations under this Agreement.

Article IX

MISCELLANEOUS

Section 9.1          Fees and Expenses. Except as otherwise expressly provided herein, (a) the Parent Parties shall pay their own fees, costs and expenses incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of its financial advisors, accountants and counsel, provided, that the cash of the Company following the Closing shall be used to reimburse the Parent Parties for such fees, costs and expenses, (b) the Company Transaction Expenses shall be paid by the Company at the Closing in accordance with Section 2.4(b), and (c) the Equity Holders shall be reimbursed at the Closing by the Parent Parties for any fees, costs and expenses to the extent incurred and paid by any Group Company on behalf of the Parent Parties at or prior to the Closing (including such fees, costs and expenses relating to the preparation of the Proxy Statement, the Registration Statement, any required financial statements or information included therein, and the Debt Financing) (collectively, the “Reimbursed Transaction Expenses”).

Section 9.2          Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered in person or, by facsimile or by e-mail, (b) on the next Business Day when sent by overnight courier, or (c) on the second succeeding Business Day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Parent Parties, to:

c/o Conyers Park Acquisition Corp.

31 West 52nd Street, 21st Floor

New York, New York 10019

Attention: Brian Ratzan

Telephone: (212) 429-2211

Facsimile: (212) 429-2201

E-mail: bratzan@centerviewcapital.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention:        Michael Movsovich, P.C.

Shawn P. O’Hargan

Claire E. James

Telephone:     (212) 446-4888

Facsimile:       (212) 446-4900

E-mail:             michael.movsovich@kirkland.com

sohargan@kirkland.com

claire.james@kirkland.com

If to the Company (prior to the Closing) to:

NCP-ATK Holdings, Inc.

c/o Roark Capital Group

1180 Peachtree Street, N.E.

Atlanta, Georgia 30309-3521

Attention:        Stephen D. Aronson

Telephone:     (404) 591-5210

Facsimile:       (404) 591-5201

E-mail:             sda@roarkcapital.com

with a copy (which shall not constitute notice) to:

King & Spalding LLP

1180 Peachtree Street, N.E.

Atlanta, Georgia 30309-3521

Attention:        Raymond E. Baltz, Jr.

Telephone:     (404) 572-4715

Facsimile:       (404) 572-5100

E-mail:             rbaltz@kslaw.com

If to the Stockholders’ Representative to:

Roark Capital Acquisition, LLC

c/o Roark Capital Group

1180 Peachtree Street, N.E.

Atlanta, Georgia 30309-3521

Attention:        Stephen D. Aronson

Telephone:     (404) 591-5210

Facsimile:       (404) 591-5201

E-mail:             sda@roarkcapital.com

with a copy (which shall not constitute notice) to:

King & Spalding LLP

1180 Peachtree Street, N.E.

Atlanta, Georgia 30309-3521

Attention:        Raymond E. Baltz, Jr.

Telephone:     (404) 572-4715

Facsimile:       (404) 572-5100

E-mail:             rbaltz@kslaw.com

All such notices, requests, demands, waivers and communications shall be deemed received upon (i) actual receipt thereof by the addressee, or (ii) actual delivery thereof to the appropriate address.

Section 9.3          Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 9.4          Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including by operation of law, by any Party without the prior written consent of the other Parties; provided, that the Parent Parties shall be permitted, without the consent of any other party hereto, to make a collateral assignment to any lender (or agent thereof) providing the Debt Financing or to make an assignment of any or all of its rights and interests hereunder to one or more of its Affiliates; provided, further, that, notwithstanding any such assignment, the Parent Parties shall remain liable and responsible for all of their respective obligations pursuant to this Agreement.

Section 9.5          No Third Party Beneficiaries. Except as otherwise provided in Section 5.10, Section 5.19, Section 9.17 and Section 9.18, this Agreement is exclusively for the benefit of the Company, and its respective successors and permitted assigns, with respect to the obligations of the Parent Parties under this Agreement, and for the benefit of the Parent Parties, and their respective successors and permitted assigns, with respect to the obligations of the Company under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right. Notwithstanding anything herein to the contrary, the Company shall have the right to enforce the rights of the Equity Holders to pursue damages in the event of a material breach of this Agreement by any of the Parent Parties, in which event the damages recoverable by the Company for itself and on behalf of the Equity Holders shall be determined by reference to the total amount that would have been recoverable by the Equity Holders if all such Equity Holders brought an action against the Parent Parties and were recognized as intended third party beneficiaries hereunder. Notwithstanding anything to the contrary contained herein, each of the Parties acknowledges to each of the Financing Sources, as a third party beneficiary, their direct rights against it under the Financing Source Sections, which are intended for the benefit of, and shall be enforceable by, each Financing Source, its heirs and its legal representatives.

Section 9.6          Section Headings. The Article and Section headings contained in this Agreement are exclusively for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.

Section 9.7          Consent to Jurisdiction, Etc. Each Party hereby and any Person asserting rights as a third party beneficiary may do so only if he, she or it irrevocably agrees that any Legal Dispute shall be brought only to the exclusive jurisdiction of the courts of the State of Delaware or the federal courts located in the State of Delaware, and each Party hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Dispute that is filed in accordance with this Section 9.7 is pending before a court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each Party and any Person asserting rights as a third party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any Legal Dispute, that (a) such Party is not personally subject to the jurisdiction of the above named courts for any reason, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such Party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum, or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 9.7 following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws.

EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

Section 9.8          Entire Agreement. This Agreement (including the Schedules and Exhibits attached hereto) and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement. Each Party acknowledges and agrees that, in entering into this Agreement, such Party has not relied on any promises or assurances, written or oral, that are not reflected in this Agreement (including the Schedules and Exhibits attached hereto) or the Ancillary Agreements.

Section 9.9          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including matters of validity, construction, effect, performance and remedies.

Section 9.10       Specific Performance. The Parties acknowledge that the rights of each Party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non‑breaching Party may have no adequate remedy at law. Accordingly, the Parties agree that such non-breaching Party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce its rights and the other Party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security), including any order, injunction or decree sought by such non-breaching Party to cause the other Party to perform its respective agreements and covenants contained in this Agreement. Each Party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

Section 9.11       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or e-mail shall be as effective as delivery of a manually executed counterpart of the Agreement.

Section 9.12       Amendment; Modification. This Agreement may be amended, modified or supplemented at any time only by written agreement of the Parties. Notwithstanding anything to the contrary contained herein, none of the Financing Source Sections may be modified, waived or terminated in any manner adverse to the Lenders in any material respect without the prior written consent of the lead arranger of the Debt Financing.

Section 9.13       Time of Essence. With regard to all dates and time periods set forth in this Agreement, time is of the essence.

Section 9.14       Administrative Expense Account.

(a)      The Stockholders’ Representative shall hold the Administrative Expense Amount in the Administrative Expense Account as a fund from which the Stockholders’ Representative may pay any amounts due by the Equity Holders hereunder, including, any losses, third-party fees, expenses or costs it incurs in performing its duties and obligations under this Agreement by or on behalf of the Equity Holders, including, without limitation, fees and expenses incurred pursuant to the procedures and provisions set forth in Section 2.12 and Section 5.9 and legal and consultant fees, expenses and costs for reviewing, analyzing and defending any claim or process arising under or pursuant to this Agreement or any Ancillary Agreement (collectively, “Administrative Costs”).

(b)     Amounts drawn from the Administrative Expense Account to pay Administrative Costs shall be drawn to reflect each Equity Holder’s liability for such Administrative Costs in accordance with its respective Pro Rata Percentage.

(c)      At such time, and from time to time, that the Stockholders’ Representative determines in its discretion that the Administrative Expense Amount will not be required for the payment of such fees, expenses or costs, the Stockholders’ Representative shall distribute, to the Equity Holders, based on such Person’s Pro Rata Percentage, their applicable pro rata amounts from the Administrative Expense Account.

(d)     The Stockholders’ Representative, or the Company, if requested by the Stockholders’ Representative, shall report and withhold any Taxes (from amounts paid by or from the Administrative Expense Account) as it determines may be required by any Law or regulation in effect at the time of any distribution.

Section 9.15       Stockholders’ Representative.

(a)      By adoption of this Agreement, execution of a Company Letter of Transmittal, and the acceptance of any portion of the Merger Consideration, each Equity Holder hereby designates the Stockholders’ Representative to execute any and all instruments or other documents on behalf of such Equity Holder, and to do any and all other acts or things on behalf of such Equity Holder, which the Stockholders’ Representative may deem necessary or advisable, or which may be required pursuant to this Agreement, the Ancillary Agreements or otherwise, in connection with the consummation of the transactions contemplated hereby or thereby and the performance of all obligations hereunder or thereunder at or following the Closing, including, but not limited to, the exercise of the power to: (i) execute the Ancillary Agreements on behalf of each Equity Holder; (ii) act for each Equity Holder with respect to any Merger Consideration Adjustment and the Ancillary Agreements; (iii) give and receive notices and communications to or from the Parent Parties and/or the Escrow Agent relating to this Agreement, the Ancillary Agreements or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement or any Ancillary Agreement expressly contemplates that any such notice or communication shall be given or received by such Equity Holders individually); and (iv) take all actions necessary or appropriate in the judgment of the Stockholders’ Representative for the accomplishment of the foregoing. The Stockholders’ Representative shall have authority and power to act on behalf of each Equity Holder with respect to the disposition, settlement or other handling of all claims under this Agreement or the Ancillary Agreements and all rights or obligations arising hereunder or thereunder. The Equity Holders shall be bound by all actions taken and documents executed by the Stockholders’ Representative in connection with this Agreement and the Ancillary Agreements, and the Parent Parties shall be entitled to rely on any action or decision of the Stockholders’ Representative. The Stockholders’ Representative shall receive no compensation for its services. Notices or communications to or from the Stockholders’ Representative shall constitute notice to or from each Equity Holder.

(b)     In performing the functions specified in this Agreement, the Stockholders’ Representative shall not be liable to any Equity Holder in the absence of gross negligence or willful misconduct on the part of the Stockholders’ Representative. Each Equity Holder shall severally (based on each such Equity Holder’s Pro Rata Percentage), and not jointly, indemnify and hold harmless the Stockholders’ Representative from and against any loss incurred without gross negligence or willful misconduct on the part of the Stockholders’ Representative and arising out of or in connection with the acceptance or administration of its duties hereunder. From and after the Closing, if the Stockholders’ Representative determines that the amounts in the Administrative Expense Account are insufficient to satisfy current or future (whether realized or potential) Administrative Costs, it shall be entitled to withhold on a pro rata basis from amounts otherwise due to the Equity Holders under this Agreement or under any Ancillary Agreement amounts as it deems necessary to provide for such Administrative Costs; provided that such amounts shall be deemed to be included in the Administrative Expense Account.

Section 9.16       Schedules. Disclosure of any fact or item in any Schedule hereto referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to every other Section in this Agreement in respect of which the applicability of such disclosure is reasonably apparent on its face. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Schedules is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement or otherwise.

Section 9.17       Conflict Waiver. King & Spalding LLP has represented the Company and the Equity Holders. All Parties recognize the commonality of interest that exists and will continue to exist until Closing, and the Parties agree that such commonality of interest should continue to be recognized after the Closing. Specifically, the Parent Parties agree that (a) it shall not, and shall not cause the Company or any Affiliate of the Company to, seek to have King & Spalding LLP disqualified from representing any Equity Holder or such Equity Holder’s Affiliates in connection with any dispute that may arise between such parties and the Parent Parties or the Company in connection with this Agreement or the transactions contemplated by this Agreement, and (b) in connection with any such dispute, the Equity Holders or the Equity Holders’ Affiliates involved in such dispute (and not the Parent Parties or any Group Company) will have the right to decide whether or not to waive the attorney-client privilege that may apply to any communications between the Company and King & Spalding LLP that occurred prior to the Closing.

Section 9.18       No Recourse. Except to the extent otherwise set forth in the Ancillary Agreements and subject to the rights of the parties to the Debt Commitment Letter under the terms thereof, all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the Parties. No Person who is not a Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any of the foregoing or any Financing Source (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby, or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach (other than as set forth in the Ancillary Agreements and subject to the rights of the parties to the Debt Commitment Letter under the terms thereof), and, to the maximum extent permitted by Laws, each Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Laws (other than as set forth in the Ancillary Agreements and subject to the rights of the parties to the Debt Commitment Letter under the terms thereof), (a) each Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Party or otherwise impose liability of a Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise, and (b) each Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement. Notwithstanding the foregoing, nothing in this Section 9.18 shall in any way limit the rights of the Company from and after the Closing Date under the Debt Commitment Letter or the definitive debt documents executed in connection with the Debt Financing (but not, for the avoidance of doubt, under this Agreement) to the extent that the Company is party thereto, and nothing in this Section 9.18 shall in any way limit or qualify the obligations and liabilities of the parties to the Debt Commitment Letter to each other or in connection therewith. Notwithstanding anything to the contrary contained in this Agreement, each of the Parties hereby agrees (i) that it will not bring or support an action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof (any of the foregoing, a “Financing Source Action”), in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (ii) that any Financing Source Action shall be governed by and interpreted and enforced in accordance with the Laws of the State of New York and (iii) to waive, and hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any Financing Source Action.

Section 9.19       Construction.

(a)      Unless the context of this Agreement otherwise clearly requires, (i) references to the plural include the singular, and references to the singular include the plural, (ii) references to one gender include the other gender, (iii) the words “include”, “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”, (iv) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (v) the terms “day” and “days” mean and refer to calendar day(s), (vi) any statement in this Agreement to the effect that any information, document, or other material has been “made available” by any of the Group Companies or the Equity Holders shall mean that a true, correct, and complete copy of such information, document, or other material was included in and available at the “Project Buffalo” online data site hosted by Intralinks at https://www.intralinks.com/ at least two (2) Business Days prior to the date hereof, and (vii) the terms “year” and “years” mean and refer to calendar year(s).

(b)     Unless otherwise set forth in this Agreement and for disclosure purposes only if made available to Parent, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof, and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular Law means such Law, as amended, modified, supplemented or succeeded from time to time and in effect on the date hereof. All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified.

(c)      This Agreement shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it.

Section 9.20       Non-Survival.

(a)      None of the representations, warranties or pre-Closing covenants of the Company in this Agreement (or in any Ancillary Agreement or other document, certificate or instrument delivered pursuant to or in connection with this Agreement) shall survive the Closing. The Parent Parties acknowledge and agree that, in the event that the Closing occurs, no party hereto may bring a claim, suit, action or proceeding against any Equity Holder or any of their respective Affiliates, claiming, based upon or arising out of a breach of any such representations, warranties or any covenants the performance of which is substantially in the period prior to Closing.

(b)     The representations and warranties of the Parent Parties in this Agreement (or in any document, certificate or instrument delivered pursuant to or in connection with this Agreement) shall survive the Closing for a period of one (1) year.

(c)      The covenants and agreements contained in or made pursuant to this Agreement (or in any document, certificate or instrument delivered pursuant to or in connection with this Agreement) that by their terms apply in whole or in part after the Closing shall survive the Closing in accordance with their terms.

Section 9.21       Trust Account Waiver. Notwithstanding anything else in this Agreement, the Group Companies and the Equity Holders acknowledge that they have read the prospectus dated July 14, 2016 (the “Prospectus”) and understand that Parent has established the Trust Account for the benefit of Parent’s public stockholders and that Parent may disburse monies from the Trust Account only (a) to Parent in limited amounts from time to time in order to permit Parent to pay its operating expenses, (b) if Parent completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus, and (c) if Parent fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Parent in limited amounts to permit Parent to pay the costs and expenses of its liquidation and dissolution, and then to Parent’s public stockholders. All liabilities and obligations of Parent due and owing or incurred at or prior to the Closing shall be paid as and when due, including all amounts payable (x) to Parent’s public stockholders in the event they elect to have their shares redeemed in accordance with Parent’s Organizational Documents and/or the liquidation of Parent, (y) to Parent after, or concurrently with, the consummation of a Business Combination, and (z) to Parent in limited amounts for its operating expenses and tax obligations incurred in the Ordinary Course. The Group Companies and the Equity Holders further acknowledge that, if the transactions contemplated by this Agreement (or, upon termination of this Agreement, another Business Combination) are not consummated by July 20, 2018, Parent will be obligated to return to its stockholders the amounts being held in the Trust Account, unless such date is otherwise extended. Upon the Closing, Parent shall cause the Trust Account to be disbursed to Parent and as otherwise contemplated by this Agreement. Accordingly, the Group Companies and the Equity Holders, for each of themselves and their respective subsidiaries, affiliated entities, directors, officers, employees, stockholders, representatives, advisors and all other associates and Affiliates, hereby waive all rights, title, interest or claim of any kind to collect from the Trust Account any monies that may be owed to them by Parent for any reason whatsoever, including for a breach of this Agreement by Parent or any negotiations, agreements or understandings with Parent (whether in the past, present or future), and will not seek recourse against the Trust Account at any time for any reason whatsoever, in each case except as expressly contemplated by this Agreement; provided, that (i) nothing herein shall serve to limit or prohibit the Group Companies’ right to pursue a claim against Parent for legal relief against assets held outside the Trust Account, for specific performance or other equitable relief, and (ii) nothing herein shall serve to limit or prohibit any claims that the Group Companies may have in the future against Parent’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds). This paragraph will survive the termination of this Agreement for any reason.

[Signatures follow on next page.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

PARENT:

CONYERS PARK ACQUISITION CORP.

By:	/s/ Brian Ratzan
Name: Brian Ratzan
Title: Chief Financial Officer

PUBCO:

THE SIMPLY GOOD FOODS COMPANY

By:	/s/ Brian Ratzan
Name: Brian Ratzan
Title: Vice President

INTERMEDIATELLC:

ATKINS INTERMEDIATE HOLDINGS, LLC

By:	/s/ Brian Ratzan
Name: Brian Ratzan
Title: Vice President

 [Signature Page to Agreement and Plan of Merger]

PARENT MERGER SUB:

CONYERS PARK PARENT MERGER SUB

By:	/s/ Brian Ratzan
Name: Brian Ratzan
Title: Vice President

COMPANY MERGER SUB 1:

CONYERS PARK MERGER SUB 1

By:	/s/ Brian Ratzan
Name: Brian Ratzan
Title: Vice President

COMPANY MERGER SUB 2:

CONYERS PARK MERGER SUB 2

By:	/s/ Brian Ratzan
Name: Brian Ratzan
Title: Vice President

COMPANY MERGER SUB 3:

CONYERS PARK MERGER SUB 3

By:	/s/ Brian Ratzan
Name: Brian Ratzan
Title: Vice President

COMPANY MERGER SUB 4:

CONYERS PARK MERGER SUB 4

By:	/s/ Brian Ratzan
Name: Brian Ratzan
Title: Vice President

 [Signature Page to Agreement and Plan of Merger]

COMPANY:

NCP-ATK HOLDINGS, INC.

By:	/s/ Stephen D. Aronson
Name: Stephen D. Aronson
Title: Authorized Signatory

STOCKHOLDERS’ REPRESENTATIVE:

ROARK CAPITAL ACQUISITION, LLC, solely in its capacity as the Stockholders’ Representative

By:	/s/ Stephen D. Aronson
Name: Stephen D. Aronson
Title: Authorized Signatory

MAJORITY STOCKHOLDER:

ATKINS HOLDINGS, LLC, solely in its capacity as the Majority Stockholder

By:	/s/ Stephen D. Aronson
Name: Stephen D. Aronson
Title: Authorized Signatory

 [Signature Page to Agreement and Plan of Merger]

EXHIBIT A

DEFINITIONS

For purposes of this Agreement, each of the following terms (including the singular and plural thereof, as applicable) shall have the meaning set forth below:

“Accrued Bonus Amount” means the amount of the accrued annual bonus for each participant in the bonus plans as of immediately prior to the Closing (which amounts shall be accrued in accordance with GAAP).

“Actions” means actions, mediations, suits, litigations, arbitrations, claims, or proceedings brought by or in front of any Governmental Entity.

“Administrative Expense Account” means the account maintained by the Stockholders’ Representative into which the payment required by the Equity Holders in accordance with Section 2.4(d) shall be made and any successor account in which the Administrative Expense Amount shall be held by the Stockholders’ Representative.

“Administrative Expense Amount” means $1,000,000, and any earnings on such amount, as such amount may be reduced from time to time by payments made therefrom in accordance with the terms of this Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by, or under common control with, such specified Person.

“Aggregate Option Exercise Price” means the aggregate exercise price payable by the Exercising Option Holders with respect to the exercise of the Options underlying the Exercised Option Shares.

“Ancillary Agreements” means the Confidentiality Agreement, the Voting Agreement, the Investor Rights Agreement, the Escrow Agreement, the Option Exercise Agreement, the Exchange Agent Agreement, the Tax Receivables Agreement and the other documents delivered pursuant to this Agreement.

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption and bribery, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act of 2010.

“Applicable Withholding Amount” means such amounts as are required to be withheld or deducted under the Code or any applicable provision of Law with respect to payments made in respect of the Exercised Option Shares.

“Available Cash” as of the Closing, shall equal (a) the Cash and Cash Equivalents, plus (b) the amount of the funds contained in the Trust Account as of immediately prior to the Closing and after giving effect to the completion of the Offer and any Parent Common Stockholder Redemptions and the payment of any Deferred Underwriting Fees, plus (c) the amount of Available Debt Financing Proceeds, plus (d) the amount of proceeds from any Permitted Equity Financing.

“Available Debt Financing Proceeds” as of the Closing, shall equal the net cash proceeds from the Debt Financing.

“Balance Sheet Date” means the date of the Interim Balance Sheet.

“Bonus Repayment Amount” means an amount per participant in the bonus plans, which shall not be negative, equal to (a) the Accrued Bonus Amount for such participant, multiplied by (b) (i) the Target Bonus Accrual Amount for such participant minus the Paid Bonus Amount for such participant, divided by (ii) the Target Bonus Accrual Amount for such participant.

“Business Combination” has the meaning given to such term in the Amended and Restated Certificate of Incorporation of Parent.

“Business Day” means any day except Saturday, Sunday or any days on which banks are generally not open for business in New York, New York.

“Cash Amount” means an amount in cash equal to (a) the Total Per Share Amount multiplied by (b) the Cash Percentage.

“Cash and Cash Equivalents” means the cash, cash equivalents, checks received but not cleared and deposits in transit of the Group Companies as of 11:59 p.m. Mountain Time on the day immediately prior to the Closing Date, measured in accordance with GAAP and absent any effects of the transactions contemplated hereby. For the avoidance of doubt, Cash and Cash Equivalents will be reduced by any cash overdrafts, issued but uncleared checks or other negative balances, and any amounts received pursuant to Section 4 of that certain term sheet referenced as Item 1 on Schedule NWC.

“Cash Deficit” means the amount, if any, by which the Estimated Closing Cash is greater than the Final Closing Cash.

“Cash Percentage” means the percentage equal to (a) the Total Cash Value plus the Aggregate Option Exercise Price, divided by (b) the Merger Consideration plus the Aggregate Option Exercise Price.

“Cash Surplus” means the amount, if any, by which the Final Closing Cash is greater than the Estimated Closing Cash.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, and any similar state Law.

“Code” means the United States Internal Revenue Code of 1986, as amended, or any successor Law.

“Company Benefit Plan” means each Employee Benefit Plan that is maintained, sponsored, contributed to, or required to be contributed to by any Group Company or with respect to which any Group Company has any current or contingent liability or obligation.

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company; provided, that the term Company Common Stock shall not include any Exercised Option Shares.

“Company Dissenting Shares” means any shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal rights have been properly demanded in accordance with the DGCL in connection with the Company Merger.

“Company Owned Intellectual Property” means all Company Intellectual Property that is owned or purported to be owned by any Group Company.

“Company Registered IP” means all registrations, issuances, and applications for Intellectual Property owned by any Group Company, including any of the foregoing set forth on Schedule 3.10(a).

“Company Software” means any software owned or purported to be owned by any Group Company.

“Company Stockholders” means the holders of Company Common Stock.

“Company Subsidiary” means any Subsidiary of the Company.

“Company Transaction Expenses” means the legal, accounting, financial advisory, and other advisory, transaction or consulting fees and expenses incurred and paid by the Group Companies, the Stockholders’ Representative or the Equity Holders (but, with respect to the Stockholders’ Representative or the Equity Holders, only to the extent a Group Company is obligated to pay such fees or expenses) in connection with the transactions contemplated by this Agreement and/or sale process and/or IPO consideration conducted by the Company prior to pursuing the transactions contemplated by this Agreement, including, without limitation, (a) any fees and expenses payable under the terms of the Management Agreement or related to the termination of any Contract with an Affiliate, (b) all severance, transaction-related bonuses, stay and pay bonuses, retention awards, change in control payments or other similar payments or benefits to the extent triggered by the transactions contemplated hereby and payable by any Group Company in connection with the consummation of the transactions contemplated by this Agreement, and (c) the employer’s share of payroll, social security,

Medicare and unemployment Taxes and other similar assessments arising out of the provision of the items under clause (b) and the payments in respect of the Options, in each case, to the extent not paid at or prior to the Closing by the Group Companies, the Stockholders’ Representative or the Equity Holders.

“Company Transaction Expenses Deficit” means the amount, if any, by which the Final Closing Company Transaction Expenses is greater than the Estimated Closing Company Transaction Expenses.

“Company Transaction Expenses Surplus” means the amount, if any, by which the Estimated Closing Company Transaction Expenses is greater than the Final Closing Company Transaction Expenses.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated August 15, 2016, by and among the Majority Stockholder, Parent and Parent Sponsor.

“Contingent Stock Purchase Agreement” means that certain Contingent Stock Purchase Agreement, dated January 10, 2014, by and between the Company and Robert C. Gandert.

“Contingent Stock Purchase Payment Amount” means the amount payable by the Company pursuant to the Contingent Stock Purchase Agreement, if the Company is required to make such payment pursuant to the terms of the Contingent Stock Purchase Agreement, net of the exercise price of any Options exercised in connection with such repurchase.

“Contingent Stock Purchase Shares” means the number of shares of Company Common Stock repurchased pursuant to the Contingent Stock Purchase Agreement, if any.

“Contract” means any contract, lease, license, indenture, instrument, undertaking or other legally enforceable agreement, oral or written, to which any Group Company or Equity Holder is a party and is bound.

“Data Security Requirements” means all of the following to the extent relating to personal, sensitive or confidential information or data (including Personal Data) or otherwise relating to privacy or data security: (i) applicable Laws, (ii) industry standards applicable to the industry in which any Group Company operates (including the Payment Card Industry Data Security Standard (PCI DSS)), (iii) contractual obligations by which a Group Company is bound, and (iv) each Group Company’s own rules, policies and procedures.

“Deferred Underwriting Fees” means the amount of deferred underwriting fees in connection with Parent’s initial public offering payable to the underwriters upon consummation of a Business Combination held in the Trust Account, which amount will not exceed $8,100,312.50.

“Drag-Along Notice” means the written notice provided to each Company Stockholder (except the Majority Stockholder) by the Majority Stockholder pursuant to Section 1 of each such Company Stockholder’s Stockholder Agreement in which each such Company Stockholder agrees to sell, and sells, all of the shares of Company Common Stock owned by such Company Stockholder on the same terms and conditions as the sale of the Majority Stockholder’s shares of Company Common Stock, in the form attached hereto as Exhibit L.

“Due Diligence Materials” means the information set forth in management presentations relating to the Group Companies made available to the Parent Parties, their respective Affiliates or their respective Representatives, in materials made available in any “data room” (virtual or otherwise), including any cost estimates delivered or made available, financial projections or other projections, in presentations by the management of the Group Companies, in “break-out” discussions, in responses to questions submitted by or on behalf of the Parent Parties, their respective Affiliates or their respective Representatives, whether orally or in writing, in materials prepared by or on behalf of the Company, or in any other form.

“Employee Benefit Plan” means “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and each other retirement, deferred or incentive compensation, bonus, stock purchase, stock option, restricted stock, restricted stock unit, share appreciation right, phantom equity, equity or equity-based, employment, change in control, severance, separation, retention, vacation, paid time off, welfare benefit, fringe benefit, or other benefit or compensation plan, policy, contract, agreement, program, or arrangement.

“Environmental Laws” means all federal, state and local Laws relating to public or worker health and safety, protection of the environment (including surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or ambient air), pollution, or Hazardous Substances (including exposure to or Release of Hazardous Substances).

“Environmental Permits” means all Licenses applicable to any Group Company issued pursuant to Environmental Laws.

“Equity Holders” means the Company Stockholders, the Option Holders and the Warrant Holders.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means SunTrust Bank.

“Escrow Agreement” means the Escrow Agreement, by and among PubCo, the Stockholders’ Representative and the Escrow Agent, substantially in the form attached hereto as Exhibit G.

“Escrow Amount” means an amount equal to $7,000,000.00.

“Escrow Fund” has the meaning given to such term in the Escrow Agreement.

“Estimated Net Working Capital Deficit” means the amount, if any, by which the Target Net Working Capital is greater than the Estimated Closing Net Working Capital as set forth on the Closing Date Financial Certificate.

“Estimated Net Working Capital Surplus” means the amount, if any, by which the Estimated Closing Net Working Capital is greater than the Target Net Working Capital as set forth on the Closing Date Financial Certificate.

“Exchange Agent” means Continental Stock Transfer & Trust Company.

“Exchange Agent Agreement” means the paying and exchange agent agreement to be entered into at or prior to Closing by PubCo, Parent, the Company, the Stockholders’ Representative and the Exchange Agent, substantially in the form attached hereto as Exhibit J.

“Ex-Im Laws” means all U.S. and non-U.S. Laws relating to export, reexport, transfer, and import controls, including, without limitation, the Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Final Closing Cash” means the aggregate amount of Closing Cash set forth in the Final Closing Statement.

“Final Closing Company Transaction Expenses” means the aggregate amount of Closing Company Transaction Expenses set forth in the Final Closing Statement.

“Final Closing Indebtedness” means the aggregate amount of Closing Indebtedness set forth in the Final Closing Statement.

“Final Closing Net Working Capital” means the aggregate amount of Closing Net Working Capital set forth in the Final Closing Statement.

“Final Closing Statement” means the Preliminary Closing Statement as finally determined pursuant to Section 2.12.

“Final Deficit” means the amount, if any, by which (a) the sum of (i) the Net Working Capital Deficit, if any, (ii) the Cash Deficit, if any, (iii) the Indebtedness Deficit, if any, and (iv) the Company Transaction Expenses Deficit, if any, is greater than (b) the sum of (i) the Net Working Capital Surplus, if any, (ii) the Cash Surplus, if any, (iii) the Indebtedness Surplus, if any, and (iv) the Company Transaction Expenses Surplus, if any.

“Final Surplus” means the amount, if any, by which (a) the sum of (i) the Net Working Capital Surplus, if any, (ii) the Cash Surplus, if any, (iii) the Indebtedness Surplus, if any, and (iv) the Company Transaction Expenses Surplus, if any, is greater than (b) the sum of (i) the Net Working Capital Deficit, if any, (ii) the Cash Deficit, if any, (iii) the Indebtedness Deficit, if any, and (iv) the Company Transaction Expenses Deficit, if any.

“Financing Sources” means any lender, agent or arranger that commits to provide, or otherwise enters into agreements with any Parent Party or its affiliates in connection with, the Debt Financing, including the Debt Commitment Letter, any joinders to such letter or any definitive documentation relating thereto, together with such Person’s successors, assigns, affiliates, officers, directors, employees and representatives and their respective successors, assigns, affiliates, officers, directors, employees and representatives.

“Financing Source Sections” means each of Section 9.5, Section 9.12 and Section 9.18.

“Fully Diluted Shares” means, as of the time of determination, the sum of (a) the aggregate number of shares of Company Common Stock issued and outstanding as of such time (other than those shares of Company Common Stock that will be cancelled pursuant to Section 2.6(b) and the Contingent Stock Purchase Shares, if applicable), plus (b) the aggregate number of Exercised Option Shares.

“GAAP” means generally accepted accounting principles in the United States.

“Government Official” shall mean any officer or employee of a Governmental Entity or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any Person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public organization.

“Governmental Entity” means any federal, state or local government, any political subdivision thereof or any court, administrative or regulatory agency, department, instrumentality, tribunal, arbitrator, legislative body, authority, body or commission or other governmental authority or agency, or arbitral body (public or private), in the United States or in a foreign jurisdiction.

“Group Companies” means, collectively, the Company and each of the Company Subsidiaries.

“Hazardous Substance” means any waste, pollutant, contaminant, hazardous substance, toxic or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process-intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, the use, handling or disposal of which by the Group Companies is governed by or subject to applicable Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, without duplication, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, breakage costs, fees and premiums) of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures, hedging or swap arrangements or similar contracts or instruments, (c) for the deferred purchase price of assets, property, goods or services (other than trade payables, or accruals incurred in the Ordinary Course) and with respect to any conditional sale, title retention, consignment or similar arrangements, (d) under capital leases, (e) by which such Person assured a creditor against loss, including letters of credit and bankers’ acceptances, in each case to the extent drawn upon or currently payable and not contingent, (f) for earn-out or contingent payments related to acquisitions or investments, (g) in respect of dividends declared or distributions payable, (h) for income Taxes, net of any prepaid and refundable income Taxes (which prepaid and refundable income Taxes, for the avoidance of doubt, shall not include any Excess AMT Credits or Company Pre-Closing Tax Attributes (each as defined in the Tax Receivables Agreement)), (i) for payments to Affiliates of such Person (excluding, for purposes of the Company, any payments owed to other Group Companies or any amounts included in the definition of Company Transaction Expenses), and (j) in the nature of guarantees of the obligations described in clauses (a) through (h) above of any other Person, in each case excluding intercompany indebtedness.

“Indebtedness Deficit” means the amount, if any, by which the Final Closing Indebtedness is greater than the Estimated Closing Indebtedness.

“Indebtedness for Borrowed Money” shall mean the aggregate principal amount and accrued and unpaid interest of Indebtedness of the Company and the Company Subsidiaries pursuant to the instruments set forth on Exhibit H.

“Indebtedness Surplus” means the amount, if any, by which the Estimated Closing Indebtedness is greater than the Final Closing Indebtedness.

“Intellectual Property” means all intellectual property or other proprietary rights, including all of the following in any jurisdiction throughout the world: (a) trademarks, service marks, trade names, trade dress, logos, Internet domain names, Internet websites and URLs, social media identifiers and other indicia of origin (collectively, “Trademarks”); (b) patents and patent applications; (c) copyrights and copyrightable works; (d) registrations and applications for any of the foregoing; (e) trade secrets and other confidential information, including know-how, processes, methods, techniques, inventions, formulae, recipes, and compositions, customer and supplier lists, and business and marketing plans; (f) software, data, databases and documentation therefor; (g) rights of publicity, including the right to use the name, likeness, image, signature and biographical information of any natural Person; and (h)) any goodwill associated with each of the foregoing.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC promulgated thereunder.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Knowledge of the Company” means the knowledge of Joseph E. Scalzo, Shaun Mara, Annita Menogan, Scott Parker, Hanno Holm, Robert Gandert, Keri Sorce and Don Jones after due inquiry.

“Law” means any common law, statutes, rules, codes, regulations, ordinances, determinations or orders of, or issued by, applicable Governmental Entities.

“Legal Dispute” means any action, suit or proceeding between or among the Parties arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or any related document.

“Licenses” means all licenses, permits (including environmental, construction and operation permits) and certificates issued by any Governmental Entity.

“Liens” means mortgages, liens, pledges, security interests, charges, claims, restrictions, licenses, deeds of trust, defects in title, contingent rights or other burdens, options or encumbrances.

“Majority Stockholder” means Atkins Holdings LLC, a Georgia limited liability company.

“Management Agreement” means the Amended and Restated Management Advisory and Consulting Services Agreement, dated April 3, 2013, by and between the Company and Roark Capital Management, LLC.

“Marketing Period” means the first period of ten (10) consecutive Business Days beginning on the date that the Proxy Statement is mailed to shareholders; provided, that (a) the Marketing Period shall end on any earlier date on which the Debt Financing is consummated, (b) May 29, 2017 and July 3, 2017 shall not constitute a Business Day for purposes of the Marketing Period and (c) the Marketing Period shall not be deemed to have commenced if, prior to the completion of such ten (10) consecutive Business Day period, (A) the Company’s auditor shall have withdrawn its audit opinion with respect to any financial information or financial statements included in the Required Financial Information, in which case the Marketing Period shall instead be deemed to commence when an updated Proxy Statement (including a new unqualified audit opinion issued with respect to the consolidated financial statements of the Company for the applicable periods by another independent public accounting firm of recognized national standing reasonably acceptable to the Parent) is mailed to shareholders, or (B) the Company shall have publicly announced any intention to, or determined that it must, restate any financial information or financial statements included in the Required Financial Information or publicly announced that any such restatement is under consideration or is a possibility, in which case the Marketing Period shall instead be deemed to commence when an updated Proxy Statement (including restatement financial information or financial statements) is mailed to shareholders or the Company or the Company has determined and announced that no such restatement is required in accordance with GAAP. For the avoidance of doubt, if the Marketing Period shall have commenced in accordance with the terms of this definition and, during the course of the Marketing Period the Company shall be required to deliver additional financial information pursuant to Section 5.21, the delivery of such additional information in accordance with the aforementioned provisions shall not cause the Marketing Period to reset or restart.

“Material Adverse Effect” means any event, change, development, effect or occurrence that, individually or in the aggregate with all other events, changes, developments, effects or occurrences, has had or would reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, that the term “Material Adverse Effect” shall not include any event, change, development, effect or occurrence to the extent caused by (a) changes or proposed changes in laws, regulations or interpretations thereof or decisions by courts or any Governmental Entity, (b) changes or proposed changes in GAAP, (c) actions or omissions of the Group Companies taken with the consent of any of the Parent Parties pursuant to this Agreement, (d) actions or omissions of the Group Companies required by this Agreement or the Ancillary Agreements, (e) actions or omissions of the Parent Parties and their respective Affiliates, (f) general economic conditions, including changes in the credit, debt, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or any disruption of such markets), in each case, in the United States or anywhere else in the world, (g) events or conditions generally affecting the industries in which the Group Companies operate, (h) global, national or regional political conditions, including national or international hostilities, acts of terror or acts of war, sabotage or terrorism or military actions or any escalation or worsening of any hostilities, acts of war, sabotage or terrorism or military actions, (i) pandemics, earthquakes, hurricanes, tornados or other natural disasters, (j) the announcement or pendency of this Agreement or the transactions contemplated hereby or the identity of the Parent Parties in connection with the transactions contemplated hereby, (k) any matter to the extent the impact thereof is quantified in the Schedules, (l) the failure by any Group Company to take any action that is prohibited by this Agreement unless Parent has consented in writing to the taking thereof, (m) any change or prospective change in any Group Company’s credit ratings, or (n) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position (provided, that the matters described in clauses (a), (b) and (f) through (h) shall be included in the term “Material Adverse Effect” to the extent any such matter has a disproportionate, materially adverse impact on the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, relative to other participants in the same business as the Group Companies).

“Material Customer” means each of the top ten (10) customers of the Group Companies based on amounts paid for goods or services during the Company’s fiscal year ended August 27, 2016.

“Material Supplier” means (a) each of the top ten (10) suppliers and vendors of goods and services to the Group Companies based on amounts paid for goods or services during the fiscal year ended August 27, 2016, (b) any sole source supplier of any good or services of the Group Companies, other than any sole source supplier providing goods or services for which the Group Companies can readily obtain a replacement supplier without a material increase in the cost of supply and (c) any manufacturer of any goods of the Group Companies, other than any manufacturer manufacturing or producing goods for which the Group Companies can readily obtain a replacement manufacturer without a material increase in the cost of supply; provided, that suppliers of frozen meals shall not be considered “Material Suppliers” hereunder.

“Necessary Cash” means (a) the Total Cash Value, plus (b) the Estimated Closing Indebtedness with respect to Indebtedness for Borrowed Money, plus (c) the Estimated Closing Company Transaction Expenses, plus (d) the Escrow Amount, plus (e) the Administrative Expense Amount, plus (f) the Warrant Payment Amount, plus (g) the Contingent Stock Purchase Payment Amount.

“Net Working Capital” means (a) the consolidated current assets of the Group Companies (including amounts not yet received pursuant to (i) Section 1 of that certain term sheet referenced as Item 1 on Schedule NWC and (ii) that certain transition services agreement referenced as Item 2 on Schedule NWC; and excluding Cash and Cash Equivalents, deferred financing costs of the Group Companies, the deferred Tax assets of the Group Companies, prepaid and refundable income Taxes of the Group Companies, the prepaid management fees of the Group Companies and any amounts not yet received pursuant to Section 4 of that certain term sheet referenced as Item 1 on Schedule NWC), minus (b) the consolidated current liabilities of the Group Companies excluding all Indebtedness and amounts payable to Affiliates as of 11:59 p.m. Mountain

Time on the day immediately prior to the Closing Date in each case determined in accordance with GAAP. Exhibit I is included for illustrative purposes only.

“Net Working Capital Deficit” means the amount by which the Estimated Closing Net Working Capital is greater than the Final Closing Net Working Capital.

“Net Working Capital Surplus” means the amount by which the Final Closing Net Working Capital is greater than the Estimated Closing Net Working Capital.

“Option” means a stock option to purchase or acquire Company Common Stock granted by the Company under the Stock Option Plan or otherwise.

“Option Agreement” means an option certificate or other agreement pursuant to which an Option Holder has been granted Options by the Company, a complete list of which is set forth on Schedule 3.3(a).

“Option Holder” means a holder of Options.

“Order” means any award, order, judgment, writ, injunction, ruling or decree entered, issued, made or rendered by any Governmental Entity of competent jurisdiction.

“Ordinary Course” means, with respect to any Party, the ordinary course of business consistent with the past practices of such Party.

“Organizational Documents” means (a) the certificate of incorporation, (b) bylaws, (c) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person, (d) any limited liability company, partnership or shareholder agreement, and (e) any amendment to any of the foregoing.

“Paid Bonus Amount” means, for each participant in the bonus plans, the actual amount of the annual bonus paid to such participant under and pursuant to the terms of the applicable annual bonus plans on the Bonus Payment Date.

“Parent Class B Stock” means the Class B common stock, par value $0.0001 per share, of Parent.

“Parent Common Stock” means the Class A common stock, par value $0.0001 per share, of Parent.

“Parent Common Stockholder Redemption” means the right held by certain stockholders of Parent to redeem all or a portion of their shares of Parent Common Stock upon the consummation of a Business Combination, for a per share redemption price of cash equal to (a) the aggregate amount then on deposit in the Trust Account as of two (2) Business Days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to Parent to pay certain Taxes, divided by (b) the number of then outstanding shares of Parent Common Stock issued in connection with Parent’s initial public offering.

“Parent Material Contract” means a material contract, as such term is defined in Regulation S-K of the SEC, to which Parent is party.

“Parent Preferred Stock” means the preferred stock, par value $0.0001 per share, of Parent.

“Parent Reports” means each form, statement, registration statement, prospectus, report, schedule, proxy statement and other document (including exhibits and schedules thereto and the other information incorporated therein) filed with or furnished to the SEC on a voluntary basis or otherwise since May 2, 2016 by Parent pursuant to the Securities Act or the Exchange Act, including any amendments thereto.

“Parent Sponsor” means Conyers Park Sponsor LLC, a Delaware limited liability company.

“Parent Stockholders” means the holders of Parent Common Stock or Parent Class B Stock.

“Payoff Letters” means the payoff letters from each lender of Closing Indebtedness relating to Indebtedness for Borrowed Money evidencing the aggregate amount of such Closing Indebtedness outstanding as of the Closing Date (including any interest accrued thereon and any prepayment or similar penalties and expenses associated with the prepayment of such Indebtedness on the Closing Date) and an agreement that, if such aggregate amount so identified is paid to such lender on the Closing Date, such Closing Indebtedness shall be repaid in full and that all Liens (except for Permitted Liens) affecting any property and/or proceeds of property of the Company will be released.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or that are being contested in good faith with adequate reserves established, (b) statutory Liens of landlords with respect to Leased Real Property, (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the Ordinary Course and not yet due and payable, (d) in the case of Leased Real Property, zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title of record, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by the applicable Group Company, (e) Liens securing the Indebtedness of any Group Company to be released on or prior to Closing, and (f) in the case of Intellectual Property, non-exclusive licenses that are granted to a Group Company incidental to the receipt of services by such Group Company or are granted by a Group Company to a third party in the Ordinary Course.

“Person” means any individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization or other entity or any Governmental Entity.

“Personal Data” means all data relating to one or more individual(s) that is personally identifying (i.e., data that identifies an individual or, in combination with any other information or data available to the Group Companies, is capable of identifying an individual).

“Pro Rata Percentage” means, (a) with respect to each Company Stockholder, the percentage equal to the number of shares of Company Common Stock owned by such Company Stockholder as of the Closing Date divided by the number of Fully Diluted Shares as of the Closing Date, and (b) with respect to each Exercising Option Holder, the percentage equal to the number of Exercised Option Shares divided by the number of Fully Diluted Shares as of the Closing Date.

“PubCo Common Stock” means the common stock, par value $0.0001 per share, of PubCo.

“PubCo Warrant” means each warrant entitling the holder thereof to purchase one (1) share of PubCo Common Stock at the same price per share as each Parent Warrant as of the Effective Time.

“Reference Price” shall mean $10.00.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, dumping or disposing into the environment.

“Representatives” of any Person shall mean such Person’s directors, managers, officers, employees, agents, attorneys, consultants, advisors or other representatives.

“Sanctioned Country” means any country or region that is the subject or target of a comprehensive embargo under Sanctions Laws (including, without limitation, Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine).

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any individual or entity listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including, without limitation, the U.S. Department of Treasury’s Office of Foreign Asset Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List and the EU Consolidated List; (ii) any entity that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i); or (iii) any national of a Sanctioned Country.

“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including, without limitation, the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, and the European Union.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stock Amount” means the number of shares of PubCo Common Stock equal to (a) the Total Per Share Amount multiplied by (b) the Stock Percentage divided by (c) the Reference Price.

“Stock Option Plan” means the NCP-ATK Holdings, Inc. Stock Option Plan.

“Stock Percentage” means the percentage equal to (a) the Total Stock Value divided by (b) the Merger Consideration plus the Aggregate Option Exercise Price.

“Stockholder Agreements” means any stockholder agreement in effect with respect to any equity securities of or any other interests in any of the Group Companies, including those set forth on Schedule A-1.

“Subsidiary” or “Subsidiaries” means any Person of which the Company (or other specified Person) shall own directly or indirectly through a Subsidiary, a nominee arrangement or otherwise at least a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or otherwise have the power to elect a majority of the board of directors or similar governing body.

“Target Bonus Accrual Amount” means the aggregate target annual bonus payable by participant pursuant to the applicable bonus plans for the fiscal year in which the Closing occurs.

“Target Net Working Capital” means $45,000,000.00.

“Tax Receivables Agreement” means the Tax Receivable Agreement, by and between PubCo, the Stockholders’ Representative and the Equity Holders party thereto, substantially in the form attached hereto as Exhibit K.

“Tax Return” means any report, return, declaration, claim for refund or information return or statement or other information required or permitted to be supplied to a Governmental Entity in connection with Taxes together with any attachments and all amendments thereto.

“Taxes” means (i) all federal, state, local or non-U.S. taxes, including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, stamp, transfer, registration, sales, use, excise, gross receipts, value-added estimated, alternative or add-on minimum, escheat, customs and all other taxes, assessments, duties, levies, and other governmental charges of any kind, whether disputed or not, and any charges, additions, interest or penalties imposed by any Governmental Entity with respect thereto, (ii) any liability for or in respect of the payment of any amount of a type described in clause (i) of this definition as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes, and (iii) any liability for or in respect of the payment of any amount described in clauses (i) or (ii) of this definition as a transferee or successor, by contract or otherwise.

“Total Per Share Amount” means (a) the Merger Consideration plus the Aggregate Option Exercise Price, divided by (b) the number of Fully Diluted Shares immediately prior to the Effective Time.

“Total Share Count” means 10,250,000.

“Total Stock Value” means $102,500,000.00

“Transaction Deductions” means the sum of all items of loss or deduction for U.S. federal income tax purposes resulting from or attributable to (a) the repayment of Indebtedness at Closing or as contemplated by this Agreement, including without limitation any prepayment penalties and deductions for unamortized debt issuance costs, (b) the payment of Company Transaction Expenses (excluding the Reimbursed Transaction Expenses), and (c) any payment related to the exercise or cancellation of Options in connection with the transactions contemplated by this Agreement. For purposes of the foregoing, the Parties shall make any available elections under Revenue Procedure 2011-29, 2011-18 IRB to treat seventy percent (70%) of any success-based fees within the scope of such Revenue Procedure as an amount that did not facilitate the Company Merger.

“Treasury Regulations” means the Income Tax Regulations promulgated under the Code.

“Warrant” means the warrant, dated as of December 8, 2010, held by the Warrant Holder to purchase shares of Company Common Stock, pursuant to the Warrant Agreement.

“Warrant Agreement” means that certain Warrant Agreement, dated as of December 8, 2010, by and between the Company and the Warrant Holder.

“Warrant Holder” means Nutrition Solutions LLC, a Delaware limited liability company.

“Warrant Payment Amount” means the aggregate dollar amount required to be paid to the Warrant Holder in connection with the Put Closing (as defined in the Warrant Agreement) or the Call Right (as defined in the Warrant Agreement).

Additionally, each of the following terms is defined in the Section set forth opposite such term:

Term	Section
280G Approval	5.18
Accounting Firm	2.12(d)
Acquisition Proposal	5.14(b)
Administrative Costs	9.14(a)
Agreement	Preamble
Alternative Debt Financing	5.21(c)
Alternative Debt Financing Commitment Letter	5.21(c)
Bonus Payment Date	5.23(a)
Change in Recommendation	5.12
Closing	7.1
Closing Cash	2.12(b)
Closing Company Transaction Expenses	2.12(b)
Closing Date	7.1
Closing Date Financial Certificate	2.1(a)(ii)
Closing Date Indebtedness Statement	2.1(a)(iii)
Closing Indebtedness	2.12(b)
Closing Net Working Capital	2.12(b)
Company	Preamble
Company Certificate of Merger	1.2
Company Closing Certificate	6.3(c)
Company Intellectual Property	3.10(a)
Company Letter of Transmittal	2.10(a)
Company IP Agreements	3.10(d)
Company Material Contracts	3.12(a)
Company Material Trademarks	3.10(b)
Company Merger	Preamble
Company Merger Sub	Preamble
Company Surviving Subsidiary	1.1(b)
Company Systems	3.10(i)
Debt Commitment Letter	4.6
Debt Financing	4.6
Debt Financing Documents	5.21(a)
DGCL	Recitals
Effective Time	1.2
Estimated Closing Cash	2.1(a)(ii)
Estimated Closing Company Transaction Expenses	2.1(a)(ii)
Estimated Closing Indebtedness	2.1(a)(iii)
Estimated Closing Net Working Capital	2.1(a)(ii)
Exchange Agent Fund	2.3(a)

Term	Section
Exercised Option Shares	2.7(c)
Exercised Option Shares Cash Consideration	2.7(e)
Exercised Option Shares Consideration	2.7(e)
Exercised Option Shares Stock Consideration	2.7(e)
Exercising Option Holder	2.7(c)
FDA	3.24(b)(i)
FDC Act	3.24(b)(i)
Financial Statements	3.6(a)
Financing Source Action	9.18
FTC	3.24(b)(i)
FTC Act	3.24(b)(i)
Government Food Authorities	3.24(b)(i)
Indemnified Persons	5.10(a)
Interim Balance Sheet	3.6
Interim Financial Statements	3.6
Investor Rights Agreement	5.20
IRS	3.16(b)(v)
Lease	3.9(c)
Leased Real Property	3.9(b)
Merger Consideration	2.2(a)
Merger Consideration Adjustment	2.12(a)
Merger Subs	Preamble
Mergers	Recitals
Nonparty Affiliates	9.18
Notice of Disagreement	2.12(c)
Offer	Recitals
Offering Shares	5.11(a)
Option Exercise Agreement	2.10(a)
Option Notice	2.7(c)
Outside Date	8.1(d)
Parent	Preamble
Parent Board Recommendation	5.12
Parent Certificate of Merger	1.2
Parent Closing Certificate	6.2(c)
Parent Common Stockholders Meeting	5.12
Parent Disclosure Schedule	IV
Parent Effective Time	1.2
Parent Exchange Fund	2.9(a)
Parent Letter of Transmittal	2.9(b)
Parent Merger	Recitals
Parent Merger Sub	Preamble
Parent Parties	Preamble
Parent Redeemed Share	2.9(e)
Parent Surviving Subsidiary	1.1(a)
Parent Warrants	4.3(c)
Parties	Preamble
Party	Preamble
Permitted Equity Financing	5.3(a)
Pre-Closing Tax Period	5.9(d)
Preliminary Closing Statement	2.12(b)

Term	Section
Product	3.24(b)(i)
Proxy Statement	5.11(a)
PubCo	Preamble
Registration Statement	5.11(a)
Reimbursed Transaction Expenses	9.1
Releasors	5.19
Required Financial Information	5.21(d)
Required Financing Amount	4.6
Requisite Company Approval	3.2
Restricted Commitment Letter Amendments	5.21(a)
Schedules	Article III
Section 16	5.13
Stock Consideration	2.6(a)
Stockholders’ Representative	Preamble
Subscription Agreements	5.3(a)
Supplement	5.7
Surviving Subsidiaries	1.1(b)
Tail Premium	5.10(b)
Terminating Company Breach	8.1(b)
Terminating Parent Breach	8.1(c)
Total Cash Value	2.2(b)(ii)
Trade Control Laws	3.18(a)
Transaction Proposals	5.11(a)
Trust Account	4.17(a)
Trust Agreement	4.17(a)
Trust Amount	4.17(a)
Trustee	4.17(a)
Underpaid Tax Amount	2.12(i)
USDA	3.24(b)(i)
Vested Options	2.7(c)
Voting Agreement	Recitals
WARN	5.1(b)(xii)
Warrant Notice	2.8
Written Consent	Recitals

ANNEX B

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

THE SIMPLY GOOD FOODS COMPANY

*    *    *    *    *

David J. West, being the President of The Simply Good Foods Company, a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY as follows:

FIRST:       The present name of the Corporation is The Simply Good Foods Company. The Corporation was incorporated by the filing of its original Certificate of Incorporation with the Delaware Secretary of State on March 30, 2017 (the “Certificate of Incorporation”).

SECOND:  The Board of Directors of the Corporation, pursuant to a unanimous written consent, adopted resolutions authorizing the Corporation to amend, integrate and restate the Certificate of Incorporation of the Corporation in its entirety to read as set forth in Exhibit A attached hereto and made a part hereof (the “Restated Certificate”).

THIRD:       The Restated Certificate restates and integrates and further amends the Certificate of Incorporation of this Corporation.

FOURTH:  That the stockholders of the Corporation, pursuant to written consent, approved and adopted the Restated Certificate in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

*    *    *    *    *

IN WITNESS WHEREOF, The Simply Good Foods Company has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on this ___ day of June, 2017.

THE SIMPLY GOOD FOODS COMPANY

By:
Name:
Title:

Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

THE SIMPLY GOOD FOODS COMPANY

Article One

The name of the corporation is The Simply Good Foods Company (the “Corporation”).

Article Two

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

Article Three

The nature and purpose of the business of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“DGCL”).

Article Four

Section 1.            Authorized Shares. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 700,000,000 shares, consisting of:

1.       100,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”); and

2.       600,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”).

The Preferred Stock and the Common Stock shall have the designations, rights, powers and preferences and the qualifications, restrictions and limitations thereof, if any, set forth below.

Section 2.            Preferred Stock. The Board of Directors of the Corporation (the “Board of Directors”) is authorized, subject to limitations prescribed by law, to provide, by resolution or resolutions for the issuance of shares of Preferred Stock in one or more series, and with respect to each series, to establish the number of shares to be included in each such series, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional or other special rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions thereof. The powers, preferences, and relative, participating, optional and other special rights of each series of Preferred Stock and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Subject to applicable law and within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors fixing the number of shares constituting a series of Preferred Stock, the Board of Directors may increase or decrease (but not below the number of shares of any such series of Preferred Stock then outstanding and not above the total number of authorized shares of Preferred Stock) by resolution the number of shares of any such series of Preferred Stock. In the event that the number of shares of any series of Preferred Stock shall be so decreased, the shares constituting such decrease shall resume the undesignated status of authorized and unissued shares of Preferred Stock subject to the requirements of applicable law. Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the approval of the Board of Directors and by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in an election of directors, without the separate vote of the holders of the Preferred Stock as a class, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Section 3.            Common Stock.

(a)      Except as otherwise provided by the DGCL or this amended and restated certificate of incorporation (the “Certificate of Incorporation”) and subject to the rights of holders of any series of Preferred Stock, all of the voting power of the stockholders of the Corporation shall be vested in the holders of the Common Stock. Each share of Common Stock shall entitle the holder thereof to one vote for each share held by such holder on all matters voted upon by the stockholders of the Corporation; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

(b)     Except as otherwise required by law or expressly provided in this Certificate of Incorporation, each share of Common Stock shall have the same powers, rights and privileges and shall rank equally, share ratably and be identical in all respects as to all matters.

(c)      Subject to the rights of the holders of Preferred Stock and to the other provisions of applicable law and this Certificate of Incorporation, holders of Common Stock shall be entitled to receive equally, on a per share basis, such dividends and other distributions in cash, securities or other property of the Corporation if, as and when declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

(d)     In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the Corporation’s debts and any other payments required by law and amounts payable upon shares of Preferred Stock ranking senior to the shares of Common Stock upon such dissolution, liquidation or winding up, if any, the remaining net assets of the Corporation shall be distributed to the holders of shares of Common Stock and the holders of shares of any other class or series ranking equally with the shares of Common Stock upon such dissolution, liquidation or winding up, equally on a per share basis. A merger or consolidation of the Corporation with or into any other corporation or other entity, or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to its stockholders) shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this Paragraph (d).

Article Five

The Corporation is to have perpetual existence.

Article Six

Section 1.            Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation (as amended and restated, the “Bylaws”), the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation except for such powers, acts and things that are by the DGCL, the Certificate of Incorporation, or the Bylaws required to be exercised or done by the stockholders.

Section 2.            Number of Directors. Subject to any rights of the holders of any class or series of Preferred Stock to elect additional directors under specified circumstances or otherwise, the number of directors which shall constitute the Board of Directors shall be fixed from time to time exclusively by resolution of the Board.

Section 3.            Classes of Directors. The directors of the Corporation, other than those who may be elected by the holders of any series of Preferred Stock, shall be divided into three classes, as nearly equal in number as possible, hereby designated Class I, Class II and Class III.

Section 4.            Election and Term of Office. The directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting of the stockholders and entitled to vote in the election of directors; provided that, whenever the holders of any class or series of capital stock of the Corporation are entitled to elect one or more directors pursuant to the provisions of this Certificate of Incorporation (including, but not limited to, any duly authorized certificate of designation), such directors shall be elected by a plurality of the votes of such class or series present in person or represented by proxy at the meeting of the stockholders and entitled to vote in the election of such directors. The term of office of the initial Class I directors shall expire at the first annual meeting of stockholders after the Effective Time, the term of office of the initial Class II directors shall expire at the second succeeding annual meeting of stockholders after the Effective Time and the term of office of the initial Class III directors shall expire at the third succeeding annual meeting of the stockholders after the Effective Time. At each annual meeting of stockholders after the Effective Time, directors elected to replace those of a class whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting after their election and until their respective successors shall have been duly elected and qualified. Each director shall hold office until the annual meeting of stockholders for the year in which such director’s term expires and a successor is duly elected and qualified or until his or her earlier death, resignation or removal. Nothing in this Certificate of Incorporation shall preclude a director from serving consecutive terms. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

Section 5.            Newly-Created Directorships and Vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding and except as otherwise set forth in the Nomination Agreement, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, disqualification, removal from office or any other cause may be filled only by resolution of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. A director elected or appointed to fill a vacancy shall serve for the unexpired term of his or her predecessor in office and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. A director elected or appointed to fill a position resulting from an increase in the number of directors shall hold office until the next election of the class for which such director shall have been elected or appointed and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

Section 6.            Removal and Resignation of Directors. Subject to the rights of the holders of any series of Preferred Stock then outstanding and notwithstanding any other provision of this Certificate of Incorporation, directors may be removed only for cause and only upon the affirmative vote of stockholders representing at least seventy-five percent (75%) of the voting power of the then outstanding shares of Voting Stock, at a meeting of the Corporation’s stockholders called for that purpose. Any director may resign at any time upon written notice to the Corporation.

Section 7.            Rights of Holders of Preferred Stock. Notwithstanding the provisions of this ARTICLE SIX, whenever the holders of one or more series of Preferred Stock shall have the right, voting separately or together by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorship shall be subject to the rights of such series of Preferred Stock.

Section 8.            Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

Article Seven

Section 1.            Limitation of Liability.

(a)      To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent such amendment permits the Corporation to provide broader exculpation than permitted prior thereto), no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty as a director.

(b)     Any amendment, repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such amendment, repeal or modification with respect to any act, omission or other matter occurring prior to such amendment, repeal or modification.

Article Eight

Section 1.            Action by Written Consent. Any action required or permitted to be taken by the Corporation’s stockholders may be taken only at a duly called annual or special meeting of the Corporation’s stockholders and the power of stockholders to consent in writing without a meeting is specifically denied.

Section 2.            Special Meetings of Stockholders. Subject to the rights of the holders of any series of Preferred Stock then outstanding and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by or at the direction of the Board of Directors or the Chairman of the Board of Directors. Any business transacted at any special meeting of stockholders shall be limited to the purpose or purposes stated in the notice of the meeting.

Article Nine

Section 1.            Certain Acknowledgments.

(a)      To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Corporation only with respect to a corporate opportunity that was offered in writing to such person solely in his or her capacity as a director or officer of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue. In recognition and anticipation that (i) the directors, officers, employees or representatives of Atkins Holdings LLC (“Atkins Holdings”), Conyers Park Sponsor LLC (“Conyers Park Sponsor”) Centerview Capital Holdings LLC (“Centerview Capital”), and Centerview Partners (and together with Centerview Capital, Conyers Park Sponsor and Atkins Holdings, each a “Sponsor Entity”) and their respective Affiliates may serve as directors and/or officers of the Corporation, (ii) the Sponsor Entities and their respective Affiliates engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) that the Corporation may engage in material business transactions with the Sponsor Entities or their respective Affiliates and that the Corporation is expected to benefit therefrom, the provisions of this ARTICLE NINE are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve the Sponsor Entities or their respective Affiliates, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

(b)     No Sponsor Entity nor any of their respective Affiliates shall have any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation and no Sponsor Entity nor any officer, director or representative thereof (except as provided in the first sentence of paragraph (a) above) shall be liable to the Corporation or its stockholders for breach of any fiduciary duty solely by reason of any such activities of such Sponsor Entity or any of their respective Affiliates. In the event that a Sponsor Entity or any of their respective Affiliates acquires knowledge of a potential transaction or matter which may be a corporate opportunity for itself and the Corporation, no Sponsor Entity nor any of their respective Affiliates shall have any duty to communicate or offer such corporate opportunity to the Corporation and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder of the Corporation solely by reason of the fact that a Sponsor Entity or any of their respective Affiliates pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Corporation.

(c)      In addition to and notwithstanding the foregoing provisions of this ARTICLE NINE, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.

(d)     Except as provided in the first sentence of paragraph (a) above, if a director or officer of the Corporation who is also a director, officer, employee or representative of a Sponsor Entity or any of their respective Affiliates acquires knowledge of a potential transaction or matter which may be a corporate opportunity, the Corporation shall have no interest in such corporate opportunity and no expectancy that such corporate opportunity be offered to it, any such interest or expectancy being hereby renounced, so that such person shall have no duty to present such corporate opportunity to the Corporation and shall have the right to hold and exploit any such corporate opportunity for its (and its officers’, employees’, directors’, agents’, stockholders’, members’, partners’, affiliates’ or subsidiaries’) own account or to direct, sell, assign or transfer such corporate opportunity to persons other than the Corporation. Such person shall not breach any fiduciary duty to the Corporation or to its stockholders by reason of the fact that such person does not present such corporate opportunity to the Corporation or pursues, acquires or exploits such corporate opportunity for itself or directs, sells, assigns or transfers such corporate opportunity to another person.

Section 2.            Deemed Notice. Any person or entity purchasing or otherwise acquiring or holding any interest in any shares of the Corporation shall be deemed to have notice of and to have consented to the provisions of this ARTICLE NINE.

Section 3.            Severability. To the extent that any provision or part of any provision of this ARTICLE NINE is found to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision or part of any other provision of this ARTICLE NINE.

Article Ten

Section 1.            Section 203 of the DGCL. The Corporation expressly elects not to be subject to the provisions of Section 203 of the DGCL.

Section 2.            Business Combinations with Interested Stockholders. Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act of 1934, as amended (the “Exchange Act”) with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

(a)      prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or

(b)     upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent (85%) of the voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers of the Corporation and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

(c)      at or subsequent to that time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Certain Definitions. Solely for purposes of this ARTICLE TEN, references to:

(a)      “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(b)     “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of twenty percent (20%) or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a twenty percent (20%) beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(c)      “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(i).        any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation this Section 2 is not applicable to the surviving entity;

(ii).       any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(iii).      any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (b) pursuant to a merger under Section 251(g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all stockholders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all stockholders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c)-(e) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments); or

(iv).      any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder.

(d)     “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of twenty percent (20%) or more of the voting power of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this ARTICLE TEN, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(e)      “Exempted Person” means Centerview Capital Holdings LLC, Conyers Park Sponsor LLC and their respective affiliates, any of their respective direct or indirect transferees of at least 15% of the Corporation’s outstanding common stock and any “group” of which any such person is a part under Rule 13d-5 of the Exchange Act.

(f)      “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of fifteen percent (15%) or more of the voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of fifteen percent (15%) or more of the voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; but “interested stockholder” shall not include (a) any Exempted Person, or (b) any person whose ownership of shares in excess of the fifteen percent (15%) limitation set forth herein is the result of any action taken solely by the Corporation; provided that with respect to clause (b) such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(g)     “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

1.          beneficially owns such stock, directly or indirectly;

2.          has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

3.          has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (2) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(h)      “person” means any individual, corporation, partnership, unincorporated association or other entity.

(i)          “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(j)       “voting stock” means stock of any class or series entitled to vote generally in the election of directors.

Article Eleven

Section 1.            Amendments to the Bylaws. Subject to the rights of holders of any series of Preferred Stock then outstanding, in furtherance and not in limitation of the powers conferred by law, the Bylaws may be amended, altered or repealed and new bylaws made by (i) the Board or (ii) in addition to any other vote otherwise required by law, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66⅔%) of the voting power of the then outstanding Voting Stock, voting together as a single class.

Section 2.            Amendments to this Certificate of Incorporation. Subject to the rights of holders of any series of Preferred Stock then outstanding, notwithstanding any other provision of this Certificate of Incorporation or the Bylaws, and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law or otherwise, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law or otherwise, no provision of ARTICLE SIX, ARTICLE SEVEN, ARTICLE EIGHT, ARTICLE TEN, ARTICLE ELEVEN or ARTICLE TWELVE of this Certificate of Incorporation may be altered, amended or repealed in any respect, nor may any provision of this Certificate of Incorporation or the Bylaws inconsistent therewith be adopted, unless in addition to any other vote required by this Certificate of Incorporation or otherwise required by law, such alteration, amendment, repeal or adoption is approved by the affirmative vote of holders of at least sixty-six and two-thirds percent (66⅔%) of the voting power of all outstanding shares of Voting Stock, voting together as a single class, at a meeting of the Corporation’s stockholders called for that purpose.

Article Twelve

Section 1.            Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Amended and Restated Certificate or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction.

Section 2.            Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 3.            Severability. If any provision or provisions of this Article XII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XII (including, without limitation, each portion of any sentence of this Article XII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.

ANNEX C

AMENDED AND RESTATED BYLAWS
OF
THE SIMPLY GOOD FOODS COMPANY

A Delaware corporation
(Adopted as of [_____], 2017)

Article I
OFFICES

Section 1.            Offices. The Simply Good Foods Company (the “Corporation”) may have an office or offices other than its registered office at such place or places, either within or outside the State of Delaware, as the Board of Directors of the Corporation (the “Board of Directors”) may from time to time determine or the business of the Corporation may require.

Article II
MEETINGS OF STOCKHOLDERS

Section 1.            Annual Meeting. An annual meeting of the stockholders shall be held at such date, time, and place (within or outside the State of Delaware) as are specified by the Chairman or resolution of the Board of Directors. At the annual meeting, stockholders shall elect directors to succeed those whose terms expire at such annual meeting and transact such other business as properly may be brought before the annual meeting pursuant to Section 11 of this ARTICLE II of these Amended and Restated Bylaws (these “Bylaws”). The Board of Directors may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board of Directors.

Section 2.            Special Meetings. Subject to the Corporation’s certificate of incorporation as then in effect (the “Certificate of Incorporation”), special meetings of the stockholders shall be held at such date, time, and place (within or outside the State of Delaware) as are specified by the Chairman or resolution of the Board of Directors or as otherwise in the manner provided in Certificate of Incorporation. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice. The Board of Directors may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Board of Directors. The Chairman may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Chairman.

Section 3.            Notice of Meetings. Whenever stockholders are required or permitted to take action at a meeting, notice of the meeting shall be given that shall state the place, if any, date, and time of all meetings of the stockholders, the means of remote communications, if any, by which stockholders and proxyholders not physically present may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given, not less than 10 nor more than 60 days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting, except as otherwise provided herein or required by law (meaning, here and hereinafter, as required from time to time by the General Corporation Law of the State of Delaware (the “DGCL”) or the Certificate of Incorporation.

(a)      Form of Notice. All such notices shall be delivered in writing or in any other manner permitted by the DGCL. If mailed, such notice shall be deemed given when deposited in the United States mail, postage prepaid, addressed to the stockholder at his, her or its address as the same appears on the records of the Corporation. If given by facsimile telecommunication, such notice shall be deemed given when directed to a number at which the stockholder has consented to receive notice by facsimile. Subject to the limitations of Section 4(c) of this ARTICLE II, if given by electronic transmission, such notice shall be deemed to be delivered: (i) by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (ii) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (x) such posting and (y) the giving of such separate notice; and (iii) if by any other form of electronic transmission, when directed to the stockholder. An affidavit of the secretary or an assistant secretary of the Corporation, the transfer agent of the Corporation or any other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

(b)     Waiver of Notice. Whenever notice is required to be given under any provisions of the DGCL, the Certificate of Incorporation or these Bylaws, a written waiver thereof, signed by the stockholder entitled to notice, or a waiver by electronic transmission given by the stockholder entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Neither the business to be transacted at, nor the purpose of, any meeting of the stockholders of the Corporation need be specified in any waiver of notice of such meeting. Attendance of a stockholder of the Corporation at a meeting of such stockholders shall constitute a waiver of notice of such meeting, except when the stockholder attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened and does not further participate in the meeting.

(c)      Notice by Electronic Transmission. Without limiting the manner by which notice otherwise may be given effectively to stockholders of the Corporation pursuant to the DGCL, the Certificate of Incorporation or these Bylaws, any notice to stockholders of the Corporation given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder of the Corporation to whom the notice is given. Any such consent shall be deemed revoked if: (i) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent; and (ii) such inability becomes known to the secretary or an assistant secretary of the Corporation or to the transfer agent or other person responsible for the giving of notice. However, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. For purposes of these Bylaws, except as otherwise limited by applicable law, the term “electronic transmission” means any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such recipient through an automated process.

Section 4.            List of Stockholders. The officer who has charge of the stock ledger of the Corporation shall prepare and make available, at least 10 days before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the 10th day before the meeting date, arranged in alphabetical order and showing the address of each such stockholder and the number of shares registered in the name of each such stockholder. Nothing contained in this section shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the Corporation. In the event the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, the list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Except as otherwise provided by law, the list shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 5 or to vote in person or by proxy at any meeting of stockholders.

Section 5.            Quorum. The holders of a majority in voting power of the outstanding capital stock entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders, except as otherwise provided by law, by the Certificate of Incorporation or these Bylaws. If a quorum is not present, the chairman of the meeting or the holders of a majority of the voting power present in person or represented by proxy at the meeting and entitled to vote at the meeting may adjourn the meeting to another time and/or place from time to time until a quorum shall be present or represented by proxy. When a specified item of business requires a vote by a class or series (if the Corporation shall then have outstanding shares of more than one class or series) voting as a separate class or series, the holders of a majority in voting power of the outstanding stock of such class or series shall constitute a quorum (as to such class or series) for the transaction of such item of business. A quorum once established at a meeting shall not be broken by the withdrawal of enough votes to leave less than a quorum.

Section 6.            Adjourned Meetings. Any meeting of stockholders, annual or special, may adjourn from time to time to reconvene at the same or some other place. When a meeting is adjourned to another time and place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and, except as otherwise required by law, shall not be more than 60 days nor less than 10 days before the date of such adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Section 7.            Vote Required. Subject to the rights of the holders of any series of preferred stock then outstanding, when a quorum has been established, all matters other than the election of directors shall be determined by the affirmative vote of the majority of voting power of capital stock present in person or represented by proxy at the meeting and entitled to vote on the subject matter, unless by express provisions of an applicable law, the rules of any stock exchange upon which the Corporation’s securities are listed, any regulation applicable to the Corporation or its securities, the Certificate of Incorporation or these Bylaws a minimum or different vote is required, in which case such express provision shall govern and control the vote required on such matter. Directors shall be elected by a plurality of the votes of the shares present and entitled to vote and actually cast on the election of such directors.

Section 8. Voting Rights. Subject to the rights of the holders of any series of preferred stock then outstanding, except as otherwise provided by the DGCL, the Certificate of Incorporation or these Bylaws, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote in person or by proxy for each share of capital stock held by such stockholder which has voting power upon the matter in question. Voting at meetings of stockholders need not be by written ballot.

Section 9. Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally.

Section 10.          Advance Notice of Stockholder Business and Director Nominations.

(a)      Business at Annual Meetings of Stockholders.

(i)          Only such business (other than nominations of persons for election to the Board of Directors, which must be made in compliance with and are governed exclusively by Section 11(b) of this ARTICLE II) shall be conducted at an annual meeting of the stockholders as shall have been brought before the meeting (A) as specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors or any committee thereof, (B) by or at the direction of the Board of Directors or any committee thereof, or (C) by any stockholder of the Corporation who (1) was a stockholder of record at the time of giving of notice provided for in Section 11(a)(iii) of this ARTICLE II and at the time of the meeting, (2) is entitled to vote at the meeting and (3) complies with the notice procedures set forth in Section 11(a)(iii) of this ARTICLE II. For the avoidance of doubt, the foregoing clause (C) of this Section 11(a)(i) of ARTICLE II shall be the exclusive means for a stockholder to propose such business (other than business included in the Corporation’s proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) before an annual meeting of stockholders.

(ii)         For any business (other than nominations of persons for election to the Board of Directors, which must be made in compliance with and are governed exclusively by Section 11(b) of this ARTICLE II) to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in proper written form as described in Section 11(a)(iii) of this ARTICLE II to the Secretary; any such proposed business must be a proper matter for stockholder action and the stockholder and the Stockholder Associated Person (as defined in Section 11(e) of this ARTICLE II) must have acted in accordance with the representations set forth in the Solicitation Statement (as defined in Section 11(a)(iii) of this ARTICLE II) required by these Bylaws. To be timely, a stockholder’s notice for such business must be received by the Secretary at the principal executive offices of the Corporation in proper written form not less than 90 days and not more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders (which date shall, for purposes of the Corporation’s first annual meeting of stockholders after its shares of Common Stock are first publicly traded, be deemed to have occurred on [_____], 2017); provided, however, that if and only if the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends 30 days after such anniversary date, or if no annual meeting was held in the preceding year (other than for purposes of the Corporation’s first annual meeting of stockholders after its shares of Common Stock are first publicly traded), such stockholder’s notice must be delivered by the later of (A) the tenth day following the day the Public Announcement (as defined in Section 11(e) of this ARTICLE II) of the date of the annual meeting is first made or (B) the date which is 90 days prior to the date of the annual meeting. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. Notices delivered pursuant to Section 11(a) of this ARTICLE II will be deemed received on any given day if received prior to the close of business on such day (and otherwise on the next succeeding day).

(iii)        To be in proper written form, a stockholder’s notice to the Secretary must set forth as to each matter of business the stockholder proposes to bring before the annual meeting:

(A)        a brief description of the business desired to be brought before the annual meeting (including the specific text of any resolutions or actions proposed for consideration and if such business includes a proposal to amend these Bylaws, the specific language of the proposed amendment) and the reasons for conducting such business at the annual meeting,

(B)        the name and address of the stockholder proposing such business, as they appear on the Corporation’s books, the name and address (if different from the Corporation’s books) of such proposing stockholder, and the name and address of any Stockholder Associated Person,

(C)        the class or series and number of shares of stock of the Corporation which are directly or indirectly held of record or beneficially owned by such stockholder or by any Stockholder Associated Person, a description of any Derivative Positions (as defined in Section 11(e) of this ARTICLE II) directly or indirectly held or beneficially held by the stockholder or any Stockholder Associated Person, and whether and to the extent to which a Hedging Transaction (as defined in Section 11(e) of this ARTICLE II) has been entered into by or on behalf of such stockholder or any Stockholder Associated Person,

(D)       a description of all arrangements or understandings between or among such stockholder or any Stockholder Associated Person and any other person or entity (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder, any Stockholder Associated Person or such other person or entity in such business,

(E)        a representation that such stockholder is a stockholder of record of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the annual meeting to bring such business before the meeting,

(F)        any other information related to such stockholder or any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies or consents (even if a solicitation is not involved) by such stockholder or Stockholder Associated Person in support of the business proposed to be brought before the meeting pursuant to Section 14 of the Exchange Act, and the rules, regulations and schedules promulgated thereunder, and

(G)       a representation as to whether such stockholder or any Stockholder Associated Person intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to the holders of at least the percentage of the Corporation’s outstanding capital stock required to approve the proposal or otherwise to solicit proxies or votes from stockholders in support of the proposal (such representation, a “Solicitation Statement”).

In addition, any stockholder who submits a notice pursuant to Section 11(a) of this ARTICLE II is required to update and supplement the information disclosed in such notice, if necessary, in accordance with Section 11(d) of this ARTICLE II.

(iv)       Notwithstanding anything in these Bylaws to the contrary, no business (other than nominations of persons for election to the Board of Directors, which must be made in compliance with and are governed exclusively by Section 11(b) of this ARTICLE II) shall be conducted at an annual meeting except in accordance with the procedures set forth in Section 11(a) of this ARTICLE II.

(b)     Nominations at Annual Meetings of Stockholders.

(i)          Subject to the provisions of (a) the Investor Rights Agreement between the Corporation and Conyers Park, LLC and (b) the Investor Rights Agreement between the Corporation and Atkins Holdings LLC (together, the “Investor Rights Agreements”), only persons who are nominated in accordance and compliance with the procedures set forth in this Section 11(b) of ARTICLE II shall be eligible for election to the Board of Directors at an annual meeting of stockholders.

(ii)         Nominations of persons for election to the Board of Directors of the Corporation may be made at an annual meeting of stockholders only (A) by or at the direction of the Board of Directors or any committee thereof or (B) by any stockholder of the Corporation who (1) was a stockholder of record at the time of giving of notice provided for in this Section 11(b) of ARTICLE II and at the time of the annual meeting, (2) is entitled to vote at the meeting and (3) complies with the notice procedures set forth in this Section 11(b) of ARTICLE II. For the avoidance of doubt, clause (B) of this Section 11(b)(ii) of ARTICLE II shall be the exclusive means for a stockholder to make nominations of persons for election to the Board of Directors at an annual meeting of stockholders, other than pursuant to the Investor Rights Agreements. For nominations to be properly brought by a stockholder at an annual meeting of stockholders, the stockholder must have given timely notice thereof in proper written form as described in Section 11(b)(iii) of this ARTICLE II to the Secretary and the stockholder and the Stockholder Associated Person must have acted in accordance with the representations set forth in the Nomination Solicitation Statement required by these Bylaws. To be timely, a stockholder’s notice for the nomination of persons for election to the Board of Directors must be delivered to the Secretary at the principal executive offices of the Corporation in proper written form not less than 90 days and not more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders (which date shall, for purposes of the Corporation’s first annual meeting of stockholders after its shares of Common Stock are first publicly traded, be deemed to have occurred on [______], 2017); provided, however, that if and only if the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends 30 days after such anniversary date, or if no annual meeting was held in the preceding year (other than for purposes of the Corporation’s first annual meeting of stockholders after its shares of Common Stock are first publicly traded), such stockholder’s notice must be delivered by the later of the 10th day following the day the Public Announcement of the date of the annual meeting is first made and the date which is 90 days prior to the date of the annual meeting. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. Notices delivered pursuant to this Section 11(b) of ARTICLE II will be deemed received on any given day if received prior to the close of business on such day (and otherwise on the next succeeding day).

(iii)        To be in proper written form, a stockholder’s notice to the Secretary shall set forth (A) as to each person that the stockholder proposes to nominate for election or re-election as a director of the Corporation, (1) the name, age, business address and residence address of the person, (2) the principal occupation or employment of the person, (3) the class or series and number of shares of capital stock of the Corporation which are directly or indirectly owned beneficially or of record by the person, (4) the date such shares were acquired and the investment intent of such acquisition and (5) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies or consents for a contested election of directors (even if an election contest or proxy solicitation is not involved), or is otherwise required, pursuant to Section 14 of the Exchange Act, and the rules, regulations and schedules promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee, if applicable, and to serving as a director if elected), (B) as to the stockholder giving the notice, the name and address of such stockholder, as they appear on the Corporation’s books, the name and address (if different from the Corporation’s books) of such proposing stockholder, and the name and address of any Stockholder Associated Person, (C) the class or series and number of shares of stock of the Corporation which are directly or indirectly held of record or beneficially owned by such stockholder or by any Stockholder Associated Person with respect to the Corporation’s securities, a description of any Derivative Positions directly or indirectly held or beneficially held by the stockholder or any Stockholder Associated Person, and whether and the extent to which a Hedging Transaction has been entered into by or on behalf of such stockholder or any Stockholder Associated Person, (D) a description of all arrangements or understandings (including financial transactions and direct or indirect compensation) between or among such stockholder or any Stockholder Associated Person and each proposed nominee and any other person or entity (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (E) a representation that such stockholder is a holder of record of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the persons named in its notice, (F) any other information relating to such stockholder or any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies or consents for a contested election of directors (even if an election contest or proxy solicitation is not involved), or otherwise required, pursuant to Section 14 of the Exchange Act, and the rules, regulations and schedules promulgated thereunder, and (G) a representation as to whether such stockholder or any Stockholder Associated Person intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to the holders of a sufficient number of the Corporation’s outstanding shares reasonably believed by the stockholder or any Stockholder Associated Person, as the case may be, to elect each proposed nominee or otherwise to solicit proxies or votes from stockholders in support of the nomination (such representation, a “Nomination Solicitation Statement”). In addition, any stockholder who submits a notice pursuant to this Section 11(b) of ARTICLE II is required to update and supplement the information disclosed in such notice, if necessary, in accordance with Section 11(d) of this ARTICLE II and shall comply with Section 11(f) of this ARTICLE II.

(iv)       Notwithstanding anything in Section 11(b)(ii) of this ARTICLE II to the contrary, if the number of directors to be elected to the Board of Directors is increased effective after the time period for which nominations would otherwise be due under paragraph 11(b)(ii) of this Article II and there is no Public Announcement naming the nominees for additional directorships at least 10 days prior to the last day a stockholder may deliver a notice of nomination in accordance with Section 11(b)(ii), a stockholder’s notice required by Section 11(b)(ii) of this ARTICLE II shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such Public Announcement is first made by the Corporation.

(c)      Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the notice of meeting. Subject to the provisions of the Investor Rights Agreements, only persons who are nominated in accordance and compliance with the procedures set forth in this Section 11(c) of ARTICLE II shall be eligible for election to the Board of Directors at a special meeting of stockholders at which directors are to be elected. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the notice of meeting only (i) by or at the direction of the Board of Directors, any committee thereof or (ii) provided that the Board of Directors has determined that directors are to be elected at such special meeting, by any stockholder of the Corporation who (A) was a stockholder of record at the time of giving of notice provided for in this Section 11(c) of ARTICLE II and at the time of the special meeting, (B) is entitled to vote at the meeting and (C) complies with the notice procedures provided for in this Section 11(c) of ARTICLE II. For the avoidance of doubt, the foregoing clause (ii) of this Section 11(c) of ARTICLE II shall be the exclusive means for a stockholder to propose nominations of persons for election to the Board of Directors at a special meeting of stockholders at which directors are to be elected, other than pursuant to the Investor Rights Agreements. For nominations to be properly brought by a stockholder at a special meeting of stockholders, the stockholder must have given timely notice thereof in proper written form as described in this Section 11(c) of ARTICLE II to the Secretary. To be timely, a stockholder’s notice for the nomination of persons for election to the Board of Directors must be received by the Secretary at the principal executive offices of the Corporation not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which a Public Announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall any adjournment or postponement of a special meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. Notices delivered pursuant to this Section 11(c) of ARTICLE II will be deemed received on any given day if received prior to the close of business on such day (and otherwise on the next succeeding day). To be in proper written form, such stockholder’s notice shall set forth all of the information required by, and otherwise be in compliance with, Section 11(b)(iii) of this ARTICLE II. In addition, any stockholder who submits a notice pursuant to this Section 11(c) of ARTICLE II is required to update and supplement the information disclosed in such notice, if necessary, in accordance with Section 11(d) of this ARTICLE II and shall comply with Section 11(f) of this ARTICLE II.

(d)     Update and Supplement of Stockholder’s Notice. Any stockholder who submits a notice of proposal for business or nomination for election pursuant to this Section 11 of ARTICLE II is required to update and supplement the information disclosed in such notice, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for determining the stockholders entitled to notice of the meeting of stockholders and as of the date that is 10 business days prior to such meeting of the stockholders or any adjournment or postponement thereof, and such update and supplement shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 5th business day after the record date for the meeting of stockholders (in the case of the update and supplement required to be made as of the record date), and not later than the close of business on the 8th business day prior to the date for the meeting of stockholders or any adjournment or postponement thereof (in the case of the update and supplement required to be made as of 10 business days prior to the meeting of stockholders or any adjournment or postponement thereof).

(e)      Definitions. For purposes of this Section 11 of ARTICLE II, the term:

(i)          “Derivative Positions” means, with respect to a stockholder or any Stockholder Associated Person, any derivative positions including, without limitation, any short position, profits interest, option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise and any performance-related fees to which such stockholder or any Stockholder Associated Person is entitled based, directly or indirectly, on any increase or decrease in the value of shares of capital stock of the Corporation;

(ii)         “Hedging Transaction” means, with respect to a stockholder or any Stockholder Associated Person, any hedging or other transaction (such as borrowed or loaned shares) or series of transactions, or any other agreement, arrangement or understanding, the effect or intent of which is to increase or decrease the voting power or economic or pecuniary interest of such stockholder or any Stockholder Associated Person with respect to the Corporation’s securities;

(iii)        “Public Announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press, Business Wire, PR Newswire or comparable news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act; and

(iv)       “Stockholder Associated Person” of any stockholder means (A) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (B) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder or (C) any person directly or indirectly controlling, controlled by or under common control with such Stockholder Associated Person.

(f)      Submission of Questionnaire, Representation and Agreement. Subject to the provisions of the Investor Rights Agreements, to be qualified to be a nominee for election or reelection as a director of the Corporation, a person must deliver (in the case of a person nominated by a stockholder in accordance with Sections 11(b) or 11(c) of this ARTICLE II, in accordance with the time periods prescribed for delivery of notice under such sections) to the Secretary at the principal executive offices of the Corporation a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (i) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (B) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein and (iii) would be in compliance, and if elected as a director of the Corporation will comply, with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation. The Corporation may also require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve either as a director of the Corporation or as an independent director of the Corporation under applicable Securities and Exchange Commission and stock exchange rules and the Corporation’s publicly disclosed corporate governance guidelines, or that could be material to a reasonable stockholder’s understanding of the qualifications and/or independence, or lack thereof, of such nominee, as determined in the Board of Directors’ sole discretion.

(g)     Authority of Chairman; General Provisions. Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, the chairman of the meeting shall have the power and duty to determine whether any nomination or other business proposed to be brought before the meeting was made or brought in accordance with the procedures set forth in these Bylaws (including whether the stockholder or Stockholder Associated Person, if any, on whose behalf the nomination or proposal is made or solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies or votes in support of such stockholder’s nominee or proposal in compliance with such stockholder’s representation as required by Section 11(a)(iii)(G) or Section 11(b)(iii)(G), as applicable, of these Bylaws) and, if any nomination or other business is not made or brought in compliance with these Bylaws, to declare that such nomination or proposal of other business be disregarded and not acted upon. Notwithstanding the foregoing provisions of this Section 11, unless otherwise required by law and except for nominations made pursuant to the Investor Rights Agreements, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 11, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(h)      Compliance with Exchange Act. Notwithstanding the foregoing provisions of these Bylaws, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules, regulations and schedules promulgated thereunder with respect to the matters set forth in these Bylaws; provided, however, that any references in these Bylaws to the Exchange Act or the rules, regulations and schedules promulgated thereunder are not intended to and shall not limit the requirements applicable to any nomination or other business to be considered pursuant to Section 11 of this ARTICLE II.

(i)          Effect on Other Rights. Nothing in these Bylaws shall be deemed to (A) affect any rights of the stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act, (B) confer upon any stockholder a right to have a nominee or any proposed business included in the Corporation’s proxy statement, except as set forth in the Certificate of Incorporation or these Bylaws, (C) affect any rights of the holders of any series of preferred stock to elect directors pursuant to any applicable provisions of the Certificate of Incorporation or (D) limit the exercise, the method or timing of the exercise of, the rights granted by the Corporation pursuant to the Investor Rights Agreements, which rights may be exercised without compliance with the provisions of this Section 11 of ARTICLE II.

Section 11.          Fixing a Record Date for Stockholder Meetings. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix, except as otherwise required by law, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 60 days nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting in conformity herewith; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 12 at the adjourned meeting.

Section 12.          Conduct of Meetings.

(a)      Generally. Meetings of stockholders shall be presided over by the Chairman of the Board, if any, or in the Chairman’s absence or disability, by the Chief Executive Officer, or in the Chief Executive Officer’s absence or disability, by the President, or in the President’s absence or disability, by a Vice President (in the order as determined by the Board of Directors), or in the absence or disability of the foregoing persons by a chairman designated by the Board of Directors, or in the absence or disability of such person, by a chairman chosen at the meeting. The Secretary shall act as secretary of the meeting, but in the Secretary’s absence or disability the chairman of the meeting may appoint any person to act as secretary of the meeting.

(b)     Rules, Regulations and Procedures. The Board of Directors may adopt by resolution such rules, regulations and procedures for the conduct of any meeting of stockholders of the Corporation as it shall deem appropriate including, without limitation, such guidelines and procedures as it may deem appropriate regarding the participation by means of remote communication of stockholders and proxyholders not physically present at a meeting. Except to the extent inconsistent with such rules, regulations and procedures as adopted by the Board of Directors, the chairman of any meeting of stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The chairman of the meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a nomination or matter or business was not properly brought before the meeting and if such chairman should so determine, such chairman shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The chairman of the meeting shall announce at the meeting when the polls for each matter to be voted upon at the meeting will be opened and closed. After the polls close, no ballots, proxies or votes or any revocations or changes thereto may be accepted. The chairman of the meeting shall have the power, right and authority, for any or no reason, to convene, recess and/or adjourn any meeting of stockholders.

(c)      Inspectors of Elections. The Corporation may, and to the extent required by law shall, in advance of any meeting of stockholders, appoint one or more inspectors of election to act at the meeting and make a written report thereof. One or more other persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Unless otherwise required by law, inspectors may be officers, employees or agents of the Corporation. No person who is a candidate for an office at an election may serve as an inspector at such election. Each inspector, before entering upon the discharge of such inspector’s duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspector shall have the duties prescribed by law and, when the vote is completed, shall make a certificate of the result of the vote taken and of such other facts as may be required by law. Every vote taken by ballot shall be counted by a duly appointed inspector or duly appointed inspectors.

Article III
DIRECTORS

Section 1.            General. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by the Certificate of Incorporation or these Bylaws, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation except for such powers, acts and things that are by the DGCL, the Certificate of Incorporation or these Bylaws required to be exercised or done by the stockholders. The number of directors shall be established by the Board of Directors as set forth in the Certificate of Incorporation.

Section 2.            Annual Meetings. The annual meeting of the Board of Directors shall be held without other notice than this Bylaw immediately after, and at the same place as, the annual meeting of stockholders. In the event that the annual meeting of stockholders takes place telephonically or through any other means by which the stockholders do not convene in any one location, the annual meeting of the Board of Directors shall be held at the principal offices of the Corporation immediately after the annual meeting of the stockholders.

Section 3.            Regular Meetings and Special Meetings. Regular meetings, other than the annual meeting, of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by resolution of the Board of Directors and publicized among all directors. Special meetings of the Board of Directors may be called by (i) the Chairman of the Board, if any, or (ii) by the Secretary upon the written request of a majority of the directors then in office, and in each case shall be held at the place, if any, on the date and at the time as he or she shall fix. Any and all business may be transacted at a special meeting of the Board of Directors.

Section 4.            Notice of Meetings. Notice of regular meetings of the Board of Directors need not be given except as otherwise required by law or these Bylaws. Notice of each special meeting of the Board of Directors, and of each regular and annual meeting of the Board of Directors for which notice is required, shall be given by the Secretary as hereinafter provided in this Section 4. Such notice shall be state the date, time and place, if any, of the meeting. Notice of any special meeting, and of any regular or annual meeting for which notice is required, shall be given to each director at least (a) 24 hours before the meeting if by telephone or by being personally delivered or sent by telex, telecopy, electronic transmission, email or similar means or (b) 5 days before the meeting if delivered by mail to the director’s residence or usual place of business. Such notice shall be deemed to be delivered when deposited in the United States mail so addressed, with postage prepaid, or when transmitted if sent by electronic transmission, email or similar means. Neither the business to be transacted at, nor the purpose of, any special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

Section 5.            Waiver of Notice. Any director may waive notice of any meeting of directors by a writing signed by the director or by electronic transmission. Any member of the Board of Directors or any committee thereof who is present at a meeting shall be conclusively presumed to have waived notice of such meeting except when such member attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened and does not further participate in the meeting. Such member shall be conclusively presumed to have assented to any action taken unless his or her dissent shall be entered in the minutes of the meeting or unless his or her written dissent to such action shall be filed with the person acting as the secretary of the meeting before the adjournment thereof or shall be forwarded by registered mail to the secretary of the Corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to any member who voted in favor of such action.

Section 6.            Chairman of the Board, Quorum, Required Vote and Adjournment.

(a) The Board of Directors may elect, by the affirmative vote of a majority of the directors then in office, a Chairman of the Board. The Chairman of the Board must be a director and may be an officer of the Corporation. Subject to the provisions of these Bylaws and the direction of the Board of Directors, he or she shall perform all duties and have all powers which are commonly incident to the position of Chairman of the Board or which are delegated to him or her by the Board of Directors, preside at all meetings of the stockholders and Board of Directors at which he or she is present and have such powers and perform such duties as the Board of Directors may from time to time prescribe. If the Chairman of the Board is not present at a meeting of the Board of Directors, the Chief Executive Officer (if the Chief Executive Officer is a director and is not also the Chairman of the Board) shall preside at such meeting, and, if the Chief Executive Officer is not present at such meeting, a majority of the directors present at such meeting shall elect one of the directors present at the meeting to so preside. At all meetings of the Board of Directors, a majority of the directors then in office shall constitute a quorum for the transaction of business. Unless by express provision of an applicable law, the Certificate of Incorporation or these Bylaws a different vote is required, the vote of a majority of directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. At any meeting of the Board of Directors, business shall be transacted in such order and manner as the Board of Directors may from time to time determine. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may, to the fullest extent permitted by law, adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

(b)    The Board of Directors may from time to time elect from their own number one or more Vice Chairmen. Each Vice Chairman shall assist the Chairman and perform such other duties as may be assigned by the Board of Directors, these Bylaws, or, in the case of any Vice Chairman with executive responsibilities, the Chairman. If the Chairman is not present at any meeting of the Directors, the Vice Chairman (or, if there are more than one, the Vice Chairman selected by a majority of the Directors present at such meeting) will preside at such meeting. Any Vice Chairman with executive responsibilities may be designated an Executive Vice Chairman.

Section 7.            Committees.

(a)      The Board of Directors may designate one or more committees, including an executive committee, consisting of one or more of the directors of the Corporation, and any committees required by the rules and regulations of such exchange on which any securities of the Corporation are listed. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Except to the extent restricted by applicable law or the Certificate of Incorporation, each such committee, to the extent provided by the DGCL and in the resolution creating it, shall have and may exercise all the powers and authority of the Board of Directors. Each such committee shall serve at the pleasure of the Board of Directors. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors upon request.

(b)     Each committee of the Board of Directors may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the Board of Directors designating such committee. Unless otherwise provided in such a resolution, the presence of at least a majority of the members of the committee shall be necessary to constitute a quorum. All matters shall be determined by a majority vote of the members present at a meeting at which a quorum is present.

Section 8.            Action by Written Consent. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the board or committee.

Section 9.            Compensation. The Board of Directors shall have the authority to fix the compensation, including fees, reimbursement of expenses and equity compensation, of directors for services to the Corporation in any capacity, including for attendance of meetings of the Board of Directors or participation on any committees. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

Section 10.          Reliance on Books and Records. A member of the Board of Directors, or a member of any committee designated by the Board of Directors shall, in the performance of such member’s duties, be fully protected in relying in good faith upon records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board of Directors, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

Article IV
OFFICERS

Section 1.            Number and Election. Subject to the authority of Chief Executive Officer to appoint officers as set forth in Section 11 of this Article IV, the officers of the Corporation shall be elected by the Board of Directors and shall consist of a Chief Executive Officer, a President, one or more Vice Presidents, a Secretary, a Chief Financial Officer, a Treasurer and such other officers and assistant officers as may be deemed necessary or desirable by the Board of Directors. Any number of offices may be held by the same person. In its discretion, the Board of Directors may choose not to fill any office for any period as it may deem advisable.

Section 2.            Term of Office. Each officer shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

Section 3.            Removal. Any officer or agent of the Corporation may be removed with or without cause by the Board of Directors, a duly authorized committee thereof or by such officers as may be designated by a resolution of the Board of Directors, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Any officer appointed by the Chief Executive Officer in accordance with Section 11 of this Article IV may also be removed by the Chief Executive Officer in his or her sole discretion.

Section 4.            Vacancies. Any vacancy occurring in any office because of death, resignation, removal, disqualification or otherwise may be filled by the Board of Directors or the Chief Executive Officer in accordance with Section 11 of this Article IV.

Section 5.            Compensation. Compensation of all executive officers shall be approved by the Board of Directors or a duly authorized committee thereof, and no officer shall be prevented from receiving such compensation by virtue of his or her also being a director of the Corporation.

Section 6.            Chief Executive Officer. The Chief Executive Officer shall have the powers and perform the duties incident to that position. The Chief Executive Officer shall, in the absence of the Chairman of the Board, or if a Chairman of the Board shall not have been elected, preside at each meeting of (a) the Board of Directors if the Chief Executive Officer is a director and (b) the stockholders. Subject to the powers of the Board of Directors and the Chairman of the Board, the Chief Executive Officer shall be in general and active charge of the entire business and affairs of the Corporation, and shall be its chief policy making officer. The Chief Executive Officer shall have such other powers and perform such other duties as may be prescribed by the Board of Directors or provided in these Bylaws. The Chief Executive Officer is authorized to execute bonds, mortgages and other contracts requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Corporation. Whenever the President is unable to serve, by reason of sickness, absence or otherwise, the Chief Executive Officer shall perform all the duties and responsibilities and exercise all the powers of the President.

Section 7.            The President. The President of the Corporation shall, subject to the powers of the Board of Directors, the Chairman of the Board and the Chief Executive Officer, have general charge of the business, affairs and property of the Corporation, and control over its officers, agents and employees. The President shall see that all orders and resolutions of the Board of Directors are carried into effect. The President is authorized to execute bonds, mortgages and other contracts requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Corporation. The President shall, in the absence of the Chief Executive Officer, act with all of the powers and be subject to all of the restrictions of the Chief Executive Officer. The President shall have such other powers and perform such other duties as may be prescribed by the Chairman of the Board, the Chief Executive Officer, the Board of Directors or as may be provided in these Bylaws.

Section 8.            Vice Presidents. The Vice President, or if there shall be more than one, the Vice Presidents, in the order determined by the Board of Directors or the Chairman of the Board, shall, perform such duties and have such powers as the Board of Directors, the Chairman of the Board, the Chief Executive Officer, the President or these Bylaws may, from time to time, prescribe. The Vice Presidents may also be designated as Executive Vice Presidents or Senior Vice Presidents, as the Board of Directors may from time to time prescribe.

Section 9.            The Secretary and Assistant Secretaries. The Secretary shall attend all meetings of the Board of Directors (other than executive sessions thereof) and all meetings of the stockholders and record all the proceedings of the meetings in a book or books to be kept for that purpose or shall ensure that his or her designee attends each such meeting to act in such capacity. Under the Board of Directors’ supervision, the Secretary shall give, or cause to be given, all notices required to be given by these Bylaws or by law; shall have such powers and perform such duties as the Board of Directors, the Chairman of the Board, the Chief Executive Officer, the President or these Bylaws may, from time to time, prescribe; and shall have custody of the corporate seal of the Corporation. The Secretary, or an Assistant Secretary, shall have authority to affix the corporate seal to any instrument requiring it and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary. The Assistant Secretary, or if there be more than one, any of the assistant secretaries, shall in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board of Directors, the Chairman of the Board, the Chief Executive Officer, the President, or Secretary may, from time to time, prescribe.

Section 10.          The Chief Financial Officer and the Treasurer. The Chief Financial Officer shall have the custody of the corporate funds and securities; shall deposit all monies and other valuable effects in the name and to the credit of the Corporation as may be ordered by the Chairman of the Board or the Board of Directors; and shall render to the Board of Directors, at its regular meeting or when the Board of Directors so requires, an account of the financial condition and operations of the Corporation; shall have such powers and perform such duties as the Board of Directors, the Chairman of the Board, the Chief Executive Officer, the President or these Bylaws may, from time to time, prescribe. The Treasurer, if any, shall in the absence or disability of the chief financial officer, perform the duties and exercise the powers of the chief financial officer, subject to the power of the board of directors. The Treasurer, if any, shall perform such other duties and have such other powers as the board of directors may, from time to time, prescribe.

Section 11.          Appointed Officers. In addition to officers designated by the Board in accordance with this ARTICLE IV, the Chief Executive Officer shall have the authority to appoint other officers below the level of Board-appointed Vice President as the Chief Executive Officer may from time to time deem expedient and may designate for such officers titles that appropriately reflect their positions and responsibilities.  Such appointed officers shall have such powers and shall perform such duties as may be assigned to them by the Chief Executive Officer or the senior officer to whom they report, consistent with corporate policies.  An appointed officer shall serve until the earlier of such officer’s resignation or such officer’s removal by the Chief Executive Officer at any time, either with or without cause.

Section 12.          Other Officers, Assistant Officers and Agents. Officers, assistant officers and agents, if any, other than those whose duties are provided for in these Bylaws, shall have such authority and perform such duties as may from time to time be prescribed by resolution of the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors.

Section 13.          Delegation of Authority. The Board of Directors may by resolution delegate the powers and duties of such officer to any other officer or to any director, or to any other person whom it may select.

Article V
CERTIFICATES OF STOCK

Section 1.            Form and Transfer. The shares of stock of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution that some or all of any or all classes or series of its stock shall be uncertificated shares. If shares are represented by certificates, the certificates shall be in such form as required by applicable law and as determined by the Board of Directors. Each certificate shall certify the number of shares owned by such holder in the Corporation and shall be signed by, or in the name of the Corporation by (i) the Chairman of the Board, the President, or a Vice President and (ii) the Treasurer, the Secretary or an Assistant Secretary of the Corporation. Any or all signatures on the certificate may be a facsimile. The Board of Directors may appoint a bank or trust company organized under the laws of the United States or any state thereof to act as its transfer agent or registrar, or both in connection with the transfer of any class or series of securities of the Corporation. The Corporation, or its designated transfer agent or other agent, shall keep a book or set of books to be known as the stock transfer books of the Corporation, containing the name of each holder of record, together with such holder’s address and the number and class or series of shares held by such holder and the date of issue. If a certificate representing shares of the Corporation is presented to the Corporation with an endorsement requesting the registration of transfer of such shares or an instruction is presented to the Corporation requesting the registration of transfer of uncertificated shares, the Corporation shall register the transfer as requested if: (i) in the case of certificated shares, the certificate representing such shares has been surrendered; (ii) (A) with respect to certificated shares, the endorsement is made by the person specified by the certificate as entitled to such shares; (B) with respect to uncertificated shares, an instruction is made by the registered owner of such uncertificated shares; or (C) with respect to certificated shares or uncertificated shares, the endorsement or instruction is made by any other appropriate person or by an agent who has actual authority to act on behalf of the appropriate person; (iii) the Corporation has received a guarantee of signature of the person signing such endorsement or instruction or such other reasonable assurance that the endorsement or instruction is genuine and authorized as the Corporation may request; (iv) the transfer does not violate any restriction on transfer imposed by the Corporation; and (v) such other conditions for such transfer as shall be provided for under applicable law have been satisfied. Whenever any transfer of shares shall be made for collateral security and not absolutely, the Corporation shall so record such fact in the entry of transfer if, when the certificate for such shares is presented to the Corporation for transfer or, if such shares are uncertificated, when the instruction for registration of transfer thereof is presented to the Corporation, both the transferor and transferee request the Corporation to do so.

Section 2.            Lost Certificates. The Corporation may issue or direct a new certificate or certificates or uncertificated shares to be issued in place of any certificate or certificates previously issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the owner of the lost, stolen or destroyed certificate. When authorizing such issue of a new certificate or certificates or uncertificated shares, the Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his or her legal representative, to give the Corporation a bond in such sum as it may direct, sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

Section 3.            Registered Stockholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its records as the owner of shares of stock to receive dividends, to vote, to receive notifications and otherwise to exercise all the rights and powers of an owner. The Corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares of stock on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required by applicable law.

Section 4.            Fixing a Record Date for Purposes Other Than Stockholder Meetings. In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purposes of any other lawful action (other than stockholder meetings which are expressly governed by Sections 12 of ARTICLE II hereof), the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Article VI
GENERAL PROVISIONS

Section 1.            Dividends. Subject to and in accordance with applicable law, the Certificate of Incorporation and any certificate of designation relating to any series of preferred stock, dividends upon the shares of capital stock of the Corporation may be declared and paid by the Board of Directors, in accordance with applicable law. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock, subject to the provisions of applicable law and the Certificate of Incorporation. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends a reserve or reserves for any proper purpose. The Board of Directors may modify or abolish any such reserves in the manner in which they were created.

Section 2.            Checks, Notes, Drafts, Etc. All checks, notes, drafts or other orders for the payment of money of the Corporation shall be signed, endorsed or accepted in the name of the Corporation by such officer, officers, person or persons as from time to time may be designated by the Board of Directors or by an officer or officers authorized by the Board of Directors to make such designation.

Section 3.            Contracts. In addition to the powers otherwise granted to officers pursuant to ARTICLE IV hereof, the Board of Directors may authorize any officer or officers, or any agent or agents, in the name and on behalf of the Corporation to enter into or execute and deliver any and all deeds, bonds, mortgages, contracts and other obligations or instruments, and such authority may be general or confined to specific instances.

Section 4.            Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

Section 5.            Corporate Seal. The Board of Directors may provide a corporate seal which shall be in the form of a circle and shall have inscribed thereon the name of the Corporation and the words “Corporate Seal, Delaware.” The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise. Notwithstanding the foregoing, no seal shall be required by virtue of this Section.

Section 6.            Voting Securities Owned By Corporation. Voting securities in any other corporation or entity held by the Corporation shall be voted by the Chairman of the Board, Chief Executive Officer, the President or the Chief Financial Officer, unless the Board of Directors specifically confers authority to vote with respect thereto, which authority may be general or confined to specific instances, upon some other person or officer. Any person authorized to vote securities shall have the power to appoint proxies, with general power of substitution.

Section 7.            Inspection of Books and Records. Subject to applicable law, the Board of Directors shall have power from time to time to determine to what extent and at what times and places and under what conditions and regulations the accounts and books of the Corporation, or any of them, shall be open to the inspection of the stockholders; and no stockholder shall have any right to inspect any account or book or document of the Corporation, except as conferred by the laws of the State of Delaware, unless and until authorized so to do by resolution of the Board of Directors.

Section 8.            Facsimile Signatures. In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these Bylaws and subject to applicable law, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board of Directors.

Section 9.            Section Headings. Section headings in these Bylaws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

Section 10.          Inconsistent Provisions. In the event that any provision (or part thereof) of these Bylaws is or becomes inconsistent with any provision of the Certificate of Incorporation, the DGCL, any other applicable law or the Investor Rights Agreements, the provision (or part thereof) of these Bylaws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

Section 11.          Time Periods. Unless otherwise provided by applicable law or expressly provided herein, in applying any provision of these Bylaws that requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded and the day of the event shall be included.

Article VII
INDEMNIFICATION

Section 1.            Right to Indemnification and Advancement. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including involvement, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”) and any other penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in Section 2 of this ARTICLE VII with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized in the specific case by the Board of Directors of the Corporation. The right to indemnification conferred in this Section 1 of ARTICLE VII shall be a contract right. In addition to the right to indemnification conferred herein, an indemnitee shall also have the right, to the fullest extent not prohibited by law, to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (an “advance of expenses”); provided, however, that if and to the extent that the DGCL requires, an advance of expenses shall be made only upon delivery to the Corporation of an undertaking (an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 1 or otherwise. The Corporation may also, by action of its Board of Directors, provide indemnification and advancement to employees and agents of the Corporation.

Section 2.            Procedure for Indemnification. Any claim for indemnification or advance of expenses by an indemnitee under Section 1 of this ARTICLE VII shall be made promptly, and in any event within 45 days (or, in the case of an advance of expenses, 20 days, provided that the director or officer has delivered the undertaking contemplated by Section 1 of this ARTICLE VII if required), upon the written request of the indemnitee. If the Corporation denies a written request for indemnification or advance of expenses, in whole or in part, or if payment in full pursuant to such request is not made within 45 days (or, in the case of an advance of expenses, 20 days, provided that the indemnitee has delivered the undertaking contemplated by Section 1 of this ARTICLE VII if required), the right to indemnification or advances as granted by this ARTICLE VII shall be enforceable by the indemnitee in any court of competent jurisdiction. Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation to the fullest extent permitted by applicable law. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of expenses where the undertaking required pursuant to Section 1 of this ARTICLE VII, if any, has been tendered to the Corporation) that the claimant has not met the applicable standard of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proof shall be on the Corporation to the fullest extent permitted by law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 3.            Insurance. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, member, trustee, administrator, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise against any expense, liability or loss asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such expenses, liability or loss under the DGCL.

Section 4.            Service for Subsidiaries. Any person serving as a director, officer, partner, member, trustee, administrator, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, at least 50% of whose equity interests are owned by the Corporation (a “subsidiary” for purposes of this ARTICLE VII) shall be conclusively presumed to be serving in such capacity at the request of the Corporation.

Section 5.            Reliance. Persons who after the date of the adoption of this provision become or remain directors or officers of the Corporation or who, while a director or officer of the Corporation, become or remain a director, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this ARTICLE VII in entering into or continuing such service. To the fullest extent permitted by law, the rights to indemnification and to the advance of expenses conferred in this ARTICLE VII shall apply to claims made against an indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof. Any amendment, alteration or repeal of this ARTICLE VII that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

Section 6.            Non-Exclusivity of Rights; Continuation of Rights of Indemnification. The rights to indemnification and to the advance of expenses conferred in this ARTICLE VII shall not be exclusive of any other right which any person may have or hereafter acquire under the Certificate of Incorporation or under any statute, by-law, agreement, vote of stockholders or disinterested directors or otherwise. All rights to indemnification under this ARTICLE VII shall be deemed to be a contract between the Corporation and each director or officer of the Corporation who serves or served in such capacity at any time while this ARTICLE VII is in effect. Any repeal or modification of this ARTICLE VII or repeal or modification of relevant provisions of the DGCL or any other applicable laws shall not in any way diminish any rights to indemnification and advancement of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to any proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such repeal or modification.

Section 7.            Merger or Consolidation. For purposes of this ARTICLE VII, references to the “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this ARTICLE VII with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

Section 8.            Savings Clause. To the fullest extent permitted by law, if this ARTICLE VII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify and advance expenses to each person entitled to indemnification under Section 1 of this ARTICLE VII as to all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, ERISA excise taxes and penalties and any other penalties and amounts paid or to be paid in settlement)

actually and reasonably incurred or suffered by such person and for which indemnification and advancement of expenses is available to such person pursuant to this ARTICLE VII to the fullest extent permitted by any applicable portion of this ARTICLE VII that shall not have been invalidated.

Article VIII
AMENDMENTS

These Bylaws may be amended, altered, changed or repealed or new Bylaws adopted only in accordance with Section 1 of ARTICLE ELEVEN of the Certificate of Incorporation.

*     *     *     *     *

ANNEX D

INVESTOR RIGHTS AGREEMENT

This Investor Rights Agreement (this “Agreement”) is made as of June [      ], 2017 (the “Effective Date”), between The Simply Good Foods Company, a Delaware corporation (the “Company”), Conyers Park Sponsor LLC, a Delaware limited liability company (the “Sponsor”) and the other individuals set forth on Schedule I hereto (each a “Holder” and together with the Sponsor, the “Holders”).

WHEREAS, the Holders are party to that certain Registration Rights Agreement, dated July 14, 2016, by and among Conyers Park Acquisition Corp., the Sponsor and the Holders (the “Existing Registration Rights Agreement”);

WHEREAS, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company and the other parties thereto, the Holders will become holders of common stock, par value $0.01, of the Company (the “Common Stock”) and the Sponsor will become a holder of warrants to purchase Common Stock (the “Warrants”) upon the closing of the transactions contemplated by the Merger Agreement; and

WHEREAS, the Company has agreed to grant certain rights to the Sponsor relating to the governance of the Company and to Holders relating to the registration of the Common Stock held by the Holders.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

Section 1.            Board of Directors.

(a)      Subject to the terms and conditions of this Agreement, from and after the Effective Date for so long as the Sponsor holds at least 25% of the Sponsor Amount:

(i)          The Sponsor shall have the right, but not the obligation, to designate one person (three persons if the Sponsor holds at least 50% of the Sponsor Amount) to be appointed or nominated, as the case may be, for election to the Board (including any successor, each, a “Nominee”) by giving written notice to the Company on or before the time such information is reasonably requested by the Board or the Nominating and Corporate Governance Committee for inclusion in a proxy statement for a meeting of stockholders provided to the Sponsor; provided, however, the Sponsor may not designate more than one individual that is not a member of the Board on the Effective Date.

(ii)         The Company will, as promptly as practicable, use its best efforts to take all necessary and desirable actions (including, without limitation, calling special meetings of the Board and the stockholders and recommending, supporting and soliciting proxies) so that there is a Sponsor Director serving on the Board at all times.

(iii)        The Company shall, to the fullest extent permitted by applicable law, use its best efforts to take all actions necessary to ensure that: (i) each Nominee is included in the Board’s slate of nominees to the stockholders of the Company for each election of Directors; and (ii) each Nominee is included in the proxy statement prepared by management of the Company in connection with soliciting proxies for every meeting of the stockholders of the Company called with respect to the election of members of the Board, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company or the Board with respect to the election of members of the Board.

(iv)       If a vacancy occurs because of the death, disability, disqualification, resignation, or removal of a Sponsor Director or for any other reason, the Sponsor shall be entitled to designate such person’s successor, and the Company will, as promptly as practicable following such designation, use its best efforts to take all necessary and desirable actions, to the fullest extent permitted by law, within its control such that such vacancy shall be filled with such successor Nominee.

(v)        If a Nominee is not elected because of such Nominee’s death, disability, disqualification, withdrawal as a nominee or for any other reason, the Sponsor shall be entitled to designate promptly another Nominee and the Company will take all necessary and desirable actions within its control such that the director position for which such Nominee was nominated shall not be filled pending such designation or the size of the Board shall be increased by one and such vacancy shall be filled with such successor Nominee as promptly as practicable following such designation.

(vi)       As promptly as reasonably practicable following the request of any Sponsor Director, the Company shall enter into an indemnification agreement with such Sponsor Director, in the form entered into with the other members of the Board. The Company shall pay the reasonable, documented out-of-pocket expenses incurred by the Sponsor Director in connection with his or her services provided to or on behalf of the Company, including attending meetings or events attended explicitly on behalf of the Company at the Company’s request.

(vii)      The Company shall (i) purchase directors’ and officers’ liability insurance in an amount determined by the Board to be reasonable and customary and (ii) for so long as a Sponsor Director serves as a Director of the Company, maintain such coverage with respect to such Sponsor Director; provided that upon removal or resignation of such Sponsor Director for any reason, the Company shall take all actions reasonably necessary to extend such directors’ and officers’ liability insurance coverage for a period of not less than six years from any such event in respect of any act or omission occurring at or prior to such event.

(viii)     For so long as a Sponsor Director serves as a Director of the Company, the Company shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting any Director nominated pursuant to this Agreement as and to the extent consistent with applicable law, including but not limited to Article [VII] of the Certificate of Incorporation of the Company and Article [VII] of the Bylaws (whether such right is contained in the Certificate of Incorporation, Bylaws or another document) (except to the extent such amendment or alteration permits the Company to provide broader indemnification or exculpation rights on a retroactive basis than permitted prior thereto).

(ix)       Each Nominee may, but does not need to qualify as “independent” pursuant to listing standards of NASDAQ.

(x)        Any Nominee will be subject to the Company’s customary due diligence process, including its review of a completed questionnaire and a background check. Based on the foregoing, the Company may object to any Nominee provided (a) it does so in good faith, and (b) such objection is based upon any of the following: (i) such Nominee was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses), (ii) such Nominee was the subject of any order, judgment, or decree not subsequently reversed, suspended or vacated of any court of competent jurisdiction, permanently or temporarily enjoining such proposed director from, or otherwise limiting, the following activities: (A) engaging in any type of business practice, or (B) engaging in any activity in connection with the purchase or sale of any security or in connection with any violation of federal or state securities laws, (iii) such Nominee was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in clause (ii)(B), or to be associated with persons engaged in such activity, (iv) such proposed director was found by a court of competent jurisdiction in a civil action or by the SEC to have violated any federal or state securities law, and the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended or vacated, or (v) such proposed director was the subject of, or a party to any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to a violation of any federal or state securities laws or regulations. In the event the Board reasonably finds the Nominee to be unsuitable based upon one or more of the foregoing clauses (i) through (v) and reasonably objects to the identified director, Sponsor shall be entitled to propose a different nominee to the Board within 30 calendar days of the Company’s notice to Sponsor of its objection to the Nominee and such replacement Nominee shall be subject to the review process outlined above.

(xi)       The Company shall take all necessary action to cause a Nominee chosen by the Sponsor, at the request of such Nominee to be elected to the board of directors (or similar governing body) of each material operating subsidiary of the Company. The Nominee, as applicable, shall have the right to attend (in person or remotely) any meetings of the board of directors (or similar governing body or committee thereof) of each subsidiary of the Company.

(xii)      For the avoidance of doubt, if the Sponsor’s holdings of the Sponsor Amount falls below the percentages set forth in clause (a)(i) immediately above, the Nominees do not have to resign and are eligible to be renominated at the discretion of the Board.

Section 2.            Registration Rights.

(a)      Shelf Registration.

(i)          Filing. The Company shall file within 180 days of the Effective Date, a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”) or, if the Company is ineligible to use a Form S-3 Shelf, a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf,” and together with the Form S-3 Shelf (and any Subsequent Shelf Registration), the “Shelf”) covering the resale of the Registrable Securities on a delayed or continuous basis. The Company shall use commercially reasonable efforts to cause the Shelf to become effective as soon as practicable after such filing. The Shelf shall provide for the resale of Registrable Securities from time to time, and pursuant to any method or combination of methods legally available to, and requested by, the Sponsor. The Company shall maintain the Shelf in accordance with the terms hereof, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep such Shelf effective and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use Form S-3.

(ii)         Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale from time to time by the Holders of all securities that are Registrable Securities as of the time of such filing. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an Automatic Shelf Registration Statement if the Company is a Well-Known Seasoned Issuer) and (ii) keep such Subsequent Shelf Registration continuously effective and usable until there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form and shall provide for the registration of such Registrable Securities for resale by the Holders in accordance with any reasonable method of distribution elected by the Sponsor.
(iii)        Requests for Underwritten Shelf Takedowns. At any time and from time to time after the Shelf has been declared effective by the SEC, the Sponsor may request to sell all or any portion of its Registrable Securities in an underwritten offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include either (x) securities with a total offering price (including piggyback shares and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, $10 million or (y) all remaining Registrable Securities. All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company (the “Demand Shelf Takedown Notice”). Each Demand Shelf Takedown Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten Shelf Takedown. The Sponsor shall have the right to select the investment banker(s) and manager(s) to administer the offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the Company’s prior approval which shall not be unreasonably withheld, conditioned or delayed.

(b)     Demand Registration.

(i)          Requests for Registration. At any time after the Effective Date, the Sponsor may request (i) registration under the Securities Act of all or any portion of the Registrable Securities on Form S-3 or any similar short-form registration (a “Short-Form Registration”), if available, and (ii) registration under the Securities Act of all or any portion of the Registrable Securities held by the Holders on Form S-1 or similar long-form registration (a “Long-Form Registration”) if Short-Form Registration is not available (any registration under this Section 2(b), a “Demand Registration”); provided, that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include either (x) securities with a total offering price (including piggyback shares and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, $10 million or (y) all remaining Registrable Securities. The Sponsor may request that any offering conducted under a Long-Form Registration or a Short-Form Registration be underwritten. All requests for Demand Registrations shall be made by giving written notice to the Company (the “Demand Registration Notice”). Each Demand Registration Notice shall specify (i) whether such Demand Registration shall be an underwritten offering, (ii) the approximate number of Registrable Securities proposed to be sold in the Demand Registration and (iii) the expected price range (net of underwriting discounts and commissions) of such Demand Registration. The Sponsor shall have the right to select the investment banker(s) and manager(s) to administer the offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the approval of the Company, which shall not be unreasonably withheld, conditioned or delayed.

(ii)         Demand Registration Effectiveness. A registration shall not count as one of the permitted Demand Registrations until both (i) it has become effective (unless such Demand Registration has not become effective due solely to the fault of the Sponsor) and (ii) the Sponsor is able to register and sell pursuant to such registration at least 80% of the Registrable Securities requested to be included in such registration either at the time of the registration or within 90 days thereafter; provided that a Demand Registration which is withdrawn at the sole request of the Sponsor will count as a Demand Registration unless the Company is reimbursed by the Sponsor for all reasonable, documented out-of-pocket expenses incurred by the Company in connection with such registration, including reasonable attorney and accounting fees.

(iii)        Short-Form Registrations. Demand Registrations shall be Short-Form Registrations whenever the Company is permitted to use an applicable short form. The Company shall use its commercially reasonable efforts to make Short-Form Registrations on Form S-3 (or any successor form) available for the sale of Registrable Securities.

(iv)       Restrictions on Demand Registrations. The Sponsor shall be entitled to request up to five Demand Registrations. In addition, the Company shall not be obligated to effect more than two Demand Registrations in any twelve-month period.

(v)        Block Trade. Notwithstanding the foregoing, if the Sponsor wishes to engage in an underwritten block trade off of an effective registration statement, the Sponsor may notify the Company of the block trade offering on the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such offering (which may close as early as three (3) Business Days after the date it commences); provided that in the case of such underwritten block trade, only the Sponsor shall have a right to notice of and to participate in such offering.

(c)      Piggyback Takedowns. Whenever the Company proposes to register any of its securities, including a registration pursuant to any registration rights agreement between Company and holders of its securities (a “Piggyback Registration”), or proposes to offer any of its securities pursuant to a registration statement in an underwritten offering under the Securities Act (together with a Piggyback Registration, a “Piggyback Takedown”), the Company shall give prompt written notice to the Holders of its intention to effect such Piggyback Takedown. In the case of a Piggyback Takedown that is an underwritten offering under a shelf registration statement, such notice shall be given not less than ten Business Days prior to the expected date of commencement of marketing efforts for such Piggyback Takedown. In the case of a Piggyback Takedown that is an underwritten offering under a registration statement that is not a shelf registration statement, such notice shall be given not less than ten Business Days prior to the expected date of filing of such registration statement. The Company shall, subject to the provisions of Section 2(d) below, include in such Piggyback Takedown, as applicable, all Registrable Securities requested to be included by the Holders within five Business Days after sending the Company’s notice. Notwithstanding anything to the contrary contained herein: (i) the Company may determine not to proceed with any Piggyback Takedown upon written notice to the Holders; provided, however, that nothing in this clause (i) shall impair the right of the Sponsor to request that such registration be effected pursuant to Section 2(a) or 2(b); and (ii) each Holder may withdraw its request for inclusion by giving written notice to the Company of its intention to withdraw that registration; provided, however, that the withdrawal shall be irrevocable and after making the withdrawal, such Holder shall no longer have any right to include its Registrable Securities in that Piggyback Takedown. If any Piggyback Takedown is an underwritten offering, the Company will have the sole right to select the investment banker(s) and manager(s), acceptable to the Sponsor, for the offering.

(d)     Priority.

(i)          Priority on Secondary Offerings. If the Company determines, and if ratified in writing, after consultation with the managing underwriter in any underwritten Piggyback Takedown that was initiated either by (x) the Sponsor pursuant to this Agreement or (y) a holder of securities of the Company other than Registrable Shares (“Non-Sponsor Securities”), that less than all of the Registrable Securities requested to be included in such underwritten offering can be sold in an orderly manner within a price range acceptable to the Company or the holders of the Company’s securities demanding such Piggyback Takedown, then the Company shall include in such underwritten Piggyback Registration the number which can be so sold in the following order of priority:

(A) first, the Registrable Securities and the Non-Sponsor Securities that either (x) the Company is obligated to include pursuant to written contractual rights entered into prior to or on the date hereof or (y) such other contractual rights governing the applicable Non-Sponsor Securities provide that the Sponsor’s participation rights in such offering are pari passu with respect to registration cutbacks in the same fashion as set forth in this clause (A), pro rata, based on the amount of such securities initially requested to be included by the Holders or holders of Non-Sponsor Securities or as the Sponsor or holders of Non-Sponsor Securities may otherwise agree;

(B) second, Non-Sponsor Securities that the Company is obligated to include pursuant to written contractual rights entered into after the date hereof that do not comply with Clause (A)(y) above; and

(C) third, other securities requested to be included in such underwritten Piggyback Takedown.

(ii)         Priority on Primary Offerings. In any underwritten offering initiated by the Company primarily for its own account, the Company and the managing underwriter in such offering determine that less than all of the securities of the Company requested to be included in such underwritten offering, including Registrable Securities, can be sold in an orderly manner within a price range acceptable to the Company, then the Company shall include in such underwritten offering the number which can be so sold in the following order of priority:

(A) first, the securities to be sold by the Company;

(B) second, the Registrable Securities and Non-Sponsor Securities that the Company is obligated to include pursuant to written contractual rights entered into prior to or on the date hereof, pro rata, based on the amount of such securities initially requested to be included by the Holders or holders of Non-Sponsor Securities or as the holder or holders of Non-Sponsor Securities may otherwise agree; and

(C) third, Non-Sponsor Securities that the Company is obligated to include pursuant to written contractual rights entered into after the date hereof.

(e)      Company Undertakings. In connection with the filing of any registration statement or sale of Registrable Securities as provided in this Agreement, the Company shall use commercially reasonable efforts to, as expeditiously as reasonably practicable:

(i)          notify promptly the Sponsor and, if requested by the Sponsor, confirm such advice in writing promptly at the address determined in accordance with Section 7, (A) of the issuance by the SEC or any state securities authority of any stop order suspending the effectiveness of a registration statement or the initiation of any proceedings for that purpose, (B) if, between the effective date of a registration statement and the closing of any sale of Registrable Securities covered thereby, the representations and warranties of the

Company contained in any underwriting agreement, securities sales agreement or other similar agreement, if any, relating to the offering cease to be true and correct in all material respects, (C) of the happening of any event or the discovery of any facts during the period a registration statement is effective as a result of which such registration statement or any document incorporated by reference therein contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading or, in the case of the prospectus, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (which information shall be accompanied by an instruction to suspend the use of the registration statement and the prospectus until the requisite changes have been made), (D) of the receipt by the Company of any notification with respect to the suspension of the qualification of Registrable Securities, for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose and (E) of the filing of a post-effective amendment to such registration statement;

(ii)         furnish the Sponsor’s legal counsel, if any, copies of any comment letters relating to the Sponsor received from the SEC or any other request by the SEC or any state securities authority for amendments or supplements to a registration statement and prospectus or for additional information relating to the Sponsor;

(iii)        make commercially reasonable effort to obtain the withdrawal of any order suspending the effectiveness of a registration statement at the earliest possible moment;

(iv)       upon the occurrence of any event or the discovery of any facts, as contemplated by Sections 2(e)(i)(C) and 2(e)(i)(D), as promptly as practicable after the occurrence of such an event, use its commercially reasonable efforts to prepare a supplement or post-effective amendment to the registration statement or the related prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of Registrable Securities, such prospectus will not contain at the time of such delivery any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or will remain so qualified, as applicable. At such time as such public disclosure is otherwise made or the Company determines that such disclosure is not necessary, in each case to correct any misstatement of a material fact or to include any omitted material fact, the Company agrees promptly to notify the Sponsor of such determination and to furnish the Sponsor such number of copies of the prospectus as amended or supplemented, as the Sponsor may in customary form reasonably request;

(v)        enter into agreements in customary form (including underwriting agreements) and take all other reasonable and customary appropriate actions in order to expedite or facilitate the disposition of the Registrable Securities whether or not an underwriting agreement is entered into and whether or not the registration is an underwritten registration:

(A)        make such representations and warranties to the Sponsor and the underwriters, if any, in form, substance and scope as are customarily made by issuers to underwriters in similar underwritten offerings as may be reasonably requested by them;

(B)        obtain opinions of counsel to the Company and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to any managing underwriter(s) and their counsel) addressed to the underwriters, if any (and in the case of an underwritten registration, the Sponsor), covering the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by the underwriter(s);

(C)        obtain “comfort” letters and updates thereof from the Company’s independent registered public accounting firm (and, if necessary, any other independent certified public accountants of any subsidiary of the Company or of any business acquired by the Company for which financial statements are, or are required to be, included in the Registration Statement) addressed to the underwriter(s), if any, and use commercially reasonable efforts to have such letter addressed to the Sponsor in the case of an underwritten registration (to the extent consistent with Statement on Auditing Standards No. 72 of the American Institute of Certified Public Accounts), such letters to be in customary form and covering matters of the type customarily covered in “comfort” letters to underwriters in connection with similar underwritten offerings;

(D)       enter into a securities sales agreement with the Sponsor and an agent of the Sponsor providing for, among other things, the appointment of such agent for the Sponsor for the purpose of soliciting purchases of Registrable Securities, which agreement shall be in form, substance and scope customary for similar offerings;

(E)        if an underwriting agreement is entered into, use commercially reasonable efforts to cause the same to set forth indemnification provisions and procedures substantially similar to the indemnification provisions and procedures set forth in Section 2(g) with respect to the underwriters and all other parties to be indemnified pursuant to Section 2(g) or, at the request of any underwriters, in the form customarily provided to underwriters in similar types of transactions; and

(F)        deliver such documents and certificates as may be reasonably requested and as are customarily delivered in similar offerings to the Sponsor and the managing underwriters, if any;

(vi)       make available for inspection by any underwriter participating in any disposition pursuant to a registration statement, the Sponsor’s legal counsel and any accountant retained by the Sponsor, all financial and other records, pertinent corporate documents and properties or assets of the Company reasonably requested by any such Persons (excluding all trade secrets and other proprietary or privileged information) to the extent required for the offering, and cause the respective officers, directors, employees, and any other agents of the Company to supply all information reasonably requested by any such representative, underwriter, counsel or accountant in connection with a registration statement, and make such representatives of the Company available for discussion of such documents as shall be reasonably requested by the Company; provided, however, that the Sponsor’s legal counsel, if any, and the representatives of any underwriters will use commercially reasonable efforts, to the extent reasonably practicable, to coordinate the foregoing inspection and information gathering and to not unreasonably disrupt the Company’s business operations;

(vii)      a reasonable time prior to filing any registration statement, any prospectus forming a part thereof, any amendment to such registration statement, or amendment or supplement to such prospectus, provide copies of such document to the underwriter(s) of an underwritten offering of Registrable Securities; within five (5) Business Days after the filing of any registration statement, provide copies of such registration statement to the Sponsor’s legal counsel; consider in good faith making any changes requested and make such changes in any of the foregoing documents as are legally required prior to the filing thereof, or in the case of changes received from the Sponsor’s legal counsel by filing an amendment or supplement thereto, as the underwriter or underwriters, or in the case of changes received from the Sponsor’s legal counsel relating to the Sponsor or the plan of distribution of Registrable Securities, as the Sponsor’s legal counsel reasonably requests; not file any such document in a form to which any underwriter shall not have previously been advised and furnished a copy of; not include in any amendment or supplement to such documents any information about the Sponsor or any change to the plan of distribution of Registrable Securities that would limit the method of distribution of Registrable Securities unless the Sponsor’s legal counsel has been advised in advance and has approved such information or change; and reasonably during normal business hours make the representatives of the Company available for discussion of such document as shall be reasonably requested by the Sponsor’s legal counsel, if any, on behalf of the Sponsor, Sponsor’s legal counsel or any underwriter;

(viii)     otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the SEC and make available to its security holders, as soon as reasonably practicable, an earnings statement covering at least twelve (12) months which shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(ix)       cooperate and assist in any filings required to be made with FINRA and in the performance of any due diligence investigation by any underwriter and its counsel (including any “qualified independent underwriter’’ that is required to be retained in accordance with the rules and regulations of FINRA);

(x)        the Company may (as a condition to the Sponsor’s participation in an underwritten offering) require the Sponsor to furnish to the Company such information regarding the Sponsor and the proposed distribution by the Sponsor as the Company may from time to time reasonably request in writing;

(xi)       if Registrable Securities are to be sold in an underwritten offering, to include in the registration statement to be used all such information as may be reasonably requested by the underwriters for the marketing and sale of such Registrable Securities; and

(xii)      in connection with an underwritten offering, cause the appropriate officers of the Company to (A) prepare and make presentations at any “road shows” and before analysts and rating agencies, as the case may be, (B) take other actions to obtain ratings for any Registrable Securities and (C) use their commercially reasonable efforts to cooperate as reasonably requested by the underwriters in the offering, marketing or selling of the Registrable Securities.

The Sponsor agrees that, upon receipt of any notice from the Company of the happening of any event or the discovery of any facts of the type described in Section 2(e)(i), Holder will forthwith discontinue disposition of Registrable Securities pursuant to a registration statement relating to such Registrable Securities until the Sponsor’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 2(e)(i), and, if so directed by the Company, the Sponsor will deliver to the Company (at the Company’s expense) all copies in the Sponsor’s possession, other than permanent file copies then in the Sponsor’s possession, of the prospectus covering such Registrable Securities at the time of receipt of such notice.

(f)      Registration Expenses. All Registration Expenses shall be borne by the Company. For the avoidance of doubt, subject to the proviso in Section 2(b)(ii), all Registration Expenses in connection with any registration initiated as a Demand Registration shall be borne by the Company regardless of whether or not such registration has become effective and whether or not such registration has counted as one of the permitted Long-Form Registrations pursuant to Section 2(b).

(g)     Indemnification and Contribution.

(i)          Indemnification by the Company. The Company agrees to indemnify and hold harmless the Sponsor and its Affiliates, directors, officers, employees, members, managers, representatives and agents and each Person who controls the Sponsor within the meaning of either the Securities Act or the Exchange Act, to the fullest extent permitted by applicable law, from and against any losses, claims, expenses, damages and liabilities or whatever kind (including legal or other expenses reasonably incurred in connection with investigating, preparing or defending same and the cost of enforcing any right to indemnification hereunder) (collectively, “Losses”) to which they or any of them may become subject insofar as such Losses (or actions in respect thereof) arise out of or are based upon (x) any untrue statement or alleged untrue statement of a material fact contained in a Registration Statement as originally filed or in any amendment thereof, or the Disclosure Package, or any preliminary, final or summary Prospectus or Free Writing Prospectus included in any such Registration Statement, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or (y) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any other federal law, any state or foreign securities law, or any rule or regulation promulgated under of the foregoing laws, relating to the offer or sale of the Registrable Securities, and in any such case, the Company agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating, preparing or defending any such Loss, claim, damage, liability, action or investigation (whether or not the indemnified party is a party to any proceeding); provided, however, that the Company will not be liable in any case to the extent that any such Loss arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information relating to the Sponsor furnished to the Company by or on behalf of the Sponsor specifically for inclusion therein, including any notice and questionnaire. This indemnity agreement will be in addition to any liability which the Company may otherwise have.

(ii)         Indemnification by the Sponsor. The Sponsor agrees to indemnify and hold harmless the Company and each of its Affiliates, directors, employees, members, managers, representatives and agents and each Person who controls the Company within the meaning of either the Securities Act or the Exchange Act, to the fullest extent permitted by applicable law, from and against any and all Losses to which they or any of them may become subject insofar as such Losses arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in a Registration Statement as originally filed or in any amendment thereof, or in the Disclosure Package or any Sponsor Free Writing Prospectus, preliminary, final or summary Prospectus included in any such Registration Statement, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, to the extent, but only to the extent, that any such untrue statement or alleged untrue statement or omission or alleged omission is contained in any written information relating to the Sponsor furnished to the Company by or on behalf the Sponsor specifically for inclusion therein; provided, however, that the total amount to be indemnified by the Sponsor pursuant to this Section 2(g)(ii) shall be limited to the net proceeds (after deducting underwriters’ discounts and commissions) received by such the Sponsor in the offering to which such Registration Statement or Prospectus relates; provided further that the Sponsor shall not be liable in any case to the extent that prior to the filing of any such Registration Statement or Disclosure Package, or any amendment thereof or supplement thereto, it has furnished in writing to the Company, information expressly for use in, and within a reasonable period of time prior to the effectiveness of such Registration Statement or Disclosure Package, or any amendment thereof or supplement thereto which corrected or made not misleading information previously provided to the Company. This indemnity agreement will be in addition to any liability which the Sponsor may otherwise have.

(iii)        Notification. If any Person shall be entitled to indemnification under this Section 2(g) (each, an “Indemnified Party”), such Indemnified Party shall give prompt notice to the party required to provide indemnification (each, an “Indemnifying Party”) of any claim or of the commencement of any proceeding as to which indemnity is sought. The Indemnifying Party shall have the right, exercisable by giving written notice to the Indemnified Party as promptly as reasonably practicable after the receipt of written notice from such Indemnified Party of such claim or proceeding, to assume, at the Indemnifying Party’s expense, the defense of any such claim or litigation, with counsel reasonably satisfactory to the Indemnified Party and, after notice from the Indemnifying Party to such Indemnified Party of its election to assume the defense thereof, the Indemnifying Party will not (so long as it shall continue to have the right to defend, contest, litigate and settle the matter in question in accordance with this Section 2(g)(iii)) be liable to such Indemnified Party hereunder for any legal expenses and other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof; provided, however, that an Indemnified Party shall have the right to employ separate counsel in any such claim or litigation, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless the Indemnifying Party shall have failed within a reasonable period of time to assume such defense and the Indemnified Party is or would reasonably be expected to be materially prejudiced by such delay. The failure of any Indemnified Party to give notice as provided herein shall relieve an Indemnifying Party of its obligations under this Section 2(g) only to the extent that the failure to give such notice is materially prejudicial or harmful to such Indemnifying Party’s ability to defend such action. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the prior written consent of each Indemnified Party (which consent shall not be unreasonably withheld or delayed), consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. The indemnity agreements contained in this Section 2(g) shall not apply to amounts paid in settlement of any claim, loss, damage, liability or action if such settlement is effected without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. The indemnification set forth in this Section 2(g) shall be in addition to any other indemnification rights or agreements that an Indemnified Party may have. An Indemnifying Party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such Indemnifying Party with respect to such claim, unless in the reasonable judgment of any Indemnified Party a conflict of interest may exist between such Indemnified Party and any other Indemnified Parties with respect to such claim.

(iv)       Contribution. If the indemnification provided for in this Section 2(g) is held by a court of competent jurisdiction to be unavailable to an Indemnified Party, other than pursuant to its terms, with respect to any Losses or action referred to therein, then, subject to the limitations contained in this Section 2(g), the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses or action in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and the Indemnified Party, on the other, in connection with the actions, statements or omissions that resulted in such Losses or action, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party, on the one hand, and the Indemnified Party, on the other hand, shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made (or omitted) by, or relates to information supplied by such Indemnifying Party or such Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent any such action, statement or omission. The Company and the Sponsor agree that it would not be just and equitable if contribution pursuant to this Section 2(g)(iv) was determined solely upon pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding sentence of this Section 2(g)(iv). Notwithstanding the foregoing, the amount the Sponsor will be obligated to contribute pursuant to this Section 2(g)(iv) will be limited to an amount equal to the net proceeds received by the Sponsor in respect of the Registrable Securities sold pursuant to the registration statement which gives rise to such obligation to contribute. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(h)      Suspension Period. Notwithstanding any provision of this Agreement to the contrary, if the Board determines in good faith that any use of a registration statement or prospectus hereunder involving Registrable Securities:

(i)          would reasonably be expected to materially impede, delay or interfere with, or require premature disclosure of, any material financing, offering, acquisition, disposition, merger, corporate reorganization, segment reclassification or discontinuance of operations that is required to be reflected in pro forma or restated financial statements that amends historical financial statement of the Company, or other significant transaction or any negotiations, discussions or pending proposals with respect thereto, involving the Company or any of its subsidiaries, or

(ii)         would require, after consultation with counsel to the Company, the disclosure of material non-public information, the disclosure of which would (x) not be required to be made if a registration statement were not being used and (y) reasonably be expected to materially and adversely affect the Company, then the Company shall be entitled to suspend, for not more than 45 consecutive days (a “Suspension Period”), but in no event (A) more than twice in any rolling twelve (12) month period (which periods may be successive) and (B) for more than an aggregate of ninety (90) days in any rolling twelve (12) month period, commencing on the date of this Agreement, the use of any registration statement or prospectus and shall not be required to amend or supplement the registration statement, any related prospectus or any document incorporated therein by reference. The Company promptly will give written notice of any such Suspension Period the Holders.

(i)          Covenants Relating to Rule 144. For so long as the Company is subject to the reporting requirements of Section 13 or 15 of the Securities Act, the Company covenants that it will file the reports required to be filed by it under the Securities Act and Section 13(a) or 15(d) of the Exchange Act and the rules and regulations adopted by the SEC thereunder. If the Company ceases to be so required to file such reports, the Company covenants that it will upon the request of a Holder to the extent such information is required for such Holder to sell (i) make publicly available such information as is necessary to permit sales pursuant to Rule 144 under the Securities Act, (ii) deliver such information to a prospective purchaser as is necessary to permit sales pursuant to Rule 144A under the Securities Act and it will take such further action as such Holder may reasonably request, and (iii) take such further action that is reasonable in the circumstances, in each case, to the extent required, from time to time, to enable such Holder to sell its Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (A) Rule 144 under the Securities Act, as such Rule may be amended from time to time, (B) Rule 144A under the Securities Act, as such rule may be amended from time to time, or (C) any similar rules or regulations hereafter adopted by the SEC. Upon the request of a Holder, the Company will deliver to such Holder a written statement as to whether it has complied with such requirements of the Securities Act and the Exchange Act, a copy of the most recent annual and quarterly report(s) of the Company, and such other reports, documents or stockholder communications of the Company, and take such further actions consistent with this Section 10(a), as such Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing such Holder to sell any such Registrable Securities without registration.

Section 3.            Transfer Restrictions.

(a)      During the period commencing on the Effective Date and continuing until the calendar date that is 180 days following the Effective Date, the Holders shall not Transfer any securities of the Company, whether now owned or hereinafter acquired, owned directly by the Holders or with respect to which the Holders have beneficial ownership within the rules and regulations of the SEC (collectively, the “Restricted Shares”), except in the event the Company otherwise agrees by written consent or pursuant to a Transfer permitted by Section 3(b). Provided, however, that if the Company consents to a Transfer by Atkins Holdings LLC that is otherwise prohibited by that certain Investor Rights Agreement, dated the date hereof, by and among the Company, the Sponsor and Atkins Holdings LLC, the Holders shall be entitled to Transfer Restricted Shares without obtaining the written consent of the Company.

(b)     Notwithstanding anything to the contrary set forth in this Section 3, a Holder may Transfer Restricted Shares (i) as a bona fide gift; (ii) to any trust or entity wholly owned by one or more trusts for the direct or indirect benefit of (A) such Holder or its stockholders, partners, members or beneficiaries or (B) of any individual related to the stockholders, partners, members or beneficiaries of such Holder, by blood, marriage or adoption and not more remote than first cousin; (iii) to any wholly-owned subsidiary of such Holder, or to the Affiliates, stockholders, partners, members or beneficiaries of such Holder; or (iv) pursuant to any take-over bid, offer, acquisition, sale or merger involving the Company; provided that in each case such distributees or transferees agree to be bound by the terms and restrictions set forth in this Agreement.

(c)      In connection with any Shelf Takedown, the Company shall not effect any public sale or distribution of its Equity Securities, or any securities convertible into or exchangeable or exercisable for such securities (except pursuant to registrations on Form S-8 or Form S-4 under the Securities Act), and shall cause its officers and directors not to Transfer any Equity Securities, except in the event the underwriters managing the Demand Registration or Shelf Takedown consent to such shorter period, during the seven days prior to and the 90-day period beginning on the date of pricing of such Demand Registration or Shelf Takedown or such other period provided in the underwriting, placement or similar agreement executed in connection with such Demand Registration or Shelf Takedown.

Section 4.            Definitions.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Agreement” has the meaning specified in the Preamble.

“Automatic Shelf Registration Statement” means an “automatic shelf registration statement” as defined in Rule 405 promulgated under the Securities Act.

“Board” means the board of directors of the Company.

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks in New York, New York are authorized or required by applicable law to close.

“Bylaws” means the Company’s Bylaws, as in effect on the date hereof, as the same may be amended from time to time.

“Certificate of Incorporation” means the Company’s Certificate of Incorporation, as in effect on the date hereof, as the same may be amended from time to time.

“Common Stock” has the meaning specified in the Preamble.

“Company” has the meaning specified in the Preamble.

“control” (including the terms “controlling,” “controlled by” and “under common control with”) means, unless otherwise noted, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting shares, by contract, or otherwise.

“Demand Registration” has the meaning specified in Section 2(b)(i).

“Demand Registration Notice” has the meaning specified in Section 2(b)(i).

“Demand Shelf Takedown Notice” has the meaning specified in Section 2(a)(iii).

“Disclosure Package” means, with respect to any offering of securities, (i) the preliminary Prospectus, (ii) the price to the public and the number of securities included in the offering; (iii) each Free Writing Prospectus and (iv) all other information that is deemed, under Rule 159 promulgated under the Securities Act, to have been conveyed to purchasers of securities at the time of sale of such securities (including a contract of sale).

“Director” means a member of the Board until such individual’s death, disability, disqualification, resignation, or removal.

“Effective Date” has the meaning specified in the Preamble.

“Equity Security” means (a) any Common Stock, preferred stock or other Voting Stock, (b) any securities of the Company convertible into or exchangeable for Common Stock, preferred stock or other Voting Stock or (c) any options, rights or warrants (or any similar securities) issued by the Company to acquire Common Stock, preferred stock or other Voting Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Existing Registration Rights Agreement” has the meaning specified in the Recitals.

“FINRA” means the Financial Industry Regulatory Authority.

“Form S-1 Shelf” has the meaning specified in Section 2(a)(i).

“Form S-3 Shelf” has the meaning specified in Section 2(a)(i).

“Free Writing Prospectus” means any “free writing prospectus” as defined in Rule 405 promulgated under the Securities Act.

“Holder” shall have the meaning set forth in the Preamble.

“Governmental Entity” means any federal, state, provincial, local or foreign governmental, administrative or regulatory (including any stock exchange) authority, agency, court, instrumentality, binding arbitration body, commission or other entity or self-regulatory organization.

“Indemnified Party” has the meaning specified in Section 2(g)(iii).

“Indemnifying Party” has the meaning specified in Section 2(g)(iii).

“Long-Form Registration” has the meaning specified in Section 2(b)(i).

“Losses” has the meaning specified in Section 2(g)(i).

“NASDAQ” means the The Nasdaq Stock Exchange.

“Nominee” has the meaning specified in Section 1(a)(i).

“Non-Sponsor Securities” has the meaning specified in Section 2(d)(i).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Entity or any department, agency or political subdivision thereof.

“Piggyback Registration” has the meaning specified in Section 2(c).

“Piggyback Takedown” has the meaning specified in Section 2(c).

“Prospectus” means the prospectus used in connection with a Registration Statement.

“Registrable Securities” means at any time any shares of Common Stock held (or to be held upon the exercise or conversion of other securities of the Company, including the Warrants) by a Holder, its Affiliates or its transferees in accordance with Section 5; provided, however, that as to any Registrable Securities, such securities shall cease to constitute Registrable Securities upon the earliest to occur of: (x) the date on which such securities are disposed of pursuant to an effective registration statement under the Securities Act; (y) the date on which such securities are disposed of pursuant to Rule 144 (or any successor provision) promulgated under the Securities Act; and (z) the date on which such securities cease to be outstanding.

“Registration Expenses” means (a) the fees and disbursements of counsel and independent public accountants for the Company incurred in connection with the Company’s performance of or compliance with this Agreement, including the expenses of any special audits or “comfort” letters required by or incident to such performance and compliance, and any premiums and other costs of policies of insurance obtained by the Company against liabilities arising out of the sale of any securities, (b) all filing and stock exchange fees, all fees and expenses of complying with securities or “blue sky” laws (including any legal investment memoranda related thereto), all fees and expenses of custodians, transfer agents and registrars, all printing and producing expenses, messenger and delivery expenses and any reasonable and documented fees and disbursements of counsel retained by any Holder up to $50,000, (c) expenses relating to any analyst or investor presentations or any “road shows” undertaken in connection with the marketing or selling of Registrable Securities, (d) fees and expenses in connection with any review by FINRA of the underwriting arrangements or other terms of the offering, and all fees and expenses of any “qualified independent underwriter,” including the reasonable fees and expenses of any counsel thereto, and (e) costs of any selling agreements and other documents in connection with the offering, sale or delivery of Registrable Securities; provided, however, that “Registration Expenses” shall not include any out-of-pocket expenses of any Holder (other than as set forth in clause (b) above), transfer taxes, underwriting or brokerage commissions or discounts associated with effecting any sales of Registrable Securities that may be offered, which expenses shall be borne by such Holder.

“Registration Statement” means any registration statement filed hereunder or in connection with a Piggyback Takedown.

“Restricted Shares” has the meaning specified in Section 3(a).

“Rule 144” means Rule 144 promulgated under the Securities Act and any successor provision.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Shelf” has the meaning specified in Section 2(a)(i).

“Shelf Registration” means a registration of securities pursuant to a registration statement filed with the SEC in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” means either an Underwritten Shelf Takedown or a Piggyback Takedown.

“Short-Form Registration” has the meaning specified in Section 2(b)(i).

“Sponsor” has the meaning specified in the Preamble.

“Sponsor Amount” means the number of shares of Common Stock issued to the Sponsor on the Effective Date (after giving appropriate effect to any stock splits, reverse stock splits or other similar corporate transactions).

“Sponsor Director” means an individual elected to the Board that has been nominated by the Sponsor pursuant to this Agreement.

“Sponsor Free Writing Prospectus” means each Free Writing Prospectus prepared by or on behalf of the Sponsor or used or referred to by the Sponsor in connection with the offering of Registrable Securities.

“Subsequent Shelf Registration” has the meaning specified in Section 2(a)(ii).

“Suspension Period” has the meaning specified in Section 2(h).

“Transfer” means any sale, transfer, assignment or other disposition of (whether with or without consideration and whether voluntary or involuntary or by operation of law) of Common Stock.

“Underwritten Shelf Takedown” has the meaning specified in Section 2(a)(iii).

“Voting Stock” means any securities of the Company having the right to vote generally in any election of Directors.

“Warrant” has the meaning specified in the Recitals.

“Well-Known Seasoned Issuer” means a “well-known seasoned issuer” as defined in Rule 405 promulgated under the Securities Act and which (i) is a “well-known seasoned issuer” under paragraph (1)(i)(A) of such definition or (ii) is a “well-known seasoned issuer” under paragraph (1)(i)(B) of such definition and is also eligible to register a primary offering of its securities relying on General Instruction I.B.1 of Form S-3 or Form F-3 under the Securities Act.

Section 5.            Assignment; Benefit of Parties; Transfer. The rights of the Sponsor hereunder may be transferred, assigned, or otherwise conveyed on a pro rata basis in connection with any transfer, assignment, or other conveyance of Registrable Securities to any transferee or assignee (other than a transfer pursuant to a registration statement or under Rule 144 promulgated under the Securities Act, and except with respect to the rights of Sponsor under Sections 1 and 2(b) which may be assigned only in whole and not in part); provided that all of the following additional conditions are satisfied with respect to any transfer, assignment or conveyance of rights hereunder: (a) such transfer or assignment is effected in accordance with applicable securities laws; (b) such transferee or assignee agrees in writing to become subject to the terms of this Agreement by executing a joinder or similar document; and (c) the Company is given written notice by such Person of such transfer or assignment, stating the name and address of the transferee or assignee, identifying the Registrable Securities with respect to which such rights are being transferred or assigned. Any transfer, assignment or other conveyance of the rights of the Sponsor in breach of this Agreement shall be void and of no effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, legal representatives and assignees for the uses and purposes set forth and referred to herein. Nothing herein contained shall confer or is intended to confer on any third party or entity that is not a party to this Agreement any rights under this Agreement.

Section 6.            Remedies. The Company and the Sponsor shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that a breach of this Agreement would cause irreparable harm and money damages would not be an adequate remedy for any such breach and that, in addition to other rights and remedies hereunder, the Company and the Sponsor shall be entitled to specific performance and/or injunctive or other equitable relief (without posting a bond or other security) from any court of law or equity of competent jurisdiction in order to enforce or prevent any violation of the provisions of this Agreement.

Section 7.            Notices. All notices and other communications provided for or permitted hereunder shall be made in writing by hand delivery, registered first-class mail, facsimile, e-mail transmission or any courier guaranteeing overnight delivery: (a) if to a Holder, at the most current address given by such Holder to the Company by means of a notice given in accordance with the provisions of this Section 7; if to Sponsor, to 1 Greenwich Office Park, 2nd Floor, Greenwich, CT 06831, Attention: Brian Ratzan; and (c) if to the Company, to 1 Greenwich Office Park, 2nd Floor, Greenwich, CT 06831, Attention: Chief Financial Officer. All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; two (2) Business Days after being deposited in the mail, postage prepaid, if mailed; when delivered, if sent by facsimile or e-mail (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party) and on the next Business Day if timely delivered to an air courier guaranteeing overnight delivery.

Section 8.            No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

Section 9.            No Third-Party Beneficiaries. Except for the last sentence of the Section 9, nothing in this Agreement, express or implied, is intended or shall be construed to confer upon, or give to, any person or entity other than the parties hereto and their respective successors and assigns any remedy or claim under or by reason of this Agreement or any terms, covenants or conditions hereof, and all of the terms, covenants, conditions, promises and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything to the contrary set forth in this Agreement, each Sponsor Director shall be a third-party beneficiary of the provisions set forth in Sections 1(a)(vi), 1(a)(vii) and 1(a)(viii).

Section 10.          Further Assurances. Each of the parties hereby agrees that it will hereafter execute and deliver any further document, agreement, instruments of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof.

Section 11.          Counterparts. This Agreement may be executed in one or more counterparts, and may be delivered by means of facsimile or electronic transmission in portable document format, each of which shall be deemed to be an original and shall be binding upon the party who executed the same, but all of such counterparts shall constitute the same agreement.

Section 12.          Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

Section 13.          Mutual Waiver of Jury Trial. The parties hereto hereby irrevocably waive any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement. Any action or proceeding whatsoever between the parties hereto relating to this Agreement shall be tried in a court of competent jurisdiction by a judge sitting without a jury.

Section 14.          Complete Agreement; Inconsistent Agreements. This Agreement represents the complete agreement between the parties hereto as to all matters covered hereby, and supersedes any prior agreements or understandings between the parties, including the Existing Registration Rights Agreement.

Section 15.          Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 16.          Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Company or any Holder unless such modification is approved in writing by the Company and the Sponsor. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 17.          Termination. Notwithstanding anything to the contrary contained herein, if the Sponsor holds less than 5% of the Sponsor Amount, then this Agreement shall expire and terminate automatically; provided, however, that Sections 1(a)(vii), 1(a)(viii), 2 (for so long as any Registrable Securities remain), 3(c), 4, 5, 6, 7, 8, 9, 10, 12, 13, 14, 15 and 16, shall survive the termination of this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

THE SIMPLE GOOD FOODS COMPANY

By:
Name:
Title:

CONYERS PARK SPONSOR LLC

By:
Name:
Title:

Holder:

[ ]

[Name]

Schedule I

Holders

Clayton C. Daley Jr.
Nomi P. Ghez
James E. Healey
Robert G. Montgomery

ANNEX E

INVESTOR RIGHTS AGREEMENT

BY AND AMONG

THE SIMPLY GOOD FOODS COMPANY,

CONYERS PARK SPONSOR LLC

AND

ATKINS HOLDINGS LLC

DATED [•], 2017

TABLE OF CONTENTS

1. Definitions	E-1

2. Underwritten Offerings	E-3

3. Procedures	E-5

4. Indemnification	E-8

5. Board Rights	E-9

6. Holder Veto Rights	E-11

7. Information Rights	E-12

8. Restrictions on Transfer	E-12

9. Termination	E-12

10. Miscellaneous	E-13

E-i

INVESTOR RIGHTS AGREEMENT

This INVESTOR RIGHTS AGREEMENT, dated as of [•], 2017 (this “Agreement”), is made and entered into by and among The Simply Good Foods Company, a Delaware corporation (the “Company”), Conyers Park Sponsor LLC, a Delaware limited liability company (“Sponsor”), and Atkins Holdings LLC, a Georgia limited liability company (“Holder”).

RECITALS

WHEREAS, the Company has prepared a registration statement on Form S-4 (File No. [•]) with respect to the issuance and sale of its common stock, par value $0.0001 per share (the “Common Stock”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”);

WHEREAS, Holder is a holder of Common Stock; and

WHEREAS, the Company and Sponsor have agreed to provide to Holder the rights set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged,

IT IS AGREED as follows:

1. Definitions

As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by, or under common control with, such specified Person.

“Agreement” shall have the meaning set forth in the Preamble hereof.

“Board” shall mean the Board of Directors of the Company.

“Business Day” shall mean any day except Saturday, Sunday or any days on which banks are generally not open for business in New York, New York.

“Common Stock” shall have the meaning set forth in the Recitals hereof.

“Commission” shall have the meaning set forth in the Recitals hereof.

“Company” shall have the meaning set forth in the Preamble hereof.

“Demand Registration” shall have the meaning set forth in Section 2(a) of this Agreement.

“Demand Registration Statement” shall have the meaning set forth in Section 2(a) of this Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended (or any corresponding provision of succeeding law) and the rules and regulations thereunder.

“FINRA” shall mean the Financial Industry Regulatory Authority.

“Holder” shall have the meaning set forth in the Preamble hereof.

“Holder Designee” shall have the meaning set forth in Section 5(a) of this Agreement.

“Holder Group” shall mean the Holder, its Affiliates, any funds managed by Roark Capital Management, LLC or its successor and their respective Affiliates, portfolio companies and limited partners.

“Holder Observer” shall have the meaning set forth in Section 5(a) of this Agreement.

“Holder Shares” shall mean at any time all securities of the Company or of any successor of the Company beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act) by Holder, including any and all securities of the Company or of any successor of the Company acquired and held in such capacity subsequent to the date hereof; provided, however, that such Holder Shares shall cease to be Holder Shares with respect to Holder upon the earliest to occur of (a) with respect to any particular Holder Share, such Holder Share shall have been sold, transferred, disposed of or exchanged by Holder, and (b) the date on which such securities shall have ceased to be outstanding.

“Holder’s Initial Equity Stake” shall mean [•] shares of Common Stock.1

“Liabilities” shall have the meaning set forth in Section 4(a)(i) of this Agreement.

“Maximum Threshold” shall have the meaning set forth in Section 2(c)(i) of this Agreement.

“Non-Holder Securities” shall have the meaning set forth in Section 2(c)(i) of this Agreement.

“Person” shall mean any individual, partnership, corporation, limited liability company, joint venture, association, trust, unincorporated organization or other governmental or legal entity.

“Prospectus” means the prospectus or prospectuses included in any Registration Statement (including without limitation, any prospectus subject to completion and a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act and any term sheet filed pursuant to Rule 434 under the Securities Act), as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of Holder Shares covered by such Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference or deemed to be incorporated by reference in such prospectus or prospectuses.

“Registration Statement” means any registration statement of the Company filed with the Commission under the Securities Act which covers any Holder Shares pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all materials incorporated by reference or deemed to be incorporated by reference in such Registration Statement.

“Sale Expenses” shall mean (a) the fees and disbursements of counsel and independent public accountants for the Company incurred in connection with the Company’s performance of or compliance with this Agreement, including the expenses of any special audits or “comfort” letters required by or incident to such performance and compliance, and any premiums and other costs of policies of insurance obtained by the Company against liabilities arising out of the sale of any securities, (b) all filing and stock exchange fees, all fees and expenses of complying with securities or “blue sky” laws (including any legal investment memoranda related thereto), all fees and expenses of custodians, transfer agents and registrars, all printing and producing expenses, messenger and delivery expenses and any reasonable and documented fees and disbursements of counsel retained by Holder up to $50,000, (c) expenses relating to any analyst or investor presentations or any “road shows” undertaken in connection with the marketing or selling of Holder Shares, (d) fees and expenses in connection with any review by FINRA of the underwriting arrangements or other terms of the offering, and all fees and expenses of any “qualified independent underwriter,” including the reasonable fees and expenses of any counsel thereto, and (e) costs of any selling agreements and other documents in connection with the offering, sale or delivery of Holder Shares; provided, however, that “Sale Expenses” shall not include any out-of-pocket expenses of Holder (other than as set forth in clause (b) above), transfer taxes, underwriting or brokerage commissions or discounts associated with effecting any sales of Holder Shares that may be offered, which expenses shall be borne by Holder.

“Securities Act” shall have the meaning set forth in the Recitals hereof.

“Shelf Registration Statement” shall have the meaning set forth in Section 2(b) hereof.

“Sponsor” shall have the meaning set forth in the Preamble hereof.

“Termination Date” shall have the meaning set forth in Section 9(a) of this Agreement.

“Underwritten Offering” shall mean a sale of securities of the Company to an underwriter or underwriters for reoffering to the public.

____________

1        Note to Draft: Number needs to represent portion of the 10,250,000 that Roark vehicle will hold.

2. REGISTERED Offerings

(a)      Registration Rights.

(i)          Demand Registration. So long as the Company does not have an effective Shelf Registration Statement with respect to the Holder Shares, Holder may request registration under the Securities Act of all or part of the Holder Shares (“Demand Registration”) with an anticipated aggregate offering price of at least $10.0 million at any time and from time to time. The Company shall, subject to any Suspension Period, use commercially reasonable efforts to file with the Commission as promptly as practicable, but not more than forty-five (45) days, following receipt of any such request for Demand Registration one or more registration statements with respect to all such Holder Shares (the “Demand Registration Statement”); provided, that no such Demand Registration Statement shall be required to be filed prior to the expiration of the Initial Lock-Up Period. The Company shall use commercially reasonable efforts to cause such Demand Registration Statement to be declared effective by the Commission as soon as practicable after the filing thereof. The Demand Registration Statement shall be on an appropriate form and the Registration Statement and any form of prospectus included therein (or prospectus supplement relating thereto) shall reflect the plan of distribution or method of sale as the Holder may from time to time notify the Company. The Company may include in such registration additional securities to be registered thereunder, including securities to be sold for the Company’s own account or the account of Persons other than Holder, so long as such inclusion does not prevent Holder Shares from being included therein. The Holder may cause the Company to postpone or withdraw the filing or the effectiveness of a Demand Registration at any time in its sole discretion. The Company shall not be obligated to effect more than three (3) Demand Registrations in respect of the Holder Shares.

(ii)         Shelf Registration. At any time that the Company is eligible to register the Holder Shares on a registration statement on Form S-3, the Company shall use commercially reasonable efforts to file with the Commission, one or more registration statements on Form S-3 with respect to the Holder Shares under the Securities Act for the offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act (the “Shelf Registration Statement”). If such Shelf Registration Statement is not automatically declared effective by the Commission or does not automatically become effective, the Company shall use its commercially reasonable efforts to cause such Shelf Registration Statement to be declared effective by the Commission as soon as practicable after the filing thereof. The Shelf Registration Statement and any form of prospectus included therein (or prospectus supplement relating thereto) shall reflect the plan of distribution or method of sale as the Holder may from time to time notify the Company of.

(iii)        Underwritten Offerings. The Holder shall have a right to conduct an Underwritten Offering pursuant to a Demand Registration or Shelf Registration Statement. If any of the Holder Shares covered by a Demand Registration or Shelf Registration Statement are to be sold in an Underwritten Offering, the Holder shall have the right to select the managing underwriter or underwriters, subject to the Company’s consent (not to be unreasonably withheld, conditioned or delayed), to administer any such offering to the extent fifty percent (50%) or more of the shares to be sold in such Underwritten Offering will be sold by the Holder or its Affiliates.

(b)     Piggyback Rights.

(i)          Right to Piggyback. Whenever the Company proposes to pursue an Underwritten Offering of any shares of Common Stock, whether for its own account or for the account of one or more stockholders of the Company, the Company shall give prompt written notice to Holder of its intention to pursue such Underwritten Offering and shall include in such Underwritten Offering all Holder Shares with respect to which the Company has received written requests for inclusion therein within five (5) Business Days after the receipt of the Company’s notice. The Company may terminate, suspend or postpone the Underwritten Offering at any time in its sole discretion.

(ii)         Withdrawal. Holder may elect to withdraw its request for inclusion of any Holder Shares in any Underwritten Offering by giving written notice to the Company of such request to withdraw prior to the filing of a final Prospectus with the Commission pursuant to Rule 424 under the Securities Act. The Company (whether on its own determination or as the result of a withdrawal by Holder) may postpone, suspend or terminate such Underwritten Offering at any time prior to the consummation of such Underwritten Offering without thereby incurring any liability to Holder. In the case of any withdrawal by Holder, the Company shall not be required to pay any expenses incurred by Holder in connection with such Underwritten Offering.

(c)      Priority.

(i)          Priority on Secondary Underwritten Offerings. If, in connection with an Underwritten Offering that is effectuated for the account of stockholders of the Company, including pursuant to Section 2(a)(iii) hereof, in which Holder Shares are included, the managing underwriters of such Underwritten Offering advise the Company in writing that, in their opinion and in consultation with the Company, the number of shares of Common Stock, including any Holder Shares, requested to be included in such Underwritten Offering exceeds the number that can be sold in such Underwritten Offering and/or that the number of Holder Shares proposed to be included in any such Underwritten Offering would adversely affect the price per share of the Company’s equity securities to be sold in such Underwritten Offering (such maximum number of securities or Holder Shares, as applicable, the “Maximum Threshold”), the number of shares of Common Stock to be included in such Underwritten Offering shall be allocated among the Holder and holders of Non-Holder Securities as follows: (A) first, the shares comprised of Holder Shares and the shares of Common Stock of a holder of the Company’s securities other than Holder Shares (“Non-Holder Securities”) that either (a) the Company is obligated to include pursuant to written contractual rights entered into prior to or on the date hereof or (b) such other contractual rights governing the applicable Non-Holder Securities provide that the Holder’s participation rights in such offering are pari passu with respect to registration cutbacks in the same fashion as set forth in this clause (A), pro rata, based on the amount of such Common Stock initially requested to be included by the Holder or holders of Non-Holder Securities or as such Holder or holders of Non-Holder Securities may otherwise agree, that can be sold without exceeding the Maximum Threshold; (B) second, to the extent that the Maximum Threshold has not been reached under the foregoing clause (A), Non-Holder Securities that the Company is obligated to include pursuant to written contractual rights entered into after the date hereof that do not comply with Clause (A)(b) above, that can be sold without exceeding the Maximum Threshold; and (C) third, to the extent that the Maximum Threshold has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Threshold. In the event that a registration that is subject to this Section 2(c) is a Holder Demand Registration under Section 2(a) and as the result of the inclusion in such registration or Underwritten Offering of Non-Holder Securities and any cutback contemplated by this clause (c) Holder is not able to sell at least 80% of the Holder Shares it initially requested to be sold in such Underwritten Offering, then notwithstanding the provisions of Section 2(a), such registration will not reduce the number of Demand Registrations Holder is then entitled to under Section 2(a).

(ii)         Priority on Primary Underwritten Offerings. If, in connection with an Underwritten Offering that is initiated by the Company primarily for its own account, the managing underwriters of such Underwritten Offering advise the Company in writing that, in their opinion and in consultation with the Company, the number of shares of Common Stock, including any Holder Shares, requested to be included in such Underwritten Offering exceeds the Maximum Threshold, the number of shares of Common Stock to be included in such Underwritten Offering shall be allocated as follows: (A) first, the shares of Common Stock or other securities to be sold by the Company; (B) second, the shares comprised of Holder Shares and Non-Holder Securities that the Company is obligated to include pursuant to written contractual rights entered into prior to or on the date hereof, pro rata, based on the amount of such Common Stock initially requested to be included by the Holder or holders of Non-Holder Securities or as such Holder or holders of Non-Holder Securities may otherwise agree, that can be sold without exceeding the Maximum Threshold; and (C) third, to the extent that the Maximum Threshold has not been reached under the foregoing clauses (A) and (B), Non-Holder Securities that the Company is obligated to include pursuant to written contractual rights entered into after the date hereof, that can be sold without exceeding the Maximum Threshold.

(iii)        Block Trades. Notwithstanding the foregoing, if Holder wishes to engage in an underwritten block trade off of an effective Registration Statement, Holder may notify the Company of the block trade offering on the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such offering (which may close as early as three (3) Business Days after the date it commences); provided that in the case of such underwritten block trade, only Holder shall have a right to notice of and to participate in such offering.

(d)     Continued Effectiveness. The Company shall use commercially reasonable efforts to keep any Registration Statement continuously effective for the period beginning on the date on which such Registration Statement is declared effective and ending on the date that all of Holder Shares registered under the Registration Statement cease to be Holder Shares. During the period that such Registration Statement is effective, the Company shall use commercially reasonable efforts to supplement or make amendments to the Registration Statement, if required by the Securities Act or if reasonably requested by Holder (whether or not required by the form on which the securities are being registered), including to reflect any specific plan of distribution or method of sale, and shall use its commercially reasonable efforts to have such supplements and amendments declared effective, if required, as soon as practicable after filing.

(e)      Suspension Period. Notwithstanding any provision of this Agreement to the contrary, if the Board determines in good faith that any use of a Registration Statement or Prospectus hereunder involving Holder Shares:

(i)          would reasonably be expected to materially impede, delay or interfere with, or require premature disclosure of, any material financing, offering, acquisition, disposition, merger, corporate reorganization, segment reclassification or discontinuance of operations that is required to be reflected in pro forma or restated financial statements that amends historical financial statement of the Company, or other significant transaction or any negotiations, discussions or pending proposals with respect thereto, involving the Company or any of its subsidiaries, or

(ii)         would require, after consultation with counsel to the Company, the disclosure of material non-public information, the disclosure of which would (x) not be required to be made if a Registration Statement were not being used and (y) reasonably be expected to materially and adversely affect the Company, then the Company shall be entitled to suspend, for not more than 45 consecutive days (a “Suspension Period”), but in no event (A) more than twice in any rolling twelve (12) month period (which periods may be successive) and (B) for more than an aggregate of ninety (90) days in any rolling twelve (12) month period, commencing on the date of this Agreement, the use of any Registration Statement or Prospectus and shall not be required to amend or supplement the Registration Statement, any related Prospectus or any document incorporated therein by reference. The Company promptly will give written notice of any such Suspension Period the Holder.

(f)      Sale Expenses. Subject to the limitations set forth in Section (2)(b)(ii), all Sale Expenses of Holder incurred in connection with Section 2 and Section 3 shall be borne by the Company.

3. Procedures

(a)      In connection with the filing of any Registration Statement or sale of Holder Shares as provided in this Agreement, the Company shall use commercially reasonable efforts to, as expeditiously as reasonably practicable:

(i)          notify promptly Holder and, if requested by Holder, confirm such advice in writing promptly at the address determined in accordance with Section 10(e), (A) of the issuance by the Commission or any state securities authority of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose, (B) if, between the effective date of a Registration Statement and the closing of any sale of Holder Shares covered thereby, the representations and warranties of the Company contained in any underwriting agreement, securities sales agreement or other similar agreement, if any, relating to the offering cease to be true and correct in all material respects, (C) of the happening of any event or the discovery of any facts during the period a Registration Statement is effective as a result of which such Registration Statement or any document incorporated by reference therein contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading or, in the case of the prospectus, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (which information shall be accompanied by an instruction to suspend the use of the Registration Statement and the prospectus until the requisite changes have been made), (D) of the receipt by the Company of any notification with respect to the suspension of the qualification of Holder Shares, for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose and (E) of the filing of a post-effective amendment to such Registration Statement;

(ii)         furnish Holder’s legal counsel, if any, copies of any comment letters relating to Holder received from the Commission or any other request by the Commission or any state securities authority for amendments or supplements to a Registration Statement and prospectus or for additional information relating to Holder;

(iii)        make commercially reasonable effort to obtain the withdrawal of any order suspending the effectiveness of a Registration Statement at the earliest possible moment;

(iv)       upon the occurrence of any event or the discovery of any facts, as contemplated by Sections 3(a)(i)(C) and 3(a)(i)(D), as promptly as practicable after the occurrence of such an event, use its commercially reasonable efforts to prepare a supplement or post-effective amendment to the Registration Statement or the related prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of Holder Shares, such prospectus will not contain at the time of such delivery any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or will remain so qualified, as applicable. At such time as such public disclosure is otherwise made or the Company determines that such disclosure is not necessary, in each case to correct any misstatement of a material fact or to include any omitted material fact, the Company agrees promptly to notify Holder of such determination and to furnish Holder such number of copies of the prospectus as amended or supplemented, as such Holder may in customary form reasonably request;

(v)        enter into agreements in customary form (including underwriting agreements) and take all other reasonable and customary appropriate actions in order to expedite or facilitate the disposition of such Holder Shares whether or not an underwriting agreement is entered into and whether or not the registration is an underwritten registration:

(A)        make such representations and warranties to Holder and the underwriters, if any, in form, substance and scope as are customarily made by issuers to underwriters in similar Underwritten Offerings as may be reasonably requested by them;

(B)        obtain opinions of counsel to the Company and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to any managing underwriter(s) and their counsel) addressed to the underwriters, if any (and in the case of an underwritten registration, Holder), covering the matters customarily covered in opinions requested in Underwritten Offerings and such other matters as may be reasonably requested by the underwriter(s);

(C)        obtain “comfort” letters and updates thereof from the Company’s independent registered public accounting firm (and, if necessary, any other independent certified public accountants of any subsidiary of the Company or of any business acquired by the Company for which financial statements are, or are required to be, included in the Registration Statement) addressed to the underwriter(s), if any, and use commercially reasonable efforts to have such letter addressed to Holder in the case of an underwritten registration (to the extent consistent with Statement on Auditing Standards No. 72 of the American Institute of Certified Public Accounts), such letters to be in customary form and covering matters of the type customarily covered in “comfort” letters to underwriters in connection with similar Underwritten Offerings;

(D)       enter into a securities sales agreement with Holder and an agent of Holder providing for, among other things, the appointment of such agent for Holder for the purpose of soliciting purchases of Holder Shares, which agreement shall be in form, substance and scope customary for similar offerings;

(E)        if an underwriting agreement is entered into, use commercially reasonable efforts to cause the same to set forth indemnification provisions and procedures substantially similar to the indemnification provisions and procedures set forth in Section 4 with respect to the underwriters and all other parties to be indemnified pursuant to Section 4 or, at the request of any underwriters, in the form customarily provided to underwriters in similar types of transactions; and

(F)        deliver such documents and certificates as may be reasonably requested and as are customarily delivered in similar offerings to Holder and the managing underwriters, if any;

(vi)       make available for inspection by any underwriter participating in any disposition pursuant to a Registration Statement, Holder’s legal counsel and any accountant retained by a Holder, all financial and other records, pertinent corporate documents and properties or assets of the Company reasonably requested by any such Persons (excluding all trade secrets and other proprietary or privileged information) to the extent required for the offering and subject to that certain confidentiality agreement, by and between the Company and Holder, as of August 15, 2016, and cause the respective officers, directors, employees, and any other agents of the Company to supply all information reasonably requested by any such representative, underwriter, counsel or accountant in connection with a Registration Statement, and make such representatives of the Company available for discussion of such documents as shall be reasonably requested by the Company; provided, however, that Holder’s legal counsel, if any, and the representatives of any underwriters will use commercially reasonable efforts, to the extent reasonably practicable, to coordinate the foregoing inspection and information gathering and to not unreasonably disrupt the Company’s business operations;

(vii)      a reasonable time prior to filing any Registration Statement, any prospectus forming a part thereof, any amendment to such Registration Statement, or amendment or supplement to such prospectus, provide copies of such document to the underwriter(s) of an Underwritten Offering of Holder Shares; within five (5) Business Days after the filing of any Registration Statement, provide copies of such Registration Statement to Holder’s legal counsel; consider in good faith making any changes requested and make such changes in any of the foregoing documents as are legally required prior to the filing thereof, or in the case of changes received from Holder’s legal counsel by filing an amendment or supplement thereto, as the underwriter or underwriters, or in the case of changes received from Holder’s legal counsel relating to Holder or the plan of distribution of Holder Shares, as Holder’s legal counsel reasonably requests; not file any such document in a form to which any underwriter shall not have previously been advised and furnished a copy of; not include in any amendment or supplement to such documents any information about Holder or any change to the plan of distribution of Holder Shares that would limit the method of distribution of Holder Shares unless Holder’s legal counsel has been advised in advance and has approved such information or change; and reasonably during normal business hours make the representatives of the Company available for discussion of such document as shall be reasonably requested by the Holder’s legal counsel, if any, on behalf of Holder, Holder’s legal counsel or any underwriter;

(viii)     otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the Commission and make available to its security holders, as soon as reasonably practicable, an earnings statement covering at least twelve (12) months which shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(ix)       cooperate and assist in any filings required to be made with FINRA and in the performance of any due diligence investigation by any underwriter and its counsel (including any “qualified independent underwriter’’ that is required to be retained in accordance with the rules and regulations of FINRA);

(x)        the Company may (as a condition to Holder’s participation in an Underwritten Offering) require each Holder of Holder Shares to furnish to the Company such information regarding the Holder and the proposed distribution by Holder as the Company may from time to time reasonably request in writing;

(xi)       if Holder Shares are to be sold in an Underwritten Offering, to include in the registration statement to be used all such information as may be reasonably requested by the underwriters for the marketing and sale of such Holder Shares; and

(xii)      in connection with an Underwritten Offering, cause the appropriate officers of the Company to (A) prepare and make presentations at any “road shows” and before analysts and rating agencies, as the case may be, (B) take other actions to obtain ratings for any Holder Shares and (C) use their commercially reasonable efforts to cooperate as reasonably requested by the underwriters in the offering, marketing or selling of Holder Shares.

Holder agrees that, upon receipt of any notice from the Company of the happening of any event or the discovery of any facts of the type described in Section 3(a)(i), Holder will forthwith discontinue disposition of Holder Shares pursuant to a Registration Statement relating to such Holder Shares until Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 3(a)(i), and, if so directed by the Company, Holder will deliver to the Company (at the Company’s expense) all copies in Holder’s possession, other than permanent file copies then in Holder’s possession, of the prospectus covering such Holder Shares at the time of receipt of such notice.

4. Indemnification

(a)      Indemnification by the Company. The Company agrees to indemnify and hold harmless Holder, and the respective officers, directors, partners, employees, representatives and agents of Holder, and each Person, if any, who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) Holder, as follows:

(i)          against any and all loss, liability, claim, damage, judgment, actions, other liabilities and expenses whatsoever (the “Liabilities”), as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement (or any amendment or supplement thereto) pursuant to which Holder Shares were registered under the Securities Act, including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading, or arising out of any untrue statement or alleged untrue statement of a material fact contained in any prospectus (or any amendment or supplement thereto) or the omission or alleged omission therefrom at such date of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii)         against any and all Liabilities, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that any such settlement is effected with the written consent of the Company; and

(iii)        against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel chosen by any indemnified party), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under subparagraph (i) or (ii) above; provided, however, that the indemnity obligations in clauses (i)-(iii) of this Section 4(a) shall not apply to any Liabilities (i) to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by Holder with the understanding that such information will be used in a Registration Statement (or any amendment thereto) or any prospectus (or any amendment or supplement thereto) or (ii) to the extent they arise from the use of any Registration Statement during any Suspension Period.

(b)     Indemnification by Holder. Holder agrees to indemnify and hold harmless the Company, and each of its respective officers, directors, partners, employees, representatives and agents and any person controlling the Company, against any and all Liabilities described in the indemnity contained in Section 4(a), as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendment thereto) or any prospectus included therein (or any amendment or supplement thereto) in reliance upon and in conformity with written information with respect to Holder furnished to the Company by Holder with the understanding that such information will be used in the Registration Statement (or any amendment thereto) or such prospectus (or any amendment or supplement thereto); provided, however, that Holder shall not be liable for any claims hereunder in excess of the amount of net proceeds received by Holder from the sale of Holder Shares pursuant to such Registration Statement.

(c)      Notices of Claims, etc. Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action or proceeding commenced against it in respect of which indemnity may be sought hereunder, but failure so to notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. An indemnifying party may participate at its own expense in the defense of such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying party or parties be liable for the fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 4 (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d)     Contribution. If the indemnification provided for in this Section 4 is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any Liabilities referred to therein, then each indemnifying party shall contribute to the aggregate amount of such Liabilities incurred by such indemnified party, as incurred, in such proportion as is appropriate to reflect the relative fault of the Company, on the one hand, and Holder, on the other hand, in connection with the statements or omissions which resulted in such Liabilities, as well as any other relevant equitable considerations.

The relative fault of the Company on the one hand and Holder on the other hand shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or Holder and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and Holder agree that it would not be just and equitable if contribution pursuant to this Section 4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 4. The aggregate amount of Liabilities incurred by an indemnified party and referred to above in this Section 4 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

For purposes of this Section 4, each Person, if any, who controls Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act shall have the same rights to contribution as Holder, and each director of the Company, and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act shall have the same rights to contribution as the Company.

5. Board Rights

(a)      Board Designation and Board Observer. Effective as of the Closing and, at the request of Holder, at any other time at which a Holder Designee (as defined below) is not a member of the Board, the Company shall, at the next annual or special meeting of stockholders of the Company, as applicable, at which directors are to be elected, nominate for election to the Board one (1) qualified person as a Class III director to be chosen by Holder (a “Holder Designee”) if the Holder so elects. The Company, Sponsor and each of their respective Affiliates shall take all actions necessary to cause the Holder Designee previously identified by Holder and vetted by the Company in accordance with Section 5(c) to be appointed to the Board. Following the Closing, the Company shall take all actions necessary to cause any Holder Designee vetted by the Company in accordance with Section 5(c) hereof to be included in the slate of nominees recommended by the Board for election as a director at each applicable annual or special meeting of stockholders at which Class III directors are to be elected, and Sponsor and each of its Affiliates that it controls will use their commercially reasonable efforts, subject to the other provisions of this Section 5, to cause the Holder Designee to be nominated for election and to support election of such Person to the Board. For so long as the Holder Group holds at least 50% of Holder’s Initial Equity Stake, the Company’s obligations under this Section 5 shall survive. Once the Holder Group owns less than such amount the obligations under this Section 5 shall terminate. If Holder elects not to nominate a Holder Designee at any time or the Holder Designee resigns or is removed and is not replaced or nominated in accordance with and in the timeframe provided in Section 5(b) below, Holder may select one (1) non-voting observer to participate in any Board meeting (including any committee thereof) for so long as the Holder Group holds at least 50% of Holder’s Initial Equity Stake (the “Holder Observer”). The Holder Observer shall be bound by the same policies and rules that govern the Board (including but not limited to confidentiality obligations and trading restrictions). Additionally, the Holder may appoint a Holder Observer to the Board at any time a Holder Designee is not serving on the Board, and such appointment will not result in Holder losing its right to appoint a successor Holder Designee so long as a Holder Designee candidate is timely designated by Holder in accordance with Section 5(b) below and such interim observer right will terminate when such newly designated Holder Designee is elected to the Board.

(b)     Replacement. Subject to the Certificate of Incorporation of the Company, if a vacancy occurs because of death, disability, disqualification, resignation or removal of a Holder Designee, Holder shall have the right to designate such Person’s successor in accordance with this Agreement if Holder does so within 30 calendar days of the date on which the departed Holder Designee ceased to serve on the Board and the Company and the Board, subject to a determination of the Board in good faith, after consultation with outside legal counsel, that such action would not constitute a breach of its fiduciary duties or applicable law, or the requirements of any securities exchange on which the Company’s equity securities are listed, shall take all reasonable actions necessary to promptly fill the vacancy with such successor Holder Designee; provided, however, that if the Board determines that such action would constitute a breach of its fiduciary duties or applicable law, the Company shall promptly notify the Holder of the occurrence of such event and permit the Holder to designate an alternate Holder Designee to fill such vacancy.

(c)      Designee Requirements. Any Holder Designee will be subject to the Company’s customary due diligence process, including its review of a completed questionnaire and a background check. Based on the foregoing, the Company may object to any proposed Holder Designee provided (a) it does so in good faith, and (b) such objection is based upon any of the following: (i) such proposed director was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses), (ii) such proposed director was the subject of any order, judgment, or decree not subsequently reversed, suspended or vacated of any court of competent jurisdiction, permanently or temporarily enjoining such proposed director from, or otherwise limiting, the following activities: (A) engaging in any type of business practice, or (B) engaging in any activity in connection with the purchase or sale of any security or in connection with any violation of federal or state securities laws, (iii) such proposed director was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in clause (ii)(B), or to be associated with persons engaged in such activity, (iv) such proposed director was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any federal or state securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended or vacated, or (v) such proposed director was the subject of, or a party to any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to a violation of any federal or state securities laws or regulations. In the event the Board reasonably finds the proposed director to be unsuitable based upon one or more of the foregoing clauses (i) through (v) and reasonably objects to the identified director, Holder shall be entitled to propose a different nominee to the Board within 30 calendar days of the Company’s notice to Holder of its objection to the proposed Holder Designee and such nominee shall be subject to the review process outlined above.

(d)     Sponsor Obligations. Sponsor and its Affiliates agree to vote (at any annual meeting of the stockholders of the Company or special meeting of the stockholders of the Company) all shares of its Common Stock then beneficially owned (whether so beneficially owned as of the date hereof or hereafter acquired) in favor of, or otherwise to consent to the election or appointment of a Holder Designee, as applicable.

(e)      Subsidiary Boards. Company shall take all necessary action to cause the Holder Designee, if any (or any Person designated by the Holder Designee) at the request of such Holder Designee to be elected to the board of directors (or similar governing body) of each material operating subsidiary of the Company. The Holder Designee or the Holder Observer, as applicable, shall have the right to attend (in person or remotely) any meetings of the board of directors (or similar governing body or committee thereof) of each subsidiary of the Company.

(f)      Board Committees. Unless otherwise agreed in writing by Holder, subject to applicable law and applicable stock exchange rules, the Company shall take all necessary action to cause the Holder Designee, if any, to be appointed to a standing committee of the Board of the Holder’s choosing; provided, that if Holder shall request appointment of Holder Designee to the Audit Committee of the Board, Holder Designee must satisfy any independence requirements and have the financial knowledge to serve on the Audit Committee required by applicable rules and regulations of the Commission and stock exchange rules, as determined in good faith by the Board, but shall not be required to be an “audit committee financial expert” as such term is defined by the Commission. The Holder Designee or Holder Observer, as applicable, shall have the right to attend (in person or remotely) any meetings of any committee of the Board and receive any materials provided to any committee of the

Board, unless, in the case of a Holder Observer, the Board determines in good faith that there is a conflict or such Holder Observer’s presence or receipt of materials would reasonably be expected to impact the privileged nature of any matter being discussed.

(g)     Compensation, Indemnification and Insurance. At the discretion of Holder, the Holder Designee, if any, shall be entitled to the same retainer, equity compensation or other fees or compensation, including travel and expense reimbursement, paid to the non-employee directors of the Company for their services as a director, including any service of any committee of the Board. The Company shall reimburse any reasonable commercial travel and expenses incurred by the Holder Observer, if any, in connection with attending any meetings of the Board, any committee of the Board, or any board of directors (or similar governing body) of any subsidiary of the Company. For so long as any Holder Designee continues to serve as a director or any Holder Observer continues to act as a non-voting observer, and for a period of six (6) years thereafter, the Company shall, to the extent permitted by applicable laws, indemnify such Holder Designee or Holder Observer and shall include such persons for coverage under any directors’ and officers’ liability insurance policies maintained by it to the same extent it now indemnifies and provides insurance for the nonexecutive members of the Board. In all directors’ and officers’ insurance policies, each Holder Designee and Holder Observer shall be covered as an insured in such a manner as to provide such Holder Designee or Holder Observer with rights and benefits under such insurance policies no less favorable than provided to the other non-executive directors of the Company. The Holder Designee or Holder Observer, as applicable shall be permitted to participate in any meeting of the Board, any committee of the Board, or any board of directors (or similar governing body) of any subsidiary of the Company via teleconference.

(h)      Board Observer. The Company shall provide the Holder Observer, if any, with copies of all notices, minutes, consents, and other materials that it provides to the members of the Board, any committee of the Board, or any board of directors (or similar governing body) of any subsidiary of the Company, at the same time and in the same manner as provided to such members.

6. INFORMATION RIGHTS

(a)      Right to Information. From and after the date hereof and until the Holder Group no longer holds at least 50% of Holder’s Initial Equity Stake, the Holder shall be entitled to receive any information received by the Holder Designee or Holder Observer, as applicable; provided, however, that the Holder shall not be entitled to receive information provided to the Holder Designee or Holder Observer, as applicable, if the Board (or committee thereof) determines in good faith, based on the advice of Company counsel, that such omission may be necessary in order to preserve the Company’s attorney-client privilege, and the Holder shall not be entitled to receive, and the Company may screen the Holder Designee and the Holder Observer from, information related to any matter that involves any dispute, transaction or contract negotiation, amendment or modification, or other situation that involves a direct conflict of interest between the Company and/or one or more of its subsidiaries, on the one hand, and Holder and/or one or more of its Affiliates, on the other hand, due to such persons being on opposite sides of such dispute, transaction or contract negotiation, amendment or modification or other situation. Any such information may be provided to the Holder by the Company or the Holder Designee or Holder Observer, as applicable. The Holder, in its sole discretion, may decline to receive such information upon written notice to the Company.

(b)     Confidentiality. Holder shall maintain the confidentiality of any confidential and proprietary information of the Company (“Proprietary Information”) using the same standard of care as it applies to its own confidential information, except for any Proprietary Information which is publicly available or a matter of public knowledge generally. Nothing herein shall prevent the Holder from (i) using Proprietary Information to enforce its rights under this Agreement or the rights granted to it as a holder of Common Stock contained in the Company’s Certificate of Incorporation; (ii) disclosing Proprietary Information to Holder’s attorneys, accountants, consultants, and other professionals, to the extent necessary to obtain their services in connection with monitoring and managing the Holder’s investment in the Company so long as such professionals are obligated to maintain the confidentiality of the same; (iii) disclosing a summary of Proprietary Information as to the performance of the Company to the Holder’s investment professionals that are bound by appropriate trading policies, or the Holder’s co-investors, provided that such recipients are subject to standard confidentiality obligations with respect to such information no less protective of the Company’s interests than this Section 6(b) and Holder shall not waive such confidentiality obligations of co-investor recipients with respect to such information; and (iv) disclosing Proprietary Information as may otherwise be required by law, if the Holder promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure. The foregoing shall not be considered Proprietary Information and shall not prohibit the use by Holder of any such information received pursuant to this Section 6(b) if and solely to the extent such information (w) is or becomes generally available to or known by the public other than as a result of a breach of the confidentiality provisions of this Agreement, including the confidentiality obligations as required by this Agreement that apply to Persons not party to this Agreement to whom Holder has disclosed such information as permitted hereunder, (x) was available to Holder or its Affiliates, a Holder Designee or a Holder Observer, as applicable, prior to the Company’s disclosure to any such person, (y) is or becomes available to Holder or its Affiliates, a Holder Designee or a Holder Observer, as applicable, from a source other than the Company, or (z) has already been, or is hereafter, independently developed by Holder without reference to, incorporation of or other use of the Proprietary Information; provided, however, that, in the case of clauses (x) and (y), such information was not known to the Holder, a Holder Designee or a Holder Observer, as applicable, to be disclosed by the source of such information in violation of a confidentiality obligation (whether by agreement, duty or otherwise) to the Company with respect to such information.

(c)      Material Non-Public Information. Holder hereby acknowledges that it is aware that the United States securities laws prohibit any person who has material, non-public information concerning a company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

(d)     Use of Proprietary Information. Holder agrees that it may only use the Proprietary Information delivered pursuant to 6(a) to evaluate and manage its investment in the Company and not for any other purpose.

7. Holder Veto Rights

Holder Veto Rights. For so long as the Holder Group holds at least 50% of Holder’s Initial Equity Stake, neither the Company nor any of its subsidiaries shall take, or be permitted to take, any action, whether as a single transaction or a series of related transactions, without the prior written consent of Holder to make any change in or amendment to its certificate of incorporation or bylaws that has a disproportionate impact on the Common Stock or rights with respect thereto held by Holder relative to the Common Stock held by the Company’s other Common Stock holders.

8. RESTRICTIONS ON TRANSFER

(a)      Initial Lock-up Period. Prior to one hundred and eighty (180) days following the date hereof (the “Initial Lock-Up Period”), Holder agrees that it will not directly or indirectly sell, transfer, pledge, encumber, assign or otherwise dispose of (“Transfer”) any portion of Holder’s Initial Equity Stake.

(b)     Subsequent Lock-up Periods. In connection with any Underwritten Offering of equity securities of the Company, the Holder shall not Transfer any Holder Shares (other than those Holder Shares included in such Underwritten Offering pursuant to this Agreement), without the prior written consent of the Company, during the seven days prior to and the 90-day period beginning on the date of pricing of such Underwritten Offering (the “Lock-Up Period”), except in the event the underwriters managing the Underwritten Offering otherwise agree by written consent. The Holder agrees to execute a lock-up agreement in favor of the underwriters to such effect (in each case on substantially the same terms and conditions as all such holders) and, in any event, that the underwriters in any Underwritten Offering shall be third party beneficiaries of this Section 7(b); provided that the Holder shall only be required to be subject to the Lock-Up Period and execute such lock-up if the Sponsor and the directors and executive officers of the Company have executed a lock-up on terms at least as restrictive with respect to the relevant Underwritten Offering. The Holder’s obligations under this Section 8(b) shall only apply for so long as the Holder holds at least 10% of the issued and outstanding Common Stock.

9. Termination

(a)      Survival. The rights of Holder under this Agreement shall terminate in accordance with the terms of this Agreement and in any event, upon the date that Holder holds no Holder Shares (the “Termination Date”). Notwithstanding the foregoing, the obligations of the parties under Section 4 of this Agreement shall remain in full force and effect following such time.

10. Miscellaneous

(a)      Covenants Relating To Rule 144. For so long as the Company is subject to the reporting requirements of Section 13 or 15 of the Securities Act, the Company covenants that it will file the reports required to be filed by it under the Securities Act and Section 13(a) or 15(d) of the Exchange Act and the rules and regulations adopted by the Commission thereunder. If the Company ceases to be so required to file such reports, the Company covenants that it will upon the request of Holder to the extent such information is required for Holder to sell (i) make publicly available such information as is necessary to permit sales pursuant to Rule 144 under the Securities Act, (ii) deliver such information to a prospective purchaser as is necessary to permit sales pursuant to Rule 144A under the Securities Act and it will take such further action as Holder may reasonably request, and (iii) take such further action that is reasonable in the circumstances, in each case, to the extent required, from time to time, to enable Holder to sell its Holder Shares without registration under the Securities Act within the limitation of the exemptions provided by (A) Rule 144 under the Securities Act, as such Rule may be amended from time to time, (B) Rule 144A under the Securities Act, as such rule may be amended from time to time, or (C) any similar rules or regulations hereafter adopted by the Commission.

(b)     Upon the request of Holder, the Company will deliver to Holder a written statement as to whether it has complied with such requirements of the Securities Act and the Exchange Act, a copy of the most recent annual and quarterly report(s) of the Company, and such other reports, documents or stockholder communications of the Company, and take such further actions consistent with this Section 10(a), as Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing Holder to sell any such Holder Shares without registration.

(c)      No Inconsistent Agreements. The Company has not entered into, and the Company will not after the date of this Agreement enter into, any agreement which is inconsistent with the rights granted to Holder pursuant to this Agreement or otherwise conflicts with the provisions of this Agreement. The rights granted to Holder hereunder do not and will not for the term of this Agreement in any way conflict with the rights granted to the holders of the Company’s other issued and outstanding securities under any such agreements.

(d)     Amendments and Waivers. The provisions of this Agreement may be amended or waived at any time only by the written agreement of the Company, Sponsor and Holder. Any waiver, permit, consent or approval of any kind or character on the part of Holder of any provision or condition of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in writing. Any amendment or waiver effected in accordance with this paragraph shall be binding upon Holder, Sponsor and the Company. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof.

The Company shall provide the Holder with a true, correct and complete copy of any stockholder agreement entered into by the Company with the Sponsor in connection with Sponsor’s Common Stock ownership in the Company, including, but not limited to, any investor rights agreement, registration rights agreement or similar agreement (“Sponsor Stockholder Agreement”) other than any stockholder or similar agreement with the Company and Sponsor including terms that are substantially the same as those contained in the Registration Rights Agreement between Sponsor and Conyers Park Acquisition Corp. as in effect on the date of the Merger Agreement (the “Replacement RRA”); provided, that the terms of the Replacement RRA comparable to Section 2(e) hereof shall be no more favorable to Sponsor than the terms set forth herein. If the Company has entered into or in the future enters into any such Sponsor Stockholder Agreement, other than the Replacement RRA, that establishes rights or benefits for Sponsor that are comparable but more favorable to the rights provided to Holder pursuant to any of Sections 2, 3, 4, 6, 8, 10(a) or the definitions used therein or establishes obligations of the Sponsor under such Sections and definitions that are less burdensome, as applicable, in any material respect than the rights, benefits and obligations of the Holder set forth under such Sections and definitions herein (“New Terms”), the Company shall deliver written notice to the Holder of such New Terms and this Agreement shall be deemed to be amended accordingly by the parties.

(e)      Notices. All notices and other communications provided for or permitted hereunder shall be made in writing by hand delivery, registered first-class mail, facsimile, e-mail transmission or any courier guaranteeing overnight delivery: (a) if to Holder, at the most current address given by Holder to the Company by means of a notice given in accordance with the provisions of this Section 10(e); if to Sponsor, to 1 Greenwich Office Park, 2nd Floor, Greenwich, CT 06831, Attention: Brian Ratzan; and (c) if to the Company, to 1 Greenwich Office Park,

2nd Floor, Greenwich, CT 06831, Attention: Brian Ratzan. All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; two (2) Business Days after being deposited in the mail, postage prepaid, if mailed; when delivered, if sent by facsimile or e-mail (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party) and on the next Business Day if timely delivered to an air courier guaranteeing overnight delivery.

(f)      Successor and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors of the Company, Sponsor and the Holder. Other than with respect to registration rights provided hereunder which may be assigned by Holder to other members of the Holder Group, no party can assign its rights under this Agreement without the prior written consent of the other parties.

(g)     Specific Enforcement. Without limiting the remedies available to Holder, the Company and Sponsor acknowledge that any failure by the Company or Sponsor to comply with their obligations under Sections 2 and 5 may result in material irreparable injury to Holder for which there is no adequate remedy at law, that it would not be possible to measure damages for such injuries precisely and that, in the event of any such failure, Holder may obtain such relief as may be required to specifically enforce the Company’s or Sponsor’s obligations under Sections 2 and 5.

(h)      Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(i)       Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof

(j)       GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF DELAWARE.

(k)      Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

(l)       WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE SECURITIES OR THE SUBJECT MATTER HEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

(m)    Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

THE SIMPLY GOOD FOODS COMPANY

By:
Name:
Title:

CONYERS PARK SPONSOR LLC

By:
Name:
Title:

ATKINS HOLDINGS LLC

By:
Name:
Title:

 [Signature Page to Investor Rights Agreement]